FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-286596-01

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is notsoliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED JULY 17, 2025, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$551,086,000 (Approximate)

BENCHMARK 2025-V16 MORTGAGE TRUST
(Central Index Key number 0002060845)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)
Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

German American Capital Corporation

(Central Index Key number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

Bank of Montreal

(Central Index Key number 0000927971)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2025-V16

The Benchmark 2025-V16 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2025-V16, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties, which will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in September 2025. The rated final distribution date for the offered certificates is August 2058.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$559,000%		(5)
Class A-2	(6)%		(5)
Class A-3	(6)%		(5)
Class X-A	$429,218,000	(7)%	Variable IO(8)
Class X-B	$121,868,000	(7)%	Variable IO(8)
Class A-S	$70,515,000%		(5)
Class B	$27,592,000%		(5)
Class C	$23,761,000%		(5)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 69 and page 71, respectively, of this prospectus.

Neither the Series 2025-V16 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2025-V16 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, BMO Capital Markets Corp., Barclays Capital Inc., Bancroft Capital, LLC and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part.  The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale.  Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, BMO Capital Markets Corp. and Barclays Capital Inc. are acting as co-lead managers and as joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 58.9% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 16.9% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 8.8% of each class of offered certificates, BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 8.2% of each class of offered certificates and Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 7.3% of each class of offered certificates.  Bancroft Capital, LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about August 13, 2025. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from August 1, 2025, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup	Goldman Sachs & Co. LLC	BMO Capital Markets	Barclays	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners
Bancroft Capital, LLC Co-Manager	Drexel Hamilton Co-Manager

July     , 2025

BENCHMARK 2025-V16 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2025-V16

Washington
1 property
$8,700,000
1.4% of total
Idaho
1 property
$249,828
0.0% of total
Utah
3 properties
$9,614,138
1.5% of total
Nevada
3 properties
$15,524,310
2.5% of total
California
3 properties
$51,480,000
8.2% of total
Hawaii
35 properties
$10,712,793
1.7% of total
Arizona
1 property
$1,236,724
0.2% of total
Colorado
6 properties
$4,757,069
0.8% of total
Oklahoma
3 properties
$1,481,948
0.2% of total
Texas
2 properties
$10,918,103
1.7% of total
Kansas
1 property
$130,862
0.0% of total
Nebraska
2 properties
$923,276
0.1% of total
South Dakota
1 property
$845,690
0.1% of total
North Dakota
1 property
$166,810
0.0% of total
Minnesota
1 property
$114,310
0.0% of total
Iowa
2 properties
$998,276
0.2% of total
Missouri
3 properties
$13,425,009
2.1% of total
Illinois
4 properties
$716,379
0.1% of total
Indiana
2 properties
$1,391,121
0.2% of total
Pennsylvania
1 property
$10,600,000
1.7% of total
New York
11 properties
$206,248,707
33.0% of total
Michigan
3 properties
$18,726,379
3.0% of total
Ohio
6 properties
$5,268,621
0.8% of total
Connecticut
3 properties
$10,551,897
1.7% of total
New Jersey
7 properties
$56,260,000
9.0% of total
Maryland
1 property
$929,483
0.1% of total
Virginia
1 property
$12,200,000
2.0% of total
District of Columbia
15 properties
$45,000,000
7.2% of total
North Carolina
1 property
$249,828
0.0% of total
South Carolina
8 properties
$29,837,586
4.8% of total
Georgia
2 properties
$4,127,241
0.7% of total
Florida
11 properties
$54,151,379
8.7% of total
Louisiana
4 properties
$27,829,741
4.5% of total
Alabama
4 properties
$4,363,377
0.7% of total
Arkansas
1 property
$282,931
0.0% of total
Tennessee
1 property
$3,727,226
0.6% of total
Kentucky
2 properties
$922,241
0.1% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.0 – 1.0%

Mortgaged Properties by Property Type

Manufactured Housing 0.9%
Other 2.5%
Mixed Use 20.3%
Hospitality 8.1%
Office 11.0%
Self Storage 11.7%
Multifamily 19.1%
Industrial 12.6%
Retail 13.8%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2025-V16 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$559,000		30.000%	%	(5)	2.29	09/25-12/29
Class A-2	(6)		30.000%	%	(5)	(6)	(6)
Class A-3	(6)		30.000%	%	(5)	(6)	(6)
Class X-A	$429,218,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-B	$121,868,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class A-S	$70,515,000		18.500%	%	(5)	4.92	07/30-07/30
Class B	$27,592,000		14.000%	%	(5)	4.92	07/30-07/30
Class C	$23,761,000		10.125%	%	(5)	4.92	07/30-07/30

Non-Offered Certificates(9)
Class X-D	$19,928,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class D	$19,928,000		6.875%	%	(5)	4.95	07/30-08/30
Class E-RR(10)	$11,497,000		5.000%	%	(5)	5.01	08/30-08/30
Class F-RR(10)	$7,664,000		3.750%	%	(5)	5.01	08/30-08/30
Class G-RR(10)	$22,994,480		0.000%	%	(5)	5.01	08/30-08/30
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A

Non-Offered Vertical Risk Retention Interest(9)
Combined VRR Interest(12)	$11,493,805	(13)	(14)	(15)	(15)	4.86	09/25-08/30

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variances described in the footnotes below. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X certificates”) may vary depending upon the final pricing of the respective classes of non-vertically retained principal balance certificates (as defined in footnote (5) below) whose certificate balances comprise such notional amounts, and if as a result of such pricing (a) the pass-through rate of any class of Class X certificates would be equal to zero at all times, such class of Class X certificates will not be issued on the closing date of this securitization or (b) the pass-through rate of any class of non-vertically retained principal balance certificates whose certificate balance comprises the notional amount of any class of Class X certificates is at all times equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, the certificate balance of such class of non-vertically retained principal balance certificates may not be part of, and there may be a corresponding reduction in, such notional amount of the related class of the related class of Class X certificates.
(2)	“Approximate Initial Credit Support" means, with respect to any class of non-vertically retained principal balance certificates (as defined in footnote (5) below), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to the subject class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2 and Class A-3 certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest (as defined in footnote (12) below) subordinate companion loan (as discussed in the paragraph immediately following these footnotes).
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations”.
(5)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates (collectively, the “non-vertically retained principal balance certificates”, and collectively with the Class X certificates and the Class R certificates, the “non-vertically retained certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%. Any trust subordinate companion loan will not be taken into account in determining the pass-through rate on any class of certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $428,659,000 subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balances	Expected Range of Weighted Avg. Lives (Yrs)	Expected Range of Principal Windows
Class A-2	$0-$175,000,000	N/A-4.73	N/A / 12/29-06/30
Class A-3	$253,659,000 -$428,659,000	4.90-4.83	06/30-07/30 / 12/29-07/30

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(7)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):
Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2 and Class A-3
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
(8)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.
(9)	The classes of certificates set forth under “Non-Offered Certificates” and “Non-Offered Vertical Risk Retention Interest” in the table and any loan-specific certificates (as discussed in the paragraph immediately following these footnotes) are not offered by this prospectus.
(10)	In partial satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as “retaining sponsor” with respect to this securitization transaction (i.e., the securitization transaction constituted by the issuance of the certificates)), CMBS 4 SUB 8, LLC is expected to acquire and retain (directly or through one or more of its “majority-owned affiliates”), in accordance with the credit risk retention rules applicable to this securitization transaction, all of the Class E-RR, Class F-RR and Class G-RR certificates (collectively, the “HRR Certificates”), which will collectively constitute an “eligible horizontal residual interest” with an aggregate fair value expected to represent at least 3.1667% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e., all of the certificates (other than the Class R certificates)) issued by the issuing entity. "Retaining sponsor", "majority-owned affiliates", "eligible horizontal residual interest" and "ABS interests" have the meanings given to such terms in Regulation RR. See "Credit Risk Retention".
(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two (2) separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(12)	In satisfaction of Citi Real Estate Funding Inc.’s remaining risk retention obligations as retaining sponsor for this securitization transaction, Citi Real Estate Funding Inc. is expected to acquire (or cause a majority-owned affiliate to acquire) from the depositor, on the closing date for this transaction, an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $11,493,805 (the “Combined VRR Interest”), which is expected to represent approximately 1.840% of the aggregate principal balance of all the “ABS interests” (i.e., the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R certificates)) issued by the issuing entity on the closing date for this transaction, subject to any variance in the initial principal balance of the Combined VRR Interest following calculation of the actual fair value of the HRR certificates and all of the other classes of certificates (other than the Class R certificates), as described under “Credit Risk Retention”. The Combined VRR Interest will consist of all the Class VRR certificates. The Combined VRR Interest will be retained by Citi Real Estate Funding Inc. or its majority-owned affiliate in accordance with the credit risk retention rules applicable to this securitization transaction. “Eligible vertical interest”, “single vertical security” and “majority-owned affiliate” will have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.
(13)	Constitutes the Combined VRR Interest Balance, which consists of the certificate balance of the Class VRR certificates.
(14)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest, losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the principal balance of the Combined VRR Interest and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The Class VRR certificates and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”, and the Class VRR certificates and the non-vertically retained certificates are collectively referred to in this prospectus as the “certificates”.
(15)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

If the assets of the issuing entity include one or more promissory notes evidencing a generally subordinate portion of a whole loan that is to be serviced under the pooling and servicing agreement for this securitization, then (if so specified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”) one or more classes of “loan-specific certificates” will be, and certain related uncertificated loan-specific interests may be, issued by the issuing entity that are solely backed by such subordinate portion of such whole loan (such subordinate portion being referred to in this prospectus as a “trust subordinate companion loan”), which loan-specific certificates and any related uncertificated loan-specific interests are not offered by this prospectus. The loan-specific certificates are not “certificates” or “offered certificates” for purposes of this prospectus. Each subseries of loan-specific certificates that is backed by a particular trust subordinate companion loan will be offered pursuant to, and more fully described in, a separate related offering circular. None of the calculations in the Certificate Summary table above take into account any trust subordinate companion loans or loan-specific certificates. Each subseries of loan-specific certificates and any related uncertificated loan-specific interests will only be entitled to receive distributions from, and will only incur losses with respect to, the related trust subordinate companion loan, and the issuance thereof should be considered a separate securitization. Each trust subordinate companion loan will be included as an asset of the issuing entity but will not constitute a “mortgage

4

loan” and will not be part of the mortgage pool backing the classes of certificates specifically identified in the Certificate Summary table above or the footnotes thereto. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references to “trust subordinate companion loan”, “trust subordinate companion loans”, “trust subordinate companion whole loan”, “trust subordinate companion whole loans”, “loan-specific certificate”, “loan-specific certificates” and any related concepts are to be disregarded.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class VRR and Class R certificates and any classes of loan-specific certificates or related uncertificated loan-specific interests (if applicable) are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

5

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in this Prospectus	13
Summary of Terms	21
Summary of Risk Factors	69
Special Risks	69
Risks Relating to the Mortgage Loans	69
Risks Relating to Conflicts of Interest	70
Other Risks Relating to the Certificates	70
Risk Factors	71
Special Risks	71
Risks Relating to the Mortgage Loans	73
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	73
Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	74
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	80
Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error	81
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	83
The Types of Properties That Secure the Mortgage Loans Present Special Risks	88
Leased Fee Properties Have Special Risks	109
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	109
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	110
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	112
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	112

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	113
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	114
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	115
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	115
Risks Related to Zoning Non-Compliance and Use Restrictions	116
Risks Relating to Inspections of Properties	117
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	117
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	117
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	118
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	119
Terrorism Insurance May Not Be Available for All Mortgaged Properties	120
Risks Associated with Blanket Insurance Policies or Self-Insurance	121
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	121
Limited Information Causes Uncertainty	121
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	122
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	122
The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	123
Static Pool Data Would Not Be Indicative of the Performance of This Pool	124
Appraisals May Not Reflect Current or Future Market Value of Each Property	124
Seasoned Mortgage Loans Present Additional Risk of Repayment	125
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	125
The Borrower’s Form of Entity May Cause Special Risks	126

6

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	128
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	129
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	130
Tenancies-in-Common May Hinder Recovery	131
Risks Relating to Enforceability of Cross-Collateralization Arrangements	131
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	132
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	133
Various Other Laws Could Affect the Exercise of Lender’s Rights	134
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	134
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	135
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	136
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	138
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	138
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	138
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	138
Risks Relating to Tax Credits	139
Risks Relating to Conflicts of Interest	139
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	139
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	141
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	142

Potential Conflicts of Interest of the Operating Advisor	145
Potential Conflicts of Interest of the Asset Representations Reviewer	146
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	146
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	148
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan	149
Other Potential Conflicts of Interest May Affect Your Investment	149
Other Risks Relating to the Certificates	149
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	149
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	150
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	151
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	154
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	154
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	154
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	155
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	159
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	160
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	160

7

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	161
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment	161
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	162
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	162
The Servicing of the Poinciana Lakes Plaza Whole Loan Will Shift to Other Servicers	163
The Controlling Pari Passu Companion Loan for One or More of the Outside Serviced Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized	163
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	163
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	164
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	164
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	165
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	165
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	165
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	166
Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	167
Changes in Pool Composition Will Change the Nature of Your Investment	168

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	168
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	169
State, Local and Other Tax Considerations	171
General Risk Factors	171
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	171
The Offered Certificates May Not Be a Suitable Investment for You	171
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	171
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	172
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	173
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	177
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	177
Description of the Mortgage Pool	178
General	178
Certain Calculations and Definitions	181
Statistical Characteristics of the Mortgage Loans	189
Overview	189
Property Types	191
Specialty Use Concentrations	198
Mortgage Loan Concentrations	198
Geographic Concentrations	199
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	200
Tenancies-in-Common and Diversified Ownership	200
Condominium Interests and Other Shared Interests	200
Leasehold Interests	201
Condemnations	203
Delinquency Information	203
Environmental Considerations	204
Litigation and Other Legal Considerations	214
Redevelopment, Expansion and Renovation	216
Default History, Bankruptcy Issues and Other Proceedings	217
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	217

8

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	218
Tenant Issues	218
Tenant Concentrations	218
Lease Expirations and Terminations	219
Unilateral Lease Termination Rights	222
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	223
Rights to Cease Operations (Go Dark) at the Leased Property	223
Termination Rights of Government Sponsored Tenants	224
Other Tenant Termination Issues	224
Rights to Sublease	225
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	225
Charitable Institutions / Not-For-Profit Tenants	226
Purchase Options, Rights of First Offer and Rights of First Refusal	226
Affiliated Leases and Master Leases	227
Insurance Considerations	228
Zoning and Use Restrictions	228
Non-Recourse Carveout Limitations	229
Real Estate and Other Tax Considerations	230
Certain Terms of the Mortgage Loans	231
Due Dates; Mortgage Rates; Calculations of Interest	231
ARD Loans	232
Single-Purpose Entity Covenants	232
Prepayment Provisions	234
Defeasance; Collateral Substitution	237
Partial Releases	238
Escrows	241
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	242
Mortgaged Property Accounts	243
Additional Indebtedness	243
Existing Additional Secured Debt	244
Existing Mezzanine Debt	244
Permitted Mezzanine Debt	245
Preferred Equity and Preferred Return Arrangements	245
Permitted Unsecured Debt and Other Debt	246
The Whole Loans	247
General	247
The Serviced Pari Passu Whole Loans	250
The Outside Serviced Pari Passu Whole Loans	252
The ILPT 2025 Portfolio Pari Passu-AB Whole Loan	255
The Wharf Pari Passu-AB Whole Loan	260
Additional Mortgage Loan Information	265
The Trust Subordinate Companion Loan(s)	265
Transaction Parties	266

The Sponsors and the Mortgage Loan Sellers	266
Citi Real Estate Funding Inc.	266
Bank of Montreal	274
Barclays Capital Real Estate Inc.	281
German American Capital Corporation	287
Goldman Sachs Mortgage Company	295
Compensation of the Sponsors	303
The Depositor	304
The Issuing Entity	305
The Trustee	305
The Certificate Administrator	306
Servicers	308
General	308
The Master Servicer	308
The Special Servicer	313
The Outside Servicers and the Outside Special Servicers	317
The Operating Advisor and the Asset Representations Reviewer	323
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	325
Transaction Party and Related Party Affiliations	325
Interim Servicing Arrangements	326
Interim and Other Custodial Arrangements	326
Whole Loans and Mezzanine Loan Arrangements	327
Other Arrangements	327
Credit Risk Retention	328
General	328
Qualifying CRE Loans; Required Credit Risk Retention Percentage	329
HRR Certificates	333
The Retaining Third Party Purchaser	333
Material Terms of the HRR Certificates	334
Determination of Amount of Required Horizontal Credit Risk Retention	335
Hedging, Transfer and Financing Restrictions	342
Operating Advisor	343
Representations and Warranties	344
Description of the Certificates	346
General	346
Distributions	348
Method, Timing and Amount	348
Available Funds	348
Priority of Distributions	350
Pass-Through Rates	353
Interest Distribution Amount	354
Principal Distribution Amount	355
Certain Calculations with Respect to Individual Mortgage Loans	356
Application Priority of Mortgage Loan Collections or Whole Loan Collections	357
Allocation of Yield Maintenance Charges and Prepayment Premiums	360
Assumed Final Distribution Date; Rated Final Distribution Date	361
Prepayment Interest Shortfalls	362
Subordination; Allocation of Realized Losses	363

9

Reports to Certificateholders; Certain Available Information	365
Certificate Administrator Reports	365
Information Available Electronically	370
Delivery, Form, Transfer and Denomination	375
Book-Entry Registration	375
Voting Rights	377
Definitive Certificates	378
Certificateholder Communication	378
Access to Certificateholders’ Names and Addresses	378
Requests to Communicate	379
The Mortgage Loan Purchase Agreements	380
Sale of Mortgage Loans; Mortgage File Delivery	380
Representations and Warranties	385
Cures, Repurchases and Substitutions	385
Dispute Resolution Provisions	389
Asset Review Obligations	389
The Pooling and Servicing Agreement	390
General	390
Certain Considerations Regarding the Outside Serviced Whole Loans	393
Assignment of the Mortgage Loans	394
Servicing of the Mortgage Loans	395
Subservicing	400
Advances	401
Accounts	406
Withdrawals from the Collection Account	409
Application of Loss of Value Payments	410
Servicing and Other Compensation and Payment of Expenses	411
Master Servicing Compensation	411
Special Servicing Compensation	414
Trustee / Certificate Administrator Compensation	418
Operating Advisor Compensation	418
CREFC® Intellectual Property Royalty License Fee	418
Asset Representations Reviewer Compensation	419
Fees and Expenses	420
Application of Penalty Charges and Modification Fees	426
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	427
Due-On-Sale	427
Due-On-Encumbrance	427
Appraisal Reduction Amounts	428
Inspections	433
Evidence as to Compliance	434
Limitation on Liability; Indemnification	435
Servicer Termination Events	438
Rights Upon Servicer Termination Event	440
Waivers of Servicer Termination Events	442
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	442
General	442

Excluded Special Servicer Mortgage Loans	443
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	444
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	444
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	445
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	446
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	448
Amendment	448
Realization Upon Mortgage Loans	451
Specially Serviced Loans; Appraisals	451
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	451
Sale of Defaulted Mortgage Loans and REO Properties	453
Modifications, Waivers and Amendments	455
Directing Holder	457
General	457
Limitation on Liability of the Directing Holder	464
Consulting Parties	464
Operating Advisor	465
General Obligations	465
Review Materials	466
Consultation Rights	468
Reviewing Certain Calculations	469
Annual Report	469
Replacement of the Special Servicer	470
Operating Advisor Termination Events	471
Rights Upon Operating Advisor Termination Event	471
Eligibility of Operating Advisor	472
Termination of the Operating Advisor Without Cause	472
Asset Status Reports	473
The Asset Representations Reviewer	474
Asset Review	474
Eligibility of Asset Representations Reviewer	478
Other Obligations of Asset Representations Reviewer	479
Delegation of Asset Representations Reviewer’s Duties	479
Asset Representations Reviewer Termination Events	479
Rights Upon Asset Representations Reviewer Termination Event	480
Termination of the Asset Representations Reviewer Without Cause	480
Resignation of Asset Representations Reviewer	481
Asset Representations Reviewer Compensation	481
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	481

10

Repurchase Request Delivered by a Certificateholder	481
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	481
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	482
Dispute Resolution Provisions	482
Resolution of a Repurchase Request	482
Mediation and Arbitration Provisions	485
Rating Agency Confirmations	486
Termination; Retirement of Certificates	488
Optional Termination; Optional Mortgage Loan Purchase	488
Servicing of the Outside Serviced Mortgage Loans	489
General	489
Specified Servicing Matters	489
Servicing Shift Mortgage Loans	493
Related Provisions of the Pooling and Servicing Agreement	493
Use of Proceeds	494
Yield, Prepayment and Maturity Considerations	495
Yield	495
Yield on the Class X-A and Class X-B Certificates	497
Weighted Average Life of the Offered Certificates	498
Price/Yield Tables	502
Material Federal Income Tax Consequences	506
General	506
Qualification as a REMIC	506
Status of Offered Certificates	508
Taxation of the Regular Interests	508
General	508
Original Issue Discount	508
Acquisition Premium	510
Market Discount	510
Premium	511
Election to Treat All Interest Under the Constant Yield Method	511
Treatment of Losses	512
Prepayment Premiums and Yield Maintenance Charges	512
Sale or Exchange of Regular Interests	512
Taxes That May Be Imposed on a REMIC	513
Prohibited Transactions	513
Contributions to a REMIC After the Startup Day	514
Net Income from Foreclosure Property	514
Bipartisan Budget Act of 2015	514
Taxation of Certain Foreign Investors	515
FATCA	515
Backup Withholding	516
Information Reporting	516
3.8% Medicare Tax on “Net Investment Income”	516
Reporting Requirements	516

Tax Return Disclosure and Investor List Requirements	516
Certain State, Local and Other Tax Considerations	517
ERISA Considerations	517
General	517
Plan Asset Regulations	519
Prohibited Transaction Exemptions	520
Underwriter Exemption	520
Exempt Plans	523
Insurance Company General Accounts	523
Ineligible Purchasers	524
Further Warnings	524
Consultation with Counsel	524
Tax Exempt Investors	525
Legal Investment	525
Certain Legal Aspects of the Mortgage Loans	526
General	526
Types of Mortgage Instruments	526
Installment Contracts	527
Leases and Rents	528
Personalty	528
Foreclosure	528
General	528
Foreclosure Procedures Vary From State to State	528
Judicial Foreclosure	529
Equitable and Other Limitations on Enforceability of Particular Provisions	529
Nonjudicial Foreclosure/Power of Sale	530
Public Sale	530
Rights of Redemption	531
One Action and Security First Rules	531
Anti-Deficiency Legislation	532
Leasehold Considerations	532
Cooperative Shares	533
Bankruptcy Issues	533
Automatic Stay	533
Modification of Lender’s Rights	534
Leases and Rents	534
Lease Assumption or Rejection by Tenant	535
Lease Rejection by Lessor – Tenant’s Right	536
Ground Lessee or Ground Lessor	536
Single-Purpose Entity Covenants and Substantive Consolidation	537
Sales Free and Clear of Liens	538
Post-Petition Credit	538
Avoidance Actions	538
Management Agreements	539
Certain of the Borrowers May Be Partnerships	539
Environmental Considerations	540
General	540
Environmental Assessments	540
Superlien Laws	540
CERCLA	540
Other Federal and State Laws	541
Additional Considerations	542

11

Due-On-Sale and Due-On-Encumbrance Provisions	543
Junior Liens; Rights of Holders of Senior Liens	543
Subordinate Financing	543
Default Interest and Limitations on Prepayments	544
Applicability of Usury Laws	544
Americans with Disabilities Act	544
Servicemembers Civil Relief Act	545
Anti-Money Laundering, Economic Sanctions and Bribery	545
Potential Forfeiture of Assets	545

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (CREFI, GACC, Barclays AND BMO)	E-1A-1
Annex E-1B – Exceptions to Mortgage Loan representations and warranties (CREFI, GACC, Barclays AND BMO)	E-1B-1
ANNEX E-2A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (GSMC)	E-2A-1
Annex E-2B – Exceptions to Mortgage Loan representations and warranties (GSMC)	E-2B-1

Ratings	546
Plan of Distribution (Underwriter Conflicts of Interest)	548
Incorporation of Certain Information by Reference	550
Where You Can Find More Information	550
Financial Information	550
Legal Matters	551
Index of Certain Defined Terms	552

12

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS HAVE NO OBLIGATION TO MAKE A MARKET IN THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING, HOLDING AND SELLING OF, AND ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR CMBS GENERALLY. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■               This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

13

In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, “EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (AS SUCH RULES AND REGULATIONS MAY BE AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR.

14

ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

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UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

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AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION RULES AND UK SECURITIZATION RULES

NO PARTY INTENDS TO TAKE ANY ACTION WITH REGARD TO THIS TRANSACTION IN A MANNER PRESCRIBED OR CONTEMPLATED BY THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION RULES OR THE UK SECURITIZATION RULES.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION RULES AND THE UK SECURITIZATION RULES, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH

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DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN

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CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION

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EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2025-V16 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2025-V16.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2025-V16 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of August 1, 2025, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

From time to time, reference is made in this prospectus to “trust interest”, “trust interests”, “trust interest owner” or “trust interest owners”. A “trust interest” is a certificated or uncertificated beneficial ownership interest in the issuing entity, and a “trust interest owner” is a holder of a trust interest. With respect to this securitization transaction, the only “trust interests” will be the certificates and the only “trust interest owners” will be the holders and beneficial owners of the certificates. For the avoidance of doubt, no loan-specific certificates or uncertificated beneficial ownership interests will be issued with respect to the issuing entity, and thus neither of those will be trust interests for purposes of this securitization transaction.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	Citi Real Estate Funding Inc., a New York corporation (14 mortgage loans (51.7%));
●	Goldman Sachs Mortgage Company, a New York limited partnership (5 mortgage loans (16.9%));
●	Citi Real Estate Funding Inc. and Bank of Montreal (1 mortgage loan (9.6%));
●	German American Capital Corporation, a Maryland corporation (4 mortgage loans (8.8%));
●	Barclays Capital Real Estate Inc., a Delaware corporation (3 mortgage loan (7.3%)); and
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●	Bank of Montreal, a Canadian chartered bank (4 mortgage loans (5.8%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart. In some cases, a mortgage loan may be part of a whole loan that was co-originated by multiple parties. In such cases, only the party or parties that funded the specific related note(s) being transferred to the issuing entity (in general, in each case, the party in whose favor a related note was made) will be identified in the following chart as an originator.

Originator(1)	Sponsor	Number of Mortgage Loans		Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	14	(2)	$322,640,000	51.7%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(3)	5		$105,300,000	16.9%
Citi Real Estate Funding Inc./Bank of Montreal	Citi Real Estate Funding Inc./Bank of Montreal	1	(4)(5)	$60,000,000	9.6%
Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	3	(6)	$45,650,000	7.3%
Bank of Montreal	Bank of Montreal	4	(7)(8)	$36,323,285	5.8%
DBR Investments Co. Limited	German American Capital Corporation(9)	3		$32,750,000	5.2%
German American Capital Corporation	German American Capital Corporation	1		$22,000,000	3.5%
	Total	31		$624,663,285	100.0%

(1)	Certain of the mortgage loans to be contributed to the securitization transaction are each part of a whole loan that was co-originated by the named originator(s) and one or more third party originators. See “Description of the Mortgage Pool—General”.
(2)	The Gateway Industrial Center mortgage loan (1.6%) is part of a whole loan that was originated by Citi Real Estate Funding Inc. and Argentic Real Estate Finance 2 LLC.
(3)	Goldman Sachs Mortgage Company has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliate, Goldman Sachs Bank USA, on or prior to the closing date.
(4)	The ILPT 2025 Portfolio mortgage loan (9.6%) is comprised of separate notes that are being sold by Citi Real Estate Funding Inc. and Bank of Montreal. The ILPT 2025 Portfolio mortgage loan is evidenced by four promissory notes: (i) notes A-7-1 (Non-Florida) and A-7-1 (Florida), with an aggregate outstanding principal balance of $45,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller; and (ii) notes A-10-1 (Non-Florida) and A-10-1 (Florida), with an aggregate outstanding principal balance of $15,000,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller.

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(5)	The ILPT 2025 Portfolio mortgage loan (9.6%) is part of a whole loan that was originated by Citi Real Estate Funding Inc., Bank of Montreal, Bank of America, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Royal Bank of Canada and UBS AG, New York Branch.
(6)	The Roosevelt New Orleans mortgage loan (3.2%) is part of a whole loan that was originated by Barclays Capital Real Estate Inc. and Wells Fargo Bank, National Association.
(7)	The Shaw Park Plaza mortgage loan (2.0%) is part of a whole loan that was originated by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal.
(8)	The 347-363 Flushing Avenue Mortgage Loan (1.5%) is part of a Whole Loan that was co-originated by Starwood Mortgage Capital LLC and Bank of Montreal.
(9)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated or co-originated by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.

In addition, one or more sponsors may transfer to the depositor one or more subordinate notes evidencing a generally subordinate portion of a pari passu-AB whole loan or an AB whole loan (such subordinate portion being referred to in this prospectus as a “trust subordinate companion loan”, and such whole loan being referred to in this prospectus as a “trust subordinate companion whole loan”), which will be an asset of the issuing entity, will be serviced under the pooling and servicing agreement and will back, and be the sole source of payment on, the related loan-specific certificates and any related uncertificated loan-specific interests, but will not be included in the mortgage pool that will back the certificates. If a trust subordinate companion loan is part of the assets of the issuing entity, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

As regards the assets of the trust, references to “mortgage loan” and “mortgage loans” are intended to mean only a mortgage loan or group of mortgage loans that are part of the mortgage pool backing the certificates and are exclusive of any trust subordinate companion loans.

For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references to “trust subordinate companion loan”, “trust subordinate companion loans”, “trust subordinate companion whole loan”, “trust subordinate companion whole loans”, “loan-specific certificate”, “loan-specific certificates” and any related concepts are to be disregarded.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

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Master Servicer	Trimont LLC, a Georgia limited liability company, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced whole loans and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of Trimont LLC are located at Two Alliance Center, 3560 Lenox Road NE, Suite 2200, Atlanta, Georgia 30326 and 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Whole Loans” below for a discussion of the mortgage loans included in the issuing entity that are part of a whole loan and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related whole loans that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced whole loans,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related whole loans that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced whole loans,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

A mortgage loan transferred to the issuing entity may be part of a separate whole loan that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction.  However, upon the inclusion of a related controlling pari passu companion loan in a future securitization transaction, the servicing of such whole loan will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction.  Accordingly, any such mortgage loan, the related companion loan(s) and the related whole loan will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced whole loan, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced whole loan, respectively, after the related shift in servicing occurs.  Any such mortgage loan, the related companion loan(s) and the related whole loan are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift whole loan”, respectively.

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See the chart entitled “Whole Loan Summary” under “The Mortgage Pool—The Whole Loans” below in this summary and the chart entitled “Servicing of the Whole Loans” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced whole loans, any outside serviced whole loans and any servicing shift whole loans.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, will be appointed the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (including any trust subordinate companion loan(s)) pursuant to the pooling and servicing agreement (other than any excluded special servicer mortgage loan). The principal special servicing offices of LNR Partners, LLC are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139. See “Transaction Parties—Servicers—the Special Servicers”.

The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.

See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the

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manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

For avoidance of doubt, there will not be any excluded special servicer mortgage loan or trust subordinate companion whole loan as of the closing date of this securitization transaction.

LNR Partners, LLC is expected to be appointed as the initial special servicer for all serviced loans by CMBS 4 Sub 8, LLC or its affiliate, which is expected, on the closing date, to: (a) purchase the Class E-RR, Class F-RR and Class G-RR certificates, and (b) appoint itself (or an affiliate) the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. See “—Directing Holder” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. Also, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for any additional instances where the special servicer may be removed solely with respect to a trust subordinate companion whole loan.

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced whole loan.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Savings Fund Society, FSB, a federal savings bank, will act as trustee. The corporate trust offices of Wilmington Savings Fund Society, FSB are located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to any servicing shift whole loan, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the whole loan becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift whole loan, the trustee of the securitization of the related controlling pari passu companion loan will become the
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mortgagee of record. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of Citibank, N.A. are located at 388 Greenwich Street, 26th Floor, New York, New York 10013 and for certificate transfer purposes are located at 480 Washington Boulevard, 16th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. In addition, subject to the terms of the pooling and servicing agreement, the certificate administrator will be primarily responsible for back-up advancing and, in such capacity, is referred to as the “back-up advancing agent”. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:
●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	under the circumstances described in this prospectus, issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	recommending the replacement of the special servicer for all the serviced loans if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of
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the special servicer would be in the best interest of the certificateholders and any other applicable trust interest owner(s) related to the mortgage pool (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced loan(s).

If the assets of the issuing entity include a trust subordinate companion loan, then the special servicer may be replaced solely with respect to such trust subordinate companion loan based on the recommendation of the operating advisor if, and under the circumstances, described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for any additional operating advisor consultation trigger event solely with respect to a trust subordinate companion whole loan in the event the issuance of related loan-specific certificates is subject to risk retention under Rule 7 of Regulation RR.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related whole loans will or are expected to constitute the “outside serviced whole loans”), and such mortgage loans and whole loans will be (or, in the case of a servicing shift whole loan, if any, following the inclusion of the applicable pari passu companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing
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agreement governing the securitization of the related controlling pari passu companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer(3)	Outside Special Servicer(3)	Outside Trustee(3)	Outside Custodian(3)	Outside Operating Advisor(3)	Initial Outside Controlling Class Representative(4)
ILPT 2025 Portfolio	CREFI / BMO	ILPT 2025-LPF2 TSA	9.6%	Midland	KeyBank	Computershare	Computershare	Park Bridge	PCSD PR Cap III L Private Limited
The Wharf	GSMC	WHARF 2025-DC TSA	7.2%	Midland	KeyBank	Computershare	Computershare	Park Bridge	OP USA Debt Holdings II Limited Partnership
The Wave	CREFI	BBCMS 2025-5C34 PSA	3.7%	Trimont	Argentic	Computershare	Computershare	Pentalpha	Argentic Securities Income USA 2 LLC
The Roosevelt New Orleans	Barclays	BBCMS 2025-5C36 PSA(5)	3.2%	Trimont	K-Star	Computershare	Computershare	Park Bridge	KKR CMBS III Aggregator Category 2 L.P.
Poinciana Lakes Plaza	GSMC	(6)	3.2%	(7)	(7)	(7)	(7)	(7)	(7)
Shaw Park Plaza	BMO	BMO 2025-5C11 PSA(8)	2.0%	Midland	LNR	Computershare	Computershare	BellOak	(9)
The Link	GACC	Benchmark 2025-V14 PSA	1.6%	Midland	Greystone	Computershare	Computershare	Park Bridge	660 RR Holdings LLC
Gateway Industrial Center	CREFI	WFCM 2025-5C5 PSA(10)	1.6%	Trimont	Argentic	Computershare	Computershare	Park Bridge	Argentic Securities Income USA 2 LLC
347-363 Flushing Avenue	BMO	BMO 2025-5C11 PSA	1.5%	Midland	LNR	Computershare	Computershare	BellOak	LNR Securities Holdings, LLC

(1)	Includes any servicing shift mortgage loans that, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, a servicing shift whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(3)	“Midland” means Midland Loan Services, a Division of PNC Bank, National Association. ”Trimont” means Trimont LLC. “KeyBank” means KeyBank National Association. “Argentic” means Argentic Services Company LP. “K-Star” means K-Star Asset Management LLC. “LNR” means LNR Partners, LLC. “Greystone” means Greystone Servicing Company LLC. “Computershare” means Computershare Trust Company, National Association. “Park Bridge” means Park Bridge Lender Services LLC. “Pentalpha” means Pentalpha Surveillance LLC. “BellOak” means BellOak, LLC.
(4)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.
(5)	It is expected that, as of the closing date for this securitization transaction, The Roosevelt New Orleans mortgage loan will be serviced and administered by an outside servicer and an outside special servicer pursuant to the pooling and servicing agreement governing the BBCMS 2025-5C36 securitization transaction. The BBCMS 2025-5C36 securitization transaction is expected to close on or before the closing date for this securitization transaction.
(6)	The Poinciana Lakes Plaza is a servicing shift mortgage loan that (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.
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(7)	With respect to the Poinciana Lakes Plaza mortgage loan, there will be no initial outside controlling class representative until the securitization of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Whole Loan Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the related controlling note holder for the Poinciana Lakes Plaza whole loan.
(8)	The Shaw Park Plaza mortgage loan (i) is currently being serviced and administered by an outside servicer and an outside special servicer pursuant to the pooling and servicing agreement for the BMO 2025-5C11 securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be serviced and administered by an outside servicer and an outside special servicer pursuant to the outside servicing agreement governing that future commercial mortgage securitization transaction.
(9)	With respect to the Shaw Park Plaza mortgage loan, the outside controlling class representative will only have non-binding consultation rights regarding major servicing decisions until the securitization of the related controlling pari passu companion loan in a future securitization transaction. The holder of the related controlling pari passu companion loan currently has consent rights regarding major servicing decisions, and termination rights with respect to the related outside special servicer, in connection with such mortgage loan. See the “Whole Loan Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the related controlling note holder for the Shaw Park Plaza whole loan.
(10)	The WFCM 2025-5C5 securitization transaction is expected to close on or before the closing date for this securitization transaction.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced whole loan, the related outside servicer will have primary servicing responsibilities with respect to the entire whole loan, the related outside special servicer will serve as special servicer of the entire whole loan, the related outside trustee generally serves as mortgagee of record with respect to the entire whole loan, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related whole loan (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no serviced AB whole loans, serviced pari passu-AB whole loans, outside serviced AB whole loans (although there are outside serviced pari passu-AB whole loans), or trust subordinate companion loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing

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agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced whole loan.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be:
●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced whole loan that includes a trust subordinate companion loan (sometimes referred to in this prospectus as a “trust subordinate companion whole loan”) prior to a related control appraisal period, (iii) with respect to a serviced whole loan as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled whole loan”), and (iv) during any period that a control termination event has occurred and is continuing, the controlling class representative;
●	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”); and
●	with respect to a trust subordinate companion whole loan (i) for so long as (A) no related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion loan and (B) the related loan-specific controlling class representative otherwise retains the right to be the directing holder with respect thereto under the Series 2025-V16 pooling and servicing agreement, the loan-specific controlling class representative and (ii) for so long as a related control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan and a control termination event does not exist, the controlling class representative.

provided, that with respect to any serviced whole loan, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) the related serviced whole loan is a serviced outside controlled whole loan, and/or (4) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan; and (B) with respect to any serviced outside controlled whole loan, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.

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Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, an outside controlling note holder or a loan-specific controlling class representative is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced whole loan.

An “excluded mortgage loan” is, if the controlling class representative is the directing holder with respect to the subject mortgage loan, a mortgage loan or related whole loan with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or whole loan or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or whole loan, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced whole loans, in general:

●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, whole loans; and
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans (or, in the case of a serviced outside controlled whole loan or a trust subordinate companion whole loan, solely with respect to the applicable whole loan).

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, a servicing shift whole loan, if any, will be a serviced outside controlled whole loan and, after the related shift in servicing occurs, such whole loan will be an outside serviced whole loan.

If, with respect to any serviced outside controlled whole loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled whole loan is not included in a separate securitization trust and subject to an applicable outside servicing agreement, the related outside controlling note holder or its

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representative may retain such rights under the related co-lender agreement for a longer period than would otherwise be the case.

Any serviced whole loan with a subordinate companion loan that (i) is held outside the issuing entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled whole loan. However, after such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a whole loan.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced whole loan, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.

The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or whole loan(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or whole loan(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

“Loan-specific controlling class”, “loan-specific controlling class representative”, “loan-specific controlling class certificateholder” and related terms, if there is a related trust subordinate companion loan, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”.

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Controlling Class

Representative	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class E-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class G-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class E-RR, Class F-RR and Class G-RR certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); and provided, further, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion

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loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.

A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); provided, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.

CMBS 4 Sub 8, LLC is expected on the closing date, (i) to purchase the Class E-RR, Class F-RR and Class G-RR certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative; and it or an affiliate may purchase additional certificates.

Risk Retention

Consultation Party	The “risk retention consultation party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan, will be the party selected by Citi Real Estate Funding Inc. The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, the risk retention consultation party will not have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Citi Real Estate Funding Inc. is expected to be appointed as the initial risk retention consultation party.

An “excluded RRCP mortgage loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party, or the person entitled to appoint the risk retention consultation party, is a borrower party.

Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be, each of:
(i)	except with respect to a serviced outside controlled whole loan, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, (b) for so long as the related mortgage loan is not an excluded mortgage loan, and (c) in the case of a trust subordinate companion whole loan,
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provided that an applicable control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan, the controlling class representative;

(ii)	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), solely (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (b) prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(iii)	with respect to any serviced whole loan that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;
(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related loan-specific certificates is held as an “eligible horizontal residual interest” by a “third-party purchaser”, an operating advisor consultation trigger event specific to that securitization), the operating advisor;
(v)	with respect to a trust subordinate companion whole loan, provided that no applicable control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan, the related loan-specific controlling class representative (if and for so long as it is no longer the related directing holder, but is entitled to act as a consulting party under the Series 2025-V16 pooling and servicing agreement); and
(vi)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, the risk retention consultation party;

provided, that with respect to any serviced whole loan, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt, with respect to the serviced mortgage loans and serviced whole loans, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) with respect to a trust subordinate companion whole loan, no applicable control appraisal period exists or is deemed to exist with respect to the related trust subordinate companion loan, and/or (4) with respect to any serviced outside controlled whole loan, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (B) the operating advisor will not be a

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consulting party if and for so long as no operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related subseries of loan-specific certificates is held by a “third-party purchaser” in the form of an “eligible horizontal residual interest”, no operating advisor consultation trigger event specific to that securitization) has occurred and is continuing, (C) the risk retention consultation party will not be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in clause (vi) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced whole loan will be subject to the terms of the related co-lender agreement.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, the operating advisor, the risk retention consultation party, a related loan-specific controlling class representative or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced whole loan.

Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan; or
●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

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●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or whole loan(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan (and any trust subordinate companion loan), its respective due date in August 2025 (or, in the case of any mortgage loan (or trust subordinate companion loan) that has its first due date subsequent to August 2025, the date that would have been its due date in August 2025 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about August 13, 2025.
Distribution Date	The 4th business day following the related determination date of each month, beginning in September 2025.
Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in September 2025.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in September 2025, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.
Assumed Final Distribution Date	Class A-1	December 2029
	Class A-2	N/A – June 2030(1)
	Class A-3	July 2030
	Class X-A	July 2030
	Class X-B	July 2030
	Class A-S	July 2030
	Class B	July 2030
	Class C	July 2030

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-2 certificates ranging from $0 to $175,000,000.

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

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Rated Final Distribution Date	As to each class of offered certificates, the distribution date in August 2058.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans (and trust subordinate companion loans, if any) to the depositor, which will in turn deposit the mortgage loans (and any such trust subordinate companion loans) into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the applicable trust interests, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers of any of the trust interests other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2025-V16:
●	Class A-1
●	Class A-2
●	Class A-3
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C

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No trust interests except the classes of certificates specified above will be offered by this prospectus. Upon initial issuance, the Series 2025-V16 certificates will, however, also include the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class VRR and Class R certificates.

The offered certificates, together with the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class VRR and Class R certificates, are collectively referred to in this prospectus as the “certificates”. The certificates, exclusive of the Class VRR certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates”. The non-vertically retained certificates (exclusive of the Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. The Class X-A, Class X-B and Class X-D certificates are collectively referred to in this prospectus as the “Class X certificates”. The non-vertically retained regular certificates (exclusive of the Class X certificates) are collectively referred to in this prospectus as the ”non-vertically retained principal balance certificates”. The non-vertically retained principal balance certificates and the Class VRR certificates are collectively referred to in this prospectus as the “principal balance certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of offered certificates (other than the Class X-A and Class X-B certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day

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year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2 and Class A-3 certificates as in effect from time to time (weighted based on the respective certificate balances of such classes of principal balance certificates), as described in this prospectus.

The pass-through rate with respect to the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-S, Class B and Class C certificates as in effect from time to time (weighted based on the respective certificate balances of such classes of principal balance certificates), as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

No trust subordinate companion loan, if any, will be taken into account in determining pass-through rates on the non-vertically retained certificates.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced whole loans, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date, including the portion thereof payable to any primary servicer or sub-servicer, will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each
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serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00145% to 0.00375% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced whole loan) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced whole loan), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) any servicing shift mortgage loan set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced whole loan will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside

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serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced whole loan and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to any servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Whole Loan(2)	Outside (Primary) Servicer Fee Rate (per annum)(3)	Outside Special Servicer Fee Rate (per annum)(4)	Outside Workout Fee Rate(4)	Outside Liquidation Fee Rate(4)
ILPT 2025 Portfolio	ILPT 2025-LPF2 TSA	0.00025%	0.15%	0.25%	0.25%
The Wharf	WHARF 2025-DC TSA	0.00010%	0.25%	0.50%	0.50%
The Wave	BBCMS 2025-5C34 PSA	0.00125%	0.25%	1.00%	1.00%
The Roosevelt New Orleans	BBCMS 2025-5C36 PSA	0.00125%	0.25%	1.00%	1.00%
Poinciana Lakes Plaza	(5)	0.00125%	(5)	(5)	(5)
Shaw Park Plaza	BMO 2025-5C11 PSA(6)	0.00125%	0.25%(6)	1.00%(6)	1.00%(6)
Gateway Industrial Center	WFCM 2025-5C5 PSA	0.00250%	0.25%	1.00%	1.00%
The Link	Benchmark 2025-V14 PSA	0.00125%	0.25%	1.00%	1.00%
347-363 Flushing Avenue	BMO 2025-5C11 PSA	0.00125%	0.25%	1.00%	1.00%

(1)	Includes any servicing shift mortgage loans that, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	“PSA” means Pooling and Servicing Agreement. “TSA” means Trust and Servicing Agreement.
(3)	Includes any applicable sub-servicing fee rate.
(4)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
(5)	It is expected that the servicing of the Poinciana Lakes Plaza mortgage loan will shift from the pooling and servicing agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in that future outside servicing agreement.
(6)	It is expected that the servicing of the Shaw Park Plaza mortgage loan will shift from the BMO 2025-5C11 pooling and servicing agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion

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loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in that future outside servicing agreement.

The operating advisor will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The operating advisor is entitled to a fee from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan and trust subordinate companion loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00262% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced whole loan, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and trust subordinate companion loan in the issuing entity and each successor REO loan at a per annum rate equal to 0.00040%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to the trust interest owners.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan, any trust subordinate companion loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to the trust interest owners.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans and any trust subordinate companion loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.01281% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and

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Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each mortgage loan, the administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to the trust interest owners of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined

    VRR Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the certificates on each distribution date will: (i) be the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) be allocated to amounts available for distribution to the holders of the Combined VRR Interest (i.e., the Class VRR certificates), on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the vertically retained percentage; and (b) the non-vertically retained certificates (other than the Class R certificates) will be the product of such aggregate available funds multiplied by the non-vertically retained percentage.

The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of non-vertically

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retained principal balance certificates and (y) the initial principal balance of the Combined VRR Interest.

The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.

The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b) with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order

of Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (for purposes of the following, “non-vertically retained available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2 and Class A-3 certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;
(B)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above; and
(C)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on their respective certificate balances.

Third: Class A-1, Class A-2 and Class A-3 certificates: to reimburse the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

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Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2 and Class A-3 certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3 and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth:  Class C certificates:  (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered non-vertically retained certificates (other than the Class X-D certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

No class of certificates will be entitled to distributions paid or advanced on and allocable to any trust subordinate companion loan, and such amounts will not be included in the non-vertically retained available funds.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the

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Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of any yield maintenance charges and prepayment premiums actually collected with respect to the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the non-vertically retained percentage of distributions of principal and interest (other than excess interest that accrues on a mortgage loan with an anticipated repayment date (if any)) will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained principal balance certificates in ascending order (beginning with certain non-vertically retained principal balance certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

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*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B or Class X-D certificates. However, mortgage loan losses will reduce the respective notional amounts of the Class X-A, Class X-B and Class X-D certificates, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than the Class X-D certificates.

The non-vertically retained percentage of any principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or the Class R certificates, although loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

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No loan-specific certificates (if any) will be subordinate to any class of certificates, except to the extent of the subordination of the related trust subordinate companion loan to the related mortgage loan, as and to the extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained certificates and/or the allocation of losses to the non-vertically retained certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the back-up advancing agent, or an outside servicer, outside special servicer or other applicable party under an outside servicing agreement, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, the non-vertically retained percentage of any prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the respective classes of non-vertically retained regular certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

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Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (and any trust subordinate companion loan) in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections thereon. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s (or trust subordinate companion loan’s) regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan or trust subordinate companion loan (or, in the case of an appraisal reduction amount with respect to a whole loan, to the extent that such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the back-up advancing agent will be required to make that advance unless the back-up advancing agent determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or back-up advancing agent, as applicable, will be entitled to reimbursement from general collections on the mortgage loans (or, in the case of an advance of delinquent principal and/or interest on a trust subordinate companion loan, only from collections on the related mortgage loan and such trust subordinate companion loan) for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

Neither the master servicer nor the back-up advancing agent will make, or be permitted to make, any principal or interest advance with respect to any companion loan (other than a trust subordinate companion loan). The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a

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property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the back-up advancing agent will be required to make that advance unless the back-up advancing agent determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the back-up advancing agent, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the back-up advancing agent, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan or trust subordinate companion loan, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the back-up advancing agent will each be entitled to receive interest on advances they make at the prime rate, compounded annually (and, solely with respect to the master servicer, subject to a floor rate of 2.0% per annum). If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan or trust subordinate companion loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced whole loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced whole loan and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

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The Mortgage Pool

General	The issuing entity’s primary assets will be thirty-one (31) fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $624,663,285. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 36 states and Washington, D.C. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

References in this prospectus to “trust subordinate companion loan” refers to one or more junior promissory notes that evidence a generally subordinate loan in a whole loan, which junior promissory notes will be an asset of the issuing entity but will back a separate subseries of loan-specific certificates that are set forth in a separate related offering circular. Although a trust subordinate companion loan may be an asset of the issuing entity, for the purpose of numerical and statistical information contained in this prospectus, such trust subordinate companion loan is not reflected in this prospectus and the terms “mortgage loan” and “mortgage pool” in that context do not include any trust subordinate companion loans unless otherwise indicated. A trust subordinate companion loan supports only the related loan-specific certificates and any related uncertificated loan-specific interests. Information in the tables in this prospectus excludes any trust subordinate companion loan unless otherwise stated. For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references to “trust subordinate companion loan”, “trust subordinate companion loans”, “trust subordinate companion whole loan”, “trust subordinate companion whole loans”, “loan-specific certificate”, “loan-specific certificates” and any related concepts are to be disregarded.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan, trust subordinate companion loan or whole loan by name refer to such mortgage loan, trust subordinate companion loan or whole loan, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing

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will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	One hundred thirty-eight (138) mortgaged properties (79.2%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Eighteen (18) mortgaged properties (17.6%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

One (1) mortgaged property (3.2%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Whole Loans	Nine (9) mortgage loans (33.6%) are each part of a split loan structure (referred to as a “whole loan”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that, except in the case of any trust subordinate companion loan, are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular whole loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related whole loan would constitute a “pari passu whole loan”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related whole loan would constitute an “AB whole loan”.

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●	If a whole loan includes both a pari passu companion loan and a subordinate companion loan, then such whole loan would constitute a “pari passu-AB whole loan” and the discussions in this prospectus regarding both pari passu whole loans and AB whole loans will apply to such whole loan.

Except in the case of a trust subordinate companion loan, the companion loans are not assets of the issuing entity.

The identity of, and certain other information regarding, the whole loans related to this securitization transaction are set forth in the following table:

Whole Loan Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan(2)	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
ILPT 2025 Portfolio	CREFI / BMO	$60,000,000	9.6%	$687,200,000	$412,800,000	$1,160,000,000	Outside Serviced	Pari Passu-AB	N
The Wharf	GSMC	$45,000,000	7.2%	$673,600,000	$306,400,000	$1,025,000,000	Outside Serviced	Pari Passu-AB	N
The Wave	CREFI	$23,000,000	3.7%	$65,000,000	N/A	$88,000,000	Outside Serviced	Pari Passu	N
The Roosevelt New Orleans	Barclays	$20,000,000	3.2%	$110,000,000	N/A	$130,000,000	Outside Serviced	Pari Passu	N
Poinciana Lakes Plaza	GSMC	$20,000,000	3.2%	$28,200,000	N/A	$48,200,000	Servicing Shift	Pari Passu	N
Shaw Park Plaza	BMO	$12,473,285	2.0%	$42,409,169	N/A	$54,882,454	Outside Serviced	Pari Passu	N
The Link	GACC	$10,000,000	1.6%	$105,000,000	N/A	$115,000,000	Outside Serviced	Pari Passu	N
Gateway Industrial Center	CREFI	$10,000,000	1.6%	$83,000,000	N/A	$93,000,000	Outside Serviced	Pari Passu	N
347-363 Flushing Avenue	BMO	$9,500,000	1.5%	$65,500,000	N/A	$75,000,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each whole loan, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced”, “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to any servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any whole loan, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related whole loan (while the remaining

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such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related whole loan with or without cause. In addition, that co-lender agreement will designate whether servicing of the related whole loan is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the whole loan(s), see “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment”.

There are no serviced AB whole loans, serviced pari passu-AB whole loans, outside serviced AB whole loans (although there are outside serviced pari passu-AB whole loans), or trust subordinate companion loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated). Except when expressly stated otherwise, statistical information in the following table does not include any trust subordinate companion loan.
Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$624,663,285
Number of Mortgage Loans	31
Number of Mortgaged Properties	157
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Number of ARD Loans	0
ARD Loans as a percentage of the Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$4,100,000 to $60,000,000
Average Cut-off Date Balance	$20,150,429
Range of Mortgage Rates	5.27000% to 7.87000%
Weighted Average Mortgage Rate	6.28400%
Range of original terms to Maturity Date/ARD(2)	60 months to 61 months
Weighted average original term to Maturity Date/ARD(2)	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	52 months to 60 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	58 months
Range of original amortization terms(3)	360 months to 360 months
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All Mortgage Loans
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	357 months to 357 months
Weighted average remaining amortization term(3)	357 months
Range of Cut-off Date LTV Ratios(4)(5)	30.5% to 72.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.4%
Range of Maturity Date/ARD LTV Ratios(4)(5)	30.5% to 72.0%
Weighted average Maturity Date/ARD LTV Ratio(4)(5)	56.3%
Range of UW NCF DSCR(4)(6)	1.21x to 4.97x
Weighted average UW NCF DSCR(4)(6)	1.93x
Range of Debt Yield on Underwritten NOI(4)(7)	7.7% to 28.9%
Weighted average Debt Yield on Underwritten NOI(4)(7)	12.5%
Percentage of Initial Pool Balance consisting of:
Interest Only	98.0%
Amortizing Balloon	2.0%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	8.9%
Mortgage Loans with mezzanine debt	7.2%
Mortgage Loans with subordinate debt	16.8%
Mortgage Loans with mezzanine debt and subordinate debt	7.2%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates (“ARD loans”) are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), (ii) if such mortgage loan is part of a group of cross-collateralized mortgage loans, unless otherwise specifically indicated, based on the entire such group of cross-collateralized mortgage loans, and (iii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to the ILPT 2025 Portfolio mortgage loan (9.6%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related subordinate companion loans are 68.0%, 68.0%, 1.06x and 7.3%, respectively. With respect to The Wharf mortgage loan (7.2%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related subordinate companion loans are 59.2%, 59.2%, 1.65x and 10.5%, respectively.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged property or properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar value for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) a cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance(s) or balloon balance(s) (as applicable) of each mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 56.9% and 56.8%, respectively.
(6)	The UW NCF DSCR for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for

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the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and the Debt Yield on Underwritten NCF for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be); provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a whole loan, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);
●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;
●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or
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not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;
●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan, except as set forth below.
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With respect to the Impala Condo Mortgage Loan (1.6%), the mortgage loan refinanced a prior mortgage loan secured by the mortgaged property in the original principal balance of $10,500,000 originated by Signature Bank (the “Prior Loan”). According to information provided by the borrower sponsor, following the receivership of Signature Bank, the Prior Loan was transferred to a venture consisting of the Federal Deposit Insurance Corporation and various real estate investors (the “Venture”). Following the transfer to the Venture, the borrower defaulted on payment of the Prior Loan, and foreclosure proceedings were then commenced under the Prior Loan. Shortly thereafter the Prior Loan was acquired by another lender (“New Holder”), and the foreclosure proceedings were terminated. The current mortgage loan repaid the New Holder the full principal amount of the Prior Loan.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Three (3) of the mortgaged properties (8.4%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other mortgaged properties may have less than 3 years of historical financial information presented on Annex A.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.
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Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

U.S. Credit Risk Retention	This securitization transaction (i.e. the securitization transaction constituted by the issuance of the certificates) will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this securitization transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as a combination of (A) an “eligible vertical interest” in the form of the Combined VRR Interest (i.e., the Class VRR Certificates) and (B) an “eligible horizontal residual interest” in the form of the HRR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through the
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acquisition and retention (directly or through one or more majority-owned affiliates) by a third-party purchaser of all of the HRR Certificates. Citi Real Estate Funding Inc. is expected to satisfy the remainder of its risk retention obligation by acquiring, on the closing date, and retaining (directly or through a majority-owned affiliate) the Combined VRR Interest. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.

EU Securitization Rules and

UK Securitization Rules	None of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Rules or the UK Securitization Rules. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the EU Securitization Rules or the UK Securitization Rules. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the trust interests may also be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd.;
●	The certificate administrator’s website initially located at https://sf.citidirect.com; and
●	The master servicer’s website initially located at https://cmsview.trimont.com/tcms.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) and any trust subordinate companion loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans and any such trust subordinate companion loans as of the cut-off date (excluding for the purposes of this calculation, the unpaid principal balance(s) of any mortgage loan(s) with an anticipated repayment date,
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but in any such case only if the option described above is exercised after the distribution date related to the collection period in which the corresponding anticipated repayment date occurs), certain specified persons will have the option to purchase all of the mortgage loans and any trust subordinate companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then-outstanding trust interests.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates) and any other trust interests for the mortgage loans and any trust subordinate companion loan remaining in the issuing entity, if (i) the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid an amount specified in the pooling and servicing agreement related to such termination of the trust and (iii) all of the holders of those classes of outstanding certificates and the holders of any other outstanding trust interests voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”. If there is a trust subordinate companion loan, see also “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for a discussion of any additional related termination and purchase options solely applicable to such trust subordinate companion loan.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or any trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or any trust subordinate companion loan, as applicable, in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan or any trust subordinate companion loan, as applicable, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any trust interest owner in the mortgage loan or any trust subordinate companion loan, as applicable, or the related mortgaged property or causes the mortgage loan or any trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”).

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With respect to each mortgage loan that is comprised of multiple promissory notes contributed to this securitization by multiple mortgage loan sellers, each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu whole loan) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu whole loan’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu whole loan or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the applicable trust interest owners and any related affected pari passu companion loan holder(s) (as a collective whole as if such trust interest owners and such serviced pari passu companion loan holder(s) constituted a single lender, and with respect to a whole loan that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced whole loan becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and any related subordinate companion loan(s) (but, in the case of any such subordinate companion loan held outside the issuing entity, only if so provided in the related co-lender agreement), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced whole loan may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced whole loan during such time as such whole loan constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced whole loan with a subordinate companion loan, the related subordinate companion loan(s), if so provided in the related co-lender agreement) as a single whole loan, subject in certain cases to the rights

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of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a whole loan that constitutes a defaulted loan under the related outside servicing agreement.

Pursuant to the co-lender agreement with respect to any AB whole loan or pari passu-AB whole loan (except for any trust subordinate companion whole loan or any other whole loan as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are set forth below:
●	The “Lower-Tier REMIC”, which will hold the mortgage loans and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class D, Class E-RR, Class F-RR and Class G-RR certificates and the Combined VRR Interest as classes of regular interests in the Upper-Tier REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

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●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different

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Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	Pandemics: Economic conditions and restrictions on enforcing landlord rights due to a pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are generally non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self-storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans or groups of cross-collateralized mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans or groups may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
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●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders (or their respective representatives) have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Pandemics and any Related Governmental Response May Adversely Affect the Global Economy and May Adversely Affect the Performance of the Mortgage Loans and the Certificates

Epidemics, pandemics or similar outbreaks of an illness, disease or virus (each referred to below as a “pandemic”) that affect regions in which the mortgaged properties are located or in which their suppliers or vendors operate, as well as actions taken to contain or prevent the spread of such pandemics, may have a material and adverse impact on general commercial activity and, correspondingly, on various borrowers’ financial condition, the results of operations at certain mortgaged properties, and on the liquidity and performance of the mortgage loans and the certificates.

For example, in 2020 there was a global outbreak of a coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that spread throughout the world, including the United States, resulting in a global pandemic that affected the global economy to varying degrees. Measures implemented in 2020 by U.S. federal and state governments (in many cases by executive orders which remained in effect until 2024), as well as by the governments of a significant number of other countries, included economic relief and significant restrictions on business operations, travel, social gatherings and events, including “stay-at-home” orders and other social distancing guidelines, in each case, designed to prevent the spread of the virus. Such restrictions had lasting economic effects including that many businesses suffered financial losses or even closed as a result.

Certain economies and markets contracted as a result of the COVID-19 pandemic and, in some cases, took significant time to recover to, or may never have fully recovered to, their pre-pandemic status. The effects of the COVID-19 pandemic were particularly severe for certain property types, including, but not limited to: certain hospitality properties and casino properties, due to difficulties in the travel industry; certain retail properties, due to store closures, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, increased interest in remote online shopping, and tenants (including certain national and regional chains) refusing to pay rent; and certain office properties, including those with significant tenants who operate co-working or office-sharing spaces (due to declining interest in such spaces by their users, who typically license or sublease space for shorter durations), as well as generally due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, most insurance companies reportedly took the position during the COVID-19 pandemic (and may take a similar position in any future pandemic), that such insurance did not cover closures due to the pandemic and any related restrictions. Further, many insurers have since reduced their exposure to pandemic risk, primarily by adding or expanding physical damage requirements or virus exclusions or removing previously available virus coverage. Certain insurers and reinsurers have also taken the position that pandemic risk—which involves potentially large, widespread, and difficult-to-predict losses—is largely uninsurable because it does not meet key insurability criteria. In addition, it is expected that the related expense of maintaining such policies will likely be cost prohibitive for many smaller businesses and that the cost-benefit analysis for those businesses that are able to afford such insurance may simply weigh against maintaining any such policy. We cannot assure you that, during or following any pandemic, the cash flow at any mortgaged property will be sufficient for any borrower to pay all required insurance premiums, or that any borrower will maintain any applicable insurance policies even if required to do so pursuant

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to applicable mortgage loan documents, or that, even if any borrower does maintain any such policy in full force and effect, that a claim under any applicable insurance policy will result in full or partial payment of any losses.

The COVID-19 pandemic additionally led to, and any future pandemic could lead to:

●	severe disruptions in the global supply chain and in the financial and other markets;
●	significant increases in unemployment and reductions in the available workforce;
●	the closing of, or reduction in staff and services in, some federal, state and local administrative offices and courts;
●	delays in foreclosures, recordings of assignments and similar functions;
●	significant reductions in consumer demand across many industries in general; and
●	downturns in the economies of many nations as well as the overall global economy.

In the event of any pandemic and/or any related restrictions, commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment, “stay-at-home” orders, inability to operate their respective businesses, or other business slowdowns and/or shutdowns, and we cannot assure you that any tenants at any mortgaged property would continue making rental payments during a pandemic or at all. In addition, leases for certain of the tenants at the mortgaged properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments or, in certain circumstances, to terminate the lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of a pandemic. Furthermore, it is unclear whether closures due to any pandemic or related restrictions may trigger co-tenancy provisions or other relief clauses in commercial leases of affected tenants, which may afford certain tenants various rights to contractual relief under applicable leases. As a result, any borrowers may be unable to pay all or a portion of their debt service under any mortgage loan secured by any affected mortgaged property.

Further, to the extent any mortgaged property or related mortgage loan may become affected by any pandemic, the servicer, special servicer or any back-up advancing agent may determine that one or more advances on any applicable mortgage loan would not be recoverable and/or that it is unable to make such advances given the severity of delinquencies, which would result in shortfalls and likely losses on the offered certificates.

As a result of any pandemic, borrowers may seek a forbearance arrangement or loan modification at some point during the term of any affected mortgage loan. In response, the servicer and the special servicer may implement actions with respect to any affected mortgage loan to forbear or modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may lead to shortfalls and losses on the offered certificates. We cannot assure you that any borrower will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents for any affected mortgaged property and related mortgage loan. Borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the specific purpose set forth in the applicable mortgage loan documents, and may not have sufficient cash flow to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In the event of any pandemic, investors should consider the possibility of a higher-than-average delinquency rate and loss severity on any affected mortgaged properties and related mortgage loans. If any future pandemic occurs and the response is similar to the measures taken between 2020 and 2024 in response to COVID-19, such circumstances could have an adverse impact on (i) the borrowers’ ability to make timely payments on one or more of the mortgage loans, (ii) commercial mortgage markets in general, and (iii) the status of all or portions of the global economy, any of which may in turn also have an adverse impact on the performance and market value of the mortgaged properties and value of the offered certificates.

The widespread and cascading effects of any pandemic, particularly if governmental restrictions are imposed, also heighten many of the other risks described under the heading “RISK FACTORS” herein, such as those related

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to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your offered certificates.

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers engage in attacks against organizations from time to time that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not be subject to such attacks and suffer any resulting losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

In addition, due to the transition to remote working environments as a result of the outbreak of the COVID-19 pandemic, there is an elevated risk of such events occurring.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either (i) do not contain non-recourse carveouts or (ii) contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in

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the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Furthermore, in certain cases, there may not be a third party guarantor of such non-recourse carveouts.

Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under the guaranty. Accordingly, in all cases, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily, commercial or manufactured housing community property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily, commercial or manufactured housing community property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily, commercial and manufactured housing community properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental, commercial and manufactured housing community real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and
●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

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Many Risk Factors Are Common to Most or All Multifamily, Commercial and Manufactured Housing Community Properties

The following factors, among others, will affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
●	environmental contamination.
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The volatility of net operating income generated by a multifamily commercial or manufactured housing community property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial, multifamily and manufactured housing community properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self-storage properties, can be expected to have more volatile cash flows than commercial, multifamily and manufactured housing community properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial, multifamily and manufactured housing community properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

Most of the mortgage loans have 5 year original terms to maturity. Rapid technological advances and changes in consumer tastes over the course of those 5 years may impact the use, occupancy and demand for the products or services related to the mortgaged properties securing such mortgage loans. In addition, tenant needs may change due to such factors and the related property may not be able to quickly adapt to such changes. We cannot assure you that any such changes will not impact the performance of the related mortgaged properties, the ability of the related mortgagors to continue to make payments of debt service on the related mortgage loans or to secure refinancing of the mortgage loans or to pay the principal balance of their mortgage loans at maturity.

In addition, certain mortgaged properties may be located in an area that is primarily dependent on a single company or industry. In that case, any change that adversely affects that company or industry could reduce occupancy at the related mortgaged properties.

The Successful Operation of a Multifamily, Commercial or Manufactured Housing Community Property Depends on Tenants

Generally, multifamily, commercial and manufactured housing community properties are subject to leases. The owner of an income producing property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
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●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back the offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.
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Mortgaged properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily, commercial and manufactured housing community properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.
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Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self-storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
●	reduce operating and repair costs, and
●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial, multifamily or manufactured housing community property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

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Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
●	offers a more favorable location; or
●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

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See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily, commercial or manufactured housing community property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self-storage facilities,
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tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured` by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily rental properties, multi-tenant commercial properties or manufactured housing community properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily, commercial or manufactured housing community mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily, commercial or manufactured housing community property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily, commercial and manufactured housing community mortgage loans. For example, the value of a multifamily, commercial or manufactured housing community property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily, commercial or manufactured housing community property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

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●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily, commercial or manufactured housing community property will be affected by property performance. As a result, if a multifamily, commercial or manufactured housing community mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
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●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by a parent entity) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain or corporate group that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores, offices or locations in the chain or corporate group, reduce exposure, relocate stores, offices or locations or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores or redundant stores, offices or locations, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

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Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction prior to or in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the Gateway Industrial Center mortgaged property (1.6%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant involved in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the

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conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to the Bankruptcy Code, there are limitations on a lessor’s ability to collect damages for lease rejection and full recovery may not be possible.

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-

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disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

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The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
●	tenant mix;
●	whether the property is in a desirable location;
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●	the physical condition and amenities of the building in relation to competing buildings;
●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. To the extent that a tenant changes the manner in which its gross sales are reported, it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remains unchanged. A default by a tenant under its lease could result in delays and costs

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in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the co-tenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

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●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain, and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, however, so any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases. In addition, certain properties may have one or more tenants that operate a medical marijuana dispensary. Although such operations may comply with applicable state law, the possession and sale of marijuana for medicinal purposes remains illegal under applicable federal law.

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Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
●	demographic trends within the metropolitan area to move away from or towards the central business district;
●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

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Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”, “—Hospitality Properties”, “—Retail Properties” and “—Office Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

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Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time, including whether an area is perceived as safe;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;
●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
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●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single-family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;
●	require good cause for eviction;
●	require disclosure of fees;
●	prohibit unreasonable rules;
●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
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●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. In New York City, landlords must register each rent stabilized apartment with the State of New York Division of Housing and Community Renewal (the “DHCR”).

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. The restrictions on the ability of the borrowers to increase rents under the rent stabilization laws or regulations may discourage the borrowers from renovating the related mortgaged properties or otherwise investing in the mortgaged properties, which in turn may adversely affect the ability of the borrowers to relet vacant units to new tenants. If rents are reduced or rents cannot be increased in proportion to increases in operating expenses and/or vacant units are not relet, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses. Moreover, legislative, judicial and administrative actions and proceedings, as well as rules, regulations and statutes concerning the regulatory status and/or legal rents of rent-stabilized multifamily units may adversely affect the ability of property owners to combine, redevelop or reconfigure units and/or charge rents at higher rental rates for such combined, redeveloped or reconfigured units. Any violation or alleged violation of rent control regulation or rent stabilization regulation by the borrowers could result in a loss of the tax benefits that are currently available to the borrowers and/or payments of overcharges and penalties and fines. In addition, the borrowers and their affiliates would be more susceptible to potential lawsuits filed by tenants or a tenants association alleging a violation of rent control regulation or rent stabilization regulation by the borrowers or their affiliates.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these

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programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
3.	number and depth of loading bays,
4.	divisibility,
5.	floor loading capacities,
6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;
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●	resort hotels with many amenities;
●	limited service hotels;
●	hotels and motels associated with national or regional franchise chains;
●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and
●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;
●	the seasonal nature of business at the property;
●	the level of room rates relative to those charged by competitors;
●	quality and perception of the franchise affiliation;
●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	the quality of hospitality property management;
●	ability to convert to alternative uses which may not be readily made;
●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;
●	the existence or construction of competing hospitality properties;
●	nature and quality of the services and facilities;
●	financial strength and capabilities of the owner and operator;
●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;
●	increases in operating costs, which may not be offset by increased room rates;
●	the property’s dependence on business and commercial travelers and tourism;
●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and
●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service, select service and extended stay hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition. Further, because rooms at hospitality

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properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;
●	the public perception of the franchise service mark; and
●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

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In addition to hotel operations, some hospitality properties also operate spas, convention centers, and entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Warehouse, Mini-Warehouse and Self-Storage Facilities

Warehouse, mini-warehouse and self-storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self-storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self-storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self-storage property depends on—

●	building design,
●	location and visibility,
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●	tenant privacy,
●	efficient access to the property,
●	proximity to potential users, including apartment complexes or commercial users,
●	services provided at the property, such as security,
●	age and appearance of the improvements, and
●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self-storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self-storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self-storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. Additionally, because the cost to replace the improvements at a self-storage property is typically low, the insurable value of a self-storage property is often lower than the mortgage loan balance and in the event of a casualty when a borrower is not required to rebuild or cannot rebuild, insurance proceeds may be insufficient to pay the mortgage loan and there is no “gap” insurance required to cover any shortfall. There is also risk because storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The homeowner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The landowner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;
●	the ability of management to provide adequate maintenance and insurance;
●	the number of comparable competing properties in the local market;
●	the age, appearance, condition and reputation of the property;
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●	whether the property is subject to any age restrictions on tenants;
●	the quality of management;
●	the types of facilities and services it provides; and
●	state and local regulations, including rent control or rent stabilization, and tenant association rights.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,
●	cooperatively-owned apartment buildings,
●	condominium complexes, and
●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Manufactured housing and recreational vehicle communities have few or no insurable buildings or improvements and thus do not have casualty insurance or have very low limits of casualty insurance in comparison with the related mortgage loan balances. In the event that a manufactured housing or recreational vehicle community property constitutes a nonconforming use or has other zoning non-conformities, and a casualty or other event occurs with respect to which the applicable zoning ordinance does not permit continuance of the manufactured housing community use, or requires the community to operate with a lower number of tenants, it is anticipated that the insurance proceeds, if any, in connection with such event would be substantially lower than the principal balance of the related mortgage loan or the allocated loan balance of the related property. Further, since many manufactured housing communities are located in areas with low land value, the lender would generally not be able to recover the shortfall by foreclosing on the land. Accordingly, the issuing entity could experience a substantial loss.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
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●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing community property.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;
●	medical offices;
●	skilled nursing facilities;
●	nursing homes;
●	congregate care facilities; and
●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;
●	retroactive rate adjustments;
●	administrative rulings;
●	policy interpretations;
●	delays by fiscal intermediaries; and
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●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;
●	facility inspections;
●	rate setting;
●	disruptions in payments;
●	reimbursement policies;
●	audits, which may result in recoupment of payments made or withholding of payments due;
●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;
●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and
●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

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The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Certain tenants are restaurants, taverns and other establishments that are part of the food and beverage service industry. Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
●	the cost, quality and availability of food and beverage products;
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●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
●	the ability to provide or contract for capable management; and
●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,
●	product,
●	price,
●	value,
●	quality,
●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—
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1.	adversely affect the nature of the business, or
2.	require renovation, refurbishment, expansion or other expenditures;
●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Franchise agreements for chain restaurants typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;
●	the appeal of the recreational activities offered;
●	the existence or construction of competing properties, whether or not they offer the same activities;
●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;
●	geographic location and dependence on tourism;
●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;
●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;
●	sensitivity to weather and climate changes; and
●	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

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Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use, office, multifamily, hospitality or other properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Event Center

Certain mortgaged properties are used as event space. Mortgaged properties used as event space derive their income from one-time events and do not have long-term leases. Therefore, these properties may be sensitive to declines in general economic and business conditions. Demand for event space may be seasonal. Event center properties may also be subject to competition from other property types that provide similar services, such as hospitality properties or restaurants. In addition, mortgaged properties used as event space may not be readily convertible to alternative uses if these properties were to become unprofitable.

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Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and
●	the related voting rights in the owners’ association for the subject building, development or project.

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium declaration rules and/or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units or common elements owned by such owner as a percentage of the total number of units or common elements in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which results in the related borrower not having control of the related condominium or owners association.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

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The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

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A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are mixed use, multifamily, retail, industrial, self storage, office and hospitality. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. In particular, there have been predictions that climate change may lead to an increase in the frequency of natural disasters and extreme weather conditions, with certain states bearing a greater risk of the adverse effects of climate change, which could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in those states. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, New Jersey, Florida, California and District of Columbia. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the back-up advancing agent’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

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Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. There have been concerns that climate change has led to, and may increasingly lead to, an increase in the frequency of natural disasters and extreme weather conditions, such as extreme heat, drought, changes in precipitation and temperature, rise in sea and other water levels and water access, as well as acute events like wildfires, hurricanes and flooding, with certain states bearing a greater risk of the adverse effects of climate change. If material, such events may result in physical damage to or destruction of certain mortgaged properties. Further, the borrowers financial condition or results of operations at affected mortgaged properties may be adversely affected. Should the impact of climate change be perceived as chronic, there may be a decrease in demand for mortgaged properties located in the affected areas, which could adversely affect real estate values, as well as an increase in insurance costs and a reduction in coverage availability.

In addition, changes in federal and state legislation and regulation on climate change could result in increased required capital expenditures to improve the energy efficiency of the borrowers’ existing mortgaged properties or to protect them from the consequence of climate change. Such changes include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet were to meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

The foregoing effects of climate change could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in the affected states. In addition, we cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will

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Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below, “Description of the Mortgage Pool—Environmental Considerations” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations” and “Description of the Mortgage Pool—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

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The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment or residential use or other land use restrictions.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information regarding environmental conditions at mortgaged properties securing mortgage loans in the issuing entity. See also Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances

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from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled or expected to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self-storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

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In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

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Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

For example, as of the date of this prospectus, the Los Angeles, California area is recovering from multiple severe wildfires resulting in significant property damage and the evacuation of numerous residents. None of the mortgaged properties are located in Los Angeles county.

We cannot assure you that any damage caused by hurricanes, windstorms, floods, droughts, tornadoes, wildfires, oil spills or other events will be covered by insurance, or even if covered by insurance, that the insurer will have sufficient financial resources to make any payment on the insurance policy or that the insurer will not challenge any claim resulting in a delay or reduction of the ultimate insurance proceeds. Any such lack of coverage, insufficiency of resources or challenge to a claim could have a material adverse effect on the performance of the offered certificates.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. Any such shortfall or lack of coverage may result in losses on the certificates, especially if they are subordinated. In addition, the cost of insurance has increased in certain jurisdictions and, as a result, some borrowers may have difficulty in obtaining appropriate insurance or maintaining insurance coverage at the related mortgaged properties. The cost of force-placed insurance, correspondingly, may be prohibitively high to provide sufficient coverage for a mortgaged property. The additional cost of force-placed insurance or insurance required to be maintained on any REO properties may adversely impact the operation at the mortgaged property and/or reduce liquidation proceeds from any REO properties.

As a result of the higher cost of hazard insurance policies, certain borrowers may have obtained insurance policies with relatively high deductibles. In the event a borrower makes a claim under its policies, the relatively high out of pocket cost associated with higher deductibles may adversely impact the cash flow at the related mortgaged property.

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Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of the trust interest owners.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Six (6) of the mortgaged properties (8.7%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 16%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2025. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus and Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
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●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
●	revolution,
●	governmental actions,
●	floods and other water-related causes,
●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
●	vermin, and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	a title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing (or expected to undergo) renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence

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of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

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As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

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Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter

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worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans or the related whole loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

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Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value”

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under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans (2.7%) is a seasoned mortgage loan that was originated at least eight months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;
●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;
●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;
●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;
●	the physical condition of the mortgaged properties or improvements may have changed since origination; and
●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional

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Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

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Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

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In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property.

See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”, “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “—Tenancies-in-Common May Hinder Recovery”, “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous federal and state statutes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
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●	reduce monthly payments due under a mortgage loan;
●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily, commercial or manufactured housing community property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the

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borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan (other than any trust subordinate companion loan) is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

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Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. In any such instance, the issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

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Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—
1.	was insolvent at the time of granting the lien,
2.	was rendered insolvent by the granting of the lien,
3.	was left with inadequate capital, or
4.	was not able to pay its debts as they matured; and
●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

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The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related

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mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements, although in certain cases the lender may have waived such requirements as to specific institutions or otherwise. Also, recent news reports have indicated that some rating agencies are assessing a number of financial institutions for possible downgrades and that some institutions have already been the subject of downgrades, which may trigger the obligation to transfer accounts held at such institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts

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(or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time. We cannot assure you that Bridge Bank or Flagstar is not the lockbox bank for any mortgage loans to be held by the issuing entity.

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. Furthermore, most of the mortgage loans provide for original terms to maturity of approximately five years and, as of the cut-off date, none of the mortgage loans have more than eight (8) months seasoning. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
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●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective

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provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

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Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. Unions can encourage employees to leave work if the workplace does not meet certain safety requirements, as seen during the COVID-19 pandemic. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

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Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and any applicable trust subordinate companion loans) to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator, the expected initial risk retention consultation party and the expected holder of the Combined VRR interest, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the certificate administrator) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans and any trust subordinate companion loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

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The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related whole loan. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Whole Loans” for more information regarding the rights of any companion loan holder.

In addition, Citi Real Estate Funding Inc., as the retaining sponsor, is expected to hold the Combined VRR Interest as described in “Credit Risk Retention”; and Citi Real Estate Funding Inc. is expected to appoint itself as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the party by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or any party that can appoint the risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or

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otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is the risk retention consultation party or the person entitled to appoint the risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to the risk retention consultation party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

There can be no assurance that Citi Real Estate Funding Inc. (as a party with the right to appoint the risk retention consultation party) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, a sponsor or an affiliate thereof may be a tenant with respect to a mortgaged property securing a mortgage loan. In such situations, there can be no assurance that any related borrower did not receive more favorable loan terms than it would have received if a sponsor or sponsor affiliate was not a tenant, nor can there be any assurance that that any such sponsor or sponsor affiliate did not receive more favorable lease terms than any other tenant would receive. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information regarding any such circumstances.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

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The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, notwithstanding that, consistent with applicable laws, including Rule 192 described below, any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. Although Securities Act Rule 192 (Prohibition Against Conflicts of Interest in Certain Securitizations) prohibits underwriters, sponsors and certain other securitization participants from engaging in certain “conflicted transactions”, including certain short sale and credit derivatives, and equivalent transactions, the rule contains exceptions for certain market-making transactions, risk-mitigating hedging transactions and liquidity commitment transactions. As a result, it is possible that the Underwriter Entities, consistent with applicable laws, including Rule 192, nonetheless may, from time to time, take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates. As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. In connection therewith, Citi Real Estate Funding Inc. (as the retaining sponsor) is an Underwriter Entity that is expected to be an owner of the Combined VRR Interest and the initial risk retention consultation party as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a non-vertically retained certificate (whether in connection with market-making activity or otherwise or in its capacity as an owner of the Combined VRR Interest) will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

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The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced whole loan is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced whole loan, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced whole loan under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced whole loan;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and

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incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer (or any of their respective sub-servicers) services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer (or any of their respective sub-servicers) and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer(or any of their respective sub-servicers), as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other trust interest owner, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that CMBS 4 Sub 8, LLC (or an affiliate thereof) will be the initial controlling class representative and, as such, will be the initial directing holder with respect to the serviced mortgage loans and any related serviced companion loans (other than any serviced outside controlled whole loan or any trust subordinate companion whole loan). It is expected that CMBS 4 Sub 8, LLC will appoint LNR Partners, LLC to act as the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (other than any excluded special servicer mortgage loan or trust subordinate companion whole loan).

Further, the master servicer, the special servicer, the certificate administrator, the trustee or any of their respective affiliates may be acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer or an affiliate thereof is a

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mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand against itself or an affiliate resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event (including solely in the case of a trust subordinate companion whole loan, any operating advisor consultation trigger event specifically related to the securitization involving the issuance of the related loan-specific certificates), (iv) has no consultation rights in connection with a serviced outside controlled whole loan unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced whole loans, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of the State of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans and trust subordinate companion loans (if any); provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the trust interest owners (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) (or any securitization transaction constituted by the issuance of any loan-specific certificates) or (ii) directly or indirectly have any financial interest in this securitization transaction (or any securitization transaction constituted by the issuance of any loan-specific certificates) other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the

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future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of the State of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that CMBS 4 Sub 8, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. In addition, in the case of any servicing shift whole loan (for so long as it is serviced under the pooling and servicing agreement for this

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securitization) or other serviced outside controlled whole loan, the holder of the related controlling pari passu or subordinate companion loan, as applicable, will be the initial directing holder. See “Description of the Mortgage Pool—The Whole Loans”. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”. If the issuing entity contains a trust subordinate companion loan, the initial loan-specific controlling class representative (and, accordingly, the initial directing holder) with respect to the related trust subordinate companion whole loan will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, and any loan-specific controlling class representative will be controlled by the related loan-specific controlling class certificateholders, and the holders of the controlling class and any loan-specific controlling class, respectively, will not, in the case of any such class, have any duty or liability to any other trust interest owner. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced whole loan, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced whole loan. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced whole loan that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

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No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Whole Loans”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Although a directing holder, controlling class certificateholder or loan-specific controlling class certificateholder (if any, and if no “control appraisal period” is in effect) that, in each case, is a borrower party with respect to a mortgage loan or whole loan will generally not be entitled to have access to certain excluded information regarding such mortgage loan or whole loan and the related mortgaged property (including asset status reports, final asset status reports or any summaries related thereto (and any other excluded information identified in the pooling and servicing agreement)), and certificateholders of the same controlling class that are not borrower parties will be required to certify that they will not share such excluded information with such borrower parties, we cannot assure you that any such excluded entities will not access, obtain, review and/or use, or that any non-excluded entity will not share with such excluded entity, such excluded information in a manner that adversely impacts your offered certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR and Class G-RR certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors.

In addition, although Securities Act Rule 192 (Prohibition Against Conflicts of Interest in Certain Securitizations) may be applicable to actions taken by an entity (and, in some cases, an affiliate of an entity) with a contractual right to direct or cause the direction of the structure, design or assembly of an asset-backed security, or the composition of the underlying asset pool, the rule contains exceptions, including for certain risk-mitigating hedging transactions. As a result, it is possible that the B-Piece Buyer may, from time to time, enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E-RR, Class F-RR or Class G-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that the B-Piece Buyer (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder.

The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

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Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan

With respect to each whole loan, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such whole loan and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such whole loan (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans and any trust subordinate companion loans, and the primary security and source of payment for the mortgage loans and any trust subordinate companion loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged

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properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the offered certificates will develop. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the offered certificates and other CMBS generally. Additionally, one or more investors may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial, multifamily and manufactured housing community mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
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●	investors’ perceptions regarding the commercial, multifamily and manufactured housing community real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

We make no representation as to the suitability of any criteria established by the nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agencies, nor can we assure you that the criteria established by a nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency will be followed in all circumstances (including, in each case, with respect to the certificates) or that they will be applied consistently across all securities analyzed by such nationally recognized statistical rating organizations that assign ratings to any class of offered certificates or any other rating agency. Any change in a rating agency’s criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any securities rated by such rating agency or any other rating agency (including any class of certificates), despite the fact that such securities (or such class) might still be fully performing pursuant to the terms of the related securitization documents. We cannot assure you that any such downgrade, withdrawal or qualification of any rating assigned to any securities (including any class of certificates) will not also adversely affect the market value of those certificates whose ratings have not been subject to such downgrade, withdrawal or qualification.

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The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to various nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for

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determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases by the master servicer maintaining specified minimum credit ratings or by entering into a supplemental agreement with a third party maintaining specified minimum credit ratings providing for certain backup advancing functions. Failure to maintain the ongoing rating requirements or requirements for a supplemental agreement by the master servicer, certificate administrator or trustee may require the existing certificate administrator and/or trustee, as applicable, to resign and be replaced with an entity meeting those requirements. See “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement. In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria. Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating

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agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other more senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the more senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
●	the characteristics and quality of the mortgage loans in the trust.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a whole loan with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates

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by such companion loan. See the discussions regarding mortgage loans that are part of AB whole loans or AB pari passu whole loans under “Description of the Mortgage Pool—The Whole Loans”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of non-vertically retained principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of non-vertically retained principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

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The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

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We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates, the Class X-B certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The respective yields to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage

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loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If the non-vertically retained percentage of losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if the non-vertically retained percentage of losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the back-up advancing agent is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the back-up advancing agent is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on the related distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2 or Class A-3 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such

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mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the trust interest owners, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the trust interest owners may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2 and Class A-3 certificates. The yield to maturity on the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-S, Class B and Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and Class X-B certificates and may result in holders not fully recouping their initial investments. The respective yields to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

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Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced as to the applicable serviced loan(s) based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and any other applicable trust interest owner(s) related to the mortgage pool (as a collective whole)). Furthermore, the special servicer with respect to a trust subordinate companion whole loan may be terminated based on just a related loan-specific certificateholder vote (or, in certain cases, a combined certificateholder/related loan-specific certificateholder vote) on circumstances similar to those described in the prior sentence as they relate to the related loan-specific certificates and any related uncertificated loan-specific interests. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

The outside special servicer for any outside serviced whole loan will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced whole loan as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced whole loan, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums

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have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced whole loan. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, whole loan under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, whole loan serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, whole loan(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class or group of trust interest owners or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class or group of trust interest owners or such other person that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment

With respect to each outside serviced whole loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced whole loan, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related
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outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced whole loan that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests (or the interests of the person(s) that appointed it), without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests (or the interests of the person(s) that appointed it) over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced whole loan (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

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The Servicing of the Poinciana Lakes Plaza Whole Loan Will Shift to Other Servicers

The servicing of the Poinciana Lakes Plaza whole loan will initially be governed by the pooling and servicing agreement for this securitization transaction but is expected to be governed by the pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the Poinciana Lakes Plaza whole loan will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan for the Poinciana Lakes Plaza whole loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

The Controlling Pari Passu Companion Loan for One or More of the Outside Serviced Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized

It is expected that servicing of the Shaw Park Plaza whole loan will shift from the current outside servicing agreement and eventually be serviced and administered pursuant to the pooling and servicing agreement for any commercial mortgage securitization transaction to which the related controlling pari passu companion is to be contributed Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan for the Shaw Park Plaza whole loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of any such future securitization transaction actually occurs, nor will they have any assurance as to the particular terms of, or parties to, any such future outside servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.
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Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or whole loan that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it will not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a material breach of any sponsor’s representations and warranties or any material document defects, if such sponsor defaults on its obligation to do so. Notwithstanding the foregoing, pursuant to the related mortgage loan purchase agreement, Barclays Capital Holdings Inc. will agree to repurchase or replace defective Barclays Capital Real Estate Inc. mortgage loans to the same extent as Barclays Capital Real Estate Inc. in connection with any such breach or document defect on the part of Barclays Capital Real Estate Inc. We cannot assure you that the sponsors (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc.) will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc.) may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to the ILPT 2025 Portfolio mortgage loan (9.6%), which is comprised of promissory notes contributed to the securitization transaction by multiple sponsors, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to such mortgage loan, only one mortgage loan seller, and not the other, will repurchase, or otherwise comply with any remedial obligations

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with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the back-up advancing agent will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

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The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The Federal Deposit Insurance Act (the “FDIA”) gives the Federal Deposit Insurance Corporation (the “FDIC”) the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the FDIC from its repudiation powers for securitizations sponsored by insured depository institutions.  However, the safe harbor is non-exclusive.

Furthermore, Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

Bank of Montreal is a Schedule I bank under the Bank Act (Canada) and subject to Canadian bankruptcy and insolvency laws. The Superintendent of Financial Institutions and other Canadian regulatory authorities have broad powers under the Bank Act (Canada) and other applicable Canadian federal legislation to take control of BMO or its assets to protect the rights and interests of the depositors and creditors of BMO, including making an application for a winding-up of BMO or a restructuring of its assets under applicable Canadian federal legislation. There is considerable uncertainty about the scope of the powers afforded to these Canadian regulatory authorities and how they may choose to exercise such powers. Actions taken by such authorities may affect the ability of BMO to satisfy its ongoing obligations under the related mortgage loan purchase agreement and/or result in the cancellation,

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modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents without BMO’s or your consent, which could in turn affect the ability of the issuing entity to meet its obligations in respect of the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted whole loan (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan or any trust subordinate companion loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu whole loan, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan (or trust subordinate companion loan, if applicable) held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced whole loan, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan (or, if applicable, a trust subordinate companion loan) were subject to such sale.

In the case of a serviced outside controlled whole loan, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such whole loan by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such whole loan). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled whole loan will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled whole loan.

In connection with the servicing of a serviced pari passu whole loan, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu whole loan, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB whole loan, pursuant to the terms of the pooling and servicing agreement and subject to any related co-lender agreement, if such serviced AB whole loan becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Whole Loans”.

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You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced whole loan, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

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Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose of, or otherwise recover on, the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to trust interest owners and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

In addition, there may be other limitations imposed by a REMIC trust on the ability to exercise remedies or take other actions with respect to certain mortgage loans, including in a foreclosure. For example, for certain mortgage loans there may exist a pledge of equity or other collateral that may not qualify as interests in real property, or there

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may be a need to partner with a third party which is not permitted in a REMIC trust, and, in any such case, the issuing entity may be required to sell the defaulted mortgage loan to a third party transferee who would be able to exercise such equity or other foreclosure rights. Depending on market conditions, such sale could cause a loss to the issuing entity, as compared to foreclosing and selling later.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Tax Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial, multifamily or manufactured housing community mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

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You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when

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due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Recently, the financial markets are experiencing significant volatility and uncertainty as a result of newly imposed U.S. tariffs, retaliatory tariffs and other changes in governmental policies. The risk of a prolonged inflation and recession has become a major concern among financial institutions. Consumer and producer prices in the United States have experienced and are expected to continue to experience steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the offered certificates.

In addition, the federal government has instituted a broad review of federal spending, including freezing the payment of previously authorized funds. The federal government or its agencies may be a tenant at one or more mortgaged properties. Additionally, certain tenants at the mortgaged properties may receive income from the federal government, including in the form of grants or as reimbursement for services such as medical care under Medicare, and such funds may no longer be available.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have from time to time experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. In more recent times, much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters, including without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby, the military conflict between Israel and Hamas, and political gridlock on United States federal budget matters including full or partial government shutdowns, may have an adverse effect on the mortgaged properties and/or your offered certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial, multifamily and manufactured housing community real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
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●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased involvement by the North Atlantic Treaty Organization (NATO) in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Furthermore, Israel and Iran have taken and continue to take military action against one another, and the United States bombed strategic sites in Iran. The broader consequences of the military conflict between Israel, Iran and Hamas are difficult to predict at this time, but may include regional instability and geopolitical shifts, heightened regulatory scrutiny related to sanctions compliance, increased inflation, further increases or fluctuations in commodity and energy prices, decreases in global travel, disruptions to the global energy supply and other adverse effects on macroeconomic conditions.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 and related regulatory technical standards and implementing technical standards (in each case, as amended and collectively, the “EU Securitization Rules”) imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Rules), being: (a) subject to certain exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “EU CRR”)); (c) alternative investment fund managers as defined in Directive 2011/61/EU which manage and/or market alternative investment funds (as defined in that Directive) in the EU; (d) investment firms (as defined in the EU CRR); (e) insurance undertakings and reinsurance undertakings as defined in Directive
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2009/138/EC; and (f) management companies of UCITS funds (or internally managed UCITS) (and, in addition, the EU CRR makes provision as to the application of the EU Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the EU CRR). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

●	Pursuant to the EU Due Diligence Requirements, an EU Institutional Investor is required (amongst other things), prior to holding a securitisation position, to verify certain matters in accordance with the EU Securitization Rules, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitisation of not less than 5%, in accordance with the EU Securitization Rules; and (c) the originator, sponsor or securitisation special purpose entity has, where applicable, made information available in accordance with the EU Securitization Rules.
●	The consequences of a failure to comply with the EU Due Diligence Requirements with respect to an investment in the Offered Certificates would depend on the characteristics of the relevant EU Institutional Investor. For example, an EU Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant offered certificates; and an EU Institutional Investor that is an alternative investment fund manager may be required to take corrective action in the best interest of investors in the relevant fund.
●	UK legislation comprising the Securitisation Regulations 2024 and related rules made by the Financial Conduct Authority (the “FCA”) and the Prudential Regulation Authority (in each case, as amended, and collectively, the “UK Securitization Rules”) imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Rules), being: (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) the trustees and managers of occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) AIFMs as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 (as amended, the “AIFM Regulations”) that have permission under the FSMA for managing AIFs (as defined in the AIFM Regulations) and market or manage AIFs in the UK and small registered UK AIFMs, as defined in the AIFM Regulations; (d) UCITS as defined in Section 236A of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) and as amended (the “UK CRR”); and (f) FCA investment firms as defined in Article 4(1)(2AB) of the UK CRR (and, in addition, the UK CRR makes provision as to the application of the UK Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the UK CRR). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.
●	Pursuant to the UK Due Diligence Requirements, a UK Institutional Investor is required (amongst other things), prior to holding a securitisation position, to verify certain matters in accordance with the UK Securitization Rules to which it is subject, including that (a) except in specified cases, certain credit-granting requirements are satisfied; (b) the originator, sponsor or original lender retains a material net economic interest in the securitisation of not less than 5%, in accordance with the UK Securitization Rules; and (c) the originator, sponsor or securitisation special purpose entity has made information available (and committed to make further information available) in accordance with the UK Securitization Rules to which the UK Institutional Investor is subject.
●	The consequences of a failure to comply with the UK Due Diligence Requirements with respect to an investment in the offered certificates would depend on the characteristics of the relevant UK Institutional Investor. For example, a UK Institutional Investor that is subject to regulatory capital requirements may be subject to a penalty regulatory capital charge on the relevant offered certificates; and a UK
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Institutional Investor that is an AIFM may be required to take corrective action in the best interest of investors in the relevant AIF.

●	Prospective investors should be aware that none of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or to take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Rules or the UK Securitization Rules. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any EU Due Diligence Requirements or any UK Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the EU Securitization Rules or the UK Securitization Rules.
●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be an EU Institutional Investor or a UK Institutional Investor. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.
●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
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●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgage-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

In addition, compliance with various legal requirements could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance its mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Accordingly, all prospective investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

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None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or retaining parties or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

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Description of the Mortgage Pool

General

The issuing entity with respect to the Trust Interests will be Benchmark 2025-V16 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 31 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $624,663,285 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in August 2025 (or, in the case of any Mortgage Loan or Whole Loan that has its first due date subsequent to August 2025, the date that would have been its due date in August 2025 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

In particular, with respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), the related Whole Loan is evidenced by (i) the non-Florida notes (in an aggregate original principal amount of approximately $995,640,000) executed by each of the borrowers other than the Florida borrowers, which are secured by all of the mortgages (other than the Florida mortgages) which encumber, collectively, the Mortgaged Properties located outside the State of Florida (such mortgages, the “Non-Florida Mortgages”) and (ii) the Florida notes (with an aggregate maximum principal amount of approximately $164,360,000) executed by the Florida borrowers, which are secured by mortgages, each of which encumbers the applicable Mortgaged Property located in the State of Florida (the “Florida Mortgages”). The Florida Mortgages secure only the Florida notes, and only the Florida borrowers have any obligation under the Florida notes or to repay any Florida note, and the Non-Florida Mortgages secure all of the notes other than the Florida notes; provided, that all of the borrowers (including the Florida borrowers) delivered to the lender a guaranty (the “Guaranty (Florida Notes)”) of the borrowers’ obligations to pay the outstanding principal balance of, and other amounts due and owing on, each note (including the Non-Florida notes and the Florida notes), and any other Mortgage Loan documents, and the Guaranty (Florida Notes) is secured by both the Florida Mortgages and Non-Florida Mortgages. As a result of the foregoing limitation on cross-collateralization, if a foreclosure sale or other recovery on any Florida Mortgage yields proceeds that exceed the amount of the Florida notes plus the amount of the applicable Florida borrower’s obligations under the Guaranty (Florida Notes), such excess would not be secured by any Florida Mortgage. Further, in the event that a foreclosure sale or other recovery on the mortgages other than the Florida Mortgages resulted in proceeds that are insufficient to pay all amounts due and owing on the notes, the fact that any excess proceeds realized on the Florida notes are not secured by the Florida Mortgages could result in a shortfall in recovery on the Mortgage Loan and in payments of amounts due and owing to Certificateholders. Similarly, the same risk would exist in the event that a foreclosure sale or other recovery on the mortgages other than the Florida Mortgages resulted in an excess over the amount of the Non-Florida notes and the applicable borrowers' obligations under the Guaranty (Florida Notes) and/or the recovery under the Florida Mortgages resulted in insufficient proceeds to pay all amounts due and owing on the notes.

In addition, the Issuing Entity may include one or more subordinate notes evidencing a subordinate portion of a Pari Passu-AB Whole Loan or an AB Whole Loan (each such subordinate portion is referred to in this prospectus as a “Trust Subordinate Companion Loan”, and a Whole Loan that includes a Trust Subordinate Companion Loan is referred to as a “Trust Subordinate Companion Whole Loan”). In any such case, the Trust Subordinate Companion Loan will be an asset of the Issuing Entity and be serviced under the Pooling and Servicing Agreement, and will back, and be the sole source of payment on, the related Loan-Specific Certificates and any related uncertificated loan-specific interests, but will not be included in the Mortgage Pool that will back the Certificates. If a Trust Subordinate Companion Loan is included as an asset of the Issuing Entity, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

As regards the assets of the Issuing Entity, references to “Mortgage Loan” and “Mortgage Loans” are intended to mean only a Mortgage Loan or group of Mortgage Loans that are part of the Mortgage Pool and are exclusive of any Trust Subordinate Companion Loans.

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For avoidance of doubt, the assets of the Issuing Entity will not include any Trust Subordinate Companion Loans and accordingly all references to “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Loans”, “Trust Subordinate Companion Whole Loan”, “Trust Subordinate Companion Whole Loans”, “Loan-Specific Certificate”, “Loan-Specific Certificates” and any related concepts are to be disregarded.

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Nine (9) Mortgage Loans (collectively 33.6%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Whole Loan”). A Whole Loan consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that, except in the case of any Trust Subordinate Companion Loan, will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Whole Loan may be referred to in this prospectus as a “Pari Passu Whole Loan”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Whole Loan may be referred to in this prospectus as an “AB Whole Loan”. If a Whole Loan includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Whole Loan may be referred to in this prospectus as a “Pari Passu-AB Whole Loan” and the discussions in this prospectus regarding both Pari Passu Whole Loans and AB Whole Loans will be applicable to such Whole Loan. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Whole Loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan (other than a Trust Subordinate Companion Loan, if any) is an asset of the Issuing Entity. See “—The Whole Loans” below for more information regarding the identity of, and certain other information regarding, the Whole Loans, as well as rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

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Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	14 (the “CREFI Mortgage Loans”)(1)	$322,640,000	51.7%
Goldman Sachs Mortgage Company (“GSMC”)	5 (the “GSMC Mortgage Loans”)	105,300,000	16.9
German American Capital Corporation (“GACC”)	4 (the “GACC Mortgage Loans”)	54,750,000	8.8
Barclays Capital Real Estate Inc. (“Barclays” or “BCREI”)	3 (the “Barclays Mortgage Loans”)	45,650,000	7.3
Bank of Montreal (“BMO”)	4 (the “BMO Mortgage Loans”)(2)	36,323,285	5.8
CREFI/BMO	1(3)	60,000,000	9.6
Total	31	$624,663,285	100.0%

(1)	Except as otherwise indicated, references to “CREFI Mortgage Loans” also include the CREFI ILPT 2025 Portfolio Note(s) (as defined below).
(2)	Except as otherwise indicated, references to “BMO Mortgage Loans” also include the BMO ILPT 2025 Portfolio Note(s) (as defined below).
(3)	The ILPT 2025 Portfolio Mortgage Loan (9.6%) is part of a Whole Loan as to which separate notes are being sold by CREFI and BMO. The ILPT 2025 Portfolio Whole Loan was co-originated by CREFI, BMO, Bank of America, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Royal Bank of Canada and UBS AG, New York Branch. The ILPT 2025 Portfolio Mortgage Loan is evidenced by four (4) promissory note(s): (i) notes A-7-1 (Non-Florida) and A-7-1 (Florida), with an aggregate Cut-off Date Balance of $45,000,000 as to which CREFI is acting as Mortgage Loan Seller (the “CREFI ILPT 2025 Portfolio Note(s)”); and (ii) notes A-10-1 (Non-Florida) and A-10-1 (Florida), with an aggregate Cut-off Date Balance of $15,000,000 as to which BMO is acting as Mortgage Loan Seller (the “BMO ILPT 2025 Portfolio Note(s)”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart. In some cases, a Mortgage Loan may be part of a Whole Loan that was co-originated by multiple parties. In such cases, only the party or parties that funded the specific related note(s) being transferred to the Issuing Entity (in general, in each case, the party in whose favor a related note was made) will be identified in the following chart as an originator.

Originators

Originator	Sponsor	Number of Mortgage Loans		Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance

Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	14	(3)	$322,640,000	51.7%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(1)	5	(4)	$105,300,000	16.9%
Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	3	(5)	$45,650,000	7.3%
Bank of Montreal	Bank of Montreal	4	(6)(7)	$36,323,285	5.8%
DBR Investments Co. Limited	German American Capital Corporation(2)	3		$32,750,000	5.2%
German American Capital Corporation	German American Capital Corporation	1		$22,000,000	3.5%
Citi Real Estate Funding Inc./Bank of Montreal	Citi Real Estate Funding Inc./Bank of Montreal	1	(8)	$60,000,000	9.6%
	Total	31		$624,663,285	100.0%

(1)	GSMC has acquired or will acquire the Mortgage Loans or portions thereof that were originated or co-originated by its affiliate, Goldman Sachs Bank USA, on or prior to the Closing Date.
(2)	GACC has acquired or will acquire the Mortgage Loans or portions thereof that were originated or co-originated by its affiliate, DBR Investments Co. Limited, on or prior to the Closing Date.
(3)	The Gateway Industrial Center Mortgage Loan (1.6%) is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc. and Argentic Real Estate Finance 2 LLC.
(4)	The Wharf Mortgage Loan (7.2%) is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association, Goldman Sachs Bank USA and Morgan Stanley Bank, N.A.
(5)	The Roosevelt New Orleans Mortgage Loan (3.2%) is part of a Whole Loan that was co-originated by Barclays Capital Real Estate Inc. and Wells Fargo Bank, National Association.
(6)	The Shaw Park Plaza Mortgage Loan (2.0%) is part of a Whole Loan that was co-originated by 3650 Capital SCF LOE I(A), LLC and Bank of Montreal.
(7)	The 347-363 Flushing Avenue Mortgage Loan (1.5%) is part of a Whole Loan that was co-originated by Starwood Mortgage Capital LLC and Bank of Montreal.
(8)	The ILPT 2025 Portfolio Mortgage Loan (9.6%) is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc., Bank of Montreal, Bank of America, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Royal Bank of Canada and UBS AG, New York Branch.

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Citi Real Estate Funding Inc., DBR Investments Co. Limited, German American Capital Corporation, Goldman Sachs Bank USA, Barclays Capital Real Estate Inc. and Bank of Montreal, are referred to in this prospectus as originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each of CREFI, GSMC, GACC, Barclays and BMO (collectively, the “Sponsors”) on or about August 13, 2025 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Whole Loan, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

Although a Trust Subordinate Companion Loan may be an asset of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, such Trust Subordinate Companion Loan is not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include any Trust Subordinate Companion Loans unless otherwise indicated. Each Trust Subordinate Companion Loan will support only the related Loan-Specific Certificates and any related uncertificated loan-specific interests. Information in the tables in this prospectus excludes any Trust Subordinate Companion Loan unless otherwise stated.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the ILPT 2025 Portfolio Mortgaged Properties); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the ILPT 2025 Portfolio Mortgage Loan or the Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a ILPT 2025 Portfolio Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, ILPT 2025 Portfolio) is combined with any Whole Loan-related defined term (for example, ILPT 2025 Portfolio Companion Loan Holder), reference is being made to such combined term (for example, ILPT 2025 Portfolio Companion Loan Holder) as it relates to that particular Split Mortgage Loan or the related Whole Loan as if it were so defined in this prospectus.

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Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect the complete effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-1 for certain information regarding each Mortgage Loan that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of August 2025 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to August 2025, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of August 2025); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary

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assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than nine (9) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), the Appraised Value of $1,706,541,600 reflects a portfolio premium of approximately 2.0% over the aggregate “as-is” Appraised Values of the individual Mortgaged Properties, which results in a loan-to-value ratio as of both the Cut-off Date and Maturity Date of 43.8% for the ILPT 2025 Portfolio Mortgage Loan and 68.0% for the ILPT 2025 Portfolio Whole Loan. The aggregate of the “as-is” Appraised Values of the Mortgaged Properties as of April 3, 2025 to April 10, 2025 is $1,673,080,000, which results in a loan-to-value ratio as of both the Cut-off Date and Maturity Date of 44.7% for the ILPT 2025 Portfolio Mortgage Loan and 69.3% for the ILPT 2025 Portfolio Whole Loan.
●	With respect to The Wharf Mortgage Loan (7.2%), the Appraised Value is based on the “As Portfolio” value, inclusive of a 1.74% portfolio premium. The appraisal appraised The Wharf Mortgaged Properties as of various dates between February and March 2025, which produced an aggregate “as is” appraised value of $1,700,400,000, which equates to a Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio of 42.3% and 42.3%, respectively.
●	With respect to the Herbst Multifamily Portfolio Mortgage Loan (5.6%), the Appraised Value of $56,800,000 represents the “as is” Portfolio Appraised Value, prepared by the appraiser, which is inclusive of an approximately 4.4% portfolio premium and reflects the “as-is” value of the Mortgaged Properties as a whole if sold in their entirety to a single buyer. The “as-is” appraised value of the Mortgaged Properties without the portfolio premium is $54,400,000.
●	With respect to the Poinciana Lakes Plaza Mortgage Loan (3.2%), the Appraised Value of the Mortgaged Property is a “prospective market value upon stabilization” of $69,500,000 as of October 19, 2025 and was calculated based on the assumption that lease-up and burn off of remaining tenant improvement allowances and commissions occur. The “as-is” appraised value of the Mortgaged Property as of April 19, 2025 was $65,200,000.
●	With respect to the Storage King USA Passaic Mortgage Loan (2.1%), the Appraised Value of the Mortgaged Property of $21,300,000 is the “as-is” value as of April 21, 2025, which assumes that income from two cell tower leases is part of the collateral for the Mortgage Loan. However, the Mortgage Loan documents permit the borrower to grant an easement for cell tower purposes to a third party beneficiary and subsequently assign any of its rights and interest as lessor in the cell tower leases (and any related income) to such third-party beneficiary without the payment of any consideration (after which such cell tower leases will be released from and no longer be subject to the lien of the Mortgage Loan) as described under “—Self-Storage Properties.” The “as-is” appraised value of the Mortgaged Property excluding the cell tower leases is $20,400,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group (which includes 2 or more Mortgage Loans) of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a

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Pari Passu Whole Loan), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus. For the avoidance of doubt, the Mortgage Pool does not include any Crossed Groups.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the applicable Crossed Group, divided by the aggregate Appraised Value of the related Mortgaged Properties; and
●	with respect to each Mortgage Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
ILPT 2025 Portfolio	9.6%	43.8%	$1,706,541,600	44.7%	$1,673,080,000
The Wharf	7.2%	41.5%	$1,730,000,000	42.3%	$1,700,400,000
Herbst Multifamily Portfolio	5.6%	61.6%	$56,800,000	64.3%	$54,400,000
Poinciana Lakes Plaza	3.2%	69.4%	$69,500,000	73.9%	$65,200,000
Storage King USA Passaic	2.1%	61.0%	$21,300,000	63.7%	$20,400,000

(1)	Unless otherwise specified, reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s);
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group; and
●	with respect to each Mortgage Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
The Brixley at Carolina Forest	3.3%	7.4%	$2,700,000	8.5%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s);
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Operating Income produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group; and
●	with respect to each Mortgage Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
The Brixley at Carolina Forest	3.3%	7.5%	$2,700,000	8.7%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR,” “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise; and
●	with respect to any Crossed Group, such term means the ratio of the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, to the aggregate Annual Debt Service of the applicable Crossed Group.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

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“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Balloon Balance of the applicable Crossed Group divided by the aggregate Appraised Value of the related Mortgaged Properties; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
ILPT 2025 Portfolio	9.6%	43.8%	$1,706,541,600	44.7%	$1,673,080,000
The Wharf	7.2%	41.5%	$1,730,000,000	42.3%	$1,700,400,000
Herbst Multifamily Portfolio	5.6%	61.6%	$56,800,000	64.3%	$54,400,000
Poinciana Lakes Plaza	3.2%	69.4%	$69,500,000	73.9%	$65,200,000
Storage King USA Passaic	2.1%	61.0%	$21,300,000	63.7%	$20,400,000

(1)	Unless otherwise specified, reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-

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recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, mixed use (to the extent the related Mortgaged Property includes multifamily space) and manufactured housing community properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or self-storage space), industrial and self-storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents

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require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF may also include straight line rent for other tenants at certain Mortgaged Properties. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten Net Cash Flow may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those

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tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI may also include straight line rent for other tenants at certain Mortgaged Properties. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten NOI may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self-storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. In certain cases where the related Mortgaged Property is subject to a master lease, the underwritten operating revenues may be based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

See “—Tenant Issues” below.

“Units”, “Rooms”, “Beds” and “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a student housing or other co-living property, the number of beds, or (d) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date and exclusive of any Trust Subordinate
Companion Loans, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$624,663,285
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All Mortgage Loans
Number of Mortgage Loans	31
Number of Mortgaged Properties	157
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Number of ARD Loans	0
ARD Loans as a percentage of the Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$4,100,000 to $60,000,000
Average Cut-off Date Balance	$20,150,429
Range of Mortgage Rates	5.27000% to 7.87000%
Weighted Average Mortgage Rate	6.28400%
Range of original terms to Maturity Date/ARD(2)	60 months to 61 months
Weighted average original term to Maturity Date/ARD(2)	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	52 months to 60 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	58 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	357 months to 357 months
Weighted average remaining amortization term(3)	357 months
Range of Cut-off Date LTV Ratios(4)(5)	30.5% to 72.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	56.4%
Range of Maturity Date/ARD LTV Ratios(4)(5)	30.5% to 72.0%
Weighted average Maturity Date/ARD LTV Ratio(4)(5)	56.3%
Range of UW NCF DSCR(4)(6)	1.21x to 4.97x
Weighted average UW NCF DSCR(4)(6)	1.93x
Range of Debt Yield on Underwritten NOI(4)(7)	7.7% to 28.9%
Weighted average Debt Yield on Underwritten NOI(4)(7)	12.5%
Percentage of Initial Pool Balance consisting of:
Interest Only	98.0%
Amortizing Balloon	2.0%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	8.9%
Mortgage Loans with mezzanine debt	7.2%
Mortgage Loans with subordinate debt	16.8%
Mortgage Loans with mezzanine debt and subordinate debt	7.2%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates (“ARD loans”) are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), (ii) if such mortgage loan is part of a group of cross-collateralized mortgage loans, unless otherwise specifically indicated, based on the entire such group of cross-collateralized mortgage loans, and (iii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to the ILPT 2025 Portfolio mortgage loan (9.6%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related subordinate companion loans are 68.0%, 68.0%, 1.06x and 7.3%, respectively. With respect to The Wharf mortgage loan (7.2%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related subordinate companion loans are 59.2%, 59.2%, 1.65x and 10.5%, respectively.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged property or properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar value for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) a cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of
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individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance(s) or balloon balance(s) (as applicable) of each mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 56.9% and 56.8%, respectively.

(6)	The UW NCF DSCR for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(7)	The Debt Yield on Underwritten NOI for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and the Debt Yield on Underwritten NCF for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be); provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Whole Loan(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes thirty (30) Mortgage Loans (98.0%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, and one (1) Mortgage Loan (2.0%) that pays principal and interest for its entire respective term.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Mixed Use	6	$126,950,000	20.3%
Office/Retail	2	66,000,000	10.6
Retail/Office	2	40,650,000	6.5
Industrial/Retail/Office	1	10,300,000	1.6
Retail/Parking/Multifamily	1	10,000,000	1.6
Multifamily	13	$119,377,780	19.1%
Garden	6	58,940,000	9.4
Mid Rise	3	30,400,000	4.9
High Rise	4	30,037,780	4.8
Retail	5	$86,064,068	13.8%
Anchored	4	81,964,068	13.1
Unanchored	1	4,100,000	0.7
Industrial	77	$78,612,034	12.6%
Warehouse/Distribution	72	59,312,552	9.5
Warehouse	1	10,000,000	1.6
Manufacturing	2	7,640,172	1.2
Cold Storage	1	1,466,379	0.2
Storage Yard	1	192,931	0.0
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Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Self Storage	7	$72,800,000	11.7%
Office	9	$68,964,822	11.0%
Suburban	5	50,423,285	8.1
CBD	4	18,541,537	3.0
Hospitality	5	$50,343,127	8.1%
Full Service	2	22,027,898	3.5
Select Service	1	17,250,000	2.8
Limited Service	1	8,400,000	1.3
Extended Stay	1	2,665,229	0.4
Other	32	$15,901,453	2.5%
Leased Fee	28	8,137,966	1.3
Parking Garage	2	5,328,571	0.9
Performing Arts Center	1	1,773,615	0.3
Marina	1	661,302	0.1
Manufactured Housing	3	$5,650,000	0.9%
Total	157	$624,663,285	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Hospitality Properties

Five (5) hospitality properties (8.1%) secure, in whole or in part, four (4) (14.5%) of the Mortgage Loans. Four (4) of the hospitality properties are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement, management agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement/ Management Agreement	Mortgage Loan Maturity Date
The Roosevelt New Orleans	$20,000,000	3.2%	12/31/2032	7/6/2030
Courtyard Madeira Beach	$17,250,000	2.8%	2/26/2040	6/6/2030
Hampton Inn & Suites by Hilton Orlando	$8,400,000	1.3%	4/30/2033	7/6/2030
The Wharf - Hyatt House	$2,665,229	0.4%	10/31/2042	7/11/2030
The Wharf - Canopy	$2,027,898	0.3%	10/31/2037	7/11/2030

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—

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Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Courtyard Madeira Beach Mortgage Loan (2.8%), the appraisal identified a number of hotels that have been proposed for development in the related market. However, according to the appraisal, given the speculative nature of such projects and uncertain construction timelines, they were only considered qualitatively in its analysis. We cannot assure you that such projects will not compete with the Courtyard Madeira Beach Mortgaged Property.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the following Mortgaged Properties, food and beverage revenue comprises approximately 20% or more of Underwritten Revenues, as indicated in the table below. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as Approximate % of Underwritten Revenues
The Roosevelt New Orleans	3.2%	33.8%

Office Properties

Nine (9) office properties (11.0%) secure, in whole or in part, five (5) (16.4%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

Five (5) retail properties (13.8%) secure, in whole or in part, four (4) (19.9%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. Re-tenanting certain properties that previously had specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

Self-Storage Properties

Seven (7) self-storage properties (11.7%) secure four (4) (11.7%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self-storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Warehouse, Mini-Warehouse and Self-Storage Facilities”.

With respect to the Storage King USA Passaic Mortgage Loan (2.1%), the Mortgage Loan documents permit the borrower to grant an easement for cell tower purposes to a third party beneficiary and subsequently assign any of its rights and interest as lessor in two cell tower leases (and any related income) that were not attributed any value in underwriting to such third-party beneficiary without the payment of any consideration subject to certain conditions set forth in the Mortgage Loan documents (after which such cell tower leases will be released from and no longer be subject to the lien of the Mortgage Loan).

Certain self-storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Multifamily Properties

Thirteen (13) multifamily properties (19.1%) secure, in whole or in part, seven (7) (25.2%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Multifamily Rental Properties”.

With respect to the Herbst Multifamily Portfolio Mortgage Loan (5.6%), all residential units at each Mortgaged Property across the portfolio are free market, however, East Orange and Orange, New Jersey each have rent control regulations that restrict annual rent increases.

With respect to The Wave Mortgage Loan (3.7%):

●	The Wave Mortgaged Property is located in a Mandatory Inclusionary Housing area pursuant to the New York City Zoning Resolution, pursuant to which a residential development must either provide affordable housing, contribute to an affordable housing fund or obtain an exemption from the same. In order to comply with such requirements, the borrower executed and recorded a Mandatory Inclusionary Housing Restrictive Declaration (the “Wave Declaration”) pursuant to which 30 of the 136 units at the Mortgaged Property are required to be affordable housing units. The Wave Declaration provides that the weighted average of all income bands for the affordable housing units may not exceed 60% of area median income (“AMI”) and no income band may exceed 130% of AMI. At least 10% of the residential floor area within the inclusionary housing units must be affordable within an income band at 40% of AMI. The amount of floor area comprising the affordable housing units shall be equal to at least 25% of the amount of the unrestricted units. According to the Wave Declaration, 12 units at the Mortgaged Property are restricted to tenants earning not more than 40% of AMI, 13 units to tenants earning not more than 60% of AMI, and five units to tenants earning not more than 100% of AMI. In addition, to obtain additional floor area
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ratio for the Mortgaged Property, the borrower entered into a regulatory agreement (the “Wave Agreement”) with the City of New York, acting through its Department of Housing Preservation and Development (“HPD”) pursuant to which it agreed an additional two units at the Mortgaged Property would be affordable units that are required to be leased to tenants earning not more than 80% of AMI. The Wave Declaration and the Wave Agreement each require the related affordable units to be rent stabilized. Maximum rent for each affordable unit is 30% of the applicable income band (i.e., 30% of the related percentage of AMI). In addition, the Mortgaged Property benefits from a 421-a tax exemption which requires that the units be rent stabilized and that at least 35 units must be restricted to tenants earning at or below 130% of AMI, and further requires that at least 10% of units be restricted to tenants at or below 40% of AMI, 10% at or below 60% of AMI and 5% at or below 130% of AMI. Pursuant to the foregoing restriction, in addition to the 32 affordable units governed by the Wave Declaration or the Wave Agreement, an additional three units at the Mortgaged Property are affordable and leased to tenants that earn no more than 130% of AMI. Each of the Wave Declaration and the Wave Agreement runs with the land, and is superior to the related Mortgage. In addition, pursuant to each such document, the lender was required to, and did, enter into a subordination agreement with HPD to confirm that The Wave Mortgage Loan and Mortgage Loan documents are and remain subject and subordinate to the Wave Declaration and the Wave Agreement (each a “Wave Subordination Agreement”, and together with the Wave Declaration and the Wave Agreement, the “Wave Regulatory Documents”). The Wave Regulatory Documents contain various provisions that affect the rights of the issuing entity as holder of The Wave Mortgage Loan, as follows:

■	The Wave Subordination Agreements allow the HPD to appoint a replacement manager for the affordable housing units (and if it is not feasible to have a separate manager for the affordable housing units, then of all of the units) at the Mortgaged Property as a remedy for violation of the Wave Declaration or the Wave Agreement. Such manager is subject to the consent of the lender, not to be unreasonably withheld or delayed.
■	The Wave Subordination Agreements also provide that any appointment of a replacement manager by the lender is subject to the consent of the HPD, not to be unreasonably withheld or delayed.
■	The Wave Subordination Agreements provide that upon a casualty to the Mortgaged Property where the repair or reconstruction cost is less than or equal to 35% of the replacement value of the building on the Mortgaged Property, the HPD will determine how insurance proceeds will be applied, which it is required to do within 60 days after it is notified of the casualty. If the HPD determines not to apply the insurance proceeds to reconstruction or repair, then the proceeds are to be retained by the lender to the extent of sums then due under the Mortgage Loan. The Mortgage Loan requires that casualty proceeds not made available for restoration or returned to the borrower as excess proceeds following a restoration must be applied to repay the Mortgage Loan in such order, priority and proportions as the lender determines, and, if the Mortgage Loan documents would require a paydown of the debt which conflicts with HPD’s requirement to restore, the borrower is required to provide funds to the lender for the paydown, as well as effecting the restoration as required by HPD. However, if the borrower is required to restore the building by HPD, insurance proceeds would be used for restoration, and there is no assurance that the borrower would have funds to make the paydown required by the lender.
■	The Wave Declaration and Wave Agreement prohibit the Mortgaged Property to be mortgaged unless (i) the HPD has been notified, (ii) the lender is a local, state, or federal agency, savings bank, commercial bank, life insurance company, public real estate investment company, pension fund, Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or other lender approved by the HPD (the “Lender Requirements”), (iii) if the debt service coverage ratio would be less than 1.10x, the HPD consents, and (iv) the lender enters into a subordination agreement. At origination, the lender entered into the Wave Subordination Agreements, pursuant to which the HPD consented to the Mortgage Loan documents. The Wave Subordination Agreements provide that references to the Mortgagee include its successors and assigns. To the extent that the Lender Requirements would apply to an assignee of the Mortgage Loan, it is not clear that the issuing entity fits within one of the designated categories. However, the HPD’s consent to the
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Mortgage Loan documents, which documents expressly contemplate securitization, runs to the successors and assigns of the original lender, which include the issuing entity.

■	The Wave Agreement provides that the HPD has the right to freeze the operating accounts required to be held for the benefit of HPD with respect to the two affordable units covered by the Wave Agreement. The Wave Agreement requires the borrower to maintain a special operating reserve fund in the amount of approximately $3,500 for the two affordable units, which will not be subject to the lien of the Mortgage Loan, and the Mortgage Loan documents require that the special reserve fund be maintained separate and apart from the borrower’s operating account which is maintained for the building and pledged to the lender pursuant to the Mortgage Loan documents.
■	The Wave Subordination Agreements provide that in the event of any inconsistency between the terms of the Mortgage Loan documents and the provisions of the Wave Agreement or Wave Declaration, the provisions of the Wave Agreement or Wave Declaration will govern, except as provided in the Wave Subordination Agreements. In addition, each of the Wave Declaration and the Wave Agreement provide that in the event of any conflict or ambiguity between the provisions of such two documents, the more restrictive of the applicable provisions will govern.
■	The Wave Declaration and the Wave Agreement provide for various remedies of the HPD in the event of a default by the borrower under such documents. The Wave Declaration provides that the HPD may enforce such document through the exercise of remedies at law or in equity. The Wave Agreement provides that the HPD may assume responsibility for management of the affordable units created under such agreement, freeze the operating accounts relating to such affordable units, have a receiver of its choice (with powers at law including taking and holding personal property, and suing for, collecting and selling debts or claims) appointed during the pendency of any litigation, seek specific performance or an injunction, seek monetary damages and exercise any other remedies available at law or in equity. The Wave Subordination Agreements provide that upon a declaration of default under the Wave Declaration or Wave Agreement (as applicable), the HPD must give the lender notice and a reasonable opportunity to cure (if such default can be cured). If the lender cures the default during the cure period (if any) or has commenced to cure the default within such period and is diligently pursuing completion of such cure, or has commenced the exercise of remedies under the Mortgage Loan documents within such period, the HPD may not exercise its remedies under the applicable Wave Regulatory Document by reason of such default; provided that the foregoing does not limit its right to consent to a replacement manager.

With respect to the Wilshire Apartments Mortgage Loan (1.1%), 30 residential units, representing approximately 15.1% of the net rentable square footage at the Mortgaged Property are leased to tenants who use Section 8 vouchers. Subsidies from such vouchers comprise 13.1% of the underwritten rent.

Industrial Properties

Seventy-seven (77) industrial properties (12.6%) secure, in whole or in part, four (4) (15.7%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Industrial Properties” and “—Data Centers”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

With respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), the sole tenant at each of the 996 Paragon Way Mortgaged Property, the 6850 Weber Boulevard Mortgaged Property, the 3800 Midlink Drive Mortgaged Property, the 27200 SW 127th Avenue Mortgaged Property, the 2300 North 33rd Avenue East Mortgaged Property, the 2580 Technology Drive Mortgaged Property, the 5795 Logistics Parkway Mortgaged Property, the 5001 West Delbridge Street Mortgaged Property, the 17200 Manchac Park Lane Mortgaged Property, the 55 Commerce Avenue Mortgaged Property, and the 3736 Salisbury Road Mortgaged Property (collectively, 1.9%), has the right under its lease to require the related borrower to construct an expansion to its leased premises. In the event of foreclosure,

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the issuing entity will have limited ability to complete construction. For more information, see "Risk Factors—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Tax Considerations Relating to Foreclosure".

Mixed Use Properties

Six (6) mixed use properties (20.3%) secure, in whole or in part, six (6) (20.3%) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, industrial, parking and/or multifamily components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Office Properties”, “—Retail Properties”, “—Industrial Properties”, “—Parking Lots and Parking Garages” and “—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to The Wharf Mortgage Loan (7.2%), the Mortgaged Property is part of a mixed-use project which consists of the borrower’s leasehold interests in four office buildings, three multifamily buildings, two retail spaces, two hotels, two parking garages, a performing arts center and a marina located in Washington, D.C. The three multifamily properties are subject to certain affordable housing and workforce housing unit requirements, as follows: The Channel Mortgaged Property (501 units total/153 affordable units), The Tides Mortgaged Property (255 units total/136 affordable units) and the Incanto Mortgaged Property (148 units total/47 affordable units). In the aggregate, there are 568 market-rate units (62.8% of total units) and 336 affordable and workforce units (37.2% of total units).

With respect to The Impala Condo Mortgage Loan (1.6%), the Mortgaged Property is comprised of (i) 3 condominium units (garage, retail and professional office) located on the ground floor and lower level of a 31-story building and (ii) the entirety of an adjoining 3-story building containing both commercial and multifamily space. The largest tenant, AP Impala Management LLC, representing approximately 44.3% of net rentable square footage at the Mortgaged Property, leases and operates the parking garage condominium unit, which accounts for approximately 18.13% of the underwritten rent at the Mortgaged Property. The multifamily space in the 3-story building is comprised of 8 units, which are master leased to an affiliate of the borrower sponsor, and the commercial space in the 3-story building is leased to a preschool.

With respect to the 347-363 Flushing Avenue Mortgage Loan (1.5%), the borrower sponsor owns multiple competing properties in the same metropolitan area as the Mortgaged Property.

With respect to the My Storage Multifamily & RV Park Portfolio Mortgage Loan (0.9%), the portfolio includes the Hanceville Mortgaged Property (consisting of 48 RV sites and 24 storage units), the Ramblers Edge Mortgaged Property (consisting of 31 multifamily units, 15 RV sites and 20 storage units) and the Taylor Mortgaged Property (consisting of 13 multifamily units). The multifamily units at the Ramblers Edge Mortgaged Property and the Taylor Mortgaged Property are manufactured homes that are owned by the borrowers who acquired a majority of them directly from the manufacturer and are permanently affixed to the land. No manufactured home may be released from the collateral during the term of the Mortgage Loan and any removal of such housing unit from the land will give rise to a non-recourse carveout liability obligation. Each title for the Ramblers Edge Mortgaged Property and the Taylor Mortgaged Properties includes an endorsement from the title company that the manufactured homes constitute real property and are owned by the related borrower free of any liens other than the related mortgages securing the mortgage loan. The manufactured homes are covered by the mortgages for the Ramblers Edge Mortgaged Property and the Taylor Mortgaged Property and underwritten as real property consisting of multifamily units.

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Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant.

For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	3	4.1%
Theater(2)	2	3.8%
Grocery(3)	3	15.0%
Entertainment Venue(4)	3	12.6%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(5)	1	1.2%
Gym, fitness center, spa, salon, pool or health club(6)	2	6.7%
School, educational facility and/or beauty and cosmetology school(7)	1	0.4%
Bank branch(8)	1	9.0%
Cold Storage(9)	1	0.2%

(1)	Includes the following Mortgaged Properties: 200 Lafayette, The Wharf - Phase I Retail and The Wharf - Phase II Retail.
(2)	Includes the following Mortgaged Properties: The Wharf - The Anthem and Orinda Theatre Square.
(3)	Includes the following Mortgaged Properties: Bridgemarket Retail, Poinciana Lakes Plaza and 200 Lafayette.
(4)	Includes the following Mortgaged Properties: Bridgemarket Retail, The Wharf - The Anthem and Orinda Theatre Square.
(5)	Includes the following Mortgaged Properties: Olymbec Atlas Portfolio - 4045 & 4055 Spencer.
(6)	Includes the following Mortgaged Properties: Poinciana Lakes Plaza and Orinda Theatre Square.
(7)	Includes the following Mortgaged Properties: The Wharf - Phase II Retail.
(8)	Includes the following Mortgaged Properties: 841-853 Broadway.
(9)	Includes the following Mortgaged Properties: ILPT 2025 Portfolio - 3800 Midlink Drive.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$60,000,000	9.6%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$257,000,000	41.1%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$377,700,000	60.5%

Other than with respect to the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.2% of the Initial Pool Balance.

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See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property and Cross-Collateralized Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
ILPT 2025 Portfolio	$60,000,000	9.6%
The Wharf	45,000,000	7.2
Prime Storage – NCRS Portfolio	40,500,000	6.5
Herbst Multifamily Portfolio	35,000,000	5.6
Olymbec Atlas Portfolio	18,000,000	2.9
My Storage Multifamily & RV Park Portfolio	5,650,000	0.9
Grand Total	$204,150,000	32.7%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states and other jurisdictions that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
New York	11	$206,248,707	33.0%
New Jersey	7	56,260,000	9.0
Florida	11	54,151,379	8.7
California	3	51,480,000	8.2
District of Columbia	15	45,000,000	7.2
Total	47	$413,140,086	66.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Hawaii, Utah, Arizona, Pennsylvania and Texas, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Georgia, Florida, Louisiana, Texas, Hawaii, South Carolina, Alabama and Ohio, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties
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unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Six (6) Mortgaged Properties (8.7%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Three (3) of the Mortgaged Properties (8.4%), namely, The Wave Mortgaged Property, the Poinciana Lakes Plaza Mortgaged Property and the 347-363 Flushing Avenue Mortgaged Property were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other Mortgaged Properties may have less than 3 years of historical financial information presented on Annex A.

Tenancies-in-Common and Diversified Ownership

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Lang Industrial Mortgage Loan (1.6%), the Orinda Theatre Square Mortgage Loan (3.5%) and 25 Bond Street Mortgage Loan (0.7%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

With respect to the 841-853 Broadway Mortgage Loan (9.0%), the Mortgage Loan documents permit the transfer of the Mortgaged Property with the reasonable consent of the lender, provided that certain conditions are satisfied, including that if the transferee is a tenancy-in-common it must have no more than five tenants in common.

With respect to the Gateway Industrial Center Mortgage Loan (1.6%), approximately 20.97% of the equity in the borrower is owned by multiple individual crowd funding investors which invested through Realty Mogul, a crowd-funding website.

Condominium Interests and Other Shared Interests

Four (4) Mortgage Loans (14.8%), namely, the ILPT 2025 Portfolio Mortgage Loan (9.6%), the 200 Lafayette Mortgage Loan (3.0%), The Impala Condo Mortgage Loan (1.6%) and the 25 Bond Street Mortgage Loan (0.7%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

●	With respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), five of the Mortgaged Properties are subject to condominium regimes (established pursuant to the applicable condominium documents). With respect to one such condominium, related to the 3800 Midlink Drive Mortgaged Property, the borrower owns one of 22 units in the related condominium, and does not control the condominium.
●	With respect to the 200 Lafayette Mortgage Loan (3.0%), the Mortgaged Property is located within a two-unit condominium. The collateral for the Mortgage Loan consists of one unit known as Condo Unit
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1. The borrower has 34.2367% ownership interest in the condominium and does not have a controlling interest in the condominium. The borrower has appointed one of the two board members.

●	With respect to The Impala Condo Mortgage Loan (1.6%), a portion of the Mortgaged Property is located in a condominium which is comprised, in part, of a retail unit, a parking garage unit and a professional unit that are each owned by the borrower. The borrower owns an undivided, fractional 10.7628% of the common elements in the condominium. The borrower controls three out of the eight condominium board members and does not control the condominium, however, any amendment to the condominium declaration solely affecting the commercial unit requires the consent of all three board members designated by the borrower as the commercial unit owner.
●	With respect to the 25 Bond Street (0.7%), the Mortgaged Property is located within a 13-unit condominium consisting of two retail units, one garage unit and 10 residential units. The collateral for the Mortgage Loan consists of the two retail units known as Unit 1 and Unit 2. The borrower has 5.2309% ownership interest (Unit 1 has a 3.8533% ownership interest and Unit 2 has a 1.3776% ownership interest) in the condominium and does not have a controlling interest in the condominium. The borrower appointed two of the seven board members.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Eighteen (18) Mortgaged Properties, namely ILPT 2025 Portfolio - 435 SE 70th Street (0.02%), Bridgemarket Retail (8.8%), The Wharf - 670-680 Maine (1.7%), The Wharf - 1000 Maine (0.8%), The Wharf - Phase I Retail (0.7%), The Wharf - The Channel (0.6%), The Wharf - Garage (Ph I) (0.5%), The Wharf - Hyatt House (0.4%), The Wharf - Phase II Retail (0.4%), The Wharf - Garage (Ph II) (0.3%), The Wharf - Canopy (0.3%), The Wharf - The Tides (0.3%), The Wharf - 800 Maine (0.3%), The Wharf - The Anthem (0.3%), The Wharf - Incanto (0.2%), The Wharf - 580 Water (Pier 4) (0.1%), The Wharf - Marina (0.1%) and The Link (1.6%), are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

One (1) Mortgaged Property, namely The Roosevelt New Orleans (3.2%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

In general, except as described below or as noted on Annex E-1B or Annex E-2B to this prospectus, unless the related fee interest is also encumbered by the related mortgage, deed of trust or deed to secure debt and except as disclosed below, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus or set forth below, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

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●	With respect to the Bridgemarket Retail Mortgage Loan (8.8%), the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property pursuant to that certain Third Amended and Restated Lease, dated April 1, 2025, between The City of New York, as ground lessor, and the borrower, as ground tenant. The ground lease expires on June 29, 2097 and the borrower’s ground rent is comprised of three components: (i) minimum rent (currently $763,920 per year) subject to CPI increases, (ii) percentage rent equal to 12% of the difference between annual gross receipts and minimum gross receipts and (iii) a flat additional rent of $50,000 per year that is not subject to escalation.
●	The ground lease with respect to the Bridgemarket Retail Mortgage Loan can be amended, modified, or terminated without the prior written consent of the lender or recognized mortgagees, however, the City of New York must provide notice to the lender of any modification or amendment that, in the City of New York’s sole discretion, materially impacts the rights or obligations of the lender. The City of New York must always notify the lender or recognized mortgagees if the ground lease is terminated.
●	The ground lease with respect to the Bridgemarket Retail Mortgage Loan may not be assigned without the consent of the City of New York in its sole and absolute discretion. However, the ground lease is assignable to a “Recognized Mortgagee” thereunder, upon notice (which must be recorded with the New York City register) to the City of New York. In connection with the origination of the Mortgage Loan, the ground lessor confirmed that the initial mortgage lender, upon delivery of an electronic copy of the mortgage and the recordation will be a Recognized Mortgagee and that each Securitization Trustee will be a Recognized Mortgagee under the ground lease upon delivery to the ground lessor of the assignment of the mortgage. “Securitization Trustee” means one or more trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the loan in connection with a securitization which has an initial pool balance of not less than $200,000,000. Any transfer following a foreclosure by or deed in lieu of foreclosure to the Securitization Trustee will require the consent of the ground lessor in its sole and absolute discretion. Such consent requirement may impair the ability of the issuing entity to realize on the Mortgaged Property.
●	In addition, the ground lease for the Bridgemarket Retail Mortgage Loan provides that any sublease of 20,000 square feet or greater requires the prior written consent of the City of New York, which may be withheld in its sole discretion.

Under the ground lease for the Bridgemarket Retail Mortgage Loan, for a condemnation of less than all or substantially all of the Mortgaged Property, the condemnation award must be used for restoration. In the event of a total condemnation, the proceeds must be apportioned between the City of New York and the borrower as follows: (i) the City of New York is entitled to receive such portion of any award, with interest thereon, that represents the total value of the Mortgaged Property considered as vacant, unimproved (other than by the bridge) and free of the ground lease, (ii) borrower is entitled to a fraction of the remainder of the award (the “Remainder”) of which the numerator will be the number of years (if any), adjusted to the nearest 1/12th of a year, remaining between the date of the taking and expiration of the ground lease term and the denominator will be 50, except that in no event (unless the entire Remainder shall be less than such unpaid principal balance, in which case borrower will be entitled to the entire Remainder, and no more) will such portion of the Remainder be less than the then unpaid principal balance of the mortgage as of the date of the taking.

●	With respect to The Wharf Mortgage Loan (7.2%), the Mortgaged Property is comprised of various co-borrower leasehold interests in four office buildings, three multifamily buildings, two retail spaces, two hotels, two parking garages, a performing arts center and a marina located in Washington, D.C. There are 27 co-borrower entities, corresponding to various phases of 15 constituent properties. The ground lessor is the District of Columbia. There are 13 related ground leases with various co-borrower entities. One of the co-borrowers, Wharf Phase 3 REIT Leaseholder LLC, is included as a ground lessee with a non-borrower party, Wharf 8 Hotel REIT Parking Lessee, with respect to a parcel comprised of a parking area benefiting the non-collateral Pendry Hotel and known as the Parcel 8 Hotel Parking Parcel (the “Parcel 8 Hotel Parking Parcel”). The ground lessor has not agreed to bifurcate the related ground lease to separate the ownership interests of the co-borrower and non-borrower parties. Lease amendments are proposed to synthetically separate the collateral parcels within the lease documentation so that the co-borrower is not jointly and severally liable with a non-borrower party. The
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loan documents provide that within 120 days after the closing date the borrower is to provide evidence reasonably acceptable to the lender that the borrower or an affiliate has obtained certain indicia from the District of Columbia that the Parcel 8 Hotel Parking Parcel has been separated for property tax assessment purposes, among other things related to such separation of ownership. Once completed, the Parcel 8 Hotel Parking Parcel will be deemed a prior owned property. The loan documents further provide that the borrower and guarantor have personal liability for losses related to the borrower’s nominee title ownership of the Parcel 8 Hotel Parking Parcel.

●	With respect to The Roosevelt New Orleans Mortgage Loan (3.2%), the Mortgaged Property is comprised of the borrower’s (i) fee interest in the core, revenue-producing hotel and (ii) sub-leasehold interests in the pool, the spa and a portion of the meeting room space for the hotel (the “Annex Property”). The fee interest in the sub-leasehold property was acquired by a borrower affiliate, FCH Holdings LLC (“FCH”), subject to an existing ground lease with a third party, Belmont Delaware LLC (“Belmont” ). FCH’s fee interest in the annex property is not encumbered by the Mortgage Loan. Thereafter Belmont executed two sub-ground leases to the borrower for the Annex Property. The term of the prime ground lease (borrower affiliate to Belmont) and the sub-ground leases (Belmont to the borrower) for the Annex Property, inclusive of any renewal terms, as applicable, expire on September 30, 2049 (the Mortgage Loan matures on July 6, 2030). FCH has agreed to enter into a direct lease with the borrower upon expiration or earlier termination of either the prime ground lease or the sub-ground leases, including a provision for an extension of the term of such lease to December 31, 2060. The Mortgage Loan is fully recourse to the borrower for any default by the borrower under the prime ground lease or the sub-ground leases that results in a termination or cancellation of the leases, unless the borrower has simultaneously entered into a replacement ground lease or sublease on substantially similar terms. Belmont’s leasehold estate is encumbered by a mortgage, and a 2016 SNDA with the predecessor mortgagee, which runs to the benefit of successors and assigns and includes borrower non-disturbance protections. In addition, Belmont provides property insurance for the annex buildings and the borrower is responsible for insurance on its FF&E-type improvements. With respect to any casualty involving the Annex Property, available insurance proceeds are required to be held in trust by a trustee reasonably agreed to by the ground lessor, sub-ground lessor and sub-ground lessee/borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Mortgage Loan representation and warranty no. (34) (Ground Leases) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (34) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans—Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

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Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than ten (10) months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

In certain cases, the environmental testing revealed the presence of asbestos containing materials, lead based paint, mold and/or radon at the subject Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

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Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

Certain of the Mortgaged Properties have one or more RECs, controlled recognized environmental conditions (“CRECs”) or historical recognized environmental conditions (“HRECs”) for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing. Set forth below is a description of certain material environmental conditions existing at certain of the Mortgaged Properties, as identified in the environmental report, for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing or for which further action is required. We cannot assure you that there are no other existing environmental conditions, material or otherwise, in addition to those described below, or that these or other conditions would not ultimately have an adverse effect on the Mortgaged Properties.

With respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), the related Phase I ESAs identified RECs or CRECs at 22 of the related Mortgaged Properties as follows:

●	With respect to the 6850 Weber Boulevard Mortgaged Property (0.3%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identified landfill operations on an adjoining property as a REC. Landfill leachate has the potential to contain Per- and Poly-Fluoroalkyl Substances (“PFAS”) from contaminated industrial wastes, sewage sludge, building materials and general waste products. However, there were no reports suggesting that the landfill has caused any off-site impacts. The Phase I ESA additionally notes that there did not appear to be any significant health risk to the occupants of the Mortgaged Property from the adjacent landfill as the Mortgaged Property is serviced by public drinking water and sewer systems, and no vapor intrusion risks associated with the landfill were identified. Therefore, the ESA does not recommend any further action or investigation in relation to this matter.
●	With respect to the 3800 Midlink Drive Mortgaged Property (0.2%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA has identified the Mortgaged Property’s former location within a larger 340-acre parcel historically operated by General Motors as a CREC. Historic operations conducted at the Mortgaged Property by General Motors as well as agricultural operations historically conducted onsite have resulted in impacts to site soils and groundwater exceeding applicable cleanup criteria. Theses impacts were identified during an initial Baseline Environmental Assessment (“BEA”) conducted at the Mortgaged Property in 2013 just prior to its redevelopment and confirmed in various BEAs conducted thereafter by different parties. Generally stated, conducting a BEA allows a person/entity to purchase or begin operating at a property without taking on liability for historic impacts identified in the BEA. The existing impacts identified in the BEAs have resulted in the placement of activity and use limitations (“AULs”) on the Mortgaged Property that include property and groundwater use restrictions and soil management requirements. Given the preparation of several BEAs for the Mortgaged Property as well as the placement of AULs on the Mortgaged Property to protect from exposure to any known impacts, the Phase I ESA concluded that no further action or investigation was necessary in relation to this matter. An SLPL policy was purchased as described below.
●	With respect to the 13509 Waterworks Street Mortgaged Property (0.2%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies the Mortgaged Property’s location within the boundaries of the U.S. Naval Air Station Cecil Field National Priorities List Site (“Cecil Field Superfund site”) as a CREC. The Cecil Field Superfund Site is currently being investigated and remediated by the Department of the Navy. A Superfund related investigation conducted in the area of the Mortgaged Property identified impacts to shallow soils above Florida Department of Environmental Protection (“FDEP”) industrial cleanup levels. Impacted soils were excavated in 2002, and the FDEP issued a No Further Action (“NFA”) letter in relation to this excavated area on October 12, 2004. The NFA allows certain soil impacts in excess of FDEP residential cleanup standards to remain in place. Therefore, land use controls were implemented for the Mortgaged Property that prohibit residential use, the excavation of soil, and the disturbance of any existing or future monitoring or remediation systems unless prior written approval is obtained. Given receipt of the NFA, which includes institutional controls to protect from exposure to any residual impacts, the ESA concluded that no further action or
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investigation into this CREC matter was necessary. An SLPL policy was purchased as described below.

In addition to the CREC, the related ESA identifies a REC for the Mortgaged Property associated with the presence of PFAS in groundwater. Groundwater samples were collected in 2020 in an area of the Cecil Field Superfund Site generally known as the Yellow Water Weapons Area (“YWWA”) of which the Mortgaged Property is part. The samples demonstrated that shallow groundwater had been impacted by PFAS concentrations that exceeded certain applicable screening levels established for the Cecil Field Superfund Site. The source(s) of the identified PFAS concentrations is not clear, and in 2023, additional PFAS-related investigation in the area of the YWWA was recommended. Given that this matter is being addressed by a responsible party (the Department of the Navy) unrelated to the borrower as part of the Cecil Field Superfund Site, which is overseen by the FDEP, the ESA did not recommend any further action in relation to this matter. An SLPL policy was purchased as described below.

●	With respect to the 91-141 Kalaeloa Mortgaged Property (0.2%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies impacts to the Mortgaged Property caused by a petroleum product release migrating from the neighboring Tesoro/Par Hawaii Refinery (“TPHR”) property as a REC. Information obtained from environmental databases reviewed by the ESA consultant identify the TPHR property as an active/open hazardous waste site with known releases to groundwater. Assessments conducted on the TPHR property in the late 1990s demonstrated increasing free product thickness in a monitoring well on the western portion of the TPHR property, which was believed to indicate that the petroleum product plume was potentially migrating off-site. A Corrective Measures Implementation Report prepared for the TPHR property depicts the plume's western extent as along the Mortgaged Property's southeastern boundary, but a site map for the Mortgaged Property reviewed during the course of the ESA depicts part of the plume attributed to TPHR on the southeastern corner of the Mortgaged Property. The ESA ultimately concludes that because the Mortgaged Property is serviced by public water and sewer systems, any onsite migration of the TPHR plume does not represent a significant health risk to the Mortgaged Property occupants. Additionally, there did not appear to be any vapor intrusion concerns associated with the plume at the Mortgaged Property because the southeastern corner on which the plume has been identified is not occupied by any buildings. Finally, a party unrelated to borrower, TPHR, appears to be responsible for addressing the plume. While the ESA does not specifically recommend any additional investigation, it does recommend conducting a review of the TPHR file to obtain additional information on this off-site release. An SLPL policy was purchased as described below.
●	With respect to the 3245 Henry Road Mortgaged Property (0.1%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies two approximately 150,000-gallon aboveground storage tanks (“ASTs”) historically located onsite as a REC. These ASTs were installed on the northwestern corner of the Mortgaged Property around the mid-1960s and removed in the early-2000s. The ASTs appeared to be associated with the current Marathon Oil Bulk Terminal. No additional information on the ASTs, such as their contents or on their removal or any post-closure sampling, was available for review. The ESA consultant recommended additional regulatory review and/or conducting a Phase II subsurface investigation to further evaluate the identified REC. The cost of conducting a Phase II subsurface investigation was estimated by the Phase I ESA consultant to be $30,000 to $150,000, and remediation, if necessary, was estimated to be $100,000-$300,000. A Phase II investigation was not conducted, however an SLPL (as defined below) policy was purchased as described below.
●	With respect to the 55 Commerce Avenue Mortgaged Property (0.1%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies three RECs relating to (1) historic dry cleaning operations at a formerly adjoining property; (2) the historic inclusion of a portion of the Mortgaged Property within a larger railroad car build and maintenance facility operated by New York Central and Hudson River Railroads from the mid-1850s until approximately 1954; and (3) releases from USTs formerly located on the Mortgaged Property and associated with historic dairy operations. According to the Phase I ESA, the formerly adjacent dry-cleaning operations as well as the former rail yard maintenance facility operations likely used significant types and amounts of hazardous materials prior to modern regulatory standards and requirements, and therefore, such operations had the potential to adversely impact the Mortgaged Property. While various environmental investigations were conducted on the Mortgaged Property together with an adjoining property from 1991 to 2000 that identified “specific areas of
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contamination,” a site investigation conducted in 1999/2000 to further examine these areas ultimately found “no significant amount of contamination.” A No Further Action Record of Decision (“ROD”) was therefore issued in March 2001. However, the ROD was not available to the Phase I ESA consultant for review and given that the investigations from 1991 through 2000 also included a property adjacent to the Mortgaged Property, it was not entirely clear from the information available that the Mortgaged Property boundaries had been included within the ROD. Additionally, it did not appear that the historic investigations sampled for chlorinated solvents, which would have been used by the adjacent dry-cleaning facility and have significant potential for release and migration. Finally, there are several recorded releases from USTs historically located on the Mortgaged Property and associated with former dairy operations. While these releases each received closure from the governing authority, closure was achieved in the 1990s and it was not clear to the Phase I ESA consultant whether any residual contamination may remain or that the historic sampling results would meet current regulatory criteria.

Given the environmentally significant operations historically conducted on and adjacent to the Mortgaged Property and the lack of clarity surrounding historic investigative findings, the Phase I ESA recommended conducting file reviews related to the historic onsite investigations and UST closures, as well as conducting a Phase II subsurface investigation to not only address any gaps that might be identified in the file review but also to address potential concerns associated with the dry cleaning operations historically conducted adjacent to the Mortgaged Property. The cost of conducting a Phase II subsurface investigation was estimated by the Phase I ESA consultant to be $30,000 to $150,000, and remediation, if necessary, was estimated to be $200,000 to $900,000. A Phase II investigation was not conducted, however an SLPL policy was purchased as described below.

●	With respect to the 1095 South 4800 West Mortgaged Property (0.1%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies the adjoining property to the west as a REC. This adjoining property is undergoing investigation within the Utah Department of Environmental Quality’s Voluntary Cleanup Program (“VCP”) in relation to former landfilling operations. A September 2024 groundwater sampling report associated with the landfill investigations identified impacts of arsenic and chromium above regulatory standards in a monitoring well located on the adjacent property’s eastern boundary, approximately 50 feet west of the Mortgaged Property. This same groundwater sampling report indicates that additional wells are to be installed to investigate potential off-site contaminant migration to the north and northeast, potentially toward the Mortgaged Property. However, should the adjacent landfill operations have resulted in the off-site migration of any contamination, the ESA concluded that a significant health risk to the any occupants of the Mortgaged Property associated with drinking water was unlikely given that the Mortgaged Property is serviced by public water and sewer systems. The ESA additionally noted that because of the chemical properties and relatively low concentrations of the contaminants identified during the 2024 groundwater sampling event, there did not appear to be any vapor concerns associated with any off-site migration of contaminated groundwater from the landfill. Accordingly, the Phase I ESA did not recommend any additional actions or investigations in relation to this REC. An SLPL policy was purchased as described below.
●	With respect to the 1990 Hood Road Mortgaged Property (0.1%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies potential impacts to the Mortgaged Property originating from the former Honeywell facility located approximately 500 feet to the north as a REC. The former Honeywell facility was entered into the South Carolina Department of Environmental Services (“SCDES”) VCP in 2020. A Final Investigation Report prepared for the Honeywell facility in December 2020 identified elevated concentrations of chlorinated solvents in monitoring wells along the southern boundary of the Mortgaged Property. Based on additional information reviewed, the Phase I ESA consultant concludes it likely that the contamination identified along the Mortgaged Property’s southern boundary has migrated off of the Honeywell property and potentially towards the Mortgaged Property, which also meant that a vapor intrusion concern at the Mortgaged Property could not be ruled out. Ultimately, the Phase I ESA consultant recommended a file review of the Honeywell facility VCP matter to further evaluate whether environmental contamination at the Honeywell facility may have also impacted the Mortgaged Property. Depending upon the results of the file review, the consultant also recommended potentially conducting a Phase II subsurface investigation at the Mortgaged Property. The cost of conducting a Phase II subsurface investigation was estimated by the Phase I ESA consultant to be $30,000 to $150,000, and remediation, if necessary, was estimated to be $100,000 to
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$300,000. A Phase II investigation was not conducted, however an SLPL policy was purchased as described below.

●	With respect to the 91-080 Hanua Mortgaged Property (0.1%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies RECs associated with: (1) the former industrial use of the Mortgaged Property, which has resulted in onsite soil impacts; (2) the historic operation of onsite USTs; and (3) a release of crude oil to groundwater at the east-adjoining property. According to the ESA, historic soil sampling performed at the Mortgaged Property identified soils impacted with petroleum and polychlorinated biphenyls. These impacted areas were to be capped with pavement, with long term management through an Environmental Hazard Management Plan (“EHMP”). However, there was no information available to the Phase I ESA consultant related to whether the cap and EHMP were ever implemented. There was also very little information available to the Phase I ESA consultant related to: the decommissioning of former onsite industrial activities; the closure and removal or abandonment of USTs historically known to be located onsite; or the extent of the adjoining property crude oil release and its impact upon groundwater, which is potentially flowing in the direction of the Mortgaged Property. Therefore, the Phase I ESA consultant recommended conducting a review of any files that could be located for the Mortgaged Property at the Hawaii Department of Health related to the historically identified soil impacts, the USTs, and the adjacent crude oil release. Depending on the results of any file review, the Phase I ESA consultant noted that additional investigation may be warranted. Should a subsurface investigation be necessary based upon the outcome of any file review, the cost of conducting a Phase II subsurface investigation was estimated by the Phase I ESA consultant to be $30,000 to $150,000, and remediation, if necessary, was estimated to be $300,000 to $900,000. A Phase II investigation was not conducted, however an SLPL policy was purchased as described below.
●	With respect to the 91-410 Komohana & 91-416 Komohana Mortgaged Properties (collectively, 0.01%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESAs identify as a REC the historic use of these Mortgaged Properties as an oil refining and recycling facility from the mid-1980s through the mid-2010s. These operations resulted in several environmental releases and environmental impacts to the Mortgaged Properties. The oil refining and recycling facility ultimately was decommissioned in 2016 and 2017. Decommissioning activities reportedly included soil remediation and testing activities. Based on an historical environmental report reviewed by the ESA consultant, the results of the decommissioning investigations and mitigation measures indicated that the Mortgaged Properties were adequately remediated; however, no documentation pertaining to decommissioning was available to the Phase I ESA consultant for review, and environmental databases reviewed by the environmental consultant did not indicate whether any regulatory closure was ever officially granted. Therefore, the Phase I ESA consultant recommended conducting a file review at the Hawaii Department of Health in attempt to verify that any impacts at the Mortgaged Properties have been properly addressed during decommissioning. Should a subsurface investigation be necessary based upon the outcome of any file review, the cost of conducting a Phase II subsurface investigation was estimated by the Phase I ESA consultant to be $30,000 to $70,000 for each property, and remediation, if necessary, was estimated to be $50,000 to $300,000 for each property. Phase II investigations were not conducted, however an SLPL policy was purchased as described below.
●	With respect to the 235 Great Pond Road Mortgaged Property (0.1%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies the Mortgaged Property’s open remediation status within the Connecticut Property Transfer Act program as a REC. Changes in the ownership of the Mortgaged Property in 2007, 2008, and 2012 required that the Mortgaged Property undergo environmental investigations as part of the CTA program. These investigations identified pesticide impacts to soil and groundwater above applicable standards associated with historic agricultural activities. In 2021, it was determined that these impacts would be addressed through the placement of an Environmental Use Restriction (“EUR”) upon the Mortgaged Property. However, as no EUR was documented for the Mortgaged Property, the Connecticut Department of Energy and Environmental Protection (“CTDEEP”) issued a Notice of Violation on March 30, 2023, citing the failure of the Mortgaged Property to achieve remediation standards and comply with CTA obligations in a timely manner. On May 30, 2023, the environmental consultant conducting the CTA program investigations responded to CTDEEP that it would work towards the completion of any remedial activities at the Mortgaged Property by April 2024, which would include implementation of protective measures (e.g., construction of impervious surfaces) and an EUR for soil and groundwater. No additional information was available for review at the time of the Phase I ESA to confirm completion of all CTA program requirements. Therefore, the Phase I ESA
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consultant recommended obtaining information related to resolution of the Notice of Violation, and if no additional information was in fact available, the Phase I ESA recommends that all necessary remedial activities be completed, including the implementation of an EUR on the Mortgaged Property, in order to comply with all CTA obligations. The cost of completing the CTA program and recording an EUR for the Mortgaged Property was estimated by the ESA consultant to be $25,000 to $100,000. Such actions were not taken, however an SLPL policy was purchased as described below.

●	With respect to the 301 Commerce Drive Mortgaged Property (0.04%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies a CREC due to the Mortgaged property's historical use as part of a 610-acre industrial complex associated with chemical manufacturing activities from approximately 1943 through the late 1990s. From the 1940s to 1970s, the properties were occupied by Allied Chemical/Honeywell, with Ashland Inc. (Marathon Petroleum) taking over in the 1970s. These activities, while occupied by Honeywell, led to the site's inclusion on the National Priorities List (NPL) in 1984 due to environmental concerns from historical landfills, surface impoundments, and chemical releases, though the EPA determined the majority of the site was never contaminated. Remediation activities were completed to the satisfaction of regulatory agencies by 2005 and included soil excavation, groundwater treatment, barrier caps, and institutional controls. Institutional and engineering controls—including deed restrictions and prohibitions on groundwater use or soil disturbance—remain in place and are monitored under the oversight of the U.S. EPA and Ohio EPA, with Honeywell, Inc. identified as the responsible party. Limited investigations conducted prior to redevelopment of the subject property in 2012 confirmed that soils were below regulatory thresholds, and that no significant contamination was found in subsurface soils or vapors. While low-level ammonia impacts were encountered during construction, regulatory authorities determined no additional remediation was required. Given that Honeywell, Inc. has been identified as the responsible third party, the ESA concluded that this CREC does not require additional action, provided use restrictions, and institutional and engineering controls remain in place. An SLPL policy was purchased as described below.
●	With respect to the 91-110 Kaomi Loop Mortgaged Property (0.03%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identified a REC associated with historical surface staining observed in two areas: on the concrete floor of the boiler room in Building B and on the asphalt pavement behind Building A, where petroleum-based products such as oils, gasoline, and paints had been stored. While staining was not observed during the Phase I ESA site visit, no documentation was available to confirm whether the areas had ever been sampled. Based on these conditions, the Phase I ESA consultant recommended that documentation be obtained or, if unavailable, that a Phase II subsurface investigation be conducted, with additional action possible depending on results. Should a subsurface investigation be necessary based upon the outcome of any document review, the cost of conducting a Phase II subsurface investigation was estimated by the Phase I ESA consultant to be $30,000-$150,000, and remediation, if necessary, was estimated to be $50,000 to $250,000. A Phase II investigation was not conducted, however an SLPL policy was purchased as described below.
●	With respect to the 91-064 Kaomi Loop Mortgaged Property (0.03%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identified a REC associated with historical steel and metal machining operations beginning in 1962. Waste from these operations—including potential contaminants such as cutting oils, coolants, and PFAS—was reportedly discharged to an onsite cesspool, which also received sewage. An open conduit leading to the cesspool was noted in a prior assessment, though it was not observed during the Phase I ESA site visit. The cesspool was reportedly decommissioned and replaced with a septic system after 2021, but no closure documentation or sampling data was available. Based on these conditions, the environmental consultant indicated that a Phase II subsurface investigation may be warranted. The cost of conducting a Phase II subsurface investigation was estimated to be $30,000 to $100,000, and remediation, if necessary, was estimated to be $100,000 to $500,000. A Phase II investigation was not conducted, however an SLPL policy was purchased as described below.
●	With respect to the 91-150 Kaomi Loop Mortgaged Property (0.05%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identified a REC associated with the Mortgaged Property’s long-term industrial use since the 1960s for the manufacturing, mixing, and storage of pesticides, herbicides, and other chemicals. Historical and current operations have involved the use of hazardous materials such as sulfuric acid, ammonia, chlorine, and sodium hydroxide. Past inspections identified discharges of process wash water to unlined ditches and a surface impoundment, where sampling detected elevated levels of various contaminants. More recent assessments have documented sulfur staining on unpaved
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areas and the adjacent beach. Based on these conditions, the environmental consultant recommended a Phase II subsurface investigation. The cost of conducting a Phase II subsurface investigation was estimated to be $30,000 to $150,000, and remediation, if necessary, was estimated to be $300,000 to $950,000. A Phase II investigation was not conducted, however, an SLPL policy was purchased as described below.

In addition to the REC, the Phase I ESA identifies the presence of at least one monitoring well on the Mortgaged Property. Records indicate that, at one time, seven monitoring wells had been installed on the Mortgaged Property to investigate a hazardous substance release, which later received a “no further action” letter from the governing authority. The Phase I ESA consultant recommended conducting an inspection of any monitoring well(s) remaining onsite and abandoning such wells in accordance with applicable regulations. The cost of well abandonment was estimated to be $2,000 to $30,000.

●	With respect to the 91-222 Olai Mortgaged Property (0.05%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identified a REC associated with the Mortgaged Property’s long-term use for automobile parts retail and recycling since the mid-1960s, which involved the operation of USTs. Historical records indicated that two 2,000-gallon USTs storing gasoline and diesel were likely installed on the Mortgaged Property in 1980, but no documentation was available confirming whether these USTs were removed or closed in place. Additionally, during the site visit, the Phase I ESA consultant observed surface staining, including on bare soil, in the northeastern portion of the Mortgaged Property. The Phase I ESA consultant recommended a Phase II subsurface investigation to address potential concerns associated with the USTs and surface staining. The cost of conducting a Phase II subsurface investigation was estimated to be $30,000 to $150,000, and remediation, if necessary, was estimated to be $200,000 to $600,000. A Phase II investigation was not conducted, however an SLPL policy was purchased as described below.
●	With respect to the 2 Tower Drive Mortgaged Property (0.03%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies two RECs. The first REC is associated with the Mortgaged Property’s use since 1978 for wire and cable manufacturing and related coatings. Operations have involved hazardous materials such as chlorinated solvents, degreasers, and other organic compounds. Subsurface investigations conducted in the early 2000s did not identify elevated contamination; however, hazardous material use continued through the 2010s. A 2021 ESA noted the absence of vapor intrusion documentation in state records and concluded that potential PFAS use could not be ruled out. Based on these factors, the environmental consultant recommended a Phase II subsurface investigation to further evaluate environmental conditions. The cost of conducting a Phase II subsurface investigation was estimated to be $30,000 to $150,000, and remediation, if necessary, was estimated to be $300,000 to $900,000. A Phase II investigation was not conducted, however an SLPL policy was purchased as described below.

The second REC identified for the Mortgaged Property is associated with its operation as an orchard for nearly 100 years until the 1970s. In 2017, the Mortgaged Property was entered into the Connecticut Property Transfer Act (“CTA”) program in relation to the transfer of Mortgaged Property to a new owner. The CTA requires conducting an environmental investigation and addressing any environmental areas of concern (“AOC”) identified during the CTA investigation. All conditions identified during the 2017 CTA investigation have been addressed except the AOC associated with the Mortgaged Property’s former operation as an orchard, which involved the application of pesticides. The remedy suggested for the orchard operations/pesticide use AOC involved placing an Environmental Land Use Restriction (“ELUR”) on the Mortgaged Property, including restricting the Mortgaged Property to certain uses and implementing a soil management plan, to protect from exposure to any residual pesticide impacts that may remain onsite. The Phase I ESA consultant recommended completing and recording the ELUR, which was estimated to cost $25,000 to $100,000, in order to comply with the CTA. Such actions were not taken, however an SLPL policy was purchased as described below.

●	With respect to the 91-102 Kaomi Loop Mortgaged Property (0.03%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identified two RECs. The first REC is associated with heavy oil staining near a sump and adjacent aboveground storage tank on the north side of the dry ice plant. The sump collects an oil/water mixture for transfer to the tank, and staining was observed on the surrounding concrete and on the exterior of the secondary containment, indicating a likely release. Similar conditions were noted during a 2021 assessment. The Phase I ESA consultant recommended
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conducting a Phase II subsurface investigation to identify any subsurface impacts that may have been caused by heavy oil staining, as well as conducting a cleanup of the staining, repairing the containment structure, and properly disposing of any waste. A Phase II investigation was not conducted, however an SLPL policy was purchased as described below.

The second REC identified in the ESA concerns two environmental releases listings for the Mortgaged Property found by the Phase I ESA consultant during an environmental database review. The first database listing confirms a past release at the Mortgaged Property that received “No Further Action” status from by the Hawaii Department of Health (“HDOH”); however, no details were available regarding the substance or amount released or any cleanup. The second listing relates to a 2020 spill of approximately 10 gallons of lubrication oil from a rental compressor onto unpaved ground. Follow-up sampling prior to excavation confirmed total petroleum hydrocarbons in excess of HDOH cleanup criteria. While additional cleanup reportedly occurred in 2021, no results or closure documentation were available. The environmental consultant indicated that a Phase II investigation may be warranted if additional information cannot be obtained on either of these two identified releases.

The cost of conducting a Phase II subsurface investigation to address both RECs was estimated to be $30,000 to $150,000, and remediation, if necessary, was estimated to be $50,000 to $250,000. A Phase II investigation was not conducted, however an SLPL policy was purchased as described below.

●	With respect to the 91-265 Hanua Mortgaged Property (0.03%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies remediated impacts to site soils without formal closure as a REC. A 2022 Phase II ESA reported elevated concentrations of total petroleum hydrocarbons in shallow soils, believed to have originated from salvage activities by a former tenant. In April 2023, approximately 14,700 cubic feet of impacted soil was excavated and removed, and post-excavation sampling of soil below one foot did not detect contamination above laboratory detection limits. A Removal Action Report documenting these activities was submitted to the HDOH, which issued a follow-up letter in August 2024 requesting clarification on portions of the report. A final closure letter had not been issued at the time of the ESA review. Because impacted soil was believed to have been fully excavated and post-remediation sampling confirmed no residual impact, the Phase I ESA consultant simply recommended providing any documentation requested by the HDOH in order to obtain formal closure. However, should further investigation be necessary, the Phase I ESA consultant estimated such investigation to cost $20,000 to $50,000, and any remediation, if necessary, was estimated to be $20,000 to $100,000. A further investigation was not conducted, however an SLPL policy was purchased as described below.
●	With respect to the 91-174 Olai Mortgaged Property (0.02%) securing the ILPT 2025 Portfolio Mortgage Loan, the related ESA identifies a REC associated with historical auto salvage operations and vehicle storage conducted onsite since the 1970s. Staining was observed in bare soil near a portable AST for an emergency generator and throughout the vehicle yard. Given the duration of operations (approximately 50 years), the presence of staining, and the fact that environmentally sensitive operations occurred onsite in part before modern waste regulations, the ESA recommended conducting a Phase II subsurface investigation to evaluate potential impacts. The cost of conducting a Phase II subsurface investigation was estimated to be $30,000 to $150,000, and remediation, if necessary, was estimated to be $50,000 to $350,000. A Phase II investigation was not conducted, however, an SLPL policy was purchased as described below.
●	With respect to the 91-083 Hanua Mortgaged Property (0.02%) securing the ILPT 2025 Portfolio Mortgage Loan, there was a spill in 2008 at the intersection of Olai and Hanua Streets, which is adjoining the southwest corner of the property. Sampling of a sheen on the surface of water in an excavation pit determined the sheen to be petroleum-based. Given the lack of close out documents, further records are required to define the environmental condition. Should further investigation be necessary based on the outcome of any file review, the cost of conducting a Phase II subsurface investigation was estimated to be $20,000 to $50,000, and remediation, if necessary, was estimated to be $20,000 to $100,000. A Phase II investigation was not conducted, however, an SLPL policy was purchased as described below.
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●	With respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), a Scheduled Locations Pollution Liability (“SLPL”) insurance policy is in place for each of the Mortgaged Properties described above. The SLPL policy was issued by Allied World Assurance Company (U.S.), Inc. for a term of four years with a policy limit of $25,000,000 (per incident in the aggregate) and a $50,000 per incident deductible. The lenders and their successors and assigns, as their interests may appear, are listed as additional named insured under the SLPL policy. The SLPL expires February 28, 2026 (while the maturity date of the Mortgage Loan is July 9, 2030). The borrowers are required under the related loan agreement to maintain pollution legal liability insurance, by renewal, extension or replacement, with the same coverages, terms, conditions and endorsements as the policy in effect on the origination date, for a period continuing through the date that is 36 months following the maturity date of the ILPT 2025 Portfolio Whole Loan. The SLPL Policy covers several non-collateral properties as well as the Mortgaged Properties described above, and includes the related non-collateral property owners as named insureds, and therefore provides less protection than would a policy solely covering such Mortgaged Properties. In the event the limits which are in place as of the origination date are eroded by 50% or more due to claims, the related loan agreement requires that the borrowers reinstate the available environmental coverage limits within 60 days to the limits in place as of the origination date. We cannot assure you that such environmental insurance will cover or mitigate any of the environmental risks at the Mortgaged Properties and, even in the case of a covered risk, the coverage under any such policy may be insufficient.

With respect to the Prime Storage – NCRS Portfolio Mortgage Loan (6.5%), as to the Prime Storage-Eastpointe Mortgaged Property, the Phase I ESA identified as CRECs for the Mortgaged Property soil and groundwater impacts and an open status hazardous substance release all associated with historical onsite operations that included a lumber yard, an automotive dealership, metal and machining shops, and light manufacturing activities. Impacts to the northern portion of the Mortgaged Property were documented in a Baseline Environmental Site Assessment (“BEA”) prepared and filed with the governing authority in 2016. The preparation and filing of a BEA report allows the person(s) on whose behalf the report has been performed to purchase or begin operating at a property without taking on liability for any historic impacts that have been identified in the BEA. Various remedial activities took place on the northern portion of the Mortgaged Property from December 2017 and January 2018 to address impacts to site soils and groundwater. Post-remedial soil sampling results indicated that some residual impacts remained in place, but no further response actions were necessary for continued use of the property for nonresidential purposes. In 2022, a second BEA was prepared specifically for the southern portion of the Mortgaged Property, which had undergone numerous investigations and remediations from at least 1990 through at least 2011. The BEA process generally involves the preparation of a Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property. A DCP was prepared for the northern portion of the Mortgaged Property in 2019, and a DCP was also prepared for southern portion of the Mortgaged Property in 2022. A third BEA report was then filed for the Mortgaged Property in 2024. This third BEA was prepared for the current owner and noted that no impacts had been identified in soil gas samples taken during a 2024 site investigation, therefore, there did not appear to be any vapor intrusion concerns associated with any residual impacts at the Mortgaged Property. Given the BEAs that have been prepared for the Mortgaged Property, the Phase I ESA consultant concluded that no further investigation was necessary, but recommended the implementation of any DCP requirements.

With respect to the Herbst Multifamily Portfolio Mortgage Loan (5.6%):

●	With respect to each Mortgaged Property securing the Herbst Multifamily Portfolio Mortgage Loan (collectively, 5.6%), the Phase I ESAs identify as a REC for each Mortgaged Property potential impacts to groundwater associated with the Orange Valley Regional Groundwater (“OVRG”) National Priorities List (“NPL”) site. Review of regulatory data identified each Mortgaged Property as being located near to the OVRG NPL site solvent groundwater plume, which has not been fully delineated; and, it appeared likely that the deeper aquifer directly in the vicinity of each Mortgaged Property had been contaminated. However, because the expected depth of the potential groundwater impacts were not likely to present a vapor intrusion concern and because each Mortgaged Property is serviced by public water and sewer systems, the Phase I ESA consultant determined that the NPL site groundwater plume was not likely to represent a significant health risk to any occupants at the Mortgaged Properties. Additionally, because the NPL site is currently being managed under the oversight of the U.S. Environmental Protection Agency and because there is no evidence to suggest that the Mortgaged Properties are a responsible party in relation to the NPL site groundwater plume, the Phase I ESA consultant determined that no further investigation was necessary in relation to the OVRG NPL matter.
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●	With respect to each of The Plaza Mortgaged Property and The Promenade Mortgaged Property (collectively, 2.7%), the Phase I ESAs identify as a REC for each Mortgaged Property the historical and current presence of onsite USTs containing heating oil. According to the Phase I ESAs, each Mortgaged Property historically housed a 5,000-gallon heating oil UST, which regulatory records generally indicate was removed, but for which no removal or sampling information was available. Regulatory records also indicated that each Mortgaged Property currently maintains a 5,000-gallon heating oil UST located in the driveway area adjacent to each building, which are used as a backup fuel source. The date of installation of the current USTs is unknown, and no information was available regarding subsurface conditions associated with the current USTs. Based on the lack of information available in relation to the removal of the historic USTs and subsurface conditions associated with the current USTs, the Phase I ESA consultant recommended conducting a subsurface investigation in the vicinity of the USTs. Such subsurface investigation and remediation, if necessary, was estimated by the Phase I ESA consultant to be $50,000 to $200,000. A further investigation was not conducted, however a PLLP policy was purchased as described below.
●	With respect to The Sapphire Orange Mortgaged Property (1.8%), the Phase I ESA identifies as a REC for the Mortgaged Property both the historical and current presence of USTs. According to records reviewed, a total of six heating oil USTs have been installed at the Mortgaged Property, four of which were removed and two of which remain in use. One spill related to an overflow, and three releases were identified in association with the historic USTs. Although the releases were granted No Further Action status from the governing authority in 2008 and 2011, no removal/remediation reports or regulatory closure letters were available for review, and the Phase I ESA consultant did not have information of onsite subsurface conditions and whether residual contamination may remain in place. As concerns the USTs that are currently in use at the Mortgaged Property, four of the six oil lines leading from the USTs to the boilers failed tightness testing in 2008, and, at that time, it was recommended that the deficient oil lines be replaced. However, there was no information available to show that the oil lines had ever been repaired or replaced. Based on the lack of information available in relation to the subsurface conditions associated with the historic USTs and in relation to the repair/replacement of oil lines associated with the current USTs, the Phase I ESA consultant recommended conducting a subsurface investigation. Such subsurface investigation and remediation, if necessary, was estimated by the Phase I ESA consultant to be $100,000 to $400,000. A further investigation was not conducted, however a PLLP policy was purchased as described below.
●	With respect to each of the Herbst Multifamily Portfolio Mortgaged Properties described above, in lieu of conducting any additional subsurface investigation, and to mitigate the potential of environmental liability associated with these RECs, a Pollution Legal Liability Plus (“PLLP”) insurance policy, issued by Sirius Point, was purchased at origination with Citi Real Estate Funding Inc. ISAOA, ATIMA as the named insured. The PLLP policy, which has a term of eight (8) years, includes a limit of liability of $3 million (per claim and in the aggregate) and a $25,000 self-insured retention.

With respect to The Impala Condo Mortgage Loan (1.6%), the Phase I ESA identified as a REC for the Mortgaged Property its likely location within a groundwater plume impacted by volatile organic compounds (“VOCs”). The boundaries of the VOC groundwater plume do not appear to have ever been clearly established, although documents reviewed by the Phase I ESA consultant suggested that the Mortgaged Property sits within the groundwater plume area. The cause of the plume was likewise never clearly established, although it is believed that the plume may be associated with several dry cleaning operations historically located in the area. Environmental database listings reviewed by the Phase I ESA environmental consultant noted that the groundwater plume has received no further action status. However, no information was available related to current subsurface conditions and, given this lack of information, the Phase I ESA consultant was not able to rule out a vapor intrusion concern for the Mortgaged Property associated with the groundwater plume. Accordingly, the Phase I ESA consultant recommended conducting a subsurface investigation at the Mortgaged Property to further evaluate the identified REC. The Phase I ESA consultant estimated the cost to conduct sub-slab soil gas sampling for the purpose of identifying any vapor intrusion concern along with the installation of a sub-slab depressurization system to mitigate any vapor concern to be $65,000 to $220,000. In lieu of conducting any subsurface investigation, a Premises Environmental Liability environmental insurance policy, issued by SiriusPoint, was obtained at origination with the lender and its successors and/or assigns as the named insured. The policy, which has a policy term of 8 years, includes a $1,000,000 limit of liability (per claim and in the aggregate) with a $25,000 deductible.

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With respect to the Gateway Industrial Center Mortgage Loan (1.6%), the related Phase I ESA identified as a CREC for the Mortgaged Property impacts to soil, soil vapor, and shallow perched groundwater associated with long-term industrial use. These impacts were identified during various Baseline Environmental Assessment (“BEA”) investigations that have been conducted at the Mortgaged Property, including by the current ownership entities. A BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic impacts identified in the BEA. To specifically address concerns associated with potential exposure to soil vapor, vapor mitigation systems have been installed under the east end of Building A2 and under Building C at the Mortgaged Property. Given the preparation of a current BEA for, and the installation of vapor mitigation systems at, the Mortgaged Property, the related Phase I ESA concludes that no further investigation is necessary in relation to this matter.

With respect to the Lang Industrial Mortgage Loan (1.6%), the Phase I ESA identified historic onsite paint manufacturing operations as a REC for the Mortgaged Property. Perfluoroalkyl and Polyfluoroalkyl Substance (“PFAS”) compounds have commonly been included in paints and coatings, and information reviewed by the Phase I ESA consultant suggested PFAS containing materials were used at the Mortgaged Property until the beginning of 2023. PFAS can spread in the environment through migration in soils and groundwater, or by other means, including aerial deposition and storm water runoff. Accordingly, the Phase I ESA consultant recommended conducting a limited subsurface investigation to determine the presence or absence of PFAS contamination due to the historical use of the Mortgaged Property. The Phase I ESA consultant estimated the cost of such investigation and any remediation, if necessary, to be $655,000 to $1,300,000. In lieu of conducting a subsurface investigation, a Premises Environmental Liability insurance policy, issued by Beazley, was purchased at origination, with the lender and its successors and/or assigns as the named insured. The policy, which has a term of 8 years, includes a limit of liability of $3,500,000 (per claim and in the aggregate) with a $25,000 deductible.

With respect to the Storage King USA Passaic Mortgage Loan (2.1%), the related ESA identified a CREC at the Mortgaged Property in connection with groundwater concentrations of, among other things, chlorinated volatile organic compounds in excess of applicable regulatory guidelines resulting from certain underground storage tanks removed in 2021 from an adjacent property located up-gradient to the Mortgaged Property. According to the ESA, the City of Passaic has been identified as the responsible party and the affected area of the Mortgaged Property is located within a Classified Exception Area/Well Restriction Area (the “CEA/WRA Area”) that is subject to restrictions on the use of groundwater. In addition, according to the ESA, there are no potable wells in the CEA/WRA Area and such area is served by municipal water.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Litigation and Other Legal Considerations

There may be material pending or threatened litigation or other legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances or other material legal proceedings experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, a Mortgaged Property may be subject to litigation proceedings. For example:

●	With respect to the 841-853 Broadway Mortgage Loan (9.0%), the non-recourse carveout guarantor, Jeffrey J. Feil, and affiliated entities, are defendants in a foreclosure action filed on May 7, 2025 relating to a 2023 maturity default on a $9,000,000 loan secured by a medical office property in Manhattan, New York. The plaintiff lender alleged that as a result of the borrowers collecting rent from such property after a default (and not applying such funds to pay down the loan), the guarantors of such loan, including Mr. Feil, are liable under their guarantees for any monetary loss incurred by the plaintiff.
●	With respect to the Bridgemarket Retail Mortgage Loan (8.8%), the borrower is named as a defendant in a lawsuit brought by the previous holder of the leasehold estate of the Mortgaged Property. Plaintiff alleges that in connection with the sale of the leasehold estate, plaintiff extended a $1,000,000 loan that became due in 2023 and that the borrower did not pay. Plaintiff is seeking a monetary judgment in
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the amount of principal plus applicable interest and reasonable attorneys’ fees and costs. The borrower has moved to dismiss the complaint and is awaiting the court’s determination. The borrower deposited $1,250,000 into an escrow for such litigation with Royal Abstract of New York LLC.

●	With respect to the Prime Storage – NCRS Portfolio Mortgage Loan (6.5%), the property manager, Prime Group Holdings LLC, was charged by the Securities and Exchange Commission (the “SEC”) on September 5, 2023, with failing to adequately disclose to investors in Prime Storage Fund II, LP (which indirectly owns a substantial majority of, and with its affiliated funds indirectly owns the entirety of, the borrowers) real estate brokerage fees that were paid to a real estate brokerage firm wholly owned by Robert Moser, the sponsor of the Mortgage Loan and also the 100% owner of both the property manager and the general partner of Prime Storage Fund II, LP and its affiliated funds. The SEC’s order found that the property manager violated Section 17(a)(2) of the Securities Act of 1933. Without admitting or denying the SEC’s findings, the property manager agreed to cease and desist from violating the charged provision and to pay a $6.5 million civil penalty and more than $14 million in disgorgement and prejudgment interest. We cannot assure you that investors in Prime Storage Fund II, LP will not initiate litigation or other legal action in connection with the foregoing.
●	With respect to the Herbst Multifamily Portfolio Mortgage Loan (5.6%), each of the borrowers were involved in billing disputes with the provider of utilities at each Mortgaged Property. Each borrower was the subject of various judgements against them that have since been satisfied, most recently in January 2025. The remaining active dispute involves one of the borrowers, Orange Harrison LLC, who was the subject of certain judgements in favor of the utility provider. At origination of the Mortgage Loan, the borrowers funded $211,950 into a litigation reserve, however, such reserve funds were released to the borrowers on June 17, 2025. Pursuant to a Tri-Party Escrow Agreement between the lender, the borrowers, and First American Title Insurance Company, the borrowers deposited $300,000 with First American Title Insurance Company, to be distributed in satisfaction of certain outstanding judgements against the borrowers in favor of the utility provider; provided that the borrowers are unable to negotiate a different settlement within six months of the origination date of the Mortgage Loan.
●	With respect to The Wave Mortgage Loan (3.7%), the borrower sponsor and nonrecourse carveout guarantor, Joel Wertzberger, is subject to several pending lawsuits. One such lawsuit is by an insurance company, and seeks a declaratory judgment that the insurer is not liable under a liability policy as the guarantor represented that the covered property was solely residential, but such property also has commercial tenants. Another concerns an insurance policy on the life of the plaintiff’s father. The plaintiff alleges that Mr. Wertzberger agreed to pay half the insurance premiums for such policy and receive half the death benefits, but that Mr. Wertzberger ceased to make premium payments after May 15, 2013 (other than one payment of $25,000 in October 2015), and that therefore Mr. Wertzberger is not entitled to proceeds of the policy. The plaintiff seeks over $1 million from Mr. Wertzberger. A third lawsuit related to the preceding case relates to a life insurance policy acquired by Mr. Wertzberger from the brother of the plaintiff in such preceding case, and seeks less than $1 million dollars. Such lawsuit alleges that Mr. Wertzberger fraudulently induced the transfer of an insurance policy to an entity controlled by him.
●	With respect to The Roosevelt New Orleans Mortgage Loan (3.2%), the borrower sponsor and its owner (the “Roosevelt New Orleans Principal”) are subject to two pending lawsuits with a former business partner in connection with disputes relating to the operating agreement of a borrower sponsor-affiliated entity (the “Roosevelt New Orleans Borrower Sponsor-Affiliated Entity”). In connection with the first lawsuit, the plaintiff alleged that the Roosevelt New Orleans Principal abused his management position as the sole control party of the Roosevelt New Orleans Borrower Sponsor-Affiliated Entity to engage in transactions that served his individual interest and which were detrimental to the Roosevelt New Orleans Borrower Sponsor-Affiliated Entity. The plaintiff further alleged that the Roosevelt New Orleans Principal refused to provide the plaintiff with requested information about his transfer of interest in the Roosevelt New Orleans Borrower Sponsor-Affiliated Entity to the borrower sponsor. The plaintiff is seeking approximately $101,600,000 in damages. On December 2, 2024, a discovery schedule was stipulated among the parties with discovery to be completed by June 20, 2025, subject to an extension to allow the parties to complete their depositions. In connection with the second lawsuit, the plaintiff alleged that the Roosevelt New Orleans Borrower Sponsor-Affiliated Entity’s operating agreement allowed for either third-party loans to be provided to the Roosevelt New Orleans Borrower Sponsor-Affiliated Entity or for the Roosevelt New Orleans Principal to provide loans, and that the members
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opted for the Roosevelt New Orleans Principal to provide loans to the Roosevelt New Orleans Borrower Sponsor-Affiliated Entity. The plaintiff alleged that the Roosevelt New Orleans Principal and the borrower sponsor retroactively altered the payment structure of the loans from 2000 onward after the first lawsuit was filed, which resulted in an inflated debt owed by the Roosevelt New Orleans Borrower Sponsor-Affiliated Entity to the Roosevelt New Orleans Principal. The plaintiff is seeking approximately $31,727,894 in damages and a declaratory judgment that the defendants cannot restructure the loans. On June 3, 2025, the court denied the Roosevelt New Orleans Principal’s motion either to compel arbitration or to dismiss the complaint and, on June 17, 2025, the Roosevelt New Orleans Principal filed a notice of appeal to stay all trial court proceedings until a determination is made as to the trial court’s jurisdiction over the matter. The parties have agreed not to pursue discovery while the notice of appeal is pending.

●	With respect to the Poinciana Lakes Plaza Mortgage Loan (3.2%), the related borrower, as plaintiff, filed an action in 2023 against Southeastern Grocers, Inc. d/b/a Winn-Dixie (“Winn-Dixie”), as defendant, alleging that Winn-Dixie fraudulently induced the borrower to incur approximately $1.3 million in costs to develop certain premises at the Mortgaged Property in anticipation of the execution of a lease agreement between the parties and seeking damages (including punitive damages). The related borrower sponsor has informed the lender that the borrower’s maximum anticipated liability in the event of an adverse judgment would be the reimbursement of the defendant’s attorney’s fees.
●	With respect to the 155 Attorney Street Mortgage Loan (2.9%), the borrower sponsors and non-recourse carveout guarantors are currently subject to litigation related to a dispute from a restructured credit line on a separate mortgage loan that is unrelated to the Mortgage Loan. The credit line was restructured but not fully documented and the subsequent purchaser has decided to not fully recognize the restructuring. Parties are trying to settle the matter and such settlement discussions are ongoing. According to the borrower sponsors, the maximum exposure is approximately $3,500,000 - $4,300,000 and is not covered by insurance.
●	With respect to the City Line – Spokane Valley Mortgage Loan (1.4%), one of the related guarantors, Lawrence Charles Kaplan, and/or certain of his affiliates, are named defendants to an action (1) alleging (a) breach of contract, (b) unjust enrichment and (c) breach of the covenant of good faith and fair dealing in connection with Mr. Kaplan’s alleged concealment of revenue collected from Mr. Kaplan’s company in order to deprive the plaintiff of his share of such revenue pursuant to a revenue sharing arrangement based on the plaintiff’s efforts to generate business for such company and (2) seeking (a) damages of at least $1.0 million for each claim and (b) a declaration that the plaintiff is entitled to receive 50% of the gross revenue generated by any transactions the plaintiff originated. The guarantor and certain corporate defendants filed an answer and counterclaims on February 26, 2021. As of September 4, 2024, the court issued a decision on the plaintiffs’ motion to amend the complaint, denying it in part and granting it in part. As a result of that decision, the deadline to complete discovery was extended by two months. According to the litigation counsel, discovery is closed, except with respect to a motion pending before the court based on the plaintiff’s challenge as to certain documents that were not produced on the basis of privilege, which remains pending as of July 16, 2025 according to the borrower sponsor. Once that issue is resolved, the plaintiff will need to file a Note of Issue to indicate that the action is ready for trial. The deadline for the Note of Issue has been extended by the court to May 30, 2025. The plaintiff has requested a further one-month extension from the judge beyond the May 30th, 2025 date; however, as of July 16, 2025, the request had not yet been granted.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property

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improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to The Roosevelt New Orleans Mortgage Loan (3.2%), the related borrower is anticipated to perform an estimated $8.2 million elective renovation at the Mortgaged Property including, among other things, updates to the guestrooms and elevators and the creation of a club lounge, with an anticipated completion date in 2028, provided that any such renovation is subject to the alteration requirements set forth in the Mortgage Loan documents including, among other things, (i) that the borrower obtain the lender’s prior written consent to any alterations that will have a material adverse effect on the borrower’s financial condition or the value of the Mortgaged Property and (ii) if the total unpaid amounts for such alterations exceed $5,000,000 (other than amounts to be paid or reimbursed by tenants under the related leases), the borrower delivers to the lender as security for the payment of such excess amounts such additional collateral as specified in the Mortgage Loan documents.

With respect to the Courtyard Madeira Beach Mortgage Loan (2.8%), the related borrower is performing an estimated $1.75 million PIP including, among other things, updates to the guestrooms and common areas at the Mortgaged Property. At origination, the borrower deposited $682,768.01 with the lender, representing 100% of the estimated cost to complete the PIP. The latest projected completion date is August 2025.

With respect to the Hampton Inn & Suites by Hilton Orlando Mortgage Loan (1.3%), it is anticipated that the related borrower will be required to perform a franchisor-mandated PIP in 2027 (the “2027 PIP”). At origination, the borrower deposited $800,000 with the lender into an FF&E reserve, representing 80% of the estimated cost to complete the 2027 PIP. Such funds may be utilized for qualifying FF&E expenditures, including (but not limited to) the 2027 PIP. Once a final schedule of improvements and estimated cost to complete the 2027 PIP is determined, the borrower will be required to deposit any additional amounts necessary for the total amount on deposit with the lender to equal to 100% of the estimated cost to complete the 2027 PIP (less the then current balance of the FF&E reserve).

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. None of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or as to which the maturity date had been extended) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, except as described below.

With respect to the Impala Condo Mortgage Loan (1.6%), the Mortgage Loan refinanced a prior mortgage loan secured by the Mortgaged Property in the original principal balance of $10,500,000 originated by Signature Bank (the “Prior Loan”). According to information provided by the borrower sponsor, following the receivership of Signature Bank, the Prior Loan was transferred to a venture consisting of the Federal Deposit Insurance Corporation and various real estate investors (the “Venture”). Following the transfer to the Venture, the borrower defaulted on payment of the Prior Loan, and foreclosure proceedings were then commenced under the Prior Loan. Shortly thereafter the Prior Loan was acquired by another lender (“New Holder”), and the foreclosure proceedings were terminated. The current mortgage loan repaid the New Holder the full principal amount of the Prior Loan.

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Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 10 years and of which we are aware:

●	With respect to the 841-853 Broadway Mortgage Loan (9.0%), the borrower sponsor and non-recourse carveout guarantor, Jeffrey Feil, and his affiliates, have been subject to defaults and foreclosure proceedings with respect to commercial mortgage loans, including most recently the foreclosure proceeding described under “—Litigation and Other Considerations” above.
●	With respect to the Bridgemarket Retail Mortgage Loan (8.8%), the borrower sponsor is the sponsor of another commercial mortgage loan secured by a property in Newark, New Jersey, which has experienced a maturity default and is in special servicing.
●	With respect to The Brixley at Carolina Forest Mortgage Loan (3.3%), the individual borrower sponsors are currently and have previously been subject to foreclosure proceedings and deeds in lieu of foreclosure. The pending foreclosure involves an unrelated mortgage loan in which the borrower sponsors own a limited partnership that guarantees such mortgage loan.
●	With respect to the Courtyard Madeira Beach Mortgage Loan (2.8%), the related borrower sponsor has sponsored other properties securing loans that went into default and were subject to workouts or foreclosure proceedings, including another hotel property securing a loan that went into default and was subject to a deed-in-lieu of foreclosure in 2022.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 10 years, (ii) occurred during the last 10 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
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●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, office, mixed use and industrial Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Ninety-two (92) of the Mortgaged Properties (8.9%), securing, in whole or in part, two (2) Mortgage Loans (16.8%), are each leased to a single tenant. In addition, eight other Mortgaged Properties (7.1%) are leased to a single tenant that, although it is not the sole tenant, represents over 50% of the net rentable area and/or gross rent.
●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 0.5% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that secure separate Mortgage Loans and that (with respect to each identified tenant) collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate Approx. % of Initial Pool Balance of Related Mortgage Loans
Fedex	28	2.6%
TJ Maxx	2	12.0%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, industrial, and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, industrial, and mixed use and leased fee Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this
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prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
996 Paragon Way	0.5%	Exel Inc.	100.0%	8/31/2029	7/9/2030
10450 Doral Boulevard	0.3%	Hellmann Worldwide Logistics Inc.	100.0%	6/30/2028	7/9/2030
1580, 1590 & 1600 Williams Road	0.3%	ODW Logistics, Inc.	100.0%	5/31/2026	7/9/2030
32150 Just Imagine Drive	0.3%	Shurtape Technologies, LLC	100.0%	5/31/2031	7/9/2030
7410 Magi Road	0.3%	Science Applications International Corporation	100.0%	6/30/2031	7/9/2030
3800 Midlink Drive	0.2%	General Mills Operations, LLC	100.0%	7/31/2029	7/9/2030
13509 Waterworks Street	0.2%	FedEx	100.0%	12/31/2029	7/9/2030
91-141 Kalaeloa	0.2%	Par Hawaii Refining, LLC	100.0%	12/31/2029	7/9/2030
9860 West Buckeye Road	0.2%	Western Container Corporation	100.0%	4/30/2027	7/9/2030
125 North Troy Hill Road	0.2%	FedEx	100.0%	1/31/2031	7/9/2030
11900 Trolley Lane	0.1%	FedEx	100.0%	7/31/2028	7/9/2030
11501 Wilkinson Drive	0.1%	FedEx	100.0%	9/30/2028	7/9/2030
91-238 Kauhi	0.1%	Fileminders of Hawaii, LLC	100.0%	10/31/2027	7/9/2030
3155 Grissom Parkway	0.1%	FedEx	100.0%	9/30/2029	7/9/2030
3502 Enterprise Avenue	0.1%	Refresco Beverages US Inc.	100.0%	12/31/2029	7/9/2030
3870 Ronald Reagan Boulevard	0.1%	FedEx	100.0%	8/31/2029	7/9/2030
700 Marine Drive	0.1%	3D Systems, Inc.	100.0%	6/30/2029	7/9/2030
3245 Henry Road	0.1%	FedEx	100.0%	9/30/2029	7/9/2030
2701 S.W. 18TH Street	0.1%	FedEx	100.0%	7/31/2030	7/9/2030
2482 Century Drive	0.1%	Brinkley RV	100.0%	3/31/2030	7/9/2030
158 West Yard Road	0.1%	Owens Corning Insulating Systems, LLC	100.0%	7/31/2029	7/9/2030
1415 West Commerce Way	0.1%	American Tire Distributors, Inc.	100.0%	6/30/2030	7/9/2030
950 Bennett Road	0.1%	FedEx	100.0%	11/30/2027	7/9/2030
1990 Hood Road	0.1%	Refresco Beverages US Inc.	100.0%	6/30/2030	7/9/2030
7409 Magi Road	0.1%	Amazon.com, Inc.	100.0%	6/30/2029	7/9/2030
1985 International Way	0.1%	Verst Group Logistics, Inc.	100.0%	8/31/2025	7/9/2030
200 Orange Point Drive	0.1%	American Tire Distributors, Inc.	100.0%	12/31/2029	7/9/2030
91-241 Kalaeloa	0.1%	The Kelleher Corporation	53.3%	4/30/2029	7/9/2030
2311 South Park Road	0.1%	Challenger Lifts, Inc.	100.0%	6/7/2026	7/9/2030
2820 State Highway 31	0.1%	FedEx	100.0%	8/31/2027	7/9/2030
8000 Mid America Blvd.	0.1%	Bunzl	100.0%	9/30/2029	7/9/2030
14257 E. Easter Avenue	0.1%	FedEx	100.0%	10/31/2028	7/9/2030
3736 Salisbury Road	0.1%	FedEx	100.0%	5/31/2029	7/9/2030
91-027 Kaomi Loop	0.1%	Simonpietri Enterprises	100.0%	12/31/2025	7/9/2030
150 Greenhorn Drive	0.1%	FedEx	100.0%	5/31/2030	7/9/2030
7130 Q Street	0.1%	FedEx	100.0%	10/31/2028	7/9/2030
235 Great Pond Road	0.1%	Central National Gottesman	100.0%	9/30/2028	7/9/2030
510 Production Avenue	0.1%	FedEx	100.0%	7/31/2026	7/9/2030
4501 Industrial Drive	0.0%	FedEx	100.0%	7/31/2030	7/9/2030
91-222 Olai	0.0%	Discount Auto Parts	100.0%	12/31/2029	7/9/2030
2580 Technology Drive	0.0%	Joseph T. Ryerson and Son, Inc.	100.0%	1/31/2028	7/9/2030
301 Commerce Drive	0.0%	FedEx	100.0%	2/28/2027	7/9/2030
7121 South Fifth Avenue	0.0%	FedEx	100.0%	9/30/2026	7/9/2030
91-250 Komohana	0.0%	Mendocino Forest Products Company LLC	100.0%	11/30/2028	7/9/2030
5501 Providence Hill Drive	0.0%	FedEx	100.0%	4/30/2029	7/9/2030
91-259 Olai	0.0%	Energetic Construction, LLC	70.2%	12/31/2027	7/9/2030
1230 West 171st Street	0.0%	The American Bottling Company	100.0%	3/31/2029	7/9/2030
91-265 Hanua	0.0%	Mira Image Construction	55.0%	8/31/2028	7/9/2030
1415 Industrial Drive	0.0%	FedEx	100.0%	9/30/2027	7/9/2030
91-110 Kaomi Loop	0.0%	Pacific Allied Products, Ltd.	100.0%	2/28/2031	7/9/2030
3900 NE 6th Street	0.0%	FedEx	100.0%	5/31/2026	7/9/2030
91-218 Olai	0.0%	McClone Construction	100.0%	1/31/2028	7/9/2030
5795 Logistics Parkway	0.0%	BE Aerospace, Inc.	100.0%	6/30/2027	7/9/2030
435 SE 70th Street	0.0%	Heartland Coca-Cola Bottling Company, LLC	100.0%	9/30/2026	7/9/2030
91-083 Hanua	0.0%	ACA Services, Inc.	100.0%	12/31/2027	7/9/2030
2401 Cram Avenue SE	0.0%	FedEx	100.0%	5/31/2027	7/9/2030
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
91-119 Olai	0.0%	Robert's Hawaii, Inc	100.0%	9/30/2030	7/9/2030
3425 Maple Drive	0.0%	FedEx	100.0%	5/31/2029	7/9/2030
91-174 Olai	0.0%	Kainoa J. Ahsing	79.3%	12/31/2025	7/9/2030
5156 American Road	0.0%	FedEx	100.0%	6/30/2028	7/9/2030
91-175 Olai	0.0%	Doc Bailey Cranes & Equipment of Hawaii, Inc.	100.0%	6/30/2031	7/9/2030
91-171 Olai	0.0%	Windward Moving and Storage Company Inc.	100.0%	4/30/2030	7/9/2030
91-410 Komohana	0.0%	CPH, LLC	100.0%	10/31/2027	7/9/2030
91-416 Komohana	0.0%	CPH, LLC	100.0%	10/31/2027	7/9/2030
Gateway Industrial Center	1.6%	Detroit Manufacturing Systems, LLC	50.5%	9/30/2027	7/6/2030
25 Bond Street	0.7%	Goop	75.0%	1/31/2029	7/6/2030

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	With respect to certain Mortgaged Properties, there may be tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) that expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.
●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
(iii)	if the borrower fails to provide a designated number of parking spaces,
(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,
(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
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(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time, including due to lack of access or interruption of utilities,
(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or tenants that each lease at least 20% of the net rentable square footage at any other Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the 841-853 Broadway Mortgage Loan (9.0%), Human Security Inc., the fifth largest tenant representing approximately 5.2% of net rentable square footage at the Mortgaged Property, has the unilateral right to terminate its lease effective as of January 2028 upon at least 12 months’ prior notice and payment of a termination fee.
●	With respect to The Wharf Mortgage Loan (7.2%), (i) the largest tenant at the 670-680 Maine Mortgaged Property, Williams & Connolly LLP, has an option to terminate its lease effective as of October 31, 2033 with 24 months’ prior notice and payment of a termination fee equal to unamortized cost of tenant improvements/leasing commissions, legal fees and free rent at an interest rate of 7%, (ii) the second largest tenant at the 670-680 Maine Mortgaged Property, PhRMA, has an option to terminate its lease effective as of July 31, 2036 with 24 months’ notice, (iii) the third largest tenant at the 670-680 Maine Mortgaged Property, Kelley Drye & Warren LLP, has the right to contract its space by 6,700 square feet effective as of September 30, 2036 with 20 months prior notice and payment of a contraction fee of approximately $1,362,352, (iv) the third largest tenant at the 1000 Maine Mortgaged Property, Business Roundtable, has the right to terminate its lease with respect to 30,400 square feet constituting its original space effective as of July 31, 2035 with 15 months prior notice and has the right to terminate its lease with respect to 6,974 square feet constituting expansion space effective as of March 31, 2029 with 15 months prior notice, (v) the largest tenant at the 800 Maine Mortgaged Property, Cornerstone Government Affairs Inc., has the right to terminate its lease with respect to 49,630 of leased space effective as of July 1, 2033 with 15 months prior notice, (vi) the fourth largest tenant at the 1000 Maine Mortgaged Property, Michael Best & Friedrich LLP, has the right to terminate its lease effective as of October 30, 2030 with 12 months prior notice, and (vii) the fifth largest tenant at the 1000 Maine Mortgaged Property, Cisco Systems, Inc., has the right to terminate its lease with respect to its original space effective as of February 28, 2030 with 12 months prior notice and has the right to terminate its lease with respect to its expansion space effective as of October 2033 with 12 months prior notice.
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●	With respect to the Orinda Theatre Square Mortgage Loan (3.5%), the second largest tenant, Law offices of Gillin, Jacobson, Ellis, Larsen & Lucey, representing approximately 12.7% of net rentable square footage at the Mortgaged Property, has a unilateral termination right to terminate its lease every six months beginning June 30, 2026, upon the delivery to borrower of notice of such termination within six months of the applicable termination date.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties may permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Furthermore, certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Poinciana Lakes Plaza Mortgage Loan (3.2%), the leases of the second largest tenant, Burlington, the third largest tenant, TJ Maxx, the fourth largest tenant, Sprouts, and the fifth largest tenant, Ross, contain co-tenancy provisions allowing the tenants to pay reduced rent or terminate their leases (i) with respect to Burlington, if certain specified tenants are not open for business or overall occupancy (excluding the tenant’s leased premises) falls below a target occupancy (60%) for a specified period, (ii) with respect to TJ Maxx, if certain specified tenants, retail stores comprising certain specified areas or a grocer occupying at least 15,000 square feet are not open for business for a specified period, (iii) with respect to Sprouts, if at least 2 of certain specified tenants are not open for business or overall occupancy (excluding the tenant’s leased premises and the specified tenants) falls below target occupancy (80%) for a specified period, and (iv) with respect to Ross, if certain specified tenants are not in business or overall occupancy (excluding the tenant’s leased premises and any leasable area located on an outparcel) falls below target occupancy (60%) for a specified period.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate their spaces during the terms of their leases. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark or is otherwise not required to continuously operate its spaces:

●	With respect to the 841-853 Broadway Mortgage Loan (9.0%), Basis Global Technologies, the second largest tenant, representing approximately 9.9% of net rentable square footage at the Mortgaged Property, comprising the 6th and 7th floors at the Mortgaged Property, is dark in its 6th floor space, and is subleasing its 7th floor space as described below under “--Rights to Sublease.” In addition, Capital
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One N.A., the third largest tenant representing approximately 6.6% of net rentable square footage at the Mortgaged Property, has the right to cease operations and go-dark at its leased premises at any time.

●	With respect to the Bridgemarket Retail Mortgage Loan (8.8%), the largest, second largest and third largest tenants, TJ Maxx, Guastavino’s and Trader Joe’s, respectively, collectively representing approximately 89.0% of the net rentable square footage at the Mortgaged Property, are not obligated to be continuously open for business at their leased premises and can cease operations at any time; provided, however, that Trader Joe’s must remain open for at least one business day per week.
●	With respect to the 200 Lafayette Mortgage Loan (3.0%), the lease for the second largest tenant, Moncler, representing approximately 47.7% of net rentable square footage at the Mortgaged Property, does not contain a covenant for continuous operation.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
Gateway Industrial Center	1.6%	General Services Administration - IRS (“GSA”)(1)	5.6%	22.8%
100 Howe	2.7%	State of California - State Lands Commission(2)	36.9%	38.2%
Olymbec Atlas Portfolio	2.9%	State of Nevada(3)	14.6%(4)	26.5%(4)

(1)	The GSA has the right to terminate its lease upon 90 days’ notice, effective at any time after the firm term of the lease (which is expected to be April 30, 2034).
(2)	The State of California – State Lands Commission has the right to terminate its lease at any time effective on or after July 31, 2028 with at least 60 days’ prior written notice.
(3)	The State of Nevada may immediately terminate its lease if for any legitimate reason, action, or mandate on the part of the Executive Branch of the State of Nevada, the Nevada State Legislature and/or the Federal Government limits, restricts, or impairs the State of Nevada’s funding or ability to satisfy its rental payment obligation.
(4)	Represents % of the 4045 & 4055 Spencer Mortgaged Property.

Other Tenant Termination Issues

With respect to the Impala Condo Mortgage Loan (1.6%), the second largest tenant, Manhattan Schoolhouse, which represents 28.5% of the net rentable square footage at the related Mortgaged Property, recently signed a lease for expansion space delineated in a lease amendment. If the borrower fails to obtain a certificate of occupancy permitting school use in the expansion space within 90 days after Manhattan Schoolhouse delivers to the borrower all New York City Department of Buildings sign-offs and letters of completion relating to the completion of the expansion space work, the tenant may terminate either (i) the entire second amendment to its lease (which would result in the lease expiration date for the original space changing from March 31, 2033 to March 31, 2028) or (ii) the lease for the expansion space. The initial base rent for the expansion space is $326,060, and the current base rent for the original space is $551,820.

With respect to the 347-363 Flushing Avenue Mortgage Loan (1.5%), the second largest tenant at the Mortgaged Property, ODA Health, has the right to terminate its lease to the first parking level space of the Mortgaged Property (the “ODA 1st Floor Parking Lease”), representing approximately 11.5% of the underwritten gross potential rent, in the event that the borrower does not obtain the approvals necessary to

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change the use of the space to office space by September 25, 2026. ODA Health may terminate the ODA 1st Floor Parking Lease as of March 25, 2027 by giving notice to the borrower by October 10, 2026.

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example:

With respect to the 841-853 Broadway Mortgage Loan (9.0%), Basis Global Technologies, the second largest tenant, representing approximately 9.9% of net rentable square footage at the Mortgaged Property, comprising the 6th and 7th floors at the Mortgaged Property, subleases its 7th floor space at the Mortgaged Property to Radar Labs, Inc. through November 29, 2025 (the day preceding the expiration of the prime lease).  The sublease provides for monthly rent of $82,084.59.  The Mortgage Loan was underwritten based on the prime lease rent.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy or may not have commenced paying rent. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying full rent or have outstanding rent as set forth below:

●	With respect to the 841-853 Broadway Mortgage Loan (9.0%), the fifth largest tenant, Human Security Inc., representing approximately 5.2% of net rentable square footage at the Mortgaged Property, has free rent in September through November 2025, totaling approximately $241,658, which was reserved at origination.
●	With respect to The Wharf Mortgage Loan (7.2%), the third largest tenant at the 670-680 Maine Mortgaged Property, Kelley Drye & Warren LLP, leasing approximately 13.0% of the net rentable area at such Mortgaged Property, has executed a lease but has not yet taken occupancy or commenced paying rent. Kelley Drye & Warren LLP has a lease commencement date on (and is anticipated to take occupancy by) January 1, 2026 and is required to commence paying rent on that date. We cannot assure you that Kelley Drye & Warren LLP will take occupancy or commence paying rent as anticipated or at all.
●	With respect to the Poinciana Lakes Plaza Mortgage Loan (3.2%), the fifth largest tenant, Ross, leasing approximately 10.5% of the net rentable area at the related Mortgaged Property, executed a lease and took occupancy of its space in March 2024 but has not yet commenced paying base rent pending the satisfaction of certain co-tenancy conditions. The borrower has informed the lender that such co-tenancy conditions were satisfied as of May 14, 2025 and that Ross is anticipated to commence paying base rent within 90 days of such date. Notwithstanding the foregoing, Ross has not yet executed a rent commencement date agreement and we cannot assure you that Ross will commence paying rent as expected or at all.
●	With respect to the Impala Condo Mortgage Loan (1.6%), the second largest tenant, Manhattan Schoolhouse, which represents 28.5% of the net rentable square footage at the related Mortgaged Property, has gap rent for its expansion space until lease commencement of the expansion space and four months of free rent for the expansion space. At origination, such free rent and two months of gap rent were escrowed with the lender.
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●	With respect to the Gateway Industrial Center Mortgage Loan (1.6%), the fourth largest tenant, the GSA, which leases 5.6% of the net rentable area and represents 22.8% of underwritten rent at the Mortgaged Property, is building out its space and has not yet taken occupancy or commenced paying rent. The GSA is expected to take occupancy in or around April 2026 and to commence paying rent within one month following taking occupancy. On the origination date, $1,944,408 was reserved with the lender for gap rent for the GSA for the period from July 2025 through April 2026. We cannot assure you that the GSA will take occupancy or pay rent as expected or at all. The GSA is dependent upon congressional appropriations. See “Risk Factors—Risks Relating to the Mortgage Loans--The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS,” regarding the freezing of certain federal funding by the current presidential administration. In recent years the Internal Revenue Service has lost previously allocated funding and its workforce has declined, which could adversely affect its ability to take occupancy or pay rent.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis. For example, taking into account the five (5) largest tenants (based on net rentable square footage) at the respective Mortgaged Properties:

●	With respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), the related Mortgaged Properties are 0.04% leased to tenants on a month-to-month basis.
●	With respect to the YoHo Lofts and Nepperhan Plaza Mortgage Loan (1.6%), the related Mortgaged Property is 6.3% leased to tenants on a month-to-month basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer (“ROFO”) or a right of first refusal (“ROFR”) or another similar right, upon satisfaction of certain conditions, to purchase all or

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a portion of such Mortgaged Properties . Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), with respect to the 3800 Midlink Drive Mortgaged Property, the 9860 West Buckeye Road Mortgaged Property, the 13400 East 39th Avenue and 3800 Wheeling Street Mortgaged Property, the 7409 Magi Road Mortgaged Property, the 2311 South Park Road Mortgaged Property, the 985 Kershaw Street Mortgaged Property, the 2580 Technology Drive Mortgaged Property, the 2100 NW 82nd Avenue Mortgaged Property, the 91-027 Kaomi Loop Mortgaged Property, the 2482 Century Drive Mortgaged Property and the 435 SE 70th Street Mortgaged Property (collectively, 1.1%), a related tenant has a ROFR, ROFO or similar right to purchase such Mortgaged Property. With respect to the 2580 Technology Drive Mortgaged Property, the 985 Kershaw Street Mortgaged Property, the 9860 West Buckeye Road Mortgaged Property, and the 435 SE 70th Street Mortgaged Property, the tenant has entered into a subordination non-disturbance and attornment agreement (“SNDA”) with the lender pursuant to which it has agreed that its ROFR and/or ROFO is not applicable against the lender in a foreclosure or conveyance in lieu thereof. With respect to the 7409 Magi Road Mortgaged Property and the 91-027 Kaomi Loop Mortgaged Property, the tenant has entered into an SNDA stating that the related ROFR and/or ROFO are subordinate to the loan documents and waived against the lender. With respect to the 2311 South Park Road Mortgaged Property and the 2100 NW 82nd Avenue Mortgaged Property, the borrower has agreed to use reasonable efforts to deliver an SNDA within 90 days of origination. With respect to the remaining Mortgaged Properties as to which there is a ROFR, ROFO or similar right, such right will apply to a foreclosure or deed in lieu thereof, and with respect to all such Mortgaged Properties, the ROFR or ROFO will apply to transfers following a foreclosure or deed in lieu thereof (in some cases excluding a purchaser that acquires the Mortgaged Property in connection with a foreclosure).
●	With respect to the Courtyard Madeira Beach Mortgage Loan (2.8%), the franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the borrower or a controlling affiliate of the borrower to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to the comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.

In addition, with respect to the 347-363 Flushing Avenue Mortgage Loan (1.5%), certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property. The related right generally does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to The Impala Condo Mortgage Loan (1.6%), a portion of the Mortgaged Property includes eight residential units at the Mortgaged Property, representing approximately 16.7% of the net rentable square footage at the Mortgaged Property, which are master leased to an affiliate of the borrower. According to the borrower sponsor, such units are leased at approximately 39% below market value.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

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Insurance Considerations

In the case of 137 Mortgaged Properties, which secure, in whole or in part, 15 Mortgage Loans (68.8%), the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant.

In addition, with respect to` certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties (a) are subject to restrictions that (i) restrict the use of the Mortgaged Properties to their current use or some other specified use or (ii) restrict or limit alterations of the Mortgaged Property or (b) have other zoning issues.

●	With respect to the 841-853 Broadway Mortgage Loan (9.0%), the Mortgaged Property is designated as a landmark, a landmark site or historic district and is subject to applicable use restrictions and landmark preservation rules and regulations.
●	With respect to the Bridgemarket Retail Mortgage Loan (8.8%), the Mortgaged Property is designated as a landmark with the New York City Landmark Preservation Commission and is subject to applicable use restrictions and landmark preservation rules and regulations.
●	With respect to The Roosevelt New Orleans Mortgage Loan (3.2%), the Mortgaged Property is designated as a historic landmark and any restoration projects must be consistent with the guidelines of the New Orleans Historic District Landmarks Commission.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Mortgage Loan representations and warranties no. (24) (Local Law Compliance) and

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no. (25) (Licenses and Permits) on Annex E-1A to this prospectus, Mortgage Loan representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

In addition, certain Mortgaged Properties may be subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts, do not provide for a non-recourse carveout guarantor or have other issues. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to The Wharf Mortgage Loan (7.2%), the loan documents provide that the personal liability of the guarantor (PSPIB-RE Finance II Inc., a Canadian corporation) for bankruptcy-related recourse events, including voluntary or collusive, involuntary bankruptcy filings, is capped at 20% of the then-outstanding principal amount at the time of the related bankruptcy event, together with the lender’s reasonable costs incurred in connection with such remedies’ enforcement.
●	With respect to the Shaw Park Plaza Mortgage Loan (2.0%), the borrower has the right during the term of the Mortgage Loan to either (x) replace the non-recourse carveout guarantor, Tryperion RE Fund III, LP, a Delaware limited partnership (the “Current Guarantor”), with Jeffrey Karsh, Joseph Kessel and Eliot Bencuya, jointly and severally (the “Approved Replacement Guarantors”) or (y) supplement the Current Guarantor with the Approved Replacement Guarantors, in each case subject to satisfaction of certain conditions set forth in the Mortgage Loan documents. The Mortgage Loan documents provide that in no event will the guarantor (including the Current Guarantor or the Approved Replacement Guarantors, as the case may be) be required to maintain a minimum net worth; provided, however, that in the event of a transfer and assumption of the Mortgage Loan, the lender may impose an ongoing net worth requirement for the new guarantor (not to exceed $30,000,000).
●	Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B or Annex E-2B to this prospectus.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

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In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), (i) with respect to the 996 Paragon Way Mortgaged Property (0.5%), the sole tenant at such Mortgaged Property, Exel Inc., has a fee agreement with York County, South Carolina, which allows the tenant to make certain payment in lieu of taxes (“PILOT”) payments, and (ii) with respect to the 11224 Will Walker Road Mortgaged Property (0.3%), Mercedes Benz US International, Inc., the sole tenant at such Mortgaged Property, has entered into one or more PILOT agreements (constituting PILOT documents) with Tuscaloosa County Industrial Development Authority to reduce its tax liability.

With respect to the 3502 Enterprise Avenue Mortgaged Property (0.1%) securing the ILPT 2025 Portfolio Mortgage Loan, in connection with a PILOT arrangement with the sole tenant at such Mortgaged Property, Refresco Beverages US Inc., which provides such tenant with certain tax abatements, the borrower deeded its interest in a portion of the related improvements to the City of Joplin, Missouri (the “City”), which in turn leased its interest in such improvements to the tenant. Such improvements which were deeded to the City do not secure the Mortgage Loan, other than as to certain reversionary rights in such improvements. The tenant has certain rights related to returning title to the improvements to the tenant, including a purchase option, which it has assigned to the related borrower, which in turn collaterally assigned such rights to the lender. Such assignment to the lender was consented to by the City.

In the case of each such ILPT 2025 Portfolio Mortgaged Property, the related borrower’s tax liability associated with such Mortgaged Property was assumed by the related tenant pursuant to its triple net lease at the applicable Mortgaged Property with the applicable borrower, and the tax abatement is in favor of such tenant to reduce such tenant’s tax liability so assumed. Although such abatement does not affect the calculation of underwritten cash flow of the Mortgage Loan, since the tenant is responsible for all taxes, we cannot assure you that any such agreement in favor of such tenant will remain in place, or that such tenant and/or the borrower, as the primarily tax-liable party, will not ultimately be responsible to pay the full unabated taxes due at any such Mortgaged Property.

With respect to The Wave Mortgage Loan (3.7%), the Mortgaged Property benefits from a 35-year 421-a tax exemption under the NYC Department of Housing Preservation and Development’s 421-a program. The tax exemption begins in the 2025/2026 tax year and consists of a 100% exemption for the first 25 years and an exemption for the percentage of affordable units (i.e., at 25.74% exemption) for the remaining 10 years. The related appraisal estimated the net present value of such exemption as $26,580,262. According to the appraisal, estimated unabated taxes for the 2025/2026 tax year would be $1,432,749, compared to abated taxes of $70,176. The Mortgage Loan was underwritten based on the estimated average abated annual tax expense over the next five years of $89,928. The lender’s estimated average unabated annual tax expense for such five-year period is $2,778,183.

With respect to the 347-363 Flushing Avenue Mortgage Loan (1.5%), the Mortgaged Property benefits from a 25-year tax abatement through the Industrial & Commercial Abatement Program (“ICAP”) with a 30.26% office exemption with inflation protection for 25 years (the “Office Exemption”) and a 69.74% retail exemption with inflation protection for 15 years (the “Retail Exemption”). The Office Exemption provides a 100% tax exemption through the 2038/2039 tax year. Beginning in the 2039/2040 tax year, the tax exemption will be reduced by 10% every year until the tax exemption expires in the 2047/2048 tax year. The Retail Exemption provides a 100% tax exemption through the 2033/2034 tax year. Beginning in the 2034/2035 tax year, the tax exemption will be reduced by 20% every year until the tax exemption expires in the 2037/2038 tax year. The full unabated taxes for the 2025/2026 tax year are $2,756,094 compared to the underwritten abated taxes of $285,780.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds” and “—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Tax Considerations Relating to Foreclosure”.

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See also Mortgage Loan representation and warranty no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus, Mortgage Loan representation and warranty no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
5	0	1	2.0%
6	0	28	81.2%
9	0	1	9.6%
11	0	1	7.2%
Total		31	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.
All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

All of the Mortgage Loans bear fixed interest rates. See, however, “—ARD Loans” below and the following paragraphs regarding the ILPT 2025 Portfolio Mortgage Loan and The Wharf Mortgage Loan.

With respect to each of the ILPT 2025 Portfolio Mortgage Loan (9.6%) and The Wharf Mortgage Loan (7.2%), for purposes of calculating interest and other amounts payable on the related Whole Loan, each note evidencing the related Whole Loan was divided into multiple components (each, a “Component”) with varying interest rates. The interest rate of each note (including those evidencing the ILPT 2025 Portfolio Mortgage Loan and The Wharf Mortgage Loan, respectively) represents the weighted average interest rate of the related Components. In the case of each such Whole Loan, prepayments of each note will be applied to the related Components: (a) in the case of The Wharf Whole Loan, in the order contemplated under “—The Whole Loans—The Wharf Pari Passu-AB Whole Loan”; and (b) in the case of the ILPT 2025 Portfolio Whole Loan, in sequential order.

The ILPT 2025 Portfolio Mortgage Loan and the ILPT 2025 Portfolio Pari Passu Companion Loans evidence pari passu portions of Components A, B and C, with initial balances of $605,400,843, $68,395,557 and $73,403,600, respectively, and per annum rates equal to 5.300564660%, 5.545564660% and 5.837564660%, respectively. The ILPT 2025 Portfolio Subordinate Companion Loans evidence Components D, E, F and HRR, with initial balances of $96,800,000, $165,100,000, $104,150,000 and $46,750,000, respectively, and per annum rates equal to 6.516564660%, 8.207564660%, 9.025564660% and 10.270564660%, respectively. As of the Closing Date, the interest rate of the ILPT 2025 Portfolio Mortgage Loan is 5.37574485896279% and the weighted average interest rate of the ILPT 2025 Portfolio Whole Loan is 6.39895724160776%.

The Wharf Mortgage Loan and The Wharf Pari Passu Companion Loans evidence pari passu portions of Components A, B and C-1, with initial balances of $561,888,076, $98,829,617 and $57,882,307, respectively, and per annum rates equal to 5.35727%, 5.55191% and 6.03788%, respectively. The Wharf Subordinate Companion Loans evidence Components C-2, D, E and HRR, with initial balances of $17,000,000, $105,400,000, $140,250,000 and $43,750,000, respectively, and per annum rates equal to 6.03788%, 6.61989%, 7.73189% and 9.05400%,

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respectively. As of the Closing Date, the interest rate of The Wharf Mortgage Loan is 5.43886125190669% and the weighted average interest rate of The Wharf Whole Loan is 6.03829866743429%.

Thirty (30) of the Mortgage Loans (98.0%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining one (1) Mortgage Loan (2.0%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those one (1) Mortgage Loan, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). This Mortgage Loan (2.0%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Whole Loan documents, all escrows and all other amounts then due and payable under the related Whole Loan documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Trust Interests evidencing an interest in such Excess Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

In general, the terms of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that each borrower has in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many

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cases borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the certain Mortgage Loans with a Cut-off Date Balance of $20 million or more, the related borrower is not required to have an independent director and/or provide a non-consolidation opinion, including the following Mortgage Loans:

●	With respect to The Brixley at Carolina Forest Mortgage Loan (3.3%), with an original principal balance of $20,700,000, there is no independent director and no non-consolidation opinion was delivered at origination of the Mortgage Loan.
●	With respect to the Herbst Multifamily Portfolio Mortgage Loan (5.6%), although the borrowers are all recycled single-purpose entities, they previously used (i) a single “doing business as” name and (ii) the same property manager as landlord on all residential leases across the properties in the sponsor’s portfolio. The New Jersey “doing business as” filing expires in June 2027. At origination of the Mortgage Loan, the property manager assigned the leases to the borrower-owner of each Mortgaged Property and the applicable borrower-owner will be the landlord on all future residential leases. The single purpose entity representations and non-consolidation opinion delivered at origination of the Mortgage Loan are each qualified with the foregoing. In addition, two of the borrowers previously incurred Small Business Administration loans, which were repaid at origination.

In the case of certain Mortgage Loans, the related borrower sponsor has provided a guaranty of the payment of a portion of the borrower’s indebtedness under such Mortgage Loan or, in certain cases, the entirety of the borrower’s indebtedness under such Mortgage Loan until certain post-closing conditions are satisfied. There can be no assurance that a payment guaranty by a borrower sponsor or other guarantor for all or a portion of a borrower’s indebtedness under a Mortgage Loan would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor. In addition, certain payment guaranties may or may not contain an ongoing net worth covenant, or if such covenant exists, compliance with such covenant may not be monitored. There can be no assurance that any such guarantor will have the financial ability, or be willing, to satisfy such obligation if it is required to do so. Set forth below are Mortgage Loans with respect to which the related borrower sponsor has provided a payment guaranty:

●	With respect to The Roosevelt New Orleans Mortgage Loan (3.2%), the borrower was unable to obtain the applicable leasehold mortgagee’s consent to the subleases estoppel and recognition agreement given by Belmont to the lender’s benefit. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” for a discussion of the ground lease and sub-leases relating to the Mortgaged Property. The borrower sponsor provided a $25,000,000 payment guaranty, provided, however, that such payment guaranty is null and void if (i) prior to December 6, 2026, the borrower delivers to the lender a consent from the applicable leasehold mortgagee and (ii)
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as of the date of such delivery, no event of default is continuing nor will an event of default have occurred prior to such delivery date.

●	With respect to the Olymbec Atlas Portfolio Mortgage Loan (2.9%), the Mortgage Loan is full recourse to the related guarantors.
●	With respect to the Impala Condo Mortgage Loan (1.6%), such Mortgage Loan is recourse to the non-recourse carveout guarantor in the amount of $1,700,000 (17.0% of the original principal balance of such Mortgage Loan) unless and until the lender has determined that the Manhattan Schoolhouse tenant is in occupancy of, operating and paying full rent with respect to its expansion space for a minimum of two months, among other conditions. See “—Tenant Issues——Other Tenant Termination Issues.”
●	With respect to the Gateway Industrial Center Mortgage Loan (1.6%), the related Whole Loan is recourse to the non-recourse carveout guarantor in the amount of $23,250,000 (25% of the original principal balance of the related Whole Loan) unless and until a DMS Trigger Cure (as defined below) occurs. A “DMS Trigger Cure” means that (A) with respect to the largest tenant the related Mortgaged Property, Detroit Manufacturing Systems, LLC (“DMS”), which leases 50.5% of the net rentable area through 2027, either (x) not less than 75% of the space leased under the DMS lease as of the origination date has been leased pursuant to one or more leases with a term of at least three years, and a base rent equal to or greater than 75% of the annual rent payable under the DMS lease as of the origination date, and the applicable tenants are in actual physical occupancy of their leased space, there are no contingencies to the effectiveness of each such lease, and each such lease has commenced and a rent commencement date has been established, or (y) DMS has renewed its lease in accordance with the terms of the related loan agreement for a term of at least three years, and in the case of either (x) or (y), sufficient funds have accumulated in an excess cash flow reserve to cover anticipated leasing costs and free rent in connection with such new or renewal lease and (B) the debt yield is at least 9.25% for two consecutive calendar quarters. In addition, the related Whole Loan is recourse to the non-recourse carveout guarantor for an amount equal to 125% of the estimated cost for any roof repair, replacement or maintenance (limited to certain replacements specified in the loan documents) that is reflected in a property condition report obtained by the lender after any foreclosure, deed in lieu of foreclosure or other exercise of remedies, provided that such recourse amount may not exceed $6,500,000. Such guarantees were not addressed in the non-consolidation opinion obtained at loan origination.

Certain borrowers may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. For example, with respect to the Prime Storage – NCRS Portfolio Mortgage Loan (6.5%), one of the borrowers previously owned a non-collateral property that was sold prior to origination of the Mortgage Loan.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
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●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L,D,O	25	74.2%
YM0.5,O	1	9.6%
L,DorYM1,O	2	9.2%
L,YM1,O	3	7.0%
Total	31	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
●	“YMx” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.
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Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 57 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 10 months; and
●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 46 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	3	9.6%
4	2	1.6%
5	3	8.1%
6	2	8.0%
7	21	72.7%
Total	31	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty

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or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

With respect to the Shaw Park Plaza Mortgage Loan (2.0%), pursuant to the Mortgage Loan documents, in order to avoid the commencement of a cash trap event period caused solely by a “low debt yield” trigger event thereunder, the borrower may deposit cash to be held by the lender in a “low debt yield cure” deposit subaccount in an amount that, if applied to reduce the outstanding principal balance of the Mortgage Loan, would be sufficient to increase the debt yield to at least 10%; provided, however, that (i) the borrower will only be permitted to make a maximum of three such deposits during the term of the Mortgage Loan; and (ii) if at any time the lender determines based upon the most recent quarterly calculation of the debt yield that the previous deposit(s) are not in an amount that if applied to reduce the outstanding principal balance of the Mortgage Loan would cause the debt yield to be at least 10%, the borrower will be required to deposit cash in an amount equal to such deficiency. The lender will hold such funds as additional collateral for the Mortgage Loan and, during an event of default, may in its sole discretion apply such funds to make a prepayment of the Mortgage Loan (together with any applicable yield maintenance premium). In lieu of making a cash deposit, the borrower may elect to deposit a letter of credit with the lender, to be held in accordance with the Mortgage Loan documents.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of twenty-seven (27) of the Mortgage Loans (83.4%) (the “Defeasance Loans”) permit the applicable borrower (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below. Certain of the Defeasance Loans may have a prepayment consideration period that runs concurrently with all or part of the related Defeasance Lock Out Period, during which any such Mortgage Loan is prepayable together with payment of a yield maintenance charge. See “—Prepayment Provisions” above.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 10 days’ prior written notice of the date on which such defeasance will occur

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(such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Whole Loan, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Whole Loan, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities (or in certain cases, the borrower may be required to purchase such government securities rather than providing the defeasance deposit), and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Whole Loan, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Whole Loan, if applicable).

For additional information on Mortgage Loans that permit partial defeasance in connection with property releases, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

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Property Releases; Partial Defeasance Only

●	With respect to the Herbst Multifamily Portfolio Mortgage Loan (5.6%), provided that no event of default is continuing under the Herbst Multifamily Portfolio Mortgage Loan documents, at any time after the date that is two years after the Closing Date of the Benchmark 2025-V16 securitization and prior to May 6, 2030, the borrowers may deliver defeasance collateral and obtain the release of one or more individual Herbst Multifamily Portfolio Properties, provided that, among other conditions, (i) the portion of the Herbst Multifamily Portfolio Mortgage Loan that is defeased is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Herbst Multifamily Portfolio Property or Properties being released, and (b) the net sales proceeds applicable to such individual Herbst Multifamily Portfolio Property or Properties, (ii) the borrowers deliver a REMIC opinion, (iii) the release is not reasonably likely to result in a material adverse effect under the Herbst Multifamily Portfolio Mortgage Loan documents, and (iv) after giving effect to the release, (I) the debt service coverage ratio with respect to the remaining Herbst Multifamily Portfolio Properties is at least equal to the greater of (a) 1.33x, and (b) the debt service coverage ratio for all of the individual Herbst Multifamily Portfolio Properties immediately prior to the release, (II) the debt yield with respect to the remaining Herbst Multifamily Portfolio Properties is at least equal to the greater of (a) 9.11%, and (b) the debt yield for all of the individual Herbst Multifamily Portfolio Properties immediately prior to the release, and (III) the loan-to-value ratio with respect to the remaining Herbst Multifamily Portfolio Properties is at least equal to the lesser of (a) 64.34%, and (b) the loan-to-value ratio for all of the individual Herbst Multifamily Portfolio Properties immediately prior to the release.
●	With respect to the Olymbec Atlas Portfolio Mortgage Loan (2.9%), provided that no event of default is continuing under the Olymbec Atlas Portfolio Mortgage Loan documents, at any time after the date that is two years after the Closing Date of the Benchmark 2025-V16 securitization and prior to July 6, 2030, the borrowers may deliver defeasance collateral and obtain the release of one or more of the Olymbec Atlas Portfolio Properties, provided that, among other conditions, (i) the portion of the Olymbec Atlas Portfolio Mortgage Loan that is defeased is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Olymbec Atlas Portfolio Property or Properties being released, and (b) the net sales proceeds applicable to such individual Olymbec Atlas Portfolio Property or Properties, (ii) the borrowers deliver a REMIC opinion, and (iii) after giving effect to the release, (I) the debt service coverage ratio with respect to the remaining Olymbec Atlas Portfolio Properties is equal to or greater than the greater of (a) 2.39x, and (b) the debt service coverage ratio for all of the individual Olymbec Atlas Portfolio Properties immediately prior to the release, (II) the debt yield with respect to the remaining Olymbec Atlas Portfolio Properties is equal to or greater than the greater of (a) 12.76%, and (b) the debt yield for all of the individual Olymbec Atlas Portfolio Properties immediately prior to the release, and (III) the loan-to-value ratio with respect to the remaining Olymbec Atlas Portfolio Properties is no greater than the lesser of (a) 51.1%, and (b) the loan-to-value ratio for all of the individual Olymbec Atlas Portfolio Properties immediately prior to the release.

Property Releases; Partial Prepayments Only or Both Partial Defeasance and Partial Prepayments

●	With respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), the borrowers have the right to obtain the release of any of the related Mortgaged Properties in connection with an arm’s-length transfer to a third party of such Mortgaged Property upon prepayment of a release amount equal to the lesser of (a) 110% of the allocated loan amount of such Mortgaged Property and (b) the remaining outstanding principal balance of the related Whole Loan, together with, if prior to the open prepayment period, a prepayment fee (the “Release Prepayment Fee”) equal to the greater of (x) 0.5% and (y) a yield maintenance premium, and satisfaction of certain conditions, including among others (i) the debt yield after giving effect to the release is not less than the greater of 7.15% and the debt yield immediately preceding the release and (ii) satisfaction of REMIC related conditions. If the debt yield requirement above is not satisfied, the borrowers may satisfy such requirement by prepaying the related Whole Loan in an amount sufficient to satisfy such debt yield requirement. In addition, even if the debt yield requirement is not satisfied, so long as the release is in connection with an arm’s -length third party transfer, the borrowers may nevertheless obtain the release of the related Mortgaged Property upon payment of an amount equal to the greater of (I) the applicable release amount and (if prior to the open period) the Release Prepayment Fee and (II) the lesser of (x) 100% of the net sales proceeds of the released property and (y) an amount necessary to, after giving effect to such release, satisfy the debt yield requirement, together with (if prior to the open period) the Release Prepayment Fee.
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●	In addition, with respect to the ILPT 2025 Portfolio Mortgage Loan (9.6%), the borrowers have the right to obtain the release of any of the related Mortgaged Properties in order to cure a default related to such Mortgaged Property or an event of default as to which the lender has delivered notice but only if (i)(I) prior to releasing such Mortgaged Property, the borrowers use commercially reasonable efforts to cure such default or event of default (which efforts will not require any capital contributions to be made to the borrowers or include any obligations of such borrowers or the non-recourse carveout guarantor to use any operating income or rents from any Mortgaged Property other than the Mortgaged Property that is the subject of the default or event of default to effectuate such cure) or (II) such event of default related to an environmental condition at any Mortgaged Property and (ii) such default or event of default was not caused by the borrowers or an affiliate of the borrowers in bad faith to circumvent the release requirements in the related Whole Loan. In connection with any such release the borrowers are required to satisfy the release conditions described in the prior bulleted paragraph, except that the borrowers will not be required to satisfy the debt yield requirements described in such paragraph.
●	With respect to The Wharf Mortgage Loan (7.2%), the collateral property consists of the borrower’s leasehold interests in four office buildings, three multifamily buildings, two retail spaces, one performing arts center, two hotels, two parking garages and a marina located in Washington, D.C. There are a total of 15 constituent properties. The loan documents provide for the partial release of any of four individual properties: the 800 Maine Mortgaged Property (having an allocated loan amount of $45,614,000 or 4.5% of the original principal balance of the related Whole Loan), the Hyatt House Mortgaged Property (having an allocated loan amount of $60,708,000 or 5.9% of the original principal balance of the related Whole Loan), the Canopy by Hilton Mortgaged Property (having an allocated loan amount of $46,191,000 or 4.5% of the original principal balance of the related Whole Loan) or the Wharf Marina Mortgaged Property (having an allocated loan amount of $15,063,000 or 1.5% of the original principal balance of the related Whole Loan) subject to certain conditions, including: (i) partial prepayment with the applicable yield maintenance premium or, at any time following the expiration of the defeasance lockout period, partial defeasance of the related Whole Loan, in each case in an amount equal to 110% of the allocated loan amount for the related release property; (ii) the post-release debt yield for the remaining properties will be at least equal to the greater of (A) the pre-release debt yield or (B) 8.5% (the “Release Debt Yield”); provided, however, that the borrower may satisfy any Release Debt Yield deficiency by (x) prepaying an additional amount of the related Whole Loan together with the applicable yield maintenance premium therefor or defeasing an additional amount of the related Whole Loan, (y) depositing cash collateral or (z) delivering a letter of credit; (iii) if the mezzanine loan is outstanding, concurrently with the payment of the release price, the mezzanine borrower will make a partial prepayment on the mezzanine loan equal to the applicable mezzanine release price; (iv) an opinion of counsel that the partial release satisfies applicable REMIC requirements; and (v) a rating agency confirmation.
●	With respect to the Prime Storage – NCRS Portfolio Mortgage Loan (6.5%), provided that no event of default is continuing under the Prime Storage - NCRS Portfolio Mortgage Loan documents (I) at any time (a) after the date that is two years after the Closing Date of the Benchmark 2025-V16 securitization, and (b) before the monthly payment date in February 2030 (the “Prepayment Release Date”), the borrowers may deliver defeasance collateral and obtain release of one or more individual Prime Storage – NCRS Portfolio Properties, and (II) at any time on or after the Prepayment Release Date and prior to the maturity date of the Prime Storage - NCRS Portfolio Mortgage Loan, the borrowers may partially prepay the Prime Storage - NCRS Portfolio Mortgage Loan and obtain the release of one or more individual Prime Storage – NCRS Portfolio Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount (the “Release Price”) equal to the greater of (a) 120% of the allocated loan amount for the individual Prime Storage – NCRS Portfolio Property being released, and (b) lender’s allocation of 100% of the net sales proceeds applicable to such individual Prime Storage – NCRS Portfolio Property, (ii) the borrowers deliver a REMIC opinion, and (iii) as of the date of the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Prime Storage - NCRS Portfolio Properties is equal to or greater than the greater of (a) 1.35x, and (b) the debt service coverage ratio for all of the Prime Storage – NCRS Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable; provided, that, in the event such condition is not satisfied, the borrowers must, in addition to the amounts payable pursuant to clause (i) above, (1) on and after the Prepayment Release Date, prepay the Prime Storage - NCRS Portfolio Mortgage Loan in
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an amount which would satisfy such condition, together with, without limitation, any interest shortfall applicable thereto and (2) prior to the Prepayment Release Date, the borrowers must have deposited with the lender cash or an acceptable letter of credit in an amount that, if applied to the reduction of the Prime Storage - NCRS Portfolio Mortgage Loan, would result in, a debt service coverage ratio equal to or greater than 1.15x for two consecutive calendar quarters.

In addition, partial releases of individual Prime Storage – NCRS Portfolio Properties are permitted with prepayment of the Release Price, and satisfaction of the conditions set forth above, prior to the Prepayment Release Date and after an event of default, in order to cure such event of default relating to such individual Prime Storage – NCRS Portfolio Properties, provided that (i) either (x) the borrower demonstrates to the lender that it has in good faith pursued a cure of such event of default (which efforts do not require any capital contributions to be made to the borrowers or the use of any income from any other Prime Storage – NCRS Portfolio Properties to effectuate the cure) or (y) the default relates to an environmental condition and (ii) the default was not caused by the borrowers or an affiliate in bad faith to circumvent the requirements of the Prime Storage – NCRS Portfolio Mortgage Loan document partial release provisions.

●	With respect to the Poinciana Lakes Plaza Mortgage Loan (3.2%), from and after the monthly due date following the six-month anniversary of the date on which the last promissory note has been securitized, the Mortgage Loan documents permit the borrower to obtain the release of one or more parcels identified in the Mortgage Loan documents as (1) “Lot 3” (currently occupied by the tenant First Watch), (2) “Lot 5” (currently occupied by the tenant Outback) and (3) “Lot 6” (currently occupied by the tenants TD Bank, Jersey Mikes and MD Now) (collectively, the “Release Parcels”) provided that, among other conditions, (i) to the extent the release is completed prior to the monthly due date in December 2029, the borrower prepays the Mortgage Loan in an amount equal to the greater of (x) 115% of the allocated loan amount for the Release Parcel to be released and (y) 100% of the net sales proceeds for such Release Parcel, together with any applicable yield maintenance premium, (ii) after giving effect to such release, (x) the debt yield ratio (as calculated under the Mortgage Loan documents) for the remaining Mortgaged Property is equal to or greater than (a) 8.82% and (b) the debt yield immediately prior to such release and (y) the debt service coverage ratio (as calculated under the Mortgage Loan documents) for the remaining Mortgaged Property is equal to or greater than (a) 1.31x and (b) the debt service coverage ratio immediately prior to such release, and (iii) the borrower satisfies customary REMIC requirements.

Property Releases; Free Releases

●	Certain of the other Mortgage Loans permit the release or substitution of specified parcels of real estate (or parcels meeting certain requirements set forth in the related loan agreement) or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

Escrows

Twenty-six (26) Mortgage Loans (75.1%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-six (26) Mortgage Loans (69.1%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

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Fourteen (14) Mortgage Loans (25.8%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Eight (8) Mortgage Loans (27.9%) secured by office, industrial, retail and mixed use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Trust Interest Owners); however, certain of the Mortgage Loans allow
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the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

With respect to The Wharf Mortgage Loan (7.2%), the Mortgaged Property is comprised of various co-borrower leasehold interests in four office buildings, three multifamily buildings, two retail spaces, one performing arts center, two hotels, two parking garages and a marina located in Washington, D.C. There are 27 co-borrower entities, corresponding to various phases of 15 constituent properties. The ground lessor is the District of Columbia. There are 13 related ground leases that (including renewal options) expire in April 2113 (the loan matures in July 2030). The related ground leases are not freely assignable without the ground lessor’s consent. In addition, the related ground lessees can only assign or transfer their interests to “Qualified Transferees”; namely, parties who are (A) qualified to do business in the District of Columbia, (B) not otherwise “prohibited persons” having committed fraud, perjury or similar crimes, and (C) in connection with the conveyance of the entirety of any ground lessee’s interest, have experience owning and operating projects of a similar nature and quality as the subject property. The foreclosure on a leasehold mortgage does not require the ground lessor’s consent, and the leasehold mortgagee or its transferee may further assign the leasehold estate to any transferee other than a “prohibited person” without the ground lessor’s consent.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	15	$328,173,285	52.5%
Springing	12	$180,390,000	28.9%
Soft	2	$60,500,000	9.7%
Hard (Office and Retail); Soft (Remaining Collateral)	1	$45,000,000	7.2%
None	1	$10,600,000	1.7%
Total:	31	$624,663,285	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
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●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Whole Loans” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
The Wharf(3)	$45,000,000	$125,000,000	$673,600,000	$306,400,000	$1,150,000,000	6.46891837749578%(3)	41.5%	66.5%	2.62x	1.37x(3)	14.4%	9.0%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.
(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).
(3)	Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt UW NCF DSCR is calculated based on such initial interest rates.

The mezzanine loan(s) related to The Wharf Mortgage Loan (7.2%) identified in the table above are subject to an intercreditor agreement between the holder of the applicable mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and such mezzanine loan. Each such intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan, other than (i) payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the separate equity collateral, (ii) proceeds from the disposition of the separate equity collateral

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related solely to the mezzanine loan resulting from the mezzanine lender’s foreclosure upon such separate collateral in accordance with the terms and provisions of the intercreditor agreement and (iii) proceeds from any sale of the mezzanine loan in accordance with the terms and provisions of the intercreditor agreement, (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that, in many cases, such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash permitted to be distributed or dividended by the Mortgage Loan borrower to its equity owners pursuant to the terms of the Mortgage Loan documents), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, liquidated damages and prepayment premiums. In addition, the mezzanine loan agreements provide that an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans may have issued or be permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a

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Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to The Link Mortgage Loan (1.6%), a parent entity of the borrower obtained a preferred equity investment at mortgage loan origination (the “Pref Investment”) from USC 200 Elm LLC, a Delaware limited liability company, an affiliate of Urban Standard Equity (the “Pref Investor”). An affiliate of the borrower sponsor, 200 Elm Partners BH Investor LLC, a Delaware limited liability company (the “Common Member”) and the Pref Investor entered into a joint venture agreement for 200 Elm Partners BH Preferred JV LLC (“Holdco”). Holdco owns 100% of the indirect equity interests in the borrower. The joint venture agreement provides that the Pref Investment: (i) is in the amount of $17,500,000; (ii) has a regular interest rate of 18% and during a Performance Trigger Event (as defined below), 25%; (iii) has a mandatory redemption date on the Mortgage Loan maturity date; (iv) requires a minimum multiple return of 1.40x the Pref Investment amount and after the occurrence of a default under the Pref Investment agreement, the ground lease or the Mortgage Loan agreement, 2.00x the Pref Investment amount; (v) requires an exit fee of 1%; (vi) has monthly amortization payments of $166,666.67 from April 6, 2025 to March 6, 2026, $229,166.67 from April 6, 2026 to March 6, 2027, $416,666.67 from April 6, 2027 to March 6, 2029, and $229,166.67 from April 6, 2029 to March 6, 2030 (provided that if on or prior to June 26, 2028 Deloitte renews its lease upon terms set forth in the joint venture agreement (or a replacement tenant enters into a replacement lease), then amortization payments are not made for the period from June 26, 2028 through the earlier of April 26, 2029 and the date on which Deloitte (or such replacement tenant) is paid or reimbursed tenant improvement costs in an amount not less than $5,000,000; (vi) is entitled to receive payment of servicing fees ($18,000 per annum) and costs incurred by the Pref Investor, (vii) has consent rights over specified major decisions relating to Holdco or the borrower, including, without limitation, incurring further loans, transferring the Mortgaged Property, entering into certain material contracts or leases, instituting or settling litigation, filing for bankruptcy, amending, extending or terminating the ground lease, and decisions relating to property management; and (viii) may take control of the Holdco upon a Mortgage Loan event of default or ground lease event of default. In addition, the joint venture agreement allows the Pref Investor to force a sale of the Mortgaged Property in the event of a Performance Trigger Event. A “Performance Trigger Event” includes, without limitation, a mortgage loan or ground lease default, certain negative acts by the principals of the Common Member, the failure of the Pref Investor to receive distributions when due to it, a major decision being made without the required Pref Investor consent and other breaches of the joint venture agreement. The Mortgage Loan permits the Pref Investor to take control of the borrower, provided certain conditions are satisfied, including that the Pref Investor must cure all defaults under the Mortgage Loan and the ground lease, the Pref Investor must be a Qualified Transferee (as defined in the loan documents) and the Pref Investor must provide a guaranty and environmental indemnity agreement from a guarantor whose identity, experience, financial condition and creditworthiness are acceptable to the lender.

Permitted Unsecured Debt and Other Debt

With respect to The Wharf Mortgage Loan (7.2%), there currently exist three intercompany loans (collectively, the “Intercompany Loans”) among one of the related borrowers, Wharf Phase 3 REIT Leaseholder LLC, (“Phase 3 REIT Borrower”), and various affiliates of the related borrowers, as follows: (i) a loan from Wharf Parcel 10 TC Leaseholder LLC, to the Phase 3 REIT Borrower, as borrower, in the amount of $16,463,500, (ii) a loan from Wharf Parcel 10 TC Leaseholder LLC, to Wharf Gangplank Marina LLC, as borrower, in the amount of $77,000, and (iii) a loan from Wharf 4B Condo Owner LLC to the Phase 3 REIT Borrower, as borrower, in the amount of $24,383,195. Each of the Intercompany Loans is subordinate to the Mortgage Loan. None of the Intercompany Loans is secured by any collateral and all enforcement actions require the prior written consent of the lender (or the Mortgage Loan must be indefeasibly paid in full) pursuant to a subordination and standstill agreement.

With respect to The Wharf Mortgage Loan (7.2%), in the case of the Hyatt House Property, the related borrower entered into a franchise agreement with Hyatt House Franchising, L.L.C., pursuant to which the borrower assumed the unamortized key money obligations of the previous franchisee. The key money obligations are amortized on a straight line per diem basis, over a period of 25 years commencing on the hotel opening date October 2017). As of March 31, 2025, the unamortized balance of such key money obligation was $1,050,805. In addition, with respect to the Canopy Property the related borrower entered into a franchise agreement with Hilton Franchise Holding, L.L.C., pursuant to which the borrower obtained a key money loan from the franchisor effective as of July 29, 2015. On each anniversary of the hotel’s opening date (October 2017), 1/20th of the principal of the key money obligations will be forgiven without payment. As of March 31, 2025, the unamortized balance of such key money obligation was $1,275,000. In each case, any remaining unamortized key money is repayable to the related franchisor immediately upon early termination of the related franchise agreement, for any reason whatsoever, and in addition to any liquidated damages owed such franchisor by the applicable franchisee. In the event lender exercises remedies

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following a loan default, the lender has no obligation to assume the franchise agreement, and, if it does not assume the agreement, it has no obligation to pay remaining unamortized key money amounts.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Whole Loans

General

Each of the Split Mortgage Loans is part of a Whole Loan comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Whole Loan Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NOI(2)	Whole Loan Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
ILPT 2025 Portfolio(4)	CREFI / BMO	$60,000,000	9.6%	$687,200,000	$412,800,000	$1,160,000,000	43.8%	68.0%	1.96x	1.06x	11.3%	7.3%	N
The Wharf(4)	GSMC	$45,000,000	7.2%	$673,600,000	$306,400,000	$1,025,000,000	41.5%	59.2%	2.62x	1.65x	15.0%	10.5%	N
The Wave	CREFI	$23,000,000	3.7%	$65,000,000	N/A	$88,000,000	72.0%	72.0%	1.27x	1.27x	7.7%	7.7%	N
The Roosevelt New Orleans	Barclays	$20,000,000	3.2%	$110,000,000	N/A	$130,000,000	53.5%	53.5%	1.87x	1.87x	15.6%	15.6%	N
Poinciana Lakes Plaza	GSMC	$20,000,000	3.2%	$28,200,000	N/A	$48,200,000	69.4%	69.4%	1.28x	1.28x	8.9%	8.9%	N
Shaw Park Plaza	BMO	$12,473,285	2.0%	$42,409,169	N/A	$54,882,454	65.5%	65.5%	1.63x	1.63x	13.6%	13.6%	N
The Link	GACC	$10,000,000	1.6%	$105,000,000	N/A	$115,000,000	59.9%	59.9%	1.73x	1.73x	13.8%	13.8%	N
Gateway Industrial Center	CREFI	$10,000,000	1.6%	$83,000,000	N/A	$93,000,000	64.5%	64.5%	1.25x	1.25x	8.9%	8.9%	N
347-363 Flushing Avenue	BMO	$9,500,000	1.5%	$65,500,000	N/A	$75,000,000	67.3%	67.3%	1.31x	1.31x	9.8%	9.8%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.
(4)	In the case of each of the ILPT 2025 Portfolio Mortgage Loan and The Wharf Mortgage Loan, the cut-off date LTV ratio was calculated based a value that includes a portfolio premium. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” for additional information.

With respect to each Whole Loan, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Whole Loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Whole Loan with or without cause, and
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II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Whole Loan, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Whole Loan, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Whole Loan will be a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Whole Loan, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Whole Loan Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
ILPT 2025 Portfolio	Outside Serviced	A-1 (Non-Florida) and A-1 (Florida)	Control	—	ILPT 2025-LPF2	$208,880,000
		A-2 (Non-Florida) and A-2 (Florida)	Non-Control	—	ILPT 2025-LPF2	$89,520,747
		A-3 (Non-Florida) and A-3 (Florida)	Non-Control	—	ILPT 2025-LPF2	$89,520,747
		A-4 (Non-Florida) and A-4 (Florida)	Non-Control	—	ILPT 2025-LPF2	$44,759,502
		A-5 (Non-Florida) and A-5 (Florida)	Non-Control	—	ILPT 2025-LPF2	$44,759,502
		A-6 (Non-Florida) and A-6 (Florida)	Non-Control	—	ILPT 2025-LPF2	$44,759,502
		A-7-1 (Non-Florida) and A-7-1 (Florida)	Non-Control	—	Benchmark 2025-V16	$45,000,000
		A-7-2(Non-Florida) and A-7-2 (Florida)	Non-Control	—	BBCMS 2025-5C36	$45,000,000
		A-8 (Non-Florida) and A-8 (Florida)	Non-Control	BANA	Not Identified	$38,571,750
		A-9 (Non-Florida) and A-9 (Florida)	Non-Control	MSMCH	Not Identified	$38,571,750
		A-10-1 (Non-Florida) and A-10-1 (Florida)	Non-Control	—	Benchmark 2025-V16	$15,000,000
		A-10-2 (Non-Florida) and A-10-2 (Florida)	Non-Control	BMO	Not Identified	$4,285,500
		A-11 (Non-Florida) and A-11 (Florida)	Non-Control	BMO	Not Identified	$19,285,500
		A-12-1 (Non-Florida) and A-12-1 (Florida)	Non-Control	—	BBCMS 2025-5C36	$16,000,000
		A-12-2 (Non-Florida) and A-12-2 (Florida)	Non-Control	UBS AG	Not Identified	$3,285,500
		B-1 (Non-Florida) and B-1 (Florida)	Non-Control	—	ILPT 2025-LPF2	$165,120,000
		B-2 (Non-Florida) and B-2 (Florida)	Non-Control	—	ILPT 2025-LPF2	$70,766,304
		B-3 (Non-Florida) and B-3 (Florida)	Non-Control	—	ILPT 2025-LPF2	$70,766,304
		B-4 (Non-Florida) and B-4 (Florida)	Non-Control	—	ILPT 2025-LPF2	$35,382,464
		B-5 (Non-Florida) and B-5 (Florida)	Non-Control	—	ILPT 2025-LPF2	$35,382,464
		B-6 (Non-Florida) and B-6 (Florida)	Non-Control	—	ILPT 2025-LPF2	$35,382,464

The Wharf	Outside Serviced	Note A-1-1	Control	—	WHARF 2025-DC	$284,300,000
		Note A-1-2	Non-Control	—	WHARF 2025-DC	$170,580,000
		Note A-1-3	Non-Control	—	WHARF 2025-DC	$113,720,000
		Note A-2-1	Non-Control	—	WFCM 2025-5C5	$25,000,000
		Note A-2-2	Non-Control	—	Benchmark 2025-V16	$22,500,000
		Note A-2-3	Non-Control	MSMCH	Not Identified	$18,000,000
		Note A-3-1	Non-Control	—	WFCM 2025-5C5	$25,000,000
		Note A-3-2	Non-Control	—	Benchmark 2025-V16	$22,500,000
		Note A-3-3	Non-Control	MSMCH	Not Identified	$6,000,000
		Note A-4-1	Non-Control	WFB	Not Identified	$14,000,000
		Note A-4-2	Non-Control	—	BANK5 2025-5YR15	$4,000,000
		Note A-5-1-1	Non-Control	—	BANK5 2025-5YR15	$10,000,000
		Note A-5-1-2	Non-Control	WFB	Not Identified	$1,000,000
		Note A-5-2	Non-Control	MSMCH	Not Identified	$2,000,000
		Note B-1-1	Non-Control	—	WHARF 2025-DC	$153,200,000
		Note B-1-2	Non-Control	—	WHARF 2025-DC	$91,920,000
		Note B-1-3	Non-Control	—	WHARF 2025-DC	$61,280,000

The Wave	Outside Serviced	Note A-1	Control	—	BBCMS 2025-5C34	$65,000,000
		Note A-2	Non-Control	—	Benchmark 2025-V16	$23,000,000

The Roosevelt New Orleans	Outside Serviced	Note A-1	Control	—	BBCMS 2025-5C36	$40,000,000
		Note A-2	Non-Control	—	Benchmark 2025-V16	$20,000,000
		Note A-3	Non-Control	Barclays	Not Identified	$19,500,000
		Note A-4	Non-Control	Barclays	Not Identified	$5,000,000
		Note A-5-1	Non-Control	—	WFCM 2025-5C5(4)	$29,700,000
		Note A-5-2	Non-Control	WFB	Not Identified	$15,800,000

Poinciana Lakes Plaza	Servicing Shift	Note A-1	Control	GSBI	Not Identified	$28,200,000
		Note A-2	Non-Control	—	Benchmark 2025-V16	$20,000,000

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Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Shaw Park Plaza	Outside Serviced	Note A-1	Control	3650 Capital SCF LOE I(A), LLC	Not Identified	$27,441,227
		Note A-2	Non-Control	—	Benchmark 2025-V16	$12,473,285
		Note A-3	Non-Control	—	BMO 2025-5C11	$9,978,628
		Note A-4	Non-Control	—	WFCM 2025-5C5	$4,989,314

Gateway Industrial Center	Outside Serviced	Note A-1	Control	—	WFCM 2025-5C5	$28,250,000
		Note A-2	Non-Control	—	Benchmark 2025-V16	$10,000,000
		Note A-3	Non-Control	CREFI	Not Identified	$8,250,000
		Note A-4	Non-Control	—	WFCM 2025-5C5	$30,000,000
		Note A-5-1	Non-Control	AREF2	Not Identified	$8,000,000
		Note A-5-2	Non-Control	AREF2	Not Identified	$5,000,000
		Note A-5-3-1	Non-Control	AREF2	Not Identified	$2,250,000
		Note A-5-3-2	Non-Control	—	WFCM 2025-5C5	$1,250,000

The Link	Outside Serviced	Note A-1	Control	—	Benchmark 2025-V14	$50,000,000
		Note A-2-1	Non-Control	—	Benchmark 2025-V15	$15,000,000
		Note A-2-2	Non-Control	—	BMO 2025-5C9	$10,000,000
		Note A-3	Non-Control	—	Benchmark 2025-V14	$20,000,000
		Note A-4-1	Non-Control	—	Benchmark 2025-V16	$10,000,000
		Note A-4-2	Non-Control	—	BBCMS 2025-5C36	$6,500,000
		Note A-4-3	Non-Control	DBRI	Not Identified	$3,500,000

347-363 Flushing Avenue	Outside Serviced	Note A-1	Control	—	BMO 2025-5C11	$25,000,000
		Note A-2	Non-Control	—	WFCM 2025-5C5	$15,000,000
		Note A-3	Non-Control	—	Benchmark 2025-V16	$9,500,000
		Note A-4	Non-Control	—	BMO 2025-5C11	$10,000,000
		Note A-5	Non-Control	—	BMO 2025-5C11	$10,000,000
		Note A-6	Non-Control	—	BMO 2025-5C11	$5,500,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.
(3)	Certain entity names have been abbreviated for presentation as indicated below.

“AREF2” means Argentic Real Estate Finance 2 LLC.

“BANA” means Bank of America, National Association.

“Barclays” means Barclays Capital Real Estate Inc.

“BMO” means Bank of Montreal.

“CREFI” means Citi Real Estate Funding Inc.

“DBRI” means DBRI Investments Co. Limited.

“GBSI” means Goldman Sachs Bank USA.

“MSMCH” means Morgan Stanley Mortgage Capital Holdings LLC.

“UBS AG” means UBS AG, New York Branch.

“WFBNA” means Wells Fargo Bank, National Association.

(4)	The WFCM 2025-5C5 securitization is expected to close on or about July 30, 2025.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Whole Loan, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Whole Loan, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Whole Loan and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Whole Loan will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Whole Loans”

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section. In the case of each Whole Loan, the Issuing Entity and operation of the terms of the Pooling and Servicing Agreement will be subject to the related Co-Lender Agreement.

Set forth below are certain terms and provisions of each Whole Loan and the related Co-Lender Agreement. Certain of the Whole Loans are Outside Serviced Whole Loans. For more information regarding the servicing of each of the Whole Loans that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Back-Up Advancing Agent, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.
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With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Serviced Outside Controlled Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Whole Loan, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such

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period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Whole Loans

Each Outside Serviced Pari Passu Whole Loan will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Whole Loan in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Back-Up Advancing Agent, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be obligated to make servicing advances with respect to an Outside Serviced Whole Loan. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Outside Serviced Pari Passu Whole Loans” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

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Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights

With respect to each Outside Serviced Whole Loan, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Outside Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent

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and consultation rights described below; provided, that with respect to each Outside Serviced Whole Loan, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Whole Loan, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Whole Loan, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Whole Loan are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Whole Loan, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

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Sale of Defaulted Mortgage Loan

If any Outside Serviced Whole Loan becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Whole Loan without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The ILPT 2025 Portfolio Pari Passu-AB Whole Loan

General

The ILPT 2025 Portfolio Mortgage Loan (9.6%) is part of a split loan structure comprised of 30 senior promissory notes (the “ILPT 2025 Portfolio Senior Notes”) and 12 subordinate promissory notes (the “ILPT 2025 Portfolio Junior Notes” and, together with the ILPT 2025 Portfolio Junior Notes, the “ILPT 2025 Portfolio Notes”), each of which is secured by the same mortgage instruments on the same underlying Mortgaged Properties, with an aggregate initial principal balance of $1,160,000,000. Four such senior promissory notes designated Note A-7-1 (Non-Florida), Note A-7-1 (Florida), Note A-10-1 (Non-Florida) and Note A-10-1 (Florida) with an aggregate initial principal balance of $60,000,000 (the “ILPT 2025 Portfolio Mortgage Loan”), will be deposited into this securitization. The ILPT 2025 Portfolio Whole Loan is evidenced by (i) the ILPT 2025 Portfolio Mortgage Loan, (ii) 26 senior promissory notes designated Note A-1 (Non-Florida), Note A-1 (Florida), Note A-2 (Non-Florida), Note A-2 (Florida), Note A-3 (Non-Florida), Note A-3 (Florida), Note A-4 (Non-Florida), Note A-4 (Florida), Note A-5 (Non-Florida), Note A-5 (Florida), Note A-6 (Non-Florida) and Note A-6 (Florida) (the “ILPT 2025 Portfolio Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $522,200,000; (iii) the remaining senior promissory notes (see the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General”) (the “ILPT 2025 Portfolio Non-Standalone Pari Passu Companion Loans” and, together with the ILPT 2025 Portfolio Standalone Pari Passu Companion Loans, the “ILPT 2025 Portfolio Pari Passu Companion Loans”), which have an aggregate initial principal balance of $165,000,000; and (iv) 12 subordinate promissory notes designated Note B-1 (Non-Florida), Note B-1 (Florida), Note B-2 (Non-Florida), Note B-2 (Florida), Note B-3 (Non-Florida), Note B-3 (Florida), Note B-4 (Non-Florida), Note B-4 (Florida), Note B-5 (Non-Florida), Note B-5 (Florida), Note B-6 (Non-Florida) and Note B-6 (Florida), (the “ILPT 2025 Portfolio Subordinate Companion Loans” or the “ILPT 2025 Portfolio Junior Notes” and, together with the ILPT 2025 Portfolio Standalone Pari Passu Companion Loans, the “ILPT 2025 Portfolio Standalone Companion Loans”), which have an aggregate initial principal balance of $412,800,000.

The ILPT 2025 Portfolio Mortgage Loan and the ILPT 2025 Portfolio Pari Passu Companion Loans evidence pari passu portions of Components A, B and C of the ILPT 2025 Portfolio Whole Loan, with initial balances of $605,400,843, $68,395,557 and $73,403,600, respectively, and per annum rates equal to 5.300564660%, 5.545564660% and 5.837564660%, respectively. The ILPT 2025 Portfolio Subordinate Companion Loans evidence Components D, E, F and HRR, with initial balances of $96,800,000, $165,100,000, $104,150,000 and $46,750,000, respectively, and per annum rates equal to 6.516564660%, 8.207564660%, 9.025564660% and 10.270564660%, respectively. As of the Closing Date, the interest rate of the ILPT 2025 Portfolio Mortgage Loan is 5.37574485896279% and the weighted average interest rate of the ILPT 2025 Portfolio Whole Loan is 6.39895724160776%.

The ILPT 2025 Portfolio Mortgage Loan, the ILPT 2025 Portfolio Pari Passu Companion Loans and the ILPT 2025 Portfolio Subordinate Companion Loans are referred to herein, collectively, as the “ILPT 2025 Portfolio Whole Loan”, and the ILPT 2025 Portfolio Pari Passu Companion Loans and the ILPT 2025 Portfolio Subordinate Companion Loans are referred to herein as the “ILPT 2025 Portfolio Companion Loans”. The ILPT 2025 Portfolio

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Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the ILPT 2025 Portfolio Mortgage Loan. The ILPT 2025 Portfolio Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the ILPT 2025 Portfolio Mortgage Loan and the ILPT 2025 Portfolio Pari Passu Companion Loans. Only the ILPT 2025 Portfolio Mortgage Loan is included in the issuing entity. The ILPT 2025 Portfolio Standalone Companion Loans were contributed to a securitization trust (the “ILPT 2025-LPF2 Securitization”) governed by the ILPT 2025-LPF2 Trust and Servicing Agreement (the “ILPT 2025-LPF2 TSA”). The ILPT 2025 Portfolio Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized ILPT 2025 Portfolio Non-Standalone Pari Passu Companion Loans are under no obligation to do so. The rights of the holders of the promissory notes evidencing the ILPT 2025 Portfolio Whole Loan are subject to a Co-Lender Agreement (the “ILPT 2025 Portfolio Co-Lender Agreement”).

The following summaries describe certain provisions of the ILPT 2025 Portfolio Co-Lender Agreement.

Servicing

The ILPT 2025 Portfolio Whole Loan (including the ILPT 2025 Portfolio Mortgage Loan) and any related REO Property is serviced and administered pursuant to the terms of the ILPT 2025-LPF2 TSA by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “ILPT 2025 Portfolio Master Servicer”), and, if necessary, KeyBank National Association, as special servicer (the “ILPT 2025 Portfolio Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the ILPT 2025 Portfolio Co-Lender Agreement.

Custody of the Mortgage File

Computershare Trust Company, National Association is the custodian of the mortgage file related to the ILPT 2025 Portfolio Whole Loan (other than the promissory notes for the ILPT 2025 Portfolio Mortgage Loan and the ILPT 2025 Portfolio Non-Standalone Pari Passu Companion Loans) pursuant to the terms of the ILPT 2025-LPF2 TSA.

Advances

The Master Servicer or the Back-Up Advancing Agent, as applicable, will be responsible for making any required principal and interest advances on the ILPT 2025 Portfolio Mortgage Loan (but not on the ILPT 2025 Portfolio Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, determines that such an advance would not be recoverable from collections on the ILPT 2025 Portfolio Mortgage Loan.

Property protection advances in respect of the ILPT 2025 Portfolio Whole Loan will be made by the ILPT 2025 Portfolio Master Servicer or the trustee under the ILPT 2025-LPF2 TSA, as applicable, unless a determination of non-recoverability is made under the ILPT 2025-LPF2 TSA.

Application of Payments

The ILPT 2025 Portfolio Co-Lender Agreement sets forth the respective rights of the holder of the ILPT 2025 Portfolio Senior Notes and the holders of the ILPT 2025 Portfolio Junior Notes with respect to distributions of funds received in respect of the ILPT 2025 Portfolio Whole Loan, and provides, in general, that:

●	the ILPT 2025 Portfolio Senior Notes are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;
●	the ILPT 2025 Portfolio Junior Notes are, generally, at all times, junior, subject and subordinate to the ILPT 2025 Portfolio Senior Notes, and the rights of the holders of the ILPT 2025 Portfolio Junior Notes to receive payments with respect to the ILPT 2025 Portfolio Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the ILPT 2025 Portfolio Senior Notes to receive payments with respect to the ILPT 2025 Portfolio Whole Loan; and
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●	all expenses and losses relating to the ILPT 2025 Portfolio Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of ILPT 2025 Portfolio Junior Notes and second to the holders of the ILPT 2025 Portfolio Senior Notes on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the ILPT 2025 Portfolio Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)                    first, to the holders of the ILPT 2025 Portfolio Senior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT 2025 Portfolio Senior Note, an amount equal to the accrued and unpaid interest on the principal balance for the related ILPT 2025 Portfolio Senior Note at the applicable interest rate, net of the primary servicing fee rate;

(ii)                 second, to the holders of the ILPT 2025 Portfolio Junior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT 2025 Portfolio Junior Note, an amount equal to the accrued and unpaid interest on the principal balance of the related ILPT 2025 Portfolio Junior Note at the applicable interest rate, net of the primary servicing fee rate;

(iii)              third, to the holders of the ILPT 2025 Portfolio Senior Notes, on a pro rata and pari passu basis based on the respective principal balances of the ILPT 2025 Portfolio Senior Notes, (i) at any time that no ILPT 2025 Portfolio Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, with respect to the related Due Date, until the principal balance for each ILPT 2025 Portfolio Senior Note has been reduced to zero, and (ii) at any time that an ILPT 2025 Portfolio Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each ILPT 2025 Portfolio Senior Note has been reduced to zero;

(iv)              fourth, to the holders of the ILPT 2025 Portfolio Junior Notes, on a pro rata and pari passu basis based on the respective principal balances of the ILPT 2025 Portfolio Junior Notes, (i) at any time that no ILPT 2025 Portfolio Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such Payment Date with respect to the Mortgage Loan, until the principal balance for each ILPT 2025 Portfolio Junior Note has been reduced to zero, and (ii) at any time that a ILPT 2025 Portfolio Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each ILPT 2025 Portfolio Junior Note has been reduced to zero;

(v)                 fifth, if the proceeds of any foreclosure sale or any liquidation of the Mortgage Loan or the Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a workout the principal balances for the ILPT 2025 Portfolio Senior Notes have been reduced, such excess amount will be paid to the holders of the ILPT 2025 Portfolio Senior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT 2025 Portfolio Senior Note, an amount equal to the reduction, if any, of the principal balance for the related ILPT 2025 Portfolio Senior Note as a result of such workout, plus interest on such amount at the applicable interest rate, net of the primary servicing fee rate;

(vi)             sixth, if the proceeds of any foreclosure sale or any liquidation of the Mortgage Loan or the Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v) and, as a result of a workout the principal balances for the ILPT 2025 Portfolio Junior Notes have been reduced, such excess amount will be paid to the holders of the ILPT 2025 Portfolio Junior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT 2025 Portfolio Junior Note, an amount equal to the reduction, if any, of the principal balance for the related ILPT 2025 Portfolio Junior Note as a result of such workout, plus interest on such amount at the applicable interest rate, net of the primary servicing fee rate;

(vii)           seventh, to the holders of the ILPT 2025 Portfolio Senior Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT 2025 Portfolio Senior Note, an amount equal to all yield maintenance premiums allocated to the related ILPT 2025 Portfolio Senior Note in accordance with the loan agreement;

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(viii)         eighth, to the holders of the ILPT 2025 Portfolio Junior Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT 2025 Portfolio Junior Note, an amount equal to all yield maintenance premiums allocated to the related ILPT 2025 Portfolio Junior Note in accordance with the loan agreement;

(ix)              ninth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the ILPT 2025-LPF2 TSA or the ILPT 2025 Portfolio Co-Lender Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the ILPT 2025 Portfolio Master Servicer the ILPT 2025 Portfolio Special Servicer (in each case provided that such reimbursements or payments relate to the ILPT 2025 Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the ILPT 2025 Portfolio Senior Notes, pro rata, based on their respective percentage interests, and the holders of the ILPT 2025 Portfolio Junior Notes, pro rata, based on their respective percentage interests;

(x)                 tenth, as a recovery of any default interest or late charges then due and owing under the ILPT 2025 Portfolio Whole Loan (to be applied as contemplated by the ILPT 2025-LPF2 TSA);

(xi)              eleventh, as payment of all fees payable to the ILPT 2025 Portfolio Master Servicer, the ILPT 2025 Portfolio Special Servicer and the operating advisor under the ILPT 2025-LPF2 TSA, payable in accordance with the ILPT 2025-LPF2 TSA and the loan agreement, to the extent not paid above; and

(xii)           twelfth, if any excess amount is available to be distributed in respect of the ILPT 2025 Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid to the holders of the ILPT 2025 Portfolio Senior Notes and ILPT 2025 Portfolio Junior Notes, pro rata, based on their respective initial percentage interests in the ILPT 2025 Portfolio Loan.

“ILPT 2025 Portfolio Triggering Event of Default” means (i) any monetary event of default under the related loan documents or (ii) any non-monetary event of default as a result of which the Whole Loan becomes a specially serviced loan (which, for clarification, will not include any imminent event of default).

All collections on the ILPT 2025 Portfolio Whole Loan allocated as recoveries of interest on, or principal of, the ILPT 2025 Portfolio Whole Loan will be allocated to the respective Components first to Component A, second to Component B, third to Component C, fourth to Component D, fifth to Component E, sixth to Component F and last to Component HRR. Any amounts allocated to Component A, B or C will be allocated to the ILPT 2025 Portfolio Senior Notes, and any amounts allocated to Component D, E, F or HRR will be allocated to the ILPT 2025 Portfolio Junior Notes.

Consultation and Control

The controlling noteholder under the ILPT 2025 Portfolio Co-Lender Agreement (the “ILPT 2025 Portfolio Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the ILPT 2025-LFP2 securitization. Pursuant to the terms of the ILPT 2025-LPF2 TSA, such controlling class representative, which is initially PCSD PR Cap III L Private Limited, will have consent and/or consultation rights with respect to the ILPT 2025 Portfolio Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the Pooling and Servicing Agreement. During the continuance of a “Consultation Termination Event” under the ILPT 2025-LPF2 TSA (an “ILPT 2025 Portfolio Consultation Termination Event”), the consent and consultation rights of the ILPT 2025 Portfolio Directing Holder will terminate and there will be no controlling noteholder for so long as the ILPT 2025 Portfolio Whole Loan is serviced pursuant to the ILPT 2025-LPF2 TSA. An ILPT 2025 Portfolio Consultation Termination Event will generally exist at any time that (i) the Class HRR certificates issued pursuant to the ILPT 2025-LPF2 TSA have an outstanding certificate balance (without regard to the application of any appraisal reduction amounts) that is less than 25% of the initial certificate balance of such Class HRR certificates or (ii) the ILPT 2025 Portfolio Directing Holder (or a majority of the controlling class certificateholders) is a borrower affiliate.

In addition, pursuant to the terms of the ILPT 2025 Portfolio Co-Lender Agreement, the issuing entity, as holder of the ILPT 2025 Portfolio Mortgage Loan, will (i) have the right to receive copies of all notices, information and reports that the ILPT 2025 Portfolio Master Servicer or the ILPT 2025 Portfolio Special Servicer, as applicable, is required to provide to the ILPT 2025 Portfolio Directing Holder (within the same time frame such notices, information

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and reports to the ILPT 2025 Portfolio Directing Holder without regard to whether or not the ILPT 2025 Portfolio Directing Holder has actually lost any rights to receive such information as a result of a consultation termination event or control termination event under the ILPT 2025-LPF2 TSA) with respect to any major decisions to be taken with respect to the ILPT 2025 Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the ILPT 2025 Portfolio Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the ILPT 2025 Portfolio Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period. If the ILPT 2025 Portfolio Special Servicer determines that immediate action is necessary to protect the interests of the holders of the ILPT 2025 Portfolio Notes, it may take, in accordance with the servicing standard under the ILPT 2025-LPF2 TSA, any action constituting a major decision or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period. Neither the ILPT 2025 Portfolio Master Servicer nor the ILPT 2025 Portfolio Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the ILPT 2025 Portfolio Mortgage Loan (or its representative).

Workout

If the special servicer, in connection with a workout of the ILPT 2025 Portfolio Whole Loan, modifies the terms thereof such that (i) the principal balance of the ILPT 2025 Portfolio Whole Loan is decreased, (ii) the applicable note interest on any ILPT 2025 Portfolio Note is reduced, (iii) payments of interest or principal on any ILPT 2025 Portfolio Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the related loan documents, such modification will be effected, to the maximum extent reasonably possible, in a manner consistent with the priority of payment described under “—Application of Payments” above and to the extent that it is not, payments to the holders of the ILPT 2025 Portfolio Notes will be made as though such workout did not occur, with the payment terms of each of the ILPT 2025 Portfolio Notes remaining the same as they were on the date of the ILPT 2025 Portfolio Co-lender Agreement, and, in any event, the full economic effect of all waivers, reductions or deferrals of amounts due on the ILPT 2025 Portfolio Whole Loan attributable to such workout will be required to be borne by the holder of the ILPT 2025 Portfolio Notes in a manner consistent with the priority of payment described under “—Application of Payments” above.

Sale of Defaulted Whole Loan

Pursuant to the terms of the ILPT 2025 Portfolio Co-Lender Agreement, if the ILPT 2025 Portfolio Whole Loan becomes a defaulted mortgage loan, and if the ILPT 2025 Portfolio Special Servicer determines to sell the ILPT 2025 Portfolio Whole Loan in accordance with the ILPT 2025-LPF2 TSA, then the ILPT 2025 Portfolio Special Servicer will be required to sell the ILPT 2025 Portfolio Pari Passu Companion Loans and the ILPT 2025 Portfolio Subordinate Companion Loans, together with the ILPT 2025 Portfolio Mortgage Loan, as one whole loan.

In connection with any such sale, the ILPT 2025 Portfolio Special Servicer will be required to follow the procedures contained in the ILPT 2025-LPF2 TSA. Notwithstanding the foregoing, the ILPT 2025 Portfolio Special Servicer will not be permitted to sell the ILPT 2025 Portfolio Whole Loan if it becomes a defaulted mortgage loan under the ILPT 2025-LPF2 TSA without the written consent of the issuing entity (or its representative), as holder of the ILPT 2025 Portfolio Mortgage Loan, or the holders of the ILPT 2025 Portfolio Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the ILPT 2025 Portfolio Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the ILPT 2025 Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the ILPT 2025 Portfolio Special Servicer; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the ILPT 2025 Portfolio Mortgaged Property, and certain other supplementary documents reasonably requested by such holder (or its representative) that are material to the price of the ILPT 2025 Portfolio Mortgage Loan and the ILPT 2025 Portfolio Standalone Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the ILPT 2025 Portfolio Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors or otherwise approved by the ILPT 2025 Portfolio Special Servicer in connection with the proposed sale.

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The issuing entity (or its representative), as holder of the ILPT 2025 Portfolio Mortgage Loan, or the holders of the ILPT 2025 Portfolio Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the ILPT 2025 Portfolio Whole Loan.

Special Servicer Appointment Rights

Pursuant to the ILPT 2025 Portfolio Co-Lender Agreement and the ILPT 2025-LPF2 TSA, the ILPT 2025 Portfolio Directing Holder (or its representative) will have the right, with or without cause, to replace the ILPT 2025 Portfolio Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the ILPT 2025 Portfolio Mortgage Loan or any holder of a ILPT 2025 Portfolio Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the ILPT 2025-LPF2 TSA recommends, in its sole discretion exercised in good faith, the replacement of the ILPT 2025 Portfolio Special Servicer, the applicable certificateholders under the ILPT 2025-LPF2 TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the ILPT 2025 Portfolio Special Servicer and appoint a replacement special servicer in accordance with the ILPT 2025-LPF2 TSA.

The Wharf Pari Passu-AB Whole Loan

General

The Wharf Mortgage Loan (7.2%) is part of a split loan structure comprised of 14 senior promissory notes (“The Wharf A Notes”) and 3 subordinate promissory notes (“The Wharf B Notes” and, together with The Wharf A Notes, “The Wharf Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $1,025,000,000. In addition, in connection with the origination of The Wharf Whole Loan, a $125,000,000 mezzanine loan was originated with The Wharf Whole Loan resulting in a total debt of $1,150,000,000. Two such senior promissory notes designated Note A-2-2 and Note A-3-2 with an initial principal balance of $45,000,000 (“The Wharf Mortgage Loan”), will be deposited into this securitization. The Wharf Whole Loan is evidenced by (i) The Wharf Mortgage Loan, (ii) three senior promissory notes designated Note A-1-1, Note A-1-2 and Note A-1-3 (the “The Wharf Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $568,600,000; (iii) the remaining senior promissory notes (see the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General”) (“The Wharf Non-Standalone Pari Passu Companion Loans” and, together with The Wharf Standalone Pari Passu Companion Loans, “The Wharf Pari Passu Companion Loans”), which have an aggregate initial principal balance of $105,000,000; and (iv) three subordinate promissory notes designated Note B-1-1, Note B-1-2 and Note B-1-3 (“The Wharf Subordinate Companion Loans” and, together with The Wharf Standalone Pari Passu Companion Loans, “The Wharf Standalone Companion Loans”), which have an aggregate initial principal balance of $306,400,000.

The Wharf Mortgage Loan and The Wharf Pari Passu Companion Loans evidence pari passu portions of Components A, B and C-1, with initial balances of $561,888,076, $98,829,617 and $57,882,307, respectively, and per annum rates equal to 5.35727%, 5.55191% and 6.03788%, respectively. The Wharf Subordinate Companion Loans evidence Components C-2, D, E and HRR, with initial balances of $17,000,000, $105,400,000, $140,250,000 and $43,750,000, respectively, and per annum rates equal to 6.03788%, 6.61989%, 7.73189% and 9.05400%, respectively. As of the Closing Date, the interest rate of The Wharf Mortgage Loan is 5.43886125190669% and the weighted average interest rate of The Wharf Whole Loan is 6.03829866743429%.

The Wharf Mortgage Loan, The Wharf Pari Passu Companion Loans and The Wharf Subordinate Companion Loans are referred to herein, collectively, as “The Wharf Whole Loan”, and The Wharf Pari Passu Companion Loans and The Wharf Subordinate Companion Loans are referred to herein as the “Wharf Companion Loans”. The Wharf Pari Passu Companion Loans are generally pari passu in right of payment with each other and with The Wharf Mortgage Loan. The Wharf Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to The Wharf Mortgage Loan and Wharf Pari Passu Companion Loans. Only The Wharf Mortgage Loan is included in the issuing entity. The Wharf Standalone Companion Loans were contributed to a securitization trust (the “WHARF 2025-DC Securitization”) governed by the related trust and servicing agreement (the “WHARF 2025-DC TSA”). The Wharf Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized The Wharf Non-Standalone Pari Passu Companion Loans are under no obligation to do so. The rights of the holders of the

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promissory notes evidencing The Wharf Whole Loan are subject to a Co-Lender Agreement (“The Wharf Co-Lender Agreement”).

The following summaries describe certain provisions of The Wharf Co-Lender Agreement.

Servicing

The Wharf Whole Loan (including The Wharf Mortgage Loan) and any related REO Property is serviced and administered pursuant to the terms of the WHARF 2025-DC TSA by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Wharf Master Servicer”), and, if necessary, KeyBank National Association, as special servicer (the “Wharf Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of The Wharf Co-Lender Agreement.

Custody of the Mortgage File

Computershare Trust Company, National Association is the custodian of The Wharf Whole Loan (other than the promissory notes for The Wharf Mortgage Loan and The Wharf Non-Standalone Pari Passu Companion Loans) pursuant to the terms of the WHARF 2025-DC TSA.

Advances

The Master Servicer or the Back-Up Advancing Agent, as applicable, will be responsible for making any required principal and interest advances on The Wharf Mortgage Loan (but not on the Wharf Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless Master Servicer, the Special Servicer or the Back-Up Advancing, as applicable, determines that such an advance would not be recoverable from collections on The Wharf Mortgage Loan.

Property protection advances in respect of The Wharf Whole Loan will be made by the Wharf Master Servicer or the trustee under the WHARF 2025-DC TSA, as applicable, unless a determination of non-recoverability is made under the WHARF 2025-DC TSA.

Application of Payments

The Wharf Co-Lender Agreement sets forth the respective rights of the holder of The Wharf Mortgage Loan, the holders of The Wharf Pari Passu Companion Loans and the holders of The Wharf Subordinate Companion Loans with respect to distributions of funds received in respect of The Wharf Whole Loan, and provides, in general, that:

●	The Wharf Mortgage Loan and The Wharf Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;
●	The Wharf Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to The Wharf Mortgage Loan and The Wharf Pari Passu Companion Loans, and the rights of the holders of The Wharf Subordinate Companion Loans to receive payments with respect to The Wharf Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of The Wharf Mortgage Loan and The Wharf Pari Passu Companion Loans to receive payments with respect to The Wharf Whole Loan; and
●	all expenses and losses relating to The Wharf Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of Wharf Subordinate Companion Loans and second to the issuing entity, as holder of The Wharf Mortgage Loan, and the holders of The Wharf Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on The Wharf Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

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●	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Wharf Mortgage Loan and Wharf Pari Passu Companion Loans to the holders of The Wharf Mortgage Loan and Wharf Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of The Wharf Mortgage Loan and The Wharf Pari Passu Companion Loans at a per annum rate equal to the applicable net note rate;
●	second, on a pro rata and pari passu basis, to the holders of The Wharf Mortgage Loan and Wharf Pari Passu Companion Loans in an amount equal to principal payments received, if any, with respect to the related monthly payment date and allocated to The Wharf Mortgage Loan and The Wharf Pari Passu Companion Loans pursuant to the loan agreement, in each case until their respective note principal balances have been reduced to zero;
●	third, on a pro rata and pari passu basis, to the holders of The Wharf Mortgage Loan and Wharf Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of The Wharf Mortgage Loan and each Wharf Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to The Wharf Whole Loan pursuant to The Wharf Co-Lender Agreement or the WHARF 2025-DC TSA;
●	fourth, if the proceeds of any foreclosure sale or any liquidation of The Wharf Whole Loan or The Wharf Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the Wharf Mortgage Loan and Wharf Pari Passu Companion Loans have been reduced, such excess amount will be paid to the holders of The Wharf Mortgage Loan and The Wharf Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balances of The Wharf Mortgage Loan and Wharf Pari Passu Companion Loans as a result of such workout, plus unpaid interest on The Wharf Mortgage Loan and Wharf Pari Passu Companion Loans principal balance at a per annum rate equal the applicable net note rate;
●	fifth, on a pro rata and pari passu basis, to the holders of The Wharf Mortgage Loan and The Wharf Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrower; in an amount up to such note’s pro rata interest therein as calculated under the related Mortgage Loan documents;
●	sixth, the holders of The Wharf Subordinate Companion Loans, to pay accrued and unpaid interest on The Wharf Subordinate Companion Loans to the holders of The Wharf Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable Wharf Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;
●	seventh, on a pro rata and pari passu basis based on the outstanding principal balances of The Wharf Subordinate Companion Loans, to the holders of The Wharf Subordinate Companion Loans, in an amount equal to the principal payments received, if any, with respect to the related monthly payment date and allocated to each of The Wharf Subordinate Companion Loans pursuant to the loan agreement, until the principal balances of The Wharf Subordinate Companion Loans have been reduced to zero;
●	eighth, on a pro rata and pari passu basis, to the holders of The Wharf Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under The Wharf Whole Loan documents;
●	ninth, if the proceeds of any foreclosure sale or any liquidation of The Wharf Whole Loan or The Wharf Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the Wharf Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of The Wharf Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of The Wharf Subordinate Companion Loans as a result of such workout, plus unpaid interest on The Wharf Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;
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●	tenth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the WHARF 2025-DC TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to The Wharf Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the Wharf Mortgage Loan and The Wharf Companion Loans, pro rata, based on their respective percentage interests; and
●	eleventh, if any excess amount is available to be distributed in respect of the Wharf Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of The Wharf Mortgage Loan, The Wharf Companion Loans and The Wharf Subordinate Companion Loans, pro rata, based on their respective percentage interests.

All payments of principal in respect of each note will be applied to the corresponding note components of such note in accordance with the loan agreement (i) with respect to the initial 20% principal prepayments allocated to such note pursuant to the loan agreement, on a pro rata and pari passu basis, and (ii) with respect to all other payments of principal allocated to such note pursuant to the loan agreement in component sequential order, and (iii) all payments of interest in respect of each note with be applied to the corresponding note components of such note sequentially in respect of their respective interest entitlements, in each case, pursuant to the Mortgage Loan documents and as described under “Due Dates; Mortgage Rates; Calculations of Interest”.

Consultation and Control

The controlling noteholder under The Wharf Co-Lender Agreement (the “Wharf Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the WHARF 2025-DC Securitization. Pursuant to the terms of the WHARF 2025-DC TSA, such controlling class representative, which is initially OP USA Debt Holdings II Limited Partnership, will have consent and/or consultation rights with respect to The Wharf Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the Pooling and Servicing Agreement. During the continuance of a “Consultation Termination Event” under the WHARF 2025-DC TSA (a “The Wharf Consultation Termination Event”), the consent and consultation rights of the Wharf Directing Holder will terminate and there will be no controlling noteholder for so long as The Wharf Whole Loan is serviced pursuant to the WHARF 2025-DC TSA. A The Wharf Consultation Termination Event will generally exist at any time that (i) the Class HRR certificates issued pursuant to the WHARF 2025-DC TSA have an outstanding certificate balance (without regard to the application of any appraisal reduction amounts) that is at least 25% of the initial certificate balance of such Class HRR certificates, (ii) the Wharf Directing Holder (or a majority of the controlling class certificateholders) is a borrower affiliate or (iii) OP USA Debt Holdings II Limited Partnership, or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate registrar under the WHARF 2025-DC TSA (“The Wharf Certificate Registrar”) has neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as The Wharf Certificate Registrar receives either such notice. In addition, pursuant to the terms of The Wharf Co-Lender Agreement, the issuing entity, as holder of The Wharf Mortgage Loan, will (i) have the right to receive copies of all notices, information and reports that the Wharf Master Servicer or The Wharf Special Servicer, as applicable, is required to provide to The Wharf Directing Holder (within the same time frame such notices, information and reports to The Wharf Directing Holder without regard to whether or not such directing certificateholder actually has lost any rights to receive such information as a result of a consultation termination event or control termination event under the WHARF 2025-DC TSA) with respect to any major decisions to be taken with respect to The Wharf Whole Loan or the implementation of any recommended action outlined in an asset status report relating to The Wharf Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to The Wharf Whole Loan. The consultation rights of the issuing entity will expire ten business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period. Neither The Wharf Master Servicer nor The Wharf Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of The Wharf Mortgage Loan (or its representative).

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Workout

If the special servicer, in connection with a workout of The Wharf Whole Loan, modifies the terms thereof such that (i) the principal balance of The Wharf Whole Loan is decreased, (ii) the applicable note interest on any Wharf Note is reduced, (iii) payments of interest or principal on any Wharf Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the related loan documents, such modification will not alter, and any modification of the related loan documents will be structured to preserve, the sequential order of payment of The Wharf Notes as set forth in the related loan documents and the priority of payment described under “—Application of Payments” above. Accordingly, all payments to the holders of The Wharf A Notes pursuant to the related loan documents will be made as though such workout did not occur, with the payment terms of each of The Wharf A Notes remaining the same as they are on the origination date, and any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a workout of The Wharf Whole Loan will be applied to the Wharf Notes in the following order: (a) first, to the reduction of the note principal balance of each of The Wharf B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of The Wharf A Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Sale of Defaulted Whole Loan

Pursuant to the terms of The Wharf Co-Lender Agreement, if the Wharf Whole Loan becomes a defaulted mortgage loan, and if the Wharf Special Servicer determines to sell The Wharf Whole Loan in accordance with the WHARF 2025-DC TSA, then The Wharf Special Servicer will be required to sell The Wharf Pari Passu Companion Loans and The Wharf Subordinate Companion Loans, together with The Wharf Mortgage Loan, as one whole loan.

In connection with any such sale, The Wharf Special Servicer will be required to follow the procedures contained in the WHARF 2025-DC TSA. Notwithstanding the foregoing, The Wharf Special Servicer will not be permitted to sell The Wharf Whole Loan if it becomes a defaulted mortgage loan under the WHARF 2025-DC TSA without the written consent of the issuing entity (or its representative), as holder of The Wharf Mortgage Loan, or the holders of The Wharf Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless The Wharf Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell The Wharf Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by The Wharf Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for The Wharf Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of The Wharf Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Wharf Master Servicer or The Wharf Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as holder of The Wharf Mortgage Loan or the holders of The Wharf Non-Standalone Pari Passu Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence.

The issuing entity (or its representative), as holder of The Wharf Mortgage Loan, or the holders of The Wharf Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of The Wharf Whole Loan.

Special Servicer Appointment Rights

Pursuant to The Wharf Co-Lender Agreement and the WHARF 2025-DC TSA, The Wharf Directing Holder (or its representative) will have the right, with or without cause, to replace The Wharf Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of The Wharf Mortgage Loan or any holder of a Wharf Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the WHARF 2025-DC TSA recommends, in its sole discretion exercised in good faith, the replacement of The Wharf Special Servicer, the applicable certificateholders under the WHARF 2025-DC TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace The Wharf Special Servicer and appoint a replacement special servicer in accordance with the WHARF 2025-DC TSA.

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Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

The Trust Subordinate Companion Loan(s)

For the avoidance of doubt, no Trust Subordinate Companion Loans will be included in the Issuing Entity, and no Loan-Specific Certificates or related uncertificated loan-specific interests will be issued. As such, any references to “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Loans”, “Trust Subordinate Companion Whole Loan”, “Trust Subordinate Companion Whole Loans”, “Loan-Specific Certificate”, “Loan-Specific Certificates”, “Loan-Specific Principal Balance Certificate”, “Loan-Specific Principal Balance Certificates”, “Loan-Specific Control Eligible Certificate”, “Loan-Specific Control Eligible Certificates”, “Loan-Specific Certificateholder”, “Loan-Specific Certificateholders”, “Loan-Specific Certificate Owner”, “Loan-Specific Certificate Owners”, “Loan-Specific Controlling Class”, “Loan Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder”, “Loan-Specific Controlling Class Certificateholders”, “Loan-Specific Voting Rights”, “Trust Subordinate Companion Loan REMIC”, “EHRI Trust Subordinate Companion Loan Securitization”, “Loan-Specific Retaining Third Party Purchaser”, “Trust Subordinate Companion Loan Available Funds”, any other term that includes “Loan-Specific” or “Trust Subordinate Companion Loan” as a part thereof, and any concept related to the foregoing, are to be disregarded.

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Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., Bank of Montreal, Barclays Capital Real Estate Inc., German American Capital Corporation and Goldman Sachs Mortgage Company are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) and Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. None of the Trust Interest Owners will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated or co-originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion, $11.1 billion, $6.7 billion and $13.8 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021, 2022, 2023 and 2024, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

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CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

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Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
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●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related mortgaged properties;
●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;
●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one

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hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Trust Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to Trust Interest Owners and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as

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hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others, for review. After a review of the credit committee package and/or term sheet and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting guidelines generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

In addition, CREFI may in some instances have reduced the term interest rate that CREFI would otherwise charge on a CREFI mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the CREFI mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related CREFI mortgage loan satisfied CREFI’s minimum debt service coverage ratio underwriting requirements for such CREFI mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic

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evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net worth individual, or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if there is an institutional property sponsor or the sponsor is a high net worth individual, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office, mixed-use and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.
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Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI (or, in the case of a mortgage loan acquired by CREFI from a third party originator, the related originator) generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent (or, in the case of a mortgage loan acquired by CREFI from a third party originator, the related originator) typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

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None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2025. CREFI’s Central Index Key is 0001701238. With respect to the period from and including July 1, 2022 to and including June 30, 2025, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CREFI intends to retain the Combined VRR Interest, consisting of all the Class VRR Certificates with an initial Certificate Balance of $11,493,805, as described under “Credit Risk Retention”, and an affiliate of CREFI may acquire the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, other Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been chartered as a United States branch of BMO with the Illinois Department of Financial and Professional Regulation (“IDFPR”) and, accordingly, is regulated by the IDFPR and the Federal Reserve Board under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 320 South Canal Street, 8th Floor, Chicago, Illinois 60606.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Capital Markets Corp., one of the underwriters and a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 1,000 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

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BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Bank, N.A. (“BBNA”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BBNA has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BBNA acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BBNA and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

The total amount of loans securitized by BMO from December 17, 2019 through April 30, 2025 is approximately $14.644 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
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●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the BMO Mortgage Loans, except as otherwise indicated below.

With respect to the ILPT 2025 Portfolio Whole Loan, which was co-originated by CREFI, BMO, Bank of America, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Royal Bank of Canada and UBS AG, New York Branch, portions of which are being sold by CREFI and BMO, the CREFI Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. BMO engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

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For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third-party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Trust Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to Trust Interest Owners and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated (or acquired and reunderwritten) in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to any BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

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Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third-party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third-Party Reports”, “—Appraisal”, “—Environmental Report” and “—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan acquired by BMO from a third-party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

In addition, BMO may in some instances have reduced the term interest rate that BMO would otherwise charge on a BMO mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the BMO mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related BMO mortgage loan satisfied BMO’s minimum debt service coverage ratio underwriting requirements for such BMO mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate

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debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office, mixed use and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
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●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third-party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent (or, in the case of a mortgage loan acquired by BMO from a third-party originator, the related originator) typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a

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certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third-party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 12, 2025. BMO’s Central Index Key is 0000927971. As of March 31, 2025, BMO had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, BMO and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under this “—Bank of Montreal” section has been provided by BMO.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

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Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hotel, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.
●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.
●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on June 30, 2025, Barclays or its affiliates were the loan sellers in approximately 265 commercial mortgage-backed securitization transactions. Approximately $65.8 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022, 2023, 2024 and through June 30, 2025.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2025*	$4,031,194,693
2024	$5,885,080,762
2023	$2,463,932,012
2022	$5,482,697,941
2021	$7,251,700,536
2020	$3,078,111,026
2019	$4,982,776,203
2018	$3,916,450,689
2017	$4,970,884,850
2016	$3,035,842,410
2015	$5,275,015,201
2014	$3,227,137,803
2013	$2,794,488,744
2012	$1,919,346,250

* Through June 30, 2025

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the Mortgage Loans (or portions thereof) for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate

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and securitization professionals at Barclays’ offices (in certain cases remotely) (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, underwriting cash flow file, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Barclays and Barclays Capital Inc. engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;
●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also

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determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Additionally, Barclays reviews the underwriting guidelines of the applicable originator for any Barclays Mortgage Loans that were acquired by Barclays to ensure that each acquired Barclays Mortgage Loan was underwritten pursuant to the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit (in certain cases by a third party) and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are generally required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

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Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

In addition, Barclays may in some instances have reduced the term interest rate that Barclays would otherwise charge on a Barclays Mortgage Loan based on the credit and collateral characteristics of the related Mortgaged Property and structural features of the Barclays Mortgage Loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related Barclays Mortgage Loan satisfied Barclays’ minimum debt service coverage ratio underwriting requirements for such Barclays Mortgage Loan.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or
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replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.
●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.
●	Other Factors—Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Midland Loan Services, a Division of PNC Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Processes” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Barclays Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on February 13, 2025 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. As of March 31, 2025, it has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

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Retained Interests in This Securitization

Neither Barclays nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. In addition, Barclays or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, a mortgage loan seller and an originator in this securitization transaction. GACC and DBR Investments Co. Limited, a Cayman Islands exempted company (“DBRI”), an affiliate of GACC, originated or co-originated or acquired (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, the Mortgage Loans set forth under “Description of the Mortgage Pool—General” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, and (ii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. It is expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

With respect to the Orinda Theatre Square Mortgage Loan (3.5%), DBRI purchased a 100% equity participation interest in the related promissory note from its affiliate, GACC. DBRI is expected to transfer its interest in the promissory note to its affiliate, GACC, on or prior to the Closing Date. During the period from DBRI’s purchase to the Closing Date, DBRI will have borne the credit risk in respect of the promissory note.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging,

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securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Neither GACC nor any of its affiliates will insure or guarantee distributions on the Certificates. None of the Trust Interest Owners will have any rights or remedies against GACC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by GACC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through March 31, 2025 is approximately $118.756 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of

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Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor, an originator and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

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GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the applicable DB Originators’ origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes

General. DBRI and GACC are each an originator and are affiliated with each other, and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and GACC are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

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The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, a DB Originator may in some instances have reduced the term interest rate that such DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. Furthermore, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

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Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions,

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surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor
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of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originators’ underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originators’ general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originators’ underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 23, 2025. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2022 to and including March 31, 2025, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. GACC and/or its affiliates may acquire or own in the future certain Classes of Certificates issued by the Issuing Entity. Any such party will have the right to dispose of any such Certificates at any time.

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The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See the chart titled “Originators” in “Description of the Mortgage Pool—General” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2024, GSMC originated or acquired approximately 3,443 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $179.9 billion. As of December 31, 2024, GSMC had acted as a sponsor and mortgage loan seller on approximately 501 fixed- and floating-rate commercial mortgage-backed securitization transactions. From 2011 through 2024, GSMC securitized approximately $110.1 billion of commercial mortgage loans in public and private offerings.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC

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Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those

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origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2024	$7.2 billion	$7.3 billion
2023	$4.2 billion	$3.8 billion
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

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Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2024	$5.9 billion	$5.9 billion
2023	$2.1 billion	$2.1 billion
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2B—Exceptions to Mortgage Loan Representations and Warranties (GSMC)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

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After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
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●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

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Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will
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usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The Wharf Mortgage Loan (7.2%) was (together with any related Companion Loans) co-originated by Wells Fargo Bank, National Association, Goldman Sachs Bank USA and Morgan Stanley Bank, N.A. Such Mortgage Loan and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made

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exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 14, 2025.  GSMC’s Central Index Key is 0001541502.  With respect to the period from and including April 1, 2022 to and including March 31, 2025, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$(t)% of principal balance (u) # (v)	$ (w)	% of principal balance (x)
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any Certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans (and any Trust Subordinate Companion Loans) in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Trust Interests to investors and the sale of servicing rights to Trimont LLC, for the master servicing of the Mortgage Loans (and any Trust Subordinate Companion Loans) and primary servicing of certain of the Serviced Loans, over

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(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans (and any Trust Subordinate Companion Loans) and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., and an affiliate of (i) CREFI, an originator, the Retaining Sponsor, the expected holder of the Combined VRR Interest, the expected initial Risk Retention Consultation Party and the current holder of one or more of the Gateway Industrial Center Pari Passu Companion Loans, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Trust Interest Owners. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Trust Interests and the Mortgage Loans (and any Trust Subordinate Companion Loans). The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan (or Trust Subordinate Companion Loan), (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Trust Interest Owners giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Trust Interests to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Trust Interest Owners.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

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The Issuing Entity

The Issuing Entity, Benchmark 2025-V16 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Property, disposing of Defaulted Mortgage Loans, defaulted Trust Subordinate Companion Loans and REO Property, issuing the Trust Interests, making distributions, providing reports to Trust Interest Owners, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Back-Up Advancing Agent may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Back-Up Advancing Agent may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator”, “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans (and any Trust Subordinate Companion Loans) to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Savings Fund Society, FSB, a federal savings bank (“WSFS Bank”) will act as trustee (in such capacity, the “Trustee”) on behalf of the Certificateholders and the Loan-Specific Certificateholders pursuant to the Pooling and Servicing Agreement. WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally headquartered bank and wealth management franchise in the Greater Philadelphia and Delaware region. As of March 31, 2025, WSFS Financial Corporation had $20.5 billion in assets on its balance sheet and $89.6 billion in assets under management and administration.

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WSFS Bank operates from 115 offices, 88 of which are banking offices, located in Pennsylvania (58), Delaware (39), New Jersey (14), Florida (2), Nevada (1) and Virginia (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Capital Management, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, Powdermill® Financial Solutions, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. WSFS Financial Corporation is traded on the NASDAQ under the ticker symbol WSFS. WSFS Bank has been acting as owner trustee in asset-backed and mortgage-backed securities issuances since 1999. As of March 31, 2025, WSFS Bank is acting as owner trustee for several hundred issuances and acts as trustee under pooling and servicing agreements or indentures for several hundred issuances.

WSFS Bank’s corporate trust office is located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801. As of the date of this preliminary prospectus, there are no legal proceedings pending, or to the best of the knowledge of WSFS Bank, contemplated by governmental authorities, against WSFS Bank or any property of WSFS Bank that would be material to holders of the Certificates issued by the Issuing Entity.

The foregoing information set forth under this “—The Trustee” heading has been provided by WSFS Bank.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between WSFS Bank and any of the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”), custodian (in such capacity, the “Custodian”) and back-up advancing agent (in such capacity, the “Back-Up Advancing Agent”) under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, 26th Floor, New York, New York 10013, Attention: Global Transaction Services – BMARK 2025-V16 and the office for certificate transfer services is located at 480 Washington Boulevard, 16th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. Citibank has a custodial office at 1000 Technology Drive, MS 470, O’Fallon, Missouri 63368, Attention: Tracy Thompson/Kia Watson – BMARK 2025-V16.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the first quarter of 2025, Citibank’s Agency and Trust group managed in excess of $8 trillion in fixed income and equity investments on behalf of approximately 3,000 corporations worldwide. Since

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1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the first quarter of 2025, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 280 transactions backed by commercial mortgages with an aggregate principal balance of approximately $274.9 billion. The Depositor, the initial purchasers, the Servicer, the Special Servicer, the Operating Advisor and the Trustee may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes Mortgage Loan performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all REMIC and, if applicable, grantor trust tax returns on behalf of the issuing entity. In the past three (3) years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

Further, subject to the terms of the Pooling and Servicing Agreement, Citibank is required to act as Back-Up Advancing Agent, and will be required to make any Advance that the Master Servicer was obligated, but failed, to make unless the Certificate Administrator or the Special Servicer, as applicable, determines such Advance would be a Nonrecoverable Advance. In its capacity as trustee and back-up advancing agent on commercial mortgage securitizations, Citibank is generally required to make an advance if the related master servicer or special servicer, fails to make a required advance. Citibank has not been required to make an advance on a CMBS transaction for which it acts as trustee or back-up advancing agent.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three (3) years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage files with respect to the Mortgage Loans on behalf of the Trustee and the Certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by specific transaction and/or issuer and series within the custodial system. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank will hold and safeguard the mortgage note(s) and other contents of the mortgage files with respect to the Mortgage Loans at its custodial vault in O’Fallon, Missouri.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date.  Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between Citibank and any of the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate

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Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer and the Special Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

General

Trimont LLC, a Georgia limited liability company (“Trimont”), will act as the master servicer for the Mortgage Loans and as the primary servicer for the Serviced Companion Loans, subject to any primary servicing agreements with other servicers, under the Pooling and Servicing Agreement (in such capacity, the “Master Servicer”). Trimont is a provider of loan servicing, asset management, due diligence, and customized advisory solutions. Trimont is also (i) expected to be the Outside Servicer for The Roosevelt New Orleans Whole Loan first under the WFCM 2025-5C5 pooling and servicing agreement and then, following securitization of the related Controlling Note, under the BBCMS 2025-5C36 pooling and servicing agreement, (ii) the Outside Servicer for The Wave Whole Loan under the BBCMS 2025-5C34 pooling and servicing agreement and (iii) expected to be the Outside Servicer for the Gateway Industrial Center Whole Loan under the WFCM 2025-5C5 pooling and servicing agreement.

The principal servicing offices of Trimont are located at 550 South Tryon Street, Charlotte, North Carolina 28202 and Two Alliance Center, 3560 Lenox Road NE, Suite 2200, Atlanta, Georgia 30326. Trimont also has offices in the US located in Overland Park, Kansas, New York, New York, and Dallas, Texas.

As of March 1, 2025 (“CMS Acquisition Closing Date”), Trimont purchased the third-party servicing segment (“CMS”) of Wells Fargo Bank, National Association’s commercial mortgage servicing business (the “CMS Transaction”). See “—CMS Transaction” below. As of the CMS Acquisition Closing Date, Trimont is rated (ranked) by Fitch, S&P and Morningstar DBRS as a master servicer, a primary servicer and a special servicer of commercial mortgage loans in the US. Trimont’s servicer ratings (rankings) by each of these agencies are outlined below:

US Servicer Ratings	Fitch[1]	S&P	Morningstar DBRS[2]
Primary Servicer:	CPS2	Strong	MOR CS2
Master Servicer:	CMS3+	Average[3]	MOR CS3
Special Servicer:	CSS2	Strong	MOR CS2

1 The Fitch primary servicer and special servicer ratings of Trimont have been placed on “Rating Watch Negative” during the integration period associated with the CMS Transaction as is consistent with Fitch’s criteria and historical practice.

2 Morningstar DBRS has designated the trends for the primary servicer and special servicer rankings of Trimont as “Stable” and the trend for the master servicer ranking as “Positive”.

3 The S&P master servicer rating of Trimont has been placed on “Rating Watch Positive” during the integration period associated with the CMS Transaction.

Trimont is also rated ‘Strong’ as a Construction Loan Servicer by S&P in the US.

Prior to the CMS Acquisition Closing Date, Trimont had been primary servicing and special servicing securitized and non-securitized commercial and multifamily loans in excess of 15 years.

The following table sets forth information prior to the CMS Acquisition Closing Date about Trimont’s portfolio of primary serviced commercial and multifamily loans (securitized and non-securitized) as of the dates indicated.

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Commercial and Multifamily Mortgage Loans	As of 12/31/2022	As of 12/31/2023	As of 12/31/2024
By Approximate Number:	2,574	2,529	2,301
By Approximate Aggregate Unpaid Principal Balance (in billions):	$100.4	$110.1	$114.6

The following table sets forth information as of June 30, 2025 showing the portfolio of Trimont master or primary serviced commercial and multifamily loans (securitized and non-securitized).

Commercial and Multifamily Mortgage Loans	As of 6/30/2025
By Approximate Number:	20,735
By Approximate Aggregate UPB* (in billions):	$599.74

(*)	“UPB” means unpaid principal balance

The properties securing the loans in Trimont’s servicing portfolio include multifamily, office, retail, hospitality, industrial and other income producing properties.

Within this servicing portfolio, as of June 30, 2025, approximately 16,767 commercial and multifamily loans with an unpaid principal balance of approximately $422.02 billion were loans that back commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements. The only significant changes in Trimont’s policies and procedures over the past three years have come in response to changes in federal or state law or investor requirements. Since the CMS Acquisition Closing Date, Trimont has been incorporating CMS master and primary servicing policies and procedures into its best practices for servicing CMS Loans and newly originated commercial and multifamily loans, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event.

Trimont’s servicing platform allows Trimont to process loan servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

Prior to the CMS Acquisition Closing Date, Trimont was not the designated primary advancing agent for any of the mortgage loans it serviced. In connection with the CMS Transaction, Trimont acquired the outstanding CMS servicer advances using funding from a Wells Fargo Bank, National Association credit facility and other capital sources and expects to use such credit facility and other capital sources to fund the future advancing obligations of Trimont as servicer under the servicing agreements that transferred to Trimont on, or that Trimont enters into following, the CMS Acquisition Closing Date.

The following table sets forth information as of June 30, 2025 showing the approximate principal and interest advances and protective property advances held by Trimont, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations.

As of*	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB*
6/30/2025	$412,508,380,703	$958,602,236	0.23%

(*)       UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

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Trimont may perform some of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries, including the engagement of third-party vendors to provide technology or process efficiencies. Trimont monitors its third-party vendors in compliance with its internal procedures and applicable law. Trimont has entered into contracts directly with third-party vendors and may also obtain services from third party vendors through Wells Fargo Bank, National Association under the Transition Agreement (as hereinafter defined) for some or all of the following functions:

●	provision of Strategy and Strategy CS software;
●	audit services;
●	tracking and reporting of flood zone changes;
●	abstracting of leasing consent requirements contained in loan documents;
●	legal representation;
●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Trimont;
●	performance of property inspections;
●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;
●	Uniform Commercial Code searches and filings;
●	insurance tracking and compliance;
●	onboarding-new loan setup;
●	lien release-filing and tracking;
●	credit investigation and background checks; and
●	defeasance calculations.

Trimont may also enter into agreements with certain firms to act as a primary servicer (or sub-servicer) and to provide cashiering or non-cashiering subservicing on the Mortgage Loans and Serviced Companion Loans. Trimont will monitor and review the performance of sub-servicers appointed by it. Generally, all amounts received by Trimont on the Mortgage Loans and Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Trimont and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Trimont, that amount may be transferred to a common disbursement account prior to disbursement.

Trimont will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or Serviced Companion Loans. On occasion, Trimont may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Trimont performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

There are, to the actual current knowledge of Trimont, no special or unique factors of a material nature involved in servicing the Mortgage Loans and Serviced Companion Loans, as compared to the types of assets serviced by Trimont in other commercial real estate securitization pools generally.

Trimont does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, Trimont believes that its financial condition will not

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have any material impact on the performance of the Mortgage Loans, the Serviced Companion Loans or the Certificates.

No securitization involving commercial or multifamily real estate loans in which Trimont was acting as servicer has experienced a servicer event of default as a result of any action or inaction of Trimont in such capacity, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any securitization.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that any such lawsuits or legal proceedings, individually or in the aggregate, would be material to the Certificateholders. There are no legal proceedings pending against Trimont, or to which any property of Trimont is subject, that are material to the Certificateholders, nor does Trimont have actual knowledge of any proceedings of this type contemplated by governmental authorities.

A Trimont website (https://cmsview.trimont.com/tcms) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Trimont is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Trimont will enter into one or more agreements with the mortgage loan sellers (1) to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Outside-Serviced Mortgage Loans) and Serviced Companion Loans and/or (2) to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing arrangements between GSMC (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by GSMC (and/or certain of its affiliates) from time to time, which may include certain of the Mortgage Loans for which GSMC is acting as Mortgage Loan Seller.

Pursuant to certain interim servicing arrangements between CREFI (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by CREFI (and/or certain of its affiliates) from time to time, which may include certain of the Mortgage Loans for which CREFI is acting as Mortgage Loan Seller.

Pursuant to certain interim servicing arrangements between GACC (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by GACC (and/or certain of its affiliates) from time to time, which may include certain of the Mortgage Loans for which GACC is acting as Mortgage Loan Seller.

Pursuant to certain interim servicing arrangements between Barclays (and/or certain of its affiliates) and Trimont, Trimont acts as an interim servicer with respect to certain mortgage loans owned by Barclays (and/or certain of its affiliates) from time to time, which may include certain of the Mortgage Loans for which Barclays is acting as Mortgage Loan Seller.

Neither Trimont nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Trimont or its affiliates may acquire certain classes of certificates on the Closing Date or pursuant to secondary market transactions in the future. Any such party will have the right to dispose of any such certificates at any time.

CMS Transaction

As of the CMS Acquisition Closing Date, Trimont purchased the third party servicing segment (“CMS”) of Wells Fargo Bank, National Association’s (“Wells Fargo”) commercial mortgage servicing business. The CMS Transaction did not include Wells Fargo’s rights and obligations related to the servicing of loans that Wells Fargo originated for Fannie Mae, Freddie Mac, and FHA/Ginnie Mae, which will continue to be serviced by Wells Fargo.

Senior leadership of Trimont and CMS and certain Trimont and former Wells Fargo corporate functions that supported CMS were generally integrated within Trimont on or shortly following the CMS Acquisition Closing Date.

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Most of the CMS employees along with relevant CMS systems, technologies and operating procedures and guidelines supporting CMS were transferred to Trimont as part of the CMS Transaction. Further, as of the CMS Acquisition Closing Date, Wells Fargo’s duties, obligations, and rights as servicer, under the related servicing agreements were transferred to Trimont, subject to the terms and conditions of such servicing agreements.

In order to facilitate the transition of CMS to Trimont, Wells Fargo and Trimont entered into a Transition Services Agreement (“Transition Agreement”) pursuant to which Wells Fargo agreed to provide certain support services, or cause such services to be provided, to Trimont for 12 months from the CMS Acquisition Closing Date (with two 3-month extension options) (the “Transition Period”).

Trimont operates two loan servicing technology platforms with each using a separate instance of McCracken Financial Solutions software, Strategy CS. During a portion or all of the Transition Period, Trimont expects to continue to service the loans it was servicing prior to the CMS Acquisition Closing Date using operating guidelines, procedures and the servicing technology platform that Trimont was using prior to the CMS Acquisition Closing Date. During a portion or all of the Transition Period, Trimont expects to service loans serviced under the servicing agreements transferred in connection with the CMS Transaction and certain loans serviced under CMBS servicing agreements entered into by Trimont after the CMS Acquisition Closing Date (“CMS Loans”) including the Mortgage Loans in accordance with the CMS operating guidelines, procedures and servicing technology platform.

The foregoing information regarding Trimont LLC under the heading “—Servicers—The Master Servicer” has been provided by Trimont LLC. Trimont LLC does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Trimont LLC as master servicer), the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Trimont LLC) or any related documents.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Outside Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600. LNR Partners is also (i) the special servicer under the BMO 2025-5C11 pooling and servicing agreement, which governs the servicing of the 347-363 Flushing Avenue Whole Loan and, pending securitization of the related controlling Pari Passu Companion Loan, the Shaw Park Plaza Whole Loan and (ii) an affiliate of LNR Securities Holdings, LLC, the initial controlling class representative pursuant to the BMO 2025-5C11 pooling and servicing agreement.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,
●	investing in high-yielding real estate-related debt and equity, and
●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the pooling and servicing agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 27 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 190 as of June 30, 2025. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;
●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;
●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;
●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;
●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;
●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;
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●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;
●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;
●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;
●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;
●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;
●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;
●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;
●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;
●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;
●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $78.6 billion;
●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion;
●	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion;
●	172 domestic commercial mortgage backed securitization pools as of December 31, 2021 with a then current face value in excess of $97.4 billion;
●	182 domestic commercial mortgage backed securitization pools as of December 31, 2022 with a then current face value in excess of $112.3 billion;
●	178 domestic commercial mortgage backed securitization pools as of December 31, 2023 with a then current face value in excess of $101.9 billion;
●	196 domestic commercial mortgage backed securitization pools as of December 31, 2024 with a then current face value in excess of $111.8 billion; and
●	190 domestic commercial mortgage backed securitization pools as of June 30, 2025 with a then current face value in excess of $104.1 billion.

As of June 30, 2025, LNR Partners has resolved approximately $92.6 billion of U.S. commercial and multifamily loans over the past 27 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and

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multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans during 2019, approximately $2.9 billion of U.S. commercial and multifamily mortgage loans during 2020, approximately $4.8 billion of U.S. commercial and multifamily mortgage loans during 2021, approximately $3 billion of U.S. commercial and multifamily mortgage loans during 2022, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2023, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2024, and approximately $0.92 billion of U.S. commercial and multifamily mortgage loans through June 30, 2025.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, California, New York and North Carolina. As of June 30, 2025, LNR Partners and its affiliates specially service a portfolio, which included approximately 5,601 assets across the United States with a then current face value of approximately $104.1 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case-by-case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P (strong), Fitch (CSS1), and DBRS/Morningstar (CS1).

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the pooling and servicing agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the pooling and servicing agreement and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage-backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in

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emergency situations with respect to commercial mortgage-backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator or any significant obligor.

Except for LNR Partners acting as special servicer for this securitization transaction and (i) LNR Partners currently serving as special servicer under the BMO 2025-5C11 pooling and servicing agreement, which governs the servicing of the 347-363 Flushing Avenue Whole Loan and, pending securitization of the related controlling Pari Passu Companion Loan, the Shaw Park Plaza Whole Loan and (ii) LNR Securities Holdings, LLC, an affiliate of LNR Partners, acting as the initial controlling class representative pursuant to the BMO 2025-5C11 pooling and servicing agreement, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage-backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”, and except for LNR Partners serving as the current special

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servicer under the BMO 2025-5C11 pooling and servicing agreement, which governs the servicing of the 347-363 Flushing Avenue Whole Loan and, pending securitization of the related controlling Pari Passu Companion Loan, the Shaw Park Plaza Whole Loan, neither LNR Partners nor any of its affiliates currently intends to hold any certificates issued by the Trust or any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as provided in the Pooling and Servicing Agreement with respect to the Mortgage Loans and the Serviced Companion Loans and as provided in the BMO 2025-5C11 pooling and servicing agreement with respect to the 347-363 Flushing Avenue Whole Loan and, pending securitization of the related controlling Pari Passu Companion Loan, the Shaw Park Plaza Whole Loan). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth above under this sub-heading “—The Special Servicer” regarding LNR Partners has been provided by LNR Partners.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

General

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Whole Loans, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Midland Loan Services, a Division of PNC Bank, National Association

Midland Loan Services, a division of PNC Bank, National Association (“Midland”), is the Outside Servicer of certain Outside Serviced Mortgage Loans pursuant to certain Outside Servicing Agreements (such Outside Serviced Mortgage Loans, the “Midland Serviced Mortgage Loans”). Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing and asset management for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special

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servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Strong”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed.

Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. While Midland recently commenced a work from home strategy for certain personnel, Midland's policies, operating procedures and business continuity plan contemplate and provide the mechanism for any Midland personnel currently working in the office to transition to work from home as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

In accordance with the PSA, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s performance of certain duties and/or obligations under the PSA, including, but not limited to, with respect to one or more of the following tasks:

●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
●	administering certain aspects relating to reserve account disbursement requests;
●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
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●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).

Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the PSA. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the PSA and applicable law.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Midland Serviced Mortgage Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Midland Serviced Mortgage Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

Midland currently maintains an Internet-based investor reporting system, CRE Servicing Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CRE Servicing Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CRE Servicing Insight®.

As of March 31, 2025, Midland was master and primary servicing approximately 19,713 commercial and multifamily mortgage loans with a principal balance of approximately $448 billion. The collateral for such loans may be located in all 50 states, the District of Columbia, Puerto Rico, Guam, US Virgin Islands and Canada. Approximately 14,004 of such loans, with a total principal balance of approximately $354 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2022 to 2024.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2022	2023	2024
CMBS	$328	$336	$347
Other	$315	$244	$173
Total	$642	$580	$521

As of March 31, 2025, Midland was named the special servicer in approximately 296 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $105 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 165 assets with an outstanding principal balance of approximately $4.3 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and

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multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2022 to 2024.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2022	2023	2024
Total	$162	$119	$118

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GSMC Mortgage Loans.

Pursuant to certain interim servicing agreements between BCREI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Barclays Mortgage Loans.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the BMO Mortgage Loans.

Midland is also (i) the servicer under the ILPT 2025-LPF2 TSA, pursuant to which the ILPT 2025 Portfolio Whole Loan is serviced, (ii) the servicer under the WHARF 2025-DC TSA, pursuant to which The Wharf Whole Loan is serviced, (iii) the master servicer under the BMO 2025-5C11 PSA, pursuant to which the 347-363 Flushing Avenue Whole Loan is serviced and the Shaw Park Plaza Whole Loan is serviced prior to the securitization of the controlling pari passu companion loan and (iv) the master servicer under the Benchmark 2025-V14 PSA pursuant to which The Link Whole Loan is serviced.

PNC Bank and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information concerning the Outside Servicer has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Midland as Outside Master Servicer), the Certificates, the Mortgage Loans, this free writing prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

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The foregoing information regarding Midland under this “—Servicers—The Outside Servicers and the Outside Special Servicers—Midland Loan Services, a Division of PNC Bank, National Association” sub-heading has been provided by Midland.

KeyBank National Association

KeyBank National Association, a national banking association (“KeyBank”), is the special servicer with respect to (i) the ILPT 2025 Portfolio Whole Loan under the ILPT 2025-LPF2 TSA and (ii) The Wharf Whole Loan under the WHARF 2025-DC TSA.

KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2022	12/31/2023	12/31/2024	3/31/2025
By Approximate Number	18,346	18,238	21,269	21,128
By Approximate Aggregate Principal Balance (in billions)	$426.9	$442.1	$478.1	$478.9

Within this servicing portfolio are, as of March 31, 2025, approximately 12,528 loans with a total principal balance of approximately $299.6 billion that are included in approximately 981 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2024, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of March 31, 2025, KeyBank was named as special servicer with respect to commercial mortgage loans in 411 commercial mortgaged-backed securities transactions totaling approximately $224.6 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 408 commercial mortgage loans with an aggregate outstanding principal balance of approximately $11.75 billion, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in commercial mortgage-backed securities transactions in the United States.

CMBS (US)	12/31/2022	12/31/2023	12/31/2024	3/31/2025
By Approximate Number of Transactions	359	372	408	411
By Approximate Aggregate Principal Balance (in billions)	$196.3	$194.0	$218.2	$224.6

KeyBank has resolved over $14.51 billion of U.S. commercial mortgage loans over the past 10 years. The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank has resolved in each of the past 10 calendar years (in billions).

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2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
$1.40	$0.27	$0.23	$0.12	$0.32	$3.20	$2.00	$1.15	$3.21	$2.61

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Financial Services LLC (“S&P”), Fitch Ratings, Inc. (“Fitch”), and DBRS, Inc. (“Morningstar DBRS”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1-” as a primary servicer, and “CSS1-” as a special servicer. Morningstar DBRS has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar DBRS’ ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.key.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer or the special servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s debt obligations and deposits.

	S&P	Fitch	Moody’s
Long-Term Deposits	N/A	A-	A2
Short-Term Deposits	N/A	F2	P-1
Long-Term Debt Obligations	BBB+	BBB+	Baa1
Short-Term Debt Obligations	A-2	F2	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the Mortgage Loans or the performance of the Certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrowers.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the Pooling and Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three (3) years in all material respects.

KeyBank is, as the master servicer, primary servicer or special servicer, generally responsible for the master servicing, primary servicing and special servicing functions with respect to certain outside serviced whole loans and related REO Property. KeyBank may from time to time perform some of its servicing obligations under the appliable outside serviced servicing agreement through one or more third-party vendors that provide servicing functions such

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as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments and property management, and real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the appliable outside serviced servicing agreement as if KeyBank had not retained any such vendors.

KeyBank will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with accepted servicing practices.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the underlying Mortgage Loans pursuant to the Pooling and Servicing Agreement.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by government authorities against KeyBank at this time.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain certain classes of certificates in the future. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding KeyBank under this “—Servicers—The Outside Servicers and the Outside Special Servicers—KeyBank National Association” sub-heading has been provided by KeyBank.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

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As of June 30, 2025, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $418.4 billion issued in 482 transactions.

As of June 30, 2025, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $181.2 billion issued in 203 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or Morningstar DBRS and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (i) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (ii) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between Park Bridge Lender Services and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For

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further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator, the expected initial Risk Retention Consultation Party and the expected holder of the Combined VRR Interest, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator.

Barclays, a Sponsor and an originator, is an affiliate of Barclays Capital Inc., one of the underwriters.

BMO, a Sponsor and an originator, is an affiliate of BMO Capital Markets Corp., one of the underwriters.

GACC, a Sponsor and an originator, is an affiliate of (i) DBRI, an originator, and (ii) Deutsche Bank Securities Inc., one of the underwriters.

GSMC, a Sponsor, is an affiliate of (i) GS Bank, an originator, and (ii) Goldman Sachs & Co. LLC, one of the underwriters.

Trimont LLC, the Master Servicer, is also (a) expected to be the Outside Servicer under the Outside Servicing Agreements expected to govern the servicing of the Roosevelt New Orleans Whole Loan, (b) the Outside Servicer under the Outside Servicing Agreement that governs the servicing of The Wave Whole Loan, and (c) expected to be the Outside Servicer under the Outside Servicing Agreement that is expected to govern the servicing of the Gateway Industrial Center Whole Loan.

LNR Partners, the Special Servicer, is also (a) the Outside Special Servicer under the Outside Servicing Agreement that governs the servicing of the 347-363 Flushing Avenue Whole Loan and, pending securitization of the related controlling Pari Passu Companion Loan, the Shaw Park Plaza Whole Loan and (b) an affiliate of LNR Securities Holdings, LLC, the initial controlling class representative pursuant to such Outside Servicing Agreement.

Midland is also (i) the servicer under the ILPT 2025-LPF2 TSA, pursuant to which the ILPT 2025 Portfolio Whole Loan is serviced, (ii) the servicer under the WHARF 2025-DC TSA, pursuant to which The Wharf Whole Loan is serviced, (iii) the master servicer under the BMO 2025-5C11 PSA, pursuant to which the 347-363 Flushing Avenue Whole Loan is serviced and the Shaw Park Plaza Whole Loan is serviced prior to the securitization of the controlling pari passu companion loan and (iv) the master servicer under the Benchmark 2025-V14 PSA pursuant to which The Link Whole Loan is serviced.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also (a) the Outside Operating Advisor under the Outside Servicing Agreement that governs the servicing of the ILPT 2025 Portfolio Whole Loan, (b) the Outside Operating Advisor under the Outside Servicing Agreement that governs the servicing of The Wharf Whole Loan, (c) the Outside Operating Advisor and the asset representations reviewer under the Outside Servicing Agreement that governs the servicing of The Link Whole Loan, (d) the Outside Operating Advisor and the asset representations reviewer under the Outside Servicing Agreement that is expected to govern the servicing of the Gateway Industrial Center Whole Loan and (e) the Outside Operating Advisor and the asset representations reviewer under the Outside Servicing Agreement that is expected to govern the servicing of The Roosevelt New Orleans Whole Loan.

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Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, thirteen (13) of the Mortgage Loans (48.0%) with an aggregate Cut-off Date Balance of approximately $299,640,000 to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Trimont, on the other hand, Trimont acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans (2.7%) with an aggregate Cut-off Date Balance of approximately $16,700,000 to be contributed to this securitization transaction by GSMC.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, three (3) of the Mortgage Loans (7.0%) with an aggregate Cut-off Date Balance of approximately $43,600,000 to be contributed to this securitization transaction by GSMC.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans (1.6%) with an aggregate Cut-off Date Balance of approximately $10,000,000 to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between Barclays and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, three (3) Mortgage Loans (7.3%) with an aggregate Cut-off Date Balance of approximately $45,650,000 to be contributed to this securitization transaction by Barclays.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, two (2) of the Mortgage Loans (2.3%) with an aggregate Cut-off Date Balance of approximately $14,350,000 to be contributed to this securitization transaction by BMO.

Interim and Other Custodial Arrangements

Set forth below are certain interim custodial arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to thirteen (13) of the Mortgage Loans (48.0%) with an aggregate Cut-off Date Balance of approximately $299,640,000 to be contributed to this securitization transaction by CREFI.

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the Barclays Mortgage Loans other than the Barclays Mortgage Loans that are Outside Serviced Mortgage Loans (7.3%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the BMO Mortgage Loans other than the BMO Mortgage Loans that are Outside Serviced Mortgage Loans (2.3%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the GACC Mortgage Loans other than the GACC Mortgage Loans that are Outside Serviced Mortgage Loans (8.8%).

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Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the GSMC Mortgage Loans other than the GSMC Mortgage Loans that are Outside Serviced Mortgage Loans (16.9%).

Whole Loans and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of one or more of the Gateway Industrial Center Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

GS Bank, an originator, is the current holder of one or more of the Poinciana Lakes Plaza Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

DBRI, an originator, is the current holder of one or more of The Link Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

Barclays, an originator and a Sponsor, is the current holder of one or more of The Roosevelt New Orleans Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

BMO, an originator and a Sponsor, is the current holder of one or more of the ILPT 2025 Portfolio Pari Passu Companion Loans, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

Other Arrangements

Trimont LLC, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Credit Risk Retention

General

This securitization transaction (which is constituted by the issuance, offer and sale of the Certificates) will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR”) which implements the Credit Risk Retention Rules, as follows:

●	Citi Real Estate Funding Inc. (“CREFI”), a New York corporation, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”); and
●	The Retaining Sponsor is expected to acquire from the Depositor, on the Closing Date, and retain (either directly or through its MOA) an “eligible vertical interest” (as defined in Regulation RR), in the Issuing Entity, consisting of all the Class VRR Certificates with an initial Certificate Balance of approximately $11,493,805 (collectively, the “Combined VRR Interest”); the Combined VRR Interest will represent approximately 1.840% of the aggregate initial Certificate Balance of all of the Certificates as of the Closing Date; and the Combined VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity; and
●	The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements under the Credit Risk Retention Rules by a third-party purchaser (the “Retaining Third Party Purchaser”), which will be CMBS 4 Sub 8, LLC, a Delaware limited liability company, purchasing, on the Closing Date, and holding (or causing its MOA to purchase, on the Closing Date, and hold) for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E-RR, Class F-RR and Class G-RR Certificates (collectively, the “HRR Certificates” and, together with the Combined VRR Interest, the “RR Interests”) with an aggregate initial Certificate Balance of approximately $42,155,480, and having a fair value equal to at least 3.1667% of the fair value, as of the Closing Date, of all of the Non-Vertically Retained Certificates (other than the Class R Certificates) and the Combined VRR Interest as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

The holder(s) of the Class VRR Certificates are also referred to in this prospectus, each individually, as a “Combined VRR Interest Owner” and, collectively, as the “Combined VRR Interest Owners”.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor, the Retaining Third Party Purchaser and the Combined VRR Interest Owners are collectively referred to herein as the “Retaining Parties”. The sum of (a) the percentage of the aggregate Certificate Balance of all of the Regular Certificates as of the Closing Date represented by the Combined VRR Interest (which is approximately 1.840%) and (b)  the percentage of the aggregate fair value of all of the Regular Certificates as of the Closing Date represented by the HRR Certificates (which is expected to be at least 3.1667%), will equal at least 5, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

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Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The Combined VRR Interest

Material Terms of the Combined VRR Interest

General

The Class VRR Certificates constitute a Class of Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but do not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Certificates, a Class of Non-Vertically Retained Regular Certificates or a Class of Non-Vertically Retained Principal Balance Certificates. The Class VRR Certificates are collectively referred to in this prospectus as the “Combined VRR Interest”.  The Combined VRR Interest is not offered hereby.

The “Certificate Balance” of the Class VRR Certificates outstanding at any time represents the maximum amount that the holders of such Certificates are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus.  On each Distribution Date, the Certificate Balance of the Class VRR Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Class VRR Certificates on that Distribution Date.  In the event that applicable Realized Losses previously allocated to the Class VRR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the Class VRR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Certificate Balance of the entire Class of Class VRR Certificates.

The initial Combined VRR Interest Balance will be approximately $11,493,805, subject to a variance of plus or minus 5.0%.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest for any Distribution Date will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Regular Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole).  On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage.  In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR

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Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates and (y) the initial Certificate Balance of the Combined VRR Interest.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

The “Percentage Allocation Entitlement” means:  (a) with respect to the Combined VRR Interest, the “Vertically Retained Percentage”; and (b) with respect to the Non-Vertically Retained Certificates, the “Non-Vertically Retained Percentage”.

The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date (other than distributions of Excess Interest (if any), prepayment premiums and yield maintenance charges) is referred to as the “Combined VRR Available Funds”, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Loss will be allocated to the Combined VRR Interest; and, in connection therewith, the Combined VRR Interest Balance will be reduced without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

A “Realized Loss” means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are each referred to as an “Applied Realized Loss Amount”.  Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Class VRR Certificates will have the Voting Rights and Pooled Voting Rights allocable to such Class as a Class of Principal Balance Certificates as described under “Description of the Certificates—Voting Rights” below in this prospectus.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Combined VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in September 2025.

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All distributions (other than the final distribution on the Combined VRR Interest) are required to be made to the persons in whose names the Class VRR Certificates are registered at the close of business on each Record Date.  These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined VRR Interest Owner.  The final distribution on any Class VRR Certificates is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution.  All distributions made with respect to the Class VRR Certificates will be allocated pro rata among the outstanding Class VRR Certificates based on their respective Percentage Interests.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations.  The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust.  The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made.  If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest.  If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

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The “VRR Interest Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-Second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-Third and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First and Twenty-Fourth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

Risk Retention Consultation Party

The “Risk Retention Consultation Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan, will be the party selected by CREFI.  The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of the Risk Retention Consultation Party from the Sponsor entitled to select it.  The initial Risk Retention Consultation Party is expected to be CREFI.

The Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, the Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Whole Loan with respect to which the Risk Retention Consultation Party or the person entitled to appoint the Risk Retention Consultation Party is a Borrower Party (an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Whole Loan as to which the Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with the Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party).  In the event the Master Servicer or the Special Servicer receives no response from the Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by the Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

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Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its Certificates, that the Risk Retention Consultation Party:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in the interests of the holders of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)           may take actions that favor the interests of the holders of the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)           will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

HRR Certificates

The Retaining Third Party Purchaser

CMBS 4 Sub 8, LLC, a Delaware limited liability company, is expected to (i) act as the initial Retaining Third Party Purchaser and (ii) retain the Class E-RR, Class F-RR and Class G-RR Certificates. CMBS 4 Sub 8, LLC or an affiliate may purchase additional Certificates.

CMBS 4 Sub 8, LLC is directly or indirectly owned by Prime Finance CMBS Opportunities Fund 4, L.P. and Prime Finance CMBS Opportunities Fund 4 (Parallel Entity), L.P., each a Delaware limited partnership (collectively, the “Fund”). The Fund was formed primarily to acquire or invest in unrated or below investment-grade commercial mortgage-backed securities and certain other investments. The Fund commenced operations on June 13, 2024, and has total investor capital commitments of $371.2 million to date. This is anticipated to represent Fund’s eighth purchase of CMBS B-piece securities.

The Fund is advised by Prime Finance Advisor, L.P. (“Prime Finance”). Prime Finance is an experienced commercial real estate debt investor. The six members of the investment committee responsible for the Fund had an average of 29 years of real estate experience as of March 31, 2025. The funds advised by Prime Finance have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-piece securities. As of March 31, 2025, funds advised by Prime Finance own approximately 333 separate real estate credit investments, including eighty-three (83) CMBS B-piece securities.

 As of March 31, 2025, Prime Finance affiliates (including the Fund) have originated or acquired over $29 billion of commercial real estate debt investments. Prime Finance is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsors’ underwriting standards or any loan-level disclosure in this document. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified

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the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each Mortgage Loan consisting of a review of the Sponsors' underwriting standards, the collateral and expected cash flows. Such review was based on the Mortgage Loan files and information regarding the Mortgage Loans provided by or on behalf of the Sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the Sponsors as to the selection of the Mortgage Loans and the establishment of other transaction terms. The Retaining Third Party Purchaser's acceptance of a Mortgage Loan does not constitute, and may not be construed as, an endorsement or approval of any such Mortgage Loan, the underwriting for such Mortgage Loan or of the originator of such Mortgage Loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of Certificates. In addition, the Retaining Third Party Purchaser does not have any duties to the holders of any Class of Certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third Party Purchaser for having so acted.

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser (or its MOA) is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

Eligible Horizontal Residual Interest
Retained by Retaining Third Party Purchaser

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Value (in % and $)(2)	Expected Purchase Price(3)
Class E-RR	$11,497,000	1.410% - 1.429%/ $8,964,171	77.96965%
Class F-RR	$7,664,000	0.760% - 0.771%/ $4,836,123	63.10181%
Class G-RR	$22,994,480	0.997% - 1.010%/ $6,338,219	27.56409%

(1)	Includes the expected initial Certificate Balance of each Class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date.
(2)	The estimated range of fair value of each Class of the HRR Certificates (in each case expressed as a range of percentages of the fair value of all of the Certificates (other than the Class R Certificates), and expressed as a dollar amount), which Classes of HRR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the HRR Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value of the Regular Certificates (other than the HRR Certificates) is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Regular Certificates was determined, see “—Determination of Amount of Required Horizontal Credit Risk Retention”.
(3)	Expressed as a percentage of the expected initial Certificate Balance of each Class of HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third Party Purchaser is approximately $20,138,512, excluding accrued interest.

The aggregate fair value of the HRR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Third Party Purchaser” is expected to fall within a range of approximately 3.1667% - 3.2097% of the aggregate fair value of all Certificates (other than the Class R Certificates) issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount falling within a range of approximately $31,371,120 - $31,797,365, representing 5.0% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) issued by the Issuing Entity.

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On any Distribution Date, the aggregate amount available for distributions on the Combined VRR Interest and the Non-Vertically Retained Certificates will be allocated between the Combined VRR Interest and the Non-Vertically Retained Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and principal and interest (other than any Excess Interest that accrues on an ARD Loan), net of specified servicing and administrative costs and expenses, allocated to the Non-Vertically Retained Certificates will be further allocated to the specified Classes of Non-Vertically Retained Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated between the Combined VRR Interest and the Non-Vertically Retained Principal Balance Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and the Mortgage Loan losses allocated to the Non-Vertically Retained Principal Balance Certificates will be further allocated to the specified Classes of Non-Vertically Retained Principal Balance Certificates in ascending order (beginning with certain Classes of Non-Vertically Retained Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Non-Vertically Retained Principal Balance Certificates are typically priced based relative to either the treasury yield curve or a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates (the “Treasury-Priced Principal Balance Certificates”) are anticipated to be priced based on a treasury yield curve, and the Class E-RR, Class F-RR and Class G-RR Certificates (the “Yield Priced Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Treasury-Priced Principal Balance Certificates and each Class of Principal Balance Certificates that are Yield Priced Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D Certificates (the “Treasury-Priced Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Treasury-Priced Principal Balance Certificates, the Treasury-Priced Interest-Only Certificates and Yield Priced Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Treasury-Priced Principal Balance Certificates, treasury yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Treasury-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Treasury-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Treasury-Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Treasury-Priced Principal Balance Certificates based on 0% CPR.

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Determination of Treasury Yield Curve for Treasury-Priced Principal Balance Certificates

For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury-Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury-Priced Principal Balance Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Treasury-Priced Principal Balance Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury-Priced Principal Balance Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
2Y	3.79400%	3.89400%	3.99400%
3Y	3.76900%	3.86900%	3.96900%
5Y	3.88400%	3.98400%	4.08400%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Treasury-Priced Principal Balance Certificates the treasury yield reflected on the treasury yield curve (the “Treasury Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using treasury yield curves with 2, 3 and 5-year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Treasury-Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Treasury-Priced Principal Balance Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Treasury-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Treasury-Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.74%	0.79%	0.84%
Class A-2	0.87%	0.92%	0.97%
Class A-3	0.89%	0.94%	0.99%
Class A-S	1.15%	1.25%	1.35%
Class B	1.35%	1.55%	1.75%
Class C	1.85%	2.05%	2.25%
Class D	3.50%	3.75%	4.00%

Discount Yield Determination for Treasury-Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Treasury-Priced Principal Balance Certificates is the sum of the Treasury Curve Interpolated Yield for such Class and the related credit spread established at pricing. The Retaining Sponsor determined the Discount Yield for each Class of Treasury-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Treasury-Priced Principal Balance

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Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Treasury-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Treasury-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Treasury-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Treasury-Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	4.527%	4.677%	4.827%
Class A-2	4.738%	4.888%	5.038%
Class A-3	4.768%	4.918%	5.068%
Class A-S	5.030%	5.230%	5.430%
Class B	5.230%	5.530%	5.830%
Class C	5.730%	6.030%	6.330%
Class D	7.381%	7.731%	8.081%

Determination of Class Sizes for Treasury-Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Non-Vertically Retained Principal Balance Certificates by each Rating Agency. A credit support level for a particular Class of Treasury-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Treasury-Priced Principal Balance Certificates that would be required to be subordinate to that Class of Treasury-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Non-Vertically Retained Principal Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Non-Vertically Retained Certificates, based in part on the credit support levels provided by that rating agency. See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Classes of Treasury-Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes. The Certificate Balance for the Classes of Non-Vertically Retained Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level.  For each other subordinate Class of Non-Vertically Retained Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Non-Vertically Retained Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Treasury-Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Treasury-Priced Principal Balance Certificates (other than the Class D Certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Class D Certificates are expected to price based on a fixed pass-through rate of 4.5000% per annum. The Target Price that was utilized for each Class of Treasury-Priced Principal Balance Certificates (other than the Class D Certificates) is set forth in the table below.  The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

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Target Prices for Treasury-Priced Principal Balance Certificates
Class of Treasury-Priced Principal Balance Certificates	Target Price
Class A-1	100.00%
Class A-2	101.00%
Class A-3	103.00%
Class A-S	103.00%
Class B	103.00%
Class C	100.00%

Determination of Assumed Certificate Coupon for Treasury-Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Treasury-Priced Principal Balance Certificates (other than, in the case of Target Price, the Class D Certificates, which are expected to accrue interest at an Assumed Certificate Coupon equal to 4.5000% per annum), the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Treasury-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each Class of Treasury-Priced Principal Balance Certificates and range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Treasury-Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Assumed Certificate Coupons	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	4.5670%	4.7170%	4.8670%
Class A-2	4.9740%	5.1230%	5.2720%
Class A-3	5.4570%	5.6080%	5.7580%
Class A-S	5.7170%	5.9180%	6.2471%(1)
Class B	5.9180%	6.3481%(2)	6.4741%(3)
Class C	5.7140%	6.0100%	6.4341%(4)
Class D	4.5000%	4.5000%	4.5000%

(1)	The WAC Rate less 0.227%
(2)	The WAC Rate less 0.126%
(3)	The WAC Rate
(4)	The WAC Rate less 0.040%

Determination of Expected Price for Treasury-Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Treasury-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Treasury-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Treasury-Priced Expected Price”) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Treasury-Priced Expected Price for each Class of Treasury-Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Treasury-Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Treasury-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Treasury-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

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Treasury-Priced Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% constant prepayment yield (“CPY”), the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Treasury-Priced Interest-Only Certificates would be over the course of the transaction (for each Class of Treasury-Priced Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Treasury-Priced Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming 100% CPY for the Classes of Treasury-Priced Interest-Only Certificates and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the periodic reduction in the Notional Amount of the Treasury-Priced Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such Class of Treasury-Priced Interest-Only Certificates based on 100% CPY. The “CPY” prepayment assumption assumes that each Mortgage Loan (or applicable portion thereof) experiences prepayments each month at a specified constant annual rate following any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium.

Determination of Treasury Yield Curve for Treasury-Priced Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury-Priced Interest-Only Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Treasury-Priced Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury-Priced Interest-Only Certificates”.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury-Priced Interest-Only Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
3Y	3.76900%	3.86900%	3.96900%
5Y	3.88400%	3.98400%	4.08400%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Treasury-Priced Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of each Class of Non-Vertically Retained Principal Balance Certificates that is a component of the Notional Amount of such Class of Treasury-Priced Interest-Only Certificates by using a straight line interpolation (using treasury yield curves with 3 and 5 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Treasury-Priced Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury-Priced Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Treasury-Priced Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Treasury-Priced Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.
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Range of Credit Spreads for the Treasury-Priced Interest-Only Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	-0.25%	0%	0.25%
Class X-B	-0.25%	0%	0.25%
Class X-D	-0.25%	0%	0.25%

Discount Yield Determination for Treasury-Priced Interest-Only Certificates

The Discount Yield for each Class of Treasury-Priced Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread.  For an expected range of values for each Class of Treasury-Priced Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Treasury-Priced Interest-Only Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury-Priced Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Treasury-Priced Interest-Only Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.596%	3.946%	4.296%
Class X-B	3.607%	3.957%	4.307%
Class X-D	3.614%	3.964%	4.314%

Determination of Scheduled Certificate Interest Payments for Treasury-Priced Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Non-Vertically Retained Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Treasury-Priced Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Non-Vertically Retained Principal Balance Certificates upon which the Notional Amount of such Class of Treasury-Priced Interest-Only Certificates is based.

Determination of Treasury-Priced Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Treasury-Priced Interest-Only Certificates, the Retaining Sponsor determined the price (the “Treasury-Priced Interest-Only Expected Price") expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each Class of Treasury-Priced Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Non-Vertically Retained Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Treasury-Priced Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Treasury-Priced Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Treasury-Priced Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield Priced Certificates

Yield Priced Expected Price

The Yield Priced Certificates include the Class E-RR, Class F-RR and Class G-RR Certificates, all of which are expected to be acquired by the Retaining Third Party Purchaser. The valuation of each Class of Yield Priced

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Certificates was based on the price that was either set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the Yield Priced Certificates or otherwise agreed upon by the Retaining Third Party Purchaser and the Sponsors, which price is set forth under “—Material Terms of the HRR Certificates” above (the “Yield Priced Expected Price” and, together with the Treasury-Priced Expected Price and the Treasury-Priced Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), and expressed as a percent of the Certificate Balance of the subject Class. The Yield Price Expected Price was based on (i) a targeted discount yield to maturity of 12.50000% for the Class E-RR Certificates, (ii) a targeted discount yield to maturity of 18.00000% for the Class F-RR Certificates, (iii) a targeted discount yield to maturity of 43.23337% for the Class G-RR Certificates, (iv) the Modeling Assumptions, (v) 0% CPR, (vi) the Scheduled Certificate Principal Payments (if any), and (vii) a Pass-Through Rate equal to the WAC Rate for each Class of Yield Priced Certificates.

Determination of Class Sizes of Yield Priced Certificates

The Retaining Sponsor determined the Certificate Balance of each Class of Yield Priced Certificates in the same manner described above in “—Determination of Class Sizes for Treasury-Priced Principal Balance Certificates”.

Calculation of Fair Value of all Certificates

Fair Value of Non-Vertically Retained Regular Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Non-Vertically Retained Regular Certificates. For each of the “Base Case Fair Value”, the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Non-Vertically Retained Regular Certificates by multiplying the relevant Expected Price by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates (or, in the case of the Class A-2 and Class A-3 Certificates, by the estimated initial Certificate Balance of the Class A-2 and Class A-3 Certificates).

Fair Value of the Combined VRR Interest

The Retaining Sponsor determined the fair value of the Combined VRR Interest by: (i) calculating the aggregate fair value of all of the Non-Vertically Retained Certificates (other than the Class R Certificates); (ii) multiplying such aggregate fair value by the Vertical Risk Retention Allocation Percentage; and (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the Combined VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Retaining Sponsor determined the range of fair values for the Combined VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

Range of Estimated Fair Values

Based on the Expected Prices and the fair value of the Combined VRR Interest, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Regular Certificates. For each of the “Base Case Fair Value”, the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Non-Vertically Retained Regular Certificates by multiplying the relevant Expected Price by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates (or, in the case of the Class A-2 and Class A-3 Certificates, by the estimated initial Certificate Balance of the Class A-2 and Class A-3 Certificates).

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Range of Estimated Fair Values
Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$558,993	$558,993	$558,994
Class A-2(1)	$176,743,408	$176,745,676	$176,748,545
Class A-3(1)	$261,258,650	$261,268,415	$261,268,113
Class X-A(1)	$13,254,328	$15,889,658	$18,574,498
Class X-B	$685,584	$1,720,452	$2,970,516
Class X-D	$1,547,304	$1,559,693	$1,572,236
Class A-S	$72,627,453	$72,629,931	$72,630,218
Class B	$28,214,608	$28,419,284	$28,419,557
Class C	$23,760,679	$23,760,968	$23,760,872
Class D	$17,088,312	$17,343,774	$17,603,799
Class E-RR	$8,964,171	$8,964,171	$8,964,171
Class F-RR	$4,836,123	$4,836,123	$4,836,123
Class G-RR	$6,338,219	$6,338,219	$6,338,219
Combined VRR Interest	$11,544,573	$11,622,506	$11,701,430

(1)	The range of estimated fair values set forth in the table above with respect to the Class A-2 Certificates and the Class A-3 Certificates and the Class X-A Certificates is based on the Class A-2 Certificates having an initial Certificate Balance of $175,000,000 and the Class A-3 Certificates having an initial Certificate Balance of $253,659,000. However, the exact initial Certificate Balances of the Class A-2 and Class A-3 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. The initial Certificate Balance of the Class A-2 Certificates is expected to be within a range of $0 and $175,000,000, and the initial Certificate Balance of the Class A-3 Certificates is expected to be within a range of $253,659,000 and $428,659,000. The aggregate initial Certificate Balance of the Class A-2 and Class A-3 Certificates is expected to be approximately $428,659,000, subject to a variance of plus or minus 5%.

The estimated range of fair value for the Certificates (other than the Class R Certificates) is approximately $627,422,404 to $635,947,291.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. Both the Class VRR Certificates and each Class of the HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the Class VRR Certificates and the HRR Certificates, respectively, for so long as the Class VRR Certificates and the HRR Certificates, as applicable, are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor” and “third-party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to an MOA or, solely in the case of the Retaining Third Party Purchaser, no earlier than the fifth anniversary of the Closing Date, to a subsequent third-party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates as of the Closing Date, and (iii) two years after the Closing Date; provided that, solely with respect to the HRR Certificates, such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

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Operating Advisor

The Operating Advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company. As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans to the extent described in this prospectus and required under the Pooling and Servicing Agreement;
●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;
●	review for accuracy certain calculations made by the Special Servicer; and
●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Trigger Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of either (a) the Certificateholders and any other applicable Trust Interest Owners related to the Mortgage Pool (as a collective whole) and/or (b) the holders of any subseries of Loan-Specific Certificates and any related uncertificated loan-specific interests (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to (a) all the Serviced Loans or (b) just the applicable Trust Subordinate Companion Whole Loan, as applicable. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” and “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Special Servicer will be required to consult on a non-binding basis with the Operating Advisor with respect to Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur, with respect to all the Serviced Loans, when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. Any additional Operating Advisor Consultation Trigger Event with respect to any Trust Subordinate Companion Whole Loan will be specified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”. Furthermore, with respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor's compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

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The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of CREFI, GACC, Barclays and BMO will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B. GSMC will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth in Annex E-2B.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required under the related loan documents to) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged

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Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the Barclays Mortgage Loans in this transaction, Barclays determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Barclays, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Barclays that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Barclays based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Barclays Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the BMO Mortgage Loans in this transaction, BMO determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BMO, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BMO that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BMO based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BMO Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

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Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2025-V16, which include the Certificates and any Loan-Specific Certificates, will be issued on or about August 13, 2025 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with any uncertificated Trust Interests in the Issuing Entity, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans (and any Trust Subordinate Companion Loans) and all payments under and proceeds of the Mortgage Loans (and any Trust Subordinate Companion Loans) received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans (and any Trust Subordinate Companion Loans) it sold to the Depositor.

Upon initial issuance, the “Certificates” will consist of those classes (each, a “Class”) of the Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2025-V16, specifically designated as set forth in the table under the heading “Certificate Summary” and the footnotes thereto. Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class VRR and Class R Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B and Class X-D Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates
“Regular Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates (i.e., the Certificates other than the Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e., the Non-Vertically Retained Principal Balance Certificates and the Class VRR Certificates)
“Residual Certificates”:	The Class R Certificates
“Non-Vertically Retained Certificates”:	The Certificates (other than the Class VRR Certificates)
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Designation	Classes/Interests
“Non-Vertically Retained Regular Certificates”:	The Non-Vertically Retained Certificates (other than the Class R Certificates)
“Non-Vertically Retained Principal Balance Certificates”:	The Non-Vertically Retained Regular Certificates (other than the Class X Certificates)
“Combined VRR Interest”:	The Class VRR Certificates

Separate classes of loan-specific certificates (the “Loan-Specific Certificates”) and any related uncertificated loan-specific interests may be issued by the Issuing Entity that are solely backed by a related Trust Subordinate Companion Loan and are not offered by this prospectus. Each subseries of Loan-Specific Certificates (and any related uncertificated loan-specific interest) that backs a particular Trust Subordinate Companion Loan is identified in a separate related offering circular. Each subseries of Loan-Specific Certificates and any related uncertificated loan-specific interest will only be entitled to receive distributions from, and will only incur losses with respect to, the related Trust Subordinate Companion Loan, and the issuance thereof should be considered as a separate securitization. Classes of Loan-Specific Certificates that have a principal balance and are entitled to payments of principal are referred to in this prospectus as “Loan-Specific Principal Balance Certificates”. Loan-Specific Certificates will not be “Certificates” or a sub-group of “Certificates” for any purpose of this prospectus.

From time to time, reference is made in this prospectus to “Trust Interest”, “Trust Interests”, “Trust Interest Owner” or “Trust Interest Owners”. A “Trust Interest” is a certificated or uncertificated beneficial ownership interest in the Issuing Entity, and a “Trust Interest Owner” is a holder of a Trust Interest. With respect to this securitization transaction, the only “Trust Interests” will be the Certificates and the only “Trust Interest Owners” will be the holders and beneficial owners of the Certificates. For the avoidance of doubt, no Loan-Specific Certificates or uncertificated beneficial ownership interests will be issued with respect to the Issuing Entity, and thus neither of those will be Trust Interests with respect to this securitization transaction.

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table).

The “Certificate Balance” (a) of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus and (b) if there is a Trust Subordinate Companion Loan, of any class of related Loan-Specific Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on such Trust Subordinate Companion Loan. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Non-Vertically Retained Principal Balance Certificates on that Distribution Date.  In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of each Class of the Class X Certificates will equal the Certificate Balance or the aggregate of the Certificate Balances, as applicable, of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

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Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2 and Class A-3
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in September 2025. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in September 2025.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate or Loan-Specific Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal: (i) with respect to distributions to be made on the Certificates, the Aggregate Available Funds; (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates, the Non-Vertically Retained Available Funds; and (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates (including the Class VRR Certificates) and any other applicable Trust Interest Owner(s) related to the Mortgage Pool on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

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(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date (including, in the case of the initial Distribution Date, any Initial Month’s Interest Deposit Amount(s) as described in the last paragraph of this “Available Funds” section), exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates);
(vi)	Excess Interest on the ARD Loans;
(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Back-Up Advancing Agent, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2026, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

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(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in September 2025, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

In the case of any Mortgage Loan without a September 2025 payment date, the related Mortgage Loan Seller will be required to deliver to the Master Servicer on the Closing Date for deposit in the Collection Account, an amount that represents interest accrued on the Cut-off Date Balance of such Mortgage Loan at the related Mortgage Rate for the month of August 2025 (such amount with respect to any such Mortgage Loan, the “Initial Month’s Interest Deposit Amount”). For the avoidance of doubt, each Mortgage Loan has a September 2025 payment date, and therefore there will be no Initial Month’s Interest Deposit Amount.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

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Second, to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to zero,
(ii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero, and
(iii)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2 and Class A-3 Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

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Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such

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Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2 and Class A-3 Certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates. In addition, in the case of any distributions made pursuant to any of clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, and Twenty-Fourth such distributions will, in the case of each such clause, be applied first to reimburse previously allocated Realized Losses and then to pay compound interest accrued on previously allocated Realized Losses.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made.  If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred):  (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall Carryforward with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of additional interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down.  If the Certificate Balance of any Class of Non-Vertically Retained Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Non-Vertically Retained Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2 and Class A-3 Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-S, Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

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In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan or Trust Subordinate Companion Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Trust Subordinate Companion Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan or Trust Subordinate Companion Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that subsequent Distribution Date. However, (x) with respect to each Mortgage Loan and Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, (i) when determining the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2026 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude the related Withheld Amount to be transferred to the Interest Reserve Account in such month, and (ii) when determining the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2026, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account (or any related Trust Subordinate Companion Loan REMIC Distribution Account, if applicable) for distribution on such Distribution Date; and (y) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that does not provide for an September 2025 payment date or monthly payment, when determining the related Net Mortgage Pass-Through Rate for the initial Distribution Date in September 2025, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to equal the related Initial Month’s Interest Deposit Amount (adjusted to the related Net Mortgage Rate) to be deposited in the Collection Account on the Closing Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan or Trust Subordinate Companion Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan or Trust Subordinate Companion Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan or Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related mortgage loan agreement or the related Mortgage Note or the promissory note evidencing such Companion Loan, as applicable, without giving effect to any default rate or Revised Rate; provided that, in the case of the ILPT 2025 Portfolio Mortgage Loan and The Wharf Mortgage Loan and their respective related Pari Passu Companion Loans, each of which consists of components with different interest rates, the applicable Mortgage Rate is the weighted average of the various per annum rates at which interest accrues on the respective components of such Mortgage Loan or related Pari Passu Companion Loan.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall Carryforward, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

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The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall Carryforward” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and
(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall Carryforward for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance

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Date) or advanced by the Master Servicer or the Back-Up Advancing Agent, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Back-Up Advancing Agent, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall Carryforward” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan (and any Trust Subordinate Companion Loan) will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan (other than any Trust Subordinate Companion Loan) as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Whole Loan as of any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan is paid in full, or if any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, the Trust Subordinate Companion Loan and/or the Serviced Whole Loan will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and, to the extent applicable, any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained

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outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer, Special Servicer or the Back-Up Advancing Agent for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Whole Loan, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan held outside the Issuing Entity will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to and incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement, and otherwise as disclosed in this prospectus with respect to any related Subordinate Companion Loan.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Whole Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan) at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect

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from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for the subject P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Back-Up Advancing Agent that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender

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Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for the subject P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Back-Up Advancing Agent that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

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To the extent not inconsistent with the related loan documents (and, in any event, during any period there is an event of default thereunder): (a) interest received on each of the ILPT 2025 Portfolio Mortgage Loan and The Wharf Mortgage Loan pursuant to the foregoing two application waterfalls will be required to be applied to the respective components thereof in a particular sequential order, in each case to pay all accrued and outstanding interest on each such component; and (b) principal received on each of the ILPT 2025 Portfolio Mortgage Loan and The Wharf Mortgage Loan pursuant to the foregoing two application waterfalls will be required to be applied to the respective components thereof in a particular sequential order, in each case until the outstanding principal balance of each such component is reduced to zero. See “Description of the Mortgage Pool—The Whole Loans—The ILPT 2025 Portfolio Passu-AB Whole Loan” and “—The Wharf Pari Passu-AB Whole Loan”.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Regular Certificates (excluding holders of the Class E-RR, Class F-RR and Class G-RR Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) comprised of the Class A-1, Class A-2, Class A-3 and Class X-A Certificates, (ii) the group (the “YM Group A-S/B/C”) comprised of the Class X-B, Class A-S, Class B and Class C Certificates, (iii) the group (the “YM Group D” and, collectively with the YM Group A and the YM Group A-S/B/C, the “YM Groups”) comprised of the Class X-D and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to the subject Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) except in the case of any YM Group comprised solely of a single Class of Non-Vertically Retained Principal Balance Certificates (for which the value of this clause (Y) is one (1)), the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates (if any) in such YM Group. If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal

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prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class E-RR, Class F-RR and Class G-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	December 2029
Class A-2	N/A – June 2030(1)
Class A-3	July 2030
Class X-A	July 2030
Class X-B	July 2030
Class A-S	July 2030
Class B	July 2030
Class C	July 2030

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-2 Certificates ranging from $0 to $175,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate

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of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in August 2058. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) and Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan or Trust Subordinate Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan, Trust Subordinate Companion Loan and related REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Serviced Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Serviced Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans and any Trust Subordinate Companion Loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with

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the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof and then, if applicable, to any Trust Subordinate Companion Loan.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer and, (ii) with respect to any Trust Subordinate Companion Loan, the amount of any Prepayment Interest Shortfall resulting from any principal prepayment made on such Trust Subordinate Companion Loan to be included in the applicable Trust Subordinate Companion Loan Available Funds for any Distribution Date that is not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to such Trust Subordinate Companion Loan.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR and Class G-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of applicable Realized Losses to Classes of Non-Vertically Retained Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero. Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2 and Class A-3 Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2 and Class A-3 Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2 and Class A-3 Certificates will be

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decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2 and Class A-3 Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2 and Class A-3 Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E-RR Certificates, the Class F-RR Certificates and the Class G-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class G-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to the Non-Vertically Retained Principal Balance Certificates for any Distribution Date, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

If the assets of the Issuing Entity include a Trust Subordinate Companion Loan, any Realized Loss with respect to the related Loan-Specific Certificates will be described under “Description of the Mortgage Pool—Trust Subordinate Companion Loan(s)”.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class G-RR Certificates;

second, to the Class F-RR Certificates;

third, to the Class E-RR Certificates;

fourth, to the Class D Certificates;

fifth, to the Class C Certificates;

sixth, to the Class B Certificates; and

seventh, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

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Realized Losses with respect to the Combined VRR Interest for any Distribution Date are defined, and will be allocated to the Combined VRR Interest as described, under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, including as a result of defaults and delinquencies on the related Mortgage Loans or any Trust Subordinate Companion Loans, Nonrecoverable Advances made in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific or non-Trust Subordinate Companion Loan-specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee” and “—The Certificate Administrator” and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or a Certificate Owner reasonably requests, to enable Certificateholders and Certificate Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

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(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file;
(iii)	a CREFC® loan periodic update file;
(iv)	a CREFC® appraisal reduction amount template (to the extent received, or prepared pursuant to the Pooling and Servicing Agreement); and
(v)	a CREFC® Schedule AL file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)        Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2026, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being

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understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the CREFC® operating statement analysis report upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2026, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than the Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder, Loan-Specific Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor and the Risk Retention Consultation Party) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Whole Loans for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan or Trust Subordinate Companion Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder, a Controlling Class Certificateholder or any Loan-Specific Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative or a Loan-Specific

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Controlling Class Representative (to the extent the Controlling Class Representative or such Loan-Specific Controlling Class Representative is not a holder or beneficial owner of Certificates or Loan-Specific Certificates), the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative, a Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Directing Holder, a Controlling Class Certificateholder or a Loan-Specific Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including any Class VRR Certificate) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, or that would trigger an Asset Review with respect to a Mortgage Loan, any Certificate (including any Class VRR Certificate) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the

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Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“Non-Reduced Loan-Specific Certificates” means, as of any date of determination, any class of Loan-Specific Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates, (y) any Appraisal Reduction Amounts allocated to such class of Loan-Specific Principal Balance Certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of Loan-Specific Principal Balance Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan held outside the Issuing Entity, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to the related Serviced Whole Loan. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC, DealView Technologies Ltd. and CRED iQ pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights such Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to, or be provided copies of, any Mortgage Files or Diligence Files.

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Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:
●	this prospectus;
●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;
●	any documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post to the “additional documents” tab; and
●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	any notice provided to the Certificate Administrator by the Depositor, the Master Servicer or the Special Servicer directing the Certificate Administrator to post to the "special notices" tab;
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●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates;
●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any final Asset Review Report received by the Certificate Administrator;
●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
●	any notice that a Control Termination Event or a Trust Subordinate Companion Loan control appraisal period has occurred or is terminated or that a Consultation Termination Event or any applicable Operating Advisor Consultation Trigger Event has occurred, including (if the assets of the Issuing Entity include a Trust Subordinate Companion Loan) any such event described under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
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●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative, such Controlling Class Certificateholder, such Loan-Specific Controlling Class Representative or such Loan-Specific Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative, Controlling Class Certificateholder, Loan-Specific Controlling Class Representative or Loan-Specific Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

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“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Special Servicer Mortgage Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans), any Trust Subordinate Companion Loans or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing

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Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder or Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at https://sf.citidirect.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at (888) 855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

For purposes of this “—Reports to Certificateholders; Certain Available Information” section, in the case of a Whole Loan with a related Consulting Party (other than the Controlling Class Certificateholder), such Consulting Party may be required to certify that they are not a borrower party, borrower restricted party, restricted holder or

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any other similar term under the related Co-Lender Agreement, and for such purposes references to “Borrower Party” will be deemed to refer to such analogous term in the related Co-Lender Agreement.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in

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accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

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Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates and any Loan-Specific Certificates in the aggregate (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders and Loan-Specific Certificateholders as follows:

(1)   1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates and any classes of interest-only Loan-Specific Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one class of such certificates is greater than zero), and

(2)   in the case of any Class of Principal Balance Certificates or any class of Loan-Specific Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates and all classes of interest-only Loan-Specific Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such class of Principal Balance Certificates or

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Loan-Specific Principal Balance Certificates, as applicable, as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all classes of Principal Balance Certificates and Loan-Specific Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or Non-Reduced Loan-Specific Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates exclusive of any Loan-Specific Certificates (the “Pooled Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Pooled Voting Rights will only be exercisable by holders of Certificates that are Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights or, if applicable, Pooled Voting Rights of any class of Certificates or Loan-Specific Certificates are required to be allocated among the holders of such class in proportion to their respective Percentage Interests.

The Class R Certificates will not be entitled to any Voting Rights.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

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Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.

388 Greenwich Street, 26th Floor

New York, New York 10013

Attention: Global Transaction Services – BMARK 2025-V16

With a copy to: ratingagencynotice@citi.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

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The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors pursuant to the respective mortgage loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between in each case the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans (and such Trust Subordinate Companion Loans), without recourse, to the Trustee for the benefit of the Trust Interest Owners. The ILPT 2025 Portfolio Mortgage Loan (which is sometimes referred to in this prospectus as a “Joint Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each related Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the depositor by the applicable Sponsor. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) and any Trust Subordinate Companion Loan sold by the applicable Sponsor and each Serviced Whole Loan (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Whole Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for any Trust Subordinate Companion Loan will refer to the Mortgage File for the related Mortgage Loan, and will include the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan:

(i)                          (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)                         the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)                      the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)                     an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)                        an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)                     the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Whole Loan, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)                  originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)               the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding

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escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                   an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)                      an original or copy of the related loan agreement, if any;

(xi)                   an original of any guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(xii)                an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)             an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)              an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)                 if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)              in the case of each Whole Loan, an original or a copy of the related Co-Lender Agreement;

(xvii)           any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)        an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)             the original or copy of any related environmental insurance policy;

(xx)               a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)            copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each

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Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of Barclays, also against Barclays Holdings, in connection with the repurchase and substitution obligations of Barclays), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Trust Interest Owner in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan or Trust Subordinate Companion Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan or Trust Subordinate Companion Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or Trust Subordinate Companion Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan or Trust Subordinate Companion Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)                      (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)                   the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording

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indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)                any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)                 final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)                    the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                 the related ground lease, if any, and any ground lessor estoppel;

(vii)              the related loan agreement, if any;

(viii)           the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)                the related lockbox agreement or cash management agreement, if any;

(x)                   the environmental indemnity from the related borrower, if any;

(xi)                the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)              in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)          any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)          any mezzanine loan intercreditor agreement;

(xv)             any related environmental insurance policy;

(xvi)          any related letter of credit and any related assignment thereof; and

(xvii)       any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

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(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)     a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)      unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes

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should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan and any Trust Subordinate Companion Loan sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans are generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI, GACC, Barclays and BMO) and Annex E-2A (in the case of GSMC), subject to the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans or Trust Subordinate Companion Loans (if any), although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B, and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of Barclays, also against Barclays Holdings, in connection with the repurchase and substitution obligations of Barclays), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Trust Interest Owner in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan or Trust Subordinate Companion Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan or Trust Subordinate Companion Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or
●	to repurchase the affected Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof as if such applicable portion was a separate Mortgage Loan) or Trust Subordinate Companion Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—
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(i)	the outstanding principal balance of that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus
(iii)	all unreimbursed property protection advances relating to that Mortgage Loan or Trust Subordinate Companion Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans or Trust Subordinate Companion Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan or Trust Subordinate Companion Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan or Trust Subordinate Companion Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller;

provided, however, that no Sponsor may repurchase its Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan that it contributed (so long as there is a Material Defect with respect to such related Mortgage Loan).

With respect to the Barclays Mortgage Loans, Barclays Holdings will be an additional responsible party in connection with the repurchase and substitution obligations of Barclays under the related Mortgage Loan Purchase Agreement.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing or (if permitted) replacing the affected Mortgage Loan or Trust Subordinate Companion Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (subject to the consent of the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan or Trust Subordinate Companion Loan and any other information

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reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint Seller Mortgage Loan, each of the applicable Sponsors will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class

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of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan or Trust Subordinate Companion Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such

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Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Seller Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

As stated above, with respect to a Material Defect related to a Joint Seller Mortgage Loan, each Sponsor will only be a Mortgage Loan Seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable Mortgage Loan Sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those Mortgage Loan Sellers repurchases its interest in such Mortgage Loan and the other Mortgage Loan Seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the Pooling and Servicing Agreement, and the repurchasing Mortgage Loan Seller’s interest in such Mortgage Loan will be deemed to constitute a “Outside Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Outside Servicing Agreement and the related intercreditor agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Co-Lender Agreement between the issuing entity, the repurchasing Mortgage Loan Seller and the other related Companion Loan Holders and (iv) the repurchasing Mortgage Loan Seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or Trust Subordinate Companion Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of a Barclays Mortgage Loan, Barclays Holdings, as an additional responsible party in connection with the repurchase and substitution obligations of Barclays), defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor (or, in the case of a Barclays Mortgage Loan, Barclays Holdings, as an additional responsible party in connection with the repurchase and substitution obligations of Barclays) will have sufficient assets to repurchase or substitute a Mortgage Loan or Trust Subordinate Companion Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

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The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of August 1, 2025 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (including any Trust Subordinate Companion Loans) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Whole Loans, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu-AB Whole Loan” means a Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Serviced Pari Passu Whole Loan” means a Pari Passu Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Whole Loan” means an AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Whole Loan” means a Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
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●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
●	“Serviced Outside Controlled Whole Loan” means a Serviced Whole Loan if and for so long as the “controlling note” with respect to such Serviced Whole Loan is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Whole Loan may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Whole Loan, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Whole Loans” will thereafter cease to apply to the subject Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Whole Loan will be a Serviced Outside Controlled Whole Loan.
●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.
●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Whole Loan that is, and only for so long as such Whole Loan is, a Serviced Outside Controlled Whole Loan, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced AB Whole Loan” means any AB Whole Loan that is an Outside Serviced Whole Loan.
●	“Outside Serviced Whole Loan” means a Whole Loan that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Whole Loan.
●	“Outside Serviced Pari Passu Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Pari Passu Whole Loan.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Whole Loan or an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.
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●	“Outside Serviced Pari Passu-AB Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Whole Loan will be an Outside Serviced Subordinate Companion Loan.
●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Whole Loan.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Whole Loan is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Whole Loan, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Whole Loan (other than a Servicing Shift Whole Loan following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Whole Loan.
●	“Servicing Shift Whole Loan” means a Whole Loan that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Whole Loan will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Whole Loan.
●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Whole Loan or the Shaw Park Plaza Whole Loan, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Whole Loan or (ii) an Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Whole Loans and referred to in the immediately preceding bullets.

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The chart below identifies, with respect to each Whole Loan, (i) whether such Whole Loan is a Pari Passu Whole Loan, an AB Whole Loan or a Pari Passu-AB Whole Loan, and (ii) whether such Whole Loan is a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan.

Type and Servicing Status of Whole Loans(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing Status of Whole Loan	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
ILPT 2025 Portfolio	CREFI / BMO	$60,000,000	9.6%	$687,200,000	$412,800,000	$1,160,000,000	Outside Serviced	Pari Passu-AB	N
The Wharf	GSMC	$45,000,000	7.2%	$673,600,000	$306,400,000	$1,025,000,000	Outside Serviced	Pari Passu-AB	N
The Wave	CREFI	$23,000,000	3.7%	$65,000,000	N/A	$88,000,000	Outside Serviced	Pari Passu	N
The Roosevelt New Orleans	Barclays	$20,000,000	3.2%	$110,000,000	N/A	$130,000,000	Outside Serviced	Pari Passu	N
Poinciana Lakes Plaza	GSMC	$20,000,000	3.2%	$28,200,000	N/A	$48,200,000	Servicing Shift	Pari Passu	N
Shaw Park Plaza	BMO	$12,473,285	2.0%	$42,409,169	N/A	$54,882,454	Outside Serviced	Pari Passu	N
Gateway Industrial Center	CREFI	$10,000,000	1.6%	$83,000,000	N/A	$93,000,000	Outside Serviced	Pari Passu	N
The Link	GACC	$10,000,000	1.6%	$105,000,000	N/A	$115,000,000	Outside Serviced	Pari Passu	N
347-363 Flushing Avenue	BMO	$9,500,000	1.5%	$65,500,000	N/A	$75,000,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the holders thereof.

There are no Serviced AB Whole Loans, Serviced Pari Passu-AB Whole Loans, Outside Serviced AB Whole Loans (although there are Outside Serviced Pari Passu-AB Whole Loans) or Trust Subordinate Companion Whole Loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Whole Loan(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Whole Loans” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Whole Loans

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Whole Loan or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

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As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and any Trust Subordinate Companion Loans, together with all payments due on or with respect to the Mortgage Loans and any Trust Subordinate Companion Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of the Trust Interest Owners the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Whole Loan in trust for the benefit of all Certificateholders, any other affected Trust Interest Owners and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage

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Loan or Mortgage Loans (provided that a Sponsor may not effect a substitution of a Trust Subordinate Companion Loan), or to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan or Trust Subordinate Companion Loan. This cure, substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Whole Loan) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Whole Loan) to the Certificateholders (as if they were one lender) (or, if a Serviced Whole Loan is involved, with a view to the maximization of recovery on such Serviced Whole Loan to the Certificateholders, any other Trust Interest Owners and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

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4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) one business day after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement related to the sale of the related Mortgaged Property reasonably acceptable to the Master Servicer or the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment, letter of intent or otherwise binding application or similar binding document or the purchase agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, any other Trust Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided that such 60 day grace period does not apply to a default that gives rise to immediate acceleration of the related Serviced Loan without the application of a grace period under the terms of the Mortgage Loan documents; and provided further, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, any other Trust Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan); or

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(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, any other Trust Interest Owners or the related Serviced Companion Loan Holder(s) in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days (provided that such 60 day grace period does not apply to a default that gives rise to immediate acceleration without the application of a grace period under the terms of the Serviced Loan).

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);
●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
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●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Whole Loan, it will be considered to exist for the entire Serviced Whole Loan.

The Special Servicer will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Whole Loan). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Whole Loan under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the processing of, and the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, or (ii) in the case of a Major Decision described in subclause (i) or (ii) of clause (O) of the definition of “Major Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus.

For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision:

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(a)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(b)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities actually known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(c)       in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(d)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral;

(e)       any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(f)        any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(g)       any determination whether to cure a default under any ground lease or to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion or any determination whether to cure a default by borrower under a ground lease;

(h)       approving any transfers of an interest in the borrower under a Serviced Mortgage Loan or an assumption agreement, unless such transfer or assumption (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer or assumption set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(i)        approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(j)        approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements; and

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(k)       any consent to the incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower and any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Major Decision described in subclause (i) or (ii) of clause (O) of the definition of “Major Decision”, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below or under “Credit Risk Retention—Combined VRR Interest—Risk Retention Consultation Party” above, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Trust Interest Owners and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may

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be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, or to otherwise take (or determine not to take) action with respect to Major Decisions or Special Servicer Decisions, without the consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer). The Master Servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement with one of its sub-servicers.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount advanced pursuant to, or required to be advanced pursuant to, the Pooling and Servicing Agreement, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan and any Trust Subordinate Companion Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan or any Trust Subordinate Companion Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans (other than any Trust Subordinate Companion Loans). The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan (or Trust Subordinate Companion Loan) as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes

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and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination; provided that the Master Servicer will be required to forward to the Special Servicer any written notice of default under a ground lease, and the Special Servicer will be required to determine in accordance with the Servicing Standard (subject to the consent or consultation rights of the related Directing Holder or Consulting Party, as applicable) whether such default should be cured. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan held outside the Issuing Entity if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Certificate Administrator, in its capacity as back-up advancing agent (in such capacity, the “Back-Up Advancing Agent”), to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Back-Up Advancing Agent or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Back-Up Advancing Agent will be required:

●	if a responsible officer of the Back-Up Advancing Agent has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Back-Up Advancing Agent determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Back-Up Advancing Agent, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

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The obligation of the Master Servicer or the Back-Up Advancing Agent, as applicable, to make Advances with respect to any Mortgage Loan or Trust Subordinate Companion Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and until the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Whole Loan and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Back-Up Advancing Agent in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Back-Up Advancing Agent) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan or the Issuing Entity’s interest in a related REO Property (or, in the case of a Servicing Advance on a Serviced Whole Loan, from such collections with respect to such Serviced Whole Loan and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property) prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property).

In connection with a determination by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Back-Up Advancing Agent will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Back-Up Advancing Agent in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Back-Up Advancing Agent, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan, Serviced Whole Loan or REO Property, as the case may be, as to which such Advance was made;
●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Back-Up Advancing Agent, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Back-Up Advancing Agent; provided that the Special Servicer does not have an obligation to make any determination as to whether an Advance is or is not a Nonrecoverable Advance;
●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Back-Up Advancing Agent is, or would be, recoverable or (ii) reverse any other authorized
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person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Back-Up Advancing Agent; and
●	notwithstanding the foregoing, the Back-Up Advancing Agent may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other such servicer in accordance with the preceding bullet which is binding on the Back-Up Advancing Agent), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Back-Up Advancing Agent, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Back-Up Advancing Agent, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, forming the basis of such determination. For the avoidance of doubt, any non-recoverability determination with respect to a Trust Subordinate Companion Loan will take into account, among other things, the subordinate nature of such Trust Subordinate Companion Loan to the related Mortgage Loan and the related Pari Passu Companion Loans.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Back-Up Advancing Agent’s obligation to make P&I Advances, the Master Servicer and the Back-Up Advancing Agent may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Whole Loan, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Back-Up Advancing Agent, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from a payment of Penalty Charges and Modification Fees on the related Mortgage Loan, the related Trust Subordinate Companion Loan or, to the extent permitted by the related Co-Lender Agreement, the related Serviced Whole Loan, as applicable, by the borrower, (ii) from other payments, insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on or allocable to the related Mortgage Loan, the related Trust Subordinate Companion Loan or, in the case of Property Advances and interest thereon, the related Serviced Whole Loan, as applicable, or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (excluding any Trust Subordinate Companion Loan(s)) (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of a Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed

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directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed only from collections relating to the applicable Trust Subordinate Companion Whole Loan; and provided, further, that P&I Advances made on any Mortgage Loan or Trust Subordinate Companion Loan and interest thereon will not be reimbursable out of collections on or allocable to any related Pari Passu Companion Loan held outside the Issuing Entity.

Neither the Master Servicer nor the Back-Up Advancing Agent will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Back-Up Advancing Agent will only be entitled to reimbursement for a P&I Advance (and any interest thereon) from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and any other affected Trust Interest Owners (and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, such other affected Trust Interest Owners and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Back-Up Advancing Agent will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

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Neither the Master Servicer nor the Back-Up Advancing Agent will be entitled to recover: (1) from collections on a Trust Subordinate Companion Loan any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Workout-Delayed Reimbursement Amounts in respect of a Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). However, if the Workout-Delayed Reimbursement Amount relates to a Property Advance for a Trust Subordinate Companion Whole Loan, the Master Servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool and the applicable Trust Subordinate Companion Loan.

Any requirement of the Master Servicer or the Back-Up Advancing Agent to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any Trust Subordinate Companion Loan.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some classes or groups of Trust Interest Owners to the detriment of other classes or groups of Trust Interest Owners will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Back-Up Advancing Agent’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Back-Up Advancing Agent or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans and any Trust Subordinate Companion Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Whole Loan Custodial Account”) with respect to each Serviced Whole Loan (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Whole Loan in the related Whole Loan Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan (other than, if applicable, a Trust Subordinate Companion Loan) or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Whole Loan Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Special Servicer will also be required to establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, (ii) the “Upper-Tier REMIC Distribution Account” and, (iii) if applicable, a “Trust Subordinate Companion Loan REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), to the extent on deposit in the Collection Account, the applicable portions of Aggregate Available Funds (or Trust Subordinate Companion

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Loan Available Funds) for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Back-Up Advancing Agent will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to (1) withdraw amounts distributable on such date on the Regular Certificates and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account, and (2) with respect to any Trust Subordinate Companion Loan, withdraw amounts distributable on such date on the related Loan-Specific Certificates (and any related uncertificated loan-specific interest owners) and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the related Trust Subordinate Companion Loan REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan). See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2026) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit in the Interest Reserve Account, in respect of each Mortgage Loan and any Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2026), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such aggregate amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans or, if applicable, the related Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest will be made from the Excess Interest Distribution Account. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized, and allocable to the Issuing Entity, on sales of REO Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date.  If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included

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in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A).  In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan), the excess of (i) Liquidation Proceeds of that Mortgage Loan (and any related Trust Subordinate Companion Loan) or any related REO Property (net of any related liquidation expenses and any amounts payable to a related Serviced Companion Loan Holder (in connection with a related Serviced Companion Loan held outside the Issuing Entity) pursuant to the related Co-Lender Agreement), over (ii) the amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan (and any related Trust Subordinate Companion Loan) on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” mean such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co-Lender Agreement that are received by the Issuing Entity.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties.

The Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Whole Loan Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the Trust Interest Owners. Each of the Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Whole Loan Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Whole Loan Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

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Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Whole Loan Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) an amount equal to the sum of (I) the applicable portions of Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;
(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Back-Up Advancing Agent , as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Back-Up Advancing Agent’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);
(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay the initial Master Servicer, if the initial Master Servicer is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans and any Trust Subordinate Companion Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans and any Trust Subordinate Companion Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);
(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;
(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or Trust Subordinate Companion Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or Trust Subordinate Companion Loan or REO Property during the
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related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;
(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Whole Loan or related REO Property will first be made out of the related Whole Loan Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Whole Loan Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Whole Loan (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan (or the related Trust Subordinate Companion Loan in the case of interest on a P&I Advance) or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan may not be paid out of payments or other collections on any related Serviced Pari Passu Companion Loan held outside the Issuing Entity.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan, any Trust Subordinate Companion Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice or information required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

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(i)         to reimburse the Master Servicer, the Special Servicer or the Back-Up Advancing Agent, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property (together with interest on such Advance);

(ii)       (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)      to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto) or any Trust Subordinate Companion Loan (or any related successor REO Companion Loan with respect thereto);

(iv)      following the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan and any Trust Subordinate Companion Loan (including any Mortgage Loan or Trust Subordinate Companion Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. With respect to each such Mortgage Loan and/or Trust Subordinate Companion Loan (including each Mortgage Loan and Trust Subordinate Companion Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is, with respect to each Mortgage Loan, equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan but excluding any Trust Subordinate Companion Loan, which are discussed above) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

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With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans and which will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include any Modification Fees or waiver fees earned in connection with a defeasance to which either the Master Servicer or the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer, and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Whole Loan Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request (i) with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision, (ii) with respect to any non-Specially Serviced Loan that the Master Servicer reviews in order to determine whether or not such borrower request relates to a Major Decision or a Special Servicer Decision (but with respect to this clause (ii), solely for any out-of-pocket third party expenses incurred in good faith) or (iii) in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (x) not inconsistent with the related Mortgage Loan documents, (y) in accordance with the Servicing Standard and (z) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and any Trust Subordinate Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

For the avoidance of doubt, the Master Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval (or review thereof) required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable),

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over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Whole Loan, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees or similar fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges

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as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Whole Loan, from collections on such Serviced Whole Loan; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Whole Loan, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Whole Loan, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan (or the related Serviced Whole Loan, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 3 months following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the Special Servicer will not be entitled to collect a Workout Fee (provided that the Special Servicer may collect from the related borrower and retain (x) a workout fee, and (y) such other fees as are provided for in the related loan documents). The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

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The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Whole Loans, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; and provided, further, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of

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any Loss of Value Payment with respect to, any Mortgage Loan or Trust Subordinate Companion Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans, any Trust Subordinate Companion Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity (or of any Trust Subordinate Companion Loan in connection with an optional termination of the related Trust Subordination Companion Loan REMIC). Furthermore, no Liquidation Fee will be payable if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payments is received within 3 months following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), (provided that the Special Servicer may collect from the related borrower and retain (x) a liquidation fee, and (y) such other fees as are provided for in the related loan documents. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan or Trust Subordinate Companion Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and which will be 100% for Specially Serviced Mortgage Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer, and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

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Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

For the avoidance of doubt, the Special Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Whole Loans, if applicable))) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement.

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Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and any Trust Subordinate Companion Loans and, as to each Mortgage Loan and Trust Subordinate Companion Loan, will accrue at 0.01281% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and any Trust Subordinate Companion Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan and Trust Subordinate Companion Loan on the Stated Principal Balance of the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and will be calculated on the same interest accrual basis as the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and prorated for any partial periods.

The “Operating Advisor Fee Rate” will be a rate equal to 0.00262% % per annum with respect to each Mortgage Loan.

The Operating Advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date to be paid by the Sponsors.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan or Whole Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and Trust Subordinate Companion Loan (including any REO Mortgage Loan and including any REO Companion Loan related to a Trust Subordinate Companion Loan, but excluding any REO Companion Loan related to any other Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related

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Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and any Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan, is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan and Trust Subordinate Companion Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00040% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan or Trust Subordinate Companion Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $21,750 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $2,175 per additional Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,875 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,600 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller (or, in the case of a Joint Seller Mortgage Loan, by the related Mortgage Loan Sellers on a pro rata basis); provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee (or portion thereof payable by such Mortgage Loan Seller) will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee (or the applicable portion thereof, as the case may be) by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

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Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, whole loan custodial account(s) and certain reserve accounts	monthly
– 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter)

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Type/Recipient	Amount(1)	Frequency	Source of Funds
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Whole Loan, if applicable) that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan (or any related Serviced Whole Loan, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Whole Loan, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account or Loss of Value Reserve Fund	from time to time
– 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter)
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.01281% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00262% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Upfront Fee	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00040% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	With respect to each Asset Review, the sum of: (i) $21,750 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $2,175 per additional Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,875 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,600 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Back-Up Advancing Agent	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Whole Loan, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Back-Up Advancing Agent	at Prime Rate, compounded annually (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum)	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Whole Loan, if applicable), then from general collections on the Mortgage Pool

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Type/Recipient	Amount(1)	Frequency	Source of Funds
P&I Advances / Master Servicer and Back-Up Advancing Agent (7)	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
Interest on P&I Advances / Master Servicer and Back-Up Advancing Agent(7)	at Prime Rate, compounded annually (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum)	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(8) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans (including any Trust Subordinate Companion Loan). In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on a Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Mortgage Loan that is part of the related Trust Subordinate Companion Whole Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.
(3)	With respect to any Servicing Shift Whole Loan, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Whole Loan is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Whole Loan will shift to the applicable Outside Servicing Agreement and such Whole Loan will become an Outside Serviced Whole Loan.
(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below.
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Also see “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject reimbursement and/or indemnification described in the foregoing table. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	P&I Advances on any Trust Subordinate Companion Loan, together with interest thereon, are reimbursable first out of collections on such Trust Subordinate Companion Loan and, if not recoverable therefrom, then from collections on the Mortgage Loan in the same Serviced Whole Loan.
(8)	May be payable out of collections on a Serviced Whole Loan to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
ILPT 2025 Portfolio	0.00025%	0.15%	0.25% subject to an annual maximum workout fee of $2,900,000	0.25% subject to an annual maximum liquidation fee of $2,900,000
The Wharf	0.00010%	0.25%	0.50%	0.50%
The Wave	0.00125%	0.25% subject to a minimum special servicing fee of $5,000 per month	1.00% subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.00% subject to a minimum liquidation fee of $25,000 and a maximum liquidation fee of $1,000,000 for the related Whole Loan
The Roosevelt New Orleans	0.00125%	0.25% subject to a minimum special servicing fee of $3,500 per month	1.00% subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.00% subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan
Poinciana Lakes Plaza	0.00125%	(3)	(3)	(3)
Shaw Park Plaza	0.00125%	0.25% subject to a minimum special servicing fee of $5,000 per month(3)	1.00% subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan(3)	1.00% subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan(3)
Gateway Industrial Center	0.00250%	0.25% subject to a minimum special servicing fee of $5,000 per month	1.00% subject to a minimum workout fee of $25,000 for the related Whole Loan	1.00% subject to a minimum liquidation fee of $25,000 for the related Whole Loan
The Link	0.00125%	0.25% subject to a minimum special servicing fee of $5,000 per month	1.00% subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.00% subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan
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Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
347-363 Flushing Avenue	0.00125%	0.25% subject to a minimum special servicing fee of $5,000 per month	1.00% subject to a minimum workout fee of $25,000 and a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan	1.00% subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan

(1)	Includes Servicing Shift Mortgage Loans.
(2)	Includes any applicable sub-servicing fee rate.
(3)	Upon the securitization of the related Controlling Pari Passu Companion Loan, the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in the Future Outside Servicing Agreement governing the future securitization transaction to which the related Controlling Pari Passu Companion Loan is contributed. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Whole Loan (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent , as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Whole Loan;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Back-Up Advancing Agent , as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan previously paid from the Collection Account or Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or Whole Loan Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Whole Loan are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Whole Loans” above.

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Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)                                    the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)                                 the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)                              the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-

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encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)                                    the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)                                 the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)                              the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding anything to the contrary described in this prospectus, without any other approval or consent of the Special Servicer (in the case of the Master Servicer) or the Directing Holder (in either case), the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), that does not materially affect the use or value of the related Mortgaged Property or the related borrower’s ability to make any payments with respect to the related Serviced Loan, and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that such defeasance does not require any modification, waiver, consent or amendment of such documents as described in the definition of “Major Decision”) and (iii) related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;
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●	the date on which the Serviced Loan is 120 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer and the Special Servicer shall promptly deliver a copy thereof to the Controlling Class Representative), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);
●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property; or
●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days), or
●	the date on which the Mortgage Loan (or Serviced Whole Loan) remains outstanding five (5) years following any extension of its Maturity Date pursuant to this Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Whole Loan.

No Appraisal Reduction Event may occur with respect to any Serviced Loan at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2 and Class A-3 Certificates) and, solely in the case of any Trust Subordinate Companion Whole Loan, in addition to the aggregate Certificate Balance of all related classes of Loan-Specific Principal Balance Certificates, has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer in consultation with the Controlling Class Representative or applicable Loan-Specific Controlling Class Representative (in each case, for so long as such party is the applicable Directing Holder or a Consulting Party) will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole

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Loan, for such Whole Loan) will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, 25% of the then current Stated Principal Balance of such Whole Loan) until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated by the Special Servicer, will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)       the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over

(b)       the excess of:

(i)            the sum of:

(A)       90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Whole Loan) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)       all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Whole Loan) as of the date of calculation over

(ii)          the sum as of the Due Date occurring in the month of the date of determination of:

(A)       to the extent not previously advanced by the Master Servicer or the Back-Up Advancing Agent, all unpaid interest on that Serviced Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Whole Loan, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)       all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Whole Loan) and

(C)       all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Whole Loan) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or the Back-Up Advancing Agent , as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Whole Loan, pursuant to the Outside Servicing Agreement,

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certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Whole Loan.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance thereon will be reduced, which (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Whole Loan).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan or Trust Subordinate Companion Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

With respect to each Outside Serviced Mortgage Loan, the Collateral Deficiency Amount shall be the portion of any “collateral deficiency amount” relating to such Outside Serviced Whole Loan, that is calculated pursuant to the applicable Outside Servicing Agreement by the related Outside Special Servicer or related Outside Servicer, as applicable, and that is allocable to such Outside Serviced Mortgage Loan pursuant to such Outside Servicing Agreement and the related Co-Lender Agreement. The parties to the Pooling and Servicing Agreement will be entitled to rely on such calculations as reported to them by the related Outside Servicer or other applicable party to such Outside Servicing Agreement. The Certificateholders, by the acceptance of their Certificates, and the other Trust Interest Owners will be deemed to have acknowledged that the applicable Outside Servicing Agreement and

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the related Co-Lender Agreement, taken together, provide that any such “collateral deficiency amount” will be calculated under the applicable Outside Servicing Agreement by the applicable party thereto.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination, will equal with respect to the Mortgage Loans the sum of (i) all Appraisal Reduction Amounts then in effect with respect to the Mortgage Loans, and (ii) with respect to any Mortgage Loan that is an AB Modified Loan, any Collateral Deficiency Amount then in effect.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, an amount calculated by the Special Servicer and generally equal to the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan, as applicable,) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, the Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Non-Vertically Retained Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2 and Class A-3 Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the Non-Vertically Retained Percentage of any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class G-RR Certificates, then to the Class F-RR Certificates, and then to the Class E-RR Certificates). Furthermore, for purposes of determining the occurrence of an Operating Advisor Consultation Trigger Event affecting all the Serviced Loans, the Non-Vertically Retained Percentage of any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of HRR Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class G-RR Certificates, then to the Class F-RR Certificates, and then to the Class E-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the respective Classes of Control Eligible Certificates (and for purposes of determining the occurrence an Operating Advisor Consultation Trigger Event affecting all the Serviced Loans, the respective Classes of HRR Certificates) will be allocated the Non-

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Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding discussion.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class (or any applicable Loan-Specific Controlling Class) or the occurrence of a Control Termination Event (or any applicable Loan-Specific Control Termination Event) or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator, the Operating Advisor, the Master Servicer and the Controlling Class Representative (for so long as the Controlling Class Representative is the applicable Directing Holder or a Consulting Party) of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates and Loan-Specific Control Eligible Certificates, respectively, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan (or, in the case of a class of Loan-Specific Control Eligible Certificates that is an Appraised-Out Class, the related Serviced Whole Loan) as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class or the applicable Loan-Specific Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class (even if one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination) may not exercise any direction, control, consent and/or similar rights of the Controlling Class (or any applicable Loan-Specific Controlling Class) until such time, if any, as such class is reinstated as the Controlling Class (or any applicable Loan-Specific Controlling Class) and no Control Termination Event (or any “control appraisal period” with respect to a Serviced Whole Loan or related loan-specific control termination event), exists, and the rights of the Controlling Class (or Loan-Specific Controlling Class) will be exercised by the most subordinate Class of Control Eligible Certificates (or Loan-Specific Control Eligible Certificates, as applicable) that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with

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an outstanding principal balance of less than $2,000,000, in each case commencing in 2026; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer, including with respect to any Trust Subordinate Companion Whole Loan that is part of an EHRI Trust Subordinate Companion Loan Securitization, at any time) and the Depositor on or before the date each year (commencing in 2026) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually (commencing in 2026), to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
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●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.
●	Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless (i) those activities relate to 5% or less of the Mortgage Loans by balance or (ii) the Master Servicer or the Special Servicer, as applicable, is permitted, pursuant to the Exchange Act reporting requirements (including any SEC guidance), to take responsibility for the assessment of compliance with the servicing criteria of such person or entity.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, any other Trust Interest Owner(s), a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or any other Trust Interests, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of

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reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Issuing Entity or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or any other Trust Interests, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the

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performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, when acting as Back-Up Advancing Agent, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have

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offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “whole loan custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Whole Loan provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Whole Loan as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Whole Loan Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Whole Loan Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

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(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)          Kroll Bond Rating Agency, LLC (“KBRA”) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA within 60 days of such event);

(g)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be;

(h)       Moody’s Investors Service, Inc. (“Moody’s”) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Moody’s within 60 days of such event);

(i)        any Companion Loan Rating Agency has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Serviced Companion Loan Securities, or (ii) placed one or more classes of Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within 60 days of such event); or

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(j)        the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities (including any Loan-Specific Certificates) that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Whole Loan, 25% of the Voting Rights of all Certificates and related Loan-Specific Certificates) or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Whole Loan and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of (i) in the case of the Master Servicer, at least 25% of the aggregate Voting Rights of all Certificates and Loan-Specific Certificates, or (ii) in the case of the Special Servicer with respect to all the Serviced Loans other than a Trust Subordinate Companion Whole Loan, at least 25% of the aggregate Pooled Voting Rights of all Certificates or (iii) in the case of the Special Servicer with respect to a Trust Subordinate Companion Whole Loan, at least 25% of the aggregate Voting Rights of all Certificates and related Loan-Specific Certificates, so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Whole Loan. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no

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successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Whole Loan at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates (solely in the case of clause (2)) or Loan-Specific Certificates, but upon the written direction of the related Serviced Companion Loan Holder or of holders of related Loan-Specific Certificates evidencing at least 25% of the Loan-Specific Voting Rights of all related Loan-Specific Certificateholders, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g), (h) or (i) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities (including any Loan-Specific Certificates), then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder or the holders of related Loan-Specific Certificates evidencing at least 25% of the Loan-Specific Voting Rights of all related Loan-Specific Certificateholders may terminate the Special Servicer with respect to the related Serviced Whole Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g), (h) or (i) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action. For the avoidance of doubt, the conditions described in this paragraph do not apply to the rights of Certificateholders to institute proceedings where indemnity is not otherwise required under the Pooling and Servicing Agreement as described in “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

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In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the holders of Certificates evidencing not less than 66-2/3% of the Pooled Voting Rights (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, the holders of Certificates and related Loan-Specific Certificates evidencing 66-2/3% of the Voting Rights of all Certificates and the related Loan-Specific Certificates) (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to any Serviced Whole Loan with a Companion Loan held outside the Issuing Entity (including, if applicable, a Trust Subordinate Companion Whole Loan), by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (j) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Whole Loan, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Whole Loan, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation from each Rating Agency);

(b)           except in the case of a Serviced Outside Controlled Whole Loan or a Trust Subordinate Companion Loan, and solely if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Pooled Voting Rights allocable to each Class of such Non-Reduced Certificates;

(c)           at any time, with respect to all of the applicable Serviced Loans (including any Trust Subordinate Companion Loan), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)           solely with respect to any particular Trust Subordinate Companion Loan, as may further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

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“Certificateholder Quorum” means a quorum that:

(1)	for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Pooled Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all of the Certificates, on an aggregate basis;
(2)	for purposes of each of a vote to terminate and replace the Special Servicer (including with respect to any Trust Subordinate Companion Whole Loan) based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the aggregate outstanding principal balance of all the Principal Balance Certificates, with such quorum including at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other; and
(3)	for purposes of a vote to terminate and replace the Special Servicer solely with respect to any particular Trust Subordinate Companion Loan, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan (any such Mortgage Loan or Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions or inactions of the Excluded Mortgage Loan Special Servicer.

If (i) at any time the Special Servicer is the party that had acted as the Special Servicer with respect to an Excluded Special Servicer Mortgage Loan prior to it becoming an Excluded Special Servicer Loan or (ii) an Excluded Special Servicer was appointed on the Closing Date and, in either case, the Special Servicer is no longer a Borrower Party, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage

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Loan or Whole Loan, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Whole Loan, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Whole Loan, as the case may be, earned during such time on and after such Mortgage Loan or Whole Loan, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Whole Loan, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all the Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation from each Rating Agency addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Certificates that are Non-Reduced Certificates evidencing more than 50% of the Pooled Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Whole Loan and Trust Subordinate Companion Whole Loan) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation from each Rating Agency. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the applicable Serviced Loan(s) (including, if applicable, any Trust Subordinate Companion Whole Loan), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s). In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant

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information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loan(s) if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loan(s) (including, if applicable, any Trust Subordinate Companion Whole Loan), and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity payable out of collections on the Mortgage Loans. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. No such resignation may become effective until the Trustee or a successor Master Servicer or successor Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

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In addition, in the event that: (i) at any time following the date that the Credit Risk Retention Rules are no longer applicable to the securitization transaction constituted by the issuance of the Certificates and there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Combined VRR Interest and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than with respect to any Trust Subordinate Companion Whole Loan unless the relevant credit risk retention rules are also no longer applicable to the securitization transaction constituted by the issuance of the Loan-Specific Certificates backed by such Trust Subordinate Companion Loan) will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is so terminated, then no replacement operating advisor will be appointed to act in such capacity.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its long-term senior unsecured debt or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (A) for so long as it maintains a long-term senior unsecured debt rating or a long-term issuer rating of at least “Baa3” by Moody’s or a long-term counterparty risk assessment of at least “Baa3(cr)” by Moody’s and either (I) the Master Servicer maintains a long-term senior unsecured debt rating or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s or (II) the Back-Up Advancing Agent has the Applicable Back-Up Advancing Agent Ratings), (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (B) for so long as either (I) the Master Servicer has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch or (II) the Back-Up Advancing Agent has the Applicable Back-Up Advancing Agent Ratings), and (C) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs which may include Moody’s and Fitch) or, in the case of any Rating Agency’s requirement set forth in clauses (A), (B) or (C) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation. In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain (A) a rating on its long-term senior unsecured debt of at least “Baa3” by Moody’s or a long-term issuer rating of at least “Baa3” by Moody’s (or such other rating with respect to which Moody’s has provided a Rating Agency Confirmation) and (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA or an investment grade rating by any other NRSRO, which may include Moody’s or Fitch. In addition, the Certificate Administrator in its capacity as Back-Up Advancing Agent is required to maintain the ratings set forth in the next paragraph. Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Depositor will be required to use reasonable efforts to appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Certificate Administrator will serve as the initial Back-Up Advancing Agent and shall be deemed appointed as Back-Up Advancing Agent at all times that no other party is so appointed in accordance with the Pooling and Servicing Agreement. The Back-Up Advancing Agent is required at all times to be an institution that (i) has the Applicable Back-Up Advancing Agent Ratings or (ii) is otherwise acceptable to the Rating Agencies as confirmed by receipt of a Rating Agency Confirmation from each Rating Agency. If the Back-Up Advancing Agent ceases to have the Applicable Back-Up Advancing Agent Ratings, then the Back-Up Advancing Agent is required, within 30 days after it ceases to have the Applicable Back-Up Advancing Agent Ratings, to either (1) obtain a Rating Agency Confirmation from each of the Rating Agencies to allow the Back-Up Advancing Agent to remain in such capacity on this transaction or (2) appoint another Back-Up Advancing Agent to perform the Back-Up Advancing Agent’s obligations under the Pooling and Servicing Agreement. The Back-Up Advancing Agent may, at its own expense, appoint a successor Back-Up Advancing Agent to perform its obligations under the Pooling and Servicing

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Agreement. The appointment of a successor Back-Up Advancing Agent will not relieve the Back-Up Advancing Agent appointing such successor from any of its obligations under the Pooling and Servicing Agreement (including, without limitation, its obligations to make Advances), and the Back-Up Advancing Agent appointing such successor is required to remain responsible for all acts and omissions of the successor Back-Up Advancing Agent. The “Applicable Back-Up Advancing Agent Ratings” are, with respect to any institution that acts or is to act, as the context may require, as the Back-Up Advancing Agent, (a) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch, (b) a rating on its long-term senior unsecured debt or a long-term issuer rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s, and (c) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs (which may include Moody’s and Fitch)) (or, in the case of any Rating Agency’s rating requirement set forth in clause (a), (b) or (c) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (when acting as Back-Up Advancing Agent ) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan and any Trust Subordinate Companion Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $100,000,000, and the ratings on its unsecured long-term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate

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trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, the Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. §43.2 of the Credit Risk Retention Rules).

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the Trust Interest Owners:

(a)       to cure any ambiguity to the extent that it does not adversely affect any Trust Interest Owners;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day

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prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Trust Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) or, if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, as evidenced by a Rating Agency Confirmation from each Rating Agency (or comparable confirmation from each applicable Loan-Specific Rating Agency, as applicable) with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any Trust Interest Owner, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of (i) any Trust Interest Owner or (ii) any holder of a Serviced Companion Loan not consenting thereto, as evidenced by an opinion of counsel or as evidenced by, if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, a Rating Agency Confirmation from each of the Rating Agencies (or comparable confirmation from each applicable Loan-Specific Rating Agency, as applicable) with respect to such amendment or supplement and, in the case of a securitized Serviced Companion Loan with rated Serviced Companion Loan Securities, confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered with respect to the Certificates pursuant to the Pooling and Servicing Agreement);

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates (or, if applicable, Loan-Specific Certificates) by each Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of (i) any Trust Interest Owner or (ii) any holder of a Serviced Companion Loan not consenting thereto, as evidenced by an opinion of counsel or as evidenced by, if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates (or comparable confirmation from each applicable Loan-Specific Rating Agency, as applicable) and, in the case of a securitized Serviced Companion Loan with rated Serviced Companion Loan Securities, confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to the Pooling and Servicing Agreement); and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that (A) such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement) and (B) such modification shall not adversely affect in any material respects the interests of any Trust Interest Owner, as evidenced by (x) an opinion of Counsel or (y) if any Certificate (or, if applicable, any Loan-Specific Certificate) is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates (or a comparable confirmation from each applicable Loan-Specific Rating Agency); and provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

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Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative (or, if applicable, of any Loan-Specific Controlling Class Representative without the consent of such Loan-Specific Controlling Class Representative), (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates or Loan-Specific Certificates without the consent of the related underwriter or initial purchaser of such certificates, or (v) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent (the lack of which material adverse effect must in the case of, and under the circumstances described in, clauses (e) and (f) of the prior paragraph, be evidenced as described in such clauses).

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates and any Loan-Specific Certificates evidencing in the aggregate not less than 66⅔% of the aggregate Percentage Interests of each class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates or Loan-Specific Certificates, as applicable, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on any Trust Interest without the consent of the related Trust Interest Owner, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or Loan-Specific Certificates of any class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or holders of Loan-Specific Certificates of that class, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and/or the related Loan-Specific Certificateholders, as applicable, or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders and Loan-Specific Certificateholders that are adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders or Loan-Specific Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders or Loan-Specific Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders or Loan-Specific Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) adversely affect any Loan-Specific Controlling Class Representative without the consent of 100% of the Loan-Specific Controlling Class Certificateholders, (8) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates or Loan-Specific Certificates without the consent of the affected underwriter or initial purchaser, or (9) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or

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(e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity, the Trust Interest Owners or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or

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regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Trust Interest Owners or any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Trust Interest is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC or such Trust Subordinate Companion Loan REMIC, as applicable, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Trust Interest Owners and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at

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the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the Trust Interest Owners. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and such Trust Subordinate Companion Loan), (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan (and such Trust Subordinate Companion Loan), the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Back-Up Advancing Agent, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Whole Loan, prior to the distribution of those Liquidation Proceeds to Trust Interest Owners or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Whole Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Whole Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Whole Loan. In addition, amounts otherwise distributable on the Trust Interests will be further reduced by interest payable to the Master Servicer, the Special Servicer or the Back-Up Advancing Agent on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any such other applicable Trust Interest Owners) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Whole Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a

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commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Whole Loan that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan (and any related Trust Subordinate Companion Loan) together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Whole Loan if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Whole Loan, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Whole Loans” above in this prospectus.

With respect to any Serviced AB Whole Loan that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Whole Loan, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans” with respect to the Outside Serviced Whole Loans.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders (and any other applicable Trust Interest Owners) and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of a sale of a Serviced Whole Loan (or applicable portion thereof), the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may

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accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of a sale of an REO Property related to a Serviced Whole Loan, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (and any other applicable Trust Interest Owners) and, in the case of an REO Property related to a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any other applicable Trust Interest Owners) and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower (other than a former borrower), any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Whole Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, subject, in the case of Major Decisions, to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section and under “Credit Risk Retention—Combined VRR Interest—Risk Retention Consultation Party”) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by subclause (i) or (ii) of clause (O) of the definition of “Major Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent

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of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan (or any Trust Subordinate Companion Loan), then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan (other than any Trust Subordinate Companion Loan) beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates (or extend the maturity of a Trust Subordinate Companion Loan beyond a date that is seven years prior to the rated final distribution date of any related rated Loan-Specific Certificates), or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Whole Loans”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Whole Loan, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

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With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement, by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 30 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 30-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(A)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)      any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)      any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise

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address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt (including mezzanine debt), other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or if related to an immaterial easement, right of way or similar agreement;

(G)      any approval of property management company changes or franchise changes including any amendments, modifications or terminations of property management agreements or franchise agreements, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $5,000,000 or (ii) the successor property manager is affiliated with the borrower;

(H)      any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)        any acceleration of a Serviced Loan or the exercise of any other remedy following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)      any consent to the incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower and any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(L)       any determination of an Acceptable Insurance Default;

(M)      approval of any waiver regarding the receipt of financial statements that are late for more than ninety (90) consecutive days or the failure to abide by cash management provisions of the Mortgage Loan documents for a period of more than ninety (90) days;

(N)      any approval of or consent to a grant of an easement or right of way (including, without limitation for utilities, access, parking, public improvements or another purpose) that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to a Specially Serviced Loan, or subordination of the lien of a Mortgage Loan or Whole Loan to such easement or right of way;

(O)      agreeing to any modification, waiver, consent or amendment of the related Serviced Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the subject Serviced Loan, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance

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collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(P)      any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan, provided that if lender consent is not required for such transaction pursuant to the Mortgage Loan documents, such transaction will not constitute a Major Decision;

(Q)      releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan (provided, however, that any releases for which there is lender discretion of material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or performance reserves specified (along with the related Mortgage Loans) on a schedule to the Pooling and Servicing Agreement will also constitute Major Decisions);

(R)      any determination whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(S)      any consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due;

(T)       the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower; and

(U)      to the extent that they do not otherwise constitute “Major Decisions” pursuant to any of clauses (A) through (T) above, then solely with respect to the Operating Advisor’s non-binding consultation rights: (1) any material modification of, or waiver with respect to, any provision of any Mortgage Loan document (including the mortgages); (2) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (3) any acquisition of a Mortgaged Property;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Whole Loan, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in the preceding sentence in the form of an Asset Status Report.

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In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Whole Loan and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Trust Subordinate Companion Whole Loan prior to a related “control appraisal period”, (iii) with respect to a Serviced Outside Controlled Whole Loan, and (iv) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative;
●	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”); and
●	with respect to a Trust Subordinate Companion Whole Loan (i) for so long as (A) no related “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan and (B) the related Loan-Specific Controlling Class Representative otherwise retains the right to be the Directing Holder under the Pooling and Servicing Agreement, and (ii) for so long as a related “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan and a Control Termination Event does not exist, the Controlling Class Representative;

provided, that with respect to any Serviced Whole Loan, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) the related Serviced Whole Loan is a Serviced Outside Controlled Whole Loan, and/or (4) with respect to a Trust Subordinate Companion Whole Loan, no related “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan; and (B) with respect to any Serviced Outside Controlled Whole Loan, the Outside Controlling Note Holder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative. Further for the avoidance of doubt, with respect to any Mortgage Loan or Whole Loan, if none of the Controlling Class Representative, an Outside Controlling Note Holder, or a Loan-Specific Controlling Class Representative, as applicable, is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

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The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be CMBS 4 Sub 8, LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class E-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class G-RR Certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR and Class G-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts); and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a “control appraisal period” exists or is deemed to exist with respect to the

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related Trust Subordinate Companion Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts) and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is, if the Controlling Class Representative is the Directing Holder with respect to such Mortgage Loan, a Mortgage Loan or related Whole Loan with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is (i) a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party or, (ii) a Trust Subordinate Companion Whole Loan (if any) with respect to which the related Loan-Specific Controlling Class Representative or any related Loan-Specific Controlling Class Certificateholder is a Borrower Party; provided in the case of this clause (ii) that a related “control appraisal period” is not continuing.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Whole Loan or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a Mortgage Loan or Whole Loan) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

“Loan-Specific Controlling Class”, “Loan-Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder” and related terms, if applicable, will be as defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Whole Loan that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Whole Loan and (ii) certain servicing decisions and other matters relating to any Outside Serviced Whole Loan, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any

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other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Whole Loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement

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and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

The foregoing discussion regarding the limitation on liability of the Directing Holder applies equally to any Loan-Specific Controlling Class, Loan-Specific Controlling Class Representative, and Loan-Specific Controlling Class Certificateholders, if a Trust Subordinate Companion Loan is included in this securitization.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be, each of:

(i)	except with respect to a Serviced Outside Controlled Whole Loan, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, and (c) in the case of a Trust Subordinate Companion Whole Loan, provided that an applicable “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan, the Controlling Class Representative;
(ii)	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), solely (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (b) prior to the occurrence and continuance of a Consultation
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Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(iii)	with respect to any Serviced Whole Loan that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;
(iv)	solely after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor; and
(v)	with respect to a Trust Subordinate Companion Whole Loan, provided that no “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan, the related Loan-Specific Controlling Class Representative (if and for so long as it is no longer the related Directing Holder but is entitled to be a Consulting Party under the Pooling and Servicing Agreement); and
(vi)	except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, the Risk Retention Consultation Party;

provided, that with respect to any Serviced Whole Loan, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, with respect to Serviced Mortgage Loans and Serviced Whole Loans, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) with respect to any Serviced Outside Controlled Whole Loan, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, and/or (4) with respect to any Trust Subordinate Companion Loan, no applicable “control appraisal period” exists or is deemed to exist with respect to the related Trust Subordinate Companion Loan, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) has occurred and is continuing, (C) the Risk Retention Consultation Party will not be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in clause (vi) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Whole Loan will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, if none of the Controlling Class Representative, any Loan-Specific Controlling Class Representative, the Operating Advisor, the Risk Retention Consultation Party or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

At any time (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization), the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to Major Decisions regarding the applicable non-

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Specially Serviced Loan(s) as to which the Operating Advisor has consultation rights, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any Trust Interest Owner or any particular class or group of Trust Interest Owners. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur with respect to all the Mortgage Loans when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

An “Operating Advisor Consultation Trigger Event” specifically related to an EHRI Trust Subordinate Companion Loan Securitization will, if applicable, occur or be deemed to occur as described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and any other Trust Interest Owners (as a collective whole), and not any particular Class of those Certificateholders or any particular class or group of those other Trust Interest Owners (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), promptly after the Special Servicer receives the

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Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and regardless of whether or not a Control Termination Event is continuing, simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any information appropriately labeled as or which appears on its face to be Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, Major Decisions on the applicable non-Specially Serviced Loan(s), (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all information appropriately labeled as or which appears on its face to be Privileged Information confidential and may not disclose such information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is or appears to be Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent

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required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information, and any information appropriately labeled as or which appears on its face to be Privileged Information, with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives information appropriately labeled as or which appears on its face to be Privileged Information from the Operating Advisor with a notice stating that such information is or appears to be Privileged Information may not disclose such information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Whole Loan is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege), or (iv) any asset status report or Final Asset Status Report.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Whole Loans”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event)).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

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Prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to such Serviced Mortgage Loans under the Pooling and Servicing Agreement.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor.

At any time, the Operating Advisor (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, the Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

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In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) with respect to this securitization transaction and any EHRI Trust Subordinate Companion Loan Securitization, the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.
In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required, at any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to Major Decisions on any applicable Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, the Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) in the case of a Trust Subordinate Companion Loan, the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of (a) the Certificateholders (as a collective whole) any other applicable Trust Interest Owners related to the Mortgage Pool and/or (b) any related Loan-Specific Certificateholders and related uncertificated loan-specific interest owners (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and/or “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” above.

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Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates and/or Loan-Specific Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates and Loan-Specific Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days following receipt of written notice by the Operating Advisor of such failure or the Operating Advisor obtaining actual knowledge of such failure; provided that, in the event that Rule 7 of Regulation RR is applicable to this securitization transaction or an EHRI Trust Subordinate Companion Loan Securitization, then such Operating Advisor Termination Event will occur without any requirement for such notice or actual knowledge, and the references thereto above will be deemed inapplicable;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, or if an Operating Advisor Termination Event affects only any related Loan-Specific Certificates that are part of an EHRI Trust Subordinate Companion Loan Securitization, upon the written direction of the holders of related Loan-

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Specific Certificates evidencing at least 25% of the Voting Rights of all related Loan-Specific Certificateholders, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s Investors Service, Inc. (“Moody’s”), Fitch, KBRA, S&P and/or DBRS, Inc. (“Morningstar DBRS”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) in the case of an EHRI Trust Subordinate Companion Loan Securitization, that is not and is not a Risk Retention Affiliate of the applicable Loan-Specific Retaining Third Party Purchaser, or any other Impermissible Risk Retention Affiliate), (vi) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer, and (vii) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Trust Interests, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates and Non-Reduced

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Loan-Specific Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and Loan-Specific Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each holder and beneficial owner of Certificates and Loan-Specific Certificates may access such notices on the Certificate Administrator’s website and each holder and beneficial owner of Certificates and Loan-Specific Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised

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asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Whole Loan, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 30.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

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We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 27.5% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the Asset Representations Reviewer will not perform an Asset Review with respect to any Trust Subordinate Companion Loan at any time.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 178 reviewed prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between April 1, 2020 and March 31, 2025 was approximately 25.4%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 178 reviewed transactions (taking into account all reporting periods between April 1, 2020 and March 31, 2025 for each such transaction) in the identified reporting periods was approximately 4.8%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Pooled Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Party and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election

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described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, Certificateholders evidencing at least 5.0% of the Pooled Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be

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required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Special Servicer, who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide to the Special

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Servicer and the Asset Representations Reviewer any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller (or, if applicable, against any related guarantor(s) of the applicable Mortgage Loan Seller’s cure, repurchase and substitutions obligations), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or Morningstar DBRS and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations

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Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, the Risk Retention Consultation Party, the Retaining Third Party Purchaser or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any information appropriately labeled as or which appears on its face to be Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is or appears to be Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such information appropriately labeled as or which appears on its face to be Privileged Information from the Asset Representations Reviewer with a notice stating that such information is or appears to be Privileged Information may not disclose such information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Trust Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after
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the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Pooled Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days following receipt of written notice by the Asset Representations Reviewer of such failure or the Asset Representations Reviewer obtaining actual knowledge of such failure;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;
●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of Certificates evidencing not less than 25% of all the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is

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an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Pooled Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. In connection with a Mortgage Loan, an “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner of a Certificate (in either case, other than a holder of the Class VRR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to such Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage

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Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply with respect to the subject Mortgage Loan (but will not apply to any Trust Subordinate Companion Loan). Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request relating to a Mortgage Loan, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling

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and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

As indicated above, the remaining discussion under this “—Resolution of a Repurchase Request” heading, as well as the discussion under the heading “—Mediation and Arbitration Provisions”, relates solely to Repurchase Requests in respect of Mortgage Loans (and not any Trust Subordinate Companion Loan).

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner of a Certificate (in each case, other than a holder of the Class VRR Certificates) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting

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Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Pooled Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other

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Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

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Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans and any Trust Subordinate Companion Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan or Trust Subordinate Companion Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
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(2)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and
(3)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Neither the Master Servicer nor the Special Servicer will be required to respond to communications from any Rating Agency to such party unless such communications are in writing, including any specific request from any Rating Agency, and unless such response is otherwise consistent with the Servicing Standard and the terms of the Pooling and Servicing Agreement.

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Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Trust Interest Owners of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan (and any Trust Subordinate Companion Loan) and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (excluding the Class R Certificates) and any other then outstanding Trust Interests as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans and any Trust Subordinate Companion Loans (in the case of any Serviced Whole Loans, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan (or any Trust Subordinate Companion Loans) remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Trust Interests on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) and any Trust Subordinate Companion Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans and any Trust Subordinate Companion Loans as of the Cut-off Date (excluding for the purposes of this calculation, the unpaid principal balance of any Mortgage Loan(s) that are/is ARD Loan(s), but in each case only if the option described above is exercised after the Distribution Date related to the Collection Period in which the corresponding Anticipated Repayment Date occurs). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans and any Trust Subordinate Companion Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans and Trust Subordinate Companion Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) and any Trust Subordinate Companion Loans included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer for such REO Property (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) and any other then outstanding Trust Interests for the Mortgage Loans and any Trust Subordinate Companion Loans and each REO Property (or interests in the Mortgage Loans, any Trust Subordinate Companion Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and

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the Master Servicer is paid an amount specified in the Pooling and Servicing Agreement related to such termination of the Trust, but all the holders of such Classes of outstanding Certificates (excluding the Class R Certificates) and other Trust Interests would have to voluntarily participate in such exchange. If there is a Trust Subordinate Companion Loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for a discussion of certain additional related termination and purchase options.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect and further, subject to any exceptions set forth below, for servicing of the subject Outside Serviced Mortgage Loans in a manner consistent with the servicing of the Serviced Whole Loans under the Pooling and Servicing Agreement:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Whole Loan are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Whole Loan is to establish and maintain a
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separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Whole Loan; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Whole Loan.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Whole Loan. The related Outside Servicer will generally be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for each of (x) the ILPT 2025 Portfolio Whole Loan and (y) The Wharf Whole Loan, there are no mortgage loans other than the related Outside Serviced Whole Loan serviced under such Outside Servicing Agreement.
●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.
●	With respect to each Outside Serviced Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without
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regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.

●	With respect to each Outside Serviced Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Whole Loans, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, (i) in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and (ii) in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Whole Loan that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.
●	With respect to each Outside Serviced Whole Loan, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such approval right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Whole Loan without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
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●	The Mortgaged Property securing each Outside Serviced Whole Loan will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $2,000,000 (or $4,000,000 with respect to The Wave Whole Loan) or more or (B) at least once every other calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance less than $2,000,000 (or $4,000,000 with respect to The Wave Whole Loan) in a manner substantially similar to that under the Pooling and Servicing Agreement.
●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence (or fraud, if so provided in the related Outside Servicing Agreement) in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.
●	With respect to each of the ILPT 2025 Portfolio Whole Loan and The Wharf Whole Loan, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.
●	The Outside Servicing Agreement for The Wharf Mortgage Loan does not provide certain non-binding consultation rights in respect of The Wharf Mortgage Loan (if such Mortgage Loan is specially serviced) to a representative of the holders of the credit risk retention interests.

Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain

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related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Whole Loan, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Whole Loan under “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Whole Loan is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Whole Loans”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.
●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Controlling Class Representative is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or if the Controlling Class Representative is not entitled to consent or consult, as applicable, under the related Co-Lender Agreement), and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable
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at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.
●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Issuing Entity (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.
●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from August 1, 2025, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of any other Trust Interests not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

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Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. A Realized Loss with respect to any Loan-Specific Certificates occurs when the principal balance of the related Trust Subordinate Companion Loan is reduced without an equal distribution to such Loan-Specific Certificateholders in reduction of the Certificate Balances of such Loan-Specific Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Back-Up Advancing Agent of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

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Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Back-Up Advancing Agent is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to

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the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A and Class X-B Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2 and Class A-3 Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-S, Class B and Class C Certificates,

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including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)	each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;
(ii)	the Mortgage Rate in effect for each Mortgage Loan and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate (which, in the case of each of the ILPT 2025 Portfolio Mortgage Loan and The Wharf Mortgage Loan assumes no change in the weighted average of the interest rates of the respective components thereof in connection with any partial prepayment);

(iii)              there are no delinquencies or defaults;

(iv)              scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(v)                 no prepayment premiums or yield maintenance charges are collected;

(vi)              no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vii)           no Mortgage Loan is required to be repurchased from the Issuing Entity;

(viii)         the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan, with the exception of The Wharf Mortgage Loan as to which the Administrative Fee Rate is assumed to be 0.01778%;

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(ix)              there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(x)                distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in September 2025;

(xi)              the Certificates will be issued on August 13, 2025;

(xii)            the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xiii)         the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of the 0% CPR scenario);

(xiv)        all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xv)           with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xvi)        the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvii)     there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xviii)   with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loans, for purposes of assumed constant prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-2 and Class A-3 Certificates, the percentage of the related potential minimum and maximum initial Certificate Balances, respectively) of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

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Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2026	79%	79%	79%	79%	79%
August 15, 2027	57%	57%	57%	57%	57%
August 15, 2028	33%	33%	33%	33%	33%
August 15, 2029	7%	0%	0%	0%	0%
August 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.29	2.26	2.26	2.26	2.26
First Principal Payment Date	September 2025	September 2025	September 2025	September 2025	September 2025
Last Principal Payment Date	December 2029	June 2029	June 2029	June 2029	June 2029

Percentages of the Maximum Initial Certificate Balance ($175,000,000)(1) of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029	100%	99%	99%	97%	91%
August 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.73	4.63	4.54	4.44	4.26
First Principal Payment Date	December 2029	June 2029	June 2029	June 2029	June 2029
Last Principal Payment Date	June 2030	June 2030	May 2030	March 2030	December 2029

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($0)(1) of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	N/A	N/A	N/A	N/A	N/A
August 15, 2026	N/A	N/A	N/A	N/A	N/A
August 15, 2027	N/A	N/A	N/A	N/A	N/A
August 15, 2028	N/A	N/A	N/A	N/A	N/A
August 15, 2029	N/A	N/A	N/A	N/A	N/A
August 15, 2030 and thereafter	N/A	N/A	N/A	N/A	N/A
Weighted Average Life (in years)	N/A	N/A	N/A	N/A	N/A
First Principal Payment Date	N/A	N/A	N/A	N/A	N/A
Last Principal Payment Date	N/A	N/A	N/A	N/A	N/A

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

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Percentages of the Maximum Initial Certificate Balance ($428,659,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029	100%	100%	99%	99%	96%
August 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.83	4.78	4.72	4.64	4.35
First Principal Payment Date	December 2029	June 2029	June 2029	June 2029	June 2029
Last Principal Payment Date	July 2030	July 2030	July 2030	July 2030	January 2030

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($253,659,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029	100%	100%	100%	100%	100%
August 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.90	4.89	4.85	4.78	4.41
First Principal Payment Date	June 2030	June 2030	May 2030	March 2030	December 2029
Last Principal Payment Date	July 2030	July 2030	July 2030	July 2030	January 2030

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029	100%	100%	100%	100%	100%
August 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.92	4.92	4.92	4.92	4.49
First Principal Payment Date	July 2030	July 2030	July 2030	July 2030	January 2030
Last Principal Payment Date	July 2030	July 2030	July 2030	July 2030	February 2030

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Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029	100%	100%	100%	100%	100%
August 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.92	4.92	4.92	4.92	4.57
First Principal Payment Date	July 2030	July 2030	July 2030	July 2030	February 2030
Last Principal Payment Date	July 2030	July 2030	July 2030	July 2030	March 2030

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029	100%	100%	100%	100%	100%
August 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.92	4.92	4.92	4.92	4.59
First Principal Payment Date	July 2030	July 2030	July 2030	July 2030	March 2030
Last Principal Payment Date	July 2030	July 2030	July 2030	July 2030	March 2030

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

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Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

503

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

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Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, respectively and collectively, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates and the Combined VRR Interest, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

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A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”)

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indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of the Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the

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present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase

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but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry

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the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt

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instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Non-Vertically Retained Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular

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Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

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Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

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Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

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Backup Withholding

Distributions made on the Offered Certificates, and proceeds from the sale of the Offered Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Offered Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Offered Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Offered Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Offered Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Offered Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to

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maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Offered Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”), and
●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

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ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the

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acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgage-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax

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administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

With respect to the Prime Storage – NCRS Portfolio Mortgage Loan (6.5%), the Treasurer of the State of North Carolina, as fiduciary of the North Carolina Retirement Systems, a governmental plan, owns a 95% equity interest in the related borrower. Persons who have an ongoing relationship with the North Carolina Retirement Systems should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Certificates.

With respect to the 200 Lafayette Mortgage Loan (3.0%), the Virginia State Retirement System, a government plan, owns an indirect equity interest in the related borrower and a direct interest in the related guarantor. Persons who have an ongoing relationship with the Virginia Retirement System should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Barclays Capital Inc., Final Authorization Number 2004-03E (February 4, 2024), a predecessor of BMO Capital Markets Corp., PTE 2006-07 (June 2, 2006), Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996) and Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

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●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and
●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
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2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Underwriter Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance
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(but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating

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the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated, (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied or (iv) (1) it is a plan subject to Similar Law and (2) its acquisition, holding and disposition of the Offered Certificate will not give rise to or constitute a non-exempt violation of any Similar Law.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
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●	consult with your legal counsel as to—
1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

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Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily, commercial and manufactured housing community properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Eleven (11) of the Mortgaged Properties (33.0%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
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●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
●	the law of the state in which the real property is located,
●	various federal laws, and
●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

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Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
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●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or
●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

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Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and

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operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located

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in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

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In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the landowner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the landowner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the landowner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

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Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

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Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an

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unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable

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to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally

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viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to

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become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that

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is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal

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balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

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In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

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Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;
●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
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●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 (the “ADA”) and rules promulgated thereunder , in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

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Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under

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procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
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●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2 and/or Class A-3 Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-S, Class B and/or Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

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Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Goldman Sachs & Co. LLC	BMO Capital Markets Corp.	Barclays Capital Inc.	Bancroft Capital, LLC	Drexel Hamilton, LLC
Class A-1	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class A-2	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class A-3	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class X-A	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class X-B	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class A-S	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class B	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class C	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ .

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from

548

August 1, 2025, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. The underwriters have no obligation to make a market in the Offered Certificates and any market making activities may be discontinued at any time without notice. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, the Offered Certificates and other CMBS generally. Accordingly, no assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) CREFI (a Sponsor, an originator, the expected holder of the Combined VRR Interest and the expected initial Risk Retention Consultation Party) and (iii) Citibank, N.A. (the Certificate Administrator). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor) and Goldman Sachs Bank USA (an originator). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor and an originator) and DBR Investments Co. Limited (an originator). Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays (a Sponsor and an originator). BMO Capital Markets Corp., one of the underwriters, is an affiliate of Bank of Montreal (a Sponsor and an originator). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus. The Sponsors (or affiliates thereof) may each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Whole Loans”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) Deutsche Bank Securities Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iv) Barclays Capital Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and (v) BMO Capital Markets Corp., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans, (iii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the

549

GACC Mortgage Loans, (iv) the payment by the Depositor to Barclays, an affiliate of Barclays Capital Inc., in its capacity as a Sponsor, of the purchase price for the Barclays Mortgage Loans and (v) the payment by the Depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a Sponsor, of the purchase price for the BMO Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Barclays Capital Inc. and BMO Capital Markets Corp. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-286596) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

550

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

551

Index of Certain Defined Terms

%
% Penalty	235
1
17g-5 Information Provider	374
1986 Act	507
2
2015 Budget Act	514
2027 PIP	217
3
30/360 Basis	354
A
AB Modified Loan	432
AB Whole Loan	179
Accelerated Mezzanine Loan	462
Acceptable Insurance Default	397
Actual/360 Basis	231
ADA	544
Administrative Fee Rate	419
ADR	182
Advance Rate	402
Advances	401
Affirmative Asset Review Vote	475
Aggregate Available Funds	348
Aggregate Principal Distribution Amount	355
AIFM Regulations	174
Allocated Cut-off Date Loan Amount	182
AMI	194
Ancillary Fees	413
Annex Property	203
Annual Debt Service	182
Anticipated Repayment Date	232
AOC	210
Applicable Back-Up Advancing Agent Ratings	447
Applied Realized Loss Amount	330
Appraisal Reduction Amount	430
Appraisal Reduction Event	428
Appraised Value	182
Appraised-Out Class	433
Appraiser	431
Approved Exchange	18
Approved Replacement Guarantors	229
Approximate Initial Credit Support	3
ARD	183
ARD Loan	232
Assessment of Compliance	434
Asset Representations Reviewer	323

Asset Representations Reviewer Asset Review Fee	419
Asset Representations Reviewer Ongoing Fee	419
Asset Representations Reviewer Ongoing Fee Rate	419
Asset Representations Reviewer Termination Event	479
Asset Representations Reviewer Upfront Fee	419
Asset Review	477
Asset Review Notice	476
Asset Review Quorum	476
Asset Review Report	478
Asset Review Report Summary	478
Asset Review Standard	477
Asset Review Trigger	474
Asset Review Vote Election	475
Assumed Certificate Coupon	338
Assumed Final Distribution Date	361
Assumption Fees	414
ASTs	206
Attestation Report	435
AULs	205
Available Funds	348
B
back-up advancing agent	27
Back-Up Advancing Agent	306, 402
Balloon Balance	183
Balloon Mortgage Loans	232
Bank Act	274
Bankruptcy Code	172
Barclays	180, 281
Barclays Data Tape	283
Barclays Holdings	281
Barclays Mortgage Loans	180, 282
Barclays Review Team	283
Barclays’ Qualification Criteria	284
Base Interest Fraction	360
BBNA	275
BCREI	180
BEA	205, 212, 214
Beds	189
Belmont	203
BMO	180, 274
BMO Data File	276
BMO Financial	274
BMO Mortgage Loans	180, 274
BMO Securitization Database	275
Borrower Delayed Reimbursements	413
Borrower Party	462
B-Piece Buyer	148
Bridge Bank	134

552

C
CBE	502
CDI 202.01	176
CEA/WRA Area	214
Cecil Field Superfund Site	205
CERCLA	540
Certificate Administrator	306
Certificate Balance	329, 347
Certificate Owner	369
Certificateholder	368
Certificateholder Quorum	443
Certificateholder Repurchase Request	481
Certificates	4, 346
Certifying Certificateholder	378
CGMRC	266
Citibank	306
City	230
CityFHEPS	96
Class	346
Class X Certificates	3, 346
Class X Strip Rate	353
Clearstream	375
Clearstream Participants	377
Closing Date	181, 346
CMBS	171, 318
CMS	308, 311
CMS Acquisition Closing Date	308
CMS Loans	312
CMS Transaction	308
Code	506
Co-Lender Agreement	249
Collateral Deficiency Amount	432
Collection Account	406
Collection Period	350
Combined VRR Available Funds	330
Combined VRR Interest	4, 328, 329, 347
Combined VRR Interest Balance	329
Combined VRR Interest Owner	328
Combined VRR Interest Owners	328
Common Member	246
Communication Request	379
Companion Loan	179
Companion Loan Holder	390
Companion Loan Rating Agency	440
Companion Note	247
Compensating Interest Payment	362
Component	231
Consent Fees	412
Constraining Level	337
Consultation Election Notice	483
Consultation Requesting Certificateholder	483
Consultation Termination Event	462
Consulting Party	464
Control Eligible Certificates	461
Control Termination Event	461
Controlling Class	461

Controlling Class Certificateholder	461
Controlling Class Representative	461
Controlling Note	247
Controlling Note Holder	247
Controlling Pari Passu Companion Loan	392
Controlling Pari Passu Companion Loan Securitization Date	392
Corrected Loan	397
Corresponding Principal Balance Certificates	4, 347
CPR	498
CPY	339
CRECs	205
Credit Risk Retention	4, 63, 177
Credit Risk Retention Rules	328
CREFC®	365
CREFC® Intellectual Property Royalty License Fee	418
CREFC® Intellectual Property Royalty License Fee Rate	419
CREFC® Reports	365
CREFI	180, 266, 328
CREFI Data File	267
CREFI Mortgage Loans	180
CREFI Securitization Database	267
Crossed Group	183
Cross-Over Date	353
CTA	210
CTDEEP	208
Cumulative Appraisal Reduction Amount	432
Cure/Contest Period	477
Current Guarantor	229
Custodian	306, 456
Cut-off Date	178
Cut-off Date Balance	178
Cut-off Date DSCR	185
Cut-off Date Loan-to-Value Ratio	184
Cut-off Date LTV Ratio	184
D
D	235
D or YM	235
D or YMx	235
Daily Portions	509
DB Originators	290
DBRI	287
DBRS Morningstar	318
DCP	212
Debt Service Coverage Ratio	185
Debt Yield on Underwritten NCF	184
Debt Yield on Underwritten Net Cash Flow	184
Debt Yield on Underwritten Net Operating Income	185
Debt Yield on Underwritten NOI	185
Defaulted Mortgage Loan	416
Defeasance Deposit	238

553

Defeasance Loans	237
Defeasance Lock Out Period	237
Defeasance Option	237
Defective Mortgage Loan	388
Definitive Certificate	375
Delegated Directive	17
Delinquent Loan	475
Depositaries	375
Depositor	181, 266, 304
Determination Date	348
Deutsche Bank	287
DHCR	96
Diligence File	382
Directing Holder	460
Disclosable Special Servicer Fees	417
Discount Yield	336
Dispute Resolution Consultation	484
Dispute Resolution Cut-off Date	483
Dispute Resolution Requesting Holder	483
Distribution Account	406
Distribution Date	348
Distributor	15
DMARC	288
DMS	234
DMS Trigger Cure	234
Document Defect	382
Dodd-Frank Act	175
DOJ	287
DSCR	185
DTC	375
DTC Participants	375
DTC Rules	376
Due Date	231, 350
Due Diligence Questionnaire	268, 276
Due Period	350
E
EDGAR	550
EEA	16
EHMP	208
Eligible Asset Representations Reviewer	478
Eligible Operating Advisor	472
ELUR	210
Enforcing Party	483
Enforcing Servicer	482
Environmental Condition	540
ERISA	517
ERISA Plans	517
ESA	204, 292
Escrow/Reserve Mitigating Circumstances	286, 294
EU	173
EU CRR	173
EU Due Diligence Requirements	173
EU Institutional Investor	174
EU PRIIPS Regulation	16
EU Prospectus Regulation	16

EU Qualified Investor	16
EU Retail Investor	16
EU Securitization Rules	173
EUR	208
Euroclear	375
Euroclear Operator	377
Euroclear Participants	377
EUWA	14, 174
Excess Interest	232
Excess Interest Distribution Account	407
Excess Liquidation Proceeds	408
Excess Liquidation Proceeds Reserve Account	407
Excess Modification Fees	412
Excess Penalty Charges	413
Excess Prepayment Interest Shortfall	363
Exchange Act	265, 294
Excluded Controlling Class Holder	372
Excluded Controlling Class Mortgage Loan	462
Excluded Information	372
Excluded Mortgage Loan	462
Excluded Mortgage Loan Special Servicer	443
Excluded RRCP Mortgage Loan	332
Excluded Special Servicer	143
Excluded Special Servicer Information	373
Excluded Special Servicer Mortgage Loan	443
Exemption Rating Agency	521
Expected Price	341
Expected Prices	341
F
FATCA	515
FCA	174
FCH	203
FDEP	205
FDIC	134
FETL	19
FIEL	19
Final Asset Status Report	467
Final Dispute Resolution Election Notice	484
Financial Promotion Order	15
FIRREA	288, 291
Fitch	322, 439
Flagstar	134
Florida Mortgages	178
Form 8-K	265
FPO Persons	15
FSCMA	19
FSMA	14, 174
Fund	333
Future Outside Servicing Agreement	392

554

G
GAAP	328
GACC	180, 287
GACC Data Tape	289
GACC Deal Team	289
GACC Mortgage Loans	180, 288
Goldman Originator	297
Grace Period	231
GS Bank	295
GSMC	180, 295
GSMC Data Tape	296
GSMC Deal Team	295
GSMC Mortgage Loans	180, 295
Guaranty (Florida Notes)	178
H
Hard Lockbox	185
HDOH	211
Holdco	246
HPD	195
HRECs	205
HRR Certificates	4, 328
HSTP Act	96
I
ICAP	230
IDFPR	274
ILPT 2025 Portfolio Co-Lender Agreement	256
ILPT 2025 Portfolio Companion Loans	255
ILPT 2025 Portfolio Consultation Termination Event	258
ILPT 2025 Portfolio Directing Holder	258
ILPT 2025 Portfolio Junior Notes	255
ILPT 2025 Portfolio Master Servicer	256
ILPT 2025 Portfolio Mortgage Loan	255
ILPT 2025 Portfolio Non-Standalone Pari Passu Companion Loans	255
ILPT 2025 Portfolio Notes	255
ILPT 2025 Portfolio Pari Passu Companion Loans	255
ILPT 2025 Portfolio Senior Notes	255
ILPT 2025 Portfolio Special Servicer	256
ILPT 2025 Portfolio Standalone Companion Loans	255
ILPT 2025 Portfolio Standalone Pari Passu Companion Loans	255
ILPT 2025 Portfolio Subordinate Companion Loans	255
ILPT 2025 Portfolio Whole Loan	255
ILPT 2025-LPF2 Securitization	256
ILPT 2025-LPF2 TSA	256

Impermissible Risk Retention Affiliate	448
Impermissible TPP Affiliate	448
Indirect Participants	375
Initial Month’s Interest Deposit Amount	350
Initial Pool Balance	178
Initial Rate	232
Initial Requesting Certificateholder	481
In-Place Cash Management	186
Institutional Investor	18
Intercompany Loans	246
Interest Accrual Amount	355
Interest Accrual Period	355
Interest Distribution Amount	354
Interest Only Mortgage Loans	232
Interest Reserve Account	407
Interest Shortfall Carryforward	355
Interested Person	455
Interest-Only Certificates	346
intermediary	515
Investment Company Act	1
Investor Certification	367
IRS	507
Issuing Entity	178
J
Japanese Retention Requirement	20
JFSA	19
Joint Seller Mortgage Loan	380
JRR Rule	19
K
KBRA	439
KeyBank	321
L
L	235
Largest Tenant	186
Largest Tenant Lease Expiration	186
Lender Liability Act	541
Lender Requirements	195
Liquidation Fee	415
Liquidation Fee Rate	415
Liquidation Proceeds	416
LNR Partners	313
Loan Per Unit	186
Loan-Specific Certificates	347
Loan-Specific Controlling Class	462
Loan-Specific Controlling Class Certificateholder	462
Loan-Specific Controlling Class Representative	462
Loan-Specific Principal Balance Certificates	347
Loss of Value Payment	386
Loss of Value Reserve Fund	406
Lower-Tier Regular Interests	506
Lower-Tier REMIC	506

555

Lower-Tier REMIC Distribution Account	406
LTV Ratio at Maturity/ARD	186
LUST	204
M
MAI	429
Major Decision	457
Major Decision Reporting Package	459
Market Discount	510
MAS	18
Master Servicer	308
Master Servicer Remittance Date	401
Material Breach	385
Material Defect	385
Material Document Defect	382
Maturity Date/ARD Loan-to-Value Ratio	186
Maturity Date/ARD LTV Ratio	186
Midland	317
Midland Serviced Mortgage Loans	317
MIFID II	16
MOA	328
Modeling Assumptions	498
Modification Fees	413
Monthly Payment	350
Moody’s	322, 439, 472
Morningstar DBRS	322, 472
Mortgage	178
Mortgage File	380
Mortgage Loan Purchase Agreement	380
Mortgage Loan Schedule	394
Mortgage Loan Sellers	179
Mortgage Loans	178
Mortgage Note	178
Mortgage Pool	178
Mortgage Rate	354
Mortgaged Property	178
Most Recent NOI	186
N
Net Cash Flow	188
Net Mortgage Pass-Through Rate	354
Net Mortgage Rate	354
NFA	205
NFIP	118
NI 33-105	20
Non-Controlling Note	248
Non-Controlling Note Holders	248
Non-Florida Mortgages	178
Non-Offered Certificates	346
non-qualified intermediary	515
Nonrecoverable Advance	403
Non-Reduced Certificates	369
Non-Reduced Loan-Specific Certificates	369
Non-U.S. Tax Person	515

Non-Vertically Retained Available Funds	350
Non-Vertically Retained Certificates	3, 346
Non-Vertically Retained Percentage	330
Non-Vertically Retained Principal Balance Certificates	3, 347
Non-Vertically Retained Regular Certificates	347
Notional Amount	347
NRSRO	367, 525
NRSRO Certification	369
O
O	235
Occupancy	187
Occupancy Date	187
Offered Certificates	346
Office Exemption	230
OID Regulations	508
OLA	166
Operating Advisor	323
Operating Advisor Annual Report	469
Operating Advisor Consultation Trigger Event	343, 466
Operating Advisor Consulting Fee	418
Operating Advisor Fee	418
Operating Advisor Fee Rate	418
Operating Advisor Standard	466
Operating Advisor Termination Event	471
Operating Advisor Upfront Fee	418
Original Balance	187
Other Crossed Loans	388
Outside Certificate Administrator	392
Outside Controlling Class Representative	392
Outside Controlling Note Holder	391, 460
Outside Custodian	392
Outside Depositor	392
Outside Operating Advisor	392
Outside Securitization	392
Outside Serviced AB Whole Loan	391
Outside Serviced Companion Loan	391
Outside Serviced Mortgage Loan	392
Outside Serviced Pari Passu Companion Loan	391
Outside Serviced Pari Passu Whole Loan	391
Outside Serviced Pari Passu-AB Whole Loan	392
Outside Serviced Subordinate Companion Loan	392
Outside Serviced Whole Loan	391
Outside Servicer	392
Outside Servicer Fee Rate	424
Outside Servicing Agreement	392
Outside Special Servicer	392

556

Outside Trustee	392
P
P&I Advance	401
PACE	134
Pads	189
PAR	292
Parcel 8 Hotel Parking Parcel	202
Pari Passu Companion Loan	179
Pari Passu Indemnified Items	438
Pari Passu Indemnified Parties	438
Pari Passu Whole Loan	179
Pari Passu-AB Whole Loan	179
Park Bridge Financial	323
Park Bridge Lender Services	323
Participants	375
Party in Interest	518
Pass-Through Rate	353
PCO	228
PCR	273, 280, 302
Penalty Charges	413
Percentage Allocation Entitlement	330
Percentage Interest	348
Permitted Investments	348
Permitted Special Servicer/Affiliate Fees	417
PFAS	205, 214
Phase 3 REIT Borrower	246
PILOT	138, 230
PIPs	115, 217
Plan Asset Regulations	518
PLLP	213
PML	302
Pooled Voting Rights	378
Pooling and Servicing Agreement	390
Pooling and Servicing Agreement Party Repurchase Request	482
PRC	17
Pref Investment	246
Pref Investor	246
Preliminary Asset Review Report	477
Preliminary Dispute Resolution Election Notice	483
Prepayment Assumption	509
Prepayment Interest Excess	362
Prepayment Interest Shortfall	362
Prepayment Penalty Description	187
Prepayment Provision	187
Prepayment Release Date	240
Prime Finance	333
Prime Rate	402
Principal Balance Certificates	4, 346
Principal Distribution Amount	355
Principal Shortfall Carryforward	356
Privileged Information	468
Privileged Information Exception	468
Privileged Person	367
Professional Investors	18
Prohibited Prepayment	363

Promotion of Collective Investment Schemes Exemptions Order	15
Property Advances	401
Proposed Course of Action Notice	483
Prospectus	18
PTE	520
Q
qualified intermediary	515
Qualified Mortgage	382
Qualified Substitute Mortgage Loan	387
Qualifying CRE Loan Percentage	329
R
Rated Final Distribution Date	362
Rating Agencies	546
Rating Agency	546
Rating Agency Confirmation	487
Rating Agency Declination	487
RCRA	541
Realized Loss	330, 364
REC	204
Record Date	348
Registration Statement	550
Regular Certificates	346
Regular Interestholder	508
Regular Interests	506
Regulation AB	435
Regulation RR	328
Related Group	187
Release Date	238
Release Debt Yield	240
Release Prepayment Fee	239
Release Price	240
Relevant Persons	15
Remainder	202
REMIC	506
REMIC LTV Test	170
REMIC Regulations	506
REO Account	408
REO Companion Loan	356
REO Loan	356
REO Mortgage Loan	356
REO Property	346
Repurchase Price	385
Repurchase Request	482
Requesting Certificateholder	483
Requesting Holders	433
Requesting Investor	379
Requesting Party	486
Required Credit Risk Retention Percentage	329
Requirements	545
Residual Certificates	346
Resolution Failure	482
Resolved	482
Restricted Group	521
Restricted Party	468
Retail Exemption	230

557

Retaining Parties	328
Retaining Sponsor	328
Retaining Third Party Purchaser	328
Review Materials	476
Revised Rate	232
RevPAR	187
Risk Retention Affiliate	448
Risk Retention Affiliated	448
Risk Retention Consultation Party	332
ROD	207
ROFO	226
ROFR	226
Rooms	189
Roosevelt New Orleans Borrower Sponsor-Affiliated Entity	215
Roosevelt New Orleans Principal	215
RR Interests	328
Rule 17g-5	369, 449
S
S&P	318, 322
SCDES	207
Scheduled Certificate Interest Payments	339
Scheduled Certificate Principal Payments	335
Scheduled Principal Distribution Amount	355
SEC	215, 265, 294
Securities Act	435
Securitization Accounts	346
SEL	302
Senior Certificates	346
Serviced AB Whole Loan	390
Serviced Companion Loan	390
Serviced Companion Loan Holder	390
Serviced Companion Loan Securities	143, 440
Serviced Loans	391
Serviced Mortgage Loans	390
Serviced Outside Controlled Companion Loan	391
Serviced Outside Controlled Mortgage Loan	391
Serviced Outside Controlled Whole Loan	391
Serviced Pari Passu Companion Loan	390
Serviced Pari Passu Companion Loan Holder	390
Serviced Pari Passu Whole Loan	390
Serviced Pari Passu-AB Whole Loan	390
Serviced Subordinate Companion Loan	390
Serviced Subordinate Companion Loan Holder	390
Serviced Whole Loan	390
Servicer Termination Events	438

Servicing Fee	411
Servicing Fee Rate	411
Servicing Function Participant	435
Servicing Shift Companion Loan	392
Servicing Shift Mortgage Loan	392
Servicing Shift Whole Loan	392
Servicing Standard	395
Servicing Transfer Event	396
SFA	18
SFO	18
Similar Law	523
SLPL	212
SMMEA	525
SNDA	227
Soft Lockbox	187
Special Servicer Decision	398
Special Servicing Fee	414
Special Servicing Fee Rate	414
Specially Serviced Loan	396
Split Mortgage Loan	179
Sponsors	181, 266
Springing Cash Management	187
Springing Lockbox	188
Startup Day	506
Stated Principal Balance	356
Static Pool Data	124
Structured Product	18
STWD	313
Subordinate Certificates	346
Subordinate Companion Loan	179
Sub-Servicing Agreement	400
SVB	134
T
Target Price	337
TCO	228
Termination Purchase Amount	488
Terms and Conditions	377
Tests	477
The Wharf A Notes	260
The Wharf B Notes	260
The Wharf Certificate Registrar	263
The Wharf Co-Lender Agreement	261
The Wharf Consultation Termination Event	263
The Wharf Mortgage Loan	260
The Wharf Non-Standalone Pari Passu Companion Loans	260
The Wharf Notes	260
The Wharf Pari Passu Companion Loans	260
The Wharf Standalone Companion Loans	260
The Wharf Standalone Pari Passu Companion Loans	260
The Wharf Subordinate Companion Loans	260
The Wharf Whole Loan	260
Third Party Report	182

558

TIA	176
Title V	544
TPHR	206
Trailing 12 NOI	186
Transition Agreement	312
Transition Period	312
Treasury Curve Interpolated Yield	336
Treasury-Priced Expected Price	338
Treasury-Priced Interest-Only Certificates	335
Treasury-Priced Interest-Only Expected Price	340
Treasury-Priced Principal Balance Certificates	335
Trimont	308
TRIPRA	120
Trust REMICs	506
Trust Subordinate Companion Loan	4, 178
Trust Subordinate Companion Loan REMIC Distribution Account	406
Trust Subordinate Companion Whole Loan	178
Trustee	305
Trustee/Certificate Administrator Fee	418
Trustee/Certificate Administrator Fee Rate	418
U
U.S. Tax Person	515
UK	14, 173
UK CRR	174
UK Due Diligence Requirements	174
UK MIFIR Product Governance Rules	15
UK PRIIPS Regulation	14
UK Prospectus Regulation	14
UK Qualified Investor	14
UK Retail Investor	14
UK Securitization Rules	174
Underwriter Entities	141
Underwriter Exemption	520
Underwriting Agreement	548
Underwritten EGI	189
Underwritten Expenses	188
Underwritten NCF	188
Underwritten NCF DSCR	185
Underwritten Net Cash Flow	188
Underwritten Net Operating Income	188
Underwritten NOI	188
Underwritten Revenues	189
Units	189
Unscheduled Principal Distribution Amount	356
Unsolicited Information	476

Updated Appraisal	451
Upper-Tier REMIC	506
Upper-Tier REMIC Distribution Account	406
UST	204
UW NCF DSCR	185
V
VCP	207
Vertical Risk Retention Allocation Percentage	331
Vertically Retained Percentage	330
VOCs	213
Volcker Rule	175
Voting Rights	377
VRR Interest Distribution Amount	332
VRR Principal Distribution Amount	332
VRR Realized Loss Interest Distribution Amount	332
W
WAC Rate	353
Wave Agreement	195
Wave Declaration	194
Wave Regulatory Documents	195
Wave Subordination Agreement	195
Weighted Average Mortgage Rate	189
Wells Fargo	311
WHARF 2025-DC Securitization	260
WHARF 2025-DC TSA	260
Wharf Companion Loans	260
Wharf Directing Holder	263
Wharf Master Servicer	261
Wharf Special Servicer	261
Whole Loan	179
Whole Loan Custodial Account	406
Winn-Dixie	216
Withheld Amounts	407
Workout Fee	414
Workout Fee Rate	415
Workout-Delayed Reimbursement Amount	405
WSFS Bank	305
Y
Yield Curve Interpolated Yield	339
Yield Priced Certificates	335
Yield Priced Expected Price	341
YM	235
YM Group A	360
YM Group A-S/B/C	360
YM Group D	360
YM Groups	360
YMx	235
YWWA	206

559

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	9.6%		CREFI, BANA, MSMCH, BMO, RBC, UBS AG	CREFI, BMO	NAP	NAP	Various
1.001	Property		1	996 Paragon Way	0.5%	5.6%					996 Paragon Way
1.002	Property		1	91-399 Kauhi	0.4%	4.2%					91-399 Kauhi Street
1.003	Property		1	11224 Will Walker Road	0.3%	3.5%					11224 Will Walker Road
1.004	Property		1	10450 Doral Boulevard	0.3%	3.4%					10450 Doral Boulevard
1.005	Property		1	1580, 1590 & 1600 Williams Road	0.3%	3.1%					1580, 1590 and 1600 Williams Road
1.006	Property		1	32150 Just Imagine Drive	0.3%	3.1%					32150 Just Imagine Drive
1.007	Property		1	6850 Weber Boulevard	0.3%	2.9%					6850 Weber Boulevard
1.008	Property		1	1341 N. Clyde Morris Blvd.	0.3%	2.8%					1341 North Clyde Morris Boulevard
1.009	Property		1	27200 SW 127th Avenue	0.3%	2.7%					27200 Southwest 127th Avenue
1.010	Property		1	7410 Magi Road	0.3%	2.6%					7410 Magi Road
1.011	Property		1	2375 East Newlands Road	0.2%	2.5%					2375 East Newlands Road
1.012	Property		1	3800 Midlink Drive	0.2%	2.4%					3800 Midlink Drive
1.013	Property		1	13509 Waterworks Street	0.2%	2.3%					13509 Waterworks Street
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	0.2%	2.3%					13400 East 39th Avenue and 3800 Wheeling Street
1.015	Property		1	91-141 Kalaeloa	0.2%	2.2%					91-141 Kalaeloa Boulevard
1.016	Property		1	9860 West Buckeye Road	0.2%	2.1%					9860 West Buckeye Road
1.017	Property		1	125 North Troy Hill Road	0.2%	2.0%					125 North Troy Hill Road
1.018	Property		1	11900 Trolley Lane	0.1%	1.5%					11900 Trolley Lane
1.019	Property		1	11501 Wilkinson Drive	0.1%	1.5%					11501 Wilkinson Drive
1.020	Property		1	2300 North 33rd Avenue East	0.1%	1.5%					2300 North 33rd Avenue East
1.021	Property		1	5001 West Delbridge Street	0.1%	1.4%					5001 West Delbridge Street
1.022	Property		1	91-238 Kauhi	0.1%	1.4%					91-238 Kauhi Street
1.023	Property		1	1892 Anfield Road	0.1%	1.3%					1892 Anfield Road
1.024	Property		1	9215-9347 E Pendleton Pike	0.1%	1.3%					9215-9347 East Pendleton Pike
1.025	Property		1	955 Aeroplaza Drive	0.1%	1.3%					955 Aeroplaza Drive
1.026	Property		1	3155 Grissom Parkway	0.1%	1.2%					3155 Grissom Parkway
1.027	Property		1	3502 Enterprise Avenue	0.1%	1.2%					3502 Enterprise Avenue
1.028	Property		1	3870 Ronald Reagan Boulevard	0.1%	1.1%					3870 Ronald Reagan Boulevard
1.029	Property		1	700 Marine Drive	0.1%	1.1%					700 Marine Drive
1.030	Property		1	3245 Henry Road	0.1%	1.1%					3245 Henry Road and 3185 Columbia Road
1.031	Property		1	2701 S.W. 18TH Street	0.1%	1.0%					2701 Southwest 18th Street
1.032	Property		1	2482 Century Drive	0.1%	1.0%					2482 Century Drive
1.033	Property		1	158 West Yard Road	0.1%	1.0%					158 West Yard Road
1.034	Property		1	55 Commerce Avenue	0.1%	1.0%					55 Commerce Avenue
1.035	Property		1	1415 West Commerce Way	0.1%	1.0%					1415 West Commerce Way
1.036	Property		1	1095 South 4800 West	0.1%	1.0%					1095 South 4800 West
1.037	Property		1	950 Bennett Road	0.1%	0.9%					950 Bennett Road
1.038	Property		1	985 Kershaw Street	0.1%	0.9%					985 West Kershaw Street
1.039	Property		1	1990 Hood Road	0.1%	0.9%					1980 Hood Road
1.040	Property		1	17200 Manchac Park Lane	0.1%	0.9%					17200 Manchac Park Lane
1.041	Property		1	7409 Magi Road	0.1%	0.8%					7409 Magi Road
1.042	Property		1	91-329 Kauhi	0.1%	0.8%					91-329 Kauhi Street
1.043	Property		1	1985 International Way	0.1%	0.8%					1985 International Way
1.044	Property		1	200 Orange Point Drive	0.1%	0.8%					200 Orange Point Drive
1.045	Property		1	91-241 Kalaeloa	0.1%	0.8%					91-241 Kalaeloa Boulevard
1.046	Property		1	2311 South Park Road	0.1%	0.7%					2311 South Park Road
1.047	Property		1	2820 State Highway 31	0.1%	0.7%					2820 State Highway 31
1.048	Property		1	8000 Mid America Blvd.	0.1%	0.7%					8000 Mid America Boulevard
1.049	Property		1	14257 E. Easter Avenue	0.1%	0.7%					14257 East Easter Avenue
1.050	Property		1	91-080 Hanua	0.1%	0.7%					91-080 Hanua Street
1.051	Property		1	3736 Salisbury Road	0.1%	0.6%					3736 Salisbury Road
1.052	Property		1	91-027 Kaomi Loop	0.1%	0.6%					91-027 Kaomi Loop
1.053	Property		1	150 Greenhorn Drive	0.1%	0.6%					150 Greenhorn Drive
1.054	Property		1	7130 Q Street	0.1%	0.6%					7130 Q Street
1.055	Property		1	235 Great Pond Road	0.1%	0.6%					235 Great Pond Road
1.056	Property		1	510 Production Avenue	0.1%	0.6%					510 Production Avenue
1.057	Property		1	91-150 Kaomi Loop	0.0%	0.5%					91-150 Kaomi Loop
1.058	Property		1	4501 Industrial Drive	0.0%	0.5%					4501 Industrial Drive
1.059	Property		1	91-222 Olai	0.0%	0.5%					91-222 Olai Street
1.060	Property		1	2580 Technology Drive	0.0%	0.5%					2580 Technology Drive
1.061	Property		1	301 Commerce Drive	0.0%	0.4%					301 Commerce Drive
1.062	Property		1	590 Assembly Court	0.0%	0.4%					590 Assembly Court
1.063	Property		1	7121 South Fifth Avenue	0.0%	0.4%					7121 South 5th Avenue
1.064	Property		1	91-250 Komohana	0.0%	0.4%					91-250 Komohana Street
1.065	Property		1	91-220 Kalaeloa	0.0%	0.4%					91-220 Kalaeloa Boulevard
1.066	Property		1	91-185 Kalaeloa	0.0%	0.4%					91-185 Kalaeloa Boulevard
1.067	Property		1	91-300 Hanua	0.0%	0.4%					91-300 Hanua Street
1.068	Property		1	5501 Providence Hill Drive	0.0%	0.4%					5501 Providence Hill Drive
1.069	Property		1	91-259 Olai	0.0%	0.4%					91-259 Olai Street
1.070	Property		1	2 Tower Drive	0.0%	0.3%					2 Tower Drive
1.071	Property		1	91-064 Kaomi Loop	0.0%	0.3%					91-064 Kaomi Loop
1.072	Property		1	91-202 Kalaeloa	0.0%	0.3%					91-202 Kalaeloa Boulevard
1.073	Property		1	2100 NW 82nd Avenue	0.0%	0.3%					2100 Northwest 82nd Avenue
1.074	Property		1	91-102 Kaomi Loop	0.0%	0.3%					91-102 Kaomi Loop
1.075	Property		1	1230 West 171st Street	0.0%	0.3%					1230 West 171st Street
1.076	Property		1	91-400 Komohana	0.0%	0.3%					91-400 Komohana Street
1.077	Property		1	91-265 Hanua	0.0%	0.3%					91-265 Hanua Street
1.078	Property		1	91-255 Hanua	0.0%	0.3%					91-255 Hanua Street
1.079	Property		1	1415 Industrial Drive	0.0%	0.3%					1415 Industrial Drive
1.080	Property		1	209 South Bud Street	0.0%	0.3%					209 South Bud Street
1.081	Property		1	91-110 Kaomi Loop	0.0%	0.3%					91-110 Kaomi Loop
1.082	Property		1	3900 NE 6th Street	0.0%	0.3%					3900 6th Street Northeast

A-1

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address
1.083	Property		1	91-218 Olai	0.0%	0.3%					91-218 Olai Street
1.084	Property		1	5795 Logistics Parkway	0.0%	0.3%					5795 Logistics Parkway
1.085	Property		1	91-210 Kauhi	0.0%	0.2%					91-210 Kauhi Street
1.086	Property		1	435 SE 70th Street	0.0%	0.2%					435 Southeast 70th Street
1.087	Property		1	2902 Gun Club Road	0.0%	0.2%					2902 Gun Club Road
1.088	Property		1	91-210 Olai	0.0%	0.2%					91-210 Olai Street
1.089	Property		1	91-95 Hanua	0.0%	0.2%					91-95 Hanua Street
1.090	Property		1	91-083 Hanua	0.0%	0.2%					91-083 Hanua Street
1.091	Property		1	2401 Cram Avenue SE	0.0%	0.2%					2401 Cram Avenue Southeast
1.092	Property		1	91-119 Olai	0.0%	0.2%					91-119 Olai Street
1.093	Property		1	3425 Maple Drive	0.0%	0.2%					3425 Maple Drive
1.094	Property		1	91-174 Olai	0.0%	0.2%					91-174 Olai Street
1.095	Property		1	5156 American Road	0.0%	0.2%					5156 American Road
1.096	Property		1	91-252 Kauhi	0.0%	0.2%					91-252 Kauhi Street
1.097	Property		1	91-349 Kauhi	0.0%	0.1%					91-349 Kauhi Street
1.098	Property		1	91-175 Olai	0.0%	0.1%					91-175 Olai Street
1.099	Property		1	91-087 Hanua	0.0%	0.1%					91-087 Hanua Street
1.100	Property		1	91-171 Olai	0.0%	0.1%					91-171 Olai Street
1.101	Property		1	91-410 Komohana	0.0%	0.1%					91-410 Komohana Street
1.102	Property		1	91-416 Komohana	0.0%	0.1%					91-416 Komohana Street
2	Loan	18, 19, 20, 21	1	841-853 Broadway	9.0%	100.0%	CREFI	CREFI	NAP	NAP	841-853 Broadway
3	Loan	22	1	Bridgemarket Retail	8.8%	100.0%	CREFI	CREFI	NAP	NAP	401-419 East 59th Street
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	7.2%		GSBI, WFBNA, MSBNA	GSMC	NAP	NAP	Various
4.01	Property		1	670-680 Maine	1.7%	23.2%					670-680 Maine Avenue Southwest
4.02	Property		1	1000 Maine	0.8%	11.5%					1000 Maine Avenue Southwest
4.03	Property	1	Phase I Retail	0.7%	10.2%	1100-1150 Maine Avenue Southwest, 1000 Maine Avenue Southwest, 5
Market Square Southwest, 980 and 996 Maine Avenue Southwest, 800 Maine
Avenue Southwest, 801 Wharf Street Southwest, 770 Maine Avenue
											Southwest and 975 7th Street Southwest
4.04	Property		1	The Channel	0.6%	8.9%					950 Maine Avenue Southwest
4.05	Property		1	Garage (Ph I)	0.5%	7.1%					800 Maine Avenue Southwest
4.06	Property		1	Hyatt House	0.4%	5.9%					725 Wharf Street Southwest
4.07	Property	1	Phase II Retail	0.4%	5.2%	668 & 678 Water Street Southwest, 670 & 680 Maine Avenue Southwest, 652
Maine Avenue Southwest, 35 Parker Row Southwest, 620 Maine Avenue
Southwest, 601 & 690 Wharf Street Southwest, 670 Wharf Street Southwest
											and 652 & 655 Wharf Street Southwest
4.08	Property		1	Garage (Ph II)	0.3%	4.7%					21 Parker Row Southwest
4.09	Property		1	Canopy	0.3%	4.5%					975 7th Street Southwest
4.10	Property		1	The Tides	0.3%	4.5%					35 Parker Row Southwest
4.11	Property		1	800 Maine	0.3%	4.5%					800 Maine Avenue Southwest
4.12	Property		1	The Anthem	0.3%	3.9%					901 Wharf Street Southwest
4.13	Property		1	Incanto	0.2%	2.3%					770 Maine Avenue Southwest
4.14	Property		1	580 Water (Pier 4)	0.1%	2.0%					580 Water Street Southwest
4.15	Property		1	Marina	0.1%	1.5%					658 Wharf Street Southwest
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	6.5%		CREFI	CREFI	NAP	NAP	Various
5.01	Property		1	Prime Storage - Rocklin	2.0%	31.6%					6025 Park Drive
5.02	Property		1	Prime Storage - Richmond	2.0%	30.1%					10210 Three Chopt Road
5.03	Property		1	Prime Storage - Bridgewater	1.3%	20.4%					601 Route 28
5.04	Property		1	Prime Storage - Eastpointe	1.2%	17.9%					24200 Gratiot Avenue
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	5.6%		CREFI	CREFI	NAP	NAP	Various
6.01	Property		1	The Sapphire Orange	1.8%	32.0%					370 Central Avenue
6.02	Property		1	The Plaza	1.5%	26.0%					106 North Arlington Avenue and 66-76 Melmore Gardens
6.03	Property		1	The Promenade	1.2%	21.7%					500 South Harrison Street
6.04	Property		1	The Sunrise Park	0.6%	10.9%					324 South Center Street and 210 Reynolds Street
6.05	Property		1	The Sapphire East Orange	0.5%	9.4%					250 South Harrison Street
7	Loan	9, 39, 40, 41, 42	1	The Wave	3.7%	100.0%	CREFI	CREFI	NAP	NAP	828 Metropolitan Avenue
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	3.5%	100.0%	GACC	GACC	NAP	NAP	2 Theatre Square
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	3.3%	100.0%	CREFI	CREFI	NAP	NAP	110 Chanticleer Village Drive
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	3.2%	100.0%	BCREI, WFBNA	Barclays	NAP	NAP	130 Roosevelt Way
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	3.2%	100.0%	GSBI	GSMC	NAP	NAP	4690 Marigold Avenue
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	3.0%	100.0%	DBRI	GACC	NAP	NAP	200 Lafayette Street
13	Loan	67, 68	3	Olymbec Atlas Portfolio	2.9%		CREFI	CREFI	NAP	NAP	Various

A-2

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address
13.01	Property		1	4045 & 4055 Spencer	1.2%	40.3%					4045 and 4055 Spencer Street
13.02	Property		1	3040 Simmons Street	1.1%	37.5%					3040 Simmons Street
13.03	Property		1	1770 Indian Trail	0.6%	22.2%					1770 Indian Trail-Lilburn Road
14	Loan		1	155 Attorney Street	2.9%	100.0%	CREFI	CREFI	NAP	NAP	155 Attorney Street
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	2.8%	100.0%	BCREI	Barclays	NAP	NAP	601 American Legion Drive
16	Loan	72, 73	1	100 Howe	2.7%	100.0%	GSBI	GSMC	NAP	NAP	100 Howe Avenue
17	Loan	74	1	Storage King USA Passaic	2.1%	100.0%	GSBI	GSMC	NAP	NAP	838 Main Avenue
18	Loan	9, 75, 76	1	Shaw Park Plaza	2.0%	100.0%	BMO, 3650 Capital	BMO	NAP	NAP	1 North Brentwood Boulevard
19	Loan	77	1	Guardian Storage – Seven Fields, PA	1.7%	100.0%	GSBI	GSMC	NAP	NAP	367 High Pointe Drive
20	Loan		1	YoHo Lofts and Nepperhan Plaza	1.6%	100.0%	CREFI	CREFI	NAP	NAP	525-578 Nepperhan Avenue
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	1.6%	100.0%	DBRI	GACC	NAP	NAP	200 Elm Street and 695 East Main Street
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	1.6%	100.0%	CREFI, AREF2	CREFI	NAP	NAP	12601 and 12701 Southfield Freeway
23	Loan	93, 94	1	The Impala Condo	1.6%	100.0%	CREFI	CREFI	NAP	NAP	1460 1st Avenue and 404 East 76th Street
24	Loan		1	Lang Industrial	1.6%	100.0%	CREFI	CREFI	NAP	NAP	3526-3530 Lang Road
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	1.5%	100.0%	SMC, BMO	BMO	NAP	NAP	347-363 Flushing Avenue
26	Loan		1	City Line - Spokane Valley	1.4%	100.0%	BMO	BMO	NAP	NAP	4403, 4426 and 4622 North Sullivan Road
27	Loan		1	The Annie	1.4%	100.0%	CREFI	CREFI	NAP	NAP	840 South Main Street
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	1.3%	100.0%	BCREI	Barclays	NAP	NAP	7448 International Drive
29	Loan	104	1	Wilshire Apartments	1.1%	100.0%	CREFI	CREFI	NAP	NAP	4245 5th Avenue
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	0.9%		BMO	BMO	NAP	NAP	Various
30.01	Property		1	Ramblers Edge	0.6%	66.0%					2422 Highway 43 South
30.02	Property		1	Hanceville	0.2%	18.8%					15959 State Highway 91
30.03	Property		1	Taylor	0.1%	15.2%					1106, 1116 and 1128 South State Highway 605 and 50 Daisy Lane
31	Loan	106, 107	1	25 Bond Street	0.7%	100.0%	DBRI	GACC	NAP	NAP	25 Bond Street

A-3

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	18,271,519
1.001	Property		1	996 Paragon Way	Rock Hill	York	SC	29730	Industrial	Warehouse/Distribution	2014	NAP	945,023
1.002	Property		1	91-399 Kauhi	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	2,237,547
1.003	Property		1	11224 Will Walker Road	Vance	Tuscaloosa	AL	35490	Industrial	Warehouse/Distribution	2021	NAP	529,568
1.004	Property		1	10450 Doral Boulevard	Doral	Miami-Dade	FL	33178	Industrial	Warehouse/Distribution	1996	2001	240,283
1.005	Property		1	1580, 1590 & 1600 Williams Road	Columbus	Franklin	OH	43207	Industrial	Warehouse/Distribution	1992	1999	759,950
1.006	Property		1	32150 Just Imagine Drive	Avon	Lorain	OH	44011	Industrial	Warehouse/Distribution	1995	2007	644,850
1.007	Property		1	6850 Weber Boulevard	Charleston	Charleston	SC	29456	Industrial	Warehouse/Distribution	2018	NAP	265,318
1.008	Property		1	1341 N. Clyde Morris Blvd.	Daytona Beach	Volusia	FL	32117	Industrial	Warehouse/Distribution	2018	NAP	399,440
1.009	Property		1	27200 SW 127th Avenue	Homestead	Miami-Dade	FL	33032	Industrial	Warehouse/Distribution	2017	NAP	237,756
1.010	Property		1	7410 Magi Road	Hanahan	Berkeley	SC	29410	Industrial	Warehouse/Distribution	2003	2019, 2024	302,400
1.011	Property		1	2375 East Newlands Road	Fernley	Lyon	NV	89408	Industrial	Warehouse/Distribution	2007	NAP	337,500
1.012	Property		1	3800 Midlink Drive	Kalamazoo	Kalamazoo	MI	49048	Industrial	Cold Storage	2014	NAP	158,497
1.013	Property		1	13509 Waterworks Street	Jacksonville	Duval	FL	32221	Industrial	Warehouse/Distribution	2014	NAP	304,859
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	Denver	Denver	CO	80239	Industrial	Warehouse/Distribution	1974	NAP	393,971
1.015	Property		1	91-141 Kalaeloa	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	910,491
1.016	Property		1	9860 West Buckeye Road	Tolleson	Maricopa	AZ	85353	Industrial	Warehouse/Distribution	2002	NAP	288,045
1.017	Property		1	125 North Troy Hill Road	Colorado Springs	El Paso	CO	80916	Industrial	Warehouse/Distribution	2015	NAP	225,198
1.018	Property		1	11900 Trolley Lane	Beltsville	Prince George's	MD	20705	Industrial	Warehouse/Distribution	2000	NAP	148,881
1.019	Property		1	11501 Wilkinson Drive	El Paso	El Paso	TX	79936	Industrial	Warehouse/Distribution	2005	2013	144,199
1.020	Property		1	2300 North 33rd Avenue East	Newton	Jasper	IA	50208	Industrial	Manufacturing	2008	NAP	337,960
1.021	Property		1	5001 West Delbridge Street	Sioux Falls	Minnehaha	SD	57107	Industrial	Warehouse/Distribution	2016	NAP	167,171
1.022	Property		1	91-238 Kauhi	Kapolei	Honolulu	HI	96707	Industrial	Warehouse/Distribution	1981	NAP	85,317
1.023	Property		1	1892 Anfield Road	North Charleston	Charleston	SC	29406	Industrial	Warehouse/Distribution	2017	NAP	121,683
1.024	Property		1	9215-9347 E Pendleton Pike	Lawrence	Marion	IN	46236	Industrial	Warehouse/Distribution	2009	NAP	534,769
1.025	Property		1	955 Aeroplaza Drive	Colorado Springs	El Paso	CO	80916	Industrial	Warehouse/Distribution	2012	NAP	125,060
1.026	Property		1	3155 Grissom Parkway	Cocoa	Brevard	FL	32926	Industrial	Warehouse/Distribution	2006	2014	144,138
1.027	Property		1	3502 Enterprise Avenue	Joplin	Jasper	MO	64801	Industrial	Warehouse/Distribution	2014	NAP	231,350
1.028	Property		1	3870 Ronald Reagan Boulevard	Johnstown	Larimer	CO	80534	Industrial	Warehouse/Distribution	2007	2014	97,187
1.029	Property		1	700 Marine Drive	Rock Hill	York	SC	29730	Industrial	Warehouse/Distribution	1987	2018	200,978
1.030	Property		1	3245 Henry Road	Richfield	Summit	OH	44286	Industrial	Warehouse/Distribution	2005	2014	131,152
1.031	Property		1	2701 S.W. 18TH Street	Oklahoma City	Oklahoma	OK	73108	Industrial	Warehouse/Distribution	2011	NAP	158,340
1.032	Property		1	2482 Century Drive	Goshen	Elkhart	IN	46528	Industrial	Warehouse/Distribution	2005	2025	250,000
1.033	Property		1	158 West Yard Road	Feura Bush	Albany	NY	12067	Industrial	Warehouse/Distribution	1989	2002	354,000
1.034	Property		1	55 Commerce Avenue	Albany	Albany	NY	12206	Industrial	Warehouse/Distribution	2013	NAP	125,000
1.035	Property		1	1415 West Commerce Way	Lincoln	Lancaster	NE	68521	Industrial	Warehouse/Distribution	1971	1997, 1999, 2006	222,000
1.036	Property		1	1095 South 4800 West	Salt Lake City	Salt Lake	UT	84104	Industrial	Warehouse/Distribution	2012	NAP	150,300
1.037	Property		1	950 Bennett Road	Orlando	Orange	FL	32803	Industrial	Warehouse/Distribution	1997	NAP	110,621
1.038	Property		1	985 Kershaw Street	Ogden	Weber	UT	84401	Industrial	Warehouse/Distribution	2019	NAP	69,734
1.039	Property		1	1990 Hood Road	Greer	Greenville	SC	29650	Industrial	Warehouse/Distribution	2015	NAP	190,000
1.040	Property		1	17200 Manchac Park Lane	Baton Rouge	East Baton Rouge	LA	70817	Industrial	Warehouse/Distribution	2014	NAP	125,147
1.041	Property		1	7409 Magi Road	Hanahan	Berkeley	SC	29410	Industrial	Warehouse/Distribution	2004	2024	91,776
1.042	Property		1	91-329 Kauhi	Kapolei	Honolulu	HI	96707	Industrial	Warehouse/Distribution	1980	NAP	47,769
1.043	Property		1	1985 International Way	Hebron	Boone	KY	41048	Industrial	Warehouse/Distribution	1999	NAP	189,400
1.044	Property		1	200 Orange Point Drive	Lewis Center	Delaware	OH	43035	Industrial	Warehouse/Distribution	2013	NAP	125,060
1.045	Property		1	91-241 Kalaeloa	Kapolei	Honolulu	HI	96707	Industrial	Warehouse/Distribution	1981	NAP	45,000
1.046	Property		1	2311 South Park Road	Louisville	Jefferson	KY	40219	Industrial	Warehouse/Distribution	2016	2023	137,500
1.047	Property		1	2820 State Highway 31	McAlester	Pittsburg	OK	74501	Industrial	Warehouse/Distribution	2013	2017	59,281
1.048	Property		1	8000 Mid America Blvd.	Oklahoma City	Oklahoma	OK	73135	Industrial	Warehouse/Distribution	2017	NAP	110,361
1.049	Property		1	14257 E. Easter Avenue	Centennial	Arapahoe	CO	80112	Industrial	Warehouse/Distribution	2004	NAP	69,865
1.050	Property		1	91-080 Hanua	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	216,537
1.051	Property		1	3736 Salisbury Road	Jacksonville	Duval	FL	32216	Industrial	Warehouse/Distribution	1998	2023, 2024	95,883
1.052	Property		1	91-027 Kaomi Loop	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	213,575
1.053	Property		1	150 Greenhorn Drive	Pueblo	Pueblo	CO	81004	Industrial	Warehouse/Distribution	2013	NAP	54,199
1.054	Property		1	7130 Q Street	Omaha	Douglas	NE	68117	Industrial	Warehouse/Distribution	1998	NAP	89,115
1.055	Property		1	235 Great Pond Road	Windsor	Hartford	CT	06095	Industrial	Warehouse/Distribution	2004	NAP	113,753
1.056	Property		1	510 Production Avenue	Madison	Madison	AL	35758	Industrial	Warehouse/Distribution	2004	NAP	88,890
1.057	Property		1	91-150 Kaomi Loop	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	249,773
1.058	Property		1	4501 Industrial Drive	Fort Smith	Sebastian	AR	72916	Industrial	Warehouse/Distribution	2013	NAP	64,211
1.059	Property		1	91-222 Olai	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	158,036
1.060	Property		1	2580 Technology Drive	Elgin	Kane	IL	60124	Industrial	Warehouse/Distribution	2002	2020	89,123
1.061	Property		1	301 Commerce Drive	South Point	Lawrence	OH	45680	Industrial	Warehouse/Distribution	2013	NAP	75,262
1.062	Property		1	590 Assembly Court	Fayetteville	Cumberland	NC	28306	Industrial	Warehouse/Distribution	1996	NAP	148,000
1.063	Property		1	7121 South Fifth Avenue	Pocatello	Bannock	ID	83204	Industrial	Warehouse/Distribution	2005	2012	33,394
1.064	Property		1	91-250 Komohana	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	107,288
1.065	Property		1	91-220 Kalaeloa	Kapolei	Honolulu	HI	96707	Industrial	Warehouse/Distribution	1991	NAP	23,040
1.066	Property		1	91-185 Kalaeloa	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	121,750
1.067	Property		1	91-300 Hanua	Kapolei	Honolulu	HI	96707	Industrial	Warehouse/Distribution	1994	NAP	28,320
1.068	Property		1	5501 Providence Hill Drive	Saint Joseph	Buchanan	MO	64507	Industrial	Warehouse/Distribution	2014	NAP	66,692
1.069	Property		1	91-259 Olai	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	130,679
1.070	Property		1	2 Tower Drive	Wallingford	New Haven	CT	06492	Industrial	Warehouse/Distribution	1978	2005	62,390
1.071	Property		1	91-064 Kaomi Loop	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	98,707
1.072	Property		1	91-202 Kalaeloa	Kapolei	Honolulu	HI	96707	Industrial	Storage Yard	1964	NAP	83,908
1.073	Property		1	2100 NW 82nd Avenue	Miami	Miami-Dade	FL	33122	Industrial	Warehouse/Distribution	1987	NAP	37,002
1.074	Property		1	91-102 Kaomi Loop	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	98,707
1.075	Property		1	1230 West 171st Street	Harvey	Cook	IL	60426	Industrial	Warehouse/Distribution	2004	NAP	40,410
1.076	Property		1	91-400 Komohana	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	95,745
1.077	Property		1	91-265 Hanua	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	95,095
1.078	Property		1	91-255 Hanua	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	95,095
1.079	Property		1	1415 Industrial Drive	Chillicothe	Ross	OH	45601	Industrial	Warehouse/Distribution	2006	2012	43,824
1.080	Property		1	209 South Bud Street	Lafayette	Lafayette	LA	70583	Industrial	Warehouse/Distribution	2010	2014	70,293
1.081	Property		1	91-110 Kaomi Loop	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	98,707
1.082	Property		1	3900 NE 6th Street	Minot	Ward	ND	58703	Industrial	Warehouse/Distribution	2013	NAP	24,310

A-4

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units
1.083	Property		1	91-218 Olai	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	106,504
1.084	Property		1	5795 Logistics Parkway	Rockford	Winnebago	IL	61109	Industrial	Warehouse/Distribution	1998	NAP	38,833
1.085	Property		1	91-210 Kauhi	Kapolei	Honolulu	HI	96707	Industrial	Warehouse/Distribution	1993	NAP	16,610
1.086	Property		1	435 SE 70th Street	Topeka	Shawnee	KS	66619	Industrial	Warehouse/Distribution	2006	NAP	40,000
1.087	Property		1	2902 Gun Club Road	Augusta	Richmond	GA	30907	Industrial	Warehouse/Distribution	2004	NAP	59,358
1.088	Property		1	91-210 Olai	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	54,362
1.089	Property		1	91-95 Hanua	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	40,902
1.090	Property		1	91-083 Hanua	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	47,350
1.091	Property		1	2401 Cram Avenue SE	Bemidji	Beltrami	MN	56601	Industrial	Warehouse/Distribution	2013	NAP	21,662
1.092	Property		1	91-119 Olai	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	97,923
1.093	Property		1	3425 Maple Drive	Fort Dodge	Webster	IA	50501	Industrial	Warehouse/Distribution	2014	NAP	25,398
1.094	Property		1	91-174 Olai	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	58,109
1.095	Property		1	5156 American Road	Rockford	Winnebago	IL	61109	Industrial	Warehouse/Distribution	1996	NAP	38,360
1.096	Property		1	91-252 Kauhi	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	43,473
1.097	Property		1	91-349 Kauhi	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	47,872
1.098	Property		1	91-175 Olai	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	47,916
1.099	Property		1	91-087 Hanua	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	22,041
1.100	Property		1	91-171 Olai	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	23,914
1.101	Property		1	91-410 Komohana	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	20,778
1.102	Property		1	91-416 Komohana	Kapolei	Honolulu	HI	96707	Other	Leased Fee	NAP	NAP	26,746
2	Loan	18, 19, 20, 21	1	841-853 Broadway	New York	New York	NY	10003	Mixed Use	Office/Retail	1893, 1927	2019	265,119
3	Loan	22	1	Bridgemarket Retail	New York	New York	NY	10022	Retail	Anchored	1909	1998	96,028
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	Washington	District of Columbia	DC	20024	Various	Various	Various	NAP	2,241,794
4.01	Property		1	670-680 Maine	Washington	District of Columbia	DC	20024	Office	CBD	2022	NAP	500,981
4.02	Property		1	1000 Maine	Washington	District of Columbia	DC	20024	Office	CBD	2018	NAP	249,251
4.03	Property		1	Phase I Retail	Washington	District of Columbia	DC	20024	Retail	Anchored	2017, 2018	NAP	215,398
4.04	Property		1	The Channel	Washington	District of Columbia	DC	20024	Multifamily	High Rise	2017	NAP	501
4.05	Property		1	Garage (Ph I)	Washington	District of Columbia	DC	20024	Other	Parking Garage	2017	NAP	683
4.06	Property		1	Hyatt House	Washington	District of Columbia	DC	20024	Hospitality	Extended Stay	2017	NAP	237
4.07	Property		1	Phase II Retail	Washington	District of Columbia	DC	20024	Retail	Anchored	2022	NAP	91,136
4.08	Property		1	Garage (Ph II)	Washington	District of Columbia	DC	20024	Other	Parking Garage	2022	NAP	492
4.09	Property		1	Canopy	Washington	District of Columbia	DC	20024	Hospitality	Full Service	2017	NAP	175
4.10	Property		1	The Tides	Washington	District of Columbia	DC	20024	Multifamily	High Rise	2022	NAP	255
4.11	Property		1	800 Maine	Washington	District of Columbia	DC	20024	Office	CBD	2017	NAP	149,515
4.12	Property		1	The Anthem	Washington	District of Columbia	DC	20024	Other	Performing Arts Center	2017	NAP	140,230
4.13	Property		1	Incanto	Washington	District of Columbia	DC	20024	Multifamily	High Rise	2017	NAP	148
4.14	Property		1	580 Water (Pier 4)	Washington	District of Columbia	DC	20024	Office	CBD	2018	NAP	28,407
4.15	Property		1	Marina	Washington	District of Columbia	DC	20024	Other	Marina	2019, 2022	NAP	NAP
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	Various	Various	Various	Various	Self Storage	Self Storage	Various	NAP	316,223
5.01	Property		1	Prime Storage - Rocklin	Rocklin	Placer	CA	95765	Self Storage	Self Storage	2021	NAP	98,480
5.02	Property		1	Prime Storage - Richmond	Richmond	Henrico	VA	23233	Self Storage	Self Storage	2019, 2022	NAP	88,535
5.03	Property		1	Prime Storage - Bridgewater	Bridgewater	Somerset	NJ	08807	Self Storage	Self Storage	2007	NAP	57,538
5.04	Property		1	Prime Storage - Eastpointe	Eastpointe	Macomb	MI	48021	Self Storage	Self Storage	2019	NAP	71,670
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	Various	Essex	NJ	Various	Multifamily	Various	Various	Various	301
6.01	Property		1	The Sapphire Orange	Orange	Essex	NJ	07050	Multifamily	Garden	1946	2024	105
6.02	Property		1	The Plaza	East Orange	Essex	NJ	07017	Multifamily	Mid Rise	1950	2021-2024	84
6.03	Property		1	The Promenade	Orange	Essex	NJ	07050	Multifamily	Garden	1950	2023-2024	44
6.04	Property		1	The Sunrise Park	Orange	Essex	NJ	07050	Multifamily	Garden	1963	2023-2024	43
6.05	Property		1	The Sapphire East Orange	East Orange	Essex	NJ	07018	Multifamily	Mid Rise	1919	2023-2024	25
7	Loan	9, 39, 40, 41, 42	1	The Wave	Brooklyn	Kings	NY	11211	Multifamily	High Rise	2024	NAP	136
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	Orinda	Contra Costa	CA	94563	Mixed Use	Retail/Office	1941	1990	91,283
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	Myrtle Beach	Horry	SC	29579	Multifamily	Garden	2004	2023, 2024	149
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	New Orleans	Orleans	LA	70112	Hospitality	Full Service	1893	2019	504
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	Poinciana	Osceola	FL	34758	Retail	Anchored	2024	NAP	209,088
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	New York	New York	NY	10012	Mixed Use	Retail/Office	1900	2023	35,200
13	Loan	67, 68	3	Olymbec Atlas Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	282,865

A-5

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units
13.01	Property		1	4045 & 4055 Spencer	Las Vegas	Clark	NV	89119	Office	Suburban	1975	2024	149,449
13.02	Property		1	3040 Simmons Street	North Las Vegas	Clark	NV	89032	Industrial	Manufacturing	2003	2022	51,901
13.03	Property		1	1770 Indian Trail	Norcross	Gwinnett	GA	30093	Office	Suburban	1985	2012	81,515
14	Loan		1	155 Attorney Street	New York	New York	NY	10002	Multifamily	Mid Rise	2016	NAP	37
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	Madeira Beach	Pinellas	FL	33708	Hospitality	Select Service	2015	2023, 2025	96
16	Loan	72, 73	1	100 Howe	Sacramento	Sacramento	CA	95825	Office	Suburban	1981	2019	128,697
17	Loan	74	1	Storage King USA Passaic	Passaic	Passaic	NJ	07055	Self Storage	Self Storage	2008	NAP	86,628
18	Loan	9, 75, 76	1	Shaw Park Plaza	Clayton	St. Louis	MO	63105	Office	Suburban	2000	2023	277,927
19	Loan	77	1	Guardian Storage – Seven Fields, PA	Seven Fields	Butler	PA	16046	Self Storage	Self Storage	2021	NAP	86,200
20	Loan		1	YoHo Lofts and Nepperhan Plaza	Yonkers	Westchester	NY	10703	Mixed Use	Industrial/Retail/Office	1905, 1989	2024	137,093
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	Stamford	Fairfield	CT	06901	Office	Suburban	1984	2023	558,040
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	Detroit	Wayne	MI	48223	Industrial	Warehouse/Distribution	1948, 1957, 1968, 1973, 1976, 1996, 2022	2020-2023	1,441,839
23	Loan	93, 94	1	The Impala Condo	New York	New York	NY	10021	Mixed Use	Retail/Parking/Multifamily	1910, 1999	1985, 2025	26,962
24	Loan		1	Lang Industrial	Houston	Harris	TX	77092	Industrial	Warehouse	1955, 1975	2021	130,448
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	Brooklyn	Kings	NY	11205	Mixed Use	Office/Retail	2023	NAP	148,242
26	Loan		1	City Line - Spokane Valley	Spokane Valley	Spokane	WA	99216	Self Storage	Self Storage	1998, 2003, 2019	NAP	142,562
27	Loan		1	The Annie	Cedar City	Iron	UT	84720	Multifamily	Garden	1972	2023-2025	78
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	Orlando	Orange	FL	32819	Hospitality	Limited Service	2003	2018	108
29	Loan	104	1	Wilshire Apartments	Lake Charles	Calcasieu	LA	70607	Multifamily	Garden	1977, 2016	2022	191
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	Various	Various	Various	Various	Manufactured Housing	Manufactured Housing	Various	Various	151
30.01	Property		1	Ramblers Edge	Leoma	Lawrence	TN	38468	Manufactured Housing	Manufactured Housing	2020	NAP	66
30.02	Property		1	Hanceville	Hanceville	Cullman	AL	35077	Manufactured Housing	Manufactured Housing	1995	2023	72
30.03	Property		1	Taylor	Taylor	Houston	AL	36301	Manufactured Housing	Manufactured Housing	1990	2024	13
31	Loan	106, 107	1	25 Bond Street	New York	New York	NY	10012	Retail	Unanchored	2008	NAP	2,895

A-6

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
											1		2		2
1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	SF	40.89	60,000,000	60,000,000	60,000,000	5.37574485896279%	0.01783%	5.35791485896279%	NAP	272,520.40	NAP	3,270,244.80
1.001	Property		1	996 Paragon Way	SF		3,360,517	3,360,517	3,360,517
1.002	Property		1	91-399 Kauhi	SF		2,505,724	2,505,724	2,505,724
1.003	Property		1	11224 Will Walker Road	SF		2,098,707	2,098,707	2,098,707
1.004	Property		1	10450 Doral Boulevard	SF		2,014,138	2,014,138	2,014,138
1.005	Property		1	1580, 1590 & 1600 Williams Road	SF		1,858,190	1,858,190	1,858,190
1.006	Property		1	32150 Just Imagine Drive	SF		1,846,552	1,846,552	1,846,552
1.007	Property		1	6850 Weber Boulevard	SF		1,737,931	1,737,931	1,737,931
1.008	Property		1	1341 N. Clyde Morris Blvd.	SF		1,656,724	1,656,724	1,656,724
1.009	Property		1	27200 SW 127th Avenue	SF		1,608,621	1,608,621	1,608,621
1.010	Property		1	7410 Magi Road	SF		1,568,276	1,568,276	1,568,276
1.011	Property		1	2375 East Newlands Road	SF		1,524,310	1,524,310	1,524,310
1.012	Property		1	3800 Midlink Drive	SF		1,466,379	1,466,379	1,466,379
1.013	Property		1	13509 Waterworks Street	SF		1,366,552	1,366,552	1,366,552
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	SF		1,362,931	1,362,931	1,362,931
1.015	Property		1	91-141 Kalaeloa	SF		1,340,690	1,340,690	1,340,690
1.016	Property		1	9860 West Buckeye Road	SF		1,236,724	1,236,724	1,236,724
1.017	Property		1	125 North Troy Hill Road	SF		1,208,276	1,208,276	1,208,276
1.018	Property		1	11900 Trolley Lane	SF		929,483	929,483	929,483
1.019	Property		1	11501 Wilkinson Drive	SF		918,103	918,103	918,103
1.020	Property		1	2300 North 33rd Avenue East	SF		890,172	890,172	890,172
1.021	Property		1	5001 West Delbridge Street	SF		845,690	845,690	845,690
1.022	Property		1	91-238 Kauhi	SF		843,103	843,103	843,103
1.023	Property		1	1892 Anfield Road	SF		789,828	789,828	789,828
1.024	Property		1	9215-9347 E Pendleton Pike	SF		782,069	782,069	782,069
1.025	Property		1	955 Aeroplaza Drive	SF		753,103	753,103	753,103
1.026	Property		1	3155 Grissom Parkway	SF		727,241	727,241	727,241
1.027	Property		1	3502 Enterprise Avenue	SF		723,621	723,621	723,621
1.028	Property		1	3870 Ronald Reagan Boulevard	SF		679,655	679,655	679,655
1.029	Property		1	700 Marine Drive	SF		660,000	660,000	660,000
1.030	Property		1	3245 Henry Road	SF		652,241	652,241	652,241
1.031	Property		1	2701 S.W. 18TH Street	SF		624,310	624,310	624,310
1.032	Property		1	2482 Century Drive	SF		609,052	609,052	609,052
1.033	Property		1	158 West Yard Road	SF		601,293	601,293	601,293
1.034	Property		1	55 Commerce Avenue	SF		597,414	597,414	597,414
1.035	Property		1	1415 West Commerce Way	SF		575,690	575,690	575,690
1.036	Property		1	1095 South 4800 West	SF		574,138	574,138	574,138
1.037	Property		1	950 Bennett Road	SF		551,379	551,379	551,379
1.038	Property		1	985 Kershaw Street	SF		540,000	540,000	540,000
1.039	Property		1	1990 Hood Road	SF		514,138	514,138	514,138
1.040	Property		1	17200 Manchac Park Lane	SF		513,621	513,621	513,621
1.041	Property		1	7409 Magi Road	SF		506,897	506,897	506,897
1.042	Property		1	91-329 Kauhi	SF		488,793	488,793	488,793
1.043	Property		1	1985 International Way	SF		485,172	485,172	485,172
1.044	Property		1	200 Orange Point Drive	SF		475,862	475,862	475,862
1.045	Property		1	91-241 Kalaeloa	SF		455,690	455,690	455,690
1.046	Property		1	2311 South Park Road	SF		437,069	437,069	437,069
1.047	Property		1	2820 State Highway 31	SF		429,828	429,828	429,828
1.048	Property		1	8000 Mid America Blvd.	SF		427,810	427,810	427,810
1.049	Property		1	14257 E. Easter Avenue	SF		400,345	400,345	400,345
1.050	Property		1	91-080 Hanua	SF		394,138	394,138	394,138
1.051	Property		1	3736 Salisbury Road	SF		385,862	385,862	385,862
1.052	Property		1	91-027 Kaomi Loop	SF		370,862	370,862	370,862
1.053	Property		1	150 Greenhorn Drive	SF		352,759	352,759	352,759
1.054	Property		1	7130 Q Street	SF		347,586	347,586	347,586
1.055	Property		1	235 Great Pond Road	SF		342,931	342,931	342,931
1.056	Property		1	510 Production Avenue	SF		341,897	341,897	341,897
1.057	Property		1	91-150 Kaomi Loop	SF		291,724	291,724	291,724
1.058	Property		1	4501 Industrial Drive	SF		282,931	282,931	282,931
1.059	Property		1	91-222 Olai	SF		281,897	281,897	281,897
1.060	Property		1	2580 Technology Drive	SF		279,310	279,310	279,310
1.061	Property		1	301 Commerce Drive	SF		253,448	253,448	253,448
1.062	Property		1	590 Assembly Court	SF		249,828	249,828	249,828
1.063	Property		1	7121 South Fifth Avenue	SF		249,828	249,828	249,828
1.064	Property		1	91-250 Komohana	SF		236,379	236,379	236,379
1.065	Property		1	91-220 Kalaeloa	SF		233,276	233,276	233,276
1.066	Property		1	91-185 Kalaeloa	SF		230,172	230,172	230,172
1.067	Property		1	91-300 Hanua	SF		228,621	228,621	228,621
1.068	Property		1	5501 Providence Hill Drive	SF		228,103	228,103	228,103
1.069	Property		1	91-259 Olai	SF		225,000	225,000	225,000
1.070	Property		1	2 Tower Drive	SF		208,966	208,966	208,966
1.071	Property		1	91-064 Kaomi Loop	SF		196,552	196,552	196,552
1.072	Property		1	91-202 Kalaeloa	SF		192,931	192,931	192,931
1.073	Property		1	2100 NW 82nd Avenue	SF		190,862	190,862	190,862
1.074	Property		1	91-102 Kaomi Loop	SF		190,345	190,345	190,345
1.075	Property		1	1230 West 171st Street	SF		190,086	190,086	190,086
1.076	Property		1	91-400 Komohana	SF		188,793	188,793	188,793
1.077	Property		1	91-265 Hanua	SF		185,690	185,690	185,690
1.078	Property		1	91-255 Hanua	SF		183,621	183,621	183,621
1.079	Property		1	1415 Industrial Drive	SF		182,328	182,328	182,328
1.080	Property		1	209 South Bud Street	SF		176,121	176,121	176,121
1.081	Property		1	91-110 Kaomi Loop	SF		173,793	173,793	173,793
1.082	Property		1	3900 NE 6th Street	SF		166,810	166,810	166,810

A-7

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
1.083	Property		1	91-218 Olai	SF		159,828	159,828	159,828
1.084	Property		1	5795 Logistics Parkway	SF		151,293	151,293	151,293
1.085	Property		1	91-210 Kauhi	SF		132,414	132,414	132,414
1.086	Property		1	435 SE 70th Street	SF		130,862	130,862	130,862
1.087	Property		1	2902 Gun Club Road	SF		127,241	127,241	127,241
1.088	Property		1	91-210 Olai	SF		122,069	122,069	122,069
1.089	Property		1	91-95 Hanua	SF		115,345	115,345	115,345
1.090	Property		1	91-083 Hanua	SF		114,310	114,310	114,310
1.091	Property		1	2401 Cram Avenue SE	SF		114,310	114,310	114,310
1.092	Property		1	91-119 Olai	SF		113,793	113,793	113,793
1.093	Property		1	3425 Maple Drive	SF		108,103	108,103	108,103
1.094	Property		1	91-174 Olai	SF		99,310	99,310	99,310
1.095	Property		1	5156 American Road	SF		95,690	95,690	95,690
1.096	Property		1	91-252 Kauhi	SF		91,034	91,034	91,034
1.097	Property		1	91-349 Kauhi	SF		85,345	85,345	85,345
1.098	Property		1	91-175 Olai	SF		80,690	80,690	80,690
1.099	Property		1	91-087 Hanua	SF		43,966	43,966	43,966
1.100	Property		1	91-171 Olai	SF		43,966	43,966	43,966
1.101	Property		1	91-410 Komohana	SF		38,276	38,276	38,276
1.102	Property		1	91-416 Komohana	SF		34,655	34,655	34,655
2	Loan	18, 19, 20, 21	1	841-853 Broadway	SF	213.11	56,500,000	56,500,000	56,500,000	5.52000%	0.01883%	5.50117%	NAP	263,509.72	NAP	3,162,116.64
3	Loan	22	1	Bridgemarket Retail	SF	572.75	55,000,000	55,000,000	55,000,000	6.70000%	0.01883%	6.68117%	NAP	311,348.38	NAP	3,736,180.56
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	SF	320.55	45,000,000	45,000,000	45,000,000	5.43886125190669%	0.01768%	5.42118125190669%	NAP	206,790.04	NAP	2,481,480.48
4.01	Property		1	670-680 Maine	SF		10,443,951	10,443,951	10,443,951
4.02	Property		1	1000 Maine	SF		5,195,634	5,195,634	5,195,634
4.03	Property		1	Phase I Retail	SF		4,603,654	4,603,654	4,603,654
4.04	Property		1	The Channel	Units		3,992,927	3,992,927	3,992,927
4.05	Property		1	Garage (Ph I)	Spaces		3,208,127	3,208,127	3,208,127
4.06	Property		1	Hyatt House	Rooms		2,665,229	2,665,229	2,665,229
4.07	Property		1	Phase II Retail	SF		2,360,415	2,360,415	2,360,415
4.08	Property		1	Garage (Ph II)	Spaces		2,120,444	2,120,444	2,120,444
4.09	Property		1	Canopy	Rooms		2,027,898	2,027,898	2,027,898
4.10	Property		1	The Tides	Units		2,009,020	2,009,020	2,009,020
4.11	Property		1	800 Maine	SF		2,002,566	2,002,566	2,002,566
4.12	Property		1	The Anthem	SF		1,773,615	1,773,615	1,773,615
4.13	Property		1	Incanto	Units		1,035,834	1,035,834	1,035,834
4.14	Property		1	580 Water (Pier 4)	SF		899,385	899,385	899,385
4.15	Property		1	Marina	NAP		661,302	661,302	661,302
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	SF	128.07	40,500,000	40,500,000	40,500,000	5.87000%	0.01883%	5.85117%	NAP	200,864.06	NAP	2,410,368.72
5.01	Property		1	Prime Storage - Rocklin	SF		12,780,000	12,780,000	12,780,000
5.02	Property		1	Prime Storage - Richmond	SF		12,200,000	12,200,000	12,200,000
5.03	Property		1	Prime Storage - Bridgewater	SF		8,260,000	8,260,000	8,260,000
5.04	Property		1	Prime Storage - Eastpointe	SF		7,260,000	7,260,000	7,260,000
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	Units	116,279.07	35,000,000	35,000,000	35,000,000	6.73000%	0.01883%	6.71117%	NAP	199,017.94	NAP	2,388,215.28
6.01	Property		1	The Sapphire Orange	Units		11,200,000	11,200,000	11,200,000
6.02	Property		1	The Plaza	Units		9,100,000	9,100,000	9,100,000
6.03	Property		1	The Promenade	Units		7,600,000	7,600,000	7,600,000
6.04	Property		1	The Sunrise Park	Units		3,800,000	3,800,000	3,800,000
6.05	Property		1	The Sapphire East Orange	Units		3,300,000	3,300,000	3,300,000
7	Loan	9, 39, 40, 41, 42	1	The Wave	Units	647,058.82	23,000,000	23,000,000	23,000,000	5.91000%	0.01883%	5.89117%	NAP	114,848.26	NAP	1,378,179.12
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	SF	241.01	22,000,000	22,000,000	22,000,000	6.99700%	0.01883%	6.97817%	NAP	130,059.98	NAP	1,560,719.76
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	Units	138,926.17	20,700,000	20,700,000	20,700,000	6.00000%	0.01883%	5.98117%	NAP	104,937.50	NAP	1,259,250.00
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	Rooms	257,936.51	20,000,000	20,000,000	20,000,000	6.87000%	0.01883%	6.85117%	NAP	116,090.28	NAP	1,393,083.36
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	SF	230.52	20,000,000	20,000,000	20,000,000	6.66500%	0.01883%	6.64617%	NAP	112,626.16	NAP	1,351,513.92
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	SF	529.83	18,650,000	18,650,000	18,650,000	6.05200%	0.01883%	6.03317%	NAP	95,364.53	NAP	1,144,374.36
13	Loan	67, 68	3	Olymbec Atlas Portfolio	SF	63.63	18,000,000	18,000,000	18,000,000	5.27000%	0.01883%	5.25117%	NAP	80,147.92	NAP	961,775.04

A-8

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
13.01	Property		1	4045 & 4055 Spencer	SF		7,250,000	7,250,000	7,250,000
13.02	Property		1	3040 Simmons Street	SF		6,750,000	6,750,000	6,750,000
13.03	Property		1	1770 Indian Trail	SF		4,000,000	4,000,000	4,000,000
14	Loan		1	155 Attorney Street	Units	486,486.49	18,000,000	18,000,000	18,000,000	5.85000%	0.01883%	5.83117%	NAP	88,968.75	NAP	1,067,625.00
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	Rooms	179,687.50	17,250,000	17,250,000	17,250,000	7.87000%	0.01883%	7.85117%	NAP	114,702.52	NAP	1,376,430.24
16	Loan	72, 73	1	100 Howe	SF	129.76	16,700,000	16,700,000	16,700,000	7.56000%	0.01883%	7.54117%	NAP	106,671.25	NAP	1,280,055.00
17	Loan	74	1	Storage King USA Passaic	SF	150.07	13,000,000	13,000,000	13,000,000	6.60000%	0.01883%	6.58117%	NAP	72,493.06	NAP	869,916.72
18	Loan	9, 75, 76	1	Shaw Park Plaza	SF	197.47	12,500,000	12,473,285	11,827,078	6.90000%	0.01883%	6.88117%	82,325.02	NAP	987,900.24	NAP
19	Loan	77	1	Guardian Storage – Seven Fields, PA	SF	122.97	10,600,000	10,600,000	10,600,000	6.50000%	0.01883%	6.48117%	NAP	58,214.12	NAP	698,569.44
20	Loan		1	YoHo Lofts and Nepperhan Plaza	SF	75.13	10,300,000	10,300,000	10,300,000	6.89200%	0.01883%	6.87317%	NAP	59,977.95	NAP	719,735.40
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	SF	206.08	10,000,000	10,000,000	10,000,000	7.37900%	0.01883%	7.36017%	NAP	62,345.72	NAP	748,148.64
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	SF	64.50	10,000,000	10,000,000	10,000,000	6.74000%	0.02008%	6.71992%	NAP	56,946.76	NAP	683,361.12
23	Loan	93, 94	1	The Impala Condo	SF	370.89	10,000,000	10,000,000	10,000,000	6.45000%	0.01883%	6.43117%	NAP	54,496.53	NAP	653,958.36
24	Loan		1	Lang Industrial	SF	76.66	10,000,000	10,000,000	10,000,000	7.13000%	0.01883%	7.11117%	NAP	60,241.90	NAP	722,902.80
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	SF	505.93	9,500,000	9,500,000	9,500,000	7.12000%	0.01883%	7.10117%	NAP	57,149.54	NAP	685,794.48
26	Loan		1	City Line - Spokane Valley	SF	61.03	8,700,000	8,700,000	8,700,000	6.45000%	0.01883%	6.43117%	NAP	47,411.98	NAP	568,943.76
27	Loan		1	The Annie	Units	108,974.36	8,500,000	8,500,000	8,500,000	6.57500%	0.01883%	6.55617%	NAP	47,219.76	NAP	566,637.12
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	Rooms	77,777.78	8,400,000	8,400,000	8,400,000	6.90000%	0.01883%	6.88117%	NAP	48,970.83	NAP	587,649.96
29	Loan	104	1	Wilshire Apartments	Units	37,382.20	7,140,000	7,140,000	7,140,000	7.02000%	0.01883%	7.00117%	NAP	42,349.13	NAP	508,189.56
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	Pads	37,417.22	5,650,000	5,650,000	5,650,000	7.04000%	0.01883%	7.02117%	NAP	33,607.04	NAP	403,284.48
30.01	Property		1	Ramblers Edge	Pads		3,727,226	3,727,226	3,727,226
30.02	Property		1	Hanceville	Pads		1,064,921	1,064,921	1,064,921
30.03	Property		1	Taylor	Pads		857,853	857,853	857,853
31	Loan	106, 107	1	25 Bond Street	SF	1,416.23	4,100,000	4,100,000	4,100,000	6.92100%	0.01883%	6.90217%	NAP	23,975.18	NAP	287,702.16

A-9

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	Interest Only	No	Actual/360	60	59	60	59	0	0	6/26/2025
1.001	Property		1	996 Paragon Way
1.002	Property		1	91-399 Kauhi
1.003	Property		1	11224 Will Walker Road
1.004	Property		1	10450 Doral Boulevard
1.005	Property		1	1580, 1590 & 1600 Williams Road
1.006	Property		1	32150 Just Imagine Drive
1.007	Property		1	6850 Weber Boulevard
1.008	Property		1	1341 N. Clyde Morris Blvd.
1.009	Property		1	27200 SW 127th Avenue
1.010	Property		1	7410 Magi Road
1.011	Property		1	2375 East Newlands Road
1.012	Property		1	3800 Midlink Drive
1.013	Property		1	13509 Waterworks Street
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street
1.015	Property		1	91-141 Kalaeloa
1.016	Property		1	9860 West Buckeye Road
1.017	Property		1	125 North Troy Hill Road
1.018	Property		1	11900 Trolley Lane
1.019	Property		1	11501 Wilkinson Drive
1.020	Property		1	2300 North 33rd Avenue East
1.021	Property		1	5001 West Delbridge Street
1.022	Property		1	91-238 Kauhi
1.023	Property		1	1892 Anfield Road
1.024	Property		1	9215-9347 E Pendleton Pike
1.025	Property		1	955 Aeroplaza Drive
1.026	Property		1	3155 Grissom Parkway
1.027	Property		1	3502 Enterprise Avenue
1.028	Property		1	3870 Ronald Reagan Boulevard
1.029	Property		1	700 Marine Drive
1.030	Property		1	3245 Henry Road
1.031	Property		1	2701 S.W. 18TH Street
1.032	Property		1	2482 Century Drive
1.033	Property		1	158 West Yard Road
1.034	Property		1	55 Commerce Avenue
1.035	Property		1	1415 West Commerce Way
1.036	Property		1	1095 South 4800 West
1.037	Property		1	950 Bennett Road
1.038	Property		1	985 Kershaw Street
1.039	Property		1	1990 Hood Road
1.040	Property		1	17200 Manchac Park Lane
1.041	Property		1	7409 Magi Road
1.042	Property		1	91-329 Kauhi
1.043	Property		1	1985 International Way
1.044	Property		1	200 Orange Point Drive
1.045	Property		1	91-241 Kalaeloa
1.046	Property		1	2311 South Park Road
1.047	Property		1	2820 State Highway 31
1.048	Property		1	8000 Mid America Blvd.
1.049	Property		1	14257 E. Easter Avenue
1.050	Property		1	91-080 Hanua
1.051	Property		1	3736 Salisbury Road
1.052	Property		1	91-027 Kaomi Loop
1.053	Property		1	150 Greenhorn Drive
1.054	Property		1	7130 Q Street
1.055	Property		1	235 Great Pond Road
1.056	Property		1	510 Production Avenue
1.057	Property		1	91-150 Kaomi Loop
1.058	Property		1	4501 Industrial Drive
1.059	Property		1	91-222 Olai
1.060	Property		1	2580 Technology Drive
1.061	Property		1	301 Commerce Drive
1.062	Property		1	590 Assembly Court
1.063	Property		1	7121 South Fifth Avenue
1.064	Property		1	91-250 Komohana
1.065	Property		1	91-220 Kalaeloa
1.066	Property		1	91-185 Kalaeloa
1.067	Property		1	91-300 Hanua
1.068	Property		1	5501 Providence Hill Drive
1.069	Property		1	91-259 Olai
1.070	Property		1	2 Tower Drive
1.071	Property		1	91-064 Kaomi Loop
1.072	Property		1	91-202 Kalaeloa
1.073	Property		1	2100 NW 82nd Avenue
1.074	Property		1	91-102 Kaomi Loop
1.075	Property		1	1230 West 171st Street
1.076	Property		1	91-400 Komohana
1.077	Property		1	91-265 Hanua
1.078	Property		1	91-255 Hanua
1.079	Property		1	1415 Industrial Drive
1.080	Property		1	209 South Bud Street
1.081	Property		1	91-110 Kaomi Loop
1.082	Property		1	3900 NE 6th Street

A-10

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date
1.083	Property		1	91-218 Olai
1.084	Property		1	5795 Logistics Parkway
1.085	Property		1	91-210 Kauhi
1.086	Property		1	435 SE 70th Street
1.087	Property		1	2902 Gun Club Road
1.088	Property		1	91-210 Olai
1.089	Property		1	91-95 Hanua
1.090	Property		1	91-083 Hanua
1.091	Property		1	2401 Cram Avenue SE
1.092	Property		1	91-119 Olai
1.093	Property		1	3425 Maple Drive
1.094	Property		1	91-174 Olai
1.095	Property		1	5156 American Road
1.096	Property		1	91-252 Kauhi
1.097	Property		1	91-349 Kauhi
1.098	Property		1	91-175 Olai
1.099	Property		1	91-087 Hanua
1.100	Property		1	91-171 Olai
1.101	Property		1	91-410 Komohana
1.102	Property		1	91-416 Komohana
2	Loan	18, 19, 20, 21	1	841-853 Broadway	Interest Only	No	Actual/360	60	58	60	58	0	0	5/22/2025
3	Loan	22	1	Bridgemarket Retail	Interest Only	No	Actual/360	60	59	60	59	0	0	7/3/2025
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	Interest Only	No	Actual/360	60	59	60	59	0	0	6/18/2025
4.01	Property		1	670-680 Maine
4.02	Property		1	1000 Maine
4.03	Property		1	Phase I Retail
4.04	Property		1	The Channel
4.05	Property		1	Garage (Ph I)
4.06	Property		1	Hyatt House
4.07	Property		1	Phase II Retail
4.08	Property		1	Garage (Ph II)
4.09	Property		1	Canopy
4.10	Property		1	The Tides
4.11	Property		1	800 Maine
4.12	Property		1	The Anthem
4.13	Property		1	Incanto
4.14	Property		1	580 Water (Pier 4)
4.15	Property		1	Marina
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	Interest Only	No	Actual/360	60	59	60	59	0	0	6/26/2025
5.01	Property		1	Prime Storage - Rocklin
5.02	Property		1	Prime Storage - Richmond
5.03	Property		1	Prime Storage - Bridgewater
5.04	Property		1	Prime Storage - Eastpointe
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	Interest Only	No	Actual/360	60	57	60	57	0	0	5/1/2025
6.01	Property		1	The Sapphire Orange
6.02	Property		1	The Plaza
6.03	Property		1	The Promenade
6.04	Property		1	The Sunrise Park
6.05	Property		1	The Sapphire East Orange
7	Loan	9, 39, 40, 41, 42	1	The Wave	Interest Only	No	Actual/360	60	56	60	56	0	0	4/2/2025
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	Interest Only	No	Actual/360	60	60	60	60	0	0	7/8/2025
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	Interest Only	No	Actual/360	60	60	60	60	0	0	7/9/2025
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	Interest Only	No	Actual/360	60	59	60	59	0	0	6/30/2025
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	Interest Only	No	Actual/360	60	58	60	58	0	0	6/3/2025
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	Interest Only	No	Actual/360	60	59	60	59	0	0	6/24/2025
13	Loan	67, 68	3	Olymbec Atlas Portfolio	Interest Only	No	Actual/360	60	59	60	59	0	0	6/16/2025

A-11

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date
13.01	Property		1	4045 & 4055 Spencer
13.02	Property		1	3040 Simmons Street
13.03	Property		1	1770 Indian Trail
14	Loan		1	155 Attorney Street	Interest Only	No	Actual/360	60	59	60	59	0	0	6/25/2025
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	Interest Only	No	Actual/360	60	58	60	58	0	0	5/13/2025
16	Loan	72, 73	1	100 Howe	Interest Only	No	Actual/360	60	52	60	52	0	0	12/6/2024
17	Loan	74	1	Storage King USA Passaic	Interest Only	No	Actual/360	60	58	60	58	0	0	5/30/2025
18	Loan	9, 75, 76	1	Shaw Park Plaza	Amortizing Balloon	No	Actual/360	0	0	60	57	360	357	5/5/2025
19	Loan	77	1	Guardian Storage – Seven Fields, PA	Interest Only	No	Actual/360	60	58	60	58	0	0	5/8/2025
20	Loan		1	YoHo Lofts and Nepperhan Plaza	Interest Only	No	Actual/360	60	57	60	57	0	0	5/6/2025
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	Interest Only	No	Actual/360	60	55	60	55	0	0	2/26/2025
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	Interest Only	No	Actual/360	61	59	61	59	0	0	6/9/2025
23	Loan	93, 94	1	The Impala Condo	Interest Only	No	Actual/360	60	59	60	59	0	0	7/1/2025
24	Loan		1	Lang Industrial	Interest Only	No	Actual/360	60	58	60	58	0	0	6/6/2025
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	Interest Only	No	Actual/360	60	57	60	57	0	0	4/24/2025
26	Loan		1	City Line - Spokane Valley	Interest Only	No	Actual/360	60	59	60	59	0	0	6/12/2025
27	Loan		1	The Annie	Interest Only	No	Actual/360	60	59	60	59	0	0	7/2/2025
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	Interest Only	No	Actual/360	60	59	60	59	0	0	7/1/2025
29	Loan	104	1	Wilshire Apartments	Interest Only	No	Actual/360	60	60	60	60	0	0	7/9/2025
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	Interest Only	No	Actual/360	60	59	60	59	0	0	7/1/2025
30.01	Property		1	Ramblers Edge
30.02	Property		1	Hanceville
30.03	Property		1	Taylor
31	Loan	106, 107	1	25 Bond Street	Interest Only	No	Actual/360	60	59	60	59	0	0	7/3/2025

A-12

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
													3
1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	1	9	8/9/2025	NAP	7/9/2030	NAP	0	0	YM0.5(53),O(7)	103,218,908
1.001	Property		1	996 Paragon Way										4,860,778
1.002	Property		1	91-399 Kauhi										23,454
1.003	Property		1	11224 Will Walker Road										3,745,803
1.004	Property		1	10450 Doral Boulevard										2,362,787
1.005	Property		1	1580, 1590 & 1600 Williams Road										3,282,351
1.006	Property		1	32150 Just Imagine Drive										2,966,310
1.007	Property		1	6850 Weber Boulevard										3,566,981
1.008	Property		1	1341 N. Clyde Morris Blvd.										3,139,400
1.009	Property		1	27200 SW 127th Avenue										2,790,192
1.010	Property		1	7410 Magi Road										2,123,341
1.011	Property		1	2375 East Newlands Road										1,778,111
1.012	Property		1	3800 Midlink Drive										2,453,356
1.013	Property		1	13509 Waterworks Street										2,725,923
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street										1,586,563
1.015	Property		1	91-141 Kalaeloa										2,244,189
1.016	Property		1	9860 West Buckeye Road										1,752,642
1.017	Property		1	125 North Troy Hill Road										2,218,583
1.018	Property		1	11900 Trolley Lane										1,762,534
1.019	Property		1	11501 Wilkinson Drive										1,852,857
1.020	Property		1	2300 North 33rd Avenue East										1,718,477
1.021	Property		1	5001 West Delbridge Street										1,476,539
1.022	Property		1	91-238 Kauhi										1,603,139
1.023	Property		1	1892 Anfield Road										1,711,149
1.024	Property		1	9215-9347 E Pendleton Pike										1,232,658
1.025	Property		1	955 Aeroplaza Drive										1,386,117
1.026	Property		1	3155 Grissom Parkway										1,327,652
1.027	Property		1	3502 Enterprise Avenue										1,527,866
1.028	Property		1	3870 Ronald Reagan Boulevard										1,577,373
1.029	Property		1	700 Marine Drive										1,089,645
1.030	Property		1	3245 Henry Road										1,550,676
1.031	Property		1	2701 S.W. 18TH Street										1,302,000
1.032	Property		1	2482 Century Drive										1,177,435
1.033	Property		1	158 West Yard Road										1,758,992
1.034	Property		1	55 Commerce Avenue										1,480,222
1.035	Property		1	1415 West Commerce Way										1,323,546
1.036	Property		1	1095 South 4800 West										(13,278)
1.037	Property		1	950 Bennett Road										857,645
1.038	Property		1	985 Kershaw Street										771,816
1.039	Property		1	1990 Hood Road										1,308,500
1.040	Property		1	17200 Manchac Park Lane										1,128,456
1.041	Property		1	7409 Magi Road										1,119,029
1.042	Property		1	91-329 Kauhi										967,555
1.043	Property		1	1985 International Way										1,310,583
1.044	Property		1	200 Orange Point Drive										1,196,709
1.045	Property		1	91-241 Kalaeloa										946,328
1.046	Property		1	2311 South Park Road										892,504
1.047	Property		1	2820 State Highway 31										833,174
1.048	Property		1	8000 Mid America Blvd.										830,579
1.049	Property		1	14257 E. Easter Avenue										861,594
1.050	Property		1	91-080 Hanua										627,449
1.051	Property		1	3736 Salisbury Road										537,693
1.052	Property		1	91-027 Kaomi Loop										133,104
1.053	Property		1	150 Greenhorn Drive										669,160
1.054	Property		1	7130 Q Street										574,723
1.055	Property		1	235 Great Pond Road										1,396,522
1.056	Property		1	510 Production Avenue										657,822
1.057	Property		1	91-150 Kaomi Loop										476,811
1.058	Property		1	4501 Industrial Drive										527,373
1.059	Property		1	91-222 Olai										516,528
1.060	Property		1	2580 Technology Drive										561,933
1.061	Property		1	301 Commerce Drive										594,407
1.062	Property		1	590 Assembly Court										525,602
1.063	Property		1	7121 South Fifth Avenue										481,411
1.064	Property		1	91-250 Komohana										364,635
1.065	Property		1	91-220 Kalaeloa										398,531
1.066	Property		1	91-185 Kalaeloa										355,379
1.067	Property		1	91-300 Hanua										502,739
1.068	Property		1	5501 Providence Hill Drive										533,669
1.069	Property		1	91-259 Olai										407,772
1.070	Property		1	2 Tower Drive										463,143
1.071	Property		1	91-064 Kaomi Loop										348,418
1.072	Property		1	91-202 Kalaeloa										459,771
1.073	Property		1	2100 NW 82nd Avenue										335,009
1.074	Property		1	91-102 Kaomi Loop										405,078
1.075	Property		1	1230 West 171st Street										413,739
1.076	Property		1	91-400 Komohana										290,086
1.077	Property		1	91-265 Hanua										284,018
1.078	Property		1	91-255 Hanua										289,208
1.079	Property		1	1415 Industrial Drive										398,115
1.080	Property		1	209 South Bud Street										493,220
1.081	Property		1	91-110 Kaomi Loop										297,048
1.082	Property		1	3900 NE 6th Street										376,991

A-13

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
1.083	Property		1	91-218 Olai										254,906
1.084	Property		1	5795 Logistics Parkway										590,096
1.085	Property		1	91-210 Kauhi										291,980
1.086	Property		1	435 SE 70th Street										287,806
1.087	Property		1	2902 Gun Club Road										159,657
1.088	Property		1	91-210 Olai										225,085
1.089	Property		1	91-95 Hanua										176,657
1.090	Property		1	91-083 Hanua										174,094
1.091	Property		1	2401 Cram Avenue SE										211,638
1.092	Property		1	91-119 Olai										248,093
1.093	Property		1	3425 Maple Drive										291,071
1.094	Property		1	91-174 Olai										201,211
1.095	Property		1	5156 American Road										206,965
1.096	Property		1	91-252 Kauhi										150,693
1.097	Property		1	91-349 Kauhi										148,450
1.098	Property		1	91-175 Olai										120,024
1.099	Property		1	91-087 Hanua										73,303
1.100	Property		1	91-171 Olai										68,712
1.101	Property		1	91-410 Komohana										65,404
1.102	Property		1	91-416 Komohana										85,122
2	Loan	18, 19, 20, 21	1	841-853 Broadway	2	6	7/6/2025	NAP	6/6/2030	NAP	0	0	L(26),D(27),O(7)	26,235,660
3	Loan	22	1	Bridgemarket Retail	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(28),O(7)	6,760,782
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	1	11	8/11/2025	NAP	7/11/2030	NAP	5	0	L(25),DorYM1(28),O(7)	177,897,628
4.01	Property		1	670-680 Maine										26,547,325
4.02	Property		1	1000 Maine										20,374,686
4.03	Property		1	Phase I Retail										17,876,633
4.04	Property		1	The Channel										13,983,494
4.05	Property		1	Garage (Ph I)										11,970,392
4.06	Property		1	Hyatt House										19,621,169
4.07	Property		1	Phase II Retail										7,863,025
4.08	Property		1	Garage (Ph II)										6,709,439
4.09	Property		1	Canopy										17,416,676
4.10	Property		1	The Tides										5,773,605
4.11	Property		1	800 Maine										10,624,018
4.12	Property		1	The Anthem										6,289,377
4.13	Property		1	Incanto										4,314,479
4.14	Property		1	580 Water (Pier 4)										3,358,579
4.15	Property		1	Marina										5,174,730
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(29),O(6)	5,072,870
5.01	Property		1	Prime Storage - Rocklin										1,493,962
5.02	Property		1	Prime Storage - Richmond										1,262,943
5.03	Property		1	Prime Storage - Bridgewater										921,023
5.04	Property		1	Prime Storage - Eastpointe										1,394,942
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	3	6	6/6/2025	NAP	5/6/2030	NAP	0	0	L(27),D(30),O(3)	5,868,822
6.01	Property		1	The Sapphire Orange										2,060,920
6.02	Property		1	The Plaza										1,441,608
6.03	Property		1	The Promenade										1,135,550
6.04	Property		1	The Sunrise Park										747,374
6.05	Property		1	The Sapphire East Orange										483,371
7	Loan	9, 39, 40, 41, 42	1	The Wave	4	6	5/6/2025	NAP	4/6/2030	NAP	0	0	L(28),D(25),O(7)	NAV
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	0	6	9/6/2025	NAP	8/6/2030	NAP	0	0	L(24),D(31),O(5)	3,952,188
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	0	6	9/6/2025	NAP	8/6/2030	NAP	0	0	L(24),D(29),O(7)	2,756,199
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(28),O(7)	66,737,231
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	2	6	7/6/2025	NAP	6/6/2030	NAP	0	0	L(12),YM1(41),O(7)	NAV
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(30),O(5)	3,236,094
13	Loan	67, 68	3	Olymbec Atlas Portfolio	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(32),O(3)	3,112,021

A-14

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
13.01	Property		1	4045 & 4055 Spencer										1,317,927
13.02	Property		1	3040 Simmons Street										779,870
13.03	Property		1	1770 Indian Trail										1,014,224
14	Loan		1	155 Attorney Street	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(28),O(7)	2,373,478
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	2	6	7/6/2025	NAP	6/6/2030	NAP	0	0	L(26),D(27),O(7)	6,015,732
16	Loan	72, 73	1	100 Howe	8	6	1/6/2025	NAP	12/6/2029	NAP	0	0	L(32),D(21),O(7)	3,481,150
17	Loan	74	1	Storage King USA Passaic	2	6	7/6/2025	NAP	6/6/2030	NAP	5 (Once per trailing 12-month period)	0	L(23),YM1(30),O(7)	1,762,222
18	Loan	9, 75, 76	1	Shaw Park Plaza	3	5	6/5/2025	6/5/2025	5/5/2030	NAP	0	0	L(27),DorYM1(26),O(7)	9,363,902
19	Loan	77	1	Guardian Storage – Seven Fields, PA	2	6	7/6/2025	NAP	6/6/2030	NAP	0	0	L(23),YM1(30),O(7)	1,359,013
20	Loan		1	YoHo Lofts and Nepperhan Plaza	3	6	6/6/2025	NAP	5/6/2030	NAP	0	0	L(27),D(26),O(7)	2,169,282
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	5	6	4/6/2025	NAP	3/6/2030	NAP	6	0	L(29),D(26),O(5)	25,077,129
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	2	6	7/6/2025	NAP	7/6/2030	NAP	0	0	L(26),D(28),O(7)	9,844,984
23	Loan	93, 94	1	The Impala Condo	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(28),O(7)	1,396,276
24	Loan		1	Lang Industrial	2	6	7/6/2025	NAP	6/6/2030	NAP	0	0	L(26),D(27),O(7)	832,656
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	3	6	6/6/2025	NAP	5/6/2030	NAP	0	0	L(27),D(27),O(6)	4,344,105
26	Loan		1	City Line - Spokane Valley	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(28),O(7)	1,172,713
27	Loan		1	The Annie	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(28),O(7)	1,001,680
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(28),O(7)	3,980,036
29	Loan	104	1	Wilshire Apartments	0	6	9/6/2025	NAP	8/6/2030	NAP	0	0	L(24),D(33),O(3)	1,762,519
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	1	6	8/6/2025	NAP	7/6/2030	NAP	0	0	L(25),D(31),O(4)	848,458
30.01	Property		1	Ramblers Edge										496,482
30.02	Property		1	Hanceville										255,060
30.03	Property		1	Taylor										96,915
31	Loan	106, 107	1	25 Bond Street	1	6	8/6/2025	NAP	7/6/2030	NAP	5 (Once per loan term)	0	L(25),D(31),O(4)	577,809

A-15

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	23,277,304	79,941,604	4/30/2025	T-12	104,587,817	24,224,960	80,362,857	12/31/2024	T-12	106,146,461
1.001	Property		1	996 Paragon Way	286,429	4,574,349	4/30/2025	T-12	4,257,780	208,611	4,049,169	12/31/2024	T-12	3,291,254
1.002	Property		1	91-399 Kauhi	659,919	(636,465)	4/30/2025	T-12	754,153	653,402	100,751	12/31/2024	T-12	2,905,835
1.003	Property		1	11224 Will Walker Road	619,914	3,125,889	4/30/2025	T-12	3,738,157	650,539	3,087,618	12/31/2024	T-12	3,677,395
1.004	Property		1	10450 Doral Boulevard	104,712	2,258,076	4/30/2025	T-12	2,343,487	107,865	2,235,622	12/31/2024	T-12	2,264,934
1.005	Property		1	1580, 1590 & 1600 Williams Road	189,738	3,092,613	4/30/2025	T-12	3,249,420	187,832	3,061,587	12/31/2024	T-12	2,863,522
1.006	Property		1	32150 Just Imagine Drive	135,202	2,831,108	4/30/2025	T-12	2,966,310	136,317	2,829,993	12/31/2024	T-12	2,923,320
1.007	Property		1	6850 Weber Boulevard	993,435	2,573,545	4/30/2025	T-12	3,559,504	979,419	2,580,086	12/31/2024	T-12	3,530,055
1.008	Property		1	1341 N. Clyde Morris Blvd.	926,449	2,212,951	4/30/2025	T-12	3,161,381	943,421	2,217,960	12/31/2024	T-12	3,037,835
1.009	Property		1	27200 SW 127th Avenue	520,416	2,269,777	4/30/2025	T-12	2,808,020	573,936	2,234,084	12/31/2024	T-12	2,785,835
1.010	Property		1	7410 Magi Road	15,377	2,107,964	4/30/2025	T-12	2,908,934	971,543	1,937,391	12/31/2024	T-12	2,617,185
1.011	Property		1	2375 East Newlands Road	378,359	1,399,752	4/30/2025	T-12	1,761,080	374,317	1,386,763	12/31/2024	T-12	1,699,095
1.012	Property		1	3800 Midlink Drive	109,897	2,343,460	4/30/2025	T-12	2,377,283	107,465	2,269,818	12/31/2024	T-12	2,282,192
1.013	Property		1	13509 Waterworks Street	846,625	1,879,298	4/30/2025	T-12	2,737,466	856,862	1,880,604	12/31/2024	T-12	2,689,568
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	198,511	1,388,052	4/30/2025	T-12	1,578,945	188,616	1,390,329	12/31/2024	T-12	1,521,425
1.015	Property		1	91-141 Kalaeloa	519,696	1,724,493	4/30/2025	T-12	2,225,615	502,152	1,723,463	12/31/2024	T-12	2,157,598
1.016	Property		1	9860 West Buckeye Road	447,041	1,305,601	4/30/2025	T-12	1,757,392	440,017	1,317,376	12/31/2024	T-12	1,739,793
1.017	Property		1	125 North Troy Hill Road	488,124	1,730,459	4/30/2025	T-12	2,189,193	458,083	1,731,110	12/31/2024	T-12	2,210,158
1.018	Property		1	11900 Trolley Lane	408,126	1,354,408	4/30/2025	T-12	1,762,459	403,248	1,359,210	12/31/2024	T-12	1,793,442
1.019	Property		1	11501 Wilkinson Drive	452,869	1,399,988	4/30/2025	T-12	1,991,986	593,684	1,398,303	12/31/2024	T-12	1,784,335
1.020	Property		1	2300 North 33rd Avenue East	96,261	1,622,216	4/30/2025	T-12	1,701,544	128,197	1,573,347	12/31/2024	T-12	1,691,543
1.021	Property		1	5001 West Delbridge Street	110,857	1,365,682	4/30/2025	T-12	1,465,990	110,881	1,355,109	12/31/2024	T-12	1,435,311
1.022	Property		1	91-238 Kauhi	345,008	1,258,131	4/30/2025	T-12	1,600,954	355,077	1,245,877	12/31/2024	T-12	1,551,520
1.023	Property		1	1892 Anfield Road	478,818	1,232,331	4/30/2025	T-12	1,713,827	482,214	1,231,612	12/31/2024	T-12	1,697,438
1.024	Property		1	9215-9347 E Pendleton Pike	1,353,699	(121,041)	4/30/2025	T-12	2,553,527	1,077,406	1,476,121	12/31/2024	T-12	4,123,674
1.025	Property		1	955 Aeroplaza Drive	296,643	1,089,474	4/30/2025	T-12	1,400,238	289,259	1,110,979	12/31/2024	T-12	1,031,667
1.026	Property		1	3155 Grissom Parkway	236,862	1,090,790	4/30/2025	T-12	1,287,048	225,664	1,061,385	12/31/2024	T-12	1,266,453
1.027	Property		1	3502 Enterprise Avenue	295,514	1,232,352	4/30/2025	T-12	1,429,959	291,807	1,138,152	12/31/2024	T-12	1,361,072
1.028	Property		1	3870 Ronald Reagan Boulevard	537,899	1,039,474	4/30/2025	T-12	1,520,250	565,154	955,096	12/31/2024	T-12	1,458,083
1.029	Property		1	700 Marine Drive	77,661	1,011,984	4/30/2025	T-12	992,153	75,615	916,538	12/31/2024	T-12	842,547
1.030	Property		1	3245 Henry Road	239,719	1,310,957	4/30/2025	T-12	1,593,897	221,056	1,372,841	12/31/2024	T-12	1,894,953
1.031	Property		1	2701 S.W. 18TH Street	316,890	985,110	4/30/2025	T-12	1,294,458	314,900	979,558	12/31/2024	T-12	1,272,418
1.032	Property		1	2482 Century Drive	424,395	753,040	4/30/2025	T-12	1,249,216	438,693	810,523	12/31/2024	T-12	1,222,255
1.033	Property		1	158 West Yard Road	585,503	1,173,489	4/30/2025	T-12	1,699,022	557,680	1,141,341	12/31/2024	T-12	1,673,892
1.034	Property		1	55 Commerce Avenue	364,572	1,115,650	4/30/2025	T-12	1,499,171	383,696	1,115,475	12/31/2024	T-12	1,356,463
1.035	Property		1	1415 West Commerce Way	273,629	1,049,918	4/30/2025	T-12	1,360,568	291,904	1,068,664	12/31/2024	T-12	1,308,384
1.036	Property		1	1095 South 4800 West	366,861	(380,140)	4/30/2025	T-12	(13,278)	407,520	(420,798)	12/31/2024	T-12	1,106,860
1.037	Property		1	950 Bennett Road	245,993	611,651	4/30/2025	T-12	856,634	244,129	612,505	12/31/2024	T-12	852,711
1.038	Property		1	985 Kershaw Street	49,334	722,482	4/30/2025	T-12	771,816	50,606	721,210	12/31/2024	T-12	771,765
1.039	Property		1	1990 Hood Road	345,318	963,182	4/30/2025	T-12	1,303,278	344,161	959,117	12/31/2024	T-12	1,285,197
1.040	Property		1	17200 Manchac Park Lane	150,160	978,296	4/30/2025	T-12	1,071,165	148,336	922,829	12/31/2024	T-12	964,995
1.041	Property		1	7409 Magi Road	324,075	794,954	4/30/2025	T-12	1,088,748	374,664	714,085	12/31/2024	T-12	1,093,392
1.042	Property		1	91-329 Kauhi	385,453	582,101	4/30/2025	T-12	930,603	378,026	552,577	12/31/2024	T-12	983,331
1.043	Property		1	1985 International Way	186,925	1,123,658	4/30/2025	T-12	919,515	188,370	731,146	12/31/2024	T-12	927,174
1.044	Property		1	200 Orange Point Drive	380,054	816,655	4/30/2025	T-12	1,198,016	407,888	790,128	12/31/2024	T-12	1,119,470
1.045	Property		1	91-241 Kalaeloa	226,293	720,035	4/30/2025	T-12	951,595	229,019	722,576	12/31/2024	T-12	932,662
1.046	Property		1	2311 South Park Road	61,886	830,619	4/30/2025	T-12	886,661	60,743	825,918	12/31/2024	T-12	867,483
1.047	Property		1	2820 State Highway 31	102,115	731,059	4/30/2025	T-12	814,290	102,341	711,950	12/31/2024	T-12	824,317
1.048	Property		1	8000 Mid America Blvd.	89,665	740,913	4/30/2025	T-12	807,586	84,013	723,573	12/31/2024	T-12	774,934
1.049	Property		1	14257 E. Easter Avenue	308,896	552,699	4/30/2025	T-12	835,255	277,721	557,534	12/31/2024	T-12	826,674
1.050	Property		1	91-080 Hanua	207,553	419,897	4/30/2025	T-12	633,903	207,247	426,656	12/31/2024	T-12	581,888
1.051	Property		1	3736 Salisbury Road	46,637	491,056	4/30/2025	T-12	538,173	47,924	490,249	12/31/2024	T-12	755,235
1.052	Property		1	91-027 Kaomi Loop	154,570	(21,466)	4/30/2025	T-12	129,025	149,641	(20,616)	12/31/2024	T-12	84,049
1.053	Property		1	150 Greenhorn Drive	148,200	520,960	4/30/2025	T-12	669,497	157,771	511,726	12/31/2024	T-12	603,081
1.054	Property		1	7130 Q Street	47,273	527,450	4/30/2025	T-12	586,622	49,883	536,738	12/31/2024	T-12	541,460
1.055	Property		1	235 Great Pond Road	1,054,872	341,650	4/30/2025	T-12	1,531,718	1,023,658	508,060	12/31/2024	T-12	1,301,312
1.056	Property		1	510 Production Avenue	97,294	560,527	4/30/2025	T-12	657,822	98,223	559,599	12/31/2024	T-12	657,822
1.057	Property		1	91-150 Kaomi Loop	150,650	326,161	4/30/2025	T-12	478,746	149,977	328,769	12/31/2024	T-12	470,508
1.058	Property		1	4501 Industrial Drive	88,268	439,104	4/30/2025	T-12	529,440	91,219	438,221	12/31/2024	T-12	501,923
1.059	Property		1	91-222 Olai	134,989	381,539	4/30/2025	T-12	515,572	137,540	378,032	12/31/2024	T-12	496,692
1.060	Property		1	2580 Technology Drive	65,063	496,870	4/30/2025	T-12	558,145	66,046	492,099	12/31/2024	T-12	545,188
1.061	Property		1	301 Commerce Drive	118,086	476,322	4/30/2025	T-12	585,379	112,696	472,682	12/31/2024	T-12	571,834
1.062	Property		1	590 Assembly Court	57,795	467,806	4/30/2025	T-12	523,050	83,619	439,431	12/31/2024	T-12	507,816
1.063	Property		1	7121 South Fifth Avenue	59,339	422,072	4/30/2025	T-12	480,959	61,247	419,712	12/31/2024	T-12	479,612
1.064	Property		1	91-250 Komohana	96,171	268,464	4/30/2025	T-12	360,820	94,093	266,727	12/31/2024	T-12	345,504
1.065	Property		1	91-220 Kalaeloa	204,474	194,056	4/30/2025	T-12	390,493	206,261	184,232	12/31/2024	T-12	422,762
1.066	Property		1	91-185 Kalaeloa	101,118	254,261	4/30/2025	T-12	350,899	97,777	253,121	12/31/2024	T-12	338,159
1.067	Property		1	91-300 Hanua	125,791	376,948	4/30/2025	T-12	492,591	131,494	361,097	12/31/2024	T-12	480,299
1.068	Property		1	5501 Providence Hill Drive	165,947	367,722	4/30/2025	T-12	498,729	163,161	335,568	12/31/2024	T-12	480,766
1.069	Property		1	91-259 Olai	166,153	241,619	4/30/2025	T-12	380,182	164,921	215,261	12/31/2024	T-12	371,867
1.070	Property		1	2 Tower Drive	129,298	333,845	4/30/2025	T-12	461,484	130,850	330,635	12/31/2024	T-12	442,396
1.071	Property		1	91-064 Kaomi Loop	92,457	255,961	4/30/2025	T-12	348,278	92,976	255,302	12/31/2024	T-12	335,807
1.072	Property		1	91-202 Kalaeloa	166,571	293,200	4/30/2025	T-12	452,752	165,798	286,954	12/31/2024	T-12	501,342
1.073	Property		1	2100 NW 82nd Avenue	188,936	146,073	4/30/2025	T-12	331,791	190,987	140,804	12/31/2024	T-12	323,340
1.074	Property		1	91-102 Kaomi Loop	88,399	316,679	4/30/2025	T-12	399,988	86,148	313,840	12/31/2024	T-12	387,540
1.075	Property		1	1230 West 171st Street	47,424	366,316	4/30/2025	T-12	453,257	126,010	327,248	12/31/2024	T-12	556,497
1.076	Property		1	91-400 Komohana	102,706	187,380	4/30/2025	T-12	285,368	99,600	185,768	12/31/2024	T-12	272,834
1.077	Property		1	91-265 Hanua	79,998	204,021	4/30/2025	T-12	281,493	81,420	200,074	12/31/2024	T-12	299,938
1.078	Property		1	91-255 Hanua	81,892	207,316	4/30/2025	T-12	284,565	78,688	205,877	12/31/2024	T-12	273,866
1.079	Property		1	1415 Industrial Drive	39,250	358,865	4/30/2025	T-12	398,115	40,140	357,976	12/31/2024	T-12	398,115
1.080	Property		1	209 South Bud Street	110,731	382,489	4/30/2025	T-12	491,753	110,277	381,476	12/31/2024	T-12	479,971
1.081	Property		1	91-110 Kaomi Loop	91,184	205,864	4/30/2025	T-12	295,917	90,280	205,637	12/31/2024	T-12	290,785
1.082	Property		1	3900 NE 6th Street	79,766	297,225	4/30/2025	T-12	376,306	79,012	297,294	12/31/2024	T-12	366,235

A-16

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)
1.083	Property		1	91-218 Olai	86,415	168,492	4/30/2025	T-12	250,248	82,552	167,696	12/31/2024	T-12	239,566
1.084	Property		1	5795 Logistics Parkway	111,737	478,359	4/30/2025	T-12	433,542	109,391	324,151	12/31/2024	T-12	436,861
1.085	Property		1	91-210 Kauhi	92,112	199,868	4/30/2025	T-12	292,176	92,161	200,015	12/31/2024	T-12	282,168
1.086	Property		1	435 SE 70th Street	35,627	252,178	4/30/2025	T-12	285,442	38,652	246,789	12/31/2024	T-12	278,480
1.087	Property		1	2902 Gun Club Road	108,918	50,739	4/30/2025	T-12	243,878	89,521	154,356	12/31/2024	T-12	836,989
1.088	Property		1	91-210 Olai	55,069	170,016	4/30/2025	T-12	222,460	55,246	167,214	12/31/2024	T-12	212,813
1.089	Property		1	91-95 Hanua	51,734	124,922	4/30/2025	T-12	174,793	52,180	122,613	12/31/2024	T-12	166,726
1.090	Property		1	91-083 Hanua	56,891	117,203	4/30/2025	T-12	172,568	57,171	115,397	12/31/2024	T-12	165,847
1.091	Property		1	2401 Cram Avenue SE	34,043	177,595	4/30/2025	T-12	211,638	37,119	174,519	12/31/2024	T-12	199,735
1.092	Property		1	91-119 Olai	34,151	213,942	4/30/2025	T-12	247,960	34,348	213,612	12/31/2024	T-12	247,377
1.093	Property		1	3425 Maple Drive	109,155	181,916	4/30/2025	T-12	279,112	110,698	168,414	12/31/2024	T-12	268,090
1.094	Property		1	91-174 Olai	52,599	148,612	4/30/2025	T-12	197,974	53,079	144,895	12/31/2024	T-12	188,162
1.095	Property		1	5156 American Road	45,881	161,084	4/30/2025	T-12	204,951	43,421	161,530	12/31/2024	T-12	187,215
1.096	Property		1	91-252 Kauhi	50,760	99,932	4/30/2025	T-12	149,100	51,079	98,021	12/31/2024	T-12	142,171
1.097	Property		1	91-349 Kauhi	58,649	89,801	4/30/2025	T-12	147,443	59,305	88,138	12/31/2024	T-12	141,811
1.098	Property		1	91-175 Olai	38,608	81,416	4/30/2025	T-12	119,022	38,983	80,039	12/31/2024	T-12	114,305
1.099	Property		1	91-087 Hanua	28,726	44,576	4/30/2025	T-12	72,876	28,968	43,908	12/31/2024	T-12	69,308
1.100	Property		1	91-171 Olai	26,139	42,573	4/30/2025	T-12	68,194	26,434	41,760	12/31/2024	T-12	65,471
1.101	Property		1	91-410 Komohana	24,048	41,356	4/30/2025	T-12	64,890	24,320	40,570	12/31/2024	T-12	62,359
1.102	Property		1	91-416 Komohana	29,391	55,731	4/30/2025	T-12	84,446	29,679	54,766	12/31/2024	T-12	81,147
2	Loan	18, 19, 20, 21	1	841-853 Broadway	10,552,167	15,683,493	2/28/2025	T-12	26,462,401	10,275,267	16,187,134	12/31/2024	T-12	25,265,151
3	Loan	22	1	Bridgemarket Retail	1,549,271	5,211,511	3/31/2025	T-12	6,599,880	1,465,348	5,134,532	12/31/2024	T-12	6,295,989
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	92,831,824	85,065,804	3/31/2025	T-12	177,037,288	91,133,015	85,904,273	12/31/2024	T-12	169,459,101
4.01	Property		1	670-680 Maine	15,016,503	11,530,822	3/31/2025	T-12	26,064,701	14,599,219	11,465,482	12/31/2024	T-12	25,046,927
4.02	Property		1	1000 Maine	9,262,425	11,112,261	3/31/2025	T-12	20,515,868	9,075,507	11,440,361	12/31/2024	T-12	20,413,581
4.03	Property		1	Phase I Retail	8,289,828	9,586,805	3/31/2025	T-12	18,111,046	8,259,562	9,851,484	12/31/2024	T-12	18,284,489
4.04	Property		1	The Channel	6,911,862	7,071,632	3/31/2025	T-12	13,998,573	6,860,813	7,137,760	12/31/2024	T-12	13,960,725
4.05	Property		1	Garage (Ph I)	3,500,451	8,469,941	3/31/2025	T-12	12,031,430	3,677,779	8,353,651	12/31/2024	T-12	12,124,614
4.06	Property		1	Hyatt House	12,635,862	6,985,307	3/31/2025	T-12	19,307,578	12,506,062	6,801,516	12/31/2024	T-12	18,040,705
4.07	Property		1	Phase II Retail	2,621,501	5,241,524	3/31/2025	T-12	7,693,145	2,531,528	5,161,617	12/31/2024	T-12	6,095,942
4.08	Property		1	Garage (Ph II)	2,109,831	4,599,608	3/31/2025	T-12	6,605,376	2,046,817	4,558,559	12/31/2024	T-12	6,029,688
4.09	Property		1	Canopy	12,888,145	4,528,531	3/31/2025	T-12	17,279,138	12,647,839	4,631,299	12/31/2024	T-12	17,093,197
4.10	Property		1	The Tides	3,817,707	1,955,899	3/31/2025	T-12	5,818,564	3,653,387	2,165,177	12/31/2024	T-12	4,620,594
4.11	Property		1	800 Maine	5,912,959	4,711,059	3/31/2025	T-12	10,900,772	5,815,173	5,085,599	12/31/2024	T-12	10,200,265
4.12	Property		1	The Anthem	1,201,039	5,088,338	3/31/2025	T-12	6,072,631	1,206,007	4,866,624	12/31/2024	T-12	5,631,616
4.13	Property		1	Incanto	2,961,888	1,352,591	3/31/2025	T-12	4,297,199	2,972,636	1,324,563	12/31/2024	T-12	4,363,617
4.14	Property		1	580 Water (Pier 4)	1,303,687	2,054,892	3/31/2025	T-12	3,315,256	1,268,317	2,046,939	12/31/2024	T-12	3,077,751
4.15	Property		1	Marina	4,398,136	776,594	3/31/2025	T-12	5,026,011	4,012,369	1,013,642	12/31/2024	T-12	4,475,391
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	2,111,297	2,961,573	5/31/2025	T-12	5,009,527	2,061,768	2,947,759	12/31/2024	Various	NAV
5.01	Property		1	Prime Storage - Rocklin	599,690	894,272	5/31/2025	T-12	1,472,044	634,030	838,013	12/31/2024	T-9 Ann	NAV
5.02	Property		1	Prime Storage - Richmond	378,596	884,347	5/31/2025	T-12	1,213,605	363,302	850,303	12/31/2024	T-9 Ann	NAV
5.03	Property		1	Prime Storage - Bridgewater	431,758	489,265	5/31/2025	T-12	918,544	415,703	502,842	12/31/2024	T-11 Ann	NAV
5.04	Property		1	Prime Storage - Eastpointe	701,253	693,689	5/31/2025	T-12	1,405,334	648,733	756,601	12/31/2024	T-9 Ann	NAV
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	2,512,973	3,355,849	12/31/2024	T-12	5,453,046	2,273,630	3,179,416	12/31/2023	T-12	5,186,381
6.01	Property		1	The Sapphire Orange	936,961	1,123,959	12/31/2024	T-12	1,900,051	867,691	1,032,360	12/31/2023	T-12	1,827,286
6.02	Property		1	The Plaza	613,660	827,948	12/31/2024	T-12	1,366,061	562,496	803,565	12/31/2023	T-12	1,290,168
6.03	Property		1	The Promenade	400,090	735,460	12/31/2024	T-12	1,038,997	352,687	686,310	12/31/2023	T-12	996,362
6.04	Property		1	The Sunrise Park	357,477	389,897	12/31/2024	T-12	674,411	314,398	360,013	12/31/2023	T-12	649,595
6.05	Property		1	The Sapphire East Orange	204,785	278,586	12/31/2024	T-12	473,526	176,359	297,167	12/31/2023	T-12	422,970
7	Loan	9, 39, 40, 41, 42	1	The Wave	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	1,865,862	2,086,326	3/31/2025	T-12	3,737,577	1,813,616	1,923,960	12/31/2024	T-12	3,976,161
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	1,276,769	1,479,431	5/31/2025	T-12	2,382,459	1,229,358	1,153,101	12/31/2024	T-12	NAV
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	46,506,993	20,230,238	3/31/2025	T-12	63,171,481	45,530,930	17,640,551	12/31/2024	T-12	62,442,563
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	1,205,345	2,030,750	3/31/2025	T-12	3,216,132	1,156,217	2,059,915	12/31/2024	T-12	516,266
13	Loan	67, 68	3	Olymbec Atlas Portfolio	1,544,160	1,567,862	2/28/2025	T-12	2,965,202	1,563,805	1,401,397	12/31/2024	T-12	2,774,637

A-17

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)
13.01	Property		1	4045 & 4055 Spencer	874,272	443,654	2/28/2025	T-12	1,220,280	873,369	346,910	12/31/2024	T-12	1,088,123
13.02	Property		1	3040 Simmons Street	162,214	617,656	2/28/2025	T-12	760,706	165,123	595,583	12/31/2024	T-12	713,671
13.03	Property		1	1770 Indian Trail	507,673	506,551	2/28/2025	T-12	984,217	525,313	458,904	12/31/2024	T-12	972,843
14	Loan		1	155 Attorney Street	980,951	1,392,528	5/31/2025	T-12	2,366,266	949,280	1,416,986	12/31/2024	T-12	2,218,596
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	3,569,035	2,446,698	3/31/2025	T-12	6,746,326	3,840,793	2,905,533	12/31/2024	T-12	6,024,191
16	Loan	72, 73	1	100 Howe	1,487,478	1,993,672	3/31/2025	T-12	3,265,292	1,480,102	1,785,190	12/31/2023	T-12	3,378,839
17	Loan	74	1	Storage King USA Passaic	707,381	1,054,840	4/30/2025	T-12	1,829,190	702,713	1,126,477	12/31/2024	T-12	1,855,904
18	Loan	9, 75, 76	1	Shaw Park Plaza	3,453,626	5,910,276	1/31/2025	T-12	9,227,803	3,426,659	5,801,145	12/31/2024	T-12	8,496,059
19	Loan	77	1	Guardian Storage – Seven Fields, PA	507,322	851,691	3/31/2025	T-12	1,303,050	504,049	799,001	12/31/2024	T-12	1,074,815
20	Loan		1	YoHo Lofts and Nepperhan Plaza	910,705	1,258,577	3/31/2025	T-12	2,184,082	921,361	1,262,721	12/31/2024	T-12	1,891,617
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	12,274,774	12,802,355	12/31/2024	T-12	27,060,997	12,085,752	14,975,245	12/31/2023	T-12	24,946,674
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	3,734,484	6,110,500	4/30/2025	T-12	9,590,218	3,699,195	5,891,023	12/31/2024	T-12	8,294,359
23	Loan	93, 94	1	The Impala Condo	935,343	460,934	4/30/2025	T-12	1,368,346	977,266	391,080	12/31/2024	T-12	1,343,437
24	Loan		1	Lang Industrial	328,940	503,716	2/28/2025	T-12	782,602	316,562	466,039	12/31/2024	T-12	602,841
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	1,288,952	3,055,154	2/28/2025	T-12	NAV	NAV	NAV	NAV	NAV	NAV
26	Loan		1	City Line - Spokane Valley	300,263	872,450	4/30/2025	T-12	1,192,288	309,519	882,769	12/31/2024	T-12	1,192,505
27	Loan		1	The Annie	465,181	536,499	5/31/2025	T-9 Ann	860,619	504,931	355,688	12/31/2024	T-4 Ann	663,880
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	2,434,775	1,545,261	2/28/2025	T-12	3,983,990	2,467,803	1,516,187	12/31/2024	T-12	4,035,150
29	Loan	104	1	Wilshire Apartments	1,094,883	667,636	4/30/2025	T-12	1,669,356	1,128,242	541,114	12/31/2024	T-12	1,735,045
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	312,750	535,708	5/31/2025	T-12	727,207	269,427	457,779	12/31/2024	T-12	432,162
30.01	Property		1	Ramblers Edge	165,028	331,454	5/31/2025	T-12	406,762	140,350	266,413	12/31/2024	T-12	214,837
30.02	Property		1	Hanceville	113,172	141,888	5/31/2025	T-12	242,276	101,534	140,742	12/31/2024	T-12	217,325
30.03	Property		1	Taylor	34,550	62,365	5/31/2025	T-12	78,168	27,544	50,625	12/31/2024	T-10	NAV
31	Loan	106, 107	1	25 Bond Street	197,264	380,545	2/28/2025	T-12	576,924	208,110	368,814	12/31/2024	T-12	557,046

A-18

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	23,492,800	82,653,662	12/31/2023	T-12	82.9%	109,122,615	24,773,246	84,349,369	2,541,179	1,905,885
1.001	Property		1	996 Paragon Way	255,484	3,035,770	12/31/2023	T-12	100.0%	5,869,214	344,439	5,524,775	189,005	141,753
1.002	Property		1	91-399 Kauhi	658,666	2,247,170	12/31/2023	T-12	0.5%	20,532	666,448	(645,916)	0	0
1.003	Property		1	11224 Will Walker Road	630,080	3,047,315	12/31/2023	T-12	100.0%	3,954,274	613,308	3,340,965	105,914	79,435
1.004	Property		1	10450 Doral Boulevard	106,957	2,157,977	12/31/2023	T-12	100.0%	2,438,872	102,706	2,336,166	48,057	36,042
1.005	Property		1	1580, 1590 & 1600 Williams Road	179,918	2,683,604	12/31/2023	T-12	100.0%	3,463,099	177,615	3,285,484	151,990	113,993
1.006	Property		1	32150 Just Imagine Drive	138,220	2,785,100	12/31/2023	T-12	100.0%	3,030,795	128,555	2,902,240	128,970	96,728
1.007	Property		1	6850 Weber Boulevard	982,667	2,547,388	12/31/2023	T-12	100.0%	3,581,948	977,856	2,604,092	53,064	39,798
1.008	Property		1	1341 N. Clyde Morris Blvd.	880,636	2,157,199	12/31/2023	T-12	100.0%	3,188,164	889,027	2,299,137	79,888	59,916
1.009	Property		1	27200 SW 127th Avenue	790,646	1,995,188	12/31/2023	T-12	100.0%	2,773,877	762,963	2,010,913	47,551	35,663
1.010	Property		1	7410 Magi Road	949,341	1,667,844	12/31/2023	T-12	100.0%	2,517,764	253,922	2,263,842	60,480	45,360
1.011	Property		1	2375 East Newlands Road	356,749	1,342,346	12/31/2023	T-12	100.0%	2,415,904	392,307	2,023,597	67,500	50,625
1.012	Property		1	3800 Midlink Drive	105,332	2,176,860	12/31/2023	T-12	100.0%	2,510,592	110,897	2,399,696	31,699	23,775
1.013	Property		1	13509 Waterworks Street	815,819	1,873,749	12/31/2023	T-12	100.0%	2,691,349	813,412	1,877,937	60,972	45,729
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	150,042	1,371,383	12/31/2023	T-12	100.0%	2,814,543	231,358	2,583,185	78,794	59,096
1.015	Property		1	91-141 Kalaeloa	471,823	1,685,775	12/31/2023	T-12	100.0%	2,384,076	579,987	1,804,089	0	0
1.016	Property		1	9860 West Buckeye Road	435,847	1,303,946	12/31/2023	T-12	100.0%	1,925,372	491,060	1,434,312	57,609	43,207
1.017	Property		1	125 North Troy Hill Road	485,162	1,724,996	12/31/2023	T-12	100.0%	2,465,056	496,502	1,968,554	45,040	33,780
1.018	Property		1	11900 Trolley Lane	436,265	1,357,177	12/31/2023	T-12	100.0%	1,801,638	401,120	1,400,518	29,776	22,332
1.019	Property		1	11501 Wilkinson Drive	486,828	1,297,508	12/31/2023	T-12	100.0%	2,032,496	634,058	1,398,438	28,840	21,630
1.020	Property		1	2300 North 33rd Avenue East	121,983	1,569,560	12/31/2023	T-12	100.0%	1,808,086	106,693	1,701,393	67,592	50,694
1.021	Property		1	5001 West Delbridge Street	104,155	1,331,156	12/31/2023	T-12	100.0%	1,517,778	107,988	1,409,790	33,434	25,076
1.022	Property		1	91-238 Kauhi	330,806	1,220,714	12/31/2023	T-12	100.0%	1,665,010	354,752	1,310,258	17,063	12,798
1.023	Property		1	1892 Anfield Road	491,223	1,206,215	12/31/2023	T-12	100.0%	1,715,916	476,992	1,238,924	24,337	18,252
1.024	Property		1	9215-9347 E Pendleton Pike	954,762	3,168,913	12/31/2023	T-12	0.0%	0	1,230,119	(1,230,119)	106,954	80,215
1.025	Property		1	955 Aeroplaza Drive	225,073	806,594	12/31/2023	T-12	100.0%	1,417,930	274,899	1,143,031	25,012	18,759
1.026	Property		1	3155 Grissom Parkway	203,312	1,063,141	12/31/2023	T-12	100.0%	1,390,856	208,850	1,182,006	28,828	21,621
1.027	Property		1	3502 Enterprise Avenue	252,933	1,108,139	12/31/2023	T-12	100.0%	1,466,281	257,694	1,208,587	46,270	34,703
1.028	Property		1	3870 Ronald Reagan Boulevard	488,595	969,488	12/31/2023	T-12	100.0%	1,554,429	533,346	1,021,084	19,437	14,578
1.029	Property		1	700 Marine Drive	71,497	771,050	12/31/2023	T-12	100.0%	1,204,613	81,108	1,123,505	40,196	30,147
1.030	Property		1	3245 Henry Road	251,645	1,643,308	12/31/2023	T-12	100.0%	1,460,632	239,921	1,220,711	26,230	19,673
1.031	Property		1	2701 S.W. 18TH Street	293,067	979,351	12/31/2023	T-12	100.0%	1,406,998	317,077	1,089,921	31,668	23,751
1.032	Property		1	2482 Century Drive	418,599	803,656	12/31/2023	T-12	100.0%	1,779,223	485,100	1,294,123	50,000	37,500
1.033	Property		1	158 West Yard Road	595,805	1,078,087	12/31/2023	T-12	100.0%	1,738,587	558,993	1,179,595	70,800	53,100
1.034	Property		1	55 Commerce Avenue	397,716	958,747	12/31/2023	T-12	100.0%	1,576,348	407,388	1,168,960	25,000	18,750
1.035	Property		1	1415 West Commerce Way	263,059	1,045,325	12/31/2023	T-12	100.0%	1,330,665	276,453	1,054,212	44,400	33,300
1.036	Property		1	1095 South 4800 West	306,814	800,046	12/31/2023	T-12	0.0%	0	414,083	(414,083)	30,060	22,545
1.037	Property		1	950 Bennett Road	292,443	560,267	12/31/2023	T-12	100.0%	893,514	254,381	639,133	22,124	16,593
1.038	Property		1	985 Kershaw Street	52,821	718,945	12/31/2023	T-12	100.0%	771,955	44,761	727,195	13,947	10,460
1.039	Property		1	1990 Hood Road	344,311	940,886	12/31/2023	T-12	100.0%	1,348,863	348,927	999,936	38,000	28,500
1.040	Property		1	17200 Manchac Park Lane	142,145	822,851	12/31/2023	T-12	100.0%	1,141,925	139,966	1,001,959	25,029	18,772
1.041	Property		1	7409 Magi Road	365,490	727,902	12/31/2023	T-12	100.0%	1,232,228	385,054	847,174	18,355	13,766
1.042	Property		1	91-329 Kauhi	365,109	618,221	12/31/2023	T-12	87.9%	991,014	384,760	606,254	9,554	7,165
1.043	Property		1	1985 International Way	200,854	726,320	12/31/2023	T-12	100.0%	944,739	192,195	752,544	37,880	28,410
1.044	Property		1	200 Orange Point Drive	354,129	765,341	12/31/2023	T-12	100.0%	1,300,769	396,840	903,929	25,012	18,759
1.045	Property		1	91-241 Kalaeloa	218,476	714,186	12/31/2023	T-12	100.0%	945,967	233,734	712,233	9,000	6,750
1.046	Property		1	2311 South Park Road	63,120	804,364	12/31/2023	T-12	100.0%	911,625	57,355	854,270	27,500	20,625
1.047	Property		1	2820 State Highway 31	92,578	731,739	12/31/2023	T-12	100.0%	855,007	101,942	753,065	11,856	8,892
1.048	Property		1	8000 Mid America Blvd.	63,939	710,995	12/31/2023	T-12	100.0%	966,125	95,115	871,010	22,072	16,554
1.049	Property		1	14257 E. Easter Avenue	275,571	551,103	12/31/2023	T-12	100.0%	878,903	276,485	602,418	13,973	10,480
1.050	Property		1	91-080 Hanua	414,411	167,477	12/31/2023	T-12	100.0%	696,385	236,432	459,954	0	0
1.051	Property		1	3736 Salisbury Road	284,517	470,718	12/31/2023	T-12	100.0%	535,986	43,752	492,234	19,177	14,382
1.052	Property		1	91-027 Kaomi Loop	231,898	(147,849)	12/31/2023	T-12	100.0%	180,994	186,424	(5,430)	0	0
1.053	Property		1	150 Greenhorn Drive	123,886	479,195	12/31/2023	T-12	100.0%	685,272	142,702	542,569	10,840	8,130
1.054	Property		1	7130 Q Street	122,197	419,263	12/31/2023	T-12	100.0%	647,420	42,021	605,400	17,823	13,367
1.055	Property		1	235 Great Pond Road	91,292	1,210,020	12/31/2023	T-12	100.0%	1,715,189	1,317,519	397,670	22,751	17,063
1.056	Property		1	510 Production Avenue	102,264	555,558	12/31/2023	T-12	100.0%	681,228	97,213	584,015	17,778	13,334
1.057	Property		1	91-150 Kaomi Loop	149,881	320,627	12/31/2023	T-12	100.0%	548,697	210,480	338,217	0	0
1.058	Property		1	4501 Industrial Drive	95,434	406,489	12/31/2023	T-12	100.0%	557,490	95,846	461,645	12,842	9,632
1.059	Property		1	91-222 Olai	141,402	355,290	12/31/2023	T-12	100.0%	596,191	169,996	426,195	0	0
1.060	Property		1	2580 Technology Drive	63,445	481,743	12/31/2023	T-12	100.0%	587,427	58,769	528,658	17,825	13,368
1.061	Property		1	301 Commerce Drive	109,807	462,027	12/31/2023	T-12	100.0%	626,100	126,328	499,772	15,052	11,289
1.062	Property		1	590 Assembly Court	60,836	446,980	12/31/2023	T-12	0.0%	0	36,439	(36,439)	29,600	22,200
1.063	Property		1	7121 South Fifth Avenue	73,219	406,393	12/31/2023	T-12	100.0%	508,270	61,679	446,591	6,679	5,009
1.064	Property		1	91-250 Komohana	95,470	250,034	12/31/2023	T-12	100.0%	402,387	111,907	290,481	0	0
1.065	Property		1	91-220 Kalaeloa	184,276	238,487	12/31/2023	T-12	100.0%	556,966	189,137	367,829	4,608	3,456
1.066	Property		1	91-185 Kalaeloa	98,807	239,351	12/31/2023	T-12	100.0%	397,288	120,659	276,629	0	0
1.067	Property		1	91-300 Hanua	124,265	356,034	12/31/2023	T-12	100.0%	529,629	135,159	394,470	5,664	4,248
1.068	Property		1	5501 Providence Hill Drive	166,408	314,358	12/31/2023	T-12	100.0%	549,893	155,567	394,326	13,338	10,004
1.069	Property		1	91-259 Olai	160,974	210,893	12/31/2023	T-12	100.0%	411,617	150,755	260,862	0	0
1.070	Property		1	2 Tower Drive	137,619	304,776	12/31/2023	T-12	100.0%	465,086	131,662	333,424	12,478	9,359
1.071	Property		1	91-064 Kaomi Loop	94,717	241,090	12/31/2023	T-12	100.0%	401,069	121,915	279,154	0	0
1.072	Property		1	91-202 Kalaeloa	174,375	326,967	12/31/2023	T-12	100.0%	550,133	187,950	362,183	16,782	12,586
1.073	Property		1	2100 NW 82nd Avenue	192,329	131,012	12/31/2023	T-12	100.0%	422,186	201,109	221,077	7,400	5,550
1.074	Property		1	91-102 Kaomi Loop	89,557	297,982	12/31/2023	T-12	100.0%	472,417	105,054	367,364	0	0
1.075	Property		1	1230 West 171st Street	213,507	342,991	12/31/2023	T-12	100.0%	631,667	231,456	400,211	8,082	6,062
1.076	Property		1	91-400 Komohana	102,048	170,786	12/31/2023	T-12	100.0%	344,732	123,349	221,383	0	0
1.077	Property		1	91-265 Hanua	85,369	214,569	12/31/2023	T-12	100.0%	317,815	85,700	232,115	0	0
1.078	Property		1	91-255 Hanua	80,497	193,369	12/31/2023	T-12	100.0%	369,758	101,652	268,106	0	0
1.079	Property		1	1415 Industrial Drive	50,481	347,634	12/31/2023	T-12	100.0%	397,922	35,772	362,150	8,765	6,574
1.080	Property		1	209 South Bud Street	108,286	371,684	12/31/2023	T-12	100.0%	526,800	108,864	417,936	14,059	10,544
1.081	Property		1	91-110 Kaomi Loop	93,103	197,683	12/31/2023	T-12	100.0%	317,127	101,589	215,538	0	0
1.082	Property		1	3900 NE 6th Street	83,109	283,126	12/31/2023	T-12	100.0%	413,000	84,078	328,922	4,862	3,647

A-19

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)
1.083	Property		1	91-218 Olai	83,246	156,320	12/31/2023	T-12	100.0%	293,241	108,201	185,040	0	0
1.084	Property		1	5795 Logistics Parkway	110,350	326,511	12/31/2023	T-12	100.0%	443,083	109,224	333,858	7,767	5,825
1.085	Property		1	91-210 Kauhi	91,658	190,511	12/31/2023	T-12	100.0%	349,732	94,446	255,286	3,322	2,492
1.086	Property		1	435 SE 70th Street	41,168	237,311	12/31/2023	T-12	100.0%	298,000	29,836	268,164	8,000	6,000
1.087	Property		1	2902 Gun Club Road	113,436	723,553	12/31/2023	T-12	0.0%	0	110,923	(110,923)	11,872	8,904
1.088	Property		1	91-210 Olai	60,562	152,251	12/31/2023	T-12	100.0%	246,211	57,350	188,860	0	0
1.089	Property		1	91-95 Hanua	57,023	109,703	12/31/2023	T-12	100.0%	196,108	54,335	141,773	0	0
1.090	Property		1	91-083 Hanua	60,953	104,894	12/31/2023	T-12	100.0%	191,858	59,352	132,506	0	0
1.091	Property		1	2401 Cram Avenue SE	37,978	161,758	12/31/2023	T-12	100.0%	211,638	27,453	184,185	4,332	3,249
1.092	Property		1	91-119 Olai	39,787	207,590	12/31/2023	T-12	100.0%	265,250	36,233	229,016	0	0
1.093	Property		1	3425 Maple Drive	101,143	166,946	12/31/2023	T-12	100.0%	291,132	107,104	184,028	5,080	3,810
1.094	Property		1	91-174 Olai	57,375	130,788	12/31/2023	T-12	91.4%	210,019	54,790	155,229	0	0
1.095	Property		1	5156 American Road	32,288	154,927	12/31/2023	T-12	100.0%	223,447	36,772	186,675	7,672	5,754
1.096	Property		1	91-252 Kauhi	54,850	87,321	12/31/2023	T-12	100.0%	158,251	52,894	105,357	0	0
1.097	Property		1	91-349 Kauhi	62,254	79,557	12/31/2023	T-12	100.0%	159,688	61,075	98,613	0	0
1.098	Property		1	91-175 Olai	42,364	71,941	12/31/2023	T-12	100.0%	134,075	40,828	93,247	0	0
1.099	Property		1	91-087 Hanua	33,675	35,633	12/31/2023	T-12	100.0%	83,049	29,997	53,052	0	0
1.100	Property		1	91-171 Olai	31,042	34,429	12/31/2023	T-12	100.0%	80,602	27,540	53,062	0	0
1.101	Property		1	91-410 Komohana	29,222	33,137	12/31/2023	T-12	100.0%	77,460	25,346	52,115	0	0
1.102	Property		1	91-416 Komohana	34,228	46,919	12/31/2023	T-12	100.0%	70,075	30,104	39,970	0	0
2	Loan	18, 19, 20, 21	1	841-853 Broadway	10,252,027	15,013,124	12/31/2023	T-12	89.7%	26,657,806	10,351,763	16,306,043	53,024	530,238
3	Loan	22	1	Bridgemarket Retail	1,401,746	4,894,242	12/31/2023	T-12	97.0%	7,085,187	1,810,031	5,275,156	34,125	0
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	88,666,801	80,792,301	12/31/2023	T-12	91.9%	202,966,635	94,863,741	108,102,894	1,937,297	2,469,376
4.01	Property		1	670-680 Maine	12,502,090	12,544,837	12/31/2023	T-12	91.8%	44,590,549	15,917,619	28,672,930	100,196	1,001,962
4.02	Property		1	1000 Maine	8,270,699	12,142,882	12/31/2023	T-12	94.8%	23,904,488	9,389,036	14,515,453	49,850	498,502
4.03	Property		1	Phase I Retail	7,737,431	10,547,058	12/31/2023	T-12	89.1%	18,187,614	8,316,769	9,870,844	43,080	430,796
4.04	Property		1	The Channel	6,836,895	7,123,830	12/31/2023	T-12	90.9%	14,466,864	6,667,424	7,799,440	100,200	0
4.05	Property		1	Garage (Ph I)	4,146,770	7,977,844	12/31/2023	T-12	100.0%	12,214,948	3,670,839	8,544,110	0	0
4.06	Property		1	Hyatt House	11,997,729	6,042,976	12/31/2023	T-12	79.8%	19,621,169	12,728,876	6,892,293	784,847	0
4.07	Property		1	Phase II Retail	2,076,312	4,019,630	12/31/2023	T-12	98.0%	9,111,104	2,945,084	6,166,020	18,227	182,272
4.08	Property		1	Garage (Ph II)	3,252,265	2,777,423	12/31/2023	T-12	100.0%	6,690,104	2,784,410	3,905,694	0	0
4.09	Property		1	Canopy	12,837,205	4,255,992	12/31/2023	T-12	78.5%	17,416,676	12,862,149	4,554,527	696,667	0
4.10	Property		1	The Tides	3,766,924	853,669	12/31/2023	T-12	82.1%	6,752,961	3,930,953	2,822,008	51,000	0
4.11	Property		1	800 Maine	5,777,310	4,422,955	12/31/2023	T-12	100.0%	10,825,614	6,071,365	4,754,249	29,903	299,030
4.12	Property		1	The Anthem	1,486,525	4,145,091	12/31/2023	T-12	100.0%	6,538,560	1,915,634	4,622,926	28,046	0
4.13	Property		1	Incanto	3,037,234	1,326,383	12/31/2023	T-12	90.6%	4,504,665	2,997,522	1,507,143	29,600	0
4.14	Property		1	580 Water (Pier 4)	1,299,635	1,778,116	12/31/2023	T-12	82.1%	3,669,678	1,315,456	2,354,222	5,681	56,814
4.15	Property		1	Marina	3,641,777	833,614	12/31/2023	T-12	100.0%	4,471,639	3,350,604	1,121,035	0	0
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	NAV	NAV	NAV	NAV	88.6%	5,431,045	2,183,541	3,247,505	0	0
5.01	Property		1	Prime Storage - Rocklin	NAV	NAV	NAV	NAV	86.0%	1,615,189	594,904	1,020,285	0	0
5.02	Property		1	Prime Storage - Richmond	NAV	NAV	NAV	NAV	92.0%	1,364,522	395,905	968,617	0	0
5.03	Property		1	Prime Storage - Bridgewater	NAV	NAV	NAV	NAV	97.4%	1,067,914	389,977	677,937	0	0
5.04	Property		1	Prime Storage - Eastpointe	NAV	NAV	NAV	NAV	82.2%	1,383,421	802,754	580,666	0	0
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	2,153,344	3,033,037	12/31/2022	T-12	94.6%	5,868,822	2,602,598	3,266,224	78,769	0
6.01	Property		1	The Sapphire Orange	819,434	1,007,852	12/31/2022	T-12	96.9%	2,060,920	966,975	1,093,946	23,166	0
6.02	Property		1	The Plaza	528,155	762,013	12/31/2022	T-12	91.6%	1,441,608	649,443	792,165	22,769	0
6.03	Property		1	The Promenade	338,660	657,702	12/31/2022	T-12	97.5%	1,135,550	408,508	727,042	21,074	0
6.04	Property		1	The Sunrise Park	298,265	351,330	12/31/2022	T-12	94.0%	747,374	368,028	379,345	8,089	0
6.05	Property		1	The Sapphire East Orange	168,831	254,139	12/31/2022	T-12	94.6%	483,371	209,644	273,727	3,671	0
7	Loan	9, 39, 40, 41, 42	1	The Wave	NAV	NAV	NAV	NAV	94.4%	7,606,122	842,740	6,763,382	36,138	15,390
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	1,978,486	1,997,675	12/31/2023	T-12	87.5%	4,055,034	1,665,801	2,389,232	18,257	14,104
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	NAV	NAV	NAV	NAV	83.0%	2,780,011	1,217,643	1,562,368	37,250	0
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	43,408,039	19,034,524	12/31/2023	T-12	70.2%	66,737,231	46,433,563	20,303,668	3,336,862	0
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	NAV	NAV	NAV	NAV	95.3%	5,658,192	1,390,067	4,268,126	19,989	85,537
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	1,263,225	(746,959)	12/31/2023	T-12	95.0%	3,463,089	1,171,028	2,292,061	7,040	0
13	Loan	67, 68	3	Olymbec Atlas Portfolio	1,653,197	1,121,440	12/31/2023	T-12	90.5%	4,104,308	1,584,454	2,519,854	42,430	183,117

A-20

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)
13.01	Property		1	4045 & 4055 Spencer	961,980	126,143	12/31/2023	T-12	84.8%	1,929,908	898,136	1,031,772	22,417	96,462
13.02	Property		1	3040 Simmons Street	156,896	556,774	12/31/2023	T-12	100.0%	947,055	169,557	777,499	7,785	33,865
13.03	Property		1	1770 Indian Trail	534,320	438,523	12/31/2023	T-12	92.9%	1,227,344	516,761	710,583	12,227	52,790
14	Loan		1	155 Attorney Street	979,186	1,239,410	12/31/2023	T-12	97.0%	2,361,872	969,859	1,392,013	13,190	0
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	3,628,418	2,395,773	12/31/2023	T-12	77.2%	6,015,732	3,573,325	2,442,408	240,629	0
16	Loan	72, 73	1	100 Howe	1,250,577	2,128,262	12/31/2022	T-12	93.3%	3,660,362	1,500,500	2,159,863	51,479	113,252
17	Loan	74	1	Storage King USA Passaic	661,401	1,194,503	12/31/2023	T-12	89.5%	1,791,209	695,434	1,095,775	8,438	0
18	Loan	9, 75, 76	1	Shaw Park Plaza	3,661,095	4,834,964	12/31/2023	T-12	95.0%	10,987,592	3,536,705	7,450,887	88,937	277,927
19	Loan	77	1	Guardian Storage – Seven Fields, PA	465,069	609,746	12/31/2023	T-12	89.5%	1,475,005	511,726	963,279	12,930	0
20	Loan		1	YoHo Lofts and Nepperhan Plaza	836,234	1,055,383	12/31/2023	T-12	88.8%	2,177,080	930,344	1,246,736	21,935	68,547
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	11,853,447	13,093,227	12/31/2022	T-12	91.5%	28,864,102	13,042,893	15,821,208	111,608	837,060
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	2,904,901	5,389,457	12/31/2023	T-12	79.3%	12,092,176	3,804,601	8,287,574	144,184	218,538
23	Loan	93, 94	1	The Impala Condo	957,605	385,832	12/31/2023	T-12	97.0%	1,871,735	972,761	898,974	7,186	39,031
24	Loan		1	Lang Industrial	307,626	295,216	12/31/2023	T-12	95.0%	1,375,209	349,609	1,025,599	24,785	0
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	NAV	NAV	NAV	NAV	93.0%	8,528,192	1,209,804	7,318,388	29,648	185,303
26	Loan		1	City Line - Spokane Valley	296,546	895,959	12/31/2023	T-12	91.7%	1,170,379	373,635	796,744	11,015	0
27	Loan		1	The Annie	309,381	354,498	12/31/2023	T-9 Ann	94.2%	1,211,826	401,451	810,376	19,500	0
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	2,456,910	1,578,241	12/31/2023	T-12	77.4%	3,980,036	2,426,696	1,553,340	159,201	0
29	Loan	104	1	Wilshire Apartments	1,214,294	520,750	12/31/2023	T-12	91.6%	1,897,591	1,154,493	743,098	48,323	0
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	193,410	238,752	12/31/2023	Various	78.8%	948,793	377,980	570,813	0	0
30.01	Property		1	Ramblers Edge	98,832	116,005	12/31/2023	T-4 Ann	86.4%	560,938	179,048	381,890	0	0
30.02	Property		1	Hanceville	94,578	122,747	12/31/2023	T-12	68.1%	254,835	144,849	109,986	0	0
30.03	Property		1	Taylor	NAV	NAV	NAV	NAV	100.0%	133,020	54,084	78,936	0	0
31	Loan	106, 107	1	25 Bond Street	197,639	359,407	12/31/2023	T-12	95.0%	577,536	178,012	399,524	579	0

A-21

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)
						4	4
1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	79,902,305	2.07	1.96	11.3%	10.7%	1,706,541,600	As Portfolio	4/10/2025	43.8%	43.8%
1.001	Property		1	996 Paragon Way	5,194,017					91,500,000	As Is	4/4/2025
1.002	Property		1	91-399 Kauhi	(645,916)					80,740,000	As Is	4/7/2025
1.003	Property		1	11224 Will Walker Road	3,155,617					54,100,000	As Is	4/8/2025
1.004	Property		1	10450 Doral Boulevard	2,252,067					70,600,000	As Is	4/8/2025
1.005	Property		1	1580, 1590 & 1600 Williams Road	3,019,502					47,900,000	As Is	4/10/2025
1.006	Property		1	32150 Just Imagine Drive	2,676,543					47,600,000	As Is	4/8/2025
1.007	Property		1	6850 Weber Boulevard	2,511,230					44,800,000	As Is	4/7/2025
1.008	Property		1	1341 N. Clyde Morris Blvd.	2,159,333					45,100,000	As Is	4/7/2025
1.009	Property		1	27200 SW 127th Avenue	1,927,699					43,800,000	As Is	4/8/2025
1.010	Property		1	7410 Magi Road	2,158,002					42,700,000	As Is	4/7/2025
1.011	Property		1	2375 East Newlands Road	1,905,472					41,500,000	As Is	4/4/2025
1.012	Property		1	3800 Midlink Drive	2,344,222					37,800,000	As Is	4/7/2025
1.013	Property		1	13509 Waterworks Street	1,771,236					37,200,000	As Is	4/4/2025
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	2,445,295					37,100,000	As Is	4/4/2025
1.015	Property		1	91-141 Kalaeloa	1,804,089					36,500,000	As Is	4/7/2025
1.016	Property		1	9860 West Buckeye Road	1,333,496					41,800,000	As Is	4/7/2025
1.017	Property		1	125 North Troy Hill Road	1,889,735					32,900,000	As Is	4/7/2025
1.018	Property		1	11900 Trolley Lane	1,348,410					25,300,000	As Is	4/7/2025
1.019	Property		1	11501 Wilkinson Drive	1,347,968					25,000,000	As Is	4/3/2025
1.020	Property		1	2300 North 33rd Avenue East	1,583,107					24,230,000	As Is	4/9/2025
1.021	Property		1	5001 West Delbridge Street	1,351,280					23,020,000	As Is	4/8/2025
1.022	Property		1	91-238 Kauhi	1,280,397					22,950,000	As Is	4/7/2025
1.023	Property		1	1892 Anfield Road	1,196,335					21,500,000	As Is	4/7/2025
1.024	Property		1	9215-9347 E Pendleton Pike	(1,417,288)					25,200,000	As Is	4/7/2025
1.025	Property		1	955 Aeroplaza Drive	1,099,260					20,500,000	As Is	4/7/2025
1.026	Property		1	3155 Grissom Parkway	1,131,558					19,800,000	As Is	4/4/2025
1.027	Property		1	3502 Enterprise Avenue	1,127,614					19,700,000	As Is	4/4/2025
1.028	Property		1	3870 Ronald Reagan Boulevard	987,068					18,500,000	As Is	4/7/2025
1.029	Property		1	700 Marine Drive	1,053,162					17,960,000	As Is	4/4/2025
1.030	Property		1	3245 Henry Road	1,174,808					17,750,000	As Is	4/8/2025
1.031	Property		1	2701 S.W. 18TH Street	1,034,502					17,000,000	As Is	4/7/2025
1.032	Property		1	2482 Century Drive	1,206,623					15,700,000	As Is	4/4/2025
1.033	Property		1	158 West Yard Road	1,055,695					15,500,000	As Is	4/7/2025
1.034	Property		1	55 Commerce Avenue	1,125,210					15,400,000	As Is	4/7/2025
1.035	Property		1	1415 West Commerce Way	976,512					15,670,000	As Is	4/9/2025
1.036	Property		1	1095 South 4800 West	(466,688)					18,500,000	As Is	4/3/2025
1.037	Property		1	950 Bennett Road	600,416					15,900,000	As Is	4/3/2025
1.038	Property		1	985 Kershaw Street	702,788					14,700,000	As Is	4/3/2025
1.039	Property		1	1990 Hood Road	933,436					14,000,000	As Is	4/3/2025
1.040	Property		1	17200 Manchac Park Lane	958,158					13,980,000	As Is	4/7/2025
1.041	Property		1	7409 Magi Road	815,052					13,800,000	As Is	4/7/2025
1.042	Property		1	91-329 Kauhi	589,534					13,300,000	As Is	4/7/2025
1.043	Property		1	1985 International Way	686,254					13,200,000	As Is	4/9/2025
1.044	Property		1	200 Orange Point Drive	860,158					12,950,000	As Is	4/10/2025
1.045	Property		1	91-241 Kalaeloa	696,483					12,400,000	As Is	4/7/2025
1.046	Property		1	2311 South Park Road	806,145					11,900,000	As Is	4/8/2025
1.047	Property		1	2820 State Highway 31	732,316					11,700,000	As Is	4/7/2025
1.048	Property		1	8000 Mid America Blvd.	832,384					11,000,000	As Is	4/7/2025
1.049	Property		1	14257 E. Easter Avenue	577,965					10,900,000	As Is	4/7/2025
1.050	Property		1	91-080 Hanua	459,954					10,720,000	As Is	4/7/2025
1.051	Property		1	3736 Salisbury Road	458,675					10,500,000	As Is	4/4/2025
1.052	Property		1	91-027 Kaomi Loop	(5,430)					11,950,000	As Is	4/7/2025
1.053	Property		1	150 Greenhorn Drive	523,600					9,600,000	As Is	4/7/2025
1.054	Property		1	7130 Q Street	574,210					9,460,000	As Is	4/8/2025
1.055	Property		1	235 Great Pond Road	357,857					13,180,000	As Is	4/3/2025
1.056	Property		1	510 Production Avenue	552,904					9,300,000	As Is	4/8/2025
1.057	Property		1	91-150 Kaomi Loop	338,217					8,940,000	As Is	4/7/2025
1.058	Property		1	4501 Industrial Drive	439,171					7,700,000	As Is	4/4/2025
1.059	Property		1	91-222 Olai	426,195					7,670,000	As Is	4/7/2025
1.060	Property		1	2580 Technology Drive	497,465					7,600,000	As Is	4/8/2025
1.061	Property		1	301 Commerce Drive	473,430					6,900,000	As Is	4/7/2025
1.062	Property		1	590 Assembly Court	(88,239)					8,050,000	As Is	4/7/2025
1.063	Property		1	7121 South Fifth Avenue	434,903					6,800,000	As Is	4/7/2025
1.064	Property		1	91-250 Komohana	290,481					6,425,000	As Is	4/7/2025
1.065	Property		1	91-220 Kalaeloa	359,765					6,350,000	As Is	4/7/2025
1.066	Property		1	91-185 Kalaeloa	276,629					6,265,000	As Is	4/7/2025
1.067	Property		1	91-300 Hanua	384,558					6,225,000	As Is	4/7/2025
1.068	Property		1	5501 Providence Hill Drive	370,984					6,500,000	As Is	4/4/2025
1.069	Property		1	91-259 Olai	260,862					6,435,000	As Is	4/7/2025
1.070	Property		1	2 Tower Drive	311,588					5,690,000	As Is	4/4/2025
1.071	Property		1	91-064 Kaomi Loop	279,154					5,345,000	As Is	4/7/2025
1.072	Property		1	91-202 Kalaeloa	332,815					5,250,000	As Is	4/7/2025
1.073	Property		1	2100 NW 82nd Avenue	208,126					7,200,000	As Is	4/8/2025
1.074	Property		1	91-102 Kaomi Loop	367,364					5,175,000	As Is	4/7/2025
1.075	Property		1	1230 West 171st Street	386,068					4,900,000	As Is	4/3/2025
1.076	Property		1	91-400 Komohana	221,383					5,135,000	As Is	4/7/2025
1.077	Property		1	91-265 Hanua	232,115					5,055,000	As Is	4/7/2025
1.078	Property		1	91-255 Hanua	268,106					5,000,000	As Is	4/7/2025
1.079	Property		1	1415 Industrial Drive	346,812					4,700,000	As Is	4/7/2025
1.080	Property		1	209 South Bud Street	393,333					4,540,000	As Is	4/7/2025
1.081	Property		1	91-110 Kaomi Loop	215,538					4,730,000	As Is	4/7/2025
1.082	Property		1	3900 NE 6th Street	320,414					4,300,000	As Is	4/4/2025

A-22

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)
1.083	Property		1	91-218 Olai	185,040					4,855,000	As Is	4/7/2025
1.084	Property		1	5795 Logistics Parkway	320,267					3,900,000	As Is	4/8/2025
1.085	Property		1	91-210 Kauhi	249,473					3,600,000	As Is	4/7/2025
1.086	Property		1	435 SE 70th Street	254,164					3,550,000	As Is	4/4/2025
1.087	Property		1	2902 Gun Club Road	(131,698)					4,100,000	As Is	4/4/2025
1.088	Property		1	91-210 Olai	188,860					3,310,000	As Is	4/7/2025
1.089	Property		1	91-95 Hanua	141,773					3,130,000	As Is	4/7/2025
1.090	Property		1	91-083 Hanua	132,506					3,160,000	As Is	4/7/2025
1.091	Property		1	2401 Cram Avenue SE	176,603					3,100,000	As Is	4/7/2025
1.092	Property		1	91-119 Olai	229,016					3,085,000	As Is	4/7/2025
1.093	Property		1	3425 Maple Drive	175,138					2,940,000	As Is	4/7/2025
1.094	Property		1	91-174 Olai	155,229					2,700,000	As Is	4/7/2025
1.095	Property		1	5156 American Road	173,249					2,600,000	As Is	4/8/2025
1.096	Property		1	91-252 Kauhi	105,357					3,205,000	As Is	4/7/2025
1.097	Property		1	91-349 Kauhi	98,613					2,585,000	As Is	4/7/2025
1.098	Property		1	91-175 Olai	93,247					2,205,000	As Is	4/7/2025
1.099	Property		1	91-087 Hanua	53,052					1,195,000	As Is	4/7/2025
1.100	Property		1	91-171 Olai	53,062					1,190,000	As Is	4/7/2025
1.101	Property		1	91-410 Komohana	52,115					1,040,000	As Is	4/7/2025
1.102	Property		1	91-416 Komohana	39,970					1,490,000	As Is	4/7/2025
2	Loan	18, 19, 20, 21	1	841-853 Broadway	15,722,781	5.16	4.97	28.9%	27.8%	185,000,000	As Is	3/31/2025	30.5%	30.5%
3	Loan	22	1	Bridgemarket Retail	5,241,031	1.41	1.40	9.6%	9.5%	81,300,000	As Is	3/27/2025	67.7%	67.7%
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	103,696,220	2.73	2.62	15.0%	14.4%	1,730,000,000	As Portfolio	Various	41.5%	41.5%
4.01	Property		1	670-680 Maine	27,570,772					396,000,000	As Is	2/27/2025
4.02	Property		1	1000 Maine	13,967,100					197,000,000	As Is	2/27/2025
4.03	Property		1	Phase I Retail	9,396,969					171,000,000	As Is	2/21/2025
4.04	Property		1	The Channel	7,699,240					151,400,000	As Is	2/27/2025
4.05	Property		1	Garage (Ph I)	8,544,110					115,400,000	As Is	3/4/2025
4.06	Property		1	Hyatt House	6,107,446					103,000,000	As Is	3/4/2025
4.07	Property		1	Phase II Retail	5,965,521					89,500,000	As Is	2/21/2025
4.08	Property		1	Garage (Ph II)	3,905,694					80,400,000	As Is	3/4/2025
4.09	Property		1	Canopy	3,857,860					77,800,000	As Is	3/4/2025
4.10	Property		1	The Tides	2,771,008					77,700,000	As Is	2/27/2025
4.11	Property		1	800 Maine	4,425,316					75,100,000	As Is	2/27/2025
4.12	Property		1	The Anthem	4,594,880					63,800,000	As Is	2/21/2025
4.13	Property		1	Incanto	1,477,543					40,800,000	As Is	2/27/2025
4.14	Property		1	580 Water (Pier 4)	2,291,727					34,100,000	As Is	2/27/2025
4.15	Property		1	Marina	1,121,035					27,400,000	As Is	3/4/2025
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	3,247,505	1.35	1.35	8.0%	8.0%	62,500,000	As Is	Various	64.8%	64.8%
5.01	Property		1	Prime Storage - Rocklin	1,020,285					21,900,000	As Is	5/30/2025
5.02	Property		1	Prime Storage - Richmond	968,617					16,400,000	As Is	5/29/2025
5.03	Property		1	Prime Storage - Bridgewater	677,937					10,700,000	As Is	5/30/2025
5.04	Property		1	Prime Storage - Eastpointe	580,666					13,500,000	As Is	5/23/2025
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	3,187,455	1.37	1.33	9.3%	9.1%	56,800,000	As Portfolio	1/28/2025	61.6%	61.6%
6.01	Property		1	The Sapphire Orange	1,070,779					17,400,000	As Is	1/28/2025
6.02	Property		1	The Plaza	769,397					14,100,000	As Is	1/28/2025
6.03	Property		1	The Promenade	705,968					11,700,000	As Is	1/28/2025
6.04	Property		1	The Sunrise Park	371,256					6,100,000	As Is	1/28/2025
6.05	Property		1	The Sapphire East Orange	270,055					5,100,000	As Is	1/28/2025
7	Loan	9, 39, 40, 41, 42	1	The Wave	6,711,854	1.28	1.27	7.7%	7.6%	122,300,000	As Is	11/21/2024	72.0%	72.0%
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	2,356,872	1.53	1.51	10.9%	10.7%	32,400,000	As Is	5/21/2025	67.9%	67.9%
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	1,525,118	1.24	1.21	8.7%	8.5%	32,500,000	As Is	11/6/2024	63.7%	63.7%
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	16,966,806	2.24	1.87	15.6%	13.1%	243,000,000	As Is	1/31/2025	53.5%	53.5%
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	4,162,599	1.31	1.28	8.9%	8.6%	69,500,000	As Stabilized	10/19/2025	69.4%	69.4%
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	2,285,021	2.00	2.00	12.3%	12.3%	37,000,000	As Is	4/17/2025	50.4%	50.4%
13	Loan	67, 68	3	Olymbec Atlas Portfolio	2,294,307	2.62	2.39	14.0%	12.7%	35,200,000	As Is	Various	51.1%	51.1%

A-23

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)
13.01	Property		1	4045 & 4055 Spencer	912,893					14,900,000	As Is	4/10/2025
13.02	Property		1	3040 Simmons Street	735,848					13,300,000	As Is	4/10/2025
13.03	Property		1	1770 Indian Trail	645,565					7,000,000	As Is	4/8/2025
14	Loan		1	155 Attorney Street	1,378,823	1.30	1.29	7.7%	7.7%	27,300,000	As Is	5/15/2025	65.9%	65.9%
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	2,201,778	1.77	1.60	14.2%	12.8%	27,500,000	As Is (Extraordinary Assumption)	3/26/2025	62.7%	62.7%
16	Loan	72, 73	1	100 Howe	1,995,132	1.69	1.56	12.9%	11.9%	26,900,000	As Is	10/3/2024	62.1%	62.1%
17	Loan	74	1	Storage King USA Passaic	1,087,338	1.26	1.25	8.4%	8.4%	21,300,000	As Is	4/21/2025	61.0%	61.0%
18	Loan	9, 75, 76	1	Shaw Park Plaza	7,084,024	1.71	1.63	13.6%	12.9%	83,800,000	As Is	2/6/2025	65.5%	62.1%
19	Loan	77	1	Guardian Storage – Seven Fields, PA	950,349	1.38	1.36	9.1%	9.0%	19,100,000	As Is	4/1/2025	55.5%	55.5%
20	Loan		1	YoHo Lofts and Nepperhan Plaza	1,156,254	1.73	1.61	12.1%	11.2%	19,900,000	As Is	4/1/2025	51.8%	51.8%
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	14,872,540	1.84	1.73	13.8%	12.9%	191,900,000	As Is	12/23/2024	59.9%	59.9%
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	7,924,853	1.30	1.25	8.9%	8.5%	144,200,000	As Is	5/9/2025	64.5%	64.5%
23	Loan	93, 94	1	The Impala Condo	852,757	1.37	1.30	9.0%	8.5%	17,700,000	As Is	5/28/2025	56.5%	56.5%
24	Loan		1	Lang Industrial	1,000,814	1.42	1.38	10.3%	10.0%	14,400,000	As Is	4/9/2025	69.4%	69.4%
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	7,103,437	1.35	1.31	9.8%	9.5%	111,400,000	As Is	3/18/2025	67.3%	67.3%
26	Loan		1	City Line - Spokane Valley	785,729	1.40	1.38	9.2%	9.0%	13,900,000	As Is	5/12/2025	62.6%	62.6%
27	Loan		1	The Annie	790,876	1.43	1.40	9.5%	9.3%	12,500,000	As Is	5/7/2025	68.0%	68.0%
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	1,394,138	2.64	2.37	18.5%	16.6%	19,600,000	As Is (Extraordinary Assumption)	4/29/2025	42.9%	42.9%
29	Loan	104	1	Wilshire Apartments	694,775	1.46	1.37	10.4%	9.7%	10,450,000	As Is	5/23/2025	68.3%	68.3%
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	570,813	1.42	1.42	10.1%	10.1%	9,550,000	As Is	Various	59.2%	59.2%
30.01	Property		1	Ramblers Edge	381,890					6,300,000	As Is	3/10/2025
30.02	Property		1	Hanceville	109,986					1,800,000	As Is	3/14/2025
30.03	Property		1	Taylor	78,936					1,450,000	As Is	3/12/2025
31	Loan	106, 107	1	25 Bond Street	398,945	1.39	1.39	9.7%	9.7%	7,100,000	As Is	3/27/2025	57.7%	57.7%

A-24

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
					5						6
1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	82.9%
1.001	Property		1	996 Paragon Way	100.0%	8/6/2025	Yes	Exel Inc.	945,023	100.0%	8/31/2029	NAP
1.002	Property		1	91-399 Kauhi	0.5%	5/1/2025	No	Board of Water Supply, City and County of Honolulu	10,800	0.5%	3/31/2026	NAP
1.003	Property		1	11224 Will Walker Road	100.0%	8/6/2025	Yes	Mercedes Benz US International, Inc.	529,568	100.0%	11/30/2031	NAP
1.004	Property		1	10450 Doral Boulevard	100.0%	8/6/2025	Yes	Hellmann Worldwide Logistics Inc.	240,283	100.0%	6/30/2028	NAP
1.005	Property		1	1580, 1590 & 1600 Williams Road	100.0%	8/6/2025	Yes	ODW Logistics, Inc.	759,950	100.0%	5/31/2026	NAP
1.006	Property		1	32150 Just Imagine Drive	100.0%	8/6/2025	Yes	Shurtape Technologies, LLC	644,850	100.0%	5/31/2031	NAP
1.007	Property		1	6850 Weber Boulevard	100.0%	8/6/2025	Yes	FedEx	265,318	100.0%	6/30/2033	NAP
1.008	Property		1	1341 N. Clyde Morris Blvd.	100.0%	8/6/2025	Yes	B Braun Melsungen Aktiengesellschaft	399,440	100.0%	2/28/2033	NAP
1.009	Property		1	27200 SW 127th Avenue	100.0%	8/6/2025	Yes	FedEx	237,756	100.0%	3/31/2032	NAP
1.010	Property		1	7410 Magi Road	100.0%	8/6/2025	Yes	Science Applications International Corporation	302,400	100.0%	6/30/2031	NAP
1.011	Property		1	2375 East Newlands Road	100.0%	8/6/2025	Yes	Trex Company, Inc.	337,500	100.0%	5/31/2035	NAP
1.012	Property		1	3800 Midlink Drive	100.0%	8/6/2025	Yes	General Mills Operations, LLC	158,497	100.0%	7/31/2029	NAP
1.013	Property		1	13509 Waterworks Street	100.0%	8/6/2025	Yes	FedEx	304,859	100.0%	12/31/2029	NAP
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	100.0%	8/6/2025	Yes	Packaging Corp of America	393,971	100.0%	7/31/2035	NAP
1.015	Property		1	91-141 Kalaeloa	100.0%	8/6/2025	Yes	Par Hawaii Refining, LLC	910,491	100.0%	12/31/2029	NAP
1.016	Property		1	9860 West Buckeye Road	100.0%	8/6/2025	Yes	Western Container Corporation	288,045	100.0%	4/30/2027	NAP
1.017	Property		1	125 North Troy Hill Road	100.0%	8/6/2025	Yes	FedEx	225,198	100.0%	1/31/2031	NAP
1.018	Property		1	11900 Trolley Lane	100.0%	8/6/2025	Yes	FedEx	148,881	100.0%	7/31/2028	NAP
1.019	Property		1	11501 Wilkinson Drive	100.0%	8/6/2025	Yes	FedEx	144,199	100.0%	9/30/2028	NAP
1.020	Property		1	2300 North 33rd Avenue East	100.0%	8/6/2025	Yes	TPI Iowa, LLC	337,960	100.0%	1/31/2033	NAP
1.021	Property		1	5001 West Delbridge Street	100.0%	8/6/2025	Yes	Amesbury Truth	167,171	100.0%	2/28/2037	NAP
1.022	Property		1	91-238 Kauhi	100.0%	8/6/2025	Yes	Fileminders of Hawaii, LLC	85,317	100.0%	10/31/2027	NAP
1.023	Property		1	1892 Anfield Road	100.0%	8/6/2025	Yes	FedEx	121,683	100.0%	8/31/2032	NAP
1.024	Property		1	9215-9347 E Pendleton Pike	0.0%	5/1/2025	No	NAP	NAP	NAP	NAP	NAP
1.025	Property		1	955 Aeroplaza Drive	100.0%	8/6/2025	Yes	American Tire Distributors, Inc.	125,060	100.0%	9/30/2033	NAP
1.026	Property		1	3155 Grissom Parkway	100.0%	8/6/2025	Yes	FedEx	144,138	100.0%	9/30/2029	NAP
1.027	Property		1	3502 Enterprise Avenue	100.0%	8/6/2025	Yes	Refresco Beverages US Inc.	231,350	100.0%	12/31/2029	NAP
1.028	Property		1	3870 Ronald Reagan Boulevard	100.0%	8/6/2025	Yes	FedEx	97,187	100.0%	8/31/2029	NAP
1.029	Property		1	700 Marine Drive	100.0%	8/6/2025	Yes	3D Systems, Inc.	200,978	100.0%	6/30/2029	NAP
1.030	Property		1	3245 Henry Road	100.0%	8/6/2025	Yes	FedEx	131,152	100.0%	9/30/2029	NAP
1.031	Property		1	2701 S.W. 18TH Street	100.0%	8/6/2025	Yes	FedEx	158,340	100.0%	7/31/2030	NAP
1.032	Property		1	2482 Century Drive	100.0%	8/6/2025	Yes	Brinkley RV	250,000	100.0%	3/31/2030	NAP
1.033	Property		1	158 West Yard Road	100.0%	8/6/2025	Yes	Owens Corning Insulating Systems, LLC	354,000	100.0%	7/31/2029	NAP
1.034	Property		1	55 Commerce Avenue	100.0%	8/6/2025	Yes	American Tire Distributors, Inc.	125,000	100.0%	6/30/2033	NAP
1.035	Property		1	1415 West Commerce Way	100.0%	8/6/2025	Yes	American Tire Distributors, Inc.	222,000	100.0%	6/30/2030	NAP
1.036	Property		1	1095 South 4800 West	0.0%	5/1/2025	No	NAP	NAP	NAP	NAP	NAP
1.037	Property		1	950 Bennett Road	100.0%	8/6/2025	Yes	FedEx	110,621	100.0%	11/30/2027	NAP
1.038	Property		1	985 Kershaw Street	100.0%	8/6/2025	Yes	FedEx	69,734	100.0%	3/31/2035	NAP
1.039	Property		1	1990 Hood Road	100.0%	8/6/2025	Yes	Refresco Beverages US Inc.	190,000	100.0%	6/30/2030	NAP
1.040	Property		1	17200 Manchac Park Lane	100.0%	8/6/2025	Yes	American Tire Distributors, Inc.	125,147	100.0%	2/28/2034	NAP
1.041	Property		1	7409 Magi Road	100.0%	8/6/2025	Yes	Amazon.com, Inc.	91,776	100.0%	6/30/2029	NAP
1.042	Property		1	91-329 Kauhi	87.9%	5/1/2025	No	GSA - Animal and Plant Health Inspection Services (GS-09B-02288)	12,300	25.7%	9/29/2028	Upright Fencing Hawaii LLC
1.043	Property		1	1985 International Way	100.0%	8/6/2025	Yes	Verst Group Logistics, Inc.	189,400	100.0%	8/31/2025	NAP
1.044	Property		1	200 Orange Point Drive	100.0%	8/6/2025	Yes	American Tire Distributors, Inc.	125,060	100.0%	12/31/2029	NAP
1.045	Property		1	91-241 Kalaeloa	100.0%	5/1/2025	No	The Kelleher Corporation	24,000	53.3%	4/30/2029	Strategic Building Products Hawaii, LLC
1.046	Property		1	2311 South Park Road	100.0%	8/6/2025	Yes	Challenger Lifts, Inc.	137,500	100.0%	6/7/2026	NAP
1.047	Property		1	2820 State Highway 31	100.0%	8/6/2025	Yes	FedEx	59,281	100.0%	8/31/2027	NAP
1.048	Property		1	8000 Mid America Blvd.	100.0%	8/6/2025	Yes	Bunzl	110,361	100.0%	9/30/2029	NAP
1.049	Property		1	14257 E. Easter Avenue	100.0%	8/6/2025	Yes	FedEx	69,865	100.0%	10/31/2028	NAP
1.050	Property		1	91-080 Hanua	100.0%	8/6/2025	Yes	National Industrial Tire of Hawaii Inc.	216,537	100.0%	6/30/2034	NAP
1.051	Property		1	3736 Salisbury Road	100.0%	8/6/2025	Yes	FedEx	95,883	100.0%	5/31/2029	NAP
1.052	Property		1	91-027 Kaomi Loop	100.0%	8/6/2025	Yes	Simonpietri Enterprises	213,575	100.0%	12/31/2025	NAP
1.053	Property		1	150 Greenhorn Drive	100.0%	8/6/2025	Yes	FedEx	54,199	100.0%	5/31/2030	NAP
1.054	Property		1	7130 Q Street	100.0%	8/6/2025	Yes	FedEx	89,115	100.0%	10/31/2028	NAP
1.055	Property		1	235 Great Pond Road	100.0%	8/6/2025	Yes	Central National Gottesman	113,753	100.0%	9/30/2028	NAP
1.056	Property		1	510 Production Avenue	100.0%	8/6/2025	Yes	FedEx	88,890	100.0%	7/31/2026	NAP
1.057	Property		1	91-150 Kaomi Loop	100.0%	8/6/2025	Yes	Phoenix V LLC	249,773	100.0%	8/31/2042	NAP
1.058	Property		1	4501 Industrial Drive	100.0%	8/6/2025	Yes	FedEx	64,211	100.0%	7/31/2030	NAP
1.059	Property		1	91-222 Olai	100.0%	8/6/2025	Yes	Discount Auto Parts	158,036	100.0%	12/31/2029	NAP
1.060	Property		1	2580 Technology Drive	100.0%	8/6/2025	Yes	Joseph T. Ryerson and Son, Inc.	89,123	100.0%	1/31/2028	NAP
1.061	Property		1	301 Commerce Drive	100.0%	8/6/2025	Yes	FedEx	75,262	100.0%	2/28/2027	NAP
1.062	Property		1	590 Assembly Court	0.0%	5/1/2025	No	NAP	NAP	NAP	NAP	NAP
1.063	Property		1	7121 South Fifth Avenue	100.0%	8/6/2025	Yes	FedEx	33,394	100.0%	9/30/2026	NAP
1.064	Property		1	91-250 Komohana	100.0%	8/6/2025	Yes	Mendocino Forest Products Company LLC	107,288	100.0%	11/30/2028	NAP
1.065	Property		1	91-220 Kalaeloa	100.0%	8/6/2025	Yes	Clean Harbors Environmental Services,Inc.	23,040	100.0%	4/30/2032	NAP
1.066	Property		1	91-185 Kalaeloa	100.0%	8/6/2025	Yes	Lenox Metals, LLC	121,750	100.0%	2/29/2040	NAP
1.067	Property		1	91-300 Hanua	100.0%	8/6/2025	Yes	HPM Building Supply	28,320	100.0%	12/31/2039	NAP
1.068	Property		1	5501 Providence Hill Drive	100.0%	8/6/2025	Yes	FedEx	66,692	100.0%	4/30/2029	NAP
1.069	Property		1	91-259 Olai	100.0%	5/1/2025	No	Energetic Construction, LLC	91,758	70.2%	12/31/2027	J&M Blasting and Painting, Inc.
1.070	Property		1	2 Tower Drive	100.0%	8/6/2025	Yes	Specialty Cable Corporation	62,390	100.0%	1/31/2034	NAP
1.071	Property		1	91-064 Kaomi Loop	100.0%	8/6/2025	Yes	Kila Construction, Inc.	98,707	100.0%	10/31/2033	NAP
1.072	Property		1	91-202 Kalaeloa	100.0%	5/1/2025	No	Confluence Corporation	35,752	42.6%	4/30/2027	IG Steel LLC
1.073	Property		1	2100 NW 82nd Avenue	100.0%	8/6/2025	Yes	V.A. Leasing Corporation	37,002	100.0%	7/31/2032	NAP
1.074	Property		1	91-102 Kaomi Loop	100.0%	8/6/2025	Yes	Airgas USA, LLC	98,707	100.0%	8/31/2034	NAP
1.075	Property		1	1230 West 171st Street	100.0%	8/6/2025	Yes	The American Bottling Company	40,410	100.0%	3/31/2029	NAP
1.076	Property		1	91-400 Komohana	100.0%	8/6/2025	Yes	Bomat Holding Company, Inc.	95,745	100.0%	12/31/2038	NAP
1.077	Property		1	91-265 Hanua	100.0%	5/1/2025	No	Mira Image Construction	52,316	55.0%	8/31/2028	Cornerstone Construction Material, LLC
1.078	Property		1	91-255 Hanua	100.0%	8/6/2025	Yes	Sunbelt Rentals, Inc.	95,095	100.0%	1/31/2037	NAP
1.079	Property		1	1415 Industrial Drive	100.0%	8/6/2025	Yes	FedEx	43,824	100.0%	9/30/2027	NAP
1.080	Property		1	209 South Bud Street	100.0%	8/6/2025	Yes	VRC Companies, LLC	70,293	100.0%	12/31/2032	NAP
1.081	Property		1	91-110 Kaomi Loop	100.0%	8/6/2025	Yes	Pacific Allied Products, Ltd.	98,707	100.0%	2/28/2031	NAP
1.082	Property		1	3900 NE 6th Street	100.0%	8/6/2025	Yes	FedEx	24,310	100.0%	5/31/2026	NAP

A-25

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
1.083	Property		1	91-218 Olai	100.0%	8/6/2025	Yes	McClone Construction	106,504	100.0%	1/31/2028	NAP
1.084	Property		1	5795 Logistics Parkway	100.0%	8/6/2025	Yes	BE Aerospace, Inc.	38,833	100.0%	6/30/2027	NAP
1.085	Property		1	91-210 Kauhi	100.0%	8/6/2025	Yes	Sunbelt Rentals, Inc.	16,610	100.0%	1/31/2037	NAP
1.086	Property		1	435 SE 70th Street	100.0%	8/6/2025	Yes	Heartland Coca-Cola Bottling Company, LLC	40,000	100.0%	9/30/2026	NAP
1.087	Property		1	2902 Gun Club Road	0.0%	5/1/2025	No	NAP	NAP	NAP	NAP	NAP
1.088	Property		1	91-210 Olai	100.0%	8/6/2025	Yes	Michael Joseph Signaigo and Alicia Maria Signaigo	54,362	100.0%	8/31/2039	NAP
1.089	Property		1	91-95 Hanua	100.0%	8/6/2025	Yes	Michael Joseph Signaigo and Alicia Maria Signaigo	40,902	100.0%	8/31/2039	NAP
1.090	Property		1	91-083 Hanua	100.0%	8/6/2025	Yes	ACA Services, Inc.	47,350	100.0%	12/31/2027	NAP
1.091	Property		1	2401 Cram Avenue SE	100.0%	8/6/2025	Yes	FedEx	21,662	100.0%	5/31/2027	NAP
1.092	Property		1	91-119 Olai	100.0%	8/6/2025	Yes	Robert's Hawaii, Inc	97,923	100.0%	9/30/2030	NAP
1.093	Property		1	3425 Maple Drive	100.0%	8/6/2025	Yes	FedEx	25,398	100.0%	5/31/2029	NAP
1.094	Property		1	91-174 Olai	91.4%	5/1/2025	No	Kainoa J. Ahsing	46,067	79.3%	12/31/2025	New Cingular Wireless PCS, LLC
1.095	Property		1	5156 American Road	100.0%	8/6/2025	Yes	FedEx	38,360	100.0%	6/30/2028	NAP
1.096	Property		1	91-252 Kauhi	100.0%	8/6/2025	Yes	Kila Construction, Inc.	43,473	100.0%	9/30/2045	NAP
1.097	Property		1	91-349 Kauhi	100.0%	8/6/2025	Yes	Bomat Holding Company, Inc.	47,872	100.0%	12/31/2038	NAP
1.098	Property		1	91-175 Olai	100.0%	8/6/2025	Yes	Doc Bailey Cranes & Equipment of Hawaii, Inc.	47,916	100.0%	6/30/2031	NAP
1.099	Property		1	91-087 Hanua	100.0%	8/6/2025	Yes	Specialty Surfacing Company, Hawaii, Inc.	22,041	100.0%	7/31/2039	NAP
1.100	Property		1	91-171 Olai	100.0%	8/6/2025	Yes	Windward Moving and Storage Company Inc.	23,914	100.0%	4/30/2030	NAP
1.101	Property		1	91-410 Komohana	100.0%	8/6/2025	Yes	CPH, LLC	20,778	100.0%	10/31/2027	NAP
1.102	Property		1	91-416 Komohana	100.0%	8/6/2025	Yes	CPH, LLC	26,746	100.0%	10/31/2027	NAP
2	Loan	18, 19, 20, 21	1	841-853 Broadway	84.3%	3/25/2025	No	Ernst & Young U.S. LLP	26,939	10.2%	4/30/2029	Basis Global Technologies Inc
3	Loan	22	1	Bridgemarket Retail	100.0%	4/8/2025	No	TJ Maxx	35,750	37.2%	1/31/2036	Guastavino's
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	93.0%
4.01	Property		1	670-680 Maine	92.2%	2/1/2025	No	Williams & Connolly LLP	313,485	62.6%	10/31/2038	PhRMA
4.02	Property		1	1000 Maine	95.2%	2/1/2025	No	Washington Gas Light Company	70,056	28.1%	10/31/2034	Fish & Richardson, P.C.
4.03	Property		1	Phase I Retail	84.4%	2/1/2025	No	Jessie Taylor Seafood	17,060	7.9%	2/28/2033	Del Mar da Fabio Trabocchi
4.04	Property		1	The Channel	92.0%	3/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	Garage (Ph I)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	Hyatt House	79.8%	3/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	Phase II Retail	98.1%	2/1/2025	No	Limani	15,348	16.8%	8/31/2033	Gordon Ramsay Hell's Kitchen
4.08	Property		1	Garage (Ph II)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.09	Property		1	Canopy	78.5%	3/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
4.10	Property		1	The Tides	87.5%	3/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
4.11	Property		1	800 Maine	100.0%	2/1/2025	No	Cornerstone Gov Affairs Inc.	49,630	33.2%	10/31/2036	Regus
4.12	Property		1	The Anthem	100.0%	7/11/2025	Yes	Anthem	140,230	100.0%	9/29/2037	NAP
4.13	Property		1	Incanto	92.6%	3/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
4.14	Property		1	580 Water (Pier 4)	63.6%	2/1/2025	No	Hornblower Cruises and Events, LLC	11,675	41.1%	5/31/2033	OTJ Architects, Inc.
4.15	Property		1	Marina	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	88.9%
5.01	Property		1	Prime Storage - Rocklin	82.1%	6/18/2025	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Prime Storage - Richmond	94.7%	6/18/2025	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Prime Storage - Bridgewater	97.5%	6/18/2025	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Prime Storage - Eastpointe	84.2%	6/18/2025	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	98.0%
6.01	Property		1	The Sapphire Orange	97.1%	3/19/2025	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	The Plaza	97.6%	3/19/2025	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	The Promenade	100.0%	3/19/2025	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	The Sunrise Park	97.7%	3/19/2025	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	The Sapphire East Orange	100.0%	3/19/2025	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	9, 39, 40, 41, 42	1	The Wave	95.6%	3/6/2025	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	86.4%	7/8/2025	No	Orinda Theatre	14,290	15.7%	11/30/2027	Law Offices of Gillin, Jacobson, Ellis, Larsen & Lucey
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	94.0%	6/4/2025	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	70.2%	3/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	98.5%	6/1/2025	No	Crunch	35,000	16.7%	10/31/2034	Burlington
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	100.0%	3/31/2025	No	Eataly	18,420	52.3%	11/30/2038	Moncler
13	Loan	67, 68	3	Olymbec Atlas Portfolio	90.4%

A-26

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
13.01	Property		1	4045 & 4055 Spencer	85.8%	6/1/2025	No	State of Nevada	21,774	14.6%	12/31/2034	Dermodality Skin Solutions LLC
13.02	Property		1	3040 Simmons Street	100.0%	6/1/2025	No	T-Mobile West LLC	22,649	43.6%	2/29/2028	Fatal LLC
13.03	Property		1	1770 Indian Trail	92.8%	6/1/2025	No	Team Unstoppable, LLC	11,183	13.7%	9/30/2029	K & C Enterprise Of GA LLC
14	Loan		1	155 Attorney Street	100.0%	6/4/2025	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	77.2%	3/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	72, 73	1	100 Howe	93.3%	5/31/2025	No	State of California - State Lands Commission	47,461	36.9%	7/31/2032	Snowline Hospice of El Dorado County, Inc.
17	Loan	74	1	Storage King USA Passaic	87.3%	4/30/2025	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 75, 76	1	Shaw Park Plaza	96.3%	3/12/2025	No	Benjamin F. Edwards & Co. Inc.	47,844	17.2%	1/31/2033	Moneta Group, LLC
19	Loan	77	1	Guardian Storage – Seven Fields, PA	89.2%	4/29/2025	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan		1	YoHo Lofts and Nepperhan Plaza	93.2%	4/15/2025	No	New Classic Restoration, LLC	8,594	6.3%	MTM	Yonkers Arts Inc.
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	92.0%	1/13/2025	No	Indeed	124,180	22.3%	1/31/2036	Deloitte
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	78.1%	6/1/2025	No	Detroit Manufacturing Systems, LLC	727,535	50.5%	9/30/2027	Tiberina Detroit, Inc.
23	Loan	93, 94	1	The Impala Condo	100.0%	5/14/2025	No	AP Impala Management LLC	11,938	44.3%	2/29/2036	Manhattan Schoolhouse
24	Loan		1	Lang Industrial	100.0%	3/4/2025	No	Clean Egg Co. LLC	61,448	47.1%	11/30/2030	Zodega Landscape Services LLC
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	99.9%	4/21/2025	No	Hoopla	24,032	16.2%	6/14/2029	ODA Health
26	Loan		1	City Line - Spokane Valley	78.7%	4/30/2025	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	The Annie	97.4%	6/24/2025	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	77.4%	2/28/2025	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	104	1	Wilshire Apartments	92.7%	5/29/2025	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	78.8%
30.01	Property		1	Ramblers Edge	86.4%	5/5/2025	NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	Hanceville	68.1%	5/5/2025	NAP	NAP	NAP	NAP	NAP	NAP
30.03	Property		1	Taylor	100.0%	5/5/2025	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	106, 107	1	25 Bond Street	100.0%	6/25/2025	No	Goop	2,170	75.0%	1/31/2029	Leap

A-27

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant
							6				6
1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio
1.001	Property		1	996 Paragon Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.002	Property		1	91-399 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.003	Property		1	11224 Will Walker Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.004	Property		1	10450 Doral Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.005	Property		1	1580, 1590 & 1600 Williams Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.006	Property		1	32150 Just Imagine Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.007	Property		1	6850 Weber Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.008	Property		1	1341 N. Clyde Morris Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.009	Property		1	27200 SW 127th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.010	Property		1	7410 Magi Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.011	Property		1	2375 East Newlands Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.012	Property		1	3800 Midlink Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.013	Property		1	13509 Waterworks Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.015	Property		1	91-141 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.016	Property		1	9860 West Buckeye Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.017	Property		1	125 North Troy Hill Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.018	Property		1	11900 Trolley Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.019	Property		1	11501 Wilkinson Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.020	Property		1	2300 North 33rd Avenue East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.021	Property		1	5001 West Delbridge Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.022	Property		1	91-238 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.023	Property		1	1892 Anfield Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.024	Property		1	9215-9347 E Pendleton Pike	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.025	Property		1	955 Aeroplaza Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.026	Property		1	3155 Grissom Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.027	Property		1	3502 Enterprise Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.028	Property		1	3870 Ronald Reagan Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.029	Property		1	700 Marine Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.030	Property		1	3245 Henry Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.031	Property		1	2701 S.W. 18TH Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.032	Property		1	2482 Century Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.033	Property		1	158 West Yard Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.034	Property		1	55 Commerce Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.035	Property		1	1415 West Commerce Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.036	Property		1	1095 South 4800 West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.037	Property		1	950 Bennett Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.038	Property		1	985 Kershaw Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.039	Property		1	1990 Hood Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.040	Property		1	17200 Manchac Park Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.041	Property		1	7409 Magi Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.042	Property		1	91-329 Kauhi	7,500	15.7%	12/31/2026	The True Vine	5,400	11.3%	MTM	Price Enterprises, Inc.
1.043	Property		1	1985 International Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.044	Property		1	200 Orange Point Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.045	Property		1	91-241 Kalaeloa	21,000	46.7%	7/31/2027	NAP	NAP	NAP	NAP	NAP
1.046	Property		1	2311 South Park Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.047	Property		1	2820 State Highway 31	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.048	Property		1	8000 Mid America Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.049	Property		1	14257 E. Easter Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.050	Property		1	91-080 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.051	Property		1	3736 Salisbury Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.052	Property		1	91-027 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.053	Property		1	150 Greenhorn Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.054	Property		1	7130 Q Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.055	Property		1	235 Great Pond Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.056	Property		1	510 Production Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.057	Property		1	91-150 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.058	Property		1	4501 Industrial Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.059	Property		1	91-222 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.060	Property		1	2580 Technology Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.061	Property		1	301 Commerce Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.062	Property		1	590 Assembly Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.063	Property		1	7121 South Fifth Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.064	Property		1	91-250 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.065	Property		1	91-220 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.066	Property		1	91-185 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.067	Property		1	91-300 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.068	Property		1	5501 Providence Hill Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.069	Property		1	91-259 Olai	38,921	29.8%	10/31/2026	NAP	NAP	NAP	NAP	NAP
1.070	Property		1	2 Tower Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.071	Property		1	91-064 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.072	Property		1	91-202 Kalaeloa	22,726	27.1%	12/31/2028	Surecan LLC	16,770	20.0%	1/8/2029	RD's Welding & Repair LLC
1.073	Property		1	2100 NW 82nd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.074	Property		1	91-102 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.075	Property		1	1230 West 171st Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.076	Property		1	91-400 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.077	Property		1	91-265 Hanua	42,779	45.0%	3/31/2030	NAP	NAP	NAP	NAP	NAP
1.078	Property		1	91-255 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.079	Property		1	1415 Industrial Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.080	Property		1	209 South Bud Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.081	Property		1	91-110 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.082	Property		1	3900 NE 6th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-28

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant
1.083	Property		1	91-218 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.084	Property		1	5795 Logistics Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.085	Property		1	91-210 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.086	Property		1	435 SE 70th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.087	Property		1	2902 Gun Club Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.088	Property		1	91-210 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.089	Property		1	91-95 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.090	Property		1	91-083 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.091	Property		1	2401 Cram Avenue SE	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.092	Property		1	91-119 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.093	Property		1	3425 Maple Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.094	Property		1	91-174 Olai	7,057	12.1%	6/30/2027	NAP	NAP	NAP	NAP	NAP
1.095	Property		1	5156 American Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.096	Property		1	91-252 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.097	Property		1	91-349 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.098	Property		1	91-175 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.099	Property		1	91-087 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.100	Property		1	91-171 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.101	Property		1	91-410 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.102	Property		1	91-416 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	18, 19, 20, 21	1	841-853 Broadway	26,234	9.9%	11/30/2025	Capital One N.A.	17,525	6.6%	10/31/2030	Union Square Hospitality Group
3	Loan	22	1	Bridgemarket Retail	26,818	27.9%	2/28/2037	Trader Joe's	22,894	23.8%	3/31/2037	JOCO
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf
4.01	Property		1	670-680 Maine	76,470	15.3%	7/31/2041	Kelley Drye & Warren LLP	65,308	13.0%	8/31/2042	Takeda Pharmaceuticals USA
4.02	Property		1	1000 Maine	49,801	20.0%	4/30/2034	Business Round Table	44,724	17.9%	7/31/2039	Michael Best & Friedrich LLP
4.03	Property		1	Phase I Retail	12,964	6.0%	10/31/2032	Officina	12,711	5.9%	9/30/2028	La Vie
4.04	Property		1	The Channel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	Garage (Ph I)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	Hyatt House	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	Phase II Retail	14,802	16.2%	10/31/2032	The Goddard School	8,772	9.6%	2/28/2034	Fogo de Chao
4.08	Property		1	Garage (Ph II)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.09	Property		1	Canopy	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.10	Property		1	The Tides	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.11	Property		1	800 Maine	43,880	29.3%	3/31/2031	Media Matters for America	31,820	21.3%	5/31/2032	Van Scoyoc Associates Inc
4.12	Property		1	The Anthem	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.13	Property		1	Incanto	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.14	Property		1	580 Water (Pier 4)	6,405	22.5%	4/30/2034	NAP	NAP	NAP	NAP	NAP
4.15	Property		1	Marina	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio
5.01	Property		1	Prime Storage - Rocklin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Prime Storage - Richmond	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Prime Storage - Bridgewater	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Prime Storage - Eastpointe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio
6.01	Property		1	The Sapphire Orange	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	The Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	The Promenade	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	The Sunrise Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	The Sapphire East Orange	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	9, 39, 40, 41, 42	1	The Wave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	11,569	12.7%	6/30/2028	Morgan Stanley	8,902	9.8%	12/31/2028	Anytime Fitness
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	25,000	12.0%	2/28/2035	TJ Maxx	24,000	11.5%	5/31/2034	Sprouts
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	16,780	47.7%	10/31/2033	NAP	NAP	NAP	NAP	NAP
13	Loan	67, 68	3	Olymbec Atlas Portfolio

A-29

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant
13.01	Property		1	4045 & 4055 Spencer	11,544	7.7%	8/31/2028	Managed Business Services, Inc.	8,304	5.6%	6/30/2028	Nevada Health Centers, Inc.
13.02	Property		1	3040 Simmons Street	20,724	39.9%	1/31/2030	SPMY Enterprises	8,528	16.4%	3/31/2029	NAP
13.03	Property		1	1770 Indian Trail	9,373	11.5%	9/30/2029	Coulter & Sierra, LLC	7,238	8.9%	3/31/2030	Gonzalez Cabrera-Torres, LLC
14	Loan		1	155 Attorney Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	72, 73	1	100 Howe	11,307	8.8%	12/31/2025	West Yost & Associates, Inc.	7,969	6.2%	9/30/2029	California Maternal Fetal Medicine, Inc.
17	Loan	74	1	Storage King USA Passaic	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 75, 76	1	Shaw Park Plaza	47,140	17.0%	11/30/2034	Spencer Fane LLP	39,250	14.1%	11/30/2034	Belden Inc
19	Loan	77	1	Guardian Storage – Seven Fields, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan		1	YoHo Lofts and Nepperhan Plaza	8,280	6.0%	6/30/2029	Magic Novelty Co. Inc.	7,784	5.7%	3/31/2028	First HC Yonkers, LLC
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	109,196	19.6%	10/31/2029	Henkel	103,587	18.6%	6/30/2034	Diageo
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	200,000	13.9%	12/31/2033	Quaker Houghton PA, Inc.	117,700	8.2%	9/30/2028	General Services Administration - IRS
23	Loan	93, 94	1	The Impala Condo	7,689	28.5%	3/31/2033	Classic New York Residences (RFR Affiliate)	4,500	16.7%	6/22/2035	MDD Realty Corp.
24	Loan		1	Lang Industrial	21,250	16.3%	6/30/2028	Blanco Electric LTD. Co.	10,250	7.9%	11/30/2025	TF Administration, LLC
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	23,984	16.2%	12/31/2032	RE Tax Services	7,978	5.4%	12/31/2034	Golden Gate Management/Public Valuations
26	Loan		1	City Line - Spokane Valley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	The Annie	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	104	1	Wilshire Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio
30.01	Property		1	Ramblers Edge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	Hanceville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.03	Property		1	Taylor	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	106, 107	1	25 Bond Street	725	25.0%	12/31/2026	NAP	NAP	NAP	NAP	NAP

A-30

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
							6				6
1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio
1.001	Property		1	996 Paragon Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.002	Property		1	91-399 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.003	Property		1	11224 Will Walker Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/22/2025	NAP
1.004	Property		1	10450 Doral Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/17/2025	NAP
1.005	Property		1	1580, 1590 & 1600 Williams Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.006	Property		1	32150 Just Imagine Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.007	Property		1	6850 Weber Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.008	Property		1	1341 N. Clyde Morris Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/16/2025	NAP
1.009	Property		1	27200 SW 127th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.010	Property		1	7410 Magi Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.011	Property		1	2375 East Newlands Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.012	Property		1	3800 Midlink Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.013	Property		1	13509 Waterworks Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/16/2025	NAP
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.015	Property		1	91-141 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.016	Property		1	9860 West Buckeye Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.017	Property		1	125 North Troy Hill Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/22/2025	NAP
1.018	Property		1	11900 Trolley Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.019	Property		1	11501 Wilkinson Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.020	Property		1	2300 North 33rd Avenue East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/19/2025	NAP
1.021	Property		1	5001 West Delbridge Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.022	Property		1	91-238 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/19/2025	NAP
1.023	Property		1	1892 Anfield Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.024	Property		1	9215-9347 E Pendleton Pike	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.025	Property		1	955 Aeroplaza Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/23/2025	NAP
1.026	Property		1	3155 Grissom Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/11/2025	NAP
1.027	Property		1	3502 Enterprise Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.028	Property		1	3870 Ronald Reagan Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/17/2025	NAP
1.029	Property		1	700 Marine Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.030	Property		1	3245 Henry Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.031	Property		1	2701 S.W. 18TH Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.032	Property		1	2482 Century Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.033	Property		1	158 West Yard Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/17/2025	NAP
1.034	Property		1	55 Commerce Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.035	Property		1	1415 West Commerce Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.036	Property		1	1095 South 4800 West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.037	Property		1	950 Bennett Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.038	Property		1	985 Kershaw Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.039	Property		1	1990 Hood Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.040	Property		1	17200 Manchac Park Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.041	Property		1	7409 Magi Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.042	Property		1	91-329 Kauhi	4,200	8.8%	8/31/2026	Foundations Hawaii, Inc.	4,200	8.8%	5/31/2027	5/19/2025	NAP
1.043	Property		1	1985 International Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.044	Property		1	200 Orange Point Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.045	Property		1	91-241 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.046	Property		1	2311 South Park Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.047	Property		1	2820 State Highway 31	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.048	Property		1	8000 Mid America Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.049	Property		1	14257 E. Easter Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/16/2025	NAP
1.050	Property		1	91-080 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.051	Property		1	3736 Salisbury Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/15/2025	NAP
1.052	Property		1	91-027 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.053	Property		1	150 Greenhorn Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/22/2025	NAP
1.054	Property		1	7130 Q Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.055	Property		1	235 Great Pond Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.056	Property		1	510 Production Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/23/2025	NAP
1.057	Property		1	91-150 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.058	Property		1	4501 Industrial Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/23/2025	NAP
1.059	Property		1	91-222 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.060	Property		1	2580 Technology Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.061	Property		1	301 Commerce Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.062	Property		1	590 Assembly Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.063	Property		1	7121 South Fifth Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.064	Property		1	91-250 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.065	Property		1	91-220 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/19/2025	NAP
1.066	Property		1	91-185 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.067	Property		1	91-300 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/19/2025	NAP
1.068	Property		1	5501 Providence Hill Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/23/2025	NAP
1.069	Property		1	91-259 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.070	Property		1	2 Tower Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.071	Property		1	91-064 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.072	Property		1	91-202 Kalaeloa	8,660	10.3%	12/31/2027	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.073	Property		1	2100 NW 82nd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/18/2025	NAP
1.074	Property		1	91-102 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.075	Property		1	1230 West 171st Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.076	Property		1	91-400 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.077	Property		1	91-265 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.078	Property		1	91-255 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.079	Property		1	1415 Industrial Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.080	Property		1	209 South Bud Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.081	Property		1	91-110 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.082	Property		1	3900 NE 6th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/23/2025	NAP

A-31

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
1.083	Property		1	91-218 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.084	Property		1	5795 Logistics Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.085	Property		1	91-210 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/19/2025	NAP
1.086	Property		1	435 SE 70th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.087	Property		1	2902 Gun Club Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.088	Property		1	91-210 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.089	Property		1	91-95 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.090	Property		1	91-083 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.091	Property		1	2401 Cram Avenue SE	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/24/2025	NAP
1.092	Property		1	91-119 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.093	Property		1	3425 Maple Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/19/2025	NAP
1.094	Property		1	91-174 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.095	Property		1	5156 American Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.096	Property		1	91-252 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.097	Property		1	91-349 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.098	Property		1	91-175 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.099	Property		1	91-087 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.100	Property		1	91-171 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.101	Property		1	91-410 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
1.102	Property		1	91-416 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
2	Loan	18, 19, 20, 21	1	841-853 Broadway	15,126	5.7%	3/31/2030	Human Security Inc.	13,809	5.2%	5/31/2031	4/7/2025	NAP
3	Loan	22	1	Bridgemarket Retail	10,566	11.0%	4/30/2049	NAP	NAP	NAP	NAP	4/8/2025	NAP
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf
4.01	Property		1	670-680 Maine	6,461	1.3%	10/31/2033	NAP	NAP	NAP	NAP	9/11/2024	NAP
4.02	Property		1	1000 Maine	30,404	12.2%	10/31/2035	Cisco Systems, Inc.	25,134	10.1%	7/31/2036	9/12/2024	NAP
4.03	Property		1	Phase I Retail	9,800	4.5%	10/31/2032	CVS	9,040	4.2%	1/31/2038	Various	NAP
4.04	Property		1	The Channel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/11/2024	NAP
4.05	Property		1	Garage (Ph I)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/12/2024	NAP
4.06	Property		1	Hyatt House	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/12/2024	NAP
4.07	Property		1	Phase II Retail	7,500	8.2%	11/30/2034	Philippe	7,373	8.1%	3/31/2038	9/12/2024	NAP
4.08	Property		1	Garage (Ph II)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/11/2024	NAP
4.09	Property		1	Canopy	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/11/2024	NAP
4.10	Property		1	The Tides	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/11/2024	NAP
4.11	Property		1	800 Maine	20,932	14.0%	4/30/2028	BAE Systems, Inc	3,253	2.2%	7/31/2031	9/12/2024	NAP
4.12	Property		1	The Anthem	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/11/2024	NAP
4.13	Property		1	Incanto	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/11/2024	NAP
4.14	Property		1	580 Water (Pier 4)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/11/2024	NAP
4.15	Property		1	Marina	NAP	NAP	NAP	NAP	NAP	NAP	NAP	9/4/2024	NAP
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio
5.01	Property		1	Prime Storage - Rocklin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/6/2025	NAP
5.02	Property		1	Prime Storage - Richmond	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/6/2025	NAP
5.03	Property		1	Prime Storage - Bridgewater	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/6/2025	NAP
5.04	Property		1	Prime Storage - Eastpointe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/6/2025	NAP
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio
6.01	Property		1	The Sapphire Orange	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/27/2025	NAP
6.02	Property		1	The Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/27/2025	NAP
6.03	Property		1	The Promenade	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/27/2025	NAP
6.04	Property		1	The Sunrise Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/27/2025	NAP
6.05	Property		1	The Sapphire East Orange	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/27/2025	NAP
7	Loan	9, 39, 40, 41, 42	1	The Wave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/19/2024	NAP
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	5,200	5.7%	4/30/2029	Wells Fargo Advisors, LLC	3,886	4.3%	5/31/2028	5/28/2025	NAP
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/21/2025	NAP
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/13/2025	NAP
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	23,256	11.1%	4/30/2040	Ross	22,000	10.5%	1/31/2036	5/5/2025	NAP
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/30/2025	NAP
13	Loan	67, 68	3	Olymbec Atlas Portfolio

A-32

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
13.01	Property		1	4045 & 4055 Spencer	5,667	3.8%	4/30/2028	Girisgen & Kopolow O.D.P.C.	5,016	3.4%	10/31/2026	4/28/2025	NAP
13.02	Property		1	3040 Simmons Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/28/2025	NAP
13.03	Property		1	1770 Indian Trail	4,321	5.3%	9/30/2028	XIE Law Offices, LLC	3,800	4.7%	10/31/2027	4/28/2025	NAP
14	Loan		1	155 Attorney Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2025	NAP
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/2/2025	NAP
16	Loan	72, 73	1	100 Howe	6,380	5.0%	1/31/2034	Pacific Coast Psychiatric Associates Inc.	4,931	3.8%	2/28/2027	11/19/2024	NAP
17	Loan	74	1	Storage King USA Passaic	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/7/2025	NAP
18	Loan	9, 75, 76	1	Shaw Park Plaza	21,813	7.8%	8/31/2034	Viner Finance, Inc. (Oppenheimer)	19,716	7.1%	4/30/2028	2/13/2025	NAP
19	Loan	77	1	Guardian Storage – Seven Fields, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/3/2025	NAP
20	Loan		1	YoHo Lofts and Nepperhan Plaza	7,543	5.5%	12/31/2029	George Michael Garrity and Vince Martin Garrity	6,727	4.9%	3/31/2027	4/15/2025	NAP
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	57,551	10.3%	10/31/2032	Webster Bank	45,979	8.2%	3/31/2034	12/30/2024	NAP
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	80,556	5.6%	4/30/2038	Parsec, Inc.	1	0.0%	11/30/2026	6/6/2025	NAP
23	Loan	93, 94	1	The Impala Condo	2,835	10.5%	8/31/2031	NAP	NAP	NAP	NAP	6/12/2025	NAP
24	Loan		1	Lang Industrial	10,000	7.7%	12/31/2029	Heights House Hotel	8,750	6.7%	6/30/2026	4/7/2025	NAP
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	6,541	4.4%	12/31/2034	Princess Boutique / LA Pume	6,265	4.2%	10/31/2038	3/27/2025	NAP
26	Loan		1	City Line - Spokane Valley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/21/2025	NAP
27	Loan		1	The Annie	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/15/2025	NAP
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/5/2025	NAP
29	Loan	104	1	Wilshire Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/28/2025	NAP
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio
30.01	Property		1	Ramblers Edge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/10/2025	NAP
30.02	Property		1	Hanceville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/12/2025	NAP
30.03	Property		1	Taylor	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/14/2025	NAP
31	Loan	106, 107	1	25 Bond Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/7/2025	NAP

A-33

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio
1.001	Property		1	996 Paragon Way	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.002	Property		1	91-399 Kauhi	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.003	Property		1	11224 Will Walker Road	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.004	Property		1	10450 Doral Boulevard	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.005	Property		1	1580, 1590 & 1600 Williams Road	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.006	Property		1	32150 Just Imagine Drive	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.007	Property		1	6850 Weber Boulevard	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.008	Property		1	1341 N. Clyde Morris Blvd.	4/14/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.009	Property		1	27200 SW 127th Avenue	4/22/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.010	Property		1	7410 Magi Road	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.011	Property		1	2375 East Newlands Road	5/13/2025	4/18/2025	7%	No	Fee	NAP	NAP	NAP	NAP
1.012	Property		1	3800 Midlink Drive	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.013	Property		1	13509 Waterworks Street	4/18/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.015	Property		1	91-141 Kalaeloa	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.016	Property		1	9860 West Buckeye Road	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.017	Property		1	125 North Troy Hill Road	4/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.018	Property		1	11900 Trolley Lane	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.019	Property		1	11501 Wilkinson Drive	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.020	Property		1	2300 North 33rd Avenue East	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.021	Property		1	5001 West Delbridge Street	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.022	Property		1	91-238 Kauhi	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.023	Property		1	1892 Anfield Road	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.024	Property		1	9215-9347 E Pendleton Pike	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.025	Property		1	955 Aeroplaza Drive	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.026	Property		1	3155 Grissom Parkway	4/14/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.027	Property		1	3502 Enterprise Avenue	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.028	Property		1	3870 Ronald Reagan Boulevard	4/18/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.029	Property		1	700 Marine Drive	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.030	Property		1	3245 Henry Road	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.031	Property		1	2701 S.W. 18TH Street	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.032	Property		1	2482 Century Drive	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.033	Property		1	158 West Yard Road	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.034	Property		1	55 Commerce Avenue	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.035	Property		1	1415 West Commerce Way	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.036	Property		1	1095 South 4800 West	5/13/2025	4/18/2025	7%	No	Fee	NAP	NAP	NAP	NAP
1.037	Property		1	950 Bennett Road	4/14/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.038	Property		1	985 Kershaw Street	5/13/2025	4/18/2025	7%	No	Fee	NAP	NAP	NAP	NAP
1.039	Property		1	1990 Hood Road	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.040	Property		1	17200 Manchac Park Lane	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.041	Property		1	7409 Magi Road	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.042	Property		1	91-329 Kauhi	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.043	Property		1	1985 International Way	4/22/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.044	Property		1	200 Orange Point Drive	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.045	Property		1	91-241 Kalaeloa	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.046	Property		1	2311 South Park Road	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.047	Property		1	2820 State Highway 31	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.048	Property		1	8000 Mid America Blvd.	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.049	Property		1	14257 E. Easter Avenue	4/18/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.050	Property		1	91-080 Hanua	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.051	Property		1	3736 Salisbury Road	4/18/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.052	Property		1	91-027 Kaomi Loop	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.053	Property		1	150 Greenhorn Drive	4/18/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.054	Property		1	7130 Q Street	5/13/2025	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
1.055	Property		1	235 Great Pond Road	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.056	Property		1	510 Production Avenue	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.057	Property		1	91-150 Kaomi Loop	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.058	Property		1	4501 Industrial Drive	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.059	Property		1	91-222 Olai	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.060	Property		1	2580 Technology Drive	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.061	Property		1	301 Commerce Drive	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.062	Property		1	590 Assembly Court	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.063	Property		1	7121 South Fifth Avenue	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.064	Property		1	91-250 Komohana	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.065	Property		1	91-220 Kalaeloa	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.066	Property		1	91-185 Kalaeloa	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.067	Property		1	91-300 Hanua	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.068	Property		1	5501 Providence Hill Drive	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.069	Property		1	91-259 Olai	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.070	Property		1	2 Tower Drive	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.071	Property		1	91-064 Kaomi Loop	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.072	Property		1	91-202 Kalaeloa	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.073	Property		1	2100 NW 82nd Avenue	4/22/2025	NAP	NAP	Yes - AH	Fee	NAP	NAP	NAP	NAP
1.074	Property		1	91-102 Kaomi Loop	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.075	Property		1	1230 West 171st Street	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.076	Property		1	91-400 Komohana	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.077	Property		1	91-265 Hanua	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.078	Property		1	91-255 Hanua	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.079	Property		1	1415 Industrial Drive	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.080	Property		1	209 South Bud Street	5/13/2025	NAP	NAP	Yes - AH	Fee	NAP	NAP	NAP	NAP
1.081	Property		1	91-110 Kaomi Loop	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.082	Property		1	3900 NE 6th Street	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

A-34

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)
1.083	Property		1	91-218 Olai	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.084	Property		1	5795 Logistics Parkway	4/14/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.085	Property		1	91-210 Kauhi	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.086	Property		1	435 SE 70th Street	4/24/2025	NAP	NAP	No	Leasehold	9/30/2027	8, 5-year options and 1, 1-year option	30,205	Yes
1.087	Property		1	2902 Gun Club Road	4/16/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.088	Property		1	91-210 Olai	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.089	Property		1	91-95 Hanua	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.090	Property		1	91-083 Hanua	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.091	Property		1	2401 Cram Avenue SE	5/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.092	Property		1	91-119 Olai	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.093	Property		1	3425 Maple Drive	4/24/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.094	Property		1	91-174 Olai	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.095	Property		1	5156 American Road	4/22/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.096	Property		1	91-252 Kauhi	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.097	Property		1	91-349 Kauhi	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.098	Property		1	91-175 Olai	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.099	Property		1	91-087 Hanua	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.100	Property		1	91-171 Olai	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.101	Property		1	91-410 Komohana	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.102	Property		1	91-416 Komohana	NAP	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2	Loan	18, 19, 20, 21	1	841-853 Broadway	4/7/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3	Loan	22	1	Bridgemarket Retail	4/8/2025	NAP	NAP	No	Leasehold	6/29/2097	None	763,920	Yes
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf
4.01	Property		1	670-680 Maine	9/10/2024	NAP	NAP	No	Leasehold	4/24/2113	None	1	No
4.02	Property		1	1000 Maine	9/10/2024	NAP	NAP	No	Leasehold	4/24/2113	None	1	No
4.03	Property		1	Phase I Retail	Various	NAP	NAP	Yes - AE	Leasehold	4/23/2064; 4/24/2113	One, 49-year extension option	1	No
4.04	Property		1	The Channel	9/25/2024	NAP	NAP	No	Leasehold	4/24/2113	None	1	No
4.05	Property		1	Garage (Ph I)	9/10/2024	NAP	NAP	Yes - AE	Leasehold	4/24/2113	None	1	No
4.06	Property		1	Hyatt House	9/23/2024	NAP	NAP	Yes - AE	Leasehold	4/24/2113	None	1	No
4.07	Property		1	Phase II Retail	9/10/2024	NAP	NAP	No	Leasehold	4/24/2113	None	1	No
4.08	Property		1	Garage (Ph II)	9/17/2024	NAP	NAP	No	Leasehold	4/24/2113	None	1	No
4.09	Property		1	Canopy	9/10/2024	NAP	NAP	Yes - AE	Leasehold	4/24/2113	None	1	No
4.10	Property		1	The Tides	9/23/2024	NAP	NAP	No	Leasehold	4/24/2113	None	1	No
4.11	Property		1	800 Maine	9/10/2024	NAP	NAP	No	Leasehold	4/24/2113	None	1	No
4.12	Property		1	The Anthem	9/25/2024	NAP	NAP	No	Leasehold	4/24/2113	None	1	No
4.13	Property		1	Incanto	9/10/2024	NAP	NAP	No	Leasehold	4/24/2113	None	1	No
4.14	Property		1	580 Water (Pier 4)	9/10/2024	NAP	NAP	Yes - AE	Leasehold	4/24/2113	None	1	No
4.15	Property		1	Marina	9/9/2024	NAP	NAP	Yes - AE	Leasehold	4/24/2113	None	1	No
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio
5.01	Property		1	Prime Storage - Rocklin	6/6/2025	6/6/2025	3%	No	Fee	NAP	NAP	NAP	NAP
5.02	Property		1	Prime Storage - Richmond	6/6/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.03	Property		1	Prime Storage - Bridgewater	6/6/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5.04	Property		1	Prime Storage - Eastpointe	6/6/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio
6.01	Property		1	The Sapphire Orange	2/10/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.02	Property		1	The Plaza	2/10/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.03	Property		1	The Promenade	2/10/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.04	Property		1	The Sunrise Park	2/10/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.05	Property		1	The Sapphire East Orange	2/10/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
7	Loan	9, 39, 40, 41, 42	1	The Wave	11/12/2024	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	5/28/2025	5/27/2025	16%	Yes - AH	Fee	NAP	NAP	NAP	NAP
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	4/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	2/13/2025	NAP	NAP	Yes - AE	Fee / Leasehold	12/31/2028; 9/30/2049	1, 10-year extension option and 1, 10.75-year extension option; None	322,055	No
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	5/5/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	4/22/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13	Loan	67, 68	3	Olymbec Atlas Portfolio

A-35

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)
13.01	Property		1	4045 & 4055 Spencer	4/28/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.02	Property		1	3040 Simmons Street	4/28/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.03	Property		1	1770 Indian Trail	4/28/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14	Loan		1	155 Attorney Street	5/20/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	4/3/2025	NAP	NAP	Yes - VE	Fee	NAP	NAP	NAP	NAP
16	Loan	72, 73	1	100 Howe	11/19/2024	11/21/2024	8%	No	Fee	NAP	NAP	NAP	NAP
17	Loan	74	1	Storage King USA Passaic	5/2/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18	Loan	9, 75, 76	1	Shaw Park Plaza	2/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
19	Loan	77	1	Guardian Storage – Seven Fields, PA	4/3/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20	Loan		1	YoHo Lofts and Nepperhan Plaza	4/15/2025	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	12/26/2024	NAP	NAP	No	Leasehold	11/30/2119	None	3,077,503	Yes
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	6/5/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
23	Loan	93, 94	1	The Impala Condo	6/4/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
24	Loan		1	Lang Industrial	4/7/2025	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	3/27/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
26	Loan		1	City Line - Spokane Valley	3/21/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
27	Loan		1	The Annie	5/15/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	5/5/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
29	Loan	104	1	Wilshire Apartments	5/23/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio
30.01	Property		1	Ramblers Edge	3/12/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
30.02	Property		1	Hanceville	3/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
30.03	Property		1	Taylor	3/13/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
31	Loan	106, 107	1	25 Bond Street	4/7/2025	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

A-36

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	0	Springing	0	Springing	0	Springing	0	0	Springing	0
1.001	Property		1	996 Paragon Way
1.002	Property		1	91-399 Kauhi
1.003	Property		1	11224 Will Walker Road
1.004	Property		1	10450 Doral Boulevard
1.005	Property		1	1580, 1590 & 1600 Williams Road
1.006	Property		1	32150 Just Imagine Drive
1.007	Property		1	6850 Weber Boulevard
1.008	Property		1	1341 N. Clyde Morris Blvd.
1.009	Property		1	27200 SW 127th Avenue
1.010	Property		1	7410 Magi Road
1.011	Property		1	2375 East Newlands Road
1.012	Property		1	3800 Midlink Drive
1.013	Property		1	13509 Waterworks Street
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street
1.015	Property		1	91-141 Kalaeloa
1.016	Property		1	9860 West Buckeye Road
1.017	Property		1	125 North Troy Hill Road
1.018	Property		1	11900 Trolley Lane
1.019	Property		1	11501 Wilkinson Drive
1.020	Property		1	2300 North 33rd Avenue East
1.021	Property		1	5001 West Delbridge Street
1.022	Property		1	91-238 Kauhi
1.023	Property		1	1892 Anfield Road
1.024	Property		1	9215-9347 E Pendleton Pike
1.025	Property		1	955 Aeroplaza Drive
1.026	Property		1	3155 Grissom Parkway
1.027	Property		1	3502 Enterprise Avenue
1.028	Property		1	3870 Ronald Reagan Boulevard
1.029	Property		1	700 Marine Drive
1.030	Property		1	3245 Henry Road
1.031	Property		1	2701 S.W. 18TH Street
1.032	Property		1	2482 Century Drive
1.033	Property		1	158 West Yard Road
1.034	Property		1	55 Commerce Avenue
1.035	Property		1	1415 West Commerce Way
1.036	Property		1	1095 South 4800 West
1.037	Property		1	950 Bennett Road
1.038	Property		1	985 Kershaw Street
1.039	Property		1	1990 Hood Road
1.040	Property		1	17200 Manchac Park Lane
1.041	Property		1	7409 Magi Road
1.042	Property		1	91-329 Kauhi
1.043	Property		1	1985 International Way
1.044	Property		1	200 Orange Point Drive
1.045	Property		1	91-241 Kalaeloa
1.046	Property		1	2311 South Park Road
1.047	Property		1	2820 State Highway 31
1.048	Property		1	8000 Mid America Blvd.
1.049	Property		1	14257 E. Easter Avenue
1.050	Property		1	91-080 Hanua
1.051	Property		1	3736 Salisbury Road
1.052	Property		1	91-027 Kaomi Loop
1.053	Property		1	150 Greenhorn Drive
1.054	Property		1	7130 Q Street
1.055	Property		1	235 Great Pond Road
1.056	Property		1	510 Production Avenue
1.057	Property		1	91-150 Kaomi Loop
1.058	Property		1	4501 Industrial Drive
1.059	Property		1	91-222 Olai
1.060	Property		1	2580 Technology Drive
1.061	Property		1	301 Commerce Drive
1.062	Property		1	590 Assembly Court
1.063	Property		1	7121 South Fifth Avenue
1.064	Property		1	91-250 Komohana
1.065	Property		1	91-220 Kalaeloa
1.066	Property		1	91-185 Kalaeloa
1.067	Property		1	91-300 Hanua
1.068	Property		1	5501 Providence Hill Drive
1.069	Property		1	91-259 Olai
1.070	Property		1	2 Tower Drive
1.071	Property		1	91-064 Kaomi Loop
1.072	Property		1	91-202 Kalaeloa
1.073	Property		1	2100 NW 82nd Avenue
1.074	Property		1	91-102 Kaomi Loop
1.075	Property		1	1230 West 171st Street
1.076	Property		1	91-400 Komohana
1.077	Property		1	91-265 Hanua
1.078	Property		1	91-255 Hanua
1.079	Property		1	1415 Industrial Drive
1.080	Property		1	209 South Bud Street
1.081	Property		1	91-110 Kaomi Loop
1.082	Property		1	3900 NE 6th Street

A-37

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)
1.083	Property		1	91-218 Olai
1.084	Property		1	5795 Logistics Parkway
1.085	Property		1	91-210 Kauhi
1.086	Property		1	435 SE 70th Street
1.087	Property		1	2902 Gun Club Road
1.088	Property		1	91-210 Olai
1.089	Property		1	91-95 Hanua
1.090	Property		1	91-083 Hanua
1.091	Property		1	2401 Cram Avenue SE
1.092	Property		1	91-119 Olai
1.093	Property		1	3425 Maple Drive
1.094	Property		1	91-174 Olai
1.095	Property		1	5156 American Road
1.096	Property		1	91-252 Kauhi
1.097	Property		1	91-349 Kauhi
1.098	Property		1	91-175 Olai
1.099	Property		1	91-087 Hanua
1.100	Property		1	91-171 Olai
1.101	Property		1	91-410 Komohana
1.102	Property		1	91-416 Komohana
2	Loan	18, 19, 20, 21	1	841-853 Broadway	0	538,611	0	Springing	0	4,419	0	0	0	0
3	Loan	22	1	Bridgemarket Retail	0	Springing	0	Springing	0	2,844	0	0	0	0
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	0	Springing	0	Springing	0	Springing	0	0	Springing	0
4.01	Property		1	670-680 Maine
4.02	Property		1	1000 Maine
4.03	Property		1	Phase I Retail
4.04	Property		1	The Channel
4.05	Property		1	Garage (Ph I)
4.06	Property		1	Hyatt House
4.07	Property		1	Phase II Retail
4.08	Property		1	Garage (Ph II)
4.09	Property		1	Canopy
4.10	Property		1	The Tides
4.11	Property		1	800 Maine
4.12	Property		1	The Anthem
4.13	Property		1	Incanto
4.14	Property		1	580 Water (Pier 4)
4.15	Property		1	Marina
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	311,888	62,378	0	Springing	237,175	0	0	0	0	0
5.01	Property		1	Prime Storage - Rocklin
5.02	Property		1	Prime Storage - Richmond
5.03	Property		1	Prime Storage - Bridgewater
5.04	Property		1	Prime Storage - Eastpointe
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	323,659	107,886	0	Springing	0	6,193	0	0	0	0
6.01	Property		1	The Sapphire Orange
6.02	Property		1	The Plaza
6.03	Property		1	The Promenade
6.04	Property		1	The Sunrise Park
6.05	Property		1	The Sapphire East Orange
7	Loan	9, 39, 40, 41, 42	1	The Wave	13,061	6,443	9,619	9,619	0	3,012	0	0	0	0
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	30,723	65,000	0	Springing	0	1,521	0	500,000	9,509	0
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	144,238	18,030	36,083	12,028	0	3,104	0	0	0	0
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	0	Springing	0	Springing	0	Springing	0	0	0	0
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	22,183	5,546	0	Springing	0	1,666	0	0	8,712	470,500
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	60,758	62,647	0	Springing	0	587	0	0	0	0
13	Loan	67, 68	3	Olymbec Atlas Portfolio	168,696	24,099	0	Springing	0	Springing	0	0	Springing	0

A-38

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)
13.01	Property		1	4045 & 4055 Spencer
13.02	Property		1	3040 Simmons Street
13.03	Property		1	1770 Indian Trail
14	Loan		1	155 Attorney Street	58,271	58,271	15,566	3,891	0	1,098	0	0	0	0
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	141,779	20,254	10,945	1,216	0	10,026	0	0	0	0
16	Loan	72, 73	1	100 Howe	22,320	22,320	0	Springing	0	4,289	0	400,000	21,446	0
17	Loan	74	1	Storage King USA Passaic	0	Springing	0	Springing	0	722	0	0	0	0
18	Loan	9, 75, 76	1	Shaw Park Plaza	741,556	123,593	0	Springing	0	Springing	0	0	Springing	0
19	Loan	77	1	Guardian Storage – Seven Fields, PA	21,003	21,003	0	Springing	0	1,078	0	0	0	0
20	Loan		1	YoHo Lofts and Nepperhan Plaza	48,152	16,051	2,021	337	0	1,811	0	0	5,712	137,000
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	804,612	268,204	83,723	20,931	0	9,301	223,224	0	69,755	1,674,120
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	0	432,301	0	Springing	0	12,015	0	1,000,000	114,146	0
23	Loan	93, 94	1	The Impala Condo	49,299	49,299	0	Springing	0	599	0	0	0	0
24	Loan		1	Lang Industrial	57,447	11,489	18,969	9,485	0	2,065	0	250,000	Springing	0
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	142,890	23,815	147,399	13,425	0	2,471	0	0	15,591	0
26	Loan		1	City Line - Spokane Valley	39,282	9,821	9,250	4,625	0	918	0	0	0	0
27	Loan		1	The Annie	5,725	636	4,625	2,312	0	1,625	0	0	0	0
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	57,803	14,451	52,101	10,420	0	13,267	0	0	0	0
29	Loan	104	1	Wilshire Apartments	43,424	5,428	60,536	30,268	0	4,027	0	0	0	0
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	2,895	483	17,275	8,638	50,000	Springing	50,000	0	0	0
30.01	Property		1	Ramblers Edge
30.02	Property		1	Hanceville
30.03	Property		1	Taylor
31	Loan	106, 107	1	25 Bond Street	17,940	8,970	3,412	439	0	50	0	0	0	0

A-39

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	0	0	0	0	2,476,942	Springing	Ground Lease Reserve (Monthly: Springing), Unfunded Obligations Reserve (Upfront: 2,476,941.61)
1.001	Property		1	996 Paragon Way
1.002	Property		1	91-399 Kauhi
1.003	Property		1	11224 Will Walker Road
1.004	Property		1	10450 Doral Boulevard
1.005	Property		1	1580, 1590 & 1600 Williams Road
1.006	Property		1	32150 Just Imagine Drive
1.007	Property		1	6850 Weber Boulevard
1.008	Property		1	1341 N. Clyde Morris Blvd.
1.009	Property		1	27200 SW 127th Avenue
1.010	Property		1	7410 Magi Road
1.011	Property		1	2375 East Newlands Road
1.012	Property		1	3800 Midlink Drive
1.013	Property		1	13509 Waterworks Street
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street
1.015	Property		1	91-141 Kalaeloa
1.016	Property		1	9860 West Buckeye Road
1.017	Property		1	125 North Troy Hill Road
1.018	Property		1	11900 Trolley Lane
1.019	Property		1	11501 Wilkinson Drive
1.020	Property		1	2300 North 33rd Avenue East
1.021	Property		1	5001 West Delbridge Street
1.022	Property		1	91-238 Kauhi
1.023	Property		1	1892 Anfield Road
1.024	Property		1	9215-9347 E Pendleton Pike
1.025	Property		1	955 Aeroplaza Drive
1.026	Property		1	3155 Grissom Parkway
1.027	Property		1	3502 Enterprise Avenue
1.028	Property		1	3870 Ronald Reagan Boulevard
1.029	Property		1	700 Marine Drive
1.030	Property		1	3245 Henry Road
1.031	Property		1	2701 S.W. 18TH Street
1.032	Property		1	2482 Century Drive
1.033	Property		1	158 West Yard Road
1.034	Property		1	55 Commerce Avenue
1.035	Property		1	1415 West Commerce Way
1.036	Property		1	1095 South 4800 West
1.037	Property		1	950 Bennett Road
1.038	Property		1	985 Kershaw Street
1.039	Property		1	1990 Hood Road
1.040	Property		1	17200 Manchac Park Lane
1.041	Property		1	7409 Magi Road
1.042	Property		1	91-329 Kauhi
1.043	Property		1	1985 International Way
1.044	Property		1	200 Orange Point Drive
1.045	Property		1	91-241 Kalaeloa
1.046	Property		1	2311 South Park Road
1.047	Property		1	2820 State Highway 31
1.048	Property		1	8000 Mid America Blvd.
1.049	Property		1	14257 E. Easter Avenue
1.050	Property		1	91-080 Hanua
1.051	Property		1	3736 Salisbury Road
1.052	Property		1	91-027 Kaomi Loop
1.053	Property		1	150 Greenhorn Drive
1.054	Property		1	7130 Q Street
1.055	Property		1	235 Great Pond Road
1.056	Property		1	510 Production Avenue
1.057	Property		1	91-150 Kaomi Loop
1.058	Property		1	4501 Industrial Drive
1.059	Property		1	91-222 Olai
1.060	Property		1	2580 Technology Drive
1.061	Property		1	301 Commerce Drive
1.062	Property		1	590 Assembly Court
1.063	Property		1	7121 South Fifth Avenue
1.064	Property		1	91-250 Komohana
1.065	Property		1	91-220 Kalaeloa
1.066	Property		1	91-185 Kalaeloa
1.067	Property		1	91-300 Hanua
1.068	Property		1	5501 Providence Hill Drive
1.069	Property		1	91-259 Olai
1.070	Property		1	2 Tower Drive
1.071	Property		1	91-064 Kaomi Loop
1.072	Property		1	91-202 Kalaeloa
1.073	Property		1	2100 NW 82nd Avenue
1.074	Property		1	91-102 Kaomi Loop
1.075	Property		1	1230 West 171st Street
1.076	Property		1	91-400 Komohana
1.077	Property		1	91-265 Hanua
1.078	Property		1	91-255 Hanua
1.079	Property		1	1415 Industrial Drive
1.080	Property		1	209 South Bud Street
1.081	Property		1	91-110 Kaomi Loop
1.082	Property		1	3900 NE 6th Street

A-40

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description
1.083	Property		1	91-218 Olai
1.084	Property		1	5795 Logistics Parkway
1.085	Property		1	91-210 Kauhi
1.086	Property		1	435 SE 70th Street
1.087	Property		1	2902 Gun Club Road
1.088	Property		1	91-210 Olai
1.089	Property		1	91-95 Hanua
1.090	Property		1	91-083 Hanua
1.091	Property		1	2401 Cram Avenue SE
1.092	Property		1	91-119 Olai
1.093	Property		1	3425 Maple Drive
1.094	Property		1	91-174 Olai
1.095	Property		1	5156 American Road
1.096	Property		1	91-252 Kauhi
1.097	Property		1	91-349 Kauhi
1.098	Property		1	91-175 Olai
1.099	Property		1	91-087 Hanua
1.100	Property		1	91-171 Olai
1.101	Property		1	91-410 Komohana
1.102	Property		1	91-416 Komohana
2	Loan	18, 19, 20, 21	1	841-853 Broadway	0	0	0	0	1,644,651	0	Free Rent Reserve
3	Loan	22	1	Bridgemarket Retail	0	0	0	8,625	63,660	Springing	Ground Lease Reserve
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	0	0	0	0	45,732,775	Springing	Rent Concession Reserve (Upfront: $26,973,955.46); Leasing Reserve (Upfront: $18,758,819.14); FF&E Reserve (Monthly: Springing)
4.01	Property		1	670-680 Maine
4.02	Property		1	1000 Maine
4.03	Property		1	Phase I Retail
4.04	Property		1	The Channel
4.05	Property		1	Garage (Ph I)
4.06	Property		1	Hyatt House
4.07	Property		1	Phase II Retail
4.08	Property		1	Garage (Ph II)
4.09	Property		1	Canopy
4.10	Property		1	The Tides
4.11	Property		1	800 Maine
4.12	Property		1	The Anthem
4.13	Property		1	Incanto
4.14	Property		1	580 Water (Pier 4)
4.15	Property		1	Marina
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	0	0	0	0	0	0	NAP
5.01	Property		1	Prime Storage - Rocklin
5.02	Property		1	Prime Storage - Richmond
5.03	Property		1	Prime Storage - Bridgewater
5.04	Property		1	Prime Storage - Eastpointe
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	0	0	0	363,969	512,050	0	Roof Replacement Reserve ($300,100), Litigation Reserve ($211,950)
6.01	Property		1	The Sapphire Orange
6.02	Property		1	The Plaza
6.03	Property		1	The Promenade
6.04	Property		1	The Sunrise Park
6.05	Property		1	The Sapphire East Orange
7	Loan	9, 39, 40, 41, 42	1	The Wave	0	0	0	0	6,404,148	0	Retail Space Reserve ($6,325,000), Gap Rent Reserve ($79,148.33)
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	0	0	0	0	0	0	NAP
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	0	0	0	0	2,700,000	0	Holdback Reserve
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	0	0	0	0	322,055	Springing	Ground Subleases Reserve (Upfront: $322,055), PIP Reserve (Monthly: Springing)
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	0	0	0	0	2,463,619	0	Unfunded Obligations Reserve
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	0	0	0	0	16,306	16,306	Common Charge Reserve
13	Loan	67, 68	3	Olymbec Atlas Portfolio	0	0	0	0	0	0	NAP

A-41

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description
13.01	Property		1	4045 & 4055 Spencer
13.02	Property		1	3040 Simmons Street
13.03	Property		1	1770 Indian Trail
14	Loan		1	155 Attorney Street	0	0	0	0	0	0	NAP
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	0	0	0	0	682,768	0	PIP Reserve
16	Loan	72, 73	1	100 Howe	0	0	0	0	50,498	0	Unfunded Obligations Reserve
17	Loan	74	1	Storage King USA Passaic	0	0	0	0	0	0	NAP
18	Loan	9, 75, 76	1	Shaw Park Plaza	0	0	0	0	1,081,445	0	Outstanding TI/LC Reserve ($756,373.66), Sunstar Rent Replication Reserve ($248,564.50), BellRing Rent Replication Reserve ($76,506.68)
19	Loan	77	1	Guardian Storage – Seven Fields, PA	0	0	0	0	0	0	NAP
20	Loan		1	YoHo Lofts and Nepperhan Plaza	0	0	0	31,875	0	0	NAP
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	0	0	0	0	25,030,108	0	Indeed Lease Reserve ($12,995,460), Rent Concession Reserve ($6,695,378), Upfront Rollover Reserve ($4,569,893), Ground Rent Reserve ($769,377)
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	0	0	0	1,500	14,943,426	0	Unfunded Obligations Reserve ($12,999,018), Gap Rent Reserve ($1,944,408)
23	Loan	93, 94	1	The Impala Condo	0	0	0	14,575	278,454	Springing	Manhattan Schoolhouse Lease Contingency Reserve (Upfront: $190,201.00, Monthly: Springing),
Manhattan Schoolhouse Unfunded Obligation
Reserve (Upfront: $61,615.40), Expansion Space
Amended Certificate of Occupancy Reserve (Upfront: $14,662.50), Condominium Common
											Charge Reserve (Upfront: $11,975.00, Monthly: Springing)
24	Loan		1	Lang Industrial	0	0	0	56,650	0	0	NAP
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	0	0	0	22,500	729,537	0	8th Floor Rent Reserve
26	Loan		1	City Line - Spokane Valley	0	0	0	0	0	0	NAP
27	Loan		1	The Annie	0	0	0	302,250	0	0	NAP
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	0	0	0	1,250	800,000	0	PIP Reserve
29	Loan	104	1	Wilshire Apartments	0	0	0	0	0	0	NAP
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	0	0	0	4,593	0	0	NAP
30.01	Property		1	Ramblers Edge
30.02	Property		1	Hanceville
30.03	Property		1	Taylor
31	Loan	106, 107	1	25 Bond Street	0	0	0	0	3,733	3,733	Common Charges Reserve

A-42

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	0	0	NAP	Hard	Springing	Yes
1.001	Property		1	996 Paragon Way
1.002	Property		1	91-399 Kauhi
1.003	Property		1	11224 Will Walker Road
1.004	Property		1	10450 Doral Boulevard
1.005	Property		1	1580, 1590 & 1600 Williams Road
1.006	Property		1	32150 Just Imagine Drive
1.007	Property		1	6850 Weber Boulevard
1.008	Property		1	1341 N. Clyde Morris Blvd.
1.009	Property		1	27200 SW 127th Avenue
1.010	Property		1	7410 Magi Road
1.011	Property		1	2375 East Newlands Road
1.012	Property		1	3800 Midlink Drive
1.013	Property		1	13509 Waterworks Street
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street
1.015	Property		1	91-141 Kalaeloa
1.016	Property		1	9860 West Buckeye Road
1.017	Property		1	125 North Troy Hill Road
1.018	Property		1	11900 Trolley Lane
1.019	Property		1	11501 Wilkinson Drive
1.020	Property		1	2300 North 33rd Avenue East
1.021	Property		1	5001 West Delbridge Street
1.022	Property		1	91-238 Kauhi
1.023	Property		1	1892 Anfield Road
1.024	Property		1	9215-9347 E Pendleton Pike
1.025	Property		1	955 Aeroplaza Drive
1.026	Property		1	3155 Grissom Parkway
1.027	Property		1	3502 Enterprise Avenue
1.028	Property		1	3870 Ronald Reagan Boulevard
1.029	Property		1	700 Marine Drive
1.030	Property		1	3245 Henry Road
1.031	Property		1	2701 S.W. 18TH Street
1.032	Property		1	2482 Century Drive
1.033	Property		1	158 West Yard Road
1.034	Property		1	55 Commerce Avenue
1.035	Property		1	1415 West Commerce Way
1.036	Property		1	1095 South 4800 West
1.037	Property		1	950 Bennett Road
1.038	Property		1	985 Kershaw Street
1.039	Property		1	1990 Hood Road
1.040	Property		1	17200 Manchac Park Lane
1.041	Property		1	7409 Magi Road
1.042	Property		1	91-329 Kauhi
1.043	Property		1	1985 International Way
1.044	Property		1	200 Orange Point Drive
1.045	Property		1	91-241 Kalaeloa
1.046	Property		1	2311 South Park Road
1.047	Property		1	2820 State Highway 31
1.048	Property		1	8000 Mid America Blvd.
1.049	Property		1	14257 E. Easter Avenue
1.050	Property		1	91-080 Hanua
1.051	Property		1	3736 Salisbury Road
1.052	Property		1	91-027 Kaomi Loop
1.053	Property		1	150 Greenhorn Drive
1.054	Property		1	7130 Q Street
1.055	Property		1	235 Great Pond Road
1.056	Property		1	510 Production Avenue
1.057	Property		1	91-150 Kaomi Loop
1.058	Property		1	4501 Industrial Drive
1.059	Property		1	91-222 Olai
1.060	Property		1	2580 Technology Drive
1.061	Property		1	301 Commerce Drive
1.062	Property		1	590 Assembly Court
1.063	Property		1	7121 South Fifth Avenue
1.064	Property		1	91-250 Komohana
1.065	Property		1	91-220 Kalaeloa
1.066	Property		1	91-185 Kalaeloa
1.067	Property		1	91-300 Hanua
1.068	Property		1	5501 Providence Hill Drive
1.069	Property		1	91-259 Olai
1.070	Property		1	2 Tower Drive
1.071	Property		1	91-064 Kaomi Loop
1.072	Property		1	91-202 Kalaeloa
1.073	Property		1	2100 NW 82nd Avenue
1.074	Property		1	91-102 Kaomi Loop
1.075	Property		1	1230 West 171st Street
1.076	Property		1	91-400 Komohana
1.077	Property		1	91-265 Hanua
1.078	Property		1	91-255 Hanua
1.079	Property		1	1415 Industrial Drive
1.080	Property		1	209 South Bud Street
1.081	Property		1	91-110 Kaomi Loop
1.082	Property		1	3900 NE 6th Street

A-43

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)
1.083	Property		1	91-218 Olai
1.084	Property		1	5795 Logistics Parkway
1.085	Property		1	91-210 Kauhi
1.086	Property		1	435 SE 70th Street
1.087	Property		1	2902 Gun Club Road
1.088	Property		1	91-210 Olai
1.089	Property		1	91-95 Hanua
1.090	Property		1	91-083 Hanua
1.091	Property		1	2401 Cram Avenue SE
1.092	Property		1	91-119 Olai
1.093	Property		1	3425 Maple Drive
1.094	Property		1	91-174 Olai
1.095	Property		1	5156 American Road
1.096	Property		1	91-252 Kauhi
1.097	Property		1	91-349 Kauhi
1.098	Property		1	91-175 Olai
1.099	Property		1	91-087 Hanua
1.100	Property		1	91-171 Olai
1.101	Property		1	91-410 Komohana
1.102	Property		1	91-416 Komohana
2	Loan	18, 19, 20, 21	1	841-853 Broadway	0	0	NAP	Hard	Springing	Yes
3	Loan	22	1	Bridgemarket Retail	0	0	NAP	Hard	Springing	Yes
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	0	0	NAP	Hard (Office and Retail); Soft (Remaining Collateral)	Springing	Yes
4.01	Property		1	670-680 Maine
4.02	Property		1	1000 Maine
4.03	Property		1	Phase I Retail
4.04	Property		1	The Channel
4.05	Property		1	Garage (Ph I)
4.06	Property		1	Hyatt House
4.07	Property		1	Phase II Retail
4.08	Property		1	Garage (Ph II)
4.09	Property		1	Canopy
4.10	Property		1	The Tides
4.11	Property		1	800 Maine
4.12	Property		1	The Anthem
4.13	Property		1	Incanto
4.14	Property		1	580 Water (Pier 4)
4.15	Property		1	Marina
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	0	0	NAP	Soft	Springing	Yes
5.01	Property		1	Prime Storage - Rocklin
5.02	Property		1	Prime Storage - Richmond
5.03	Property		1	Prime Storage - Bridgewater
5.04	Property		1	Prime Storage - Eastpointe
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	0	0	NAP	Springing	Springing	Yes
6.01	Property		1	The Sapphire Orange
6.02	Property		1	The Plaza
6.03	Property		1	The Promenade
6.04	Property		1	The Sunrise Park
6.05	Property		1	The Sapphire East Orange
7	Loan	9, 39, 40, 41, 42	1	The Wave	0	0	NAP	Springing	Springing	Yes
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	0	0	NAP	Springing	Springing	Yes
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	0	2,700,000	$2,700,000 deposited into the Holdback Reserve to be distributed to the borrower upon lender receiving evidence that the debt yield equals or exceeds 8.50%.	Springing	Springing	Yes
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	0	0	NAP	Soft	Springing	Yes
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	0	0	NAP	Hard	Springing	Yes
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	0	0	NAP	Hard	Springing	Yes
13	Loan	67, 68	3	Olymbec Atlas Portfolio	0	0	NAP	Hard	Springing	Yes

A-44

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)
13.01	Property		1	4045 & 4055 Spencer
13.02	Property		1	3040 Simmons Street
13.03	Property		1	1770 Indian Trail
14	Loan		1	155 Attorney Street	0	0	NAP	Springing	Springing	Yes
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	0	0	NAP	Hard	Springing	Yes
16	Loan	72, 73	1	100 Howe	0	0	NAP	Hard	Springing	Yes
17	Loan	74	1	Storage King USA Passaic	0	0	NAP	Springing	Springing	Yes
18	Loan	9, 75, 76	1	Shaw Park Plaza	0	0	NAP	Hard	Springing	Yes
19	Loan	77	1	Guardian Storage – Seven Fields, PA	0	0	NAP	None	None	Yes
20	Loan		1	YoHo Lofts and Nepperhan Plaza	0	0	NAP	Springing	Springing	Yes
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	0	0	NAP	Hard	Springing	Yes
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	0	0	NAP	Hard	Springing	Yes
23	Loan	93, 94	1	The Impala Condo	0	0	NAP	Hard	Springing	Yes
24	Loan		1	Lang Industrial	0	0	NAP	Hard	Springing	Yes
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	0	0	NAP	Hard	Springing	Yes
26	Loan		1	City Line - Spokane Valley	0	0	NAP	Springing	Springing	Yes
27	Loan		1	The Annie	0	0	NAP	Springing	Springing	Yes
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	0	0	NAP	Springing	Springing	Yes
29	Loan	104	1	Wilshire Apartments	0	0	NAP	Springing	Springing	Yes
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	0	0	NAP	Springing	Springing	Yes
30.01	Property		1	Ramblers Edge
30.02	Property		1	Hanceville
30.03	Property		1	Taylor
31	Loan	106, 107	1	25 Bond Street	0	0	NAP	Hard	Springing	Yes

A-45

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	No	Yes	No	60,000,000	687,200,000	3,121,266.97	3,393,787.37	412,800,000	8.2510509729845%	1,160,000,000	6,271,570.59
1.001	Property		1	996 Paragon Way
1.002	Property		1	91-399 Kauhi
1.003	Property		1	11224 Will Walker Road
1.004	Property		1	10450 Doral Boulevard
1.005	Property		1	1580, 1590 & 1600 Williams Road
1.006	Property		1	32150 Just Imagine Drive
1.007	Property		1	6850 Weber Boulevard
1.008	Property		1	1341 N. Clyde Morris Blvd.
1.009	Property		1	27200 SW 127th Avenue
1.010	Property		1	7410 Magi Road
1.011	Property		1	2375 East Newlands Road
1.012	Property		1	3800 Midlink Drive
1.013	Property		1	13509 Waterworks Street
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street
1.015	Property		1	91-141 Kalaeloa
1.016	Property		1	9860 West Buckeye Road
1.017	Property		1	125 North Troy Hill Road
1.018	Property		1	11900 Trolley Lane
1.019	Property		1	11501 Wilkinson Drive
1.020	Property		1	2300 North 33rd Avenue East
1.021	Property		1	5001 West Delbridge Street
1.022	Property		1	91-238 Kauhi
1.023	Property		1	1892 Anfield Road
1.024	Property		1	9215-9347 E Pendleton Pike
1.025	Property		1	955 Aeroplaza Drive
1.026	Property		1	3155 Grissom Parkway
1.027	Property		1	3502 Enterprise Avenue
1.028	Property		1	3870 Ronald Reagan Boulevard
1.029	Property		1	700 Marine Drive
1.030	Property		1	3245 Henry Road
1.031	Property		1	2701 S.W. 18TH Street
1.032	Property		1	2482 Century Drive
1.033	Property		1	158 West Yard Road
1.034	Property		1	55 Commerce Avenue
1.035	Property		1	1415 West Commerce Way
1.036	Property		1	1095 South 4800 West
1.037	Property		1	950 Bennett Road
1.038	Property		1	985 Kershaw Street
1.039	Property		1	1990 Hood Road
1.040	Property		1	17200 Manchac Park Lane
1.041	Property		1	7409 Magi Road
1.042	Property		1	91-329 Kauhi
1.043	Property		1	1985 International Way
1.044	Property		1	200 Orange Point Drive
1.045	Property		1	91-241 Kalaeloa
1.046	Property		1	2311 South Park Road
1.047	Property		1	2820 State Highway 31
1.048	Property		1	8000 Mid America Blvd.
1.049	Property		1	14257 E. Easter Avenue
1.050	Property		1	91-080 Hanua
1.051	Property		1	3736 Salisbury Road
1.052	Property		1	91-027 Kaomi Loop
1.053	Property		1	150 Greenhorn Drive
1.054	Property		1	7130 Q Street
1.055	Property		1	235 Great Pond Road
1.056	Property		1	510 Production Avenue
1.057	Property		1	91-150 Kaomi Loop
1.058	Property		1	4501 Industrial Drive
1.059	Property		1	91-222 Olai
1.060	Property		1	2580 Technology Drive
1.061	Property		1	301 Commerce Drive
1.062	Property		1	590 Assembly Court
1.063	Property		1	7121 South Fifth Avenue
1.064	Property		1	91-250 Komohana
1.065	Property		1	91-220 Kalaeloa
1.066	Property		1	91-185 Kalaeloa
1.067	Property		1	91-300 Hanua
1.068	Property		1	5501 Providence Hill Drive
1.069	Property		1	91-259 Olai
1.070	Property		1	2 Tower Drive
1.071	Property		1	91-064 Kaomi Loop
1.072	Property		1	91-202 Kalaeloa
1.073	Property		1	2100 NW 82nd Avenue
1.074	Property		1	91-102 Kaomi Loop
1.075	Property		1	1230 West 171st Street
1.076	Property		1	91-400 Komohana
1.077	Property		1	91-265 Hanua
1.078	Property		1	91-255 Hanua
1.079	Property		1	1415 Industrial Drive
1.080	Property		1	209 South Bud Street
1.081	Property		1	91-110 Kaomi Loop
1.082	Property		1	3900 NE 6th Street

A-46

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)
1.083	Property		1	91-218 Olai
1.084	Property		1	5795 Logistics Parkway
1.085	Property		1	91-210 Kauhi
1.086	Property		1	435 SE 70th Street
1.087	Property		1	2902 Gun Club Road
1.088	Property		1	91-210 Olai
1.089	Property		1	91-95 Hanua
1.090	Property		1	91-083 Hanua
1.091	Property		1	2401 Cram Avenue SE
1.092	Property		1	91-119 Olai
1.093	Property		1	3425 Maple Drive
1.094	Property		1	91-174 Olai
1.095	Property		1	5156 American Road
1.096	Property		1	91-252 Kauhi
1.097	Property		1	91-349 Kauhi
1.098	Property		1	91-175 Olai
1.099	Property		1	91-087 Hanua
1.100	Property		1	91-171 Olai
1.101	Property		1	91-410 Komohana
1.102	Property		1	91-416 Komohana
2	Loan	18, 19, 20, 21	1	841-853 Broadway	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	22	1	Bridgemarket Retail	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	No	Yes	No	45,000,000	673,600,000	3,095,417.09	3,302,207.13	306,400,000	7.44415939458224%	1,025,000,000	5,229,348.36
4.01	Property		1	670-680 Maine
4.02	Property		1	1000 Maine
4.03	Property		1	Phase I Retail
4.04	Property		1	The Channel
4.05	Property		1	Garage (Ph I)
4.06	Property		1	Hyatt House
4.07	Property		1	Phase II Retail
4.08	Property		1	Garage (Ph II)
4.09	Property		1	Canopy
4.10	Property		1	The Tides
4.11	Property		1	800 Maine
4.12	Property		1	The Anthem
4.13	Property		1	Incanto
4.14	Property		1	580 Water (Pier 4)
4.15	Property		1	Marina
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Prime Storage - Rocklin
5.02	Property		1	Prime Storage - Richmond
5.03	Property		1	Prime Storage - Bridgewater
5.04	Property		1	Prime Storage - Eastpointe
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	The Sapphire Orange
6.02	Property		1	The Plaza
6.03	Property		1	The Promenade
6.04	Property		1	The Sunrise Park
6.05	Property		1	The Sapphire East Orange
7	Loan	9, 39, 40, 41, 42	1	The Wave	No	Yes	No	23,000,000	65,000,000	324,571.18	439,419.44	NAP	NAP	88,000,000	439,419.44
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	No	Yes	No	20,000,000	110,000,000	638,496.53	754,586.81	NAP	NAP	130,000,000	754,586.81
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	Yes	Yes	No	20,000,000	28,200,000	158,802.88	271,429.04	NAP	NAP	48,200,000	271,429.04
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	67, 68	3	Olymbec Atlas Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-47

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)
13.01	Property		1	4045 & 4055 Spencer
13.02	Property		1	3040 Simmons Street
13.03	Property		1	1770 Indian Trail
14	Loan		1	155 Attorney Street	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	72, 73	1	100 Howe	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	74	1	Storage King USA Passaic	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 75, 76	1	Shaw Park Plaza	No	Yes	No	12,473,285	42,409,169	279,905.05	362,230.07	NAP	NAP	54,882,454	362,230.07
19	Loan	77	1	Guardian Storage – Seven Fields, PA	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan		1	YoHo Lofts and Nepperhan Plaza	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	Yes	Yes	No	10,000,000	105,000,000	654,630.03	716,975.75	NAP	NAP	115,000,000	716,975.75
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	Yes	Yes	No	10,000,000	83,000,000	472,658.10	529,604.86	NAP	NAP	93,000,000	529,604.86
23	Loan	93, 94	1	The Impala Condo	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Lang Industrial	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	Yes	Yes	No	9,500,000	65,500,000	394,031.02	451,180.56	NAP	NAP	75,000,000	451,180.56
26	Loan		1	City Line - Spokane Valley	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	The Annie	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	104	1	Wilshire Apartments	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	Ramblers Edge
30.02	Property		1	Hanceville
30.03	Property		1	Taylor
31	Loan	106, 107	1	25 Bond Street	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-48

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)
						4							4
1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	68.0%	1.06	7.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.001	Property		1	996 Paragon Way
1.002	Property		1	91-399 Kauhi
1.003	Property		1	11224 Will Walker Road
1.004	Property		1	10450 Doral Boulevard
1.005	Property		1	1580, 1590 & 1600 Williams Road
1.006	Property		1	32150 Just Imagine Drive
1.007	Property		1	6850 Weber Boulevard
1.008	Property		1	1341 N. Clyde Morris Blvd.
1.009	Property		1	27200 SW 127th Avenue
1.010	Property		1	7410 Magi Road
1.011	Property		1	2375 East Newlands Road
1.012	Property		1	3800 Midlink Drive
1.013	Property		1	13509 Waterworks Street
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street
1.015	Property		1	91-141 Kalaeloa
1.016	Property		1	9860 West Buckeye Road
1.017	Property		1	125 North Troy Hill Road
1.018	Property		1	11900 Trolley Lane
1.019	Property		1	11501 Wilkinson Drive
1.020	Property		1	2300 North 33rd Avenue East
1.021	Property		1	5001 West Delbridge Street
1.022	Property		1	91-238 Kauhi
1.023	Property		1	1892 Anfield Road
1.024	Property		1	9215-9347 E Pendleton Pike
1.025	Property		1	955 Aeroplaza Drive
1.026	Property		1	3155 Grissom Parkway
1.027	Property		1	3502 Enterprise Avenue
1.028	Property		1	3870 Ronald Reagan Boulevard
1.029	Property		1	700 Marine Drive
1.030	Property		1	3245 Henry Road
1.031	Property		1	2701 S.W. 18TH Street
1.032	Property		1	2482 Century Drive
1.033	Property		1	158 West Yard Road
1.034	Property		1	55 Commerce Avenue
1.035	Property		1	1415 West Commerce Way
1.036	Property		1	1095 South 4800 West
1.037	Property		1	950 Bennett Road
1.038	Property		1	985 Kershaw Street
1.039	Property		1	1990 Hood Road
1.040	Property		1	17200 Manchac Park Lane
1.041	Property		1	7409 Magi Road
1.042	Property		1	91-329 Kauhi
1.043	Property		1	1985 International Way
1.044	Property		1	200 Orange Point Drive
1.045	Property		1	91-241 Kalaeloa
1.046	Property		1	2311 South Park Road
1.047	Property		1	2820 State Highway 31
1.048	Property		1	8000 Mid America Blvd.
1.049	Property		1	14257 E. Easter Avenue
1.050	Property		1	91-080 Hanua
1.051	Property		1	3736 Salisbury Road
1.052	Property		1	91-027 Kaomi Loop
1.053	Property		1	150 Greenhorn Drive
1.054	Property		1	7130 Q Street
1.055	Property		1	235 Great Pond Road
1.056	Property		1	510 Production Avenue
1.057	Property		1	91-150 Kaomi Loop
1.058	Property		1	4501 Industrial Drive
1.059	Property		1	91-222 Olai
1.060	Property		1	2580 Technology Drive
1.061	Property		1	301 Commerce Drive
1.062	Property		1	590 Assembly Court
1.063	Property		1	7121 South Fifth Avenue
1.064	Property		1	91-250 Komohana
1.065	Property		1	91-220 Kalaeloa
1.066	Property		1	91-185 Kalaeloa
1.067	Property		1	91-300 Hanua
1.068	Property		1	5501 Providence Hill Drive
1.069	Property		1	91-259 Olai
1.070	Property		1	2 Tower Drive
1.071	Property		1	91-064 Kaomi Loop
1.072	Property		1	91-202 Kalaeloa
1.073	Property		1	2100 NW 82nd Avenue
1.074	Property		1	91-102 Kaomi Loop
1.075	Property		1	1230 West 171st Street
1.076	Property		1	91-400 Komohana
1.077	Property		1	91-265 Hanua
1.078	Property		1	91-255 Hanua
1.079	Property		1	1415 Industrial Drive
1.080	Property		1	209 South Bud Street
1.081	Property		1	91-110 Kaomi Loop
1.082	Property		1	3900 NE 6th Street

A-49

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)
1.083	Property		1	91-218 Olai
1.084	Property		1	5795 Logistics Parkway
1.085	Property		1	91-210 Kauhi
1.086	Property		1	435 SE 70th Street
1.087	Property		1	2902 Gun Club Road
1.088	Property		1	91-210 Olai
1.089	Property		1	91-95 Hanua
1.090	Property		1	91-083 Hanua
1.091	Property		1	2401 Cram Avenue SE
1.092	Property		1	91-119 Olai
1.093	Property		1	3425 Maple Drive
1.094	Property		1	91-174 Olai
1.095	Property		1	5156 American Road
1.096	Property		1	91-252 Kauhi
1.097	Property		1	91-349 Kauhi
1.098	Property		1	91-175 Olai
1.099	Property		1	91-087 Hanua
1.100	Property		1	91-171 Olai
1.101	Property		1	91-410 Komohana
1.102	Property		1	91-416 Komohana
2	Loan	18, 19, 20, 21	1	841-853 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	22	1	Bridgemarket Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	59.2%	1.65	10.5%	125,000,000	10.00000%	1,150,000,000	6,285,482.62	66.5%	1.37	9.4%
4.01	Property		1	670-680 Maine
4.02	Property		1	1000 Maine
4.03	Property		1	Phase I Retail
4.04	Property		1	The Channel
4.05	Property		1	Garage (Ph I)
4.06	Property		1	Hyatt House
4.07	Property		1	Phase II Retail
4.08	Property		1	Garage (Ph II)
4.09	Property		1	Canopy
4.10	Property		1	The Tides
4.11	Property		1	800 Maine
4.12	Property		1	The Anthem
4.13	Property		1	Incanto
4.14	Property		1	580 Water (Pier 4)
4.15	Property		1	Marina
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Prime Storage - Rocklin
5.02	Property		1	Prime Storage - Richmond
5.03	Property		1	Prime Storage - Bridgewater
5.04	Property		1	Prime Storage - Eastpointe
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	The Sapphire Orange
6.02	Property		1	The Plaza
6.03	Property		1	The Promenade
6.04	Property		1	The Sunrise Park
6.05	Property		1	The Sapphire East Orange
7	Loan	9, 39, 40, 41, 42	1	The Wave	72.0%	1.27	7.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	53.5%	1.87	15.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	69.4%	1.28	8.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	67, 68	3	Olymbec Atlas Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-50

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)
13.01	Property		1	4045 & 4055 Spencer
13.02	Property		1	3040 Simmons Street
13.03	Property		1	1770 Indian Trail
14	Loan		1	155 Attorney Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	72, 73	1	100 Howe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	74	1	Storage King USA Passaic	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 75, 76	1	Shaw Park Plaza	65.5%	1.63	13.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	77	1	Guardian Storage – Seven Fields, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan		1	YoHo Lofts and Nepperhan Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	59.9%	1.73	13.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	64.5%	1.25	8.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	93, 94	1	The Impala Condo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Lang Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	67.3%	1.31	9.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	City Line - Spokane Valley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	The Annie	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	104	1	Wilshire Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	Ramblers Edge
30.02	Property		1	Hanceville
30.03	Property		1	Taylor
31	Loan	106, 107	1	25 Bond Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-51

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type	Sponsor	Non-Recourse Carveout Guarantor

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	No	NAP	Industrial Logistics Properties Trust	Industrial Logistics Properties Trust
1.001	Property		1	996 Paragon Way
1.002	Property		1	91-399 Kauhi
1.003	Property		1	11224 Will Walker Road
1.004	Property		1	10450 Doral Boulevard
1.005	Property		1	1580, 1590 & 1600 Williams Road
1.006	Property		1	32150 Just Imagine Drive
1.007	Property		1	6850 Weber Boulevard
1.008	Property		1	1341 N. Clyde Morris Blvd.
1.009	Property		1	27200 SW 127th Avenue
1.010	Property		1	7410 Magi Road
1.011	Property		1	2375 East Newlands Road
1.012	Property		1	3800 Midlink Drive
1.013	Property		1	13509 Waterworks Street
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street
1.015	Property		1	91-141 Kalaeloa
1.016	Property		1	9860 West Buckeye Road
1.017	Property		1	125 North Troy Hill Road
1.018	Property		1	11900 Trolley Lane
1.019	Property		1	11501 Wilkinson Drive
1.020	Property		1	2300 North 33rd Avenue East
1.021	Property		1	5001 West Delbridge Street
1.022	Property		1	91-238 Kauhi
1.023	Property		1	1892 Anfield Road
1.024	Property		1	9215-9347 E Pendleton Pike
1.025	Property		1	955 Aeroplaza Drive
1.026	Property		1	3155 Grissom Parkway
1.027	Property		1	3502 Enterprise Avenue
1.028	Property		1	3870 Ronald Reagan Boulevard
1.029	Property		1	700 Marine Drive
1.030	Property		1	3245 Henry Road
1.031	Property		1	2701 S.W. 18TH Street
1.032	Property		1	2482 Century Drive
1.033	Property		1	158 West Yard Road
1.034	Property		1	55 Commerce Avenue
1.035	Property		1	1415 West Commerce Way
1.036	Property		1	1095 South 4800 West
1.037	Property		1	950 Bennett Road
1.038	Property		1	985 Kershaw Street
1.039	Property		1	1990 Hood Road
1.040	Property		1	17200 Manchac Park Lane
1.041	Property		1	7409 Magi Road
1.042	Property		1	91-329 Kauhi
1.043	Property		1	1985 International Way
1.044	Property		1	200 Orange Point Drive
1.045	Property		1	91-241 Kalaeloa
1.046	Property		1	2311 South Park Road
1.047	Property		1	2820 State Highway 31
1.048	Property		1	8000 Mid America Blvd.
1.049	Property		1	14257 E. Easter Avenue
1.050	Property		1	91-080 Hanua
1.051	Property		1	3736 Salisbury Road
1.052	Property		1	91-027 Kaomi Loop
1.053	Property		1	150 Greenhorn Drive
1.054	Property		1	7130 Q Street
1.055	Property		1	235 Great Pond Road
1.056	Property		1	510 Production Avenue
1.057	Property		1	91-150 Kaomi Loop
1.058	Property		1	4501 Industrial Drive
1.059	Property		1	91-222 Olai
1.060	Property		1	2580 Technology Drive
1.061	Property		1	301 Commerce Drive
1.062	Property		1	590 Assembly Court
1.063	Property		1	7121 South Fifth Avenue
1.064	Property		1	91-250 Komohana
1.065	Property		1	91-220 Kalaeloa
1.066	Property		1	91-185 Kalaeloa
1.067	Property		1	91-300 Hanua
1.068	Property		1	5501 Providence Hill Drive
1.069	Property		1	91-259 Olai
1.070	Property		1	2 Tower Drive
1.071	Property		1	91-064 Kaomi Loop
1.072	Property		1	91-202 Kalaeloa
1.073	Property		1	2100 NW 82nd Avenue
1.074	Property		1	91-102 Kaomi Loop
1.075	Property		1	1230 West 171st Street
1.076	Property		1	91-400 Komohana
1.077	Property		1	91-265 Hanua
1.078	Property		1	91-255 Hanua
1.079	Property		1	1415 Industrial Drive
1.080	Property		1	209 South Bud Street
1.081	Property		1	91-110 Kaomi Loop
1.082	Property		1	3900 NE 6th Street

A-52

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type	Sponsor	Non-Recourse Carveout Guarantor
1.083	Property		1	91-218 Olai
1.084	Property		1	5795 Logistics Parkway
1.085	Property		1	91-210 Kauhi
1.086	Property		1	435 SE 70th Street
1.087	Property		1	2902 Gun Club Road
1.088	Property		1	91-210 Olai
1.089	Property		1	91-95 Hanua
1.090	Property		1	91-083 Hanua
1.091	Property		1	2401 Cram Avenue SE
1.092	Property		1	91-119 Olai
1.093	Property		1	3425 Maple Drive
1.094	Property		1	91-174 Olai
1.095	Property		1	5156 American Road
1.096	Property		1	91-252 Kauhi
1.097	Property		1	91-349 Kauhi
1.098	Property		1	91-175 Olai
1.099	Property		1	91-087 Hanua
1.100	Property		1	91-171 Olai
1.101	Property		1	91-410 Komohana
1.102	Property		1	91-416 Komohana
2	Loan	18, 19, 20, 21	1	841-853 Broadway	No	NAP	Jeffrey J. Feil	Jeffrey J. Feil
3	Loan	22	1	Bridgemarket Retail	No	NAP	Eli Weiss and Francesca Madruga	Eli Weiss and Francesca Madruga
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	No	NAP	PSPIB-RE Finance II Inc.	PSPIB-RE Finance II Inc.
4.01	Property		1	670-680 Maine
4.02	Property		1	1000 Maine
4.03	Property		1	Phase I Retail
4.04	Property		1	The Channel
4.05	Property		1	Garage (Ph I)
4.06	Property		1	Hyatt House
4.07	Property		1	Phase II Retail
4.08	Property		1	Garage (Ph II)
4.09	Property		1	Canopy
4.10	Property		1	The Tides
4.11	Property		1	800 Maine
4.12	Property		1	The Anthem
4.13	Property		1	Incanto
4.14	Property		1	580 Water (Pier 4)
4.15	Property		1	Marina
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	No	NAP	Prime Storage NC, L.P.	Prime Storage NC, L.P.
5.01	Property		1	Prime Storage - Rocklin
5.02	Property		1	Prime Storage - Richmond
5.03	Property		1	Prime Storage - Bridgewater
5.04	Property		1	Prime Storage - Eastpointe
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	No	NAP	Benjamin Herbst	Benjamin Herbst
6.01	Property		1	The Sapphire Orange
6.02	Property		1	The Plaza
6.03	Property		1	The Promenade
6.04	Property		1	The Sunrise Park
6.05	Property		1	The Sapphire East Orange
7	Loan	9, 39, 40, 41, 42	1	The Wave	No	NAP	Joel Wertzberger	Joel Wertzberger
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	No	NAP	Mark Hutchinson	Mark Hutchinson
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	No	NAP	Michael Schofel and Peter Schofel	Michael Schofel and Peter Schofel
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	No	NAP	AVR Enterprises LLC	AVR Enterprises LLC
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	No	NAP	John Strzalka, Jason Glaser, Marc Lewin and Spencer Enslein	John Strzalka, Jason Glaser, Marc Lewin and Spencer Enslein
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	No	NAP	Jeffrey Kaplan, Timothy Yantz, and J. Andrew McDaniel	MV Real Estate SMA I LP
13	Loan	67, 68	3	Olymbec Atlas Portfolio	No	NAP	Olymbec USA LLC and Olymbec Investments Inc.	Olymbec USA LLC and Olymbec Investments Inc.

A-53

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type	Sponsor	Non-Recourse Carveout Guarantor
13.01	Property		1	4045 & 4055 Spencer
13.02	Property		1	3040 Simmons Street
13.03	Property		1	1770 Indian Trail
14	Loan		1	155 Attorney Street	No	NAP	Robert Schwalbe and Jeremy Schwalbe	Robert Schwalbe and Jeremy Schwalbe
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	No	NAP	Lance T. Shaner and Lance T. Shaner Revocable Trust under agreement dated December 5, 2012	Lance T. Shaner and Lance T. Shaner Revocable Trust under agreement dated December 5, 2012
16	Loan	72, 73	1	100 Howe	No	NAP	Lawrence S. Jackel and Patrick M. Tribolet	Lawrence S. Jackel and Patrick M. Tribolet
17	Loan	74	1	Storage King USA Passaic	No	NAP	Brian R. Cohen	Brian R. Cohen
18	Loan	9, 75, 76	1	Shaw Park Plaza	No	NAP	Tryperion RE Fund III, LP	Tryperion RE Fund III, LP
19	Loan	77	1	Guardian Storage – Seven Fields, PA	No	NAP	Steven H. Cohen	Steven H. Cohen
20	Loan		1	YoHo Lofts and Nepperhan Plaza	No	NAP	George Huang	George Huang
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	No	NAP	Paul Wasserman, Nathan Wasserman and Shaya Laban A/K/A Shiya Labin	Paul Wasserman, Nathan Wasserman and Shaya Laban A/K/A Shiya Labin
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	No	NAP	Jay Gudebski and Richard G. Allman III	Jay Gudebski and Richard G. Allman III
23	Loan	93, 94	1	The Impala Condo	No	NAP	Aby Rosen and Michael Fuchs	Aby Rosen and Michael Fuchs
24	Loan		1	Lang Industrial	No	NAP	Yehonatan Sade	Yehonatan Sade
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	No	NAP	Joseph Brunner and Abraham Mandel	Joseph Brunner and Abraham Mandel
26	Loan		1	City Line - Spokane Valley	No	NAP	Lawrence Charles Kaplan, George Thacker, Peter J. Veltri and Richard Schontz	Lawrence Charles Kaplan, George Thacker, Peter J. Veltri and Richard Schontz
27	Loan		1	The Annie	No	NAP	Michael N. Wade	Michael N. Wade
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	No	NAP	Teresa Dulanto Vega de Amuruz, Raissa Angely Amuruz Dulanto and Rogelio Amuruz	Teresa Dulanto Vega de Amuruz, Raissa Angely Amuruz Dulanto and Rogelio Amuruz
29	Loan	104	1	Wilshire Apartments	No	NAP	Anthony Tabor, David Neiyer, Marceid Hatcher and Dennis L. Earls, Jr.	Anthony Tabor, David Neiyer, Marceid Hatcher and Dennis L. Earls, Jr.
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	No	NAP	Gabriel C. Dean, Bethny N. Dean, David P. Dean, Ryan C. Wilson, Mickey J. Miller and Mitchell J. Miller	Gabriel C. Dean, Bethny N. Dean, David P. Dean, Ryan C. Wilson, Mickey J. Miller and Mitchell J. Miller
30.01	Property		1	Ramblers Edge
30.02	Property		1	Hanceville
30.03	Property		1	Taylor
31	Loan	106, 107	1	25 Bond Street	No	NAP	Andrew Wrublin	Andrew Wrublin

A-54

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)
								8		7
1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	No	No	Refinance		747,200,000	90,355,934	412,800,000	0	1,250,355,934	1,224,370,000
1.001	Property		1	996 Paragon Way				No
1.002	Property		1	91-399 Kauhi				No
1.003	Property		1	11224 Will Walker Road				No
1.004	Property		1	10450 Doral Boulevard				No
1.005	Property		1	1580, 1590 & 1600 Williams Road				No
1.006	Property		1	32150 Just Imagine Drive				No
1.007	Property		1	6850 Weber Boulevard				No
1.008	Property		1	1341 N. Clyde Morris Blvd.				Yes
1.009	Property		1	27200 SW 127th Avenue				No
1.010	Property		1	7410 Magi Road				No
1.011	Property		1	2375 East Newlands Road				Yes
1.012	Property		1	3800 Midlink Drive				No
1.013	Property		1	13509 Waterworks Street				No
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street				No
1.015	Property		1	91-141 Kalaeloa				No
1.016	Property		1	9860 West Buckeye Road				No
1.017	Property		1	125 North Troy Hill Road				No
1.018	Property		1	11900 Trolley Lane				No
1.019	Property		1	11501 Wilkinson Drive				No
1.020	Property		1	2300 North 33rd Avenue East				No
1.021	Property		1	5001 West Delbridge Street				Yes
1.022	Property		1	91-238 Kauhi				No
1.023	Property		1	1892 Anfield Road				No
1.024	Property		1	9215-9347 E Pendleton Pike				No
1.025	Property		1	955 Aeroplaza Drive				Yes
1.026	Property		1	3155 Grissom Parkway				No
1.027	Property		1	3502 Enterprise Avenue				No
1.028	Property		1	3870 Ronald Reagan Boulevard				No
1.029	Property		1	700 Marine Drive				No
1.030	Property		1	3245 Henry Road				No
1.031	Property		1	2701 S.W. 18TH Street				No
1.032	Property		1	2482 Century Drive				Yes
1.033	Property		1	158 West Yard Road				No
1.034	Property		1	55 Commerce Avenue				No
1.035	Property		1	1415 West Commerce Way				No
1.036	Property		1	1095 South 4800 West				Yes
1.037	Property		1	950 Bennett Road				No
1.038	Property		1	985 Kershaw Street				No
1.039	Property		1	1990 Hood Road				No
1.040	Property		1	17200 Manchac Park Lane				No
1.041	Property		1	7409 Magi Road				No
1.042	Property		1	91-329 Kauhi				No
1.043	Property		1	1985 International Way				No
1.044	Property		1	200 Orange Point Drive				No
1.045	Property		1	91-241 Kalaeloa				No
1.046	Property		1	2311 South Park Road				No
1.047	Property		1	2820 State Highway 31				No
1.048	Property		1	8000 Mid America Blvd.				No
1.049	Property		1	14257 E. Easter Avenue				No
1.050	Property		1	91-080 Hanua				No
1.051	Property		1	3736 Salisbury Road				No
1.052	Property		1	91-027 Kaomi Loop				No
1.053	Property		1	150 Greenhorn Drive				No
1.054	Property		1	7130 Q Street				No
1.055	Property		1	235 Great Pond Road				No
1.056	Property		1	510 Production Avenue				No
1.057	Property		1	91-150 Kaomi Loop				No
1.058	Property		1	4501 Industrial Drive				No
1.059	Property		1	91-222 Olai				No
1.060	Property		1	2580 Technology Drive				No
1.061	Property		1	301 Commerce Drive				No
1.062	Property		1	590 Assembly Court				No
1.063	Property		1	7121 South Fifth Avenue				No
1.064	Property		1	91-250 Komohana				No
1.065	Property		1	91-220 Kalaeloa				No
1.066	Property		1	91-185 Kalaeloa				No
1.067	Property		1	91-300 Hanua				No
1.068	Property		1	5501 Providence Hill Drive				No
1.069	Property		1	91-259 Olai				No
1.070	Property		1	2 Tower Drive				No
1.071	Property		1	91-064 Kaomi Loop				No
1.072	Property		1	91-202 Kalaeloa				No
1.073	Property		1	2100 NW 82nd Avenue				No
1.074	Property		1	91-102 Kaomi Loop				No
1.075	Property		1	1230 West 171st Street				Yes
1.076	Property		1	91-400 Komohana				No
1.077	Property		1	91-265 Hanua				No
1.078	Property		1	91-255 Hanua				No
1.079	Property		1	1415 Industrial Drive				No
1.080	Property		1	209 South Bud Street				Yes
1.081	Property		1	91-110 Kaomi Loop				No
1.082	Property		1	3900 NE 6th Street				No

A-55

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)
1.083	Property		1	91-218 Olai				No
1.084	Property		1	5795 Logistics Parkway				No
1.085	Property		1	91-210 Kauhi				No
1.086	Property		1	435 SE 70th Street				No
1.087	Property		1	2902 Gun Club Road				No
1.088	Property		1	91-210 Olai				No
1.089	Property		1	91-95 Hanua				No
1.090	Property		1	91-083 Hanua				No
1.091	Property		1	2401 Cram Avenue SE				No
1.092	Property		1	91-119 Olai				No
1.093	Property		1	3425 Maple Drive				No
1.094	Property		1	91-174 Olai				No
1.095	Property		1	5156 American Road				No
1.096	Property		1	91-252 Kauhi				No
1.097	Property		1	91-349 Kauhi				No
1.098	Property		1	91-175 Olai				No
1.099	Property		1	91-087 Hanua				No
1.100	Property		1	91-171 Olai				No
1.101	Property		1	91-410 Komohana				No
1.102	Property		1	91-416 Komohana				No
2	Loan	18, 19, 20, 21	1	841-853 Broadway	No	No	Refinance	No	56,500,000	0	0	0	56,500,000	50,501,539
3	Loan	22	1	Bridgemarket Retail	No	No	Refinance	No	55,000,000	0	0	0	55,000,000	42,129,811
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	No	No	Refinance		718,600,000	63,891,594	431,400,000	0	1,213,891,594	1,150,975,365
4.01	Property		1	670-680 Maine				No
4.02	Property		1	1000 Maine				No
4.03	Property		1	Phase I Retail				No
4.04	Property		1	The Channel				No
4.05	Property		1	Garage (Ph I)				No
4.06	Property		1	Hyatt House				No
4.07	Property		1	Phase II Retail				No
4.08	Property		1	Garage (Ph II)				No
4.09	Property		1	Canopy				No
4.10	Property		1	The Tides				No
4.11	Property		1	800 Maine				No
4.12	Property		1	The Anthem				No
4.13	Property		1	Incanto				No
4.14	Property		1	580 Water (Pier 4)				No
4.15	Property		1	Marina				No
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	No	No	Recapitalization/Acquisition		40,500,000	0	0	0	40,500,000	0
5.01	Property		1	Prime Storage - Rocklin				No
5.02	Property		1	Prime Storage - Richmond				No
5.03	Property		1	Prime Storage - Bridgewater				No
5.04	Property		1	Prime Storage - Eastpointe				No
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	No	No	Refinance		35,000,000	0	0	0	35,000,000	28,654,627
6.01	Property		1	The Sapphire Orange				Yes
6.02	Property		1	The Plaza				Yes
6.03	Property		1	The Promenade				No
6.04	Property		1	The Sunrise Park				Yes
6.05	Property		1	The Sapphire East Orange				No
7	Loan	9, 39, 40, 41, 42	1	The Wave	No	No	Refinance	No	88,000,000	0	0	0	88,000,000	63,617,572
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	No	Yes	Refinance	No	22,000,000	1,015,222	0	0	23,015,222	20,992,601
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	No	No	Refinance	No	20,700,000	0	0	0	20,700,000	14,958,845
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	No	No	Refinance	No	130,000,000	6,841,400	0	0	136,841,400	135,590,278
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	No	No	Refinance	No	48,200,000	621,766	0	0	48,821,766	42,607,152
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	No	No	Acquisition	No	18,650,000	20,023,055	0	0	38,673,055	0
13	Loan	67, 68	3	Olymbec Atlas Portfolio	No	No	Recapitalization		18,000,000	0	0	0	18,000,000	0

A-56

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)
13.01	Property		1	4045 & 4055 Spencer				No
13.02	Property		1	3040 Simmons Street				Yes
13.03	Property		1	1770 Indian Trail				No
14	Loan		1	155 Attorney Street	No	No	Refinance	Yes	18,000,000	331,514	0	0	18,331,514	17,041,486
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	No	No	Refinance	No	17,250,000	0	0	0	17,250,000	10,762,628
16	Loan	72, 73	1	100 Howe	No	No	Refinance	No
17	Loan	74	1	Storage King USA Passaic	No	No	Refinance	No
18	Loan	9, 75, 76	1	Shaw Park Plaza	No	No	Refinance	No
19	Loan	77	1	Guardian Storage – Seven Fields, PA	No	No	Refinance	No
20	Loan		1	YoHo Lofts and Nepperhan Plaza	No	No	Refinance	Yes
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	No	No	Refinance	No
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	No	No	Refinance	Yes
23	Loan	93, 94	1	The Impala Condo	No	No	Refinance	No
24	Loan		1	Lang Industrial	No	Yes	Acquisition	No
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	No	No	Refinance	No
26	Loan		1	City Line - Spokane Valley	No	No	Acquisition	No
27	Loan		1	The Annie	No	No	Refinance	No
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	No	No	Refinance	No
29	Loan	104	1	Wilshire Apartments	No	No	Acquisition	No
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	No	No	Refinance
30.01	Property		1	Ramblers Edge				No
30.02	Property		1	Hanceville				No
30.03	Property		1	Taylor				No
31	Loan	106, 107	1	25 Bond Street	No	Yes	Refinance	No

A-57

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	0	23,508,992	2,476,942	0	0	1,250,355,934	NAP	NAP	NAP
1.001	Property		1	996 Paragon Way							NAP	NAP	NAP
1.002	Property		1	91-399 Kauhi							NAP	NAP	NAP
1.003	Property		1	11224 Will Walker Road							NAP	NAP	NAP
1.004	Property		1	10450 Doral Boulevard							NAP	NAP	NAP
1.005	Property		1	1580, 1590 & 1600 Williams Road							NAP	NAP	NAP
1.006	Property		1	32150 Just Imagine Drive							NAP	NAP	NAP
1.007	Property		1	6850 Weber Boulevard							NAP	NAP	NAP
1.008	Property		1	1341 N. Clyde Morris Blvd.							NAP	NAP	NAP
1.009	Property		1	27200 SW 127th Avenue							NAP	NAP	NAP
1.010	Property		1	7410 Magi Road							NAP	NAP	NAP
1.011	Property		1	2375 East Newlands Road							NAP	NAP	NAP
1.012	Property		1	3800 Midlink Drive							NAP	NAP	NAP
1.013	Property		1	13509 Waterworks Street							NAP	NAP	NAP
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street							NAP	NAP	NAP
1.015	Property		1	91-141 Kalaeloa							NAP	NAP	NAP
1.016	Property		1	9860 West Buckeye Road							NAP	NAP	NAP
1.017	Property		1	125 North Troy Hill Road							NAP	NAP	NAP
1.018	Property		1	11900 Trolley Lane							NAP	NAP	NAP
1.019	Property		1	11501 Wilkinson Drive							NAP	NAP	NAP
1.020	Property		1	2300 North 33rd Avenue East							NAP	NAP	NAP
1.021	Property		1	5001 West Delbridge Street							NAP	NAP	NAP
1.022	Property		1	91-238 Kauhi							NAP	NAP	NAP
1.023	Property		1	1892 Anfield Road							NAP	NAP	NAP
1.024	Property		1	9215-9347 E Pendleton Pike							NAP	NAP	NAP
1.025	Property		1	955 Aeroplaza Drive							NAP	NAP	NAP
1.026	Property		1	3155 Grissom Parkway							NAP	NAP	NAP
1.027	Property		1	3502 Enterprise Avenue							NAP	NAP	NAP
1.028	Property		1	3870 Ronald Reagan Boulevard							NAP	NAP	NAP
1.029	Property		1	700 Marine Drive							NAP	NAP	NAP
1.030	Property		1	3245 Henry Road							NAP	NAP	NAP
1.031	Property		1	2701 S.W. 18TH Street							NAP	NAP	NAP
1.032	Property		1	2482 Century Drive							NAP	NAP	NAP
1.033	Property		1	158 West Yard Road							NAP	NAP	NAP
1.034	Property		1	55 Commerce Avenue							NAP	NAP	NAP
1.035	Property		1	1415 West Commerce Way							NAP	NAP	NAP
1.036	Property		1	1095 South 4800 West							NAP	NAP	NAP
1.037	Property		1	950 Bennett Road							NAP	NAP	NAP
1.038	Property		1	985 Kershaw Street							NAP	NAP	NAP
1.039	Property		1	1990 Hood Road							NAP	NAP	NAP
1.040	Property		1	17200 Manchac Park Lane							NAP	NAP	NAP
1.041	Property		1	7409 Magi Road							NAP	NAP	NAP
1.042	Property		1	91-329 Kauhi							NAP	NAP	NAP
1.043	Property		1	1985 International Way							NAP	NAP	NAP
1.044	Property		1	200 Orange Point Drive							NAP	NAP	NAP
1.045	Property		1	91-241 Kalaeloa							NAP	NAP	NAP
1.046	Property		1	2311 South Park Road							NAP	NAP	NAP
1.047	Property		1	2820 State Highway 31							NAP	NAP	NAP
1.048	Property		1	8000 Mid America Blvd.							NAP	NAP	NAP
1.049	Property		1	14257 E. Easter Avenue							NAP	NAP	NAP
1.050	Property		1	91-080 Hanua							NAP	NAP	NAP
1.051	Property		1	3736 Salisbury Road							NAP	NAP	NAP
1.052	Property		1	91-027 Kaomi Loop							NAP	NAP	NAP
1.053	Property		1	150 Greenhorn Drive							NAP	NAP	NAP
1.054	Property		1	7130 Q Street							NAP	NAP	NAP
1.055	Property		1	235 Great Pond Road							NAP	NAP	NAP
1.056	Property		1	510 Production Avenue							NAP	NAP	NAP
1.057	Property		1	91-150 Kaomi Loop							NAP	NAP	NAP
1.058	Property		1	4501 Industrial Drive							NAP	NAP	NAP
1.059	Property		1	91-222 Olai							NAP	NAP	NAP
1.060	Property		1	2580 Technology Drive							NAP	NAP	NAP
1.061	Property		1	301 Commerce Drive							NAP	NAP	NAP
1.062	Property		1	590 Assembly Court							NAP	NAP	NAP
1.063	Property		1	7121 South Fifth Avenue							NAP	NAP	NAP
1.064	Property		1	91-250 Komohana							NAP	NAP	NAP
1.065	Property		1	91-220 Kalaeloa							NAP	NAP	NAP
1.066	Property		1	91-185 Kalaeloa							NAP	NAP	NAP
1.067	Property		1	91-300 Hanua							NAP	NAP	NAP
1.068	Property		1	5501 Providence Hill Drive							NAP	NAP	NAP
1.069	Property		1	91-259 Olai							NAP	NAP	NAP
1.070	Property		1	2 Tower Drive							NAP	NAP	NAP
1.071	Property		1	91-064 Kaomi Loop							NAP	NAP	NAP
1.072	Property		1	91-202 Kalaeloa							NAP	NAP	NAP
1.073	Property		1	2100 NW 82nd Avenue							NAP	NAP	NAP
1.074	Property		1	91-102 Kaomi Loop							NAP	NAP	NAP
1.075	Property		1	1230 West 171st Street							NAP	NAP	NAP
1.076	Property		1	91-400 Komohana							NAP	NAP	NAP
1.077	Property		1	91-265 Hanua							NAP	NAP	NAP
1.078	Property		1	91-255 Hanua							NAP	NAP	NAP
1.079	Property		1	1415 Industrial Drive							NAP	NAP	NAP
1.080	Property		1	209 South Bud Street							NAP	NAP	NAP
1.081	Property		1	91-110 Kaomi Loop							NAP	NAP	NAP
1.082	Property		1	3900 NE 6th Street							NAP	NAP	NAP

A-58

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)
1.083	Property		1	91-218 Olai							NAP	NAP	NAP
1.084	Property		1	5795 Logistics Parkway							NAP	NAP	NAP
1.085	Property		1	91-210 Kauhi							NAP	NAP	NAP
1.086	Property		1	435 SE 70th Street							NAP	NAP	NAP
1.087	Property		1	2902 Gun Club Road							NAP	NAP	NAP
1.088	Property		1	91-210 Olai							NAP	NAP	NAP
1.089	Property		1	91-95 Hanua							NAP	NAP	NAP
1.090	Property		1	91-083 Hanua							NAP	NAP	NAP
1.091	Property		1	2401 Cram Avenue SE							NAP	NAP	NAP
1.092	Property		1	91-119 Olai							NAP	NAP	NAP
1.093	Property		1	3425 Maple Drive							NAP	NAP	NAP
1.094	Property		1	91-174 Olai							NAP	NAP	NAP
1.095	Property		1	5156 American Road							NAP	NAP	NAP
1.096	Property		1	91-252 Kauhi							NAP	NAP	NAP
1.097	Property		1	91-349 Kauhi							NAP	NAP	NAP
1.098	Property		1	91-175 Olai							NAP	NAP	NAP
1.099	Property		1	91-087 Hanua							NAP	NAP	NAP
1.100	Property		1	91-171 Olai							NAP	NAP	NAP
1.101	Property		1	91-410 Komohana							NAP	NAP	NAP
1.102	Property		1	91-416 Komohana							NAP	NAP	NAP
2	Loan	18, 19, 20, 21	1	841-853 Broadway	0	595,842	1,644,651	3,757,967	0	56,500,000	NAP	NAP	NAP
3	Loan	22	1	Bridgemarket Retail	0	2,242,444	72,285	10,555,460	0	55,000,000	NAP	NAP	NAP
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	0	17,183,454	45,732,775	0	0	1,213,891,594	Various	275.98	218.81
4.01	Property		1	670-680 Maine							NAP	NAP	NAP
4.02	Property		1	1000 Maine							NAP	NAP	NAP
4.03	Property		1	Phase I Retail							NAP	NAP	NAP
4.04	Property		1	The Channel							NAP	NAP	NAP
4.05	Property		1	Garage (Ph I)							NAP	NAP	NAP
4.06	Property		1	Hyatt House							10/31/2042	272.75	217.75
4.07	Property		1	Phase II Retail							NAP	NAP	NAP
4.08	Property		1	Garage (Ph II)							NAP	NAP	NAP
4.09	Property		1	Canopy							10/31/2037	280.43	220.24
4.10	Property		1	The Tides							NAP	NAP	NAP
4.11	Property		1	800 Maine							NAP	NAP	NAP
4.12	Property		1	The Anthem							NAP	NAP	NAP
4.13	Property		1	Incanto							NAP	NAP	NAP
4.14	Property		1	580 Water (Pier 4)							NAP	NAP	NAP
4.15	Property		1	Marina							NAP	NAP	NAP
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	10,841,152	1,547,417	549,063	27,562,368	0	40,500,000	NAP	NAP	NAP
5.01	Property		1	Prime Storage - Rocklin							NAP	NAP	NAP
5.02	Property		1	Prime Storage - Richmond							NAP	NAP	NAP
5.03	Property		1	Prime Storage - Bridgewater							NAP	NAP	NAP
5.04	Property		1	Prime Storage - Eastpointe							NAP	NAP	NAP
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	0	2,055,459	1,199,678	3,090,236	0	35,000,000	NAP	NAP	NAP
6.01	Property		1	The Sapphire Orange							NAP	NAP	NAP
6.02	Property		1	The Plaza							NAP	NAP	NAP
6.03	Property		1	The Promenade							NAP	NAP	NAP
6.04	Property		1	The Sunrise Park							NAP	NAP	NAP
6.05	Property		1	The Sapphire East Orange							NAP	NAP	NAP
7	Loan	9, 39, 40, 41, 42	1	The Wave	0	4,222,725	6,426,828	13,732,874	0	88,000,000	NAP	NAP	NAP
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	0	1,491,899	530,723	0	0	23,015,222	NAP	NAP	NAP
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	0	1,305,265	2,880,321	1,555,568	0	20,700,000	NAP	NAP	NAP
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	0	929,067	322,055	0	0	136,841,400	NAP	313.68	220.14
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	0	3,728,811	2,485,802	0	0	48,821,766	NAP	NAP	NAP
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	37,000,000	1,595,991	77,064	0	0	38,673,055	NAP	NAP	NAP
13	Loan	67, 68	3	Olymbec Atlas Portfolio	0	1,703,579	168,696	16,127,725	0	18,000,000	NAP	NAP	NAP

A-59

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)
13.01	Property		1	4045 & 4055 Spencer							NAP	NAP	NAP
13.02	Property		1	3040 Simmons Street							NAP	NAP	NAP
13.03	Property		1	1770 Indian Trail							NAP	NAP	NAP
14	Loan		1	155 Attorney Street	0	1,216,192	73,837	0	0	18,331,514	NAP	NAP	NAP
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	0	799,318	835,492	4,852,562	0	17,250,000	2/26/2040	198.02	152.88
16	Loan	72, 73	1	100 Howe							NAP	NAP	NAP
17	Loan	74	1	Storage King USA Passaic							NAP	NAP	NAP
18	Loan	9, 75, 76	1	Shaw Park Plaza							NAP	NAP	NAP
19	Loan	77	1	Guardian Storage – Seven Fields, PA							NAP	NAP	NAP
20	Loan		1	YoHo Lofts and Nepperhan Plaza							NAP	NAP	NAP
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link							NAP	NAP	NAP
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center							NAP	NAP	NAP
23	Loan	93, 94	1	The Impala Condo							NAP	NAP	NAP
24	Loan		1	Lang Industrial							NAP	NAP	NAP
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue							NAP	NAP	NAP
26	Loan		1	City Line - Spokane Valley							NAP	NAP	NAP
27	Loan		1	The Annie							NAP	NAP	NAP
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando							4/30/2033	129.80	100.50
29	Loan	104	1	Wilshire Apartments							NAP	NAP	NAP
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio							NAP	NAP	NAP
30.01	Property		1	Ramblers Edge							NAP	NAP	NAP
30.02	Property		1	Hanceville							NAP	NAP	NAP
30.03	Property		1	Taylor							NAP	NAP	NAP
31	Loan	106, 107	1	25 Bond Street							NAP	NAP	NAP

A-60

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	9, 10,11, 12, 13, 14, 15, 16, 17	102	ILPT 2025 Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.001	Property		1	996 Paragon Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.002	Property		1	91-399 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.003	Property		1	11224 Will Walker Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.004	Property		1	10450 Doral Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.005	Property		1	1580, 1590 & 1600 Williams Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.006	Property		1	32150 Just Imagine Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.007	Property		1	6850 Weber Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.008	Property		1	1341 N. Clyde Morris Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.009	Property		1	27200 SW 127th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.010	Property		1	7410 Magi Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.011	Property		1	2375 East Newlands Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.012	Property		1	3800 Midlink Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.013	Property		1	13509 Waterworks Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.014	Property		1	13400 East 39th Avenue and 3800 Wheeling Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.015	Property		1	91-141 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.016	Property		1	9860 West Buckeye Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.017	Property		1	125 North Troy Hill Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.018	Property		1	11900 Trolley Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.019	Property		1	11501 Wilkinson Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.020	Property		1	2300 North 33rd Avenue East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.021	Property		1	5001 West Delbridge Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.022	Property		1	91-238 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.023	Property		1	1892 Anfield Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.024	Property		1	9215-9347 E Pendleton Pike	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.025	Property		1	955 Aeroplaza Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.026	Property		1	3155 Grissom Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.027	Property		1	3502 Enterprise Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.028	Property		1	3870 Ronald Reagan Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.029	Property		1	700 Marine Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.030	Property		1	3245 Henry Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.031	Property		1	2701 S.W. 18TH Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.032	Property		1	2482 Century Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.033	Property		1	158 West Yard Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.034	Property		1	55 Commerce Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.035	Property		1	1415 West Commerce Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.036	Property		1	1095 South 4800 West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.037	Property		1	950 Bennett Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.038	Property		1	985 Kershaw Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.039	Property		1	1990 Hood Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.040	Property		1	17200 Manchac Park Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.041	Property		1	7409 Magi Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.042	Property		1	91-329 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.043	Property		1	1985 International Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.044	Property		1	200 Orange Point Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.045	Property		1	91-241 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.046	Property		1	2311 South Park Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.047	Property		1	2820 State Highway 31	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.048	Property		1	8000 Mid America Blvd.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.049	Property		1	14257 E. Easter Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.050	Property		1	91-080 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.051	Property		1	3736 Salisbury Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.052	Property		1	91-027 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.053	Property		1	150 Greenhorn Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.054	Property		1	7130 Q Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.055	Property		1	235 Great Pond Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.056	Property		1	510 Production Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.057	Property		1	91-150 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.058	Property		1	4501 Industrial Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.059	Property		1	91-222 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.060	Property		1	2580 Technology Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.061	Property		1	301 Commerce Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.062	Property		1	590 Assembly Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.063	Property		1	7121 South Fifth Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.064	Property		1	91-250 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.065	Property		1	91-220 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.066	Property		1	91-185 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.067	Property		1	91-300 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.068	Property		1	5501 Providence Hill Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.069	Property		1	91-259 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.070	Property		1	2 Tower Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.071	Property		1	91-064 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.072	Property		1	91-202 Kalaeloa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.073	Property		1	2100 NW 82nd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.074	Property		1	91-102 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.075	Property		1	1230 West 171st Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.076	Property		1	91-400 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.077	Property		1	91-265 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.078	Property		1	91-255 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.079	Property		1	1415 Industrial Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.080	Property		1	209 South Bud Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.081	Property		1	91-110 Kaomi Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.082	Property		1	3900 NE 6th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-61

Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)
1.083	Property		1	91-218 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.084	Property		1	5795 Logistics Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.085	Property		1	91-210 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.086	Property		1	435 SE 70th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.087	Property		1	2902 Gun Club Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.088	Property		1	91-210 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.089	Property		1	91-95 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.090	Property		1	91-083 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.091	Property		1	2401 Cram Avenue SE	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.092	Property		1	91-119 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.093	Property		1	3425 Maple Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.094	Property		1	91-174 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.095	Property		1	5156 American Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.096	Property		1	91-252 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.097	Property		1	91-349 Kauhi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.098	Property		1	91-175 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.099	Property		1	91-087 Hanua	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.100	Property		1	91-171 Olai	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.101	Property		1	91-410 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.102	Property		1	91-416 Komohana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	18, 19, 20, 21	1	841-853 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	22	1	Bridgemarket Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33	15	The Wharf	79.3%	275.98	218.81	79.3%	271.03	214.68	79.2%	269.05	205.55	76.4%
4.01	Property		1	670-680 Maine	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	1000 Maine	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	Phase I Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	The Channel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	Garage (Ph I)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	Hyatt House	79.8%	272.75	217.75	79.8%	269.99	213.75	79.2%	263.18	201.25	76.5%
4.07	Property		1	Phase II Retail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	Garage (Ph II)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.09	Property		1	Canopy	78.5%	280.43	220.24	78.5%	272.44	215.96	79.3%	277.02	211.37	76.3%
4.10	Property		1	The Tides	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.11	Property		1	800 Maine	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.12	Property		1	The Anthem	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.13	Property		1	Incanto	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.14	Property		1	580 Water (Pier 4)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.15	Property		1	Marina	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	34, 35	4	Prime Storage – NCRS Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	Prime Storage - Rocklin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	Prime Storage - Richmond	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	Prime Storage - Bridgewater	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	Prime Storage - Eastpointe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	36, 37, 38	5	Herbst Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	The Sapphire Orange	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	The Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	The Promenade	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	The Sunrise Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	The Sapphire East Orange	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	9, 39, 40, 41, 42	1	The Wave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	43,44,45,46,47,48	1	Orinda Theatre Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	49, 50, 51	1	The Brixley at Carolina Forest	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 52, 53, 54, 55, 56, 57, 58	1	The Roosevelt New Orleans	70.2%	313.68	220.14	70.2%	297.26	206.00	69.3%	282.75	193.85	68.6%
11	Loan	9, 59, 60, 61	1	Poinciana Lakes Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	62, 63, 64, 65, 66	1	200 Lafayette	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	67, 68	3	Olymbec Atlas Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

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Benchmark 2025-V16

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)
13.01	Property		1	4045 & 4055 Spencer	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	3040 Simmons Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	1770 Indian Trail	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan		1	155 Attorney Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	69, 70, 71	1	Courtyard Madeira Beach	77.2%	198.02	152.88	77.2%	207.51	174.35	84.0%	203.39	153.76	75.6%
16	Loan	72, 73	1	100 Howe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	74	1	Storage King USA Passaic	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 75, 76	1	Shaw Park Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	77	1	Guardian Storage – Seven Fields, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan		1	YoHo Lofts and Nepperhan Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	9, 78, 79, 80, 81, 82, 83, 84, 85, 86	1	The Link	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	9, 87, 88, 89, 90, 91, 92	1	Gateway Industrial Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	93, 94	1	The Impala Condo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Lang Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	9, 95, 96, 97, 98, 99, 100, 101	1	347-363 Flushing Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	City Line - Spokane Valley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	The Annie	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	102, 103	1	Hampton Inn & Suites by Hilton Orlando	77.4%	129.80	100.50	77.4%	131.00	100.36	76.6%	133.51	99.17	76.3%
29	Loan	104	1	Wilshire Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	105	3	My Storage Multifamily & RV Park Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	Ramblers Edge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	Hanceville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.03	Property		1	Taylor	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	106, 107	1	25 Bond Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

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Footnotes to Annex A

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I)($) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) are calculated based on amortizing debt service payments (except for interest-only loans)

(5)	Leased Occupancy (%) includes tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease. See “Description of the Mortgage Pool—Tenant Issues” in the Preliminary Prospectus for certain examples of the foregoing.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his or her delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(9)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a whole loan comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a whole loan, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan(s). See “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus for additional information regarding the whole loan(s).

(10)	The Mortgage Loan is part of the ILPT 2025 Portfolio Whole Loan that was co-originated by CREFI, Bank of America, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Bank of Montreal, Royal Bank of Canada and UBS AG.

(11)	The mortgaged property known as the 435 SE 70th Street property is ground leased by the related borrower. The initial term of the ground lease commenced on October 1, 2005 and initially expired on September 30, 2022. The ground lessee previously exercised its right to extend the term of the ground lease through September 30, 2027, and such extended term may be further extended for an additional eight, five-year options and thereafter for one, one year option. The current base rent payable under the ground lease is

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$30,205 per annum and will be in effect until September 30, 2026 and is subject to escalations for subsequent renewal terms.

(12)	The portfolio appraised value of $1,706,541,600 as of April 10, 2025, is inclusive of an approximately 2.0% portfolio premium and reflects the “as-is” value of the mortgaged properties as a whole if sold in their entirety to a single buyer. Based on the aggregate “as-is” appraised values of the individual mortgaged properties (exclusive of the portfolio premium) of $1,673,080,000, the Cut-off Date LTV and the Maturity Date LTV for the ILPT 2025 Portfolio Senior Loan are both equal to 44.7% and for the ILPT 2025 Portfolio Whole Loan are both equal to 69.3%.

(13)	The Mortgage Loan is part of the ILPT 2025 Portfolio Whole Loan, which is comprised of 30 pari passu senior promissory notes with an aggregate balance of $747,200,000 and 12 junior promissory notes, with an aggregate original principal balance and Cut-off Date Balance of $412,800,000.

(14)	With respect to the mortgaged property known as the 3502 Enterprise Avenue property, certain improvements (the “PILOT Improvements”) were not pledged as collateral for the ILPT 2025 Portfolio Whole Loan as they are owned by the municipality in which the 3502 Enterprise Avenue property is located and leased to the tenant at the 3502 Enterprise Avenue property pursuant to a PILOT lease pursuant to which the tenant, which contractually assumed a portion of the related borrower’s tax liability, is entitled to certain tax abatements. The (x) underlying fee simple interest in the 3502 Enterprise Avenue property which is owned by the applicable borrower, (y) improvements on the 3502 Enterprise Avenue property that are owned by the applicable borrower (which excludes the PILOT Improvements), and (z) the reversionary interest in the PILOT Improvements were each pledged by the related borrower as collateral for the ILPT 2025 Portfolio Whole Loan. Certain rights of the tenant in the borrower’s reversionary interest were assigned by the tenant to the related borrower, and collaterally assigned by the related borrower to the lender, which collateral assignment was consented to by the applicable municipality that is the lessor under the PILOT lease.

(15)	With respect to the mortgaged property known as the 996 Paragon Way property, the sole tenant at the mortgaged property, Exel Inc., has a Fee Agreement with York County, South Carolina, dated as of June 2, 2013 (the “996 FILOT Agreement”), which, subject to the terms and conditions thereof, allows the tenant to make certain payments in lieu of tax payments which would otherwise be due and owing by such tenant, which payments are calculated based on millage rate, depreciation schedules and the fair value of the mortgaged property as more particularly described in such agreement. The related borrower is not a party to the 996 FILOT Agreement, which is directly between York County, South Carolina and Exel Inc., as tenant under a lease at the mortgaged property.

(16)	With respect to the mortgaged property known as the 11224 Will Walker Road property, Mercedes Benz US International, Inc., the Largest Tenant at the mortgaged property, has entered into one or more agreements (constituting PILOT documents) with the Tuscaloosa County Industrial Development Authority to reduce its tax liability. The related borrower is not a party to, and has not received an assignment of any interest in, such PILOT documents nor are such PILOT documents pledged to secure the ILPT 2025 Portfolio Whole Loan.

(17)	Five of the mortgaged properties are subject to condominium regimes (established pursuant to the applicable condominium documents) including the: (i) 91-222 Olai property, (ii) 91-174 Olai property, (iii) 91-259 Olai property, (iv) 91-265 Hanua property (the properties referenced in the foregoing clauses (i) through (iv) being the “Hawaii Condominiums”) and (v) 3800 Midlink Drive property. With respect to the Hawaii Condominiums, each such condominium consists of two units, both of which are owned and controlled by the related borrower. With respect to the condominium related to the 3800 Midlink Drive property, the related borrower owns one of 22 units in the related condominium, and does not control the condominium.

(18)	The mortgaged property features 238,453 square feet of office space accounting for 67.4% of underwritten rent, 26,666 square feet of ground floor retail space accounting for 32.4% of underwritten rent, and one telecommunications tenant that accounts for 0.2% of underwritten rent.

(19)	The Fifth Largest Tenant, Human Security Inc., has the one-time option to terminate its lease effective as of January 1, 2028, upon 12 months’ notice provided it pays an early termination fee.

(20)	The borrower has the right to convert the 841-853 Broadway mortgaged property into a condominium with units that are 100% owned by the borrower, provided that conditions set forth in the 841-853 Broadway Mortgage Loan documents are satisfied, including but not limited to the lender’s reasonable approval of the

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related condominium documents, updates to the 841-853 Broadway Mortgage Loan documents as reasonably required by the lender, and compliance with REMIC requirements.

(21)	The Second Largest Tenant at the Mortgaged Property, Basis Global Technologies, leases the 6th and 7th floors at the mortgaged property. Basis Global Technologies is dark in its 6th floor space and subleases its 7th floor space at the mortgaged property to Radar Labs, Inc. through November 29, 2025. The sublease provides for monthly rent of approximately $82,085. The Mortgage Loan was underwritten based on the prime lease rent.

(22)	The Mortgage Loan is secured by the borrower’s leasehold interest in the mortgaged property pursuant to that certain Third Amended and Restated Lease, dated April 1, 2025, between The City of New York, as ground lessor, and the borrower, as ground tenant. The ground lease expires on June 29, 2097 and the borrower’s ground rent is comprised of three components: (i) minimum rent (currently $763,920 per year) subject to consumer price index increases, (ii) percentage rent equal to 12% of the difference between annual gross receipts and minimum gross receipts and (iii) a flat additional rent of $50,000 per year that is not subject to escalation. See “Description of the Mortgage Pool—Leasehold Interests” in the Preliminary Prospectus for further detail.

(23)	The Wharf Mortgage Loan is part of The Wharf Whole Loan that was co-originated by Goldman Sachs Bank USA, Wells Fargo Bank, National Association, and Morgan Stanley Bank, N.A.

(24)	The total Units/SF totaling 2,241,794 includes 928,154 SF of office, 446,764 SF of retail, 603,232 SF of multifamily space (904 units), and 263,644 SF of hospitality (412 keys). The collateral also includes two parking garages totaling 1,175 spaces and a marina totaling 220 docks, neither of which are included in the square footage.

(25)	The loan is structured with a hard lockbox for office and retail tenants, a soft lockbox for the remaining collateral, and springing cash management. The borrower is required to direct tenants to pay rent directly into such lockbox account; however, the borrower is permitted to collect rents received from any of the Hotel Component, Multifamily Component, Parking Garage and Wharf Marina subject to certain conditions specified in the related loan documents.

(26)	The appraised value represents the “As Portfolio” Appraised Value for The Wharf mortgaged properties of $1,730,000,000, which reflects a portfolio premium of 1.7%, as of dates ranging from February 21, 2025 to March 4, 2025. The sum of the individual appraised values is $1,700,400,000, which equates to a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 42.3% and 42.3%, respectively.

(27)	The related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, and/or other release conditions, in connection with a partial defeasance or prepayment of the related mortgage loan, or in certain cases, in connection with a parcel release. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus.

(28)	The mortgaged property also secures The Wharf Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $306,400,000. The Wharf Subordinate Companion Loan is coterminous with The Wharf Whole Loan and accrues interest at the same rate as The Wharf Whole Loan. The Wharf Whole Loan is senior in right of payment to The Wharf Subordinate Companion Loan.

(29)	Concurrently with the funding of The Wharf Whole Loan, OP USA Debt Holding II Limited Partnership (“Oxford”) funded a mezzanine loan in the amount of $125,000,000 to be secured by the mezzanine borrowers’ equity interests in the borrowers as collateral for The Wharf Mezzanine Loan. The Wharf Mezzanine Loan is coterminous with The Wharf Whole Loan. The Wharf Mezzanine Loan accrues interest at a rate of 10.0000% per annum to be paid as part of each monthly debt service payment amount and is interest-only through the loan term.

(30)	The Phase I Retail property includes seven parcels and the Phase II Retail includes five parcels.

(31)	Kelley Drye & Warren LLP has executed a lease but not yet taken occupancy or commenced paying rent. Kelley Drye & Warren LLP has a lease commencement date on (and is anticipated to take occupancy by) January 1, 2026 and is required to commence paying rent on that date. We cannot assure you that Kelley Drye & Warren LLP will take occupancy or commence paying rent as anticipated or at all.

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(32)	The total Percent Leased represents the weighted average of the square footage for the office and retail component. The Percent Leased is calculated based on square footage for the retail and office properties, number of units for the multifamily properties, and TTM March 2025 occupancy for the hotel properties.

(33)	The lockout period will be at least 25 payment dates beginning with and including the first payment date on August 11, 2025. Defeasance of The Wharf Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note comprising a part of The Wharf Whole Loan to be securitized (the “Lockout Release Date”) and (ii) August 11, 2028. In addition, on any business day from and after the Lockout Release Date, voluntary prepayment of The Wharf Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs in January 2030, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of The Wharf Whole Loan being prepaid and (y) a yield maintenance premium. The assumed lockout period of 25 payments is based on the expected Benchmark 2025-V16 securitization trust closing date in August 2025. The actual lockout period may be longer.

(34)	Historical financial information prior to 2024 is not available because the borrower acquired the Prime Storage – Bridgewater mortgaged property at origination of the Prime Storage – NCRS Portfolio Mortgage Loan and the remainder of the Prime Storage – NCRS Portfolio mortgaged properties were acquired between November 2023 and April 2024.

(35)	Provided that no event of default is continuing under the Prime Storage - NCRS Portfolio Mortgage Loan documents, (I) at any time after the date that is two years after the closing date of the of the Benchmark 2025-V16 securitization and before the monthly payment date in February 2030 (the “Prepayment Release Date”), the borrowers may deliver defeasance collateral and obtain release of one or more individual Prime Storage – NCRS Portfolio mortgaged properties, and (II) at any time on or after the Prepayment Release Date and prior to the maturity date of the Prime Storage - NCRS Portfolio Mortgage Loan, the borrowers may partially prepay the Prime Storage - NCRS Portfolio Mortgage Loan and obtain the release of one or more individual Prime Storage – NCRS Portfolio mortgaged properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount (the “Release Price”) equal to the greater of (a) 120% of the allocated loan amount for the individual Prime Storage – NCRS Portfolio mortgaged property being released, and (b) lender’s allocation of 100% of the net sales proceeds applicable to such individual Prime Storage – NCRS Portfolio mortgaged property, (ii) the borrowers deliver a REMIC opinion, and (iii) as of the date of the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Prime Storage - NCRS Portfolio mortgaged properties is equal to or greater than the greater of (a) 1.35x, and (b) the debt service coverage ratio for all of the Prime Storage – NCRS Portfolio mortgaged properties immediately prior to date of notice of the partial release or the consummation of the partial release, as applicable; provided, that, in the event such condition is not satisfied, the borrowers must, in addition to the amounts payable pursuant to clause (i) above, (1) on and after the Prepayment Release Date, prepay the Prime Storage - NCRS Portfolio Mortgage Loan in an amount which would satisfy such condition, together with, without limitation, any interest shortfall applicable thereto and (2) prior to the Prepayment Release Date, the borrowers must have deposited with the lender cash or an acceptable letter of credit in an amount that, if applied to the reduction of the Prime Storage - NCRS Portfolio Mortgage Loan, would result in, a debt service coverage ratio equal to or greater than 1.15x for two consecutive calendar quarters.

(36)	The Appraised Value represents the “As-Portfolio” value of the Herbst Multifamily Portfolio mortgaged properties, which includes a 4.4% portfolio premium. Based on the aggregate “As-Is” appraised value of the Herbst Multifamily Portfolio mortgaged properties of approximately $54,400,000, the Herbst Multifamily Portfolio Mortgage Loan results in a Cut-off Date LTV and Maturity Date LTV of 64.3% and 64.3%, respectively.

(37)	Provided that no event of default is continuing under the Herbst Multifamily Portfolio Mortgage Loan documents, at any time after the date that is two years after the closing date of the Benchmark 2025-V16 securitization and prior to May 6, 2030, the borrowers may deliver defeasance collateral and obtain the release of one or more individual Herbst Multifamily Portfolio mortgaged properties, provided that, among other conditions, (i) the portion of the Herbst Multifamily Portfolio Mortgage Loan that is defeased is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Herbst Multifamily Portfolio mortgaged property or properties being released, and (b) the net sales proceeds applicable to such individual Herbst Multifamily Portfolio mortgaged property or properties, (ii) the borrowers deliver a REMIC opinion, (iii) the release is not reasonably likely to result in a material adverse effect under the Herbst Multifamily Portfolio Mortgage Loan documents, and (iv) after giving effect to the release, (I) the debt service coverage ratio with respect to the remaining Herbst Multifamily Portfolio mortgaged properties is at least

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equal to the greater of (a) 1.33x, and (b) the debt service coverage ratio for all of the individual Herbst Multifamily Portfolio mortgaged properties immediately prior to the release, (II) the debt yield with respect to the remaining Herbst Multifamily Portfolio mortgaged properties is at least equal to the greater of (a) 9.11%, and (b) the debt yield for all of the individual Herbst Multifamily Portfolio mortgaged properties immediately prior to the release, and (III) the loan-to-value ratio with respect to the remaining Herbst Multifamily Portfolio mortgaged properties is at least equal to the lesser of (a) 64.34%, and (b) the loan-to-value ratio for all of the individual Herbst Multifamily Portfolio mortgaged properties immediately prior to the release.

(38)	The $211,950 litigation reserve funded at origination by the borrowers was disbursed to the borrowers on June 17, 2025. Pursuant to a Tri-Party Escrow Agreement between the lender, the borrowers, and First American Title Insurance Company, the borrowers also deposited $300,000 with First American Title Insurance Company, to be distributed in satisfaction of certain outstanding judgements against the borrowers in favor of PSE&G provided that the borrowers are unable to negotiate a different settlement within six months of the origination date. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations” in the preliminary prospectus.

(39)	Historical financial information is not available because The Wave mortgaged property was recently constructed in 2024.

(40)	The mortgaged property includes 8,050 square feet of ground floor retail space, 2,700 square feet of lower level commercial space and 3,500 square feet of rooftop commercial space. The lender underwrote $513,000 of annual rent for such space. As of the origination date, a letter of intent had been signed for such space, but a lease had not been signed. There can be no assurance the letter of intent will be converted to a lease or that rent will be received for the commercial space. At origination, $6,325,000 was deposited into a reserve relating to the commercial space. The funds in such reserve will be released to the borrower only if the borrower has satisfied the following conditions by April 6, 2027 (the “Release Deadline”): (a) the borrower has delivered a signed lease or leases for all or a portion of the retail space with terms and provisions reasonably acceptable to the lender and customary and usual for the market in which the mortgaged property is located, which terms must include annual rent of at least $500,000, a term of not less than 10 years and a third party tenant not affiliated with the borrower, (b) such lease or leases must have no remaining conditions to effectiveness, (c) the applicable tenant(s) are paying full unabated rent (other than any market free rent period that is discernible in length and which has been reserved for with the lender), and (d) if such lease or leases requires the borrower to perform or pay for any work or leasing commissions, any such amounts have been paid and certain other requirements have been satisfied in connection with such work. If such conditions are not satisfied by the Release Deadline, funds in the retail space reserve are required to continue to be held by the lender as collateral for The Wave Whole Loan and not released to the borrower.

(41)	The mortgaged property benefits from a 35-year 421-a Affordable New York Housing Tax Exemption Program exemption. To qualify for the tax exemption, at least 25% of the units at The Wave mortgaged property must be leased as “affordable units.” For the first 25 years of such exemption, 100% of the projected assessed value of The Wave mortgaged property improvements on the tax lot will be exempt from real estate taxes and for the remaining 10 years of the exemption 25.74% (the percentage of the units which are affordable) of such value will be exempt. Taxes were underwritten to the five-year average estimated taxes of $89,928 versus the five-year average estimated full tax liability of $2,778,183.

(42)	The borrower is subject to a Mandatory Inclusionary Housing Restrictive Declaration (the “Wave Declaration”) pursuant to which 30 of the 136 units at The Wave mortgaged property must be affordable housing units, for which the weighted average of all income bands may not exceed 60% of area median income (“AMI”), no income band may exceed 130% of AMI and at least 10% of the residential floor area within the inclusionary housing units must be affordable within a 40% of AMI income band. Under the Wave Declaration, 12 units are restricted to tenants earning not more than 40% of AMI, 13 units to tenants earning not more than 60% of AMI, and five units to tenants earning not more than 100% of AMI. In addition, to obtain additional floor area ratio, the borrower entered into a regulatory agreement (the “Wave Agreement,” and together with the Wave Declaration, the “Wave Regulatory Documents”) pursuant to which it agreed an additional two units at The Wave mortgaged property would be affordable units restricted to tenants earning not more than 80% of AMI. The Wave Regulatory Documents require the affordable units to be rent stabilized. Maximum rent for each affordable unit is 30% of the related percentage of AMI. The lender entered into subordination agreements subordinating The Wave Whole Loan to the Wave Regulatory Documents. See “Description of the Mortgage Loan—Property Types—Multifamily Properties”.

(43)	The mortgaged property is a mixed-use property comprised of 41,407 square feet of office space (representing 45.4% of total net rentable area and 60.7% of underwritten base rent) and 35,586 square feet

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of retail space (representing 39.0% of total net rentable area and 35.2% of underwritten base rent) with the remainder attributed to the theatre.

(44)	The borrowers’ ownership structure is comprised of 2 tenants-in-common (“TIC”) . The TIC borrowing entities, DE Orinda Borrower LLC (43.27% ownership) and Orinda Dunhill LLC (57.73% ownership), are recycled formed special purpose entities formed in the State of Delaware. Mark Hutchinson controls both entities and is the non-recourse carve out guarantor for the mortgage loan.

(45)	The borrowers are required to deposit (i) $65,000 into a real estate tax reserve, on each monthly payment date occurring in September 2025, October 2025, November 2025, and December 2025, and (ii) on each monthly payment date thereafter, an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next ensuing 12 months (initially, $36,340).

(46)	The lockbox springing condition has been met as of the origination date, and will be in place by the first monthly payment date.

(47)	The Second Largest Tenant, Law Offices of Gillin, Jacobson, Ellis, Larsen, and Lucey, has a termination right every six months beginning June 30, 2026 with six months’ notice and payment of a termination fee.

(48)	The Third Largest Tenant, Morgan Stanley, has an on-going right to terminate the lease only in the event that the landlord leases any ground floor space to any national stock brokerage firm. If the landlord leases ground floor space to a national stock brokerage firm and the tenant elects to exercise, Morgan Stanley will have up to six months from the national stock brokerage firm’s occupancy to exercise its option to terminate.

(49)	The 2022 NOI and 2023 NOI Information are not available because the borrower acquired The Brixley at Carolina Forest mortgaged property in May 2023.

(50)	The UW NOI and NCF DY are calculated net of the $2,700,000 holdback reserve which will be released six months following the origination date upon The Brixley at Carolina Forest mortgaged property achieving a holdback debt yield (calculated as provided in the related loan documents) of 8.5%. The UW NOI DY and UW NCF DY based on the total balance of The Brixley at Carolina Forest Mortgage Loan of $20,700,000 are 7.5% and 7.4%, respectively.

(51)	The increase from 12/31/2024 Net Operating Income to TTM 5/2025 Net Operating Income is primarily attributable to the renovations and subsequent lease-up of The Brixley at Carolina Forest mortgaged property in 2024.

(52)	The Mortgage Loan is part of The Roosevelt New Orleans Whole Loan that was co-originated by Barclays Capital Real Estate Inc. and Wells Fargo Bank, National Association.

(53)	Grace Period- Late Fee of four days is permitted once during any 12-month period and no more than four times during the term of The Roosevelt New Orleans Whole Loan.

(54)	The Roosevelt New Orleans Whole Loan is structured such that the lockbox is soft so long as an escrow sweep period does not exist. Upon the occurrence of an escrow sweep triggering event, the borrower will be required to, or cause the property manager to, deliver credit card direction letters to all credit card companies to deliver all rents directly to the lockbox account. An escrow sweep triggering event will occur on the date on which the management agreement has been terminated or expires, unless a management cure as provided in the related loan documents has been effectuated simultaneously therewith.

(55)	The defeasance lockout period will be at least 25 months beginning with and including the first payment date on August 6, 2025. Defeasance of The Roosevelt New Orleans Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) June 30, 2028. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2025-V16 securitization in August 2025. The actual defeasance lockout period may be longer.

(56)	A portion of the mortgaged property is subject to a ground lease between FCH Holdings LLC, as ground lessor and an affiliate of the borrower, and Belmont Delaware, L.L.C., as ground lessee (the “Ground Lessee”). The ground lease commenced on October 1, 1950 and has an expiration date of September 30, 2049. The Ground Lessee has subleased its leasehold interest in the land to the borrower. The Ground Lessee has entered into two separate subleases with the borrower, where the first sublease is for the ballroom space with an annual ground rent of $124,353. The ballroom space is subject to rent increases

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every three years beginning on January 1, 2016 (each, an “Adjustment Date”), in which the base rent will be increased (but not decreased) by a percentage equal to the aggregate percentage increase in the consumer price index over the three-year period immediately preceding an Adjustment Date. The ballroom space expires on December 31, 2028 and has one, 10-year extension option and one, 10.75-year extension option remaining with a fully extended expiration on September 30, 2049. The second sublease is for the spa space with an annual ground rent of $197,702.04, which expires on September 30, 2049. There are no annual rent increases associated with the spa sublease.

(57)	On each monthly payment date during an escrow sweep period, the borrower will be required to deposit, (i) while the management agreement remains in full force and effect, an amount required under the management agreement and (ii) following an escrow sweep trigger period, an amount equal to one 1/12 of 5% of gross income from operations for the mortgaged property for the prior calendar year (the “FF&E Reserve Monthly Deposit”). In the event the lender increases the amount of the FF&E Reserve Monthly Deposit in accordance with the related loan documents, the borrower will have the option, in lieu of increasing the FF&E Reserve Monthly Deposit, to make a one-time deposit in an amount equal to the aggregate amount of such increase, as reasonably determined by the lender.

(58)	During an escrow sweep period, the borrower will be required to deposit into the PIP reserve either (i) a PIP Deposit or (ii) a PIP Monthly Deposit. A “PIP Deposit” means a deposit from the borrower with the lender in the form of cash and/or a letter of credit in an aggregate amount not less than the total PIP expenses in connection with any PIP (as set forth in the borrower’s good faith budget for the finalized PIP as reasonably approved by the lender, or deemed approved by the lender subject to the PIP deemed approval process), less any portion of the FF&E reserve amount then remaining on deposit in the FF&E reserve account. A “PIP Monthly Deposit” means the sums required of the borrower to complete the PIP work, payable on each payment date in monthly installments reasonably estimated by the lender to provide for adequate funds to complete the PIP work within the timeframes required by the PIP (as set forth in the borrower’s good faith budget for the finalized PIP as reasonably approved by the lender, or deemed approved by the lender subject to the PIP deemed approval process), less any portion of the FF&E reserve amount then remaining on deposit in the FF&E reserve account.

(59)	The Appraised Value of $69,500,000 represents the appraisal’s concluded “As Stabilized” value as of October 19, 2025, which assumes all tenants are in place and all outstanding gap rent, free rent, tenant improvements and free rent have been paid. The Poinciana Lakes Plaza Mortgage Loan includes a reserve for all outstanding obligations. The appraisal’s concluded “As Is” value as of April 19, 2025 for the Poinciana Lakes Plaza Property is $65,200,000 which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the Poinciana Lakes Plaza Mortgage Loan of 73.9% and 73.9%, respectively.

(60)	The related loan documents permit a partial collateral release subject to DSCR and/or Debt Yield tests, and/or other release conditions, in connection with a partial defeasance or prepayment of the related mortgage loan, or in connection with a free release. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus.

(61)	No historical financial information is available as the Poinciana Lakes Plaza Property was completed in June 2024.

(62)	The mortgaged property contains a total of 29,926 square feet of net rentable area, which contains 11,679 square feet of ground floor retail space, 11,506 square feet of second floor office space, and 6,741 square feet of lower level retail space. Upon remeasurement of the office space at the expiration of the current lease to Moncler (the Second Largest Tenant), the mortgaged property will comprise a total rentable area of 35,200 square feet. Moncler’s rent through the lease term is based on 16,780 square feet of net rentable area.

(63)	The collateral for the Mortgage Loan (the “200 Lafayette Property”) is one unit of two total units subject to a condominium regime (the “200 Lafayette Street Condominium”). The 200 Lafayette Property is comprised of a portion of the lower level, ground floor and second floor of an eight-story building. The second unit (non-collateral) is comprised of floors three through seven of the building. The owner of the 200 Lafayette Property has a 34.2367% ownership interest in the 200 Lafayette Condominium and the owner of the non-collateral unit has a 65.7633% ownership interest in the 200 Lafayette Street Condominium. The related condominium board consists of two members, one appointed by the owner of the 200 Lafayette Property and the other appointed by the owner of the non-collateral unit.

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(64)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to (i) contractual rent steps, (ii) common area maintenance recoveries, and (iii) lower insurance premiums.

(65)	The Largest Tenant, Eataly, is required to pay percentage rent equal to 9% over the breakpoint amount. The breakpoint amount is $21,666,666.70 for the first lease year (beginning on December 1, 2023 and ending on November 30, 2024) and increases 2% per year thereafter. The breakpoint amount for any lease year is reduced to $20,000,000 until such time as the tenant pays $750,000 in the aggregate on account of the reduced breakpoint threshold. The percentage rent calculation period is December through November of each lease year.

(66)	The temporary certificate of occupancy (the “TCO”) for the Moncler space at the mortgaged property expired in 2020 and has not been renewed. According to the sponsor, the reason for the expiration and failure to renew is largely due to the Moncler space and upper floors at the building being subject to active construction since 2020. The sponsor has been working to obtain a renewed TCO and is currently resolving objections with the NYC Department of Buildings to obtain the renewed TCO. Per the sponsor, the objections raised by the NYC Department of Buildings are administrative in nature and are the responsibility of the condominium board to resolve. The TCO for the Eataly space at the mortgaged property also recently expired on May 28, 2025. The seller is currently working on renewing the same through the standard administrative process with the NYC Department of Buildings. Under the loan documents, the borrower will be required to pursue and obtain a valid TCO followed by a valid permanent certificate of occupancy that each cover all of the Moncler and all of the Eataly space, respectively. The loan documents also provide for loss recourse for the failure of the mortgaged property to have a TCO or permanent certificate of occupancy at any time during the term of the loan.

(67)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to 14 new leases being signed in 2025 which account for $824,043 of underwritten base rent.

(68)	Provided that no event of default is continuing under the Olymbec Atlas Portfolio mortgage loan documents, at any time after the date that is two years after the Closing Date of the Benchmark 2025-V16 securitization and prior to July 6, 2030, the borrowers may deliver defeasance collateral and obtain the release of one or more of the Olymbec Atlas Portfolio mortgaged properties, provided that, among other conditions, (i) the portion of the Olymbec Atlas Portfolio mortgage loan that is defeased is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Olymbec Atlas Portfolio mortgaged property or properties being released, and (b) the net sales proceeds applicable to such individual Olymbec Atlas Portfolio mortgaged property or properties, (ii) the borrowers deliver a REMIC opinion, and (iii) after giving effect to the release, (I) the debt service coverage ratio with respect to the remaining Olymbec Atlas Portfolio mortgaged properties is equal to or greater than the greater of (a) 2.39x, and (b) the debt service coverage ratio for all of the individual Olymbec Atlas Portfolio mortgaged properties immediately prior to the release, (II) the debt yield with respect to the remaining Olymbec Atlas Portfolio mortgaged properties is equal to or greater than the greater of (a) 12.76%, and (b) the debt yield for all of the individual Olymbec Atlas Portfolio mortgaged properties immediately prior to the release, and (III) the loan-to-value ratio with respect to the remaining Olymbec Atlas Portfolio mortgaged properties is no greater than the lesser of (a) 51.1%, and (b) the loan-to-value ratio for all of the individual Olymbec Atlas Portfolio mortgaged properties immediately prior to the release.

(69)	The Appraised Value ($) represents the “As Is (Extraordinary Assumption)” value of the mortgaged property assuming the $683,000 upfront PIP funds have been fully escrowed and will be available to finance the proposed capital improvements.

(70)	The Most Recent cash flows are the extrapolated trailing-twelve months ended March 31, 2025 cash flows to discount for the temporary demand surge due to the related property being designated as a FEMA-Emergency hotel and providing temporary accommodations to those affected by the hurricane during October 2024 through February 2025.

(71)	The borrower is required to deposit into the replacement reserve account, on each monthly payment date, an amount equal to one twelfth of the greater of (i)(a) two percent of the projected annual gross income from operations of the mortgaged property as set forth in the approved annual budget during months one through twelve of the term of the loan; (b) three percent of the projected annual gross income from operations of the mortgaged property as set forth in the approved annual budget during the months thirteen through twenty-four of the term of the loan; and (c) four percent of the projected annual gross income from operations of the mortgaged property as set forth in the approved annual budget from and after the twenty-fifth month of the term of the loan; and (ii) the amount required by franchisor pursuant to the franchise agreement ("FF&E

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Reserve Monthly Deposit"). The FF&E Reserve Monthly Deposit as of closing is $10,026.22 and at no time the FF&E Reserve Monthly Reserve Deposit will be less than $10,026.22.

(72)	The largest tenant, State of California – State Lands Commission, has an ongoing right to terminate its lease beginning July 31, 2028, with a 60-day prior notice period.

(73)	The TI/LC reserve requires monthly payments of approximately $21,446 for months 1-12, and payments of approximately $10,723 for months 13-60.

(74)	The appraised value represents the “As-Is” Appraised Value including the cell tower leases, of $21,300,000, which equates to a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 61.0% and 61.0% respectively. The appraisal also included an “As-Is” Appraised Value excluding the income from the cell tower leases of $20,400,000, which equates to a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 63.7% and 63.7% respectively. Income from the cell tower leases, which leases are currently part of the collateral, is not being underwritten. Additionally, the cell tower leases are freely releasable with no corresponding principal paydown but subject to the conditions in the mortgage loan agreement.

(75)	The Mortgage Loan is part of a Whole Loan that was co-originated by BMO and 3650 Capital.

(76)	The lockout period will be at least 27 payment dates beginning with and including the first payment date on June 5, 2025. Defeasance of the Shaw Park Plaza Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note comprising a part of The Shaw Park Plaza Whole Loan to be securitized (the “Lockout Release Date”) and (ii) May 5, 2029. In addition, on any business day from and after the Lockout Release Date, voluntary prepayment of the Shaw Park Plaza Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs in November 2029, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Shaw Park Plaza Whole Loan being prepaid and (y) a yield maintenance premium. The assumed lockout period of 27 payments is based on the expected Benchmark 2025-V16 securitization trust closing date in August 2025. The actual lockout period may be longer.

(77)	The UW NOI is approximately 13.1% above the Most Recent NOI primarily due to projected occupancy growth as the mortgaged property reaches full stabilization during the loan term.

(78)	The increase in UW Net Operating Income ($) from Most Recent NOI ($) is primarily due to the newly signed lease for the Largest Tenant, Indeed.

(79)	Defeasance of The Link Whole Loan, in whole, but not in part, is permitted after the date that is earlier to occur of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) February 26, 2028. The assumed defeasance lockout period of 29 payments is based on the closing date of the Benchmark 2025-V16 transaction in August 2025. The actual defeasance lockout period may be longer.

(80)	The mortgaged property consists of a leasehold interest under a ground lease by and between the borrower, 200 Elm Partners BH LLC, as ground tenant, and 200 Elm Street Ground Owner LLC, as ground lessor. The ground lease commenced on December 1, 2021 for a 98-year term through November 30, 2119. The current rent for the ground lease is $3,077,503 per year. The ground lease rental rate will increase 2% each year, with the exception of a fixed rent consumer price index (“CPI”) adjustment year, which occurs every 10 years (starting December 1, 2032) when the rental rate will increase by the CPI adjustment. The ground rent will increase to $3,139,053 as of December 1, 2025.

(81)	The Third Largest Tenant, Henkel, has the right to terminate its lease for an R&D space (approximately 20,000 square feet) on September 30, 2027 upon 15 months’ prior written notice and the payment of a termination fee. The preceding termination option does not apply to Henkel’s office space lease (approximately 80,000 square feet).

(82)	If the Second Largest Tenant, Deloitte, fails to renew its lease 18 months prior to its lease expiration date, the related loan documents require that all excess cash flow be reserved effective on the monthly payment date in April 2028. If the borrower posts a letter of credit in the amount of $5,450,000 on or before the monthly payment date in April 2028, then the reserve for excess cash flow related to Deloitte’s failure to renew would instead be required to commence on the monthly payment date in October 2028.

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(83)	The borrower reserved approximately $6,695,378 with the lender in a reserve for free rent for the following tenants: (i) $198,734 for Ascot; (ii) $204,434 for RSM; (iii) $501,085 for Tudor; and (iv) $5,791,125 for Indeed.

(84)	A parent entity of the borrower obtained a preferred equity investment at origination (the “Pref Investment”) from USC 200 Elm LLC, a Delaware limited liability company, an affiliate of Urban Standard Equity (the “Pref Investor”). An affiliate of the borrower sponsor, 200 Elm Partners BH Investor LLC, a Delaware limited liability company (the “Common Member”) and the Pref Investor entered into a joint venture agreement for 200 Elm Partners BH Preferred JV LLC (the “Holdco”). Holdco owns 100% of the indirect equity interests in the borrower. The joint venture agreement provides that the Pref Investment: (i) is in the amount of $17,500,000, (ii) has a regular interest rate of 18% and during a Performance Trigger Event (as defined below), 25%; (iii) has a mandatory redemption date on the Mortgage Loan maturity date; (iv) requires a minimum multiple return of 1.40x the Pref Investment amount and after the occurrence of a default under the Pref Investment agreement, the ground lease or the Mortgage Loan agreement, 2.00x the Pref Investment amount; (v) requires an exit fee of 1%; (vi) has monthly amortization payments of $166,666.67 from April 6, 2025 to March 6, 2026, $229,166.67 from April 6, 2026 to March 6, 2027, $416,666.67 from April 6, 2027 to March 6, 2029, and $229,166.67 from April 6, 2029 through March 6, 2030, (provided that if on or prior to June 26, 2028 Deloitte renews its lease upon terms set forth in the joint venture agreement (or a replacement tenant enters into a replacement lease), then amortization payments are not made for the period from June 26, 2028 through the earlier of April 26, 2029 and the date on which Deloitte (or such replacement tenant) is paid or reimbursed tenant improvement costs in an amount not less than $5,000,000; (vi) is entitled to receive payment of servicing fees ($18,000 per annum) and costs incurred by the Pref Investor, (vii) has consent rights over specified major decisions relating to Holdco or the borrower, including, without limitation, incurring further loans, transferring the mortgaged property, entering into certain material contracts or leases, instituting or settling litigation, filing for bankruptcy, amending, extending or terminating the ground lease, and decisions relating to property management and (viii) may take control of the Holdco upon a Mortgage Loan event of default or ground lease event of default . In addition, the JV agreement allows the Pref Investor to force a sale of the mortgaged property in the event of a Performance Trigger Event. A “Performance Trigger Event” includes, without limitation, a mortgage loan or ground lease default, certain negative acts by the principals of the Common Member, the failure of the Pref Investor to receive distributions when due to it, a major decision being made without the required Pref Investor consent and other breaches of the joint venture agreement. The Mortgage Loan permits the Pref Investor to take control of the borrower, provided certain conditions are satisfied, including that the Pref Investor must cure all defaults under the Mortgage Loan and the ground lease, the Pref Investor must be a Qualified Transferee (as defined in the loan documents) and the Pref Investor must provide a guaranty and environmental indemnity agreement from a guarantor whose identity, experience, financial condition and creditworthiness are acceptable to the lender.

(85)	The borrower reserved approximately $17,565,353 with the lender in a reserve for contractual tenant improvements for the following tenants: (i) $2,303,100 for Web-ster; (ii) $682,404 for Ascot; (iii) $461,684 for Tudor; (iv) $259,440 for RSM; (v) $863,265 for Diageo, and (vi) $12,995,460 for Indeed.

(86)	The mortgaged property is currently 69.7% occupied, but 92.0% leased. The Largest Tenant, Indeed, is currently building out its space and is expected take occupancy in the fourth quarter of 2025.

(87)	The increase from Most Recent NOI to UW NOI is primarily attributable to the General Services Administration - IRS executing a lease as to which rent is expected to commence in May 2026.

(88)	The Fourth Largest Tenant at the mortgaged property, General Services Administration - IRS, is not yet in occupancy and its space is currently being built out. Rent under the IRS lease is expected to commence in May 2026 with a current lease term through April 2038 (based on the expected rent commencement date). At origination, $12,999,018 was reserved for unfunded obligations and $1,944,408 for gap rent in relation to the IRS space.

(89)	Defeasance of the entire Gateway Industrial Center Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Gateway Industrial Center Whole Loan to be securitized and (b) June 9, 2028. The assumed defeasance lockout period of 26 payments is based on the anticipated closing date of the Benchmark 2025-V16 Securitization in August of 2025. The actual lockout period may be longer.

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(90)	The Fourth Largest Tenant at the mortgaged property, General Services Administration - IRS has the option to terminate its lease, in whole or in part, at any time on or after the end of the firm term of the lease (which is expected to be April 30, 2034), by providing no less than 90 days’ prior written notice.

(91)	The monthly tax reserves are $432,301 from July 2025 through September 2025 and thereafter decrease to 1/12th of the annual real estate tax payments that the lender estimates will be payable during the next ensuing 12 months (initially estimated to be approximately $117,900).

(92)	On each monthly payment date the borrower is required to deposit approximately $114,146 into a reserve for future tenant improvements and leasing commissions. The monthly deposit will be reduced to $18,023 upon the occurrence of a DMS Trigger Cure. A “DMS Trigger Cure” means (A) either (x) not less than 75% of the space leased under the DMS lease as of the origination date has been leased pursuant to one or more leases with a term of at least three years, and a base rent equal to or greater than 75% of the annual rent payable under the DMS lease as of the origination date, and the applicable tenants are in actual physical occupancy of their leased space, there are no contingencies to the effectiveness of each such lease, and each such lease has commenced and a rent commencement date has been established, or (y) DMS has renewed its lease in accordance with the terms of the related loan agreement for a term of at least three years, and in the case of either (x) or (y), sufficient funds have accumulated in the excess cash flow reserve to cover anticipated leasing costs and free rent in connection with such new or renewal lease and (B) the debt yield is at least 9.25% for two consecutive calendar quarters.

(93)	The mortgaged property is a 100% occupied mixed use property comprised of (i) 3 condominium units (garage, retail and professional office) within a 31 story building and (ii) an adjoining 3-story building containing both commercial and multifamily space, totaling 26,962 SF and 58 parking spaces. The 1460 1st Avenue building is comprised of a multifamily component that includes 8 residential units master leased to a borrower sponsor affiliate and a commercial component leased to a school, and the 404 East 76th Street property is comprised of three condominium units located at the ground floor and lower level that are comprised of a garage unit, retail unit and professional office unit.

(94)	The mortgaged property is in part comprised of eight residential units master leased at rates approximately 39% below market basis to Classic New York Residences (17% of NRA; 10.9% of UW Rent), an affiliate of the borrower sponsor, RFR.

(95)	The mortgaged property is comprised of (i) 79,164 square feet of office space (53.4% of NRA), (ii) 69,078 square feet of retail space (46.6% NRA), (iii) 171 sub-cellar parking spaces leased to Nagle Parking and (iv) 112 ground-level parking spaces leased to ODA Health.

(96)	The lockout period will be at least 27 payment dates beginning with and including the first payment date on June 6, 2025. Defeasance of the whole loan in full (but not in part) is permitted at any time following the earlier to occur of (i) April 24, 2028 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 27 payments is based on the expected Benchmark 2025-V16 securitization trust closing date in August 2025. The actual lockout period may be longer.

(97)	Historical financial information is not available prior to the most recent period because the mortgaged property was built in 2023.

(98)	The second largest tenant, ODA Health, leases both office space and parking space at the mortgaged property. ODA Health has no termination options as it pertains to its office space. ODA Health has a one-time right to terminate its lease on the parking space on March 25, 2027, in the event that the borrower sponsors have not obtained the approvals necessary to change the use of this parking space to office. The borrower sponsors estimate to receive full approval for the conversion by the fourth quarter of 2025.

(99)	The mortgaged property benefits from a 25-year ICAP tax abatement through 2048, with a 30.26% office exemption with inflation protection for 25 years and a 69.74% retail exemption with inflation protection for 15 years. The ICAP provides for an annual abatement amount of approximately $2,470,315, which is applied as a credit to the borrower’s ongoing tax liability. If the ICAP tax abatement benefits are not maintained for the mortgaged property at any time, the Mortgage Loan will become fully recourse to borrower and borrower sponsors. The unabated taxes for the tax year 2025/2026 are $2,756,094 versus the underwritten taxes of $285,780.

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(100)	The increase in Underwritten Net Operating Income from the Most Recent Net Operating Income is primarily due to the recent lease-up and stabilization of the 347-363 Flushing Avenue Property.

(101)	The Mortgage Loan is part of a Whole Loan that was co-originated by Starwood Mortgage Capital LLC and BMO.

(102)	The Appraised Value ($) represents the “As Is (Extraordinary Assumption)” value of the mortgaged property assuming the $800,000 upfront PIP funds have been fully escrowed and will be available to finance the proposed capital improvements at the mortgaged property.

(103)	The borrower is required to deposit into the replacement reserve account, on each monthly payment date, an amount equal to one twelfth of the greater of (a) four percent of the projected annual gross income from operations of the mortgaged property as set forth in the approved annual budget and (b) the amount required by franchisor pursuant to the franchise agreement ("FF&E Reserve Monthly Deposit"). The FF&E Reserve Monthly Deposit as of closing is $13,266.75 and at no time the FF&E Reserve Monthly Deposit will be less than $13,266.75.

(104)	The mortgaged property includes 30 residential units, representing approximately 15.1% of the net rentable square footage at the mortgaged property and 13.1% of the underwritten rent, which are leased to tenants who use Section 8 vouchers.

(105)	The borrower was required at origination to deposit $50,000 into the replacement reserve account. Upon the reserve balance falling below $25,000, the borrower is required to fund $1,667 per month into the replacement reserve account until the replacement reserve balance reaches $50,000.

(106)	The mortgaged property includes two retail condominium units. Unit 1 is 2,170 square feet, and Unit 2 is 725 square feet, for a combined total of 2,895 square feet. The overall condominium is comprised of 13 total units: one garage unit, two commercial units (which serve as collateral for the mortgage loan), and ten residential units. The condominium units that are collateral for the mortgage loan have a combined total interest of 5.2309% (individually 3.8533% for commercial unit 1, and 1.3776% for commercial Unit 2) in the condominium. The condominium board is comprised of seven board members, of which five board members are appointed or elected by the residential unit owners and two board members are appointed or elected by the commercial unit owners.

(107)	The borrowers for the mortgage loan, which own the mortgaged property as tenants-in-common, are Shinbone Alley Associates, LLC (the “Shinbone Borrower”) and Glendale Manor Owner LLC (the “Glendale Borrower"). The Glendale Borrower is ultimately controlled by four individuals, Andrew Wrublin, (who is the guarantor for the mortgage loans), Daniel Wrublin, Daniel V. Mickelson, and Raul Valencia, who are the managing members of the Glendale Borrower’s sole member’s manager. The Shinbone Borrower is ultimately controlled by Andrew Wrublin.

A-75

ANNEX B

SIGNIFICANT LOAN SUMMARIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

B-1

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

B-2

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

B-3

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%
Mortgage Loan Information		Property Information
Loan Sellers:	CREFI, BMO	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(5):	Various – Various
Borrower Sponsor(s):	Industrial Logistics Properties Trust	Collateral:	Various
Borrower(s)(1):	Various	Location(5):	Various, Various
Original Balance(2):	$60,000,000	Year Built / Renovated(5):	Various / Various
Cut-off Date Balance(2):	$60,000,000	Property Management:	The RMR Group LLC
% by Initial UPB:	9.6%	Size:	18,271,519 SF
Interest Rate(3):	5.37574485896279%	Appraised Value / Per SF(6):	$1,706,541,600 / $93
Note Date:	June 26, 2025	Appraisal Date(6):	Various
Original Term:	60 months	Occupancy:	82.9% (Various)
Amortization:	Interest Only	UW Economic Occupancy:	82.9%
Original Amortization:	NAP	Underwritten NOI:	$84,349,369
Interest Only Period:	60 months	Underwritten NCF:	$79,902,305
First Payment Date:	August 9, 2025
Maturity Date:	July 9, 2030	Historical NOI
Additional Debt Type(2):	Pari Passu / B-Notes	Most Recent NOI	$79,941,604 (TTM April 30, 2025)
Additional Debt Balance(2):	$687,200,000 / $412,800,000	2024 NOI:	$80,362,857
Call Protection:	YM0.5(53),O(7)	2023 NOI:	$82,653,662
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$76,907,027

Reserves(4)				Financial Information(2)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	NAP	Cut-off Date Loan / SF:	$41	$63
Insurance:	$0	Springing	NAP	Maturity Date Loan / SF:	$41	$63
Replacement Reserves:	$0	Springing	NAP	Cut-off Date LTV(6):	43.8%	68.0%
TI / LC:	$0	Springing	NAP	Maturity Date LTV(6):	43.8%	68.0%
Unfunded Obligations:	$2,476,942	$0	NAP	UW NOI DY:	11.3%	7.3%
Ground Lease:	$0	Springing	NAP	UW NCF DSCR:	1.96x	1.06x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes(2)	$747,200,000	59.8%	Existing Debt	$1,224,370,000	97.9%
Subordinate Debt(2)	412,800,000	33.0	Closing Costs(7)	23,508,992	1.9
Borrower Sponsor Equity	90,355,934	7.2	Upfront Reserves	2,476,942	0.2
Total Sources	$1,250,355,934	100.0%	Total Uses	$1,250,355,934	100.0%
(1)	The borrowers are 101 special-purpose bankruptcy-remote Delaware limited liability companies, each of which is an affiliate of the Borrower Sponsor (as defined below).
(2)	The ILPT 2025 Portfolio Mortgage Loan (as defined below) is part of the ILPT 2025 Portfolio Whole Loan (as defined below), which is comprised of 30 pari passu senior promissory notes and 12 junior promissory notes, with an aggregate original principal balance and Cut-off Date Balance of $1,160,000,000. The Financial Information in the chart above under the heading “Senior Loan” is based solely on the aggregate outstanding principal balance as of the Cut-off Date of the ILPT 2025 Portfolio Senior Loan (as defined below) and the Financial Information in the chart above under the heading “Whole Loan” is based on the aggregate outstanding principal balance as of the Cut-off Date of the ILPT 2025 Portfolio Whole Loan.
(3)	Interest Rate represents the weighted average interest rate of the ILPT 2025 Portfolio Senior Loan. The junior notes bear interest at the weighted average interest rate of 8.2510509729845% per annum. The weighted average interest rate of the ILPT 2025 Portfolio Whole Loan is 6.39895724160776% per annum. See the definition of “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Preliminary Prospectus. The Interest Rate of the ILPT 2025 Portfolio Whole Loan may change if any of the individual mortgaged properties securing the ILPT 2025 Portfolio Whole Loan is released and any portion of any of the ILPT 2025 Portfolio Whole Loan components is paid down in accordance with the ILPT 2025 Portfolio Whole Loan documents. See “Release of Collateral” below for additional information related to permitted partial releases.
(4)	See “Initial and Ongoing Reserves” below.
(5)	See “Portfolio Summary (Top 20 Properties)” for an overview of the top 20 ILPT 2025 Portfolio Properties (as defined below).
(6)	The ILPT 2025 Portfolio Properties had a portfolio appraised value of $1,706,541,600, as of April 10, 2025, which is inclusive of an approximately 2.0% portfolio premium and reflects the “as-is” value of the properties as a whole if sold in their entirety to a single buyer. Based on the aggregate “as-is” appraised values of the individual ILPT 2025 Portfolio Properties (exclusive of the portfolio premium) of $1,673,080,000, the Cut-off Date LTV and the Maturity Date LTV for the ILPT 2025 Portfolio Senior Loan are both equal to 44.7% and for the ILPT 2025 Portfolio Whole Loan are both equal to 69.3%. The individual appraisals were completed on various dates between April 3, 2025 and April 10, 2025.
(7)	Closing costs include origination fees and legal costs, among other expenses.

B-4

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

The Loan. The ILPT 2025 Portfolio Mortgage Loan is part of a whole loan with an aggregate outstanding balance of $1,160,000,000 (the “ILPT 2025 Portfolio Whole Loan”) comprised of (i) 30 pari passu senior notes with an aggregate outstanding balance of $747,200,000 (collectively the “ILPT 2025 Portfolio Senior Notes”), which collectively evidence the senior portion of the ILPT 2025 Portfolio Whole Loan (the “ILPT 2025 Portfolio Senior Loan”), and (ii) 12 junior notes with an aggregate outstanding balance of $412,800,000 (collectively, the “ILPT 2025 Portfolio Junior Notes”). Among the ILPT 2025 Portfolio Senior Notes are the non-controlling Notes A-7-1 (Non-Florida), A-7-1 (Florida), A-10-1 (Non-Florida), and A-10-1 (Florida), with an aggregate initial principal balance of $60,000,000 (the “ILPT 2025 Portfolio Mortgage Loan”), which evidence the ILPT 2025 Portfolio Mortgage Loan and will be contributed to the Benchmark 2025-V16 securitization trust. The ILPT 2025 Portfolio Junior Notes are generally subordinate in right of payment to the ILPT 2025 Portfolio Senior Notes. The ILPT 2025 Portfolio Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Bank of America, N.A. (“BANA”), Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”), Bank of Montreal (“BMO”), Royal Bank of Canada (“RBC”) and UBS AG New York Branch (“UBS AG”) on June 26, 2025. The ILPT 2025 Portfolio Whole Loan is secured by first mortgage liens on the borrowers’ fee simple (traditional and leased fee) or leasehold interests in 102 primarily industrial properties (excluding, with respect to one such property, certain non-collateral improvements owned by a municipality and leased to a tenant at such property pursuant to a payment in lieu of tax (“PILOT”) lease) (such properties, excluding such non-collateral improvements, collectively, the “ILPT 2025 Portfolio Properties” or the “Properties”, and each individually, a “ILPT 2025 Portfolio Property” or “Property”). The ILPT 2025 Portfolio Whole Loan documents reflect 101 properties as the ILPT 2025 Portfolio Properties identified on Annex A to the Preliminary Prospectus as 91-210 Olai and 91-95 Hanua, which are referred to collectively in the Mortgage Loan documents as “91-210 Olai Street and 91-95 Hanua Street” (together, the “ILPT 2025 Portfolio Combined Property”) and constitute two separate buildings with one legal description. The ILPT 2025 Portfolio Combined Property has one title commitment, allocated loan amount (which is the sum of the allocated loan amount for each property that constitutes the ILPT 2025 Portfolio Combined Property) and security instrument and is treated as a single property for purposes of the ILPT 2025 Portfolio Whole Loan documents (including for purposes of the release provisions therein). Accordingly, for purposes of any disclosure herein and the Preliminary Prospectus regarding the terms of the ILPT 2025 Portfolio Whole Loan documents, the ILPT 2025 Portfolio Combined Property constitutes a single separate individual Property. However, the lender’s underwriting and charts used herein and on Annex A to the Preliminary Prospectus and in the Preliminary Prospectus treat 91-210 Olai and 91-95 Hanua as separate ILPT 2025 Portfolio Properties and reflect 102 ILPT 2025 Portfolio Properties.

B-5

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

The promissory notes comprising the ILPT 2025 Portfolio Whole Loan are summarized in the below table. The relationship between the holders of the ILPT 2025 Portfolio Whole Loan is governed by a co-lender agreement. The ILPT 2025 Portfolio Whole Loan will be serviced pursuant to the trust and servicing agreement for the ILPT 2025-LPF2 securitization. See “Description of the Mortgage Pool—The Whole Loans—The ILPT 2025 Portfolio Pari Passu—AB Whole Loan” and “The Pooling and Servicing Agreement-Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

ILPT 2025 Portfolio Whole Loan Summary
Notes(1)	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1 (Non-Florida) and A-1 (Florida)	$208,880,000	$208,880,000	ILPT 2025-LPF2	Yes
A-2 (Non-Florida) and A-2 (Florida)	$89,520,747	$89,520,747	ILPT 2025-LPF2	No
A-3 (Non-Florida) and A-3 (Florida)	$89,520,747	$89,520,747	ILPT 2025-LPF2	No
A-4 (Non-Florida) and A-4 (Florida)	$44,759,502	$44,759,502	ILPT 2025-LPF2	No
A-5 (Non-Florida) and A-5 (Florida)	$44,759,502	$44,759,502	ILPT 2025-LPF2	No
A-6 (Non-Florida) and A-6 (Florida)	$44,759,502	$44,759,502	ILPT 2025-LPF2	No
A-7-1 (Non-Florida) and A-7-1 (Florida)	$45,000,000	$45,000,000	BMARK 2025-V16	No
A-7-2(Non-Florida) and A-7-2 (Florida)	$45,000,000	$45,000,000	BBCMS 2025-5C36	No
A-8 (Non-Florida) and A-8 (Florida)(2)	$38,571,750	$38,571,750	BANA	No
A-9 (Non-Florida) and A-9 (Florida)(2)	$38,571,750	$38,571,750	MSMCH	No
A-10-1 (Non-Florida) and A-10-1 (Florida)	$15,000,000	$15,000,000	BMARK 2025-V16	No
A-10-2 (Non-Florida) and A-10-2 (Florida)	$4,285,500	$4,285,500	BMO	No
A-11 (Non-Florida) and A-11 (Florida)(2)	$19,285,500	$19,285,500	BMO	No
A-12-1 (Non-Florida) and A-12-1 (Florida)	$16,000,000	$16,000,000	BBCMS 2025-5C36	No
A-12-2 (Non-Florida) and A-12-2 (Florida)(2)	$3,285,500	$3,285,500	UBS AG	No
Total Senior Notes	$747,200,000	$747,200,000
B-1 (Non-Florida) and B-1 (Florida)(3)	$165,120,000	$165,120,000	ILPT 2025-LPF2	No
B-2 (Non-Florida) and B-2 (Florida)(3)	$70,766,304	$70,766,304	ILPT 2025-LPF2	No
B-3 (Non-Florida) and B-3 (Florida)(3)	$70,766,304	$70,766,304	ILPT 2025-LPF2	No
B-4 (Non-Florida) and B-4 (Florida)(3)	$35,382,464	$35,382,464	ILPT 2025-LPF2	No
B-5 (Non-Florida) and B-5 (Florida)(3)	$35,382,464	$35,382,464	ILPT 2025-LPF2	No
B-6 (Non-Florida) and B-6 (Florida)(3)	$35,382,464	$35,382,464	ILPT 2025-LPF2	No
Total Junior Notes	$412,800,000	$412,800,000
Whole Loan	$1,160,000,000	$1,160,000,000
(1)	The Florida notes are secured solely by mortgages on the Properties located in Florida, and the Non-Florida notes are secured solely by mortgages on the Properties located outside of Florida; provided, that all of the borrowers (including the Florida borrowers) delivered to the lender a guaranty (the “Guaranty (Florida Notes)”) of the borrowers’ obligations to pay the outstanding principal balance of, and other amounts due and owing on, each note (including the Non-Florida notes and the Florida notes), and the other ILPT 2025 Portfolio Whole Loan documents, and the Guaranty (Florida Notes) is secured by both the Florida mortgages and Non-Florida mortgages.
(2)	Expected to be contributed to one or more future securitizations.
(3)	The ILPT 2025 Portfolio Junior Notes will be generally subordinate in right of payment to the ILPT 2025 Portfolio Senior Notes.

The Properties. The ILPT 2025 Portfolio Properties consist of 102 primarily industrial Properties totaling approximately 18.3 million SF across 30 states. The ILPT 2025 Portfolio Properties are located across 53 individual markets with the largest concentrations (by underwritten net operating income (“UW NOI”)) in Honolulu (35 Properties; 12.2% of UW NOI), Charleston (4 Properties; 8.2% of UW NOI) and Charlotte (2 Properties; 7.9% of UW NOI).

Of the 35 Properties located in Honolulu (“ILPT Honolulu Properties”), 28 are leased fee properties (“ILPT Leased Fee Properties”) as to which the related borrower owns the fee interest in the land and ground leases it to a tenant which owns the applicable improvements. The ILPT Honolulu Properties are located across approximately 142 acres of land in the southwestern quadrants of Oahu with proximity to Honolulu’s central business district and the H-1 Freeway. The ILPT Honolulu Properties are located in the Ewa Taxation District, which is the largest district on the island and includes a significant amount of housing for the island’s population.

The Properties are located across 30 states, with the largest state concentrations (based on UW NOI) in South Carolina (7 Properties; 17.3% of UW NOI), Florida (8 Properties; 13.1% of UW NOI), Hawaii (35 Properties; 12.2% of UW NOI), and Ohio (6 Properties; 10.9% of UW NOI). No single Property contributes more than 6.5% of UW NOI.

Based on the underwritten rent roll dated May 1, 2025, the ILPT 2025 Portfolio Properties were 82.9% leased, with a weighted average remaining lease term based on underwritten base rent (“UW Base Rent”) of 5.2 years and no more than 23.1% of the Portfolio NRA expiring during any single year throughout the term of the ILPT 2025 Portfolio Whole Loan. Excluding the largest tenant (by UW Base

B-6

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

Rent) FedEx, which accounts for 16.5% of Portfolio NRA and 29.5% of UW Base Rent, no other tenant accounts for more than 5.2% of Portfolio NRA or 6.1% of UW Base Rent.

Excluding the ILPT Leased Fee Properties, the ILPT 2025 Portfolio Properties have a weighted average (based on NRA) year built of 2004, average Property size of 171,701 SF and weighted average clear heights of approximately 29.0 feet.

Approximately 35.5% of Portfolio NRA is leased to investment grade rated tenants, with seven of the top 20 tenants in the Portfolio (or their respective parent companies) by UW Base Rent being investment-grade rated, including, but not limited to, FedEx (16.5% of Portfolio NRA; 29.5% of UW Base Rent; rated Baa2/BBB/NR by Moody’s/S&P/Fitch), Exel Inc. (5.2% of Portfolio NRA; 5.8% of UW Base Rent; rated A2/NR/A- by Moody’s/S&P/Fitch) and Mercedes Benz US International, Inc. (2.9% of Portfolio NRA; 3.7% of UW Base Rent; rated A2/A/A by Moody’s/S&P/Fitch).

The ILPT 2025 Portfolio Properties consist of the following property sub-types: warehouse/distribution (87.2% of UW NOI), leased fee (7.5% of UW NOI), cold storage (2.8% of UW NOI), manufacturing (2.0% of UW NOI) and storage yard (0.4% of UW NOI).

The table below presents certain approximate information regarding the top 20 Properties (by allocated loan amount).

Portfolio Summary (Top 20 Properties)
Property Name	City, State	Property Sub-Type	NRA	% of Portfolio NRA	Leased %	Wtd. Avg. Remaining Lease Term (Yrs)(1)	UW NOI ($MM)	% of Portfolio UW NOI	Year Built(2)
996 Paragon Way	Rock Hill, SC	Warehouse/Distribution	945,023	5.2%	100.0%	4.1	$5.5	6.5%	2014
91-399 Kauhi	Kapolei, HI	Leased Fee	2,237,547	12.2%	0.5%	0.6	-$0.6	-0.8%	NAP
11224 Will Walker Road	Vance, AL	Warehouse/Distribution	529,568	2.9%	100.0%	6.3	$3.3	4.0%	2021
10450 Doral Boulevard	Doral, FL	Warehouse/Distribution	240,283	1.3%	100.0%	2.9	$2.3	2.8%	1996
1580, 1590 & 1600 Williams Road	Columbus, OH	Warehouse/Distribution	759,950	4.2%	100.0%	0.8	$3.3	3.9%	1992
32150 Just Imagine Drive	Avon, OH	Warehouse/Distribution	644,850	3.5%	100.0%	5.8	$2.9	3.4%	1995
6850 Weber Boulevard	Charleston, SC	Warehouse/Distribution	265,318	1.5%	100.0%	7.9	$2.6	3.1%	2018
1341 N. Clyde Morris Blvd.	Daytona Beach, FL	Warehouse/Distribution	399,440	2.2%	100.0%	7.6	$2.3	2.7%	2018
27200 SW 127th Avenue	Homestead, FL	Warehouse/Distribution	237,756	1.3%	100.0%	6.6	$2.0	2.4%	2017
7410 Magi Road	Hanahan, SC	Warehouse/Distribution	302,400	1.7%	100.0%	5.9	$2.3	2.7%	2003
2375 East Newlands Road	Fernley, NV	Warehouse/Distribution	337,500	1.8%	100.0%	9.8	$2.0	2.4%	2007
3800 Midlink Drive	Kalamazoo, MI	Cold Storage	158,497	0.9%	100.0%	4.0	$2.4	2.8%	2014
13509 Waterworks Street	Jacksonville, FL	Warehouse/Distribution	304,859	1.7%	100.0%	4.4	$1.9	2.2%	2014
13400 East 39th Avenue and 3800 Wheeling Street	Denver, CO	Warehouse/Distribution	393,971	2.2%	100.0%	10.0	$2.6	3.1%	1974
91-141 Kalaeloa	Kapolei, HI	Leased Fee	910,491	5.0%	100.0%	4.4	$1.8	2.1%	NAP
9860 West Buckeye Road	Tolleson, AZ	Warehouse/Distribution	288,045	1.6%	100.0%	1.7	$1.4	1.7%	2002
125 North Troy Hill Road	Colorado Springs, CO	Warehouse/Distribution	225,198	1.2%	100.0%	5.5	$2.0	2.3%	2015
11900 Trolley Lane	Beltsville, MD	Warehouse/Distribution	148,881	0.8%	100.0%	3.0	$1.4	1.7%	2000
11501 Wilkinson Drive	El Paso, TX	Warehouse/Distribution	144,199	0.8%	100.0%	3.1	$1.4	1.7%	2005
2300 North 33rd Avenue East	Newton, IA	Manufacturing	337,960	1.8%	100.0%	7.5	$1.7	2.0%	2008
Subtotal / Wtd. Avg. - Top 20			9,811,736	53.7%	77.3%	5.3	$44.5	52.8%	2006
Subtotal / Wtd. Avg. - Other 82 Properties			8,459,783	46.3%	89.3%	5.1	$39.8	47.2%	2003
Total / Wtd. Avg.			18,271,519	100.0%	82.9%	5.2	$84.3	100.0%	2004
Total / Wtd. Avg. - Excluding Leased Fee			12,705,897	69.5%	92.9%	5.0	$78.0	92.5%	2004
(1)	Weighted based on UW Base Rent.
(2)	Weighted based on NRA.

B-7

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

Major Tenants. The three largest tenants based on underwritten base rent are FedEx, American Tire Distributors, Inc. (“ATD”) and Exel Inc.

FedEx (Baa2/BBB/NR by Moody’s/S&P/Fitch; 3,009,412 square feet; 16.5% of net rentable area; 29.5% of underwritten base rent) (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenue of $88 billion, FedEx offers integrated business solutions utilizing its global network.

ATD (722,267 square feet; 4.0% of net rentable area; 6.1% of underwritten base rent) is a leading automotive aftermarket digital distribution platform with the industry’s largest national distribution network of more than 115 distribution centers spanning over 20 million SF of space. ATD serves more than 60,000 automotive retailers across the United States. In October 2024, ATD commenced a Chapter 11 bankruptcy proceeding. In February 2025, the bankruptcy court approved the sale of ATD’s business to an entity formed by its pre-bankruptcy lenders. The sale closed on February 28, 2025 and each of the leases related to the five properties that serve as collateral for the ILPT 2025 Portfolio Whole Loan were later assigned by the seller to the purchaser. All rental obligations have been assumed by the purchaser, which is not in bankruptcy. The purchaser is continuing to operate the business under the “American Tire Distributors, Inc.” name. According to the Borrower Sponsor, ATD has been a long term tenant within the ILPT 2025 Portfolio Properties since 2012.

Exel Inc.(945,023 square feet; 5.2% of net rentable area; 5.8% of underwritten base rent) (NASDAQ: MCRB) is part of the supply chain division of Deutsche Post DHL, a global leader in international express, overland transport and air freight. Exel is a contract logistics provider in the Americas with over 40,000 employees at more than 500 sites throughout the U.S., Canada, and Latin America.

The following table presents certain information relating to the tenants at the ILPT 2025 Portfolio Properties:

Tenant Summary
Tenant	Credit Rating (Moody’s/S&P/Fitch)(1)	Property Count	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	% of Annual U/W Base Rent (2)	U/W Base Rent PSF(2)	Wtd. Avg. Lease Expiration Date(3)(4)	Term. Option (Y/N)	Renewal Options
FedEx(5)	Baa2/BBB/NR	28	3,009,412	16.5%	$26,501,047	29.5%	$8.81	Apr-30	N	Various(5)
Exel Inc.	A2/NR/A-	1	945,023	5.2%	$5,197,627	5.8%	$5.50	Aug-29	N	1 x 5 yr
Par Hawaii Refining, LLC	NR/NR/NR	1	910,491	5.0%	$1,875,611	2.1%	$2.06	Dec-29	N	4 x 5 yr
ODW Logistics, Inc.	NR/NR/NR	1	759,950	4.2%	$3,389,377	3.8%	$4.46	May-26	N	N
American Tire Distributors, Inc.(6)	NR/NR/NR	5	722,267	4.0%	$5,475,732	6.1%	$7.58	Jun-32	N	Various(6)
Shurtape Technologies, LLC	NR/NR/NR	1	644,850	3.5%	$3,030,795	3.4%	$4.70	May-31	N	2 x 5 yr
Mercedes Benz US International, Inc.	A2/A/A	1	529,568	2.9%	$3,299,209	3.7%	$6.23	Nov-31	N	2 x 5 yr
Refresco Beverages US Inc.	NR/NR/NR	2	421,350	2.3%	$2,248,769	2.5%	$5.34	Mar-30	N	3 x 5 yr
B Braun Melsungen Aktiengesellschaft	NR/NR/NR	1	399,440	2.2%	$2,312,758	2.6%	$5.79	Feb-33	N	2 x 5 yr
Packaging Corp of America	Baa1/BBB/NR	1	393,971	2.2%	$2,265,333	2.5%	$5.75	Jul-35	N	1 x 5 yr
Subtotal / Wtd. Avg.			8,736,322	47.8%	$55,596,257	61.9%	$6.36	Sep-30
Other Leased			6,405,269	35.1%	$34,202,442	38.1%	$5.34	Jan-31
Total Vacant			3,129,928	17.1%
Total / Wtd. Avg.			18,271,519	100.0%	$89,798,699	100.0%	$4.91	Oct-30
(1)	Ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	UW Base Rent is inclusive of contractual rent steps.
(3)	For tenants with multiple leases throughout the ILPT 2025 Portfolio Properties, the Wtd. Avg. Lease Expiration Date shown represents the weighted average expiration date based on UW Base Rent.
(4)	Certain tenants reflected in the chart above and other tenants throughout all of the ILPT 2025 Portfolio Properties, although paying rent, may not be in occupancy with respect to all or a portion of their leased space, and/or may have the option to terminate all or a portion of their leased space prior to the lease expiration date.
(5)	The various FedEx leases across 28 ILPT 2025 Portfolio Properties contain various renewal options including: two, five-year renewal options (1,390,369 SF), two, three-year renewal options (219,277 SF), one, five-year renewal option (1,373,540 SF) and one, three-year renewal option (24,310 SF).
(6)	ATD has one, five-year renewal option with respect to its leases in the aggregate of 347,060 SF across the 1415 West Commerce Way property and 200 Orange Point Drive property. ATD has two, five-year renewal options with respect to its leases in the aggregate of 375,207 SF across the 955 Aeroplaza Drive property, 55 Commerce Avenue property and 17200 Manchac Park Lane property.

B-8

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

The following table presents certain information relating to the lease rollover schedule at the ILPT 2025 Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring NRA	% of NRA	Cumulative % of NRA	U/W Base Rent	% of U/W Base Rent	Cumulative % of UW Base Rent	U/W Base Rent $ per SF
MTM & 2025	456,542	2.5%	2.5%	$1,024,624	1.1%	1.1%	$2.24
2026	1,147,565	6.3%	8.8%	$6,288,905	7.0%	8.1%	$5.48
2027	988,246	5.4%	14.2%	$6,914,135	7.7%	15.8%	$7.00
2028	1,243,373	6.8%	21.0%	$9,202,252	10.2%	26.1%	$7.40
2029	4,223,401	23.1%	44.1%	$23,811,564	26.5%	52.6%	$5.64
2030	1,103,366	6.0%	50.1%	$6,065,962	6.8%	59.4%	$5.50
2031	1,848,639	10.1%	60.3%	$11,088,979	12.3%	71.7%	$6.00
2032	489,774	2.7%	62.9%	$4,709,671	5.2%	77.0%	$9.62
2033	1,351,485	7.4%	70.3%	$9,525,398	10.6%	87.6%	$7.05
2034	504,881	2.8%	73.1%	$2,187,428	2.4%	90.0%	$4.33
2035 & Thereafter	1,784,319	9.8%	82.9%	$8,979,781	10.0%	100.0%	$5.03
Vacant	3,129,928	17.1%	100.0%	NAP	NAP	NAP	NAP
Total	18,271,519	100.0%	100.0%	$89,798,699	100.0%	100.0%	$5.93
(1)	Based on the underwritten rent roll as of May 1, 2025, inclusive of contractual rent steps through June 1, 2026 ($2,564,639).
(2)	Based on stated lease terms and without regard to any termination or similar options in favor of the tenant under its related lease.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the ILPT 2025 Portfolio Properties:

Cash Flow Analysis(1)
	2022	2023	2024	TTM 4/30/2025	U/W	U/W Per SF
Base Rent(2)	$81,534,372	$87,919,667	$86,539,549	$86,344,048	$87,234,060	$4.77
Potential Income from Vacant	0	0	0	0	13,768,512	$0.75
Rent Steps(3)	0	0	0	0	2,564,639	$0.14
Credit Rent Steps	0	0	0	0	1,410,906	$0.08
Recoveries	14,463,595	17,727,890	17,698,808	16,030,796	17,792,750	$0.97
Gross Potential Income	$95,997,966	$105,647,557	104,238,358	102,374,844	122,770,868	$6.72
Economic Vacancy & Credit Loss	0	0	0	0	(13,768,512)	$0.75
Other Income	242,886	498,904	349,459	844,065	120,260	$0.01
Effective Gross Income	$96,240,853	$106,146,461	104,587,817	103,218,908	109,122,615	$5.97

Management Fee	2,808,970	3,208,328	3,094,690	3,073,117	3,273,678	$0.18
Payroll	1,949,481	2,310,348	1,995,600	1,982,854	1,784,719	$0.10
General & Administrative	257,897	550,041	321,882	468,070	304,124	$0.02
Common Area Maintenance	801,048	1,202,251	1,073,113	1,060,196	1,023,927	$0.06
Utilities	169,689	164,253	731,295	995,392	1,262,527	$0.07
Real Estate Taxes	11,905,980	13,832,724	14,749,741	13,583,499	14,788,787	$0.81
Insurance	1,440,760	2,224,854	2,258,641	2,114,176	2,335,484	$0.13
Other Expenses	0	0	0	0	0	$0.00
Total Operating Expenses	$19,333,826	$23,492,800	$24,224,960	$23,277,304	$24,773,246	$1.36

Net Operating Income	$76,907,027	$82,653,662	$80,362,857	$79,941,604	$84,349,369	$4.62
Replacement Reserves	0	0	0	0	2,541,179	$0.14
TI/LC	0	0	0	0	1,905,885	$0.10
Net Cash Flow	$76,907,027	$82,653,662	$80,362,857	$79,941,604	$79,902,305	$4.37

Occupancy (%)	99.3%	99.1%	84.0%	84.1%	82.9%
NCF DSCR(4)	1.89x	2.03x	1.97x	1.96x	1.96x
NOI Debt Yield(4)	10.3%	11.1%	10.8%	10.7%	11.3%
(1)	Historical and underwritten cash flows have been adjusted to remove free rent and concessions.
(2)	Based on the in-place rent roll as of May 1, 2025. Base Rent includes recent lease signings and excludes any free rent.
(3)	Rent steps include $2,564,639 of contractual rent steps through June 1, 2026.
(4)	NCF DSCR and NOI Debt Yield are based on the ILPT 2025 Portfolio Senior Notes. Including the ILPT 2025 Portfolio Junior Notes, NCF DSCR is 1.06x and NOI Debt Yield is 7.3%.

B-9

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

Appraisals. According to the appraisals, the ILPT 2025 Portfolio Properties had a portfolio appraised value of $1,706,541,600 as of April 10, 2025, which is inclusive of an approximately 2.0% portfolio premium and reflects the “as-is” value of the Properties as a whole if sold in their entirety to a single buyer. Based on the aggregate “as-is” appraised values of the individual Properties (exclusive of the portfolio premium) of $1,673,080,000, the Cut-off Date LTV and the Maturity Date LTV for the ILPT 2025 Portfolio Senior Loan are both equal to 44.7% and for the ILPT 2025 Portfolio Whole Loan are both equal to 69.3%.

ILPT 2025 Portfolio Appraised Value(1)
Property	Value	Capitalization Rate
As-Portfolio	$1,706,541,600	4.96%
Aggregate As-Is	$1,673,080,000	5.06%
(1)	Source: Appraisals.

Environmental Matters. All of the Properties have been subject to Phase I environmental site assessments (“ESAs”) dated as of various dates in April and May 2025. The ESAs identified recognized environmental conditions and controlled recognized environmental conditions at certain of the Properties. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

An environmental insurance policy is in place, provided by Allied World Assurance Company (U.S.), Inc., with a policy limit of $25,000,000 per incident and $25,000,000 in the aggregate, subject to a $50,000 per incident deductible for a four-year term. The lender is an additional named insured under the policy. The borrowers are required to maintain pollution legal liability insurance for a period continuing through the date that is 36 months following the maturity date of the ILPT 2025 Portfolio Whole Loan, which may be maintained by renewal, extension or replacement, with the same policy limits as described above and a $50,000 self-insured retention amount, which names the lender as an additional named insured and has the same coverages, terms, conditions and endorsements as the pollution legal liability policy approved as of the origination date. We cannot assure you that the existing or any future environmental insurance policy will cover or mitigate any of the environmental risks at the Properties, or that the borrowers will renew, extend or replace the existing policy, and, even in the case of a covered risk, the coverage under any such policy may be insufficient.

The Markets. The ILPT 2025 Portfolio Properties are located across 53 different markets, with the largest concentrations (based on UW NOI) in Honolulu (12.2% of UW NOI), Charleston (8.2% of UW NOI) and Charlotte (7.9% of UW NOI). The top 20 markets (by UW NOI) comprise 78.7% of Portfolio NRA and 78.6% of UW NOI.

Market	# of Properties	NRA	% of Portfolio NRA	Market Rent(1)	Market Vacancy(1)	UW Base Rent ($MM)(2)	UW Base Rent PSF(2)	% of Portfolio UW Base Rent(2)	UW NOI ($MM)	% of Portfolio UW NOI
Honolulu	35	5,895,586	32.3%	$22.23	2.7%	$11.3	$3.10	12.6%	$10.3	12.2%
Charleston	4	781,177	4.3%	$10.52	14.6%	$7.2	$9.24	8.0%	$7.0	8.2%
Charlotte	2	1,146,001	6.3%	$9.77	9.4%	$6.4	$5.55	7.1%	$6.6	7.9%
Miami	3	515,041	2.8%	$20.91	5.7%	$5.0	$9.69	5.6%	$4.6	5.4%
Columbus	3	928,834	5.1%	$8.18	7.2%	$4.7	$5.09	5.3%	$4.6	5.4%
Tuscaloosa	1	529,568	2.9%	$8.38	3.6%	$3.3	$6.23	3.7%	$3.3	4.0%
Denver	2	463,836	2.5%	$12.23	7.8%	$2.9	$6.24	3.2%	$3.2	3.8%
Colorado Springs	2	350,258	1.9%	$11.59	4.2%	$3.2	$9.27	3.6%	$3.1	3.7%
Cleveland	1	644,850	3.5%	$6.85	3.6%	$3.0	$4.70	3.4%	$2.9	3.4%
Kalamazoo	1	158,497	0.9%	$6.29	3.5%	$2.5	$15.84	2.8%	$2.4	2.8%
Jacksonville	2	400,742	2.2%	$10.80	5.2%	$2.5	$6.32	2.8%	$2.4	2.8%
Albany	2	479,000	2.6%	$9.43	3.0%	$2.4	$5.00	2.7%	$2.3	2.8%
Daytona Beach	1	399,440	2.2%	$11.65	3.6%	$2.3	$5.79	2.6%	$2.3	2.7%
Reno	1	337,500	1.8%	$9.04	11.1%	$2.1	$6.20	2.3%	$2.0	2.4%
Oklahoma City	2	268,701	1.5%	$8.44	5.5%	$2.0	$7.32	2.2%	$2.0	2.3%
Des Moines	1	337,960	1.8%	$7.89	5.8%	$1.8	$5.35	2.0%	$1.7	2.0%
Phoenix	1	288,045	1.6%	$13.72	12.3%	$1.5	$5.18	1.7%	$1.4	1.7%
Sioux Falls	1	167,171	0.9%	$8.57	1.7%	$1.5	$8.74	1.6%	$1.4	1.7%
Washington	1	148,881	0.8%	$17.46	6.0%	$1.5	$9.77	1.6%	$1.4	1.7%
El Paso	1	144,199	0.8%	$8.39	10.9%	$1.5	$10.26	1.6%	$1.4	1.7%
Total / Wtd. Avg. - Top 20	67	14,385,287	78.7%	$15.23	5.3%	$68.6	$5.65	76.4%	$66.3	78.6%
Other 33 Markets	35	3,886,232	21.3%	$7.84	5.9%	$21.2	$7.07	23.6%	$18.0	21.4%
Total / Wtd. Avg.	102	18,271,519	100.0%	$13.66	5.4%	$89.8	$5.93	100.0%	$84.3	100.0%
Total Excluding Leased Fee	74	12,705,897	69.5%	$9.90	6.6%	$82.6	$7.00	92.0%	$78.0	92.5%
(1)	Source: Third-party provider. Total / Wtd. Avg. is weighted by NRA.
(2)	Represents the UW Base Rent per leased SF. UW Base Rent figures include contractual rent steps through June 1, 2026 ($2,564,639).
B-10

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

The following table presents certain market rent conclusions for the ILPT 2025 Portfolio:

Market Rent Conclusions (Excluding ILPT Leased Fee Properties)
	Market Rent PSF(1)	UW Base Rent PSF(2)	Delta
Portfolio Excluding ILPT Leased Fee Properties	$9.90	$7.00	-41.4%

(1)	Source: third-party market reports.
(2)	Based on underwritten rent rolls as of May 1, 2025, inclusive of contractual rent increases.

The Borrowers and the Borrower Sponsor. The borrowers are 101 special-purpose bankruptcy-remote Delaware limited liability companies, indirectly majority owned and controlled by Industrial Logistics Properties Trust (“ILPT”), a Maryland real estate investment trust, which acts as borrower sponsor (the “Borrower Sponsor”) and the non-recourse carveout guarantor (“Guarantor”). Each borrower has at least one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the ILPT 2025 Portfolio Whole Loan.

Industrial Logistics Properties Trust (Nasdaq: ILPT) is a publicly traded REIT formed to own and lease industrial and logistics properties throughout the United States. As of December 31, 2024, ILPT owned 411 industrial and logistics properties with 59.9 million rentable SF, which are 94.4% leased to approximately 300 different tenants with a weighted average remaining lease term of 7.8 years.

Property Management. The ILPT 2025 Portfolio Properties are managed by The RMR Group LLC, a Maryland limited liability company, which is an affiliate of the borrowers.

Initial and Ongoing Reserves. At origination of the ILPT 2025 Portfolio Whole Loan, the borrowers deposited approximately $2,476,942 into an unfunded obligations reserve for outstanding free rent, tenant improvements, landlord work and leasing commissions.

Tax Reserve – Waived except during a Trigger Period (as defined below). During a Trigger Period, the borrowers are required to deposit monthly 1/12th of the amount estimated by the lender to be payable by the borrowers, during the next ensuing 12 months (exclusive of any taxes required to be paid directly to the applicable tax authority by tenants under their leases).

Insurance Reserve – Waived except during a Trigger Period. During a Trigger Period, the borrowers are required to deposit monthly 1/12th of the insurance premiums estimated by the lender to be payable by the borrowers for the renewal of the coverage afforded by the insurance policies upon the expiration thereof. Notwithstanding the foregoing, the insurance reserve deposit is waived provided the insurance is maintained under an approved blanket policy satisfying the requirements of the ILPT 2025 Portfolio Whole Loan documents.

Replacement Reserve – Waived except during a Trigger Period. During a Trigger Period, the borrowers are required to deposit monthly an amount equal to $211,765 for all of the ILPT 2025 Portfolio Properties (excluding the ILPT Leased Fee Properties).

Leasing Reserve – Waived except during a Trigger Period. During a Trigger Period, the borrowers are required to deposit monthly an amount equal to $158,824.

Ground Lease Reserve – Waived except during a Trigger Period. During a Trigger Period, the borrowers are required to deposit monthly 1/12th of the rents due under the ground lease during the next 12-month period.

Lockbox / Cash Management. The ILPT 2025 Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to deposit, or cause to be deposited, all revenues derived from the Properties and received by the borrowers into one or more restricted account (each, a “Lockbox Account”) in the name of one of the borrowers (ILPT Tower LLC, a Delaware limited liability company, as of the origination date) for the benefit of the lender to the extent set forth in the ILPT 2025 Portfolio Whole Loan documents. During a Trigger Period, funds on deposit in the Lockbox Accounts are required to be transferred to a single segregated account held in trust and for the benefit of the lender (the “Cash Management Account”). If a Trigger Period does not exist, the borrowers may direct funds be transferred to an account designated by the borrowers which is not pledged as security for the ILPT 2025 Portfolio Whole Loan.

On each payment date during a Trigger Period, funds, if any, on deposit in the Cash Management Account are to be disbursed and applied in the following order of priority: (i) monthly escrows for ground rent, (ii) monthly escrows for taxes, (iii) monthly escrows for insurance premiums, (iv) payment of the monthly debt service due under the ILPT 2025 Portfolio Whole Loan, (v) the required monthly payment of amounts due to the replacement reserve, (vi) the required monthly payment of amounts due to the leasing reserve, (vii) funds sufficient to pay operating expenses pursuant to the terms of the ILPT 2025 Portfolio Whole Loan documents and (viii) all amounts remaining after the foregoing deposits to an excess cash flow reserve. Provided no event of default is continuing, the borrowers will have access to the excess cash flow account for disbursements as described in the ILPT 2025 Portfolio Whole Loan documents. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the ILPT 2025 Portfolio Whole Loan documents, the lender may apply funds to the ILPT 2025 Portfolio Whole Loan in such priority as it may determine.

B-11

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

A “Trigger Period” means, a period commencing upon, among other conditions, (i) the occurrence and continuance of an event of default, and (ii) the debt yield falling below (a) 6.00% during the period from the origination date through and including the second anniversary thereof, or (b) 6.25% following the second anniversary of the origination date and thereafter, (each of clause (a) and (b), the “Debt Yield Threshold”), in each case, for two consecutive calendar quarters immediately preceding the applicable debt yield determination date set forth in the ILPT 2025 Portfolio Whole Loan documents, and terminating upon (a) with respect to clause (i), the cure (if applicable) of such event of default, or (b) with respect to clause (ii), the date that the debt yield is equal to or greater than the Debt Yield Threshold for two consecutive calendar quarters, or the date that the borrowers prepay the ILPT 2025 Portfolio Whole Loan in an amount sufficient to meet the applicable debt yield requirement (including payment of any applicable yield maintenance premium) or the date that the borrowers deliver cash or a letter of credit as cash collateral to the lender in an amount which, if applied to reduce the outstanding principal balance of the ILPT Portfolio Whole Loan, would be sufficient to meet the applicable Debt Yield Threshold.

Current Mezzanine or Secured Subordinate Indebtedness. The ILPT 2025 Portfolio Whole Loan also includes the ILPT 2025 Portfolio Junior Notes. The ILPT 2025 Portfolio Junior Notes bear interest at the weighted average interest rate of 8.2510509729845% per annum. Payments on the ILPT 2025 Portfolio Junior Notes are generally subordinate to payments on the ILPT 2025 Portfolio Senior Notes, provided that the ILPT 2025 Portfolio Junior Notes receive payments of interest prior to principal payments being made on the ILPT 2025 Portfolio Senior Notes. See “Description of the Mortgage Pool—The Whole Loans—The ILPT 2025 Portfolio Pari Passu-AB Whole Loan” in the Preliminary Prospectus.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. The borrowers have the right to obtain the release of any of the Properties in connection with an arms-length transfer to a third party of such Property, upon prepayment of a release amount equal to the lesser of (a) 110% of the allocated loan amount of such Property and (b) the remaining outstanding principal balance of the ILPT 2025 Portfolio Whole Loan, together with, if prior to the open prepayment period, a prepayment fee (the “Release Prepayment Fee”) equal to the greater of (x) 0.5% and (y) a yield maintenance premium, and satisfaction of certain conditions, including among others (i) the debt yield of the ILPT 2025 Portfolio Whole Loan after giving effect to the release is not less than the greater of 7.15% and the debt yield immediately preceding the release and (ii) satisfaction of REMIC related conditions. If the debt yield requirement above is not satisfied, the borrowers may satisfy such requirement by prepaying the ILPT 2025 Portfolio Whole Loan in an amount sufficient to satisfy such debt yield requirement. In addition, even if the debt yield requirement is not satisfied, so long as the release is in connection with an arm’s-length third party transfer, the borrowers may nevertheless obtain the release of the related Property upon payment of an amount equal to the greater of (I) the applicable release amount and (if prior to the open period) the Release Prepayment Fee and (II) the lesser of (x) 100% of the net sales proceeds of the released Property and (y) an amount necessary to, after giving effect to such release, satisfy the debt yield requirement, together with (if prior to the open period) the Release Prepayment Fee.

In addition, the borrowers have the right to obtain the release of any of the related Properties in order to cure a default related to such Property or an event of default as to which the lender has delivered notice but only if (i)(I) prior to releasing such Property, the borrowers use commercially reasonable efforts to cure such default or event of default (which efforts will not require any capital contributions to be made to the borrowers or include any obligations of such borrowers or the Guarantor to use any operating income or rents from any Property other than the Property that is the subject of the default or event of default to effectuate such cure) or (II) such event of default related to an environmental condition at any Property and (ii) such default or event of default was not caused by the borrowers or an affiliate of the borrowers in bad faith to circumvent the release requirements in the ILPT 2025 Portfolio Whole Loan. In connection with any such release the borrowers are required to satisfy the release conditions described in the prior paragraph, except that the borrowers will not be required to satisfy the debt yield requirements described in such paragraph.

Ground Lease. The ILPT 2025 Portfolio Property known as the 435 SE 70th Street property located in Topeka, Kansas (0.2% of the allocated loan amount) is ground leased by the related borrower (the “Topeka Ground Lease”). The initial term of the Topeka Ground Lease commenced on October 1, 2005 and initially expired on September 30, 2022. The ground lessee previously exercised its right to extend the term of the Topeka Ground Lease through September 30, 2027, and such extended term may be further extended for an additional eight five-year options and thereafter for one, one year option. The current base rent payable under the Topeka Ground Lease is $30,205 per annum and will be in effect until September 30, 2026 and is subject to escalations for subsequent renewal terms.

PILOT Lease, FILOT Arrangement and Similar Agreements. With respect to the ILPT 2025 Portfolio Property known as the 3502 Enterprise Avenue property (1.2% of the allocated loan amount), certain improvements (the “PILOT Improvements”) were not pledged as collateral for the ILPT 2025 Portfolio Whole Loan as they are owned by the municipality in which the 3502 Enterprise Avenue property is located and leased to the tenant at the 3502 Enterprise Avenue property pursuant to a PILOT lease pursuant to which the tenant, which contractually assumed a portion of the related borrower’s tax liability, is entitled to certain tax abatements. The (x) underlying fee simple interest in the 3502 Enterprise Avenue property that is owned by the applicable borrower, (y) improvements on the 3502 Enterprise Avenue property that are owned by the applicable borrower (which excludes the PILOT Improvements), and (z) reversionary interest in the PILOT Improvements were each pledged by the related borrower as collateral for the ILPT Portfolio Whole Loan. Certain rights of the tenant in the borrower’s reversionary interest were assigned by the tenant to the related borrower, and collaterally assigned by the related borrower to the lender, which collateral assignment was consented to by the applicable municipality that is the lessor under the PILOT lease.

B-12

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 ILPT 2025 Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.8% 1.96x 11.3%

With respect to the ILPT 2025 Portfolio Property known as the 996 Paragon Way property (5.6% of the allocated loan amount), a tenant at the Property, Exel Inc., has a Fee Agreement with York County, South Carolina, dated as of June 2, 2013 (the “996 FILOT Agreement”), which, subject to the terms and conditions thereof, allows tenant to make certain payments in lieu of tax payments that would otherwise be due and owing by such tenant, which payments are calculated based on millage rate, depreciation schedules and the fair value of the Property as more particularly described in such agreement. The related borrower is not a party to the 996 FILOT Agreement, which is directly between York County, South Carolina and Exel Inc., as tenant under a lease at the Property.

With respect to the ILPT 2025 Portfolio Property known as the 11224 Will Walker Road property (3.5% of the allocated loan amount), Mercedes Benz US International, Inc., a tenant at the property, has entered into one or more agreements (constituting PILOT documents) with the Tuscaloosa County Industrial Development Authority to reduce its tax liability. The related borrower is not a party to, and has not received an assignment of any interest in, such PILOT documents nor are such PILOT documents pledged to secure the ILPT 2025 Portfolio Whole Loan.

Condominium Properties. Five of the Properties are subject to condominium regimes (established pursuant to the applicable condominium documents) including: (i) 91-222 Olai property, (ii) 91-174 Olai property, (iii) 91-259 Olai property, (iv) 91-265 Hanua property (the properties referenced in the foregoing clauses (i) through (iv) being the “Hawaii Condominiums”) and the (v) 3800 Midlink Drive property. With respect to the Hawaii Condominiums, each such condominium consists of two units, both of which are owned and controlled by the related borrower. With respect to the condominium related to the 3800 Midlink Drive property, the related borrower owns one of 22 units in the related condominium, and does not control the condominium. Please see “Description of the Mortgage Pool--Condominium Interests and Other Shared Interests” in the Preliminary Prospectus.

B-13

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

B-14

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

B-15

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

853 Broadway

Floor				
21	Paedae Inc. 5,864 SF Exp. 12/2027			
20	Union Square Cognitive Therapy 1,060 SF Exp. 9/2029	The Assembly of the State of 1,063 SF Exp. 12/2026	Linda Ashley 1,028 SF Exp. 12/2025	Burns McClellan Inc. 2,512 SF Exp. 9/2027
19	Personetics Technologies Inc. 7,004 SF Exp. 4/2028			
18	Union Square Hospitality Group 15,126 SF Exp. 3/2030			
17				
16	Lepercq De Deuflize & Co. Inc 7,563 SF Exp. 7/2036			
15	Nourish Inc. 7,563 SF Exp. 6/2030			
14	Vanterra Capital LLC 2,668 SF Exp. 1/2026	Paedae Inc. 3,362 SF Exp. 12/2027	Paedae Inc. 1,479 SF Exp. 12/2027	
12	IRR LLC 7,559 SF Exp. 8/2030			
11	Vacant 1,246 SF	Complete Wellness Holdings 2,697 SF Exp. 3/2032	Vacant 2,738 SF	Northcurrent Partners LLC 1,197 SF Exp. 9/2028
10	First Look Services Inc. 7,896 SF Exp. 12/2028			
9	Casa Komos Beverage Group Inc 1,453 SF Exp. 10/2034	Dr. Matthew Shawl 891 SF Exp. 12/2027	9Yards Capital Management LP 3,762 SF Exp. 1/2026	853 Smile Dental Services PC 1,769 SF Exp. 12/2027
8	Triplepoint Capital LLC 7,891 SF Exp. 9/2027			
7	Vacant 7,902 SF			
6	Loopme Inc. 7,897 SF Exp. 4/2030			
5	Vacant 7,997 SF			
4	Vacant 8,013 SF			
3	Shaw Industries Inc. 7,963 SF Exp. 11/2033			
2	Casa Komos Beverage Group Inc 8,815 SF Exp. 10/2034			
MZ				
1	Capital One N.A. 1,535 SF Exp. 10/2030	Capital One N.A. 15,990 SF Exp. 10/2030		
0				

VACANT | BUILDING | 2025 – 2026 | 2027 – 2028 | 2029 – 2030 | 2031+

B-16

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

B-17

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use - Office/Retail
Borrower Sponsor(s):	Jeffrey J. Feil	Collateral:	Fee
Borrower(s):	841-853 Fee Owner LLC	Location:	New York, NY
Original Balance:	$56,500,000	Year Built / Renovated:	1893, 1927 / 2019
Cut-off Date Balance:	$56,500,000	Property Management:	Jeffrey Management Corp.
% by Initial UPB:	9.0%	Size:	265,119 SF
Interest Rate:	5.52000%	Appraised Value (As Is) / Per SF:	$185,000,000 / $698
Note Date:	May 22, 2025	Appraisal Date:	March 31, 2025
Original Term:	60 months	Occupancy:	84.3% (as of March 25, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	89.7%
Original Amortization:	NAP	Underwritten NOI:	$16,306,043
Interest Only Period:	60 months	Underwritten NCF:	$15,722,781
First Payment Date:	July 6, 2025
Maturity Date:	June 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$15,683,493 (TTM February 28, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$16,187,134
Call Protection:	L(26),D(27),O(7)	2023 NOI:	$15,013,124
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$13,650,775

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$213
Taxes:	$0	$538,611	NAP	Maturity Date Loan / SF:	$213
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	30.5%
Replacement Reserves:	$0	$4,419	NAP	Maturity Date LTV:	30.5%
Free Rent Reserve:	$1,644,651	$0	NAP	UW NOI DY:	28.9%
				UW NCF DSCR:	4.97x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$56,500,000	100.0%	Loan Payoff	$50,501,539	89.4%
			Borrower Sponsor Equity:	3,757,967	6.7
			Upfront Reserves	1,644,651	2.9
			Closing Costs	595,842	1.1
Total Sources	$56,500,000	100.0%	Total Uses	$56,500,000	100.0%
(1)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.

The Loan. The second largest mortgage loan (the “841-853 Broadway Mortgage Loan”) is secured by a first lien on the borrower’s fee interest in a 265,119 square foot, mixed use, office and retail property located in New York, New York (the “841-853 Broadway Property”). The 841-853 Broadway Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $56,500,000. The 841-853 Broadway Mortgage Loan was originated by Citi Real Estate Funding Inc. on May 22, 2025 and has an initial term of five years, is interest-only for the full term and accrues interest at a fixed rate of 5.52000% per annum on an Actual/360 basis.

B-18

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

The Property. The 841-853 Broadway Property is a 21-story, 265,119 square foot, mixed-use office and retail property located in the Flatiron/Union Square neighborhood of New York, New York. The 841-853 Broadway Property was originally constructed in phases in 1893 and 1927 and most recently renovated in 2019. The 841-853 Broadway Property is comprised of two directly adjacent buildings located along Broadway between East 13th Street and East 14th Street. The 841-853 Broadway Property is located in close proximity to Union Square Park and directly above the 14th Street – Union Square subway station, which provides access to the L, N, Q, R, W, 4, 5, and 6 subway lines.

The 841-853 Broadway Property features 238,453 square feet of office space accounting for 67.4% of underwritten rent, 26,666 square feet of ground floor retail space accounting for 32.4% of underwritten rent, and one telecommunications tenant that accounts for 0.2% of underwritten rent. The tenant roster at the 841-853 Broadway Property features 30 individual tenants, consisting of 25 office tenants, one telecommunications tenant and four retail tenants across various industries including financial services, technology, medical and advertising. As of March 25, 2025, the 841-853 Broadway Property was 84.3% leased.

Major Tenants. The three largest tenants based on underwritten base rent are Capital One N.A. (“Capital One”), Ernst & Young U.S. LLP (“Ernst & Young”) and Basis Global Technologies Inc (“Basis Global Technologies”).

Capital One (17,525 square feet; 6.6% of net rentable area; 22.0% of underwritten base rent). Founded in 1994, Capital One is a diversified bank holding company that is headquartered in McLean, Virginia. Capital One provides a wide range of financial products and services, including credit cards, checking and savings accounts, auto, business, and commercial loans, Capital One Shopping and Creditwise. Capital One has 13 bank branches located across Manhattan and as of December 31, 2024 employed approximately 52,600 employees worldwide. Capital One has been a tenant at the 841-853 Broadway Property since June 2015 and has a current lease term through October 2030 with one, five-year renewal option and no termination options remaining.

Ernst & Young (26,939 square feet; 10.2% of net rentable area; 9.9% of underwritten base rent). Founded in 1906, Ernst & Young is one of the Big 4 accounting firms offering services in assurance, audit, tax, financial, and business advisory services to the automotive, financial, government, entertainment, mining, real estate, technology, and telecommunication industries. Ernst & Young has been a tenant at the 841-853 Broadway Property since August 2015 and has a current lease term through April 2029 with one, five-year renewal option and no termination options remaining.

Basis Global Technologies (26,234 square feet; 9.9% of net rentable area; 8.0% of underwritten base rent). Founded in 2001, Basis Technologies is a comprehensive media automation and intelligence platform that integrates and automates the digital advertising process by integrating disparate systems and tools, automating workflows, reconciling billing, and streamlining campaigns from end to end. Basis Technologies has been a tenant at the 841-853 Broadway Property since August 2015 and has a current lease term through November 2025 with no renewal or termination options remaining. Basis Global Technologies leases the 6th and 7th floors at the 841-853 Broadway Property. Basis Global Technologies is dark in its 6th floor space and subleases its 7th floor space at the 841-853 Broadway Property to Radar Labs, Inc. through November 29, 2025. The sublease provides for monthly rent of approximately $82,085 (annual rent of approximately $985,015). The 841-853 Broadway Mortgage Loan was underwritten based on the prime lease rent.

B-19

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

The following table presents certain information relating to the largest tenants by underwritten base rent at the 841-853 Broadway Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s / S&P / Fitch)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Option
Major Tenants-Retail
Capital One N.A.	Baa1/BBB/A-	17,525	6.6%	$5,323,128	$303.74	22.0%	10/31/2030	N	1 x 5 yr
Santander Bank N.A.	Baa1/A-/A-	2,304	0.9%	$1,359,780	$590.18	5.6%	2/28/2026(3)	N	2 x 5 yr
Max Union Square LLC	NR/NR/NR	4,534	1.7%	$738,000	$162.77	3.0%	1/31/2035	N	2 x 5 yr
Waise Ebrahimi DDS PC	NR/NR/NR	2,303	0.9%	$434,803	$188.80	1.8%	7/31/2033	N	1 x 5 yr
Total Major Retail Tenants		26,666	10.1%	$7,855,712	$294.60	32.4%

Major Tenants-Office
Ernst & Young U.S. LLP	NR/NR/NR	26,939	10.2%	$2,408,085	$89.39	9.9%	4/30/2029	N	1 x 5 yr(4)
Basis Global Technologies Inc(5)	NR/NR/NR	26,234	9.9%	$1,929,050	$73.53	8.0%	11/30/2025	N	N
Union Square Hospitality Group	NR/NR/NR	15,126	5.7%	$1,336,979	$88.39	5.5%	3/31/2030	N	1 x 5 yr
Paedae Inc.	NR/NR/NR	10,705	4.0%	$1,217,937	$113.77	5.0%	12/31/2027	N	N
Human Security Inc.	NR/NR/NR	13,809	5.2%	$1,005,682	$72.83	4.2%	5/31/2031	Y(6)	1 x 5 yr
Movable Inc.	NR/NR/NR	13,716	5.2%	$951,342	$69.36	3.9%	8/31/2033	Y(7)	1 x 5 yr
Total Major Office Tenants		106,529	40.2%	$8,849,075	$83.07	36.5%

Total Major Tenants		133,195	50.2%	16,704,787	$125.42	69.0%
Non- Major Tenants		90,251	34.0%	$7,519,414	$83.32	31.0%
Total Occupied		223,446	84.3%	$24,224,201	$108.41	100.0%
Vacant		41,673	15.7%
Total		265,119	100.0%
(1)	Based on the underwritten rent roll dated March 25, 2025 and inclusive of $280,622 of straight line rent steps and $284,057 of contractual rent steps through March 1, 2026.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)	Santander Bank N.A. executed a 30-month extension on July 1, 2025 which was not reflected in the underwritten rent roll dated March 25, 2025.
(4)	Ernst & Young U.S. LLP occupies 26,939 square feet at the 841-853 Broadway Property, which is set to expire April 30, 2029. It has one, five-year renewal option for the entire 26,939 square feet or one, five-year renewal option for one of its two floors.
(5)	Basis Global Technologies leases the 6th and 7th floors at the 841-853 Broadway Property. Basis Global Technologies is dark in its 6th floor space and subleases its 7th floor space at the 841-853 Broadway Property to Radar Labs, Inc. through November 29, 2025. The sublease provides for monthly rent of approximately $82,085 (annual rent of approximately $985,015) . The 841-853 Broadway Mortgage Loan was underwritten based on the prime lease rent.
(6)	Human Security Inc. has the one-time option to terminate its lease effective as of January 1, 2028, upon 12 months’ notice provided it pays an early termination fee.
(7)	Movable Inc. has the one-time option to terminate its lease effective as of December 23, 2029, upon 12 months’ notice provided it pays an early termination fee.

B-20

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

The following table presents certain information relating to the lease rollover schedule at the 841-853 Broadway Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2025 & MTM	27,262	10.3%	10.3%	$1,937,827	8.0%	$71.08	2
2026(2)(3)	9,797	3.7%	14.0%	$2,069,634	8.5%	$211.25	5
2027(4)	23,768	9.0%	22.9%	$2,293,529	9.5%	$96.50	6
2028(3)	16,097	6.1%	29.0%	$1,285,885	5.3%	$79.88	3
2029	27,999	10.6%	39.6%	$2,487,963	10.3%	$88.86	2
2030	55,670	21.0%	60.6%	$8,607,724	35.5%	$154.62	5
2031	13,809	5.2%	65.8%	$1,005,682	4.2%	$72.83	1
2032	2,697	1.0%	66.8%	$212,485	0.9%	$78.79	1
2033	23,982	9.0%	75.8%	$2,138,663	8.8%	$89.18	3
2034	10,268	3.9%	79.7%	$803,955	3.3%	$78.30	1
2035	4,534	1.7%	81.4%	$738,000	3.0%	$162.77	1
2036 & Thereafter	7,563	2.9%	84.3%	$642,855	2.7%	$85.00	1
Vacant	41,673	15.7%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	265,119	100.0%	100.0%	$24,224,201	100.0%	$108.41	31
(1)	Based on the underwritten rent roll dated March 25, 2025, and inclusive of $280,622 of straight line rent steps and $284,057 of contractual rent steps through March 1, 2026. Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.
(2)	2026 includes an antenna lease to T Mobile Northeast, which occupies 0 square feet at the 841-853 Broadway Property and accounts for $51,957 in base rent, equal to 0.2% of underwritten rent.
(3)	Santander Bank N.A. executed a 30-month extension on July 1, 2025 (which expires August 31, 2028) and was not reflected in the underwritten rent roll dated March 25, 2025.
(4)	2027 includes a Telecommunications and License Agreement to Cogent Communications Inc., which occupies 0 square feet at the 841-853 Broadway Property and accounts for $0 in base rent.
B-21

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 841-853 Broadway Property:

Cash Flow Analysis
	2021	2022	2023	2024	TTM 2/28/2025	UW(1)	UW PSF
Base Rent	$20,168,922	$20,014,802	$21,704,735	$22,940,945	$22,748,440	$23,659,522	$89.24
Contractual Rent Steps(2)	$0	$0	$0	$0	$0	$564,679	$2.13
Potential Income from Vacant Space	$0	$0	$0	$0	$0	$3,064,932	$11.56
Reimbursements	$2,590,404	$2,848,473	$3,108,798	$2,935,735	$2,946,318	$1,869,812	$7.05
Gross Potential Income	$22,759,326	$22,863,275	$24,813,533	$25,876,680	$25,694,758	$29,158,945	$109.98
Economic Vacancy & Credit Loss	0	0	0	0	0	($3,064,932)	($11.56)
Other Income(3)	$484,704	$498,893	$451,618	$585,721	$540,902	$563,793	$2.13
Effective Gross Income	$23,244,030	$23,362,168	$25,265,151	$26,462,401	$26,235,660	$26,657,806	$100.55

Real Estate Taxes	$5,392,718	$5,939,123	$6,114,987	$6,244,330	$6,244,330	$6,232,346	$23.51
Management Fee	$697,321	$700,865	$757,955	$793,872	$787,070	$799,734	$3.02
Insurance	$184,823	$212,839	$249,850	$266,263	$266,264	$235,890	$0.89
Payroll & Benefits	$1,537,509	$1,584,342	$1,635,986	$1,570,108	$1,603,120	$1,601,690	$6.04
Other Expenses(4)	$1,091,313	$1,274,224	$1,493,250	$1,400,693	$1,651,383	$1,482,102	$5.59
Total Operating Expenses	$8,903,684	$9,711,393	$10,252,027	$10,275,267	$10,552,167	$10,351,763	$39.05

Net Operating Income	$14,340,346	$13,650,775	$15,013,124	$16,187,134	$15,683,493	$16,306,043	$61.50
Replacement Reserves	$0	$0	$0	$0	$0	$53,024	$0.20
TI/LC	$0	$0	$0	$0	$0	$530,238	$2.00
Net Cash Flow	$14,340,346	$13,650,775	$15,013,124	$16,187,134	$15,683,493	$15,722,781	$59.30

Occupancy (%)	77.5%	77.2%	82.3%	88.3%	84.3%(5)	89.7%(6)
NCF DSCR	4.54x	4.32x	4.75x	5.12x	4.96x	4.97x
NOI Debt Yield	25.4%	24.2%	26.6%	28.6%	27.8%	28.9%
(1)	UW Base Rent is based on the underwritten rent roll dated March 25, 2025.
(2)	Contractual Rent Steps are inclusive of $280,622 of straight line rent steps and $284,057 of contractual rent steps through March 1, 2026.
(3)	Other Income includes HVAC income, fixed and sub metered water and electricity income, and miscellaneous income.
(4)	Other Expenses include repairs and maintenance, utilities and general and administrative expenses.
(5)	Represents most recent occupancy as of March 25, 2025.
(6)	Represents economic occupancy.

Appraisal. According to the appraisal, the 841-853 Broadway Property had an “as-is” appraised value of $185,000,000 as of March 31, 2025, as shown in the table below.

841-853 Broadway Appraised Value(1)
Property	Value	Capitalization Rate
841-853 Broadway	$185,000,000	7.96%
(1)	Source: Appraisal.

Environmental Matters. According to a Phase I environmental report dated April 7, 2025, there was no evidence of any recognized environmental conditions at the 841-853 Broadway Property.

B-22

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

The Market. The 841-853 Broadway Property is located along Broadway between East 13th Street and East 14th Street in the Flatiron / Union Square neighborhood of Manhattan. The 841-853 Broadway Property is located just south of Union Square Park which, according to the appraisal, has attracted 40 new businesses including Capital One Labs, Compass, Dropbox, Hulu, Mashable, eBay, and Facebook over the past year. Primary access to the 841-853 Broadway Property is provided by the 14th Street – Union Square subway station, located directly below the 841-853 Broadway Property, which provides access to the L, N, Q, R, W, 4, 5, and 6 subway lines.

According to a third party market research report, the 841-853 Broadway Property is located in the Gramercy Park office and retail submarkets of New York City. As of March 21, 2025, the Gramercy Park office submarket had a total inventory of 28,753,629 square feet, an overall vacancy rate of 15.2% and market asking rent of $73.47 per square foot. As of March 21, 2025, the Gramercy Park retail submarket had a total inventory of 2,499,086 square feet, an overall vacancy rate of 3.1% and market asking rent of $130.12 per square foot.

The following table presents information relating to comparable office rentals for the 841-853 Broadway Property:

Comparable Office Leases(1)
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Tenant	Tenant Size (SF)	Lease Start Date	Lease Term (months)	Annual Base Rent PSF	Lease Type
841-853 Broadway(2) New York, NY	1893, 1927 / 2019	265,119 SF	Basis Global Technologies Inc	26,234 SF	Aug-15	124 mos.	$73.53	Modified Gross
111 Fifth Avenue	1895 / NAP	234,700 SF	Radar Labs, Inc.	20,000 SF	Mar-25	92 mos.	$78.00	Modified Gross
New York, NY
295 Fifth Avenue	1920 / 2023	712,074 SF	Octus (Reorg Research)	43,500 SF	Mar-25	136 mos.	$86.00	Modified Gross
New York, NY
110 Fifth Avenue	1890 / 2012	173,499 SF	Compass	16,282 SF	Jan-25	101 mos.	$83.50	Modified Gross
New York, NY
24-28 West 25th Street	1911 / NAP	134,585 SF	Newbond Capital Management	5,500 SF	Jan-25	76 mos.	$73.00	Modified Gross
New York, NY
149 Fifth Avenue	1918 / NAP	173,159 SF	Euclidean Capital LLC	22,476 SF	Sep-24	139 mos.	$77.00	Modified Gross
New York, NY
257 Park Avenue South	1913 / NAP	252,161 SF	AIS	12,617 SF	Sep-24	138 mos.	$64.00	Modified Gross
New York, NY
387 Park Avenue South	1910 / 2017	232,000 SF	Criteo Corp.	20,551 SF	Sep-24	138 mos.	$76.00	Modified Gross
New York, NY
111 Fifth Avenue	1895 / NAP	234,700 SF	Vita Coco	22,530 SF	Aug-24	135 mos.	$70.00	Modified Gross
New York, NY
470 Park Avenue South	1925 / 2022	301,178 SF	DAZN	9,703 SF	Aug-24	130 mos.	$84.00	Modified Gross
New York, NY
836-838 Broadway	1876 / NAP	88,739 SF	Gloss Genius	13,619 SF	Jul-24	80 mos.	$91.00	Modified Gross
New York, NY
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated March 25, 2025.
B-23

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

The following table presents information relating to comparable retail leases for the 841-853 Broadway Property:

Comparable Retail Leases(1)
Property Name/Location	Tenant	Suite Size (SF)	Lease Start Date	Lease Term (months)	Average Rent PSF	Lease Type
841-853 Broadway(2) New York, NY	Capital One N.A.	17,525 SF	2015 / 2022	184 mos.	$303.74	Modified Gross
122 Fifth Avenue	Reformation	3,400 SF	2025	120 mos.	$290.00	Modified Gross
New York, NY
11 Bond Street	Gymshark USA	13,124 SF	2025	132 mos.	$217.16	Modified Gross
New York, NY
26 Astor Place	JPMorgan Chase	13,318 SF	2024	180 mos.	$169.77	Modified Gross
New York, NY
31 Union Square West	Flight Club	11,700 SF	2024	120 mos.	$119.66	Modified Gross
New York, NY
220 Park Avenue South	Scarpetta	3,800 SF	2024	144 mos.	$165.79	Modified Gross
New York, NY
866 Broadway	Bauli	2,970 SF	2024	120 mos.	$161.81	Modified Gross
New York, NY
142 Fifth Avenue	Cole Haan	4,352 SF	2024	120 mos.	$229.78	Modified Gross
New York, NY
85 Fifth Avenue	Nespresso	13,092 SF	2024	120 mos.	$213.87	Modified Gross
New York, NY
863 Broadway	Claire's	2,600 SF	2023	60 mos.	$199.23	Modified Gross
New York, NY
893 Broadway	Saatva	6,700 SF	2023	120 mos.	$185.97	Modified Gross
New York, NY
172 Fifth Avenue	Hoka	2,175 SF	2022	60 mos.	$344.83	Modified Gross
New York, NY
4 Union Square South	Sephora	8,979 SF	2020	120 mos.	$534.58	Modified Gross
New York, NY
1 Union Square South	Citibank	9,755 SF	2020	96 mos.	$475.00	Modified Gross
New York, NY
29 Union Square West	Chase	3,000 SF	2019	126 mos.	$533.33	Modified Gross
New York, NY
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated March 25, 2025.

The Borrower and the Borrower Sponsor. The borrower is 841-853 Fee Owner LLC, a Delaware limited liability company, with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 841-853 Broadway Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantor is Jeffrey J. Feil, Chief Executive Officer of The Feil Organization, a family owned real estate investment, development, and management firm. The Feil Organization was founded in 1950 and manages a portfolio of more than 26 million square feet of retail and commercial space and more than 5,000 residential rental units. The Feil Organization is headquartered in Manhattan and has properties located in New York, New Orleans, Florida, Connecticut, Illinois, and Washington D.C.

Property Management. The 841-853 Broadway Property is managed by Jeffrey Management Corp., a borrower affiliated property management company.

B-24

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

Initial and Ongoing Reserves. At origination of the 841-853 Broadway Mortgage Loan, the borrower deposited $1,644,651 into a free rent reserve account, such amount representing free rent owed to certain tenants under their respective leases.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $538,611); provided that the borrower will have no obligation to make the monthly tax deposit if the Tax Reserve Waiver Conditions (as defined below) are satisfied on such monthly payment date.

“Tax Reserve Waiver Conditions” means that each of the following is true: (i) no event of default has occurred and is continuing, (ii) the debt yield is equal to or greater than 20%, and (iii) the lender receives evidence, in form and substance reasonably satisfactory to the lender, that all taxes have been timely paid prior to 30 days before the date they are due and payable.

Insurance Reserve – At the option of the lender, if the liability or casualty insurance policy maintained by the borrower covering the 841-853 Broadway Property does not constitute an approved blanket or umbrella policy pursuant to the 841-853 Broadway Mortgage Loan documents, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies upon the expiration thereof. At origination, a blanket policy was in place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $4,419.

Lockbox / Cash Management. The 841-853 Broadway Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower was required to establish a lender-controlled lockbox account and is thereafter required to cause all rents and other sums received by the borrower or the property manager, as applicable, to promptly be deposited into such lender-controlled lockbox account. The borrower was required to deliver a notice to all tenants at the 841-853 Broadway Property directing them to remit rent and all other sums due under the applicable lease directly to the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists, in which case all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 841-853 Broadway Mortgage Loan documents; and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 841-853 Broadway Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 841-853 Broadway Mortgage Loan. Upon the cure of the applicable Trigger Period, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the 841-853 Broadway Mortgage Loan documents, the lender may apply funds to the 841-853 Broadway Mortgage Loan in such priority as it may determine.

“Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 10% (a “Debt Yield Trigger Event”) (provided, however, that a Trigger Period pursuant to clause (ii) will not be deemed to exist if (and so long as) the Debt Yield Trigger Period Avoidance Conditions (as defined below) are satisfied and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (B) expiring upon, with regard to any Trigger Period commenced in connection with (x) clause (i) above, the cure (if applicable) of such event of default, (y) clause (ii) above, the date that the debt yield is equal to or greater than 10% for one calendar quarter and (z) clause (iii) above, a Specified Tenant Trigger Period ceasing to exist.

“Debt Yield Trigger Period Avoidance Conditions” means that (a) the borrower deposits cash into the excess cash flow account or delivers to the lender a letter of credit, in an amount that, if added to underwritten cash flow, would cause the debt yield to be equal to 10%, and (b) every three months thereafter for so long as the Debt Yield Trigger Event would otherwise be occurring, the borrower makes a true up payment into the excess cash flow account in the amount of any deficiency (or increases the amount of the letter of credit in the amount of any deficiency) such that the total funds deposited by the borrower for purposes of satisfying the Debt Yield Trigger Period Avoidance Conditions equals an amount that, if added to underwritten cash flow, would cause the debt yield to be equal to or greater than 10%.

“Specified Tenant” means, as applicable, any tenant which, individually or when aggregated with other leases at the 841-853 Broadway Mortgaged Property with the same tenant or its affiliate, accounts for (i) 15% or more of the total rental income for the 841-853 Broadway Mortgaged Property or (ii) 15% or more of the 841-853 Broadway Mortgaged Property’s gross leasable area. As of the origination of the 841-853 Broadway Mortgage Loan, Capital One is the sole Specified Tenant at the 841-853 Broadway Mortgaged Property.

“Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) the applicable Specified Tenant being in monetary default or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice, cure and grace periods, (ii) other than in connection with permitted “go dark” events pursuant to the terms of the 841-853 Broadway Mortgage Loan documents, a Specified Tenant failing to be in actual, physical possession of the Specified Tenant space, or applicable portion thereof, failing to be open for business during customary hours and/or “going dark” in the Specified Tenant space, (iii) a Specified Tenant giving notice that it is terminating its lease for all or a material portion of the Specified Tenant space, or applicable portion thereof, (iv) any termination or cancellation of any Specified Tenant lease, including, without limitation, rejection in any bankruptcy or similar insolvency proceeding, and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant and (vi) a Specified Tenant failing to extend or renew the applicable Specified Tenant lease as required under the

B-25

Mixed Use – Office/Retail 841-853 Broadway New York, NY 10003	Collateral Asset Summary – Loan No. 2 841-853 Broadway	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,500,000 30.5% 4.97x 28.9%

terms of the 841-853 Broadway Mortgage Loan documents and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below) or (2) the borrower leasing the entire Specified Tenant space, or applicable portion thereof, pursuant to one or more leases for a minimum term of three years in accordance with the applicable terms and conditions of the 841-853 Broadway Mortgage Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised (provided, however, it being acknowledged that (a) the tenant will not be deemed to fail to be in actual physical occupancy or open for business solely as a result of any company-wide work from home policy of any tenant implemented at the tenant property due to the COVID-19 pandemic or any governmental rules or regulations promulgated in connection with the COVID-19 pandemic or (b) standard and customary temporary vacancy of any applicable space (or any portion thereof) solely for purposes of the initial build-out, renovation or reorganization of the applicable premises will still be considered open and operating demised pursuant to leases which are in full force and effect), and paying the full amount of the rent due under its lease (or the borrower has deposited any free rent with the lender).

“Specified Tenant Cure Conditions” means each of the following, as applicable, that the applicable Specified Tenant (i) has cured all events of default as defined under the applicable Specified Tenant lease, (ii) other than in connection with permitted “go dark” events pursuant to the terms of the 841-853 Broadway Mortgage Loan documents, is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open for business during customary hours and not “dark” in the Specified Tenant space, or applicable portion thereof, (iii) has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease, has renewed or extended the applicable Specified Tenant lease in accordance with the terms of the 841-853 Broadway Mortgage Loan documents, (v) is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to a final, non-appealable order of a court of competent jurisdiction, (vi) is paying full, unabated rent under the applicable Specified Tenant lease (or any free rent is deposited with the lender), and (vii) the applicable Specified Tenant space has been re-let for a minimum term of three years.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not Permitted.

Ground Lease. None.

Condominium Conversion. The borrower has the right to convert the 841-853 Broadway Property into a condominium with units that are 100% owned by the borrower, provided that conditions set forth in the 841-853 Broadway Mortgage Loan documents are satisfied, including but not limited to the lender’s reasonable approval of the related condominium documents, updates to the 841-853 Broadway Mortgage Loan documents as reasonably required by the lender, and compliance with REMIC requirements.

B-26

Retail – Anchored 401-419 East 59th Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Bridgemarket Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 67.7% 1.40x 9.6%

B-27

Retail – Anchored 401-419 East 59th Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Bridgemarket Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 67.7% 1.40x 9.6%

B-28

Retail – Anchored 401-419 East 59th Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Bridgemarket Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 67.7% 1.40x 9.6%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail - Anchored
Borrower Sponsor(s):	Eli Weiss and Francesca Madruga	Collateral:	Leasehold
Borrower(s):	MADDD 550 Broad LLC	Location:	New York, NY
Original Balance:	$55,000,000	Year Built / Renovated:	1909 / 1998
Cut-off Date Balance:	$55,000,000	Property Management:	Verbena Management LLC
% by Initial UPB:	8.8%	Size:	96,028 SF
Interest Rate:	6.70000%	Appraised Value (As Is) / Per SF:	$81,300,000 / $847
Note Date:	July 3, 2025	Appraisal Date:	March 27, 2025
Original Term:	60 months	Occupancy:	100.0% (as of April 8, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	97.0%
Original Amortization:	NAP	Underwritten NOI:	$5,275,156
Interest Only Period:	60 months	Underwritten NCF:	$5,241,031
First Payment Date:	August 6, 2025
Maturity Date:	July 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$5,211,511 (TTM March 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$5,134,532
Call Protection:	L(25),D(28),O(7)	2023 NOI:	$4,894,242
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	$4,431,012

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$573
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$573
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	67.7%
Replacement Reserves:	$0	$2,844	NAP	Maturity Date LTV:	67.7%
Deferred Maintenance:	$8,625	$0	NAP	UW NOI DY:	9.6%
Other(2):	$63,660	Springing	NAP	UW NCF DSCR:	1.40x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$55,000,000	100.0%	Loan Payoff	$42,129,811	76.6%
			Borrower Sponsor Equity	10,555,460	19.2
			Closing Costs	2,242,444	4.1
			Upfront Reserves	72,285	0.1
Total Sources	$55,000,000	100.0%	Total Uses	$55,000,000	100.0%
(1)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(2)	Other Reserves is comprised of a $63,660 ground lease reserve, equal to one month’s rent under the ground lease.

The Loan. The third largest mortgage loan (the “Bridgemarket Retail Mortgage Loan”) is secured by the borrower’s leasehold interest in a 96,028 square foot anchored retail shopping center located in the Lenox Hill neighborhood of New York, New York (the “Bridgemarket Retail Property”). The Bridgemarket Retail Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $55,000,000. The Bridgemarket Retail Mortgage Loan was originated on July 3, 2025 by CREFI and accrues interest at a fixed rate of 6.70000% per annum. The Bridgemarket Retail Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the Bridgemarket Retail Mortgage Loan is July 6, 2030.

B-29

Retail – Anchored 401-419 East 59th Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Bridgemarket Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 67.7% 1.40x 9.6%

The Property. The Bridgemarket Retail Property is a 96,028 square foot, anchored retail property located under the Ed Koch Queensborough Bridge (the “Queensborough Bridge”) in the Lenox Hill neighborhood of New York, New York. The Bridgemarket Retail Property was originally constructed in 1909 and was most recently renovated in 1998. The Bridgemarket Retail Property is attached to and part of the Queensborough Bridge and as of April 8, 2025, was 100.0% leased to four tenants: Trader Joe’s, TJ Maxx, Guastavino’s, and Joco. As of the Cut-off Date, the current tenant roster has a weighted average tenancy of 14.7 years with a weighted average lease term remaining of 12.5 years with no tenant expirations before 2036. Access to the Bridgemarket Retail Property is provided by the 4, 5, 6, E, F, B, D, N, Q and R subway trains. The Bridgemarket Retail Property is registered as a landmark with the New York City Landmark Preservation Commission and is subject to applicable landmark preservation rules and regulations.

The Bridgemarket Retail Property is encumbered by a ground lease with The City of New York with an expiration date of June 29, 2097. See “Ground Lease” below.

Major Tenants. The three largest tenants based on underwritten base rent are Trader Joe’s, TJ Maxx and Guastavino’s.

Trader Joe’s (22,894 square feet; 23.8% of net rentable area; 40.0% of underwritten base rent). Founded in 1967, Trader Joe’s is a national chain of neighborhood grocery stores known for its private-label products. Trader Joe’s has been a tenant at the Bridgemarket Retail Property since December 2021 and has a current lease term through March 2037 with one, five-year and one, seven-year renewal option of right and an additional, conditional five-year renewal option and no termination options.

TJ Maxx (35,750 square feet; 37.2% of net rentable area; 32.7% of underwritten base rent). Founded in 1976, TJ Maxx is a discount department store which, together with its affiliate Marshalls, is the largest off-price retailer of apparel and home fashions in the United States. TJ Maxx is a wholly owned subsidiary of TJX Companies (NYSE: TJX). TJ Maxx has been a tenant at the Bridgemarket Retail Property since March 2010 and has a current lease term through January 2036 with two, five-year renewal options and no termination options.

Guastavino’s (26,818 square feet; 27.9% of net rentable area; 21.7% of underwritten base rent). Guastavino’s is an event operator with over 40 years of combined experience holding events in New York City. Guastavino’s specifically caters to weddings, bar and bat mitzvahs, charity gala events, and corporate events. Guastavino’s has been a tenant at the Bridgemarket Retail Property since February 1997 and has a current lease term through February 2037 with no renewal or termination options.

The following table presents certain information relating to the largest tenants at the Bridgemarket Retail Property:

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody's/S&P)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% Annual U/W Base Rent	Sales PSF / Year	U/W Occ. Costs	Lease Expiration	Termination Option (Y/N)	Renewal Option
Trader Joe’s	NR/NR/NR	22,894	23.8%	$2,687,500	$117.39	40.0%	NAV	NAV	3/31/2037	N	Various(3)
TJ Maxx	A2/NR/A	35,750	37.2%	$2,196,123	$61.43	32.7%	NAV	NAV	1/31/2036	N	2 x 5 yr
Guastavino’s	NR/NR/NR	26,818	27.9%	$1,457,998	$54.37	21.7%	NAV	NAV	2/28/2037	N	N
JOCO	NR/NR/NR	10,566	11.0%	$370,817	$35.10	5.5%	NAV	NAV	4/30/2049	N	2 x 12 yr
Total Major Tenants		96,028	100.0%	$6,712,438	$69.90	100.0%
Vacant		0	0.0%
Total		96,028	100.0%
(1)	Based on the underwritten rent roll dated April 8, 2025 inclusive of $394,225 of contractual rent steps through May 1, 2025.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Trader Joe’s has one five-year renewal option and one seven-year renewal option of right and an additional, conditional five-year renewal option.

B-30

Retail – Anchored 401-419 East 59th Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Bridgemarket Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 67.7% 1.40x 9.6%

The following table presents certain information relating to the lease rollover schedule at the Bridgemarket Retail Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2025 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	0	0.0%	0.0%	$0	0.0%	$0.00	0
2032	0	0.0%	0.0%	$0	0.0%	$0.00	0
2033	0	0.0%	0.0%	$0	0.0%	$0.00	0
2034	0	0.0%	0.0%	$0	0.0%	$0.00	0
2035 & Thereafter	96,028	100.0%	100.0%	$6,712,438	100.0%	$69.90	4
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	96,028	100.0%		$6,712,438	100.0%	$69.90	4
(1)	Based on the underwritten rent roll dated April 8, 2025 inclusive of $394,225 of contractual rent steps through May 1, 2025.
B-31

Retail – Anchored 401-419 East 59th Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Bridgemarket Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 67.7% 1.40x 9.6%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Bridgemarket Retail Property:

Cash Flow Analysis
	2021	2022	2023	2024	TTM 3/31/2025	UW(1)	UW PSF
Base Rent(1)	$2,875,145	$5,402,746	$5,828,345	$6,125,884	$6,227,295	$6,318,182	$65.80
Contractual Rent Steps(2)	$0	$0	$0	$0	$0	$394,255	$4.11
Potential Income from Vacant Space	$0	$0	$0	$0	$0	$0	$0.00
Reimbursements	$144,226	$274,315	$274,315	$280,919	$284,221	$304,400	$3.17
Gross Potential Income	$3,019,371	$5,677,061	$6,102,660	$6,406,803	$6,511,516	$7,016,838	$73.07
Economic Vacancy & Credit Loss	$0	$0	$0	$0	$0	($210,505)	($2.19)
Percentage Rent	$0	$0	$0	$0	$0	$0	$0.00
Other Income(3)	$162,505	$144,399	$193,329	$193,077	$249,266	$278,854	$2.90
Effective Gross Income	$3,181,876	$5,821,459	$6,295,989	$6,599,880	$6,760,782	$7,085,187	$73.78

Real Estate Taxes(4)	$0	$0	$0	$0	$0	$0	$0.00
Management Fee	$95,456	$174,644	$188,880	$197,996	$202,823	$212,556	$2.21
Insurance	$91,847	$69,548	$141,433	$105,354	$112,576	$122,373	$1.27
Ground Rent	$489,876	$530,699	$449,478	$512,823	$522,686	$763,917	$7.96
CAM Expenses	$296,307	$319,343	$243,386	$307,445	$313,956	$313,956	$3.27
Other Expenses(5)	$251,517	$296,214	$378,570	$341,729	$397,229	$397,229	$4.14
Total Operating Expenses	$1,225,003	$1,390,448	$1,401,746	$1,465,348	$1,549,271	$1,810,031	$18.85

Net Operating Income	$1,956,873	$4,431,012	$4,894,242	$5,134,532	$5,211,511	$5,275,156	$54.93
Replacement Reserves	$0	$0	$0	$0	$0	$34,125	$0.36
TI/LC	$0	$0	$0	$0	$0	$0	$0.00
Net Cash Flow	$1,956,873	$4,431,012	$4,894,242	$5,134,532	$5,211,511	$5,241,031	$54.58

Occupancy (%)	67.1%	89.0%	89.0%	96.3%	99.1%	97.0%(6)
NCF DSCR	0.52x	1.19x	1.31x	1.37x	1.39x	1.40x
NOI Debt Yield	3.56%	8.06%	8.90%	9.34%	9.48%	9.59%
(1)	Underwritten Base Rent is based on the underwritten rent roll dated April 8, 2025.
(2)	Contractual Rent Steps are inclusive of $394,225 of contractual rent steps through May 1, 2025.
(3)	Other income consists of reimbursed utilities, such as steam, water, and electric.
(4)	Real Estate Taxes are not underwritten as the Bridgemarket Retail Property is owned by The City of New York and is exempt from real estate taxes. The ground rent of $763,917 is paid in lieu of real estate taxes.
(5)	Other Expenses include payroll and benefits, utilities and general and administrative expenses as well as professional and legal fees.
(6)	Represents economic occupancy.

Appraisal. According to the appraisal, the Bridgemarket Retail Property had an “as-is” appraised value of $81,300,000 as of March 27, 2025, as shown in the table below.

Bridgemarket Retail Appraised Value(1)
Property	Value	Capitalization Rate
Bridgemarket Retail	$81,300,000	6.00%
(1)	Source: Appraisal.

B-32

Retail – Anchored 401-419 East 59th Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Bridgemarket Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 67.7% 1.40x 9.6%

Environmental Matters. According to a Phase I environmental report dated April 8, 2025, there was no evidence of any recognized environmental conditions at the Bridgemarket Retail Property.

The Market. The Bridgemarket Retail Property is located at 401-419 East 59th Street, on the corner of First Avenue and East 59th Street, in the Lenox Hill neighborhood of New York, New York. According to the appraisal, the neighborhood surrounding the Bridgemarket Retail Property is characterized by a heavy concentration and density of residential buildings with the core business area of Manhattan located to the west of the Bridgemarket Retail Property. The appraisal identified seven lease transactions in competitive properties that range in size from 8,039 square feet to 31,500 square feet with rent per square foot ranging from $75.40 to $195.00. Primary access to the Bridgemarket Retail Property is provided by the 4, 5, 6, E, F, B, D, N, Q and R subway trains.

According to the appraisal, the Bridgemarket Retail Property is located in the Plaza District retail submarket of New York City. As of the fourth quarter of 2024, the Plaza District retail submarket had a total inventory of 5,544,123 square feet, a vacancy rate of 6.3%, and average market rent of $98.01 per square foot.

The following table presents information relating to comparable retail rentals for the Bridgemarket Retail Property:

Market Analysis – Retail Rentals(1)
Property Name / Address	Distance from Subject	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (yrs)	Rent (PSF)
Bridgemarket Retail(2)	-	Trader Joe’s	22,894	Dec-21	15.3	$117.39
401-419 East 59th Street New York, NY
1175 Third Avenue	0.8 mi	Whole Foods Market	13,716	Jun-23	15	$118.69
New York, NY
919 Third Avenue	0.8 mi	Chase Bank	10,800	Feb-25	5	$127.64
New York, NY
885 Second Avenue	1.0 mi	Whole Foods Market	8,039	Feb-25	15	$125.00
New York, NY
825 Second Avenue	1.1 mi	Westside Market NYC	19,500	May-24	20	$82.05
New York, NY
1280 Lexington Avenue	1.8 mi	Petco Animal Supplies, Inc.	12,300	Nov-23	10	$195.00
New York, NY
2220 Broadway	3.0 mi	P.C. Richard & Son	31,500	Jun-23	5	$75.40
New York, NY
311 Eleventh Avenue	3.4 mi	Heavenly Market	13,609	Apr-23	15	$95.53
New York, NY
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated April 8, 2025.

The Borrower and the Borrower Sponsor. The borrower is MADDD 550 Broad LLC, a New York limited liability company and special purpose entity with one independent director in its organizational structure. The borrower is managed by MM 550 Broad LLC, a Delaware limited liability company, which has one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bridgemarket Retail Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantors are Eli Weiss, a principal at Joy Construction, and Francesca Madruga, the chief executive officer of Maddd Equities. Joy Construction is a full-service general contracting and development firm primarily focused on multifamily and commercial projects located throughout New York City. Maddd Equities is a real estate development firm with expertise in a broad range of real estate disciplines, including investment, development, construction and asset management. Maddd Equities acquires, owns, develops and operates properties across many asset classes, including workforce housing, luxury high-rise buildings, hotels, and commercial developments.

Property Management. The Bridgemarket Retail Property is managed by Verbena Management LLC, a borrower-affiliated property management company.

B-33

Retail – Anchored 401-419 East 59th Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Bridgemarket Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 67.7% 1.40x 9.6%

Initial and Ongoing Reserves. At origination of the Bridgemarket Retail Mortgage Loan, the borrower deposited approximately (i) $8,625 into an immediate repairs reserve and (ii) $63,660 into a ground lease rent reserve.

Tax Reserve – Provided that (i) The City of New York, as landlord under the ground lease, is obligated to pay for all real estate taxes, (ii) the borrower delivers evidence reasonably satisfactory to lender that either (a) the Bridgemarket Retail Property continues to be fully exempt from the payment of real estate taxes or (b) if not exempt, that all real estate taxes for the Bridgemarket Retail Property have been paid (the “Tax Reserve Waiver Conditions”), the borrower is not obligated to deposit any funds into the real estate tax reserve. If the Tax Reserve Waiver Conditions are not satisfied at any point, then, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve – If the liability or casualty policy maintained by the borrower covering the Bridgemarket Retail Property does not constitute an approved blanket or umbrella policy, or the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $2,844.

Leasing Reserve – The borrower is required to deposit into a leasing reserve upon receipt, any early termination fee or payment or other termination fee or payment made by any tenant at the Bridgemarket Retail Property.

Lockbox / Cash Management. The Bridgemarket Retail Mortgage Loan is structured with a hard lockbox and springing cash management. At origination of the Bridgemarket Retail Mortgage Loan, the borrower was required to establish a lender-controlled lockbox account and is thereafter required to, within two business days of receipt, deposit, or cause the property manager to deposit, all revenue received by the borrower or property manager, as applicable, into such lender-controlled lockbox account. On or before the origination date, the borrower was required to send a notice to all tenants occupying space at the Bridgemarket Retail Property directing them to pay all rent and other sums due under the applicable lease into the lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender, to be applied and disbursed in accordance with the Bridgemarket Retail Mortgage Loan documents. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Bridgemarket Retail Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Bridgemarket Retail Mortgage Loan; provided, however, in the event that a Trigger Period exists as a result of a Going Dark Trigger (as defined below) and no other Trigger Period then exists, then the amount of excess cash flow funds on deposit shall not exceed an amount equal to 12 months of rent payable by the Specified Tenant (as defined below) that is the subject of the applicable Going Dark Trigger pursuant to its lease (such amount shall be (x) base rent payable in the 12 month period commencing with the calendar month immediately following the month in which the applicable Going Dark Trigger is declared and (y) without giving effect to any free rent period, rent abatement or other rent concession given to the applicable Specified Tenant pursuant to its lease during such 12 month period (the “Excess Cash Flow Cap”)) and, accordingly, to the extent a monthly excess cash flow deposit would result in the aggregate amount of the excess cash flow funds in the excess cash flow account exceeding the Excess Cash Flow Cap, such monthly excess cash flow deposit must be decreased by an amount equal to such excess (which may result in no monthly excess cash flow deposit being required for the applicable monthly payment date). Upon the expiration of all Trigger Periods, the lender is required to promptly return any amounts remaining on deposit in the excess cash flow reserve account to the borrower; provided that any such amounts required to satisfy the Specified Tenant Excess Cash Flow Condition (as defined below) are required to be retained in such account until the leasing commissions, tenant allowances, tenant improvements, and free rent being reserved for have been paid or expired and the applicable tenant is open for business and paying full rent. Upon an event of default under the Bridgemarket Retail Mortgage Loan documents, the lender may apply funds to the Bridgemarket Retail Mortgage Loan in such priority as it may determine.

A “Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio (“DSCR”) falling below 1.20x, and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (B) expiring upon, with regard to any Trigger Period commenced in connection with (x) clause (i) above, the cure (if applicable) of such event of default, (y) clause (ii) above, the date that the DSCR is equal to or greater than 1.20x for two consecutive calendar quarters, and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the Bridgemarket Retail Mortgage Loan documents.

A ”Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Specified Tenant being in monetary or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), (iii) a Specified Tenant failing to be open for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof) (any such occurrence, a “Going Dark Trigger”), (iv) a Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (v) any termination or cancellation of any Specified Tenant lease (including,

B-34

Retail – Anchored 401-419 East 59th Street New York, NY 10022	Collateral Asset Summary – Loan No. 3 Bridgemarket Retail	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 67.7% 1.40x 9.6%

without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, and (vi) any bankruptcy or similar insolvency of Specified Tenant; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence shall include, without limitation, if requested by the lender, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance reasonably acceptable to the lender) of: (1) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below); or (2) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) pursuant to one or more leases in accordance with the applicable terms and conditions of the Bridgemarket Retail Mortgage Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised under its lease, all contingencies to effectiveness of each such lease have expired or been satisfied, each such lease has commenced and a rent commencement date has been established (without possibility of delay) and, in the lender’s judgment, sufficient funds have been accumulated in the excess cash flow reserve account (during the continuance of the subject Specified Tenant Trigger Period) to cover all anticipated leasing commissions, tenant improvement costs, tenant allowances, free rent periods, and/or rent abatement periods to be incurred in connection with any such re-tenanting (such accumulation, the “Specified Tenant Excess Cash Flow Condition”).

A “Specified Tenant” means, any person whose lease, individually or when aggregated with all other leases at the Bridgemarket Retail Property with the same person or its affiliates, either (i) accounts for 15% or more of the total rental income for the Bridgemarket Retail Property or (ii) 15% or more of the Bridgemarket Retail Property’s gross leasable area, and, in each case, together with any person providing credit support or a guaranty under such lease.

“Specified Tenant Cure Conditions” shall mean each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, and (v) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not Permitted.

Ground Lease. The Bridgemarket Retail Mortgage Loan is secured by the borrower’s leasehold interest in the Bridgemarket Retail Property pursuant to that certain Third Amended and Restated Lease, dated April 1, 2025, between The City of New York, as ground lessor, and the borrower, as ground tenant. The ground lease expires on June 29, 2097 and the borrower’s ground rent is comprised of three components: (i) minimum rent (currently $763,920 per year) subject to consumer price index increases, (ii) percentage rent equal to 12% of the difference between annual gross receipts and minimum gross receipts and (iii) a flat additional rent of $50,000 per year that is not subject to escalation.

B-35

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

B-36

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

B-37

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(5):	Various
Borrower Sponsor(s)(1):	PSPIB-RE Finance II Inc.	Collateral:	Leasehold
Borrower(s)(1):	Various	Location:	Washington, D.C.
Original Balance(2):	$45,000,000	Year Built / Renovated:	Various / NAP
Cut-off Date Balance(2):	$45,000,000	Property Management:	Bozzuto Management Company, Concord Hospitality Enterprises Company, Oasis Marina LLC, CBRE, Inc., Colonial Parking, Inc., and District Wharf Properties LLC
% by Initial UPB:	7.2%	Size:	2,241,794 SF
Interest Rate(3):	5.43886125190669%	Appraised Value / Per SF(6):	$1,730,000,000 / $772
Note Date:	June 18, 2025	Appraisal Date(6):	Various
Original Term:	60 months	Occupancy(7):	93.0% (Various)
Amortization:	Interest Only	UW Economic Occupancy:	91.9%
Original Amortization:	NAP	Underwritten NOI:	$108,102,894
Interest Only Period:	60 months	Underwritten NCF:	$103,696,220
First Payment Date:	August 11, 2025
Maturity Date:	July 11, 2030	Historical NOI
Additional Debt Type(2):	Pari Passu / B-Note / Mezzanine	Most Recent NOI:	$85,065,804 (3/31/2025 TTM)
Additional Debt Balance(2):	$673,600,000 / $306,400,000 / $125,000,000	2024 NOI:	$85,904,273
Call Protection:	L(25),DorYM1(28),O(7)	2023 NOI:	$80,792,301
Lockbox / Cash Management:	Hard (Office and Retail); Soft (Remaining Collateral)/Springing	2022 NOI:	$55,482,266
Reserves(4)				Financial Information(2)
	Initial	Monthly	Cap		Senior Loan	Whole Loan	Total Debt
Taxes:	$0	Springing	NAP	Cut-off Date Loan / SF:	$321	$457	$513
Insurance:	$0	Springing	NAP	Maturity Date Loan / SF:	$321	$457	$513
Replacement Reserve:	$0	Springing	NAP	Cut-off Date LTV:	41.5%	59.2%	66.5%
TI/LC Reserve:	$0	Springing	NAP	Maturity Date LTV:	41.5%	59.2%	66.5%
FF&E Reserve:	$0	Springing	NAP	UW NOI DY:	15.0%	10.5%	9.4%
Rent Concession Reserve:	$26,973,955	$0	NAP	UW NCF DSCR:	2.62x	1.65x	1.37x
Existing TI/LC Reserve:	$18,758,819	$0	NAP
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan:	$718,600,000	59.2%	Loan Payoff:	$1,150,975,365	94.8%
Subordinate Loan:	306,400,000	25.2	Upfront Reserves:	45,732,775	3.8
Mezzanine Loan:	125,000,000	10.3	Closing Costs(8):	17,183,454	1.4
Sponsor Equity:	63,891,594	5.3
Total Sources:	$1,213,891,594	100.0%	Total Uses:	$1,213,891,594	100.0%
(1)	See “The Borrowers and Borrower Sponsor” section below for further discussion.
(2)	The Wharf Mortgage Loan (as defined below) is part of The Wharf Senior Loan (as defined below) with an original aggregate principal balance of $718,600,000. The Cut-off Date Loan / SF, Maturity Date Loan / SF, UW NOI DY, UW NCF DSCR, Cut-off Date LTV and Maturity Date LTV numbers presented above are based on The Wharf Senior Loan, The Wharf Whole Loan and Total Debt (inclusive of The Wharf Mezzanine Loan), respectively. The Cut-off Date Loan / SF, Maturity Date Loan / SF, UW NOI DY, UW NCF DSCR, Cut-off Date LTV and Maturity Date LTV based upon The Wharf Whole Loan and The Wharf Mezzanine Loan (as defined below) are $513, $513, 9.4%, 1.37x, 66.5% and 66.5%, respectively.
(3)	The Wharf Mortgage Loan and the other portion of The Wharf Senior Loan are comprised of pari passu portions of Components A, B and C-1, with initial balances of $561,888,076, $98,829,617 and $57,882,307, respectively, and per annum rates equal to 5.35727%, 5.55191% and 6.03788%, respectively. The Wharf Subordinate Companion Loan (as defined below) is comprised of Components C-2, D, E and HRR, with initial balances of $17,000,000, $105,400,000, $140,250,000 and $43,750,000, respectively, and per annum rates equal to 6.03788%, 6.61989%, 7.73189% and 9.05400%, respectively. The interest rate of The Wharf Mortgage Loan is approximately 5.43886125% and the weighted average interest rate of The Wharf Whole Loan is approximately 6.03829867%.
(4)	See “Initial and Ongoing Reserves” section below for further discussion of reserve requirements.
(5)	The general Property Type for The Wharf Properties (as defined below) consists of Office, Retail, Multifamily, Other, and Hospitality, and the detailed Property Type for The Wharf Properties consists of CBD, Anchored, High Rise, Parking Garage, Extended Stay, Full Service, Performing Arts Center, and Marina.
(6)	The appraised value represents the “As-Portfolio” Appraised Value for The Wharf Properties (as defined below) of $1,730,000,000, which reflects a portfolio premium of 1.7%, as of dates ranging from February 21, 2025 to March 4, 2025. The sum of the individual appraised values is $1,700,400,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 42.3% and 42.3%, respectively.
(7)	Represents the physical occupancy for the Office Component (as defined below) and the Retail Component (as defined below) totaling 1,374,918 SF (collectively, the “Commercial Component”). The Commercial Component was 93.0% leased as of February 1, 2025 (Office Component - 93.4% and Retail Component – 92.1%). As of March 31, 2025 the physical occupancy for the Multifamily Component (as defined below) was 90.8% occupied as of March 31, 2025 and the Hospitality Component (as defined below) was 79.3% occupied as of TTM March 2025.
(8)	No Closing Costs are attributable to an interest buydown or origination fees.

B-38

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

The Loan. The fourth largest mortgage loan (“The Wharf Mortgage Loan”) is part of a whole loan evidenced by 14 senior promissory notes in the aggregate original principal amount of $718,600,000 (“The Wharf Senior Loan”) and three subordinate B-Notes in the aggregate original principal amount of $306,400,000 that are subordinate to The Wharf Senior Loan (“The Wharf Subordinate Companion Loan”, and together with The Wharf Senior Loan, “The Wharf Whole Loan”). The Wharf Whole Loan was co-originated by Wells Fargo Bank, National Association (“WFB”), Goldman Sachs Bank USA (“GSBI”) and Morgan Stanley Bank, N.A (“MSBNA”). The Wharf Whole Loan is secured by the borrowers’ leasehold interests in a 2.2 million SF mixed use development comprising three multifamily buildings (904 units), four office buildings (928,154 SF), 446,764 SF of retail space, two hotels (412 keys), two parking garages (2,575 parking spaces; 1,175 publicly available) and a marina (220 docks) (“The Wharf Property”, “The Wharf Properties”, or “The Wharf”). The Wharf Mortgage Loan is evidenced by the non-controlling Note A-2-2 and the non-controlling Note A-3-2, with an aggregate original principal amount of $45,000,000. The Wharf Whole Loan will be serviced pursuant to the trust and servicing agreement for the WHARF Commercial Mortgage Trust 2025-DC securitization trust, and the relationship between the holders of The Wharf Whole Loan will be governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Wharf Pari Passu-AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1-1	$284,300,000	$284,300,000	WHARF 2025-DC	Yes
A-1-2	$170,580,000	$170,580,000	WHARF 2025-DC	No
A-1-3	$113,720,000	$113,720,000	WHARF 2025-DC	No
A-2-1	$25,000,000	$25,000,000	WFCM 2025-5C5	No
A-2-2	$22,500,000	$22,500,000	Benchmark 2025-V16	No
A-2-3(1)	$18,000,000	$18,000,000	Morgan Stanley Mortgage Capital Holdings LLC, an affiliate of MSBNA (“MSMCH”)	No
A-3-1	$25,000,000	$25,000,000	WFCM 2025-5C5	No
A-3-2	$22,500,000	$22,500,000	Benchmark 2025-V16	No
A-3-3(1)	$6,000,000	$6,000,000	MSMCH	No
A-4-1(1)	$14,000,000	$14,000,000	WFB	No
A-4-2	$4,000,000	$4,000,000	BANK5 2025-5YR15	No
A-5-1-1	$10,000,000	$10,000,000	BANK5 2025-5YR15	No
A-5-1-2(1)	$1,000,000	$1,000,000	WFB	No
A-5-2(1)	$2,000,000	$2,000,000	MSMCH	No
B-1-1	$153,200,000	$153,200,000	WHARF 2025-DC	No
B-1-2	$91,920,000	$91,920,000	WHARF 2025-DC	No
B-1-3	$61,280,000	$61,280,000	WHARF 2025-DC	No
Whole Loan	$1,025,000,000	$1,025,000,000
(1)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

B-39

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

The Property. The Wharf Property comprises a 2,241,794 SF portion of a larger over three million SF development located along the Washington Channel within southwest District of Columbia. The Wharf includes three multifamily buildings (904 units), four office buildings (928,154 SF), 446,764 SF of retail space, two hotels (412 keys), two parking garages (2,575 parking spaces; 1,175 publicly available) and a marina (220 docks). The Wharf was delivered in two phases between 2017 and 2022 and is estimated to attract approximately 8 million visitors annually.

Office (928,154 SF, 41.2% ALA, 46.5% of underwritten net operating income)

The Wharf Property includes four, LEED-certified properties totaling 928,154 SF of office space (the “Office Component”) constructed between 2017 and 2022. Tenant suites range in size from 161 SF to 288,026 SF. As of February 2025, the Office Component is 93.4% leased to 18 tenants with a weighted average remaining lease term of 11.2 years. Major office tenants include Pharmaceutical Research & Manufacturers of America (“PhRMA”), Williams and Connolly LLP (AM Law 100), Mercedes-Benz North American Corporation and Cisco Systems, Inc. (“Cisco”).

Retail (446,764 SF, 19.4% ALA, 19.1% of underwritten net operating income)

The Wharf Property includes 446,764 SF of retail space (the “Retail Component”) constructed between 2017 and 2022. The Retail Component includes The Anthem (a concert venue), three Michelin-rated restaurants and a restaurant owned by a James Beard Award-winning chef. The Anthem is fully leased through September 2037 and hosted 166 events in 2024, with 128 performance events and 38 non-performance events. The Anthem attracted approximately 482,635 patrons in 2024 and averaged 3,771 attendees per show. As of February 2025, the Retail Component was 92.1% leased to 91 tenants. Between 2022 and 2024, retail sales experienced a 64.4% increase on average, with restaurants accounting for 73.7% of the total 2024 retail sales volume.

Multifamily (904 units, 15.6% ALA, 11.2% of underwritten net operating income)

The Wharf Property includes three, Class A multifamily properties totaling 904 units and 603,232 SF (the “Multifamily Component”). In total, there are 430 one-bedrooms, 233 two-bedrooms and 241 studio units, with unit sizes ranging from 337 SF to 1,457 SF. There are 314 parking spaces designated to the Multifamily Component. The Multifamily Component includes 568 market-rate units (62.8% of total units) and 336 affordable and workforce units (37.2% of total units). As of March 2025, the Multifamily Component is 90.8% occupied with an average in-place rent of $2,310/unit.

Hospitality (412 keys, 10.4% ALA, 10.6% of underwritten net operating income)

The Wharf Property includes two hotels totaling 412 keys: the 237-key Hyatt House (the “Hyatt House Property”) and the 175-key Canopy (the “Canopy Property”, and together with the Hyatt House Property, the “Hospitality Component”), both of which were constructed in 2017.

The Hyatt House Property is a 9-story, 237-room, extended stay hotel operating under a franchise agreement with Hyatt through October 31, 2042. Amenities at the Hyatt House Property include a meeting space, a free breakfast, an indoor swimming pool, a fitness center, a business center, a guest laundry room, a sundries shop, and vending and ice machines. The Hyatt House guestroom configuration consists of 146 extended stay and 91 standard rooms.

The Canopy Property is a 10-story, 175-room, full service hotel operating under a franchise agreement with Hilton through October 31, 2037. Amenities at the Canopy Property include a meeting space, a business center, a fitness center, vending and ice machines, a guest laundry room, and a sundries shop. The Canopy Property guestroom configuration consists of 95 king rooms, 55 double rooms and 25 suites.

Garage (1,175 spaces, 11.8% ALA, 11.5% of underwritten net operating income)

The Wharf Property includes two garages totaling 2,575 parking spaces, with 1,175 spaces available for public use. These facilities are designed to handle high traffic volumes and accommodate the needs of over 8 million annual visitors. The garages are positioned across The Wharf Property to serve the diverse needs of The Wharf’s mixed-use environment, including residential units, office spaces, retail outlets and hotel accommodations at various demand levels.

Marina (220 docks, 1.5% ALA, 1.0% of underwritten net operating income)

At the base of The Wharf, the marina features 220 docks. The marina has 300 feet of alongside dockage and 10-15' of depth. The marina has a fuel dock, a dock shop, and clubhouse amenities that include on-site security 24 hours a day.

B-40

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

The following table presents certain information for The Wharf Properties:

Wharf Properties Summary
Property	Year Built	Property Type	Allocated Loan Amount	% of Senior Loan	Size(1)	Occ.	UW NOI	% UW NOI	Appraised Value
670-680 Maine	2022	Office	$166,778,297	23.2%	500,981	92.2%	$28,672,930	26.5%	$396,000,000
1000 Maine	2018	Office	$82,968,504	11.5%	249,251	95.2%	$14,515,453	13.4%	$197,000,000
800 Maine	2017	Office	$31,978,752	4.5%	149,515	100.0%	$4,754,249	4.4%	$75,100,000
580 Water (Pier 4)	2018	Office	$14,362,185	2.0%	28,407	63.6%	$2,354,222	2.2%	$34,100,000
Office Subtotal			296,087,738	41.2%	928,154	93.4%	50,296,854	46.5%	$702,200,000
Phase I Retail	2017, 2018	Retail	$73,515,234	10.2%	215,398	84.4%	$9,870,844	9.1%	$171,000,000
Phase II Retail	2022	Retail	$37,693,199	5.2%	91,136	98.0%	$6,166,020	5.7%	$89,500,000
The Anthem	2017	Other	$28,322,655	3.9%	140,230	100.0%	$4,622,926	4.3%	$63,800,000
Retail Subtotal			139,531,088	19.4%	446,764	92.1%	20,659,790	19.1%	$324,300,000
The Channel	2017	Multifamily	$63,762,605	8.9%	501	92.0%	$7,799,440	7.2%	$151,400,000
The Tides	2022	Multifamily	$32,081,809	4.5%	255	87.5%	$2,822,008	2.6%	$77,700,000
Incanto	2017	Multifamily	$16,541,120	2.3%	148	92.6%	$1,507,143	1.4%	$40,800,000
Multifamily Subtotal			112,385,535	15.6%	904	90.8%	12,128,591	11.2%	$269,900,000
Hyatt House	2017	Hospitality	$42,560,750	5.9%	237	79.8%	$6,892,293	6.4%	$103,000,000
Canopy	2017	Hospitality	$32,383,271	4.5%	175	78.5%	$4,554,527	4.2%	$77,800,000
Hospitality Subtotal			74,944,021	10.4%	412	79.3%	11,446,820	10.6%	$180,800,000
Garage (Ph I)	2017	Parking Garage	$51,230,221	7.1%	683	NAP	$8,544,110	7.9%	$115,400,000
Garage (Ph II)	2022	Parking Garage	$33,861,133	4.7%	492	NAP	$3,905,694	3.6%	$80,400,000
Garage Subtotal			85,091,354	11.8%	1,175	NAP	12,449,804	11.5%	$195,800,000
Marina	2019, 2022	Marina	$10,560,265	1.5%	NAP	NAP	$1,121,035	1.0%	$27,400,000
Total / Wtd. Avg.			$718,600,000		2,241,794(1)	93.0%(2)	$108,102,894		$1,730,000,000(3)

(1)	Size represents square footage for office and retail properties, number of units for multifamily properties, number of keys for hospitality properties, and number of spaces for garage properties. The Total Size includes square footage attributable to the Multifamily Component (603,232 SF) and the Hospitality Component (263,644 SF).
(2)	Total / Wtd. Avg. Occ represents the weighted average occupancy of the office and retail space totaling 1,374,918 SF. The Commercial Component was 93.0% leased as of February 1, 2025 (Office Component - 93.4% and Retail Component – 92.1%). As of March 31, 2025 the Multifamily Component was 90.8% occupied and the Hospitality Component was 79.3% occupied as of TTM March 2025.
(3)	The appraised value represents the “As-Portfolio” Appraised Value for The Wharf Properties of $1,730,000,000, which reflects a portfolio premium of 1.7%, as of dates ranging from February 21, 2025 to March 4, 2025. The sum of the individual appraised values is $1,700,400,000, which equates to a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 42.3% and 42.3%, respectively.

Major Tenants.

Williams & Connolly LLP (313,485 SF, 22.8% of commercial NRA, 27.4% of underwritten commercial base rent, 10/31/2038 lease expiration). Williams & Connolly LLP (“Williams & Connolly”) is an American law firm founded in 1967 and based in Washington, D.C. Williams & Conolly has over 370 attorneys specializing in commercial litigation. The firm’s clients include major global companies including Pfizer, Disney, Samsung, Intel, Bank of America, Google, The Carlyle Group, Medtronic, AstraZeneca, Genentech, Eli Lilly, 21st Century Fox, and HSBC. Williams & Connolly has been a tenant at the 670-680 Maine property since 2022 and has a lease expiring in October 2038 with either one, 10-year renewal option or two, five-year renewal options. Williams & Connolly LLP has a termination option with 24 months’ notice with an effective date of October 31, 2033.

Anthem (140,230 SF, 10.2% of commercial NRA; 4.2% of underwritten commercial base rent, 9/29/2037 lease expiration). Anthem leases 100% of The Anthem and operates as an entertainment venue. Anthem attracted more than 482,635 patrons in 2024, with its capacity to accommodate up to 6,000 people. The Anthem's event schedule included 161 total events hosted in 2024 and 173 total events budgeted for 2025. The Anthem has been a retail tenant at The Wharf Property since 2017 and has a lease expiring on September 29, 2037 with two, four-year and 11 months renewal options and no termination options.

Pharmaceutical Research and Manufacturers of America (76,470 SF; 5.6% of commercial NRA; 7.5% of underwritten commercial base rent, 7/31/2041 lease expiration). Pharmaceutical Research and Manufacturers of America (“PhRMA”) is an American trade group representing companies in the pharmaceutical industry. Founded in 1958 and headquartered in Washington, D.C, PhRMA lobbies on behalf of pharmaceutical companies. PhRMA has

B-41

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

been an office tenant at the 670-680 Maine property since 2024 and is on a lease expiring on July 31, 2041 with either one, 10-year renewal option or two, 5-year renewal options. PhRMA has a termination option with 24 months’ notice with an effective date of July 31, 2036.

The following table presents certain information relating to the tenancy of the Commercial Component at The Wharf Property:

Top Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(1)	Tenant type	Tenant SF	Approx. % of SF(2)	Annual UW Rent(3)	% of Total Annual UW Rent(2)	Annual UW Rent PSF(3)	Termination Option (Y/N)	Lease Expiration	Renewal Options
Major Tenants
Williams & Connolly LLP	NR/NR/NR	Office	313,485	22.8%	$19,159,432	27.4%	$61.12	Y(4)	10/31/2038	Various(5)
Anthem	NR/NR/NR	Retail	140,230	10.2%	$2,971,816	4.2%	$21.19	N	9/29/2037	(6)
PhRMA	NR/NR/NR	Office	76,470	5.6%	$5,232,077	7.5%	$68.42	Y(7)	7/31/2041	Various(8)
Washington Gas Light Company	A/NR/A-	Office	70,056	5.1%	$3,929,432	5.6%	$56.09	N	10/31/2034	1 x 5 Yr
Kelley Drye & Warren LLP(9)	NR/NR/NR	Office	65,308	4.7%	$4,326,655	6.2%	$66.25	Y(10)	8/31/2042	Various(11)
Total/Wtd. Avg.			665,549	48.4%	35,619,412	50.9%	$53.52

Non-Major Tenants			612,389	44.5%	$34,351,442	49.1%	$56.09
Occupied Collateral Total			1,277,938	93.0%	$69,970,854	100.0%	$54.75
Vacant Space			96,980	7.0%
Total/Wtd. Avg.			1,374,918	100.0%
(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Represents the % of SF based on the total net rental area for the Commercial Component of 1,374,918 and the % of Total Annual UW Base Rent for the Commercial Component of $69,970,854.
(3)	Annual UW Rent and Annual UW Rent PSF include contractual rent steps through March 2026 totaling $1,527,852.
(4)	Williams & Connolly LLP has a termination option with 24 months’ notice effective October 31, 2033.
(5)	Williams & Connolly LLP has either one, 10-year renewal option or two, 5-year renewal options.
(6)	Anthem has two, four-year and 11 months renewal options.
(7)	PhRMA has a termination option with 24 months’ notice effective July 31, 2036.
(8)	PhRMA has either one, 10-year renewal option or two, 5-year renewal options.
(9)	Kelley Drye & Warren LLP has executed a lease but not yet taken occupancy or commenced paying rent. Kelley Drye & Warren LLP has a lease commencement date on (and is anticipated to take occupancy by) January 1, 2026 and is required to commence paying rent on that date. We cannot assure you that Kelley Drye & Warren will take occupancy or commence paying rent as anticipated or at all.
(10)	Kelley Drye & Warren LLP has the right to contract its space by 6,700 SF effective September 30, 2036 with 20 months’ notice by paying a fee of approximately $1,362,352.
(11)	Kelley Drye & Warren LLP has either one, 10-year renewal option or two, 5-year renewal options.

The following table presents certain information relating to the lease rollover schedule of the Commercial Component at The Wharf Property:

Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM/2025	1	25	$955.24	0.0%	0.0%	$23,881	0.0%	0.0%
2026	1	1,180	$59.70	0.1%	0.1%	$70,449	0.1%	0.1%
2027	15	37,290	$59.84	2.7%	2.8%	$2,231,547	3.2%	3.3%
2028	10	51,958	$54.43	3.8%	6.6%	$2,828,267	4.0%	7.4%
2029	4	18,156	$52.69	1.3%	7.9%	$956,689	1.4%	8.7%
2030	7	14,947	$62.21	1.1%	9.0%	$929,887	1.3%	10.1%
2031	4	55,362	$11.08	4.0%	13.0%	$613,469	0.9%	10.9%
2032	18	100,026	$56.65	7.3%	20.3%	$5,666,231	8.1%	19.0%
2033	16	72,678	$74.06	5.3%	25.6%	$5,382,498	7.7%	26.7%
2034	21	160,955	$58.11	11.7%	37.3%	$9,352,400	13.4%	40.1%
2035	3	35,173	$63.82	2.6%	39.8%	$2,244,832	3.2%	43.3%
Thereafter	21	730,188	$54.33	53.1%	92.9%	$39,670,703	56.7%	100.0%
Vacant	0	96,980	$0.00	7.1%	100.0%	$0	0.0%
Total/Wtd. Avg.	121	1,374,918	$54.75(4)	100.0%		$69,970,854	100.0%
(1)	Information obtained from the underwritten rent roll dated March 31, 2025.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Represents lease expiration information related to the Commercial Component.
(4)	Total/Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

B-42

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

The following table presents certain information relating to the unit mix of the Multifamily Component at The Wharf Property:

Unit Mix Summary (The Wharf Consolidated – Market Rate)
Unit Type	Total No. of Units	Occupied Units	% of Total Units	Occupancy	Average Unit Size (SF)	Average Underwritten Monthly Rent per Unit
Studio	152	149	16.8%	98.0%	380	$1,900
1 Bedroom, 1 Bathroom	266	241	29.4%	90.6%	655	$2,656
1 Bedroom, 1 Bathroom - PH	2	1	0.2%	50.0%	972	$6,000
1 Bedroom, 2 Bathroom	5	4	0.6%	80.0%	1,032	$3,410
2 Bedrooms, 1 Bathrooms	5	5	0.6%	100.0%	794	$3,277
2 Bedrooms, 2 Bathrooms	137	111	15.2%	81.0%	1,008	$4,005
2 Bedrooms, 2 Bathrooms -PH	1	1	0.1%	100.0%	1,457	$10,446
Total/Weighted Average	568	512	62.8%	90.1%	674	$2,762

Unit Mix Summary (The Wharf Consolidated – Affordable)(1)
Unit Type	Total No. of Units	Occupied Units	% of Total Units	Occupancy	Average Unit Size (SF)	Average Underwritten Monthly Rent per Unit
Studio	89	80	9.8%	89.9%	404	$1,211
1 Bedroom, 1 Bathroom	154	141	17.0%	91.6%	639	$1,514
1 Bedroom, 2 Bathroom	3	3	0.3%	100.0%	895	$1,906
2 Bedrooms, 1 Bathrooms	19	18	2.1%	94.7%	843	$2,021
2 Bedrooms, 2 Bathrooms	71	67	7.9%	94.4%	950	$1,935
Total/Weighted Average	336	309	37.2%	92.0%	656	$1,560
(1)	The affordable housing covenants pertain to set-asides for low-income households (30% of area median income (“AMI”)), moderate income households (60% of AMI), Tier 1 workforce households (between 60% and 100% of AMI) and Tier 2 workforce households (between 100% and 120% of AMI). The affordable housing and workforce housing restrictions expire on June 30, 2064 (50 years from the June 30, 2014 effective date of the Affordable Housing Covenant agreement with the District of Columbia).

The following table presents historical occupancy, ADR, and RevPAR penetration rates of the Hyatt House Property:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)(3)			Hyatt House Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
12/31/2023 TTM	75.3%	$230.03	$173.18	76.5%	$263.18	$201.26	101.6%	114.4%	116.2%
12/31/2024 TTM	75.6%	$238.24	$180.09	78.9%	$270.09	$213.21	104.4%	113.4%	118.4%
3/31/2025 TTM	75.3%	$243.50	$183.45	79.6%	$272.87	$217.22	105.7%	112.1%	118.4%
(1)	Source: Industry Report, unless otherwise indicated.
(2)	The variances between the underwriting, the appraisal and industry report data with respect to Occupancy, ADR and RevPAR are attributable in part to variances in reporting methodologies and/or timing differences.
(3)	The competitive set includes Residence Inn Washington, DC National Mall, Courtyard Washington Capitol Hill/Navy Yard, Hampton Inn & Suites Washington DC-Navy Yard, Hyatt Place Washington DC/National Mall, Homewood Suites by Hilton Washington DC Capitol Navy Yard and Residence Inn Washington Capitol Hill/Navy Yard.

The following table presents historical occupancy, ADR, and RevPAR penetration rates of the Canopy Property:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)(3)			Canopy Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
12/31/2023 TTM	71.2%	$256.26	$182.40	76.3%	$277.03	$211.37	107.2%	108.1%	115.9%
12/31/2024 TTM	75.3%	$259.22	$195.22	79.3%	$272.44	$215.96	105.3%	105.1%	110.6%
3/31/2025 TTM	75.2%	$267.13	$200.93	78.5%	$280.43	$220.24	104.4%	105.0%	109.6%
(1)	Source: Industry Report, unless otherwise indicated.
(2)	The variances between the underwriting, the appraisal and industry report data with respect to Occupancy, ADR and RevPAR are attributable in part to variances in reporting methodologies and/or timing differences.
(3)	The competitive set includes Tribute Portfolio The Ven at Embassy Row, Kimpton The Hotel George, Courtyard Washington Capitol Hill/Navy Yard, Hyatt Place Washington DC/National Mall, InterContinental Washington DC The Wharf and Thompson Hotels Washington DC.

B-43

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at The Wharf Property:

Cash Flow Analysis
	2022	2023	2024	3/31/2025 TTM	UW	UW PSF(1)
Gross Potential Rent	$74,874,917	$98,237,512	$103,815,339	$105,637,537	$123,159,888(2)	$62.26
Credit Rent	$0	$0	$0	$0	$741,424	$0.37
Vacancy	($14,527,793)	($6,112,860)	($7,770,440)	($9,261,900)	($8,281,851)	($4.19)
Total Base Rent	$60,347,124	$92,124,652	$96,044,899	$96,375,637	$115,619,461	$58.45
Percentage Rent	$3,562,065	$3,839,293	$3,162,795	$3,019,851	$2,755,650	$1.39
(Concessions)	($403,114)	($563,408)	($381,657)	($383,034)	($383,034)	($0.19)
Total Expense Reimbursements	$18,008,710	$26,253,287	$31,148,986	$31,140,784	$37,753,567	$19.09
Net Rental Income	$81,514,785	$121,653,824	$129,975,023	$130,153,237	$155,745,644	$78.73
Hotel Rooms Revenue	$26,490,158	$30,910,420	$32,372,748	$32,904,617	$32,904,617	$79,866
Hotel F&B Revenue	$3,975,026	$3,430,866	$3,336,409	$3,265,132	$3,265,132	$7,925
Hotel Other Departmental Revenue	$489,968	$603,550	$568,344	$566,453	$566,453	$1,375
Hotel Miscellaneous Income	$68,256	$189,066	$309,216	$301,644	$301,644	$732
Hotel Revenue	$31,023,407	$35,133,902	$36,586,716	$37,037,845	$37,037,845	$89,898
Other Income	$11,182,961	$12,671,375	$10,475,549	$10,706,546	$10,183,146	$5.15
Effective Gross Income	$123,721,154	$169,459,101	$177,037,288	$177,897,628	$202,966,635	$102.60
Hotel Rooms Expense	$5,301,095	$6,703,143	$7,095,715	$7,193,068	$7,193,068	$17,459
Hotel F&B Expense	$3,529,195	$3,849,731	$3,587,687	$3,505,014	$3,505,014	$8,507
Hotel Other Operated Departments Expense	$80,299	$95,926	$87,999	$80,598	$80,598	$196
Hotel Departmental Expenses	$8,910,589	$10,648,799	$10,771,401	$10,778,680	$10,778,680	$26,162

Real Estate Taxes	$9,168,349	$14,388,358	$17,078,754	$17,334,101	$18,444,655	$9.32
Insurance	$1,793,832	$2,327,175	$2,580,797	$2,740,951	$2,312,344	$1.17
Management Fee	$2,110,885	$2,807,326	$2,340,107	$2,298,983	$2,663,710	$1.35
Other Operating Expenses	$33,716,575	$44,309,007	$43,979,457	$44,933,782	$45,852,007	$23.18
Commercial Expenses	$46,789,642	$63,831,867	$65,979,114	$67,307,817	$69,272,716	$35.02

Hotel Real Estate Taxes	$2,062,162	$2,645,632	$2,257,700	$2,339,460	$2,365,859	$5,742
Hotel Insurance	$290,213	$313,488	$252,560	$259,336	$259,814	$631
Hotel Management Fee	$858,147	$966,522	$1,096,741	$1,112,316	$1,111,135	$2,697
Hotel Other Operating Expenses	$9,328,135	$10,260,493	$10,775,500	$11,034,216	$11,075,537	$26,882
Hotel Expenses	$12,538,657	$14,186,135	$14,382,500	$14,745,327	$14,812,345	$35,952
Total Expenses	$68,238,888	$88,666,801	$91,133,015	$92,831,824	$94,863,741	$47.96

Net Operating Income	$55,482,266(4)	$80,792,301(4)	$85,904,273	$85,065,804(5)	$108,102,894(5)	$54.65
CapEx	$0	$0	$0	$0	$455,784	$0.23
TI/LC	$0	$0	$0	$0	$2,469,376	$1.25
FF&E	$0	$0	$1,463,469	$1,481,514	$1,481,514	$3,596
Net Cash Flow	$55,482,266	$80,792,301	$84,440,804	$83,584,290	$103,696,220	$52.42

Occupancy %(6)	NAV	NAV	NAV	93.0%(6)	93.0%(3)
NOI DSCR(7)	1.40x	2.04x	2.17x	2.15x	2.73x
NCF DSCR(7)	1.40x	2.04x	2.13x	2.11x	2.62x
NOI Debt Yield(7)	7.7%	11.2%	12.0%	11.8%	15.0%
NCF Debt Yield(7)	7.7%	11.2%	11.8%	11.6%	14.4%
(1)	Represents (i) UW PSF based on the NRSF for the Office Component, Retail Component and Multifamily Component totaling 1,978,150 and (ii) UW per key for “Hotel” line items based on the total rooms for the Hospitality Component totaling 412 keys.
(2)	Includes contractual rent steps through March 2026 totaling $1,527,852.
(3)	Represents/reflects the underwritten occupancy for the Commercial Component. The underwritten economic vacancy, based on the Commercial Component, is 7.0%. The underwritten economic vacancy of all of The Wharf Properties is 8.1%.
(4)	The increase in Net Operating Income between 2022 and 2023 was primarily due to the completion of Phase II (783,576 SF of office, retail, multifamily, and parking garage space) in October 2022.
(5)	The increase in Net Operating Income between 3/31/2025 TTM and UW is primarily due to (i) eight new and renewal office leases totaling 216,539 SF ($14,094,922 of underwritten base rent) commencing between June 2024 and January 2026, (ii) 13 new and renewal retail leases totaling 21,632 SF ($1,327,108 of underwritten base rent) commencing between March 2024 and July 2026, and (iii) UW Total Base Rent includes contractual rent steps through March 2026 totaling $1,527,852 and rent averaging for investment grade tenants totaling $741,424.
(6)	The Commercial Component was 93.0% leased as of February 1, 2025 (Office Component - 93.4% and Retail Component – 92.1%). As of March 31, 2025, the Multifamily Component was 90.8% leased.
(7)	The NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on The Wharf Senior Loan.

B-44

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

Appraisal. The appraisal concluded to an “as-is portfolio” Appraised Value for The Wharf of $1,730,000,000, which reflects a portfolio premium of 1.74%, as of dates ranging from February 21, 2025 to March 4, 2025. The aggregate as-is appraised values of The Wharf Properties is $1,700,400,000 as of dates ranging from February 21, 2025 to March 4, 2025.

Property	Appraised Value(1)	Capitalization Rate(1)
The Wharf	$1,700,400,000	6.36%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessments as of dates ranging from September 4, 2024 to September 12, 2024, there was no evidence of any recognized environmental conditions at The Wharf Properties.

The Market. The Wharf Property is located in Washington D.C., approximately 3.0 miles from the central business district and 3.5 miles northeast of Reagan National Airport. The larger development stretches across almost 1 mile of waterfront on 24 acres, encompassing more than 3 million SF of residential, retail, commercial, hotel, cultural, and public space and more than 50-acres of water. Major employers include all the branches of the Federal government, the municipal government, the court systems as well as the support services, such as law and public relations firms.

According to a third-party market research report, the Office Component is situated within the Southwest submarket of the Washington – D.C. office market. As of March 2025, the Southwest submarket reported inventory of approximately 13.8 million SF with an 14.9% vacancy and average asking rents of $51.78 PSF.

According to a third-party market research report, the Retail Component is located within the Southwest submarket of the Washington – D.C. retail market. As of February 2025, the Southwest submarket reported total inventory of approximately 398,104 SF with a 11.4% vacancy rate and average asking rent of $32.11 PSF.

According to a third-party market research report, the Multifamily Component is located within the Southwest/Navy Yard submarket of the Washington – D.C. multifamily market. As of June 2025, the Southwest/Navy Yard multifamily submarket reported total inventory of 21,152 units with a 15.8% vacancy rate and average asking rents of $2,992 per unit (per month).

The Borrowers and the Borrower Sponsor. The borrowers comprise 27 entities: Wharf Horizontal REIT Leaseholder LLC, Wharf Phase 1 Retail REIT Leaseholder LLC, Wharf Phase 1 REIT WH Leaseholder LLC, Wharf Phase 1 Apartment REIT Leaseholder A LLC, Wharf Phase 1 Apartment REIT Leaseholder B LLC, Wharf 3A Office REIT Leaseholder LLC, Wharf 3A-8 Office REIT Leaseholder LLC, Wharf Phase 2 Retail REIT Leaseholder LLC, Wharf 1 Office REIT Leaseholder LLC, Wharf 5 Hotel REIT Leaseholder LLC, Wharf 5 Hotel East REIT Leaseholder LLC, Wharf Phase 2 Parcel 5 Retail REIT Leaseholder LLC, Wharf Piers 3 & 4 LLC, Wharf 1 Office REIT Parking Lessee LLC, Wharf 3A Office REIT Parking Lessee LLC, Wharf 3A-8 Office REIT Parking Lessee LLC, Wharf 3A Office Floors 9-11 REIT Parking Lessee LLC, Wharf Phase 1 Apartment REIT Parking Lessee A LLC, Wharf Phase 1 Apartment REIT Parking Lessee B LLC, Wharf 5 Hotel REIT Parking Lessee LLC, Wharf 5 Hotel East REIT Parking Lessee LLC, Wharf 5 Hotel TRS Leaseholder LLC, Wharf 5 Hotel East TRS Leaseholder LLC, Wharf Phase 3 REIT Leaseholder LLC, Wharf Fish Market REIT Leaseholder LLC, Wharf Gangplank Marina Leaseholder LLC and Wharf Phase 1 Apartment TRS Leaseholder LLC. Each borrower is a single purpose, Delaware limited liability company with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of The Wharf Whole Loan. The borrower sponsor and non-recourse carveout guarantor is PSPIB-RE Finance II Inc., a Canadian corporation. PSPIB-RE Finance II Inc. is a directly controlled subsidiary and affiliate of the Public Sector Pension Investment Board.

Public Sector Pension Investment Board (“PSP”) was founded in 1999 and has become one of the largest pension investment managers in Canada, with $264.9 billion in assets under management. PSP invests funds for the pension plans of the Federal Public Service, the Canadian Forces, the Royal Canadian Mounted Police and the Canadian Reserve Force. As of fiscal year end 2024, PSP managed $67.2 billion in gross asset value ($27.2 billion net asset value, which is 10.3% of total AUM) of commercial real estate assets in major international markets. PSP invests globally across asset classes, with major exposure in residential (30.9%), industrial (24.7%) and office properties (22.0%). PSP’s largest geographic concentration is in the United States at 47.4%, with additional significant exposure in Europe and Canada at 21.8% and 17.0%, respectively.

Property Management. The Wharf Property is managed by Bozzuto Management Company, Concord Hospitality Enterprises Company, Oasis Marina LLC, CBRE, Inc., Colonial Parking, Inc., and District Wharf Properties LLC.

B-45

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

Initial and Ongoing Reserves.

Real Estate Taxes – During the continuance of a Cash Trap Event Period (as defined below), the borrowers are required to reserve monthly 1/12th of the annual estimated tax payments payable during the next ensuing 12 months.

Insurance – During the continuance of a Cash Trap Event Period, the borrowers are required to reserve monthly 1/12th of the annual estimated insurance payments, unless The Wharf Property is insured under a blanket policy meeting the requirements set forth in the related loan agreement (in which case, no insurance escrows will be required, notwithstanding the continuance of a Cash Trap Event Period).

Replacement Reserve – During the continuance of a Cash Trap Event Period, the borrowers are required to reserve monthly an amount equal to the sum of (a) the aggregate square footage of the commercial properties (excluding the non-traditional commercial properties) multiplied by $0.20 and (b) the product of $200 per unit for each of the residential properties (initially estimated to be $37,982 as of the closing date).

TI/LC Reserve – During the continuance of a Cash Trap Event Period, the borrowers are required to reserve monthly an amount equal to 1/12th of the amount equal to the aggregate square footage of each of the commercial properties (excluding the non-traditional commercial properties) multiplied by $1.00.

FF&E Reserve – During the continuance of a Cash Trap Event Period, the borrowers are required to reserve monthly an amount equal to the greater of (i) 4% of the operating income for the Hospitality Component for the calendar month that is two calendar months prior to the calendar month in which the payment date occurs and (ii) the amount actually required by the franchisor pursuant to the franchise agreement.

Existing TI/LC Reserve – The Wharf Whole Loan documents required an upfront deposit equal to $18,758,819 for outstanding tenant improvements and leasing commissions related to 11 tenants.

Rent Concession Reserve – The Wharf Whole Loan documents required an upfront deposit equal to $26,973,955 for outstanding rent concessions related to 10 tenants.

Lockbox and Cash Management. The Wharf Whole Loan is structured is structured with a hard lockbox for the Commercial Component, and a soft lockbox for the remaining collateral and springing cash management. The borrowers are required to direct tenants to pay rent directly into such lockbox account. The borrowers are permitted to collect rents received from any of the Hospitality Component, Multifamily Component, parking garages and the marina, provided, (a) such amounts will be deemed to be collateral and are required to be held in trust for the benefit, and as the property, of the lender, (b) such amounts may not be commingled with any other funds or property of the borrowers or the applicable manager and (c) the borrowers are required to deposit such amounts in the lockbox account within 2 business days of the receipt. Prior to the occurrence of a Cash Trap Event Period, all funds in the lockbox account are required to be distributed to the borrowers. During a Cash Trap Event Period, funds in the lockbox account are required to be swept on a weekly basis to a lender-controlled cash management account. Any excess cash flow remaining after satisfaction of the waterfall items outlined in The Wharf Whole Loan documents is required to be swept to an excess cash flow subaccount controlled by the lender as additional security for The Wharf Whole Loan during the continuance of the Cash Trap Event Period.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default under The Wharf Whole Loan;
(ii)	the net cash flow debt service coverage ratio (“NCF DSCR”) based on The Wharf Whole Loan and The Wharf Mezzanine Loan being less than 1.15x for two consecutive calendar quarters; or
(iii)	the occurrence and continuance of an event of default under The Wharf Mezzanine Loan.

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i) above, upon the cure of such event of default under The Wharf Whole Loan;
●	with regard to clause (ii) above, (a) upon the date that the NCF DSCR is equal to or greater than 1.15x for two consecutive calendar quarters, (b) the borrowers either make a prepayment of The Wharf Whole Loan and The Wharf Mezzanine Loan on a pro rata and pari passu basis in an amount which, after giving effect to such prepayment results in the NCF DSCR being at least 1.15x or deposit an amount with the lender that, if applied to pay down the outstanding principal balance of The Wharf Whole Loan and The Wharf Mezzanine Loan would result in the NCF DSCR being at least 1.15x, or (c) PSPIB-RE Finance II Inc., one or more affiliated investment grade rated entities or another person approved by the lender delivers to the lender a guaranty in an amount that, if applied to pay down the outstanding principal balance of The Wharf Whole Loan and The Wharf Mezzanine Loan, would result in the NCF DSCR being at least 1.15x; and
●	with regard to clause (iii) above, upon the cure of such event of default under The Wharf Mezzanine Loan.

B-46

Various – Various Various Washington, DC 20024	Collateral Asset Summary – Loan No. 4 The Wharf	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 41.5% 2.62x 15.0%

Subordinate Debt. The Wharf Property also secures The Wharf Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $306,400,000. The Wharf Subordinate Companion Loan is coterminous with The Wharf Senior Loan and accrues interest at the weighted average interest rate for Components C-2, D, E and HRR. The Wharf Senior Loan is senior in right of payment to The Wharf Subordinate Companion Loan. The holders of The Wharf Senior Loan and The Wharf Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on The Wharf Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Wharf Pari Passu-AB Whole Loan”.

Subordinate Note Summary
	B-Note Original Principal Balance	B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Whole Loan UW NCF DSCR	Whole Loan UW NOI DY	Whole Loan Cutoff Date LTV
The Wharf Subordinate Companion Loan	$306,400,000	7.444%	60	0	60	1.65x	10.5%	59.2%

Mezzanine Loan and Preferred Equity. Concurrently with the funding of The Wharf Whole Loan, OP USA Debt Holding II Limited Partnership (“Oxford”) funded a mezzanine loan (“The Wharf Mezzanine Loan”) in the amount of $125,000,000 secured by the mezzanine borrowers’ equity interests in the borrowers under The Wharf Whole Loan as collateral for The Wharf Mezzanine Loan. The Wharf Mezzanine Loan is coterminous with The Wharf Whole Loan. The Wharf Mezzanine Loan accrues interest at a rate of 10.0000% per annum to be paid as part of each monthly debt service payment amount and is interest-only through the loan term. A mezzanine intercreditor agreement was executed at loan origination.

Mezzanine Loan Summary
	Mezzanine Original Principal Balance	Mezzanine Interest Rate	Mezzanine Loan Term	Mezzanine Amortization Term	Mezzanine IO Period	Total Debt UW NCF DSCR	Total Debt UW NOI DY	Total Debt Cut-off Date LTV Ratio	Total Debt Maturity Date LTV Ratio
The Wharf Mezzanine Loan	$125,000,000	10.00%	60	0	60	1.37x	9.4%	66.5%	66.5%

Release of Property. Provided no event of default is ongoing, The Wharf Whole Loan documents provide that the borrowers may obtain the partial release of any of four individual properties: the 800 Maine office property ($45,614,000 allocated loan amount, 4.5% of ALA), the Hyatt House Property ($60,708,000 allocated loan amount, 5.9% of ALA), the Canopy Property ($46,191,000 allocated loan amount, 4.5% of ALA) or the Marina ($15,063,000 allocated loan amount, 1.5% of ALA), subject to certain conditions, including:

(i)	partial prepayment with the applicable yield maintenance premium or, at any time following the expiration of the defeasance lockout period, partial defeasance of The Wharf Whole Loan, in each case in an amount equal to 110% of the allocated loan amount for the related release property;
(ii)	the post-release debt yield for the remaining properties will be at least equal to the greater of (A) the pre-release debt yield or (B) 8.5% (the “Release Debt Yield”); provided, however, that the borrowers may satisfy any the Release Debt Yield deficiency by (x) prepaying an additional amount of The Wharf Whole Loan together with the applicable yield maintenance premium therefor or defeasing an additional amount of The Wharf Whole Loan, (y) depositing cash collateral or (z) delivering a letter of credit;
(iii)	if The Wharf Mezzanine Loan is outstanding, concurrently with the payment of the release price, the mezzanine borrowers are required to make a partial prepayment on The Wharf Mezzanine Loan equal to the applicable mezzanine release price;
(iv)	an opinion of counsel that the partial release satisfies applicable REMIC requirements; and

Ground Lease. The Wharf Property is subject to 13 ground leases with the District of Columbia. 12 of the 13 ground leases expire on April 24, 2113, with the Fish Market lease expiring April 23, 2064 with one, 49 year extension option. Each ground tenant has prepaid rent in full for the term.

B-47

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 5 Prime Storage – NCRS Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 64.8% 1.35x 8.0%

B-48

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 5 Prime Storage – NCRS Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 64.8% 1.35x 8.0%

B-49

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 5 Prime Storage – NCRS Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 64.8% 1.35x 8.0%
Mortgage Loan Information		Properties Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Recapitalization / Acquisition	Properties Type – Subtype:	Self Storage – Self Storage
Borrower Sponsor(s):	Prime Storage NC, L.P.	Collateral:	Fee
Borrower(s):	Prime Storage Chopt Road Richmond, LLC, Prime Storage Eastpointe, LLC, Prime Storage Rocklin, LLC and Prime Storage Bridgewater, LLC	Location(2):	Various, Various
Original Balance:	$40,500,000	Year Built / Renovated(2):	Various / NAP
Cut-off Date Balance:	$40,500,000	Property Management:	Prime Group Holdings LLC
% by Initial UPB:	6.5%	Size:	316,223 SF
Interest Rate:	5.87000%	Appraised Value / Per SF(3):	$62,500,000 / $198
Note Date:	June 26, 2025	Appraisal Date(3):	Various
Original Term:	60 months	Occupancy:	88.9% (as of June 18, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	88.6%
Original Amortization:	NAP	Underwritten NOI:	$3,247,505
Interest Only Period:	60 months	Underwritten NCF:	$3,247,505
First Payment Date:	August 6, 2025
Maturity Date:	July 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$2,961,573 (TTM May 31, 2025)
Additional Debt Balance:	NAP	2024 NOI(4):	$2,947,759
Call Protection:	L(25),D(29),O(6)	2023 NOI(5):	NAV
Lockbox / Cash Management:	Soft / Springing	2022 NOI(5):	NAV
Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$128
Taxes:	$311,888	$62,378	NAP	Maturity Date Loan / SF:	$128
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	64.8%
Replacement Reserves:	$237,175	$0	NAP	Maturity Date LTV:	64.8%
				UW NOI DY:	8.0%
				UW NCF DSCR:	1.35x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$40,500,000	100.0%	Sponsor Equity	$27,562,368	68.1%
			Purchase Price	10,841,152	26.8
			Closing Costs(6)	1,547,417	3.8
			Upfront Reserves	549,063	1.4
Total Sources	$40,500,000	100.0%	Total Uses	$40,500,000	100.0%
(1)	For further discussion of Reserves, see “Initial and Ongoing Reserves” below.
(2)	See “Portfolio Summary” below.
(3)	Appraised Value represents the aggregate “as is” value of $62,500,000 as of the appraisals dated between May 23, 2025 and May 30, 2025.
(4)	2024 NOI represents the annualized T9 net operating income as of December 31, 2024 for the Prime Storage – Rocklin Property, the Prime Storage – Richmond Property, and the Prime Storage – Eastpoint Property and the annualized T11 net operating income as of December 31, 2024 for the Prime Storage – Bridgewater Property.
(5)	2022 NOI and 2023 NOI are not available because the borrower acquired the Prime Storage – Bridgewater Property (as defined below) at origination of the Prime Storage – NCRS Portfolio Mortgage Loan (as defined below) and the remainder of the Prime Storage – NCRS Portfolio Properties (as defined below) were acquired between November 2023 and April 2024.
(6)	Closing Costs include a rate buydown fee of $810,000.

The Loan. The fifth largest mortgage loan (the “Prime Storage - NCRS Portfolio Mortgage Loan”) is secured by the borrowers’ fee simple interests in four self storage properties, totaling 3,062 units and 316,223 square feet, located in California, Virginia, New Jersey, and Michigan (collectively, the “Prime Storage - NCRS Portfolio Properties”). The Prime Storage - NCRS Portfolio Mortgage Loan is evidenced by one promissory note with an aggregate outstanding principal balance as of the Cut-off Date of $40,500,000. The Prime Storage - NCRS Portfolio Mortgage Loan was originated on June 26, 2025 by CREFI and accrues interest at a fixed rate of 5.87000% per annum. The Prime Storage - NCRS Portfolio Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Prime Storage - NCRS Portfolio Mortgage Loan is July 6, 2030.

B-50

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 5 Prime Storage – NCRS Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 64.8% 1.35x 8.0%

The Properties. The Prime Storage - NCRS Portfolio Properties were built between 2007 and 2022 and have an average facility size of approximately 79,056 square feet. The borrower sponsor recently acquired the Prime Storage – NCRS Portfolio Properties for $57,841,152 between November 2023 and June 2025. As of June 18, 2025, the Prime Storage – NCRS Portfolio Properties were 88.9% occupied with an underwritten revenue per available foot (“RevPAF”) of $17.17. The Prime Storage – NCRS Portfolio Properties unit mix consists of 2,920 climate-controlled units totaling 305,233 square feet, 132 non climate-controlled units totaling 8,190 square feet, and two commercial units totaling 2,800 square feet. The Prime Storage – NCRS Portfolio Properties also contain eight parking spaces which account for approximately 0.1% of underwritten effective gross income.

The following table presents certain information relating to the Prime Storage - NCRS Portfolio Properties:

Portfolio Summary
Property Name	City, State(2)	Allocated Mortgage Loan Amounts ($)	Total SF(1)	Total Occ. %(1)	Year Built / Renovation(2)	As-is Appraised Value(2)	UW NOI(1)	% of UW NOI
Prime Storage - Rocklin	Rocklin, CA	$12,780,000	98,480	82.1%	2021 / NAP	$21,900,000	$1,020,285	31.4%
Prime Storage - Richmond	Richmond, VA	12,200,000	88,535	94.7%	2019, 2022 / NAP	16,400,000	968,617	29.8%
Prime Storage - Bridgewater	Bridgewater, NJ	8,260,000	57,538	97.5%	2007 / NAP	10,700,000	677,937	20.9%
Prime Storage - Eastpointe	Eastpointe, MI	7,260,000	71,670	84.2%	2019 / NAP	13,500,000	580,666	17.9%
Total / Wtd. Avg.		$40,500,000	316,223	88.9%		$62,500,000	$3,247,505	100.0%
(1)	Based on the underwritten rent roll dated June 18, 2025. Total SF includes 2,800 square feet of commercial space at the Prime Storage – Eastpointe property and excludes the square feet attributable to the eight parking spots at the Prime Storage – Richmond property. Total Occ. % presented above is based on Total SF. Occupancy based on self storage units is 87.1%.
(2)	Source: Appraisals.

Prime Storage - Rocklin

The Prime Storage - Rocklin property consists of a three-story, 998-unit, 98,480 SF, self storage property located in Rocklin, California (“Prime Storage - Rocklin Property”). The Prime Storage - Rocklin Property was constructed in 2021 and is situated on a 1.70-acre site. The Prime Storage - Rocklin Property is 100.0% climate controlled and features surveillance cameras, individual unit locks, climate control units, keypad entry and on site management. The Prime Storage – Rocklin Property was acquired by the applicable borrower in March 2024 for $20,000,000. As of June 18, 2025, the Prime Storage – Rocklin Property was 82.1% occupied with an underwritten RevPAF of $16.40.

Prime Storage - Richmond

The Prime Storage - Richmond property consists of a 738-unit, 88,535 SF, self storage property comprised of one, two-story and one, three-story building located in Richmond, Virginia (“Prime Storage - Richmond Property”). The Prime Storage - Richmond Property was constructed in 2019, expanded in 2022, and is situated on a 3.59-acre site. The Prime Storage - Richmond Property is 98.9% climate controlled and features surveillance cameras, individual unit locks, climate control units, keypad entry, on-site management and eight parking units. The Prime Storage – Richmond Property was acquired by the applicable borrower in November 2023 for $15,000,000. As of June 18, 2025, the Prime Storage – Richmond Property was 94.7% occupied with an underwritten RevPAF of $15.41.

Prime Storage - Bridgewater

The Prime Storage - Bridgewater property consists of a two-story, 604-unit, 57,538 SF, self storage property located in Bridgewater, New Jersey (“Prime Storage - Bridgewater Property”). The Prime Storage - Bridgewater Property was constructed in 2007 and is situated on a 4.36-acre site. The Prime Storage - Bridgewater Property is 90.4% climate controlled and features surveillance cameras, individual unit locks, climate control units, keypad entry and on-site management. The Prime Storage – Bridgewater Property was acquired by the applicable borrower at origination of the Prime Storage – NCRS Portfolio Mortgage Loan for $10,841,152. As of June 18, 2025, the Prime Storage – Bridgewater Property was 97.5% occupied with an underwritten RevPAF of $18.56.

Prime Storage – Eastpointe

The Prime Storage - Eastpointe property consists of a three-story, 722-unit, 71,670 SF, self storage property located in Eastpointe, Michigan (“Prime Storage - Eastpointe Property”). The Prime Storage - Eastpointe Property was constructed in 2019 and is situated on a 2.33-acre site. The Prime Storage - Eastpointe Property is 97.5% climate controlled and features surveillance cameras, individual unit locks, climate control units, keypad entry, on site management, and two commercial units totaling 2,800 square feet. The Prime Storage – Eastpointe Property was acquired by the applicable borrower in April 2024 for $12,000,000. As of June 18, 2025, the Prime Storage – Eastpointe Property was 84.2% occupied with an underwritten RevPAF of $19.30.

B-51

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 5 Prime Storage – NCRS Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 64.8% 1.35x 8.0%

The following table presents certain information relating to the unit mix at the Prime Storage - NCRS Portfolio Properties:

Unit Mix(1)
Property Name	Available Units	% of Available Units	Available SF(2)	% of Available SF	% of Climate Controlled Self Storage Units	% of Climate Controlled Self Storage SF	Current Occupancy(3)	UW RevPAF
Prime Storage - Rocklin	998	32.6%	98,480	31.1%	100.0%	100.0%	82.1%	$16.40
Prime Storage - Richmond	738	24.1%	88,535	28.0%	97.5%	98.9%	94.7%	$15.41
Prime Storage - Bridgewater	604	19.7%	57,538	18.2%	93.7%	90.4%	97.5%	$18.56
Prime Storage - Eastpointe	722	23.6%	71,670	22.7%	89.4%	97.5%	84.2%	$19.30
Total / Wtd. Avg.	3,062	100.0%	316,223	100.0%	95.7%	97.4%	88.9%	$17.17
(1)	Based on the underwritten rent roll dated June 18, 2025.
(2)	Available SF includes two units totaling 2,800 square feet of commercial space at the Prime Storage – Eastpointe property and excludes the square footage attributable to the eight parking spots at the Prime Storage – Richmond property.
(3)	Current Occupancy presented above is based on total square footage. Current Occupancy based on the total number of units is 86.9%.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Prime Storage - NCRS Portfolio Properties:

Cash Flow Analysis(1)(2)
	Ann. 2024(3)	TTM 5/2025	UW	UW Per SF
Storage Rental Income	$4,381,379	$4,463,521	$4,580,985	$14.49
Potential Income from Vacant Units	0	0	586,734	$1.86
Gross Potential Income	$4,381,379	$4,463,521	$5,167,719	$16.34
Economic Vacancy	0	0	($586,734)	($1.86)
Gross Potential Before Other Income	$4,381,379	$4,463,521	$4,580,985	$14.49
Other Income(4)	628,148	609,349	850,060	$2.69
Effective Gross Income	$5,009,527	$5,072,870	$5,431,045	$17.17

Management Fee	200,381	202,915	217,242	$0.69
Personnel	380,615	397,847	377,682	$1.19
General & Administrative	189,409	206,263	199,258	$0.63
Insurance	86,581	85,225	84,357	$0.27
Real Estate Taxes	684,148	660,935	748,531	$2.37
Other Expenses	520,633	558,113	556,471	$1.76
Total Expenses	$2,061,768	$2,111,297	$2,183,541	$6.91

Net Operating Income	$2,947,759	$2,961,573	$3,247,505	$10.27
Replacement Reserves	0	0	0	$0.00
Net Cash Flow	$2,947,759	$2,961,573	$3,247,505	$10.27

Occupancy	NAV	88.9%(5)	88.6%(6)
NOI Debt Yield	7.3%	7.3%	8.0%
NCF DSCR	1.22x	1.23x	1.35x
(1)	Based on the underwritten rent roll dated June 18, 2025.
(2)	Historical financial information prior to 2024 is not available because the applicable borrower acquired the Prime Storage – Bridgewater Property at origination of the Prime Storage – NCRS Portfolio Mortgage Loan and the remainder of the Prime Storage – NCRS Portfolio Properties were acquired between November 2023 and April 2024.
(3)	Ann. 2024 represents the annualized T9 financial information as of December 31, 2024 for the Prime Storage – Rocklin Property, the Prime Storage – Richmond Property, and the Prime Storage – Eastpoint Property and the annualized T11 financial information as of December 31, 2024 for the Prime Storage – Bridgewater Property.
(4)	Other Income is primarily comprised of commercial revenue as well as net insurance revenue, while additional sources of other income include late fees and application fees.
(5)	Represents the most recent occupancy as of June 18, 2025.
(6)	Represents economic occupancy.
B-52

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 5 Prime Storage – NCRS Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 64.8% 1.35x 8.0%

Appraisals. According to the appraisals prepared in connection with the origination of the Prime Storage - NCRS Portfolio Mortgage Loan, the Prime Storage – NCRS Portfolio Properties have an aggregate “as-is” appraised value of $62,500,000 as of dates ranging from May 23, 2025 to May 30, 2025.

Prime Storage - NCRS Portfolio Appraised Value(1)
Property	Value	Capitalization Rate
Prime Storage - Rocklin	$21,900,000	5.50%
Prime Storage - Richmond	$16,400,000	5.75%
Prime Storage - Bridgewater	$10,700,000	5.25%
Prime Storage - Eastpointe	$13,500,000	6.00%
Total / Wtd. Avg.	$62,500,000	5.63%
(1)	Source: Appraisals.

Environmental Matters. The Phase I environmental reports, dated June 6, 2025, did not identify any recognized environmental conditions at the Prime Storage – NCRS Portfolio Properties. The Phase I environmental report, dated June 6, 2025, identified a controlled recognized environmental condition at the Prime Storage – Eastpointe Property. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Prime Storage - NCRS Portfolio Properties are located in Rocklin, California (31.4% of underwritten net operating income), Richmond, Virginia (29.8% of underwritten net operating income), Bridgewater, New Jersey (20.9% of underwritten income), and Eastpointe, Michigan (17.9% of underwritten net operating income).

The following table includes information regarding the demographics of each immediate trade area for the individual Prime Storage – NCRS Portfolio Properties:

Demographic Summary(1)
		Population(2)			Average Household Income(2)
Property Name	Location	1-Mile	3-Mile	5-Mile	1-Mile	3-Mile	5-Mile
Prime Storage - Rocklin	Rocklin, CA	21,836	95,535	216,992	$149,821	$161,124	$154,382
Prime Storage - Richmond	Richmond, VA	8,617	103,577	205,935	$128,425	$131,160	$146,329
Prime Storage - Bridgewater	Bridgewater, NJ	6,712	53,845	112,097	$174,219	$179,414	$181,319
Prime Storage - Eastpointe	Eastpointe, MI	21,022	147,806	356,576	$69,829	$77,059	$82,207
Wtd. Avg. (based on UW NOI)		14,590	98,577	216,755	$134,230	$140,974	$144,698
(1)	Source: Appraisals.
(2)	Population and Average Household Income represent 2024 Population and Average Household Income.

The Borrowers and the Borrower Sponsor. The borrowers are Prime Storage Chopt Road Richmond, LLC, Prime Storage Eastpointe, LLC, Prime Storage Rocklin, LLC and Prime Storage Bridgewater, LLC, each a Delaware limited liability company. Each borrower is a single purpose entity having at least one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Prime Storage - NCRS Portfolio Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantor is Prime Storage NC, L.P. which is owned by Robert Moser. Robert Moser is the CEO of Prime Group Holdings which he founded in 2013. Robert Moser has more than 25 years of experience as an owner, operator and investor in niche real estate assets, including self storage, manufactured home communities and recreation vehicle resorts. Prime Group Holdings is a full-service vertically integrated real estate owner-operator focused on acquiring and adding value to self- storage facilities located throughout North America and is headquartered in Saratoga Springs, New York. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations” in the Preliminary Prospectus.

Property Management. The Prime Storage - NCRS Portfolio Properties are managed by Prime Group Holdings LLC, a borrower-affiliated property management company.

B-53

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 5 Prime Storage – NCRS Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 64.8% 1.35x 8.0%

Initial and Ongoing Reserves. At origination of the Prime Storage - NCRS Portfolio Mortgage Loan, the borrowers deposited approximately (i) $311,888 into a reserve account for real estate taxes and (ii) $237,175 into a replacement reserve.

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $62,378 per month).

Insurance Reserve. The borrowers are required to deposit into an insurance reserve, 1/12th of an amount which would be sufficient to pay the insurance premiums with respect to the insurance policies which cover solely the Prime Storage - NCRS Portfolio Properties and, at the option of the lender, if the insurance policies which cover the Prime Storage - NCRS Portfolio Properties and any non-collateral properties do not constitute an approved blanket or umbrella policy pursuant to the Prime Storage - NCRS Portfolio Mortgage Loan documents, or the lender requires the applicable borrowers to obtain a separate policy, 1/12th of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by such policies upon the expiration thereof. At origination of the Prime Storage - NCRS Portfolio Mortgage Loan, an acceptable blanket policy was in place.

Debt Service Coverage Ratio Cure Funds. If the borrowers deliver cash in the Debt Service Coverage Ratio Cure Amount as described below under Lockbox/Cash Management, such cash will be held a reserve fund.

Lockbox / Cash Management. The Prime Storage - NCRS Portfolio Mortgage Loan is structured with a soft lockbox and springing cash management. The borrowers are required to establish segregated lockbox accounts for the Prime Storage – NCRS Portfolio Properties (individually or collectively as the context may require, the “Restricted Account”) and, upon the occurrence of a Trigger Period (as defined below), the lender is required to establish, on the borrowers’ behalf, a cash management account. The Restricted Account is subject to an account control agreement in favor of the lender. All (i) credit card receivables, (ii) revenue derived from any space leased to non-storage tenants and (iii) all cash and check revenue received from the self-storage and/or other non-commercial and/or retail components at the Prime Storage - NCRS Portfolio Properties are required to be deposited by the borrowers or property manager into the applicable Restricted Account within one business day of the borrowers’ or property manager’s receipt thereof. So long as a Trigger Period has not occurred and is not continuing, all amounts on deposit in the Restricted Account will be disbursed to or at the direction of the borrowers as directed by the borrowers in accordance with the account control agreement for the Restricted Account. Upon the occurrence and continuance of a Trigger Period, all amounts on deposit in the Restricted Account are required to be transferred on each business day into the cash management account and will be applied as provided in the Prime Storage - NCRS Portfolio Mortgage Loan documents. All excess cash flow funds remaining in the Restricted Account after the application of such funds in accordance with the Prime Storage - NCRS Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Prime Storage - NCRS Portfolio Mortgage Loan, unless a Trigger Period no longer exists, in which case such funds are to be disbursed to the borrowers. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the Prime Storage - NCRS Portfolio Mortgage Loan documents, the lender may apply funds to the Prime Storage - NCRS Portfolio Mortgage Loan in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Prime Storage – NCRS Portfolio Mortgage Loan documents, and (ii) the date that the debt service coverage ratio falls below 1.15x and (B) expiring upon (x) with regard to clause (A)(i) above, the cure (if applicable) of such event of default, and (y) with regard to clause (A)(ii) above, the earlier of (1) the date that the debt service coverage ratio is equal to or greater than 1.15x for two consecutive calendar quarters (the satisfaction of this clause (B)(y)(1), a “Debt Service Coverage Ratio Cure”) and (2) the date upon which (A) prior to the Prepayment Release Date (as defined below), the borrowers deposited into the debt service coverage ratio cure reserve account, the Debt Service Coverage Ratio Cure Amount (as defined below) and (B) on and after the Prepayment Release Date, the borrowers have prepaid the Prime Storage - NCRS Portfolio Mortgage Loan in an amount equal to the applicable Debt Service Coverage Ratio Cure Amount. Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason.

“Prepayment Release Date” means the monthly payment date in February 2030.

“Debt Service Coverage Ratio Cure Amount” means, with respect to a cure of a Trigger Period commenced in accordance with clause (A)(ii) of the definition thereof, an amount that, if applied to the reduction of the Prime Storage - NCRS Portfolio Mortgage Loan, would result in a Debt Service Coverage Ratio Cure (without any obligation for the applicable debt service coverage ratio to be satisfied for two consecutive calendar quarters).

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

B-54

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 5 Prime Storage – NCRS Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,500,000 64.8% 1.35x 8.0%

Release of Collateral. Provided that no event of default is continuing under the Prime Storage - NCRS Portfolio Mortgage Loan documents, at any time after the date that is two years after the closing date of the Benchmark 2025-V16 securitization and before the Prepayment Release Date, the borrowers may deliver defeasance collateral and obtain release of one or more individual Prime Storage – NCRS Portfolio Properties, and (II) at any time on or after the Prepayment Release Date and prior to the maturity date of the Prime Storage - NCRS Portfolio Mortgage Loan, the borrowers may partially prepay the Prime Storage - NCRS Portfolio Mortgage Loan and obtain the release of one or more individual Prime Storage – NCRS Portfolio Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount (the “Release Price”) equal to the greater of (a) 120% of the allocated loan amount for the individual Prime Storage – NCRS Portfolio Property being released, and (b) lender’s allocation of 100% of the net sales proceeds applicable to such individual Prime Storage – NCRS Portfolio Property, (ii) the borrowers deliver a REMIC opinion, and (iii) as of the date of the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Prime Storage - NCRS Portfolio Properties is equal to or greater than the greater of (a) 1.35x, and (b) the debt service coverage ratio for all of the Prime Storage – NCRS Portfolio Properties immediately prior to date of notice of the partial release or the consummation of the partial release, as applicable; provided, that, in the event such condition is not satisfied, the borrowers must, in addition to the amounts payable pursuant to clause (i) above, (1) on and after the Prepayment Release Date, prepay the Prime Storage - NCRS Portfolio Mortgage Loan in an amount which would satisfy such condition, together with, without limitation, any interest shortfall applicable thereto and (2) prior to the Prepayment Release Date, the borrowers must have deposited with the lender cash or an acceptable letter of credit in an amount that, if applied to the reduction of the Prime Storage - NCRS Portfolio Mortgage Loan, would result in, a debt service coverage ratio equal to or greater than 1.15x for two consecutive calendar quarters (i.e. would result in a Debt Service Coverage Ratio Cure described above).

In addition, partial releases of individual Prime Storage – NCRS Portfolio Properties are permitted with prepayment of the Release Price, and satisfaction of the conditions set forth above, prior to the Prepayment Release Date and after an event of default, in order to cure such event of default relating to such individual Prime Storage – NCRS Portfolio Properties, provided that (i) either (x) the borrower demonstrates to the lender that it has in good faith pursued a cure of such event of default (which efforts do not require any capital contributions to be made to the borrowers or the use of any income from any other Prime Storage – NCRS Portfolio Properties to effectuate the cure) or (y) the default relates to an environmental condition and (ii) the default was not caused by the borrowers or an affiliate in bad faith to circumvent the requirements of the Prime Storage – NCRS Portfolio Mortgage Loan document partial release provisions. Such a prepayment requires payment of a yield maintenance premium in accordance with the Prime Storage – NCRS Portfolio Mortgage Loan documents.

Ground Lease. None.

B-55

Multifamily – Various Various Various, NJ	Collateral Asset Summary – Loan No. 6 Herbst Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 61.6% 1.33x 9.3%

B-56

Multifamily – Various Various Various, NJ	Collateral Asset Summary – Loan No. 6 Herbst Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 61.6% 1.33x 9.3%

B-57

Multifamily – Various Various Various, NJ	Collateral Asset Summary – Loan No. 6 Herbst Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 61.6% 1.33x 9.3%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Various
Borrower Sponsor(s):	Benjamin Herbst	Collateral:	Fee
Borrower(s):	Ben Arlington, LLC, Orange Harrison, L.L.C., Ben Central, LLC, Orange Center LLC and Ben Harrison LLC	Location(3):	Various, NJ
Original Balance:	$35,000,000	Year Built / Renovated(3):	Various / Various
Cut-off Date Balance:	$35,000,000	Property Management:	Benjamin H. Realty Corp.
% by Initial UPB:	5.6%	Size:	301 Units
Interest Rate:	6.73000%	Appraised Value / Per Unit(4):	$56,800,000 / $188,704
Note Date:	May 1, 2025	Appraisal Date(4):	January 28, 2025
Original Term:	60 months	Occupancy:	98.0% (as of March 19, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	94.6%
Original Amortization:	NAP	Underwritten NOI:	$3,266,224
Interest Only Period:	60 months	Underwritten NCF:	$3,187,455
First Payment Date:	June 6, 2025
Maturity Date:	May 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$3,355,849 (TTM December 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$3,179,416
Call Protection:	L(27),D(30),O(3)	2022 NOI:	$3,033,037
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	$3,028,120
Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$116,279
Taxes:	$323,659	$107,886	NAP	Maturity Date Loan / Unit:	$116,279
Insurance:	$0	Springing	NAP	Cut-off Date LTV(4):	61.6%
Replacement Reserves:	$0	$6,193	NAP	Maturity Date LTV(4):	61.6%
Deferred Maintenance:	$363,969	$0	NAP	UW NOI DY:	9.3%
Other Reserves(2):	$512,050	$0	NAP	UW NCF DSCR:	1.33x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$35,000,000	100.0%	Loan Payoff	$28,654,627	81.9%
			Sponsor Equity	3,090,236	8.8
			Closing Costs(5)	2,055,459	5.9
			Upfront Reserves	1,199,678	3.4
Total Sources	$35,000,000	100.0%	Total Uses	$35,000,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Other Reserves are comprised of a $300,100 roof replacement reserve. The $211,950 litigation reserve funded at origination by the borrowers was disbursed to the borrowers on June 17, 2025. Pursuant to a Tri-Party Escrow Agreement between the lender, the borrowers, and First American Title Insurance Company, the borrowers also deposited $300,000 with First American Title Insurance Company, to be distributed in satisfaction of certain outstanding judgements against the borrowers in favor of PSE&G provided that the borrowers are unable to negotiate a different settlement within six months of the Cut-Off Date.
(3)	See the chart titled “Portfolio Summary” under “The Properties” below.
(4)	Appraised Value represents the “As-Portfolio” value of the Herbst Multifamily Portfolio Properties (as defined below), which includes a 4.4% portfolio premium. Based on the aggregate “As-Is” appraised value of the Herbst Multifamily Portfolio Properties of approximately $54,400,000, the Herbst Multifamily Portfolio Mortgage Loan results in a Cut-off Date LTV and Maturity Date LTV of 64.3% and 64.3%, respectively.
(5)	Closing Costs include a rate buydown fee of $350,000.

The Loan. The sixth largest mortgage loan (the “Herbst Multifamily Portfolio Mortgage Loan”) is secured by the borrowers’ fee simple interests in a 301-unit, five property multifamily portfolio located throughout East Orange and Orange, New Jersey (the “Herbst Multifamily Portfolio Properties”). The Herbst Multifamily Portfolio Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $35,000,000. The Herbst Multifamily Portfolio Mortgage Loan was originated on May 1, 2025 by CREFI and accrues interest at a fixed rate of 6.73000% per annum. The Herbst Multifamily Portfolio Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the Herbst Multifamily Portfolio Mortgage Loan is May 6, 2030.

B-58

Multifamily – Various Various Various, NJ	Collateral Asset Summary – Loan No. 6 Herbst Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 61.6% 1.33x 9.3%

The Properties. The Herbst Multifamily Portfolio Properties are comprised of five multifamily properties totaling 301 units, located throughout East Orange and Orange, New Jersey. All of the units in the Herbst Multifamily Portfolio Properties are free market units, however, the Herbst Multifamily Portfolio Properties are located in cities that have enacted limitations on annual rent increases. As of March 19, 2025, the Herbst Multifamily Portfolio Properties were 98.0% leased.

The following table presents certain information relating to the Herbst Multifamily Portfolio Properties:

Portfolio Summary
Property Name	Location(1)	Year Built / Renovated(1)	# of Units(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	UW NOI(2)	% of UW NOI(2)	Appraised Value(1)(3)
The Sapphire Orange	Orange, NJ	1946 / 2024	105	97.1%	$11,200,000	32.0%	$1,093,946	33.5%	$17,400,000
The Plaza	East Orange, NJ	1950 / 2021-2024	84	97.6%	$9,100,000	26.0%	$792,165	24.3%	$14,100,000
The Promenade	Orange, NJ	1950 / 2023-2024	44	100.0%	$7,600,000	21.7%	$727,042	22.3%	$11,700,000
The Sunrise Park	Orange, NJ	1963 / 2023-2024	43	97.7%	$3,800,000	10.9%	$379,345	11.6%	$6,100,000
The Sapphire East Orange	East Orange, NJ	1919 / 2023-2024	25	100.0%	$3,300,000	9.4%	$273,727	8.4%	$5,100,000
Total/ Wtd. Avg			301	98.0%	$35,000,000	100.0%	$3,266,224	100.0%	$54,400,000
(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated March 19, 2025. Occupancy includes five superintendent units that are occupied but as to which no rent is attributable.
(3)	The Total Appraised Value represents the aggregate “As-Is” appraised value. The “As-Portfolio” appraised value, inclusive of a 4.4% portfolio premium, is $56,800,000.

The Sapphire Orange

The Sapphire Orange property consists of a two-story, 105-unit, garden-style multifamily property located in Orange, New Jersey (“The Sapphire Orange Property”). The Sapphire Orange Property was originally constructed in 1946 and most recently renovated in 2024. Renovation costs totaled approximately $1,275,000 and included upgrades to unit interiors, pipework and boilers, and roof repairs. The Sapphire Orange Property has a unit mix of 77 one-bedroom units and 28 two-bedroom units. Amenities at The Sapphire Orange Property include hardwood floors and 21 on-site individual parking garages, resulting in a parking ratio of 0.20 per unit. As of March 19, 2025, The Sapphire Orange Property was 97.1% leased.

The Plaza

The Plaza property consists of a four-story, 84-unit, mid-rise multifamily property comprised of two buildings located in East Orange, New Jersey (“The Plaza Property”). The Plaza Property was originally constructed in 1950 and most recently renovated from 2021 to 2024. Renovation costs totaled approximately $1,325,000 and included upgrades to unit interiors, pipework and boilers, and roof repairs. The Plaza Property has a unit mix of 68 one-bedroom units and 16 two-bedroom units. Amenities at The Plaza Property include on-site laundry facilities, hardwood floors, and 21 surface parking spaces, resulting in a parking ratio of 0.25 per unit. As of March 19, 2025, The Plaza Property was 97.6% leased.

The Promenade

The Promenade property consists of a two-story, 44-unit, garden-style multifamily property comprised of three buildings located in Orange, New Jersey (“The Promenade Property”). The Promenade Property was originally constructed in 1950 and most recently renovated from 2023 to 2024. Renovation costs totaled approximately $410,000 and included upgrades to unit interiors, pipework and boilers, and roof repairs. The Promenade Property has a unit mix of seven two-bedroom units, 29 three-bedroom units, and eight four-bedroom units. Amenities at The Promenade Property include on-site laundry facilities, hardwood floors, and 41 surface and garage parking spaces, resulting in a parking ratio of approximately 0.93 per unit. As of March 19, 2025, The Promenade Property was 100.0% leased.

The Sunrise Park

The Sunrise Park property consists of a three-story, 43-unit, garden-style multifamily property located in Orange, New Jersey (“The Sunrise Park Property”). The Sunrise Park Property was originally constructed in 1963 and most recently renovated from 2023 to 2024. Renovation costs totaled approximately $400,000 and included upgrades to unit interiors, pipework and boilers. The Sunrise Park Property has a unit mix of six studio units, 20 one-bedroom units, and 17 two-bedroom units. Amenities at The Sunrise Park Property include on-site laundry facilities, hardwood floors, and 40 parking spaces, which are comprised of 5 covered spaces and 35 open spaces, resulting in a parking ratio of approximately 0.93 per unit. As of March 19, 2025, The Sunrise Park Property was 97.7% leased.

The Sapphire East Orange

The Sapphire East Orange property consists of a four-story, 25-unit, mid-rise multifamily property located in East Orange, New Jersey (“The Sapphire East Orange Property”). The Sapphire East Orange Property was originally constructed in 1919 and most recently renovated from 2023 to 2024. Renovation costs totaled approximately $300,000 and included upgrades to unit interiors. The Sapphire East Orange Property has a unit mix of six one-bedroom units, ten two-bedroom units, and nine three-bedroom units. Amenities at The Sapphire East Orange Property include on-site laundry facilities, hardwood floors, and 25 surface parking spaces, resulting in a parking ratio of 1.00 per unit. As of March 19, 2025, The Sapphire East Orange Property was 100.0% leased.

B-59

Multifamily – Various Various Various, NJ	Collateral Asset Summary – Loan No. 6 Herbst Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 61.6% 1.33x 9.3%

The following table presents certain information relating to the unit mix at the Herbst Multifamily Portfolio Properties:

Portfolio Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent Per Unit(1)	Average Monthly Market Rent Per Unit
The Sapphire Orange
1 Bedroom	77	73.3%	75	97.4%	780	$1,609	$1,700
2 Bedroom	28	26.7%	27	96.4%	1,040	$1,854	$1,900
Property Total / Wtd Avg.(2)	105	100.0%	102	97.1%	849	$1,672	$1,753
The Plaza
1 Bedroom	68	81.0%	67	98.5%	780	$1,486	$1,700
2 Bedroom	16	19.0%	15	93.8%	1,040	$1,756	$1,900
Property Total / Wtd Avg.(3)	84	100.0%	82	97.6%	830	$1,537	$1,738
The Promenade
2 Bedroom	7	15.9%	7	100.0%	792	$1,837	$1,900
3 Bedroom	29	65.9%	29	100.0%	990	$2,050	$2,100
4 Bedroom	8	18.2%	8	100.0%	1,188	$2,662	$2,900
Property Total / Wtd Avg.	44	100.0%	44	100.0%	995	$2,127	$2,214
The Sunrise Park
Studio	6	14.0%	6	100.0%	420	$1,296	$1,375
1 Bedroom	20	46.5%	19	95.0%	630	$1,393	$1,700
2 Bedroom	17	39.5%	17	100.0%	840	$1,698	$1,900
Property Total / Wtd Avg.(4)	43	100.0%	42	97.7%	684	$1,498	$1,734
The Sapphire East Orange
1 Bedroom	6	24.0%	6	100.0%	600	$1,433	$1,700
2 Bedroom	10	40.0%	10	100.0%	800	$1,758	$1,900
3 Bedroom	9	36.0%	9	100.0%	1,000	$1,935	$2,100
Property Total / Wtd Avg.(5)	25	100.0%	25	100.0%	824	$1,743	$1,924
Portfolio Total / Wtd Avg.	301	100.0%	295	98.0%	839	$1,685	$1,828
(1)	Based on the underwritten rent rolls dated March 19, 2025. Average Monthly Rent Per Unit is based on occupied units and excludes the superintendent units.
(2)	The Sapphire Orange Property includes one, two-bedroom superintendent unit that is occupied but as to which no rent is attributable. The superintendent unit is included in the total unit and occupancy count but is excluded from the Average Monthly Rent Per Unit.
(3)	The Plaza Property includes two, one-bedroom superintendent units that are occupied but as to which no rent is attributable. The superintendent units are included in the total unit and occupancy count but are excluded from the Average Monthly Rent Per Unit.
(4)	The Sunrise Park Property includes one, two-bedroom superintendent unit that is occupied but as to which no rent is attributable. The superintendent unit is included in the total unit and occupancy count but is excluded from the Average Monthly Rent Per Unit.
(5)	The Sapphire East Orange Property includes one, two-bedroom superintendent unit that is occupied but as to which no rent is attributable. The superintendent unit is included in the total unit and occupancy count but is excluded from the Average Monthly Rent Per Unit.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Herbst Multifamily Portfolio Properties:

Cash Flow Analysis
	2021	2022	2023	2024	U/W	U/W Per Unit
Base Rent	$4,925,487	$5,109,921	$5,375,339	$5,768,855	$5,864,220	$19,482.46
Potential Income from Vacant Units	0	0	0	0	236,400	$785.38
Gross Potential Rent	$4,925,487	$5,109,921	$5,375,339	$5,768,855	$6,100,620	$20,267.84
Other Income(1)	72,940	76,460	77,707	99,967	99,967	$332.12
Net Rental Income	$4,998,427	$5,186,381	$5,453,046	$5,868,822	$6,200,588	$20,599.96
(Vacancy / Credit Loss)	0	0	0	0	($331,765)	($1,102.21)
Total Effective Gross Income	$4,998,427	$5,186,381	$5,453,046	$5,868,822	$5,868,822	$19,497.75

Real Estate Taxes	925,972	1,109,657	1,207,508	1,232,946	1,269,975	$4,219.18
Insurance	152,216	155,607	176,875	404,345	405,073	$1,345.76
Management Fee	149,953	155,591	163,591	176,065	176,065	$584.93
Other Expenses(2)	742,166	732,489	725,656	699,617	751,486	$2,496.63
Total Expenses	$1,970,307	$2,153,344	$2,273,630	$2,512,973	$2,602,598	$8,646.51

Net Operating Income	$3,028,120	$3,033,037	$3,179,416	$3,355,849	$3,266,224	$10,851.24
Replacement Reserves	0	0	0	0	78,769	$261.69
Net Cash Flow	$3,028,120	$3,033,037	$3,179,416	$3,355,849	$3,187,455	$10,589.55

Occupancy	97.0%	97.8%	98.0%	98.0%	94.6%(3)
NCF DSCR	1.27x	1.27x	1.33x	1.41x	1.33x
NOI Debt Yield	8.7%	8.7%	9.1%	9.6%	9.3%
(1)	Other Income includes pet income, parking income, late charges, termination fees, and application fees.
(2)	Other Expenses include payroll and benefits, repairs and maintenance, and utilities.
(3)	Represents economic occupancy.
B-60

Multifamily – Various Various Various, NJ	Collateral Asset Summary – Loan No. 6 Herbst Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 61.6% 1.33x 9.3%

Appraisal. The appraisals concluded to an “As-Portfolio” value for the Herbst Multifamily Portfolio Properties of $56,800,000 as of January 28, 2025, which includes a 4.4% portfolio premium. The aggregate “As-Is” value of the individual properties in the Herbst Multifamily Portfolio is $54,400,000.

Herbst Multifamily Portfolio Appraised Value(1)
Property	Value	Capitalization Rate
The Sapphire Orange	$17,400,000	6.00%
The Plaza	$14,100,000	6.00%
The Promenade	$11,700,000	6.00%
The Sunrise Park	$6,100,000	6.00%
The Sapphire East Orange	$5,100,000	6.00%
Total / Wtd. Avg.	$54,400,000	6.00%
Portfolio Total	$56,800,000	5.75%
(1)	Source: Appraisals.

Environmental Matters. The Phase I environmental site assessments, each dated March 27, 2025, identified recognized environmental conditions at each of the Herbst Multifamily Portfolio Properties. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Herbst Multifamily Portfolio Properties are located in Orange, New Jersey (three properties, 67.4% of underwritten NOI) and East Orange, New Jersey (two properties, 32.6% of underwritten NOI). The Herbst Multifamily Portfolio is located within the Newark-NJ-PA metropolitan area (the “Newark MSA”). Major employers in the Newark MSA include Newark International Airport, the University of Medicine and Dentistry of New Jersey, Verizon, United Airlines, and Prudential Financial Inc. According to the appraisals, the Newark MSA has a concentration of white-collar and pharmaceutical jobs with a highly educated workforce and is in a central location with proximity to highways and transportation centers.

According to the appraisals, all of the Herbst Multifamily Portfolio Properties are located within the Essex County multifamily submarket of the Newark MSA. As of the fourth quarter of 2024, the Essex County multifamily submarket had inventory of 74,525 units, a vacancy rate of 5.7%, average asking rent of $1,906 per unit, and positive net absorption of 2,679 units.

According to the appraisals, the average 2024 population within a one-, three- and five- mile radius of the Herbst Multifamily Portfolio Properties was 52,812, 361,832, and 816,745, respectively. The 2024 average household income within the same radii was $86,288, $102,893, and $114,582, respectively.

B-61

Multifamily – Various Various Various, NJ	Collateral Asset Summary – Loan No. 6 Herbst Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 61.6% 1.33x 9.3%

The following table presents certain information relating to comparable multifamily properties to the Herbst Multifamily Portfolio Properties:

Multifamily Rent Comparables(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Occupancy	Unit Type	Average Unit Size	Average Rent Per Unit(1)
The Sapphire Orange(2) Orange, NJ	-	1946 / 2024	105	97.1%	1 Bedroom	780 SF	$1,609
					2 Bedroom	1,040 SF	$1,854
418 Central Avenue	0.1 mi	1925 / NAP	15	100.0%	1 BR / 1 BA	555 SF	$1,550
418 Central Avenue					2 BR / 1 BA	740 SF	$1,950
Orange, NJ					3 BR / 1 BA	925 SF	$2,350
Wedgewood House	0.4 mi	1968 / NAP	80	100.0%	Studio	350 SF	$1,400
434 Lincoln Avenue					1 BR / 1 BA	725 SF	$1,800
Orange, NJ					2 BR / 1 BA	1,100 SF	$2,400
The Promenade(2) Orange, NJ	-	1950 / 2023-2024	44	100.0%	2 Bedroom	792 SF	$1,837
					3 Bedroom	990 SF	$2,050
					4 Bedroom	1,188 SF	$2,662
The Bordeau	1.1 mi	1920 / NAP	75	97.3%	Studio	500 SF	$1,175
445 Central Avenue					1 BR / 1 BA	650 SF	$1,400
Orange, NJ					2 BR / 1 BA	900 SF	$1,675
					3 BR / 1 BA	1,100 SF	$2,225
86 Hillyer Street Apartments	1.5 mi	1968 / NAP	38	100.0%	Studio	560 SF	$1,100
80-92 Hillyer Street					1 BR / 1 BA	735 SF	$1,475
Orange, NJ					2 BR / 1 BA	870 SF	$1,600
					3 BR / 1 BA	1,176 SF	$2,100
The Plaza(2) East Orange, NJ	-	1950 / 2021-2024	84	97.6%	1 Bedroom	780 SF	$1,486
					2 Bedroom	1,040 SF	$1,756
120 South Harrison Street	1.1 mi	1930 / 2016	44	72.7%	1 BR / 1 BA	750 SF	$2,000
120 South Harrison Street					2 BR / 1 BA	1,000 SF	$2,388
East Orange, NJ					3 BR / 1 BA	1,500 SF	$2,836
					4 BR / 1 BA	1,600 SF	$3,595
179 South Harrison	1.2 mi	1924 / NAP	50	94.0%	1 BR / 1 BA	900 SF	$1,800
179 South Harrison Street					2 BR / 1 BA	1,175 SF	$2,150
East Orange, NJ					3 BR / 1 BA	1,450 SF	$2,605
					4 BR / 1 BA	1,450 SF	$2,990
The Sunrise Park(2) Orange, NJ	-	1963 / 2023-2024	43	97.7%	Studio	420 SF	$1,296
					1 Bedroom	630 SF	$1,393
					2 Bedroom	840 SF	$1,698
60 North Arlington	1.8 mi	1920 / NAP	52	98.1%	1 BR / 1 BA	450 SF	$1,350
60 North Arlington Avenue					2 BR / 1 BA	1,065 SF	$1,550
East Orange, NJ					3 BR / 1 BA	1,379 SF	$1,900
					4 BR / 2BA	1,379 SF	$2,475
The Sapphire East Orange(2) East Orange, NJ	-	1919 / 2023-2024	25	100.0%	1 Bedroom	600 SF	$1,433
					2 Bedroom	800 SF	$1,758
					3 Bedroom	1,000 SF	$1,935
75 Prospect Street	1.0 mi	1928 / 2018	44	100.0%	1 BR / 1 BA	1,170 SF	$1,650
75 Prospect Street					2 BR / 1 BA	1,560 SF	$2,189
East Orange, NJ					3 BR / 2 BA	1,950 SF	$2,492
					4 BR / 2 BA	2,340 SF	$2,891
107 New Street	1.4 mi	1950 / 2017	64	100.0%	Studio	540 SF	$1,343
107 New Street					1 BR / 1 BA	810 SF	$1,645
East Orange, NJ					2 BR / 1 BA	1,080 SF	$1,933
(1)	Source: Appraisals, unless otherwise indicated.
(2)	Based on the underwritten rent rolls dated March 19, 2025. Average Unit Size and Average Rent Per Unit reflects the average value for occupied units and excludes super intendent units.

The Borrowers and the Borrower Sponsor. The borrowers are Ben Arlington, LLC, Orange Harrison, L.L.C., Ben Central, LLC, Orange Center LLC and Ben Harrison LLC, each a New Jersey limited liability company and single purpose entity having at least one independent director in its organizational structure. The borrowers are obligated to satisfy the SPE covenants contained in the Herbst Multifamily Portfolio Loan documents going forward, however, the borrowers have prior SPE infractions that cannot be cured. See “Description of the Mortgage Pool—Single-Purpose Entity Covenants” in the Preliminary Prospectus. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Herbst Multifamily Portfolio Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor is Benjamin Herbst, a real estate professional with experience in property ownership, management, and acquisitions. Benjamin Herbst manages a portfolio of 36 buildings totaling 1,385 residential units, primarily located in Orange and East Orange, New Jersey.

Property Management. The Herbst Multifamily Portfolio Properties are managed by Benjamin H. Realty Corp., a borrower affiliated management company.

B-62

Multifamily – Various Various Various, NJ	Collateral Asset Summary – Loan No. 6 Herbst Multifamily Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 61.6% 1.33x 9.3%

Initial and Ongoing Reserves. At origination of the Herbst Multifamily Portfolio Mortgage Loan, the borrowers deposited approximately (i) $363,969 into a reserve for immediate repairs, (ii) $323,659 into a reserve account for real estate taxes, and (iii) $300,100 into a reserve account for roof replacements. The $211,950 litigation reserve funded by the borrowers at origination was disbursed to the borrowers on June 17, 2025 in accordance with the Herbst Multifamily Portfolio Mortgage Loan documents. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations” in the Preliminary Prospectus.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the real estate taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $107,886).

Insurance Reserve – If the liability or casualty policies maintained by the borrowers covering the Herbst Multifamily Portfolio Properties do not constitute an approved blanket or umbrella policy, or the lender requires the borrowers to obtain a separate policy, the borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, approximately $6,193.

Lockbox / Cash Management. The Herbst Multifamily Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrowers are required to establish a lender-controlled lockbox account, and are thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue received by the borrowers or the property manager into such lockbox. Within five days after the first occurrence of a Trigger Period, the borrowers are required to deliver a notice to all commercial tenants (if any) at the Herbst Multifamily Portfolio Properties directing them to remit all payments into the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Herbst Multifamily Portfolio Mortgage Loan documents. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Herbst Multifamily Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Herbst Multifamily Portfolio Mortgage Loan, unless a Trigger Period no longer exists, in which case they are to be disbursed to the borrowers. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the Herbst Multifamily Portfolio Mortgage Loan documents, the lender may apply funds to the Herbst Multifamily Portfolio Mortgage Loan in such priority as it may determine. In connection with a partial defeasance described below, the funds in the lockbox and cash management account allocated to the applicable individual Herbst Multifamily Portfolio Property that is the subject of the partial defeasance is required to be released to the applicable individual borrower and the remaining balance of funds is required to remain in the lockbox account or cash management account.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Herbst Multifamily Portfolio Mortgage Loan documents, and (ii) the debt service coverage ratio being less than 1.12x; and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default under the Herbst Multifamily Portfolio Mortgage Loan documents, and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.12x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Provided that no event of default is continuing under the Herbst Multifamily Portfolio Mortgage Loan documents, at any time after the date that is two years after the closing date of the Benchmark 2025-V16 securitization and prior to May 6, 2030, the borrowers may deliver defeasance collateral and obtain the release of one or more individual Herbst Multifamily Portfolio Properties, provided that, among other conditions, (i) the portion of the Herbst Multifamily Portfolio Mortgage Loan that is defeased is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Herbst Multifamily Portfolio Property or Properties being released, and (b) the net sales proceeds applicable to such individual Herbst Multifamily Portfolio Property or Properties, (ii) the borrowers deliver a REMIC opinion, (iii) the release is not reasonably likely to result in a material adverse effect under the Herbst Multifamily Portfolio Mortgage Loan documents, and (iv) after giving effect to the release, (I) the debt service coverage ratio with respect to the remaining Herbst Multifamily Portfolio Properties is at least equal to the greater of (a) 1.33x, and (b) the debt service coverage ratio for all of the individual Herbst Multifamily Portfolio Properties immediately prior to the release, (II) the debt yield with respect to the remaining Herbst Multifamily Portfolio Properties is at least equal to the greater of (a) 9.11%, and (b) the debt yield for all of the individual Herbst Multifamily Portfolio Properties immediately prior to the release, and (III) the loan-to-value ratio with respect to the remaining Herbst Multifamily Portfolio Properties is at least equal to the lesser of (a) 64.34%, and (b) the loan-to-value ratio for all of the individual Herbst Multifamily Portfolio Properties immediately prior to the release.

Ground Lease. None.

B-63

Multifamily – High Rise 828 Metropolitan Avenue Brooklyn, NY 11211	Collateral Asset Summary – Loan No. 7 The Wave	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,000,000 72.0% 1.27x 7.7%

B-64

Multifamily – High Rise 828 Metropolitan Avenue Brooklyn, NY 11211	Collateral Asset Summary – Loan No. 7 The Wave	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,000,000 72.0% 1.27x 7.7%

B-65

Multifamily – High Rise 828 Metropolitan Avenue Brooklyn, NY 11211	Collateral Asset Summary – Loan No. 7 The Wave	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,000,000 72.0% 1.27x 7.7%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - High Rise
Borrower Sponsor(s):	Joel Wertzberger	Collateral:	Fee
Borrower(s):	Upton Metropolitan, LLC	Location:	Brooklyn, NY
Original Balance(1):	$23,000,000	Year Built / Renovated:	2024 / NAP
Cut-off Date Balance(1):	$23,000,000	Property Management:	Joyland Management LLC
% by Initial UPB:	3.7%	Size(4):	136 Units
Interest Rate:	5.91000%	Appraised Value / Per Unit:	$122,300,000 / $899,265
Note Date:	April 2, 2025	Appraisal Date:	November 21, 2024
Original Term:	60 months	Occupancy(4):	95.6% (as of March 6, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	94.4%
Original Amortization:	NAP	Underwritten NOI(5):	$6,763,382
Interest Only Period:	60 months	Underwritten NCF:	$6,711,854
First Payment Date:	May 6, 2025
Maturity Date:	April 6, 2030	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(6):	NAV
Additional Debt Balance(1):	$65,000,000	2024 NOI(6):	NAV
Call Protection:	L(28),D(25),O(7)	2023 NOI(6):	NAV
Lockbox / Cash Management:	Springing / Springing	2022 NOI(6):	NAV
Reserves(2)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / Unit(4):	$647,059
Taxes:	$13,061	$6,443	NAP	Maturity Date Loan / Unit(4):	$647,059
Insurance:	$9,619	$9,619	NAP	Cut-off Date LTV:	72.0%
Replacement Reserves:	$0	$3,012	NAP	Maturity Date LTV:	72.0%
Other Reserves(3):	$6,404,148	$0	$0	UW NOI DY:	7.7%
				UW NCF DSCR:	1.27x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$88,000,000	100.0%	Loan Payoff	$63,617,572	72.3%
			Borrower Sponsor Equity	13,732,874	15.6
			Upfront Reserves	6,426,828	7.3
			Closing Costs(7)	4,222,725	4.8
Total Sources	$88,000,000	100.0%	Total Uses	$88,000,000	100.0%
(1)	The Wave Mortgage Loan (as defined below) is part of The Wave Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance and Cut-off Date Balance of $88,000,000. The Financial Information in the chart above is based solely on the aggregate outstanding principal balance of The Wave Whole Loan as of the Cut-off Date.
(2)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(3)	Other reserves include an approximately $79,148 gap rent reserve for five residential units with executed lease start dates between June 2025 and July 2025 and a $6,325,000 retail space holdback reserve which will be released upon the execution of a retail lease at a minimum annual rent of $500,000 with no unilateral tenant termination options for a minimum term of ten years. See “Initial and Ongoing Reserves—Retail Space Earnout Reserve” below for further discussion.
(4)	Size, Occupancy, Cut-off Date Loan / Unit and Maturity Date Loan / Unit are based on the multifamily component of The Wave Property (as defined below) and exclude 14,250 square feet of commercial space which was not occupied as of origination of The Wave Whole Loan.
(5)	As of origination of The Wave Whole Loan, a letter of intent had been signed for the commercial space for which $513,000 of annual commercial rental income has been underwritten. There can be no assurance that the parties to the letter of intent will execute a lease or that rent will be received for the commercial space as specified in the letter of intent or at all.
(6)	Historical NOI information is not available because The Wave Property was recently constructed in 2024.
(7)	Closing Costs include a rate buydown fee of $2,640,000.

The Loan. The Wave mortgage loan (“The Wave Mortgage Loan”) is secured by the borrower’s fee interest in a Class A, nine-story, 136-unit high rise multifamily building with 14,250 square feet of commercial space located in the East Williamsburg neighborhood of Brooklyn, New York (“The Wave Property”). The Wave Mortgage Loan is part of a whole loan evidenced by two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $88,000,000 (“The Wave Whole Loan”). The Wave Whole Loan has an initial term of five years, is interest-only for the full term and accrues interest at a fixed rate of 5.91000% per annum on an Actual/360 basis. The Wave Mortgage Loan is evidenced by the non-controlling Note A-2 with an outstanding principal balance as of the Cut-off Date of $23,000,000.

B-66

Multifamily – High Rise 828 Metropolitan Avenue Brooklyn, NY 11211	Collateral Asset Summary – Loan No. 7 The Wave	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,000,000 72.0% 1.27x 7.7%

The relationship between the holders of The Wave Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Wave Whole Loan is serviced under the pooling and servicing agreement for the BBCMS 2025-5C34 securitization trust. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$65,000,000	BBCMS 2025-5C34	Yes
A-2	$23,000,000	$23,000,000	Benchmark 2025-V16	No
Whole Loan	$88,000,000	$88,000,000

The Property. The Wave Property is a recently constructed, 136-unit, nine-story, Class A, high-rise multifamily property. The Wave Property was completed in 2024 and is located on an approximately 0.53-acre site, and in addition to the multifamily space, The Wave Property features 14,250 square feet of commercial space, a 22-car parking garage and 22 storage units. Amenities at The Wave Property include a fitness center, business center, concierge/doorman, and rooftop area. The commercial space at The Wave Property includes 8,050 square feet of ground floor retail, 2,700 square feet of lower-level space, and 3,500 square feet of rooftop space. As of origination of The Wave Whole Loan, the commercial rental space was not occupied but a letter of intent had been signed for the entirety of the space for which $513,000 of such annual commercial income has been underwritten. There can be no assurance that the parties to the letter of intent will execute a lease or that rent will be received for the commercial space as specified in the letter of intent or at all.

The unit mix at The Wave Property consists of 12 studio units, 74 one-bedroom units, and 50 two-bedroom units. Unit amenities at The Wave Property include full appliance packages including a dishwasher, electric stove/oven, refrigerator/freezer, and in-unit washer/dryers. As of March 6, 2025, the multifamily units at The Wave Property were 95.6% leased.

The Wave Property benefits from a 35-year, Section 421-a Affordable New York Housing Tax Exemption Program exemption. To qualify for the tax exemption, at least 25% of the units at The Wave Property must be leased as “affordable units.” For the first 25 years of such exemption, 100% of the projected assessed value of The Wave Property improvements on the tax lot will be exempt from real estate taxes and for the remaining 10 years of the exemption 25.74% (the percentage of the units which are affordable) of such value will be exempt. In addition, the Section 421-a tax exemption requires that the units be rent stabilized, that at least 35 units must be restricted to tenants earning at or below 130% of area median income (“AMI”), and further requires that at least 10% of units be restricted to tenants at or below 40% of AMI, 10% at or below 60% of AMI and 5% at or below 130% of AMI. As of March 6, 2025, 35 units were rent stabilized accounting for 8.8% of underwritten residential base rent. Taxes were underwritten to the five-year average estimated abated taxes of $89,928 versus the five-year average estimated full tax liability of $2,778,183. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

The Wave Property is subject to a Mandatory Inclusionary Housing Restrictive Declaration (the “Wave Declaration”) pursuant to which 30 of the 136 units at The Wave Property must be affordable housing units, for which the weighted average of all income bands may not exceed 60% of AMI, no income band may exceed 130% of AMI and at least 10% of the residential floor area within the inclusionary housing units must be affordable within a 40% of AMI income band. Under the Wave Declaration, 12 units are restricted to tenants earning not more than 40% of AMI, 13 units are restricted to tenants earning not more than 60% of AMI, and five units are restricted to tenants earning not more than 100% of AMI. In addition, to obtain additional floor area ratio, the borrower entered into a regulatory agreement (the “Wave Agreement,” and together with the Wave Declaration, the “Wave Regulatory Documents”) pursuant to which it agreed that an additional two units at The Wave Property would be affordable units restricted to tenants earning not more than 80% of AMI. The Wave Regulatory Documents require the affordable units to be rent stabilized. Maximum rent for each affordable unit is 30% of the related percentage of AMI. The lender entered into subordination agreements subordinating The Wave Whole Loan to the Wave Regulatory Documents. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Multifamily Properties” in the Preliminary Prospectus.

B-67

Multifamily – High Rise 828 Metropolitan Avenue Brooklyn, NY 11211	Collateral Asset Summary – Loan No. 7 The Wave	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,000,000 72.0% 1.27x 7.7%

The following table presents certain information relating to the multifamily unit mix at The Wave Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate(1)	Average Monthly Market Rent Per Unit(2)
Studio - Fair Market	9	6.6%	9	100.0%	369	$3,583	$3,800
Studio - Affordable	3	2.2%	3	100.0%	367	$1,951	$1,951
1 Bedroom - Fair Market	55	40.4%	55	100.0%	504	$4,636	$4,600
1 Bedroom - Affordable	19	14.0%	19	100.0%	521	$1,310	$1,310
2 Bedroom - Fair Market	37	27.2%	33	89.2%	786	$7,083	$6,800
2 Bedroom - Affordable	13	9.6%	11	84.6%	770	$1,797	$2,057
Total/Wtd. Avg.	136	100.0%	130	95.6%	596	$4,396	$4,384
(1)	Based on the underwritten rent roll dated March 6, 2025, unless otherwise indicated. Average Monthly Rental Rate is based on occupied units.
(2)	Source: Appraisal.

The following table presents certain information relating to the Underwritten Net Cash Flow of The Wave Property:

Cash Flow Analysis(1)
	U/W	U/W Per Unit(2)
Base Rent - Residential	$6,857,712	$50,424
Potential Income from Vacant Units	410,076	3,015
Gross Potential Income - Residential	$7,267,788	$53,440
Other Income – Residential(3)	235,410	1,731
Net Rental Income	$7,503,198	$55,171
(Vacancy / Credit Loss)	(410,076)	(3,015)
Total Effective Gross Income - Residential	$7,093,122	$52,155

Base Rent - Commercial	$540,000	$38
Potential Income from Vacant Units	0	0
Gross Potential Income - Commercial	$540,000	$38
Other Income – Commercial	0	0
Net Rental Income - Commercial	$540,000	$38
(Vacancy / Credit Loss)	(27,000)	(2)
Effective Gross Income - Commercial(4)	$513,000	$36

Total Effective Gross Income	$7,606,122	$55,927

Real Estate Taxes(5)	89,928	661
Insurance	109,929	808
Management Fee	228,184	1,678
Other Expenses(6)	414,699	3,049
Total Expenses	$842,740	$6,197

Net Operating Income	$6,763,382	$49,731
Replacement Reserves - Residential	34,000	250
Replacement Reserves - Commercial	2,138	0
Normalized TI/LC	15,390	113
Net Cash Flow	$6,711,854	$49,352

Occupancy	94.4%(7)
NCF DSCR	1.27x(8)
NOI Debt Yield	7.7%(8)
(1)	Based on the underwritten rent roll dated March 6, 2025.
(2)	The per unit column is based on total multifamily units (136 units) for all line items except for commercial items which are based on total commercial SF at The Wave Property (14,250 SF).
(3)	Other Income - Residential includes parking and storage income as well as amenity fees.
(4)	No lease is currently in place for the commercial space. As of origination of The Wave Whole Loan, a letter of intent had been signed for the commercial space for which $513,000 of annual commercial rental income has been underwritten. There can be no assurance that the parties to the letter of intent will execute a lease or that rent will be received for the commercial space as specified in the letter of intent or at all.
(5)	The Wave Property benefits from a Section 421-a tax abatement. Real Estate Taxes were underwritten to the five-year average estimated abated taxes of $89,928 versus the five-year average estimated full tax liability of $2,778,183. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.
(6)	Other Expenses consist of payroll and benefits, repairs and maintenance, utilities, and general and administrative expenses.
(7)	Represents economic occupancy.
(8)	Metrics are based solely on The Wave Whole Loan.
B-68

Multifamily – High Rise 828 Metropolitan Avenue Brooklyn, NY 11211	Collateral Asset Summary – Loan No. 7 The Wave	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,000,000 72.0% 1.27x 7.7%

Appraisal. According to the appraisal, The Wave Property had an “as-is” appraised value of $122,300,000 as of November 21, 2024, as shown in the table below.

The Wave Appraised Value(1)
Property	Value	Capitalization Rate
The Wave	$122,300,000	5.50%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment dated November 19, 2024, there was no evidence of any recognized environmental conditions at The Wave Property.

The Market. The Wave Property is located at 828 Metropolitan Avenue, in the East Williamsburg multifamily submarket of Brooklyn, New York. Primary access to the neighborhood is provided by Bushwick Avenue with public transportation provided by the L subway line located approximately two blocks from The Wave Property. The Wave Property is located across the street from Cooper Park and is approximately 0.4-miles, 0.7-miles, and 0.7-miles away from Brooklyn Steel, The Brooklyn Monarch, and McCarren Park, respectively.

According to a third-party market research report, The Wave Property is located in the Williamsburg multifamily submarket of the New York metropolitan multifamily market. As of March 10, 2025, the Williamsburg multifamily submarket had total inventory of 42,283 units, a vacancy rate of 3.9%, asking rent of $4,467 per unit and positive net absorption of 196 units. Furthermore, according to a third-party market research report, The Wave Property is located within the North Brooklyn retail submarket which, as of March 10, 2025, had inventory of 51,832,546 square feet, a vacancy rate of 2.9% and asking rent of $55.14 per square foot.

According to the appraisal, the 2024 population within the 11211 zip code of Brooklyn was 67,467. The 2024 average household income within the neighborhood was $152,842.

The following table presents certain information relating to comparable multifamily properties to The Wave Property:

Multifamily Rent Comparables(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Unit Size	Average Rent Per Unit(1)
The Wave(2) 828 Metropolitan Avenue Brooklyn, NY 11211	-	2024 / NAP	136	Studio - Fair Market	369 SF	$3,583
				1 Bedroom - Fair Market	504 SF	$4,636
				2 Bedroom - Fair Market	786 SF	$7,083
597 Grand Street Brooklyn, NY, 11211	0.4 mi	2023 / NAP	134	Studio	400 SF	$3,772
				1 BR / 1 BA	600 SF	$4,326
				2 BR / 2 BA	900 SF	$6,818
130 Hope Street Brooklyn, NY, 11211	0.6 mi	2022 / NAP	144	Studio	400 SF	$3,762
				1 BR / 1 BA	570 SF	$4,889
				2 BR / 2 BA	850 SF	$6,519
				3 BR / 2 BA	1,000 SF	$7,952
123 Hope Street Brooklyn, NY, 11211	0.6 mi	2017 / NAP	136	Studio	535 SF	$3,525
				1 BR / 1 BA	650 SF	$4,150
				2 BR / 1 BA	906 SF	$5,725
125 Borinquen Place Brooklyn, NY, 11211	0.7 mi	2017 / NAP	133	1 BR / 1 BA	708 SF	$3,936
				2 BR / 1 BA	984 SF	$4,846
275 Lorimer Street Brooklyn, NY, 11206	0.8 mi	2023 / NAP	270	Studio	500 SF	$4,150
				1 BR / 1 BA	600 SF	$4,700
				2 BR / 1 BA	850 SF	$4,800
				2 BR / 2 BA	900 SF	$6,500
				3 BR / 2 BA	1,100 SF	$6,500
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated March 6, 2025. Average Rent Per Unit reflects the average rent for occupied units.

The Borrower and the Borrower Sponsor. The borrower is Upton Metropolitan, LLC, a New York limited liability company and single purpose entity having at least one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Wave Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is Joel Wertzberger. Joel Wertzberger is the founder and chief executive officer of Hamilton Eastman, a real estate holding company based in Brooklyn which has multiple additional brands including Joyland Group and Joyland Management LLC.

Property Management. The Wave Property is managed by Joyland Management LLC, a borrower-affiliated management company.

B-69

Multifamily – High Rise 828 Metropolitan Avenue Brooklyn, NY 11211	Collateral Asset Summary – Loan No. 7 The Wave	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$23,000,000 72.0% 1.27x 7.7%

Initial and Ongoing Reserves. At origination of The Wave Whole Loan, the borrower deposited approximately (i) $13,061 into a reserve account for real estate taxes, (ii) $9,619 into a reserve account for insurance premiums, (iii) $6,325,000 into an earnout reserve account related to the retail space, and (iv) $79,148 into a reserve account for gap rent.

Tax Escrows – On a monthly basis, the borrower is required to deposit into a real estate tax reserve 1/12th of the property taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $6,443).

Insurance Escrows – If the liability or casualty policies maintained by the borrower do not constitute an approved blanket or umbrella policy or the lender requires the borrower to obtain a separate policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $9,619).

Replacement Reserves – On a monthly basis, the borrower is required to deposit approximately $3,012 into a replacement reserve.

Retail Space Earnout Reserve – The funds in the retail space earnout reserve will be released to the borrower only if the borrower has satisfied the following conditions by April 6, 2027 (the “Release Deadline”): (a) the borrower has delivered a signed lease or leases for all or a portion of the retail space with terms and provisions reasonably acceptable to the lender and customary and usual for the market in which The Wave Property is located, which terms must include annual rent of at least $500,000, a term of not less than 10 years and a third party tenant not affiliated with the borrower; (b) such lease or leases must have no remaining conditions to effectiveness; (c) the applicable tenant(s) are paying full unabated rent (other than any market free rent period that is discernible in length and which has been reserved for with the lender); (d) if such lease or leases requires the borrower to perform or pay for any work or leasing commissions, any such amounts have been paid and certain other requirements have been satisfied in connection with such work, and (e) no Trigger Period (as defined below) exists. If such conditions are not satisfied by the Release Deadline, funds in the retail space reserve are required to continue to be held by the lender as collateral for The Wave Whole Loan and not released to the borrower.

Lockbox / Cash Management. The Wave Whole Loan is structured with a springing lockbox and springing cash management. On the first occurrence of a Trigger Period, the borrower is required to establish a lender-controlled lockbox account, and is thereafter required to deposit, or cause the property manager to immediately deposit, all revenue received by the borrower or the property manager into such lockbox. Within five days after the first occurrence of a Trigger Period, the borrower is required to deliver a notice to all commercial tenants at The Wave Property directing them to remit rent and all other sums due under the applicable lease directly to the lender-controlled lockbox account. In addition, upon the first occurrence of a Trigger Period, the lender is required to establish a lender-controlled cash management account. All funds deposited into the lockbox are required to be transferred on each business day to, or at the direction of, the borrower, unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice to the institution maintaining the lockbox account, in which case all funds in the lockbox account are required to be swept on each business day to the lender-controlled cash management account to be applied and disbursed in accordance with The Wave Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with The Wave Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for The Wave Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under The Wave Whole Loan documents, the lender may apply funds in the accounts to The Wave Whole Loan in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under The Wave Whole Loan documents and (ii) the debt service coverage ratio being less than 1.15x and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default under The Wave Whole Loan documents and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.15x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-70

Mixed Use – Retail/Office 2 Theatre Square Orinda, CA 94563	Collateral Asset Summary – Loan No. 8 Orinda Theatre Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 67.9% 1.51x 10.9%

B-71

Mixed Use – Retail/Office 2 Theatre Square Orinda, CA 94563	Collateral Asset Summary – Loan No. 8 Orinda Theatre Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 67.9% 1.51x 10.9%

B-72

Mixed Use – Retail/Office 2 Theatre Square Orinda, CA 94563	Collateral Asset Summary – Loan No. 8 Orinda Theatre Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 67.9% 1.51x 10.9%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use – Retail/Office
Borrower Sponsor(s):	Mark Hutchinson	Collateral:	Fee
Borrower(s):	DE Orinda Borrower LLC and Orinda Dunhill LLC	Location:	Orinda, CA
Original Balance:	$22,000,000	Year Built / Renovated:	1941 / 1990
Cut-off Date Balance:	$22,000,000	Property Management:	Dunhill Partners West
% by Initial UPB:	3.5%	Size:	91,283 SF
Interest Rate:	6.99700%	Appraised Value / Per SF:	$32,400,000 / $355
Note Date:	July 8, 2025	Appraisal Date:	May 21, 2025
Original Term:	60 months	Occupancy:	86.4% (as of July 8, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	87.5%
Original Amortization:	NAP	Underwritten NOI:	$2,389,232
Interest Only Period:	60 months	Underwritten NCF:	$2,356,872
First Payment Date:	September 6, 2025
Maturity Date:	August 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$2,086,326 (TTM March 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$1,923,960
Call Protection:	L(24),D(31),O(5)	2023 NOI:	$1,997,675
Lockbox / Cash Management(1):	Springing / Springing	2022 NOI(4):	NAV
Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$241
Taxes:	$30,723	$65,000(3)	NAP	Maturity Date Loan / SF:	$241
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	67.9%
Replacement Reserves:	$0	$1,521	NAP	Maturity Date LTV:	67.9%
Rollover Reserve:	$500,000	$9,509	NAP	UW NOI DY:	10.9%
				UW NCF DSCR:	1.51x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,000,000	95.6%	Loan Payoff	$20,992,601	91.2%
Sponsor Equity	$1,015,222	4.4%	Closing Costs(5)	1,491,899	6.5%
			Upfront Reserves	530,723	2.3%
Total Sources	$23,015,222	100.0%	Total Uses	$23,015,222	100.0%
(1)	The lockbox springing condition has been met as of the origination date, and will be in place by the first monthly payment date.
(2)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(3)	The borrowers are required to deposit (i) $65,000 into a real estate tax reserve, on each monthly payment date occurring in September 2025, October 2025, November 2025, and December 2025, and (ii) on each monthly payment date thereafter, an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next ensuing twelve months (initially, $36,340).
(4)	2022 NOI is unavailable because the borrower sponsor did not provide.
(5)	Closing Costs include a rate buydown fee of $880,000.

The Loan. The eighth largest mortgage loan (the “Orinda Theatre Square Mortgage Loan”) is secured by the borrowers’ fee interest in Orinda Theatre Square, a 91,283 square foot, mixed-use center located at 2 Theatre Square in Orinda, CA (the “Orinda Theatre Square Property”). The Orinda Theatre Square Mortgage Loan was originated by German American Capital Corporation on July 8, 2025, has a 5-year interest-only term and accrues interest at a rate of 6.99700% per annum on an Actual/360 basis. The Orinda Theatre Square Mortgage Loan has an original term of 60 months and has a remaining term of 60 months as of the Cut-off Date. The scheduled maturity date of the Orinda Theatre Square Mortgage Loan is the payment date in August 2030.

B-73

Mixed Use – Retail/Office 2 Theatre Square Orinda, CA 94563	Collateral Asset Summary – Loan No. 8 Orinda Theatre Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 67.9% 1.51x 10.9%

The Property. The Orinda Theatre Square Property is a two and three-story mixed-use property that spans a full city block in Downtown Orinda, CA. The Orinda Theatre Square Property is centered around the historic Orinda Theatre (15.7% NRA; 4.1% of annual base rent), a three-screen art deco theatre that was originally constructed in 1941. The remainder of the Orinda Theatre Square Property was constructed in 1990 and features a variety of boutique retailers, restaurants, and entertainment options situated below two floors of office space and connected with open air outdoor spaces and courtyards. The Orinda Theatre Square Property is approximately 86.4% leased as of July 8, 2025 to a roster of 31 tenants and is comprised of approximately 45.4% office space and approximately 39.0% retail space with the remainder attributed to the theatre. The two largest tenants based on underwritten base rent, Law Offices of Gillin, Jacobson, Ellis, Larsen, and Lucey (“GJEL Accident Attorneys”) (12.7% of NRA; 15.4% of underwritten base rent) and Morgan Stanley Smith Barney Financing LLC (“Morgan Stanley”) (9.8% of NRA; 15.1% of underwritten base rent), have each been at the Orinda Theatre Square Property for over 25 years and both have renewed their leases within the last three years. Outside of the top three tenants based on square feet at the Orinda Theatre Square Property, no other tenant comprises more than 5.7% of NRA or 6.7% of underwritten base rent. The Orinda Theatre Square Property has a weighted average tenure of 14.5 years

Additionally, the office suites at the Orinda Theatre Square Property are approximately 93.8% leased as of July 8, 2025 and average approximately 3,800 square feet, appealing to a wide range of potential users. The Orinda Theatre Square Property is directly across the street from the Orinda Bay Area Rapid Transit Station. The Orinda Bay Area Rapid Transit Station also provides direct access to downtown San Francisco within 30 minutes. Additionally, the Orinda Theatre Square Property has a subterranean 324 space parking garage (approximately 3.55 spaces per 1,000 square feet).

Major Tenants. The three largest tenants based on underwritten base rent are GJEL Accident Attorneys, Morgan Stanley and Wells Fargo Advisors, LLC (“Wells Fargo”).

Law Offices of Gillin, Jacobson, Ellis, Larsen, and Lucey (11,569 square feet; 12.7% of net rentable area; 15.4% of underwritten base rent). GJEL Accident Attorneys was founded by partners Andy Gillin and Ralph Jacobson in the 1970’s. GJEL Accident Attorneys has served the state of California for over 40 years with over $950 million recovered for their clients. GJEL Accident Attorneys has been at the Orinda Theatre Square Property since 1997. GJEL Accident Attorneys has one two-year extension option and a termination right every six months beginning June 30, 2026 with six months’ notice.

Morgan Stanley (8,902 square feet; 9.8% of net rentable area; 15.1% of underwritten base rent). Morgan Stanley are professionals dedicated to serving high net worth individuals and their families, as well as corporations, foundations and endowments. Morgan Stanley has one five-year extension option at the Orinda Theatre Square Property. Morgan Stanley has an on-going right to terminate the lease only in the event that the landlord leases any ground floor space to any national stock brokerage firm. If the borrowers lease ground floor space to a national stock brokerage firm and Morgan Stanley elects to exercise its termination option, Morgan Stanley will have up to six months from the national stock brokerage firm’s occupancy to exercise its option to terminate. Morgan Stanley has been at the Orinda Theatre Square Property since 1995.

Wells Fargo Advisors, LLC (3,886 square feet; 4.3% of net rentable area; 6.7% of underwritten base rent). Wells Fargo is a financial services firm, serving investors nationwide. Wells Fargo helps clients succeed financially with investment planning and advice designed to help them achieve their life needs and financial goals. Wells Fargo has two five-year extension options at the Orinda Theatre Square Property and no termination options. Wells Fargo has been at the Orinda Theatre Square Property since 2012.

B-74

Mixed Use – Retail/Office 2 Theatre Square Orinda, CA 94563	Collateral Asset Summary – Loan No. 8 Orinda Theatre Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 67.9% 1.51x 10.9%

The following table presents certain information relating to the top tenants at the Orinda Theater Square Property (by U/W Base Rent):

Tenant Summary(1)
Tenant	Property Type	Credit Rating (Moody’s / S&P / Fitch)(2)	Net Rentable Area (SF)	% of NRSF	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Option
Top 10 Tenants
GJEL Accident Attorneys	Office	NR/NR/NR	11,569	12.7%	484,872	$41.91	15.4%	6/30/2028	Y(3)	1 x 2 yr
Morgan Stanley	Office	A1/A-/A+	8,902	9.8%	473,124	53.15	15.1%	12/31/2028	Y(4)	1 x 5 yr
Wells Fargo Advisors, LLC	Office	A1/BBB+/A+	3,886	4.3%	211,332	54.38	6.7%	5/31/2028	N	2 x 5 yr
Bell Investments Advisors	Office	NR/NR/NR	3,135	3.4%	158,004	50.40	5.0%	8/30/2030	N	None
The Fourth Bore Tap Room & Grill	Retail	NR/NR/NR	2,373	2.6%	154,911	65.28	4.9%	11/30/2028	N	None
Old Republic Title Company	Retail	NR/NR/NR	2,666	2.9%	147,510	55.33	4.7%	11/30/2028	N	1 x 5 yr
Anytime Fitness	Retail	NR/NR/NR	5,200	5.7%	142,171	27.34	4.5%	4/30/2029	N	2 x 5 yr
Terra Nova Trading, Inc.	Office	NR/NR/NR	2,610	2.9%	135,492	51.91	4.3%	4/30/2028	N	None
Orinda Theatre	Theatre	NR/NR/NR	14,290	15.7%	$128,318	8.98	4.1%	11/30/2027	N	1 x 5 yr
Saffron	Retail	NR/NR/NR	1,806	2.0%	121,116	67.06	3.9%	MTM	N	1 x 5 yr
Top Ten Tenants			56,437	61.8%	$2,156,849	$38.22	68.7%
Remaining Tenants			22,393	24.5%	$984,022	$43.94	31.3%
Occupied Total / Wtd. Avg. Occupied			78,830	86.4%	$3,140,871	$39.84	100.0%
Vacant			12,453	13.6%
Total			91,283	100.0%

(1)	Based on the underwritten rent roll dated July 8, 2025.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	GJEL Accident Attorneys has a termination right every six months beginning June 30, 2026 with six months’ notice.
(4)	Morgan Stanley has an on-going right to terminate the lease only in the event that the borrowers lease any ground floor space to any national stock brokerage firm. If the borrowers lease ground floor space to a national stock brokerage firm and Morgan Stanley elects to exercise its termination option, Morgan Stanley will have up to six months from the national stock brokerage firm’s occupancy to exercise its option to terminate.

The following table presents certain information relating to the lease rollover schedule at the Orinda Theatre Square Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM & 2025	4,679	5.1%	5.13%	$286,325	9.1%	$61.19	4
2026	6,740	7.4%	12.5%	$253,288	8.1%	$37.58	5
2027	18,471	20.2%	32.7%	$314,389	10.0%	$17.02	6
2028	37,689	41.3%	74.0%	$1,855,037	59.1%	$49.22	10
2029	5,200	5.7%	79.7%	$142,171	4.5%	$27.34	1
2030	3,985	4.4%	84.1%	$222,354	7.1%	$55.80	3
2031	1,383	1.5%	85.6%	$41,490	1.3%	$30.00	1
2032	683	0.7%	86.4%	$25,817	0.8%	$37.80	1
2033	0	0.0%	86.4%	$0	0.00%	$0.00	0
2034	0	0.0%	86.4%	$0	0.00%	$0.00	0
2035 & Thereafter	0	0.0%	86.4%	$0	0.00%	$0.00	0
Vacant	12,453	13.6%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	91,283	100.0%	100.0%	$3,140,871	100.0%	$39.84	31
(1)	Based on the underwritten rent roll dated July 8, 2025.

B-75

Mixed Use – Retail/Office 2 Theatre Square Orinda, CA 94563	Collateral Asset Summary – Loan No. 8 Orinda Theatre Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 67.9% 1.51x 10.9%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Orinda Theatre Square Property:

Operating History and Underwritten Net Cash Flow
	2023	2024	TTM(1)	U/W(2)	Per SF
Base Rent	$3,174,087	$3,015,795	$3,213,150	$3,140,871	34.41
Rent Steps	0	0	0	83,963	0.92
Vacant Income	0	0	0	577,723	6.33
Gross Potential Rent	$3,174,087	$3,015,795	$3,213,150	$3,802,557	$41.66
Total Reimbursements	671,102	584,494	601,583	660,000	7.23
Other Income	130,972	137,288	137,455	170,200	1.86
Net Rental Income	$3,976,161	$3,737,577	$3,952,188	$4,632,757	$50.75
(Vacancy/Credit Loss)	0	0	0	(577,723)	(6.33)
Effective Gross Income	$3,976,161	$3,737,577	$3,952,188	$4,055,034	$44.42

Total Expenses(3)	$1,978,486	$1,813,616	$1,865,862	$1,665,801	$18.25

Net Operating Income	$1,997,675	$1,923,960	$2,086,326	$2,389,232	$26.17
TI/LC	0	0	0	14,104	0.15
Cap Ex	0	0	0	18,257	0.20
Net Cash Flow	$1,997,675	$1,923,960	$2,086,326	$2,356,872	$25.82

Occupancy	85.0%	87.0%	85.1%	87.5%(4)
NCF DSCR	1.28	1.23	1.34	1.51
NOI Debt Yield	9.1%	8.7%	9.5%	10.9%
(1)	TTM reflects the trailing 12 months ending March 31, 2025.
(2)	Based on the underwritten rent rolls dated July 8, 2025, inclusive of contractual rent steps through June 1, 2026.
(3)	Total Expenses includes management fees, common area maintenance, other expenses, real estate taxes and insurance.
(4)	Based on economic occupancy.

Appraisal. According to the appraisal, the Orinda Theatre Square Property had an “as-is” appraised value of $32,400,000 as of May 21, 2025, as shown in the table below.

Orinda Theatre Square Appraised Value(1)
Property	Value	Capitalization Rate
Orinda Theatre Square	$32,400,000	7.25%
(1)	Source: Appraisal.

Environmental Matters. According to a Phase I environmental report dated May 28, 2025, there was no evidence of any recognized environmental conditions at the Orinda Theatre Square Property.

B-76

Mixed Use – Retail/Office 2 Theatre Square Orinda, CA 94563	Collateral Asset Summary – Loan No. 8 Orinda Theatre Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 67.9% 1.51x 10.9%

The Market. The Orinda Theatre Square Property is located in the East Bay – CA USA retail market and the Lamorinda retail submarket. According to the appraisal, as of the first quarter of 2025, the Lamorinda submarket had approximately 1,943,028 square feet of occupied retail space (including sublet space), resulting in an occupancy rate of 96.7% for the submarket. This reflects a decrease from the previous quarter’s occupancy of 97.1%, and a small decrease from an occupancy rate of 97.1% from last year. The submarket occupancy rate is above the 94.6% market occupancy. The submarket experienced negative 6,101 square feet of net absorption for the current quarter. This indicates a decline from the previous quarter’s positive 6,001 square feet of net absorption, and a decline from the negative 4,557 square feet of net absorption from a year ago. The submarket’s current net absorption of negative 6,101 square feet is below the overall market net absorption of positive 100,226 square feet.

The submarket achieved average asking rent of $39.71 per square foot, which indicates a small decrease from the previous quarter’s asking rent of $39.76 per square foot, and a small decrease from the asking rent of $39.76 per square foot from last year. The submarket’s current asking rent of $39.71 per square foot compares favorably with the overall market asking rent of $32.75 per square foot.

According to the appraisal, the 2024 population within a one-, three- and five-mile radius of the Orinda Theatre Square Property is 5,171, 29,062 and 179,524, respectively. The 2024 average household income within the same radii is $308,962, $313,545 and $236,941, respectively.

The following table presents information relating to comparable retail and office rentals for the Orinda Theatre Square Property:

Market Analysis – Retail and Office Rentals(1)
Property Name / Address	Year Built / Renovated	Tenant	Suite Size (SF)	Lease Commencement	Rent (PSF)
Orinda Theatre Square(2) 2 Theatre Square Orinda, CA	1941 / 1990	The Fourth Bore Tap Room & Grill	2,373	Aug-11	$65.28
San Miguel Center 1250-1280 Newell Avenue Walnut Creek, CA	1980 / NAP	Jersey Mike’s	1,310	Feb-23	$38.72
Pleasant Hill Plaza 1888-1979 Contra Costa Blvd Pleasant Hill, CA	1979 / NAP	Sourdough & Co.	1,770	Nov-22	$40.00
Class C Office 10 S. Knoll Road Mill Valley, CA	1984 / NAP	First American Title	2,030	Jul-23	$51.60
Harbor Drive Exec. Park 1 and 3 Harbor Drive Sausalito, CA	1981 / NAP	Vine Connections	3,155	Oct-23	$57.00
Orinda Commercial 1 Bates Boulevard Orinda, CA	1989 / NAP	Clearwater Counseling	1,830	Mar-22	$45.00
818 & 821 5th Avenue 818 & 821 5th Avenue San Rafael, CA	1972 / 2019	Radiant Logic	6,620	May-24	$51.00
Lafayette Terrace 3697 Mt. Diablo Boulevard Lafayette, CA	1985 / NAP	Madison Park Financial	5,010	May-23	$46.80
(1)	Source: Appraisal, unless otherwise specified.
(2)	Based on the underwritten rent roll dated July 6, 2025.

The Borrowers and the Borrower Sponsor. The borrowers are DE Orinda Borrower LLC and Orinda Dunhill LLC, both Delaware limited liability companies, each having one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Orinda Theatre Square Mortgage Loan. Orinda Theatre Square has a tenants in common (“TIC”) ownership structure. The TIC borrowing entities, DE Orinda Borrower LLC (43.27% ownership) and Orinda Dunhill LLC (57.73% ownership) are recycled special purpose entities formed in the State of Delaware. Mark Hutchinson is the control party for both entities and will be the non-recourse carve out guarantor for the Orinda Theatre Square Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantor is Mark Hutchinson. Mark Hutchinson is the executive vice president of Dunhill Partners. Dunhill Partners was established in 1984 and has since done over $5 billion in transaction volume. The company specializes in acquiring, selling, managing, and leasing retail shopping centers.

Property Management. The Orinda Theatre Square Property is managed by Dunhill Partners West, an affiliate of the borrower sponsor.

B-77

Mixed Use – Retail/Office 2 Theatre Square Orinda, CA 94563	Collateral Asset Summary – Loan No. 8 Orinda Theatre Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 67.9% 1.51x 10.9%

Initial and Ongoing Reserves. At origination of the Orinda Theatre Square Mortgage Loan, the borrowers deposited approximately (i) $30,723 into a real estate tax reserve and (ii) $500,000 into a leasing reserve for future tenant improvements and leasing commissions.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, (i) on each monthly payment date occurring in September 2025, October 2025, November 2025, and December 2025, $65,000, and (ii) on each monthly payment date thereafter, an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next ensuing 12 months (initially, $36,340.32).

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12th of the insurance premiums that the lender reasonably estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof; provided, however, that the insurance reserve will be conditionally waived for so long as the borrowers maintain a banket policy acceptable to the lender. At origination, a blanket policy was in place.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, approximately $1,521.

Rollover Reserve –The borrowers are required to deposit into a rollover reserve, on a monthly basis, approximately $9,509 for future tenant improvements and leasing commissions.

Lockbox / Cash Management. The Orinda Theatre Square Mortgage Loan is structured with a springing lockbox and springing cash management. The borrowers will enter into a clearing account agreement with a financial institution pursuant to which from and after the occurrence of a Lockbox Trigger Event (as defined below), a lockbox and clearing account controlled by the lender (the "Clearing Account") will be established by the borrowers with such financial institution, into which all rents, revenues and receipts from the Orinda Theatre Square Property are required to be deposited directly by the tenants. The borrowers will provide (i) executed account opening documentation required by the Clearing Account financial institution in order to establish the Clearing Account and (ii) executed letters directing all tenants to deposit all sums due under their leases directly into the Clearing Account to be held in escrow pending the occurrence of a Lockbox Trigger Event. Following the occurrence of a Lockbox Trigger Event, all sums deposited into the Clearing Account will be transferred into the borrowers’ operating account on a daily basis unless a Trigger Period (as defined below) then exists. Following a Trigger Period, any transfers to the borrowers’ operating account will cease and such sums on deposit in the Clearing Account will be transferred on a daily basis to an account controlled by the lender, at a financial institution selected by the lender, to be applied to payment of all monthly amounts due under the Orinda Theatre Square Mortgage Loan documents (including, without limitation, taxes and insurance, debt service and required reserves) and approved property operating expenses with any excess funds being held by the lender as additional collateral for the Orinda Theatre Square Mortgage Loan. As of the origination date, a Lockbox Trigger Event exists and the Clearing Account will be in place as of the first monthly payment date.

A “Trigger Period” means a period: (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio (“DSCR”) falling below 1.20x, (iii) if the manager is an affiliate of borrowers or guarantor and is adjudicated bankrupt or insolvent and (iv) if the borrowers or the guarantor becomes insolvent or a debtor in any bankruptcy or insolvency proceeding; and (B) expiring upon, with regard to any Trigger Period commenced in connection with (w) clause (i) above, the event of default commencing the Trigger Period has been cured and such cure has been accepted by lender (and no other event of default is then continuing) (x) clause (ii) above, the date that the DSCR is equal to or greater than 1.20x for two consecutive calendar quarters, (y) clause (iii) above, if the manager is replaced with a non-affiliated manager approved by the lender under a replacement management agreement approved by the lender, such replacement manager and the borrowers have executed and delivered an assignment and subordination agreement satisfactory to the lender, and (z) clause (iv) above if such Trigger Period is solely as a result of the filing of an involuntary petition, case or proceeding against the borrowers with respect to which none of the borrowers, the guarantor or any affiliate of the borrowers or the guarantor solicited or actively facilitated the solicitation of petitioning creditors or consented to or otherwise joined in such involuntary petition, case, or proceeding, upon the same being discharged or dismissed within 90 days of such filing.

A “Lockbox Trigger Event” means the occurrence of the origination date of the Orinda Theatre Square Mortgage Loan.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not Permitted.

Ground Lease. None.

B-78

Multifamily – Garden 110 Chanticleer Village Drive Myrtle Beach, SC 29579	Collateral Asset Summary – Loan No. 9 The Brixley at Carolina Forest	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,700,000 63.7% 1.21x 8.7%

B-79

Multifamily – Garden 110 Chanticleer Village Drive Myrtle Beach, SC 29579	Collateral Asset Summary – Loan No. 9 The Brixley at Carolina Forest	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,700,000 63.7% 1.21x 8.7%

B-80

Multifamily – Garden 110 Chanticleer Village Drive Myrtle Beach, SC 29579	Collateral Asset Summary – Loan No. 9 The Brixley at Carolina Forest	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,700,000 63.7% 1.21x 8.7%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Michael Schofel and Peter Schofel	Collateral:	Fee
Borrower(s):	110 Chanticleer Property LLC	Location:	Myrtle Beach, SC
Original Balance:	$20,700,000	Year Built / Renovated:	2004 / 2023, 2024
Cut-off Date Balance:	$20,700,000	Property Management:	Asset Plus USA, LLC
% by Initial UPB:	3.3%	Size:	149 Units
Interest Rate:	6.00000%	Appraised Value / Per Unit:	$32,500,000 / $218,121
Note Date:	July 9, 2025	Appraisal Date:	November 6, 2024
Original Term:	60 months	Occupancy:	94.0% (as of June 4, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	83.0%
Original Amortization:	NAP	Underwritten NOI:	$1,562,368
Interest Only Period:	60 months	Underwritten NCF:	$1,525,118
First Payment Date:	September 6, 2025
Maturity Date:	August 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$1,479,431 (TTM May 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$1,153,101
Call Protection:	L(24),D(29),O(7)	2023 NOI(3):	NAV
Lockbox / Cash Management:	Springing / Springing	2022 NOI(3):	NAV

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$138,926
Taxes:	$144,238	$18,030	NAP	Maturity Date Loan / Unit:	$138,926
Insurance:	$36,083	$12,028	NAP	Cut-off Date LTV:	63.7%
Replacement Reserves:	$0	$3,104	NAP	Maturity Date LTV:	63.7%
Other Reserves(2):	$2,700,000	$0	NAP	UW NOI DY(4):	8.7%
				UW NCF DSCR:	1.21x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$20,700,000	100.0%	Loan Payoff	$14,958,845	72.3%
			Upfront Reserves	2,880,321	13.9
			Sponsor Equity	1,555,568	7.5
			Closing Costs(5)	1,305,265	6.3
Total Sources	$20,700,000	100.0%	Total Uses	$20,700,000	100.0%
(1)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(2)	Other Reserves are comprised of a $2,700,000 holdback reserve.
(3)	2022 NOI and 2023 NOI Information are not available because the borrower acquired The Brixley at Carolina Forest Property (as defined below) in May 2023.
(4)	UW NOI DY is calculated net of the $2,700,000 holdback reserve which is required to be released on and after the date that is six months following the origination date to the extent that The Brixley at Carolina Forest Property achieves a Holdback Debt Yield (as defined below) of 8.5%. See “Initial and Ongoing Reserves” below. UW NOI DY based on the total balance of The Brixley at Carolina Forest Mortgage Loan of $20,700,000 is 7.5%.
(5)	Closing Costs include a rate buydown fee of $828,000.

The Loan. The ninth largest mortgage loan (“The Brixley at Carolina Forest Mortgage Loan”) is secured by the borrower’s fee simple interest in a 149 unit, garden-style apartment complex located in Myrtle Beach, South Carolina (“The Brixley at Carolina Forest Property”). The Brixley at Carolina Forest Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $20,700,000. The Brixley at Carolina Forest Mortgage Loan was originated on July 9, 2025 by CREFI and accrues interest at a fixed rate of 6.00000% per annum. The Brixley at Carolina Forest Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of The Brixley at Carolina Forest Mortgage Loan is August 6, 2030.

The Property. The Brixley at Carolina Forest Property is a 149-unit, garden-style apartment complex located in Myrtle Beach, South Carolina. The Brixley at Carolina Forest Property is comprised of 16 buildings situated on an approximately 26.29-acre site, including 12 three-story residential buildings, an amenity building, and a clubhouse / leasing office maintenance building. The borrower purchased The Brixley at Carolina Forest Property in May 2023 and began a renovation plan to transition The Brixley at Carolina Forest Property from student housing to conventional apartments. Renovations have totaled approximately $2,362,975 and include upgraded units with

B-81

Multifamily – Garden 110 Chanticleer Village Drive Myrtle Beach, SC 29579	Collateral Asset Summary – Loan No. 9 The Brixley at Carolina Forest	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,700,000 63.7% 1.21x 8.7%

new paint, kitchen cabinets, stainless steel appliances, new granite or quartz countertops, new bathroom vanity and toilets, new flooring, and updated plumbing and lighting fixtures, along with exterior and amenity refreshes.

Amenities at The Brixley at Carolina Forest Property include a sport court, fitness center, leasing office, clubhouse, business center, pool, barbeque grill, outdoor lounge, theatre room, and cabana/pergola. The Brixley at Carolina Forest Property also features 432 parking spaces, resulting in a parking ratio of 2.90 spaces per unit. The unit mix at The Brixley at Carolina Forest Property consists of four studio units, one one-bedroom unit, 63 three-bedroom non-renovated units, 15 three-bedroom partially renovated units, and 66 three-bedroom renovated units with fully renovated three-bedroom units having a $164 (10.8%) rental premium relative to unrenovated units. As of June 4, 2025, The Brixley at Carolina Forest Property was 94.0% occupied.

The following table presents certain information relating to the unit mix at The Brixley at Carolina Forest Property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Market Rent Per Unit(2)
Studio	4	2.7%	4	100.0%	450	$1,123	$1,255
1BR/1BA	1	0.7%	1	100.0%	450	$1,060	$1,050
3BR/3BA Unrenovated	63	42.3%	55	87.3%	1,250	$1,519	$1,600
3BR/3BA Partial Renovated	15	10.1%	14	93.3%	1,250	$1,630	$1,725
3BR/3BA Renovated	66	44.3%	66	100.0%	1,250	$1,683	$1,800
Total/Wtd. Avg.	149	100.0%	140	94.0%	1,223	$1,593	$1,688
(1)	Based on the underwritten rent roll dated June 4, 2025. Average Monthly Rental Rate is based on occupied units.
(2)	Source: Appraisal.

The following table presents certain information relating to the historical and underwritten net cash flow at The Brixley at Carolina Forest Property:

Cash Flow Analysis
	12/31/2024(1)	TTM 5/31/2025(1)	U/W	U/W Per Unit(2)
Base Rent	$2,873,307	$2,844,255	$2,675,688	$17,957.64
Potential Income from Vacant Units	0	0	174,300	$1,169.80
Gross Potential Income	$2,873,307	$2,844,255	$2,849,988	$19,127.44
Other Income(2)	326,927	413,876	413,876	$2,777.69
Net Rental Income	$3,200,234	$3,258,131	$3,263,864	$21,905.13
(Vacancy / Credit Loss)	($817,774)	($501,931)	($483,853)	($3,247.34)
Total Effective Gross Income	$2,382,459	$2,756,199	$2,780,011	$18,657.79

Real Estate Taxes	206,055	209,356	205,667	$1,380.31
Insurance	127,819	129,910	137,459	$922.55
Management Fee	71,474	82,686	83,400	$559.73
Utilities	321,954	319,536	319,536	$2,144.54
Other Expenses(3)	502,056	535,280	471,580	$3,164.97
Total Expenses	$1,229,358	$1,276,769	$1,217,643	$8,172.10

Net Operating Income	$1,153,101	$1,479,431	$1,562,368	$10,485.69
Replacement Reserves - Residential	0	0	37,250	$250.00
Net Cash Flow	$1,153,101	$1,479,431	$1,525,118	$10,235.69

Occupancy	76.0%	87.2%	83.0%(4)
NCF DSCR	0.92x	1.17x	1.21x
NOI Debt Yield(5)	6.4%	8.2%	8.7%
(1)	The increase from 12/31/2024 Net Operating Income to TTM 5/31/2025 Net Operating Income is primarily attributable to the renovations and subsequent lease-up of The Brixley at Carolina Forest Property in 2024.
(2)	Other Income includes utilities reimbursement, cable and internet, resident liability insurance, cleaning and damages, application fees, late fees, lease termination/notice fees, and pet fees
(3)	Other Expenses include payroll and benefits, repairs and maintenance, and general and administrative expenses.
(4)	Represents economic occupancy.
(5)	NOI Debt Yield is calculated net of the $2,700,000 holdback reserve which is required to be released six months following the origination date to the extent that The Brixley at Carolina Forest Property achieves a Holdback Debt Yield (as defined below) of 8.5%. See “Initial and Ongoing Reserves” below. The 12/31/2024, TTM 5/31/2025, and U/W NOI Debt Yields based on the total balance of The Brixley at Carolina Forest Mortgage Loan of $20,700,000 are 5.6%, 7.1%, and 7.5%, respectively.

B-82

Multifamily – Garden 110 Chanticleer Village Drive Myrtle Beach, SC 29579	Collateral Asset Summary – Loan No. 9 The Brixley at Carolina Forest	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,700,000 63.7% 1.21x 8.7%

Appraisal. According to the appraisal, The Brixley at Carolina Forest Property had an “as-is” appraised value of $32,500,000 as of November 6, 2024, as shown in the table below.

The Brixley at Carolina Forest Appraised Value(1)
Property	Value	Capitalization Rate
The Brixley at Carolina Forest	$32,500,000	5.50%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental assessment dated April 21, 2025, there was no evidence of any recognized environmental conditions at The Brixley at Carolina Forest Property.

The Market. The Brixley at Carolina Forest Property is located at 110 Chanticleer Village Drive in Myrtle Beach, South Carolina, within the Myrtle Beach-Conway-North Myrtle Beach SC-NC metropolitan statistical area (the “Myrtle Beach MSA”). The Brixley at Carolina Forest Property is located approximately 10.9 miles west of the Myrtle Beach Pier and 11.9 miles west of the Myrtle Beach International Airport. The Myrtle Beach MSA is a popular destination for tourists and retirees and has experienced strong population growth with a 4.3% increase in population from 2021 to 2022 and 2022 to 2023. Top employers in the Myrtle Beach MSA include Walmart, Coastal Carolina University, Food Lion, Conway Medical Center, and Grand Strand Regional Medical Center.

According to the appraisal, The Brixley at Carolina Forest Property is located in the Myrtle Beach multifamily market. As of the third quarter of 2024, the Myrtle Beach multifamily market had a total inventory of 9,739 units, a vacancy rate of 10.1%, and asking rent of $1,462 per unit. Furthermore, the appraisal compared The Brixley at Carolina Forest Property to 2000 to 2009 vintage properties and found that average asking rates for similar vintage properties was $1,610 per unit.

According to the appraisal, the 2023 population within a one-, three- and five-mile radius of The Brixley at Carolina Forest Property was 1,406, 19,810 and 55,053, respectively. The 2023 average household income within the same radii was $99,908, $89,229 and $90,772, respectively.

The following table presents certain information relating to comparable multifamily properties to The Brixley at Carolina Forest Property:

Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Unit Size	Average Rent Per Unit(1)
	-	2004 / 2023, 2024	149	Studio	450	$1,123
The Brixley at Carolina Forest(2)				1BR/1BA	450	$1,060
110 Chanticleer Village Drive				3BR/3BA	1250	$1,519
Myrtle Beach, SC				3BR/3BA Partial Renovated	1250	$1,630
				3BR/3BA Renovated	1250	$1,683
Reserve at Ridgewood 4911 Signature Drive	0.6 mi	1998 / NAP	180	2BR/2BA	1,140	$1,434
Myrtle Beach, SC				3BR/3BA	1,315	$1,590
Grandview At Clear Pond	2.6 mi	2020 / NAP	252	1BR/1BA	772	$1,250
101 Grand Bahama Drive				2BR/2BA	1,013	$1,600
Myrtle Beach, SC				3BR/3BA	1,200	$1,820
The Cloisters At Carolina Forest 2118 Silvercrest Drive	5.1 mi	2019 / NAP	152	2BR/2BA	1,050	$1,482
Myrtle Beach, SC				3BR/3BA	1,250	$1,584
River Landing	7.5 mi	2002 / 2023	340	1BR/1BA	728	$1,152
200 River Landing Boulevard				2BR/2BA	993	$1,356
Myrtle Beach, SC				3BR/2BA	1,456	$1,583
Flintlake	8.2 mi	1996 / 2021	272	1BR/1BA	810	$1,175
650 West Flintlake Court				2BR/2BA	1,103	$1,327
Myrtle Beach, SC				3BR/2.5BA	1,508	$1,545
Seaside Grove	9.2 mi	2002 / 2013	312	1BR/1BA	787	$1,157
101 Augusta Plantation Drive				2BR/2BA	989	$1,357
Myrtle Beach, SC				3BR/3BA	1,229	$1,583
Cape Landing	11.6 mi	1997 / NAP	288	1BR/1BA	717	$1,231
3851 Cape Landing Drive				2BR/2BA	1,008	$1,399
Myrtle Beach, SC				3BR/3BA	1,356	$1,665
Seapath on 67th 6715 Wahoo Drive	13.7 mi	2018 / NAP	224	1BR/1BA	814	$1,314
Myrtle Beach, SC				2BR/2BA	1,095	$1,745
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated June 4, 2025. Average Rent Per Unit reflects the average base rent for occupied units.

B-83

Multifamily – Garden 110 Chanticleer Village Drive Myrtle Beach, SC 29579	Collateral Asset Summary – Loan No. 9 The Brixley at Carolina Forest	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,700,000 63.7% 1.21x 8.7%

The Borrower and the Borrower Sponsors. The borrower is 110 Chanticleer Property LLC, a Delaware limited liability company and single purpose entity. The borrower sponsor and non-recourse carveout guarantors are Michael Schofel and Peter Schofel of Eastman Companies. Founded in 1978, Eastman Companies is a full-service real estate development, construction and management company that owns, manages, or has developed more than eight million square feet of office, retail, industrial and multifamily properties. Furthermore, Eastman Companies launched Eastman Residential in 2020 with a focus on acquiring well-located multifamily properties in markets with robust economic drivers and future growth potential.

Property Management. The Brixley at Carolina Forest Property is managed by Asset Plus USA, LLC, an independent third party management company.

Initial and Ongoing Reserves. At origination of The Brixley at Carolina Forest Mortgage Loan, the borrower deposited approximately (i) $144,238 into a reserve account for real estate taxes, (ii) $36,083 into a reserve account for insurance premiums and (iii) $2,700,000 into a holdback reserve. On and after the date that is six months after the origination date, at the borrower’s request (no more than once in any three month period), the lender is required to calculate the Holdback Debt Yield (as defined below), and to the extent there is a Holdback Reserve Funds Release Amount (as defined below), the lender will disburse such amount (i) if no Trigger Period (as defined below) exists, to the borrower, and (ii) if a Trigger Period exists, into the cash management account. In the event that any amount of holdback reserve funds remain on deposit as of the date that is 36 months after the origination date, then the lender will have the right to hold such remaining funds as additional collateral without any further release to the borrower.

“Holdback Debt Yield” means, as of any date of any calculation of the holdback reserve, a ratio calculated as a percentage in which: (i) the numerator is the underwritable cash flow (calculated using, instead of gross rents, rental income for the trailing three months actually paid by tenant(s) pursuant to their lease(s), annualized), and (ii) the denominator is the then outstanding principal balance of The Brixley at Carolina Forest Mortgage Loan less the amount of holdback reserve funds that would remain on deposit, if any, following disbursement of the Holdback Reserve Funds Release Amount (as defined below).

“Holdback Reserve Funds Release Amount” means, as of the date the borrower requests a disbursement from the holdback reserve, the greatest amount of holdback reserve funds for which the Holdback Debt Yield equals or exceeds 8.50%; provided, however, that if such amount to be released is less than $250,000, such released amount shall be deemed to be $0.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $18,030).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $12,028).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $3,104.

Lockbox / Cash Management. The Brixley at Carolina Forest Mortgage Loan is structured with a springing lockbox and springing cash management. Promptly following receipt of notice from the lender of the first occurrence of a Trigger Period , the borrower is required to establish a lender-controlled lockbox account, and is thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue derived from The Brixley at Carolina Forest Property into such lender-controlled lockbox. Within five business days after the first occurrence of a Trigger Period, the borrower is required to deliver a notice to all non-residential tenants occupying space in The Brixley at Carolina Forest Property directing them to remit all rent and other sums due under the lease to which they are a party into the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with The Brixley at Carolina Forest Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with The Brixley at Carolina Forest Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for The Brixley at Carolina Forest Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under The Brixley at Carolina Forest Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earlier of (i) the occurrence and continuance of an event of default under The Brixley at Carolina Forest Mortgage Loan documents, and (ii) the debt service coverage ratio (calculated on the outstanding principal balance of the Brixley at Carolina Forest Mortgage Loan net of the holdback reserve funds) being less than 1.15x (provided, however, that no Trigger Period shall be deemed to exist pursuant to this clause (ii) during any period that the Collateral Cure Conditions (as defined below) are satisfied); and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default under The

B-84

Multifamily – Garden 110 Chanticleer Village Drive Myrtle Beach, SC 29579	Collateral Asset Summary – Loan No. 9 The Brixley at Carolina Forest	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,700,000 63.7% 1.21x 8.7%

Brixley at Carolina Forest Mortgage Loan documents, and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for one calendar quarter.

The “Collateral Cure Conditions” will exist if and for so long as the borrower provides to the lender collateral in the form of cash or a letter of credit in the amount of the Collateral Deposit Amount (as defined below), and thereafter, for so long as the borrower elects to satisfy the Collateral Cure Conditions in order to avoid a Trigger Period (under clause (A)(ii) of the definition of such term) on each one year anniversary of the date that the borrower delivered such cash or letter of credit, the borrower must provide additional cash collateral or increase the letter of credit amount in the amount necessary to equal the Collateral Deposit Amount. The lender is required to promptly return such collateral to the borrower, provided no event of default is continuing under The Brixley at Carolina Forest Mortgage Loan documents, at such time as the debt service coverage ratio is equal to or greater than 1.20x for one calendar quarter without taking into account such collateral.

The “Collateral Deposit Amount” means an amount equal to the positive difference between the underwritable cash flow that produces a debt service coverage ratio of 1.20x and the underwritable cash flow that produces a debt service coverage ratio of 1.00x, in each case, as the debt service coverage ratio is calculated under the related loan documents as of the date such amount is determined.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-85

Hospitality – Full Service 130 Roosevelt Way New Orleans, LA 70112	Collateral Asset Summary – Loan No. 10 The Roosevelt New Orleans	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 53.5% 1.87x 15.6%

B-86

Hospitality – Full Service 130 Roosevelt Way New Orleans, LA 70112	Collateral Asset Summary – Loan No. 10 The Roosevelt New Orleans	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 53.5% 1.87x 15.6%

B-87

Hospitality – Full Service 130 Roosevelt Way New Orleans, LA 70112	Collateral Asset Summary – Loan No. 10 The Roosevelt New Orleans	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 53.5% 1.87x 15.6%
Mortgage Loan Information		Property Information
Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type - Subtype:	Hospitality - Full Service
Borrower Sponsor(s):	AVR Enterprises LLC	Collateral(4):	Fee / Leasehold
Borrower(s):	First Class Hotels, LLC	Location:	New Orleans, LA
Original Balance(1):	$20,000,000	Year Built / Renovated:	1893 / 2019
Cut-off Date Balance(1):	$20,000,000	Property Management:	Waldorf Astoria Management, LLC
% by Initial UPB:	3.2%	Size:	504 Rooms
Interest Rate:	6.87000%	Appraised Value / Per Room:	$243,000,000 / $482,143
Note Date:	June 30, 2025	Appraisal Date:	January 31, 2025
Original Term:	60 months	Occupancy:	70.2% (as of March 31, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	70.2%
Original Amortization:	NAP	Underwritten NOI:	$20,303,668
Interest Only Period:	60 months	Underwritten NCF:	$16,966,806
First Payment Date:	August 6, 2025
Maturity Date:	July 6, 2030	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(5):	$20,230,238 (TTM March 31, 2025)
Additional Debt Balance(1):	$110,000,000	2024 NOI(5)(6):	$17,640,551
Call Protection(2):	L(25),D(28),O(7)	2023 NOI(6):	$19,034,524
Lockbox / Cash Management:	Soft / Springing	2022 NOI:	$19,739,027

Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan Per Room:	$257,937
Taxes:	$0	Springing	NAP	Maturity Date Loan Per Room:	$257,937
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	53.5%
FF&E Reserve:	$0	Springing	NAP	Maturity Date LTV:	53.5%
Ground Lease Subleases Reserve:	$322,055	$0	NAP	UW NOI DY:	15.6%
PIP Reserve:	$0	Springing	NAP	UW NCF DSCR:	1.87x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$130,000,000	95.0%	Loan Payoff	$135,590,278	99.1%
Borrower Sponsor Equity	6,841,400	5.0	Closing Costs	929,067	0.7
			Upfront Reserves	322,055	0.2
Total Sources	$136,841,400	100.0%	Total Uses	$136,841,400	100.0%
(1)	The Roosevelt New Orleans Mortgage Loan (as defined below) is part of a whole loan that is comprised of six pari passu promissory notes with an aggregate original principal balance and Cut-off Date balance of $130,000,000 (“The Roosevelt New Orleans Whole Loan”). The Financial Information presented in the chart above is based on The Roosevelt New Orleans Whole Loan.
(2)	Defeasance of The Roosevelt New Orleans Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) June 30, 2028. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2025-V16 securitization in August 2025. The actual lockout period may be longer.
(3)	For a full description of Reserves, see “Initial and Ongoing Reserves” below.
(4)	An annex portion of The Roosevelt Hotel Property attached to the main structure of The Roosevelt New Orleans Property (as defined below), which includes two ballrooms, the spa, the pool and the pool bar (collectively, “The Roosevelt New Orleans Leasehold Component”) is subject to a ground lease. The Roosevelt New Orleans Whole Loan is secured by the borrower’s sub-leasehold interest in The Roosevelt New Orleans Leasehold Component and its fee simple interest in the remainder of The Roosevelt New Orleans Property. For a full description of the ground lease, see “Ground Lease” below.
(5)	The increase in NOI between 2024 and TTM is primarily attributable to ADR increasing from $297.26 to $313.68.
(6)	The decline in NOI between 2023 and 2024 is primarily attributable to an increase in insurance expenses and real estate taxes.

The Loan. The Roosevelt New Orleans mortgage loan (“The Roosevelt New Orleans Mortgage Loan”) is part of a fixed rate whole loan secured by the borrower’s fee and leasehold interests in a full-service hospitality property located in New Orleans, Louisiana (“The Roosevelt New Orleans Property”). The Roosevelt New Orleans Whole Loan consists of six pari passu promissory notes, has a five-year term, accrues interest at a rate of 6.87000% per annum on an Actual/360 basis and is interest only for the entire term. The Roosevelt New Orleans Whole Loan was co-originated by Barclays and Wells Fargo Bank, N.A. (“WFBNA”). The Roosevelt New Orleans Mortgage Loan is evidenced by the non-controlling Note A-2 by Barclays. The A-1, A-3 and A-4 notes are currently held by Barclays and are expected to be contributed to one or more future securitization trust(s). The A-5-1 note is expected to be contributed to the WFCM 2025-5C5 transaction by WFBNA and the A-5-2 note is currently held by WFBNA.

B-88

Hospitality – Full Service 130 Roosevelt Way New Orleans, LA 70112	Collateral Asset Summary – Loan No. 10 The Roosevelt New Orleans	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 53.5% 1.87x 15.6%

The Roosevelt New Orleans Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the BBCMS 2025-5C36 trust. The relationship between the holders of The Roosevelt New Orleans Whole Loan is governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Outside-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise The Roosevelt New Orleans Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	BBCMS 2025-5C36(2)	Yes
A-2	$20,000,000	$20,000,000	BMARK 2025-V16	No
A-3(1)	$19,500,000	$19,500,000	Barclays	No
A-4(1)	$5,000,000	$5,000,000	Barclays	No
A-5-1	$29,700,000	$29,700,000	WFCM 2025-5C5(3)	No
A-5-2(1)	$15,800,000	$15,800,000	WFBNA	No
Whole Loan	$130,000,000	$130,000,000
(1)	Expected to be contributed to one or more securitization trusts.
(2)	The BBCMS 2025-5C36 securitization is expected to close on or about August 7, 2025.
(3)	The WFCM 2025-5C5 securitization is expected to close on or about July 30, 2025.

The Property. The Roosevelt New Orleans Property is a 504-room full-service hotel built in 1893 and most recently renovated in 2019. The Roosevelt New Orleans Property consists of a 14-story tower, which houses The Roosevelt New Orleans Property’s hotel rooms and an annex portion of The Roosevelt New Orleans Property, which includes The Roosevelt New Orleans Property’s spa, event space and rooftop pool. The borrower sponsor acquired The Roosevelt New Orleans Property in 2007. At the time of acquisition, The Roosevelt New Orleans Property had been closed since 2005 due to damage incurred during Hurricane Katrina. The borrower sponsor subsequently invested approximately $145 million to gut renovate The Roosevelt New Orleans Property and reconstruct all interior components. The Roosevelt New Orleans Property reopened under the Waldorf Astoria brand as The Roosevelt New Orleans on July 1, 2009. In 2018 the borrower sponsor invested $4.4 million in meeting space renovations and in 2019, The Roosevelt New Orleans Property underwent a $13.0 million renovation to update all guest rooms and a full corridor upgrade. In 2024, the borrower sponsor began a $5.5 million renovation intended to modernize all of the guest and service elevators in the building, and in 2025, planned a $2.75 million addition of an 8,000 SF Waldorf Astoria club lounge and renovation of Teddy’s Café.

The Roosevelt New Orleans Property includes 244 king rooms, 88 king one-bedroom suites, 135 queen rooms, one queen one-bedroom suite and 36 additional suites branded Luxury (17 rooms), Waldorf (nine rooms) Astoria (seven rooms) and presidential (three rooms). Amenities at The Roosevelt New Orleans Property include nearly 65,000 SF of meeting and event space, a rooftop pool, two full-service restaurants (Fountain Lounge and Domenica), the Sazerac Bar, the Rooftop Bar at the Roosevelt and Teddy’s café. The Roosevelt New Orleans Property also includes a full-service spa, a fitness center, a business center, a gift shop and 129 surface parking spaces.

As of March 31, 2025, The Roosevelt New Orleans Property had a trailing 12-month occupancy of 70.2%, ADR of $313.68 and RevPAR of $220.14. Total revenue at The Roosevelt New Orleans Property is comprised of four components: rooms (60.7% of underwritten revenue), food and beverage (33.8% of underwritten revenue), other operated departments (3.7% of underwritten revenue) and miscellaneous income (1.8% of underwritten revenue). According to the appraisal, demand segmentation for The Roosevelt New Orleans Property in 2024 was approximately 42% leisure, 33% meetings and group and 25% commercial.

The following table presents certain information relating to the historical operating performance of The Roosevelt New Orleans Property:

Historical Occupancy, ADR, RevPAR
	The Roosevelt New Orleans(1)			Competitive Set(2)(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2022	61.9%	$301.32	$186.62	57.3%	$274.30	$157.13	108.1%	109.9%	118.8%
2023	68.6%	$282.75	$193.85	59.7%	$267.54	$159.75	114.8%	105.7%	121.3%
2024	69.3%	$297.26	$206.00	63.1%	$277.08	$174.87	109.8%	107.3%	117.8%
(1)	Based on operating statements provided by the borrower sponsor.
(2)	Data obtained from third-party hospitality research reports.
(3)	The competitive set consists of the following hotels: JW Marriott New Orleans, The Royal Sonesta New Orleans, The Windsor Court, Westin New Orleans, InterContinental New Orleans, Hotel Monteleone and The Ritz-Carlton, New Orleans.

B-89

Hospitality – Full Service 130 Roosevelt Way New Orleans, LA 70112	Collateral Asset Summary – Loan No. 10 The Roosevelt New Orleans	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 53.5% 1.87x 15.6%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at The Roosevelt New Orleans Property:

Operating History and Underwritten Net Cash Flow
	2022	2023(4)	2024(4)(5)	TTM(1)(5)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	61.9%	68.6%	69.3%	70.2%	70.2%
ADR	$301.32	$282.75	$297.26	$313.68	$313.68
RevPAR	$186.62	$193.85	$206.00	$220.14	$220.14
Room Revenue	$34,330,047	$35,661,070	$37,999,619	$40,497,348	$40,497,348	$80,352	60.7%
Food and Beverage Revenue	20,487,138	22,722,954	21,392,222	22,543,671	22,543,671	44,730	33.8
Other Operated Departments	2,520,957	2,560,293	2,452,356	2,477,408	2,477,408	4,915	3.7
Miscellaneous Income	1,486,642	1,498,245	1,327,284	1,218,805	1,218,805	2,418	1.8
Total Revenue	$58,824,784	$62,442,563	$63,171,481	$66,737,231	$66,737,231	$132,415	100.0%
Room Expense	$7,151,542	$7,873,924	$7,854,255	$8,072,214	$8,072,214	$16,016	19.9%
Food and Beverage Expense	10,845,102	12,334,732	12,230,144	12,578,908	12,578,908	24,958	55.8
Other Operated Departments Expense	1,665,222	1,743,906	1,830,311	1,875,856	1,875,856	3,722	75.7
Total Departmental Expenses	$19,661,865	$21,952,563	$21,914,710	$22,526,978	$22,526,978	$44,696	33.8%
Total Departmental Profit	$39,162,919	$40,490,000	$41,256,771	$44,210,253	$44,210,253	$87,719	66.2%
Undistributed Expenses	$14,595,128	$15,758,274	$16,674,129	$16,957,171	$16,957,171	$33,645	25.4
Gross Operating Profit	$24,567,791	$24,731,727	$24,582,642	$27,253,083	$27,253,083	$54,074	40.8%
Management Fee	$2,232,066	$1,924,585	$1,823,074	$1,937,379	$2,002,117	$3,972	3.0
Real Estate Taxes	1,071,340	1,129,326	1,668,824	1,645,134	1,645,134	3,264	2.5
Insurance	1,217,803	2,335,737	3,142,639	3,132,777	2,980,109	5,913	4.5
Ground Rent	307,555	307,554	307,554	307,554	322,055	639	0.5
Total Other Expenses	$4,828,764	$5,697,203	$6,942,091	$7,022,844	$6,949,414	$13,789	10.4%
Net Operating Income	$19,739,027	$19,034,524	$17,640,551	$20,230,238	$20,303,668	$40,285	30.4%
FF&E	$0	$0	$0	$0	$3,336,862	$6,621	5.0
Net Cash Flow	$19,739,027	$19,034,524	$17,640,551	$20,230,238	$16,966,806	$33,664	25.4%
(1)	TTM is as of March 31, 2025.
(2)	Per Room values are based on 504 rooms.
(3)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Operated Departments Expense are based on their corresponding revenue line item. All other line items are based on Total Revenue.
(4)	Decline in NOI between 2023 and 2024 is primarily attributable to an increase in insurance expenses and real estate taxes.
(5)	Increase in NOI between 2024 and TTM is primarily attributable to ADR increasing from $297.26 to $313.68.

Appraisal. According to the appraisal, The Roosevelt New Orleans Property had an “as-is” appraised value of $243,000,000 as of January 31, 2025. The table below shows the appraisal’s “as-is” conclusions:

The Roosevelt New Orleans Appraised Value(1)
Property	Appraised Value	Capitalization Rate
The Roosevelt New Orleans	$243,000,000	7.20%
(1)	Source: Appraisal.

Environmental. According to the Phase I environmental site assessment dated February 13, 2025, there was no evidence of any recognized environmental conditions at The Roosevelt New Orleans Property.

The Market. The Roosevelt New Orleans Property is located in New Orleans, Louisiana. According to the appraisal, New Orleans is predominately recognized as a tourist destination due to its multicultural heritage and world-famous music and cuisine. In addition to tourism, New Orleans is a significant logistics center due to its access to the Mississippi River, the Gulf of Mexico and numerous railways. Additionally, New Orleans serves as an access point for offshore drilling rigs and an administrative hub for the companies that operate them. The Roosevelt New Orleans Property is located in the New Orleans CBD/French Quarter submarket of the greater New Orleans lodging market. The appraisal describes the neighborhood as being characterized by high-rise office and residential buildings, hotels, world-renowned restaurants, upscale shopping centers and retail shops, entertainment venues and tourism attractions. Notable demand

B-90

Hospitality – Full Service 130 Roosevelt Way New Orleans, LA 70112	Collateral Asset Summary – Loan No. 10 The Roosevelt New Orleans	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 53.5% 1.87x 15.6%

drivers in the neighborhood include the Ernest N. Morial Convention Center, the Caesars Superdome and the Smoothie King Center. The Roosevelt New Orleans Property is located approximately 12 miles from Louis Armstrong International Airport.

According to the appraisal, The Roosevelt New Orleans Property competes with three hotels on a primary level and four additional hotels on a secondary level. The appraisal noted two hotels, ARRIVE by Palisociety (93 keys) and a Fairmont/Element Dual Brand hotel (466 keys), that are currently under construction in the greater New Orleans lodging market. Of the hotels currently under construction, only the Fairmont component (250 keys) is expected to have some degree of competitive interaction with The Roosevelt New Orleans Property.

According to the appraisal, estimated 2025 population and average household income within a one-, three- and five-mile radii of The Roosevelt New Orleans Property were 16,307, 164,982 and 339,847 and $92,710, $89,109 and $92,187, respectively.

The following table presents certain information relating to the primary hotel competition for The Roosevelt New Orleans Property.

Competitive Set(1)
			2024 Market Mix			2024 Operating Statistics
Property	Year Opened	Number of Rooms	Leisure	Meeting and Group	Commercial	Occupancy	ADR	RevPAR
The Roosevelt New Orleans	2009(2)	504	42%	33%	25%	70.2%(3)	$313.68(3)	$220.14(3)
Ritz-Carlton New Orleans	2000	528	35%	50%	15%	55.0%-60.0%	$375.00-$400.00	$230.00-$240.00
Windsor Court Hotel New Orleans	1984	313	50%	26%	24%	55.0%-60.0%	$450.00-$475.00	$260.00-$270.00
Hotel Monteleone New Orleans	1886	522	70%	20%	10%	60.0%-65.0%	$270.00-$280.00	$160.00-$170.00
Secondary Competition	Various	1,930	40%	40%	20%	65.0%	$223.51	$145.28
(1)	Source: Appraisal’s estimates of 2024 Occupancy, ADR and RevPAR, unless stated otherwise.
(2)	The Roosevelt New Orleans Property was originally built in 1893 but reopened in 2009 as The Roosevelt New Orleans following a gut renovation by the borrower sponsor.
(3)	Based on TTM as of March 31, 2025.

The Borrower and the Borrower Sponsor. The borrowing entity for The Roosevelt New Orleans Whole Loan is First Class Hotels, LLC, a Louisiana limited liability company and special purpose entity. The borrower is required to have at least two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Roosevelt New Orleans Whole Loan.

The borrower sponsor and non-recourse guarantor is AVR Enterprises LLC, an affiliate of AVR Realty Company. Founded by Allan V. Rose, AVR Realty Company is a private real estate development, investment and management firm. AVR Realty Company is headquartered in New York and has a portfolio that spans 20 states and over 70 cities including hotels, multifamily apartments, retail centers, office buildings and ground-up developments. AVR Realty Company has a net worth and liquidity of approximately $765 million and $366 million, respectively. There is ongoing litigation involving controlling parties of AVR Enterprises, LLC. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus for more information.

Property Management. The Roosevelt New Orleans Property is managed by Waldorf Astoria Management, LLC, a third-party management company affiliated with Hilton Worldwide.

Initial and Ongoing Reserves. At origination, the borrower reserved $322,055, which represents one year’s worth of ground rent and all other charges under The Roosevelt New Orleans Subleases (as defined below).

Tax Reserve – So long as an Escrow Sweep Triggering Event (as defined below) has not occurred, taxes due with regard to The Roosevelt New Orleans Property will be paid by the property manager of The Roosevelt New Orleans Property and the borrower will not be required to deposit monthly reserves with respect to taxes. Following a Escrow Sweep Triggering Event, the borrower is required to deposit monthly 1/12th of an amount that the lender estimates would be sufficient to pay taxes for the next ensuing 12 months.

Insurance Reserve – So long as an Escrow Sweep Triggering Event has not occurred and insurance premiums due with regard to The Roosevelt New Orleans Property are paid by the property manager of The Roosevelt New Orleans Property, the borrower will not be required to deposit monthly reserves with respect to insurance. Following an Escrow Sweep Triggering Event, the borrower is required to deposit monthly 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of coverage, unless no event of default has occurred or is continuing and the borrower maintains a blanket insurance policy in accordance with The Roosevelt New Orleans Whole Loan documents.

B-91

Hospitality – Full Service 130 Roosevelt Way New Orleans, LA 70112	Collateral Asset Summary – Loan No. 10 The Roosevelt New Orleans	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 53.5% 1.87x 15.6%

FF&E Reserve – So long as an Escrow Sweep Triggering Event has not occurred, the property manager of The Roosevelt New Orleans Property will maintain a separate FF&E reserve account and pay for FF&E required for the operation of The Roosevelt New Orleans Property in accordance with the management agreement. Following an Escrow Sweep Triggering Event, the borrower is required to deposit monthly into the replacement reserve account an amount equal to 1/12th of 5% of the gross revenue generated in the immediately preceding calendar year.

PIP Reserve – To the extent not reserved by the property manager or following an Escrow Sweep Triggering Event, the borrower is required to deposit with the lender in the form of cash or a letter of credit all fees and costs incurred or anticipated to be incurred in connection with PIP work as set forth in the borrower’s good faith budget as reasonably approved by the lender subject to the PIP approval process set forth in The Roosevelt New Orleans Whole Loan documents. The borrower can elect to make monthly deposits into the PIP reserve account so long as such deposits provide adequate funds to complete PIP work within the timeframe required by the PIP.

An “Escrow Sweep Triggering Event” means the termination or expiration of the management agreement between the borrower and Waldorf Astoria Management, LLC (“The Roosevelt New Orleans Management Agreement”).

An “Escrow Sweep Cure” means (A) either (i) the borrower has delivered to the lender evidence reasonably satisfactory to the lender that the manager has renewed or extended The Roosevelt New Orleans Management Agreement pursuant to terms reasonably acceptable to the lender for a term of not less than three years past the maturity date or (ii) a management cure has been effectuated as outlined in The Roosevelt New Orleans Whole Loan documents, and (B) if either (i) the borrower has entered into a replacement management agreement as required by The Roosevelt New Orleans Whole Loan documents (a “Roosevelt New Orleans Replacement Management Agreement”) or (ii) if the renewal or extension of The Roosevelt New Orleans Management Agreement requires the borrower to enter into a PIP, the borrower will be required to have delivered the PIP deposit to the lender.

Lockbox / Cash Management. The Roosevelt New Orleans Whole Loan is structured with a soft lockbox and springing cash management. On each business day, all funds in the lockbox accounts will be swept to an account designated by the borrower, unless a Cash Management Period (as defined below) is continuing, in which case such funds are required to be swept on each business day into a cash management account controlled by the lender, at which point, following payment of taxes and insurance, debt service, bank fees, operating expenses and required reserves, all funds are required to be deposited into the excess cash flow reserve, to be held by the lender as additional security for The Roosevelt New Orleans Whole Loan and disbursed in accordance with the terms of The Roosevelt New Orleans Whole Loan documents.

A “Cash Management Period” means the occurrence of (a) an event of default under The Roosevelt New Orleans Whole Loan documents, (b) a bankruptcy action of the borrower, guarantor or manager, (c) the occurrence of an Escrow Sweep Triggering Event and (d) the occurrence of a DSCR Trigger Event (as defined below).

A Cash Management Period may be cured upon the occurrence of the following, with respect to: (i) clause (a) above, the acceptance by the lender of a cure of such event of default in accordance with The Roosevelt New Orleans Whole Loan documents (ii) clause (b) above, the borrower replacing the manager with a qualified manager in accordance with The Roosevelt New Orleans Whole Loan documents; (iii) clause (c) above, the occurrence of an Escrow Sweep Cure; and (iv) clause (d) above, the occurrence of a DSCR Trigger Event Cure (as defined below).

A “DSCR Trigger Event” means any two consecutive calendar quarters for each of which the debt service coverage ratio for The Roosevelt New Orleans Property is less than 1.25x.

A “DSCR Trigger Event Cure” means The Roosevelt New Orleans Property maintaining after the end of two consecutive calendar quarters, a debt service coverage ratio of at least 1.30x.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not Permitted.

Ground Lease. The Roosevelt New Orleans Leasehold Component is subject to a ground lease (“The Roosevelt New Orleans Main Ground Lease”) which is subleased to the borrower pursuant to two subleases (“The Roosevelt New Orleans Subleases”). An affiliate of the borrower purchased the leased fee portion from The Administrators of the Tulane Educational Fund in 2016 and is the ground lessor under the Roosevelt New Orleans Main Ground Lease (the “Ground Lessor”) with Belmont Delaware LLC, an unaffiliated third party (the “Ground Lessee”), as ground lessee.

The borrower subleases The Roosevelt New Orleans Leasehold Component from the Ground Lessee pursuant to The Roosevelt New Orleans Subleases, which have combined annual payments of $322,055. The Roosevelt New Orleans Main Ground Lease and one of

B-92

Hospitality – Full Service 130 Roosevelt Way New Orleans, LA 70112	Collateral Asset Summary – Loan No. 10 The Roosevelt New Orleans	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 53.5% 1.87x 15.6%

The Roosevelt New Orleans Subleases are co-terminus and expire September 30, 2049, and the other one of The Roosevelt New Orleans Subleases has a current maturity date of December 31, 2028 and a fully extended maturity date of September 30, 2049. At origination, the Ground Lessor under The Roosevelt New Orleans Main Ground Lease signed a joinder to The Roosevelt New Orleans Subleases and agreed to enter into a direct lease with the borrower upon expiration or earlier termination of The Roosevelt New Orleans Main Ground Lease and The Roosevelt New Orleans Subleases, including provision for an extension of such direct lease term to December 31, 2060.

B-93

Retail – Anchored 4690 Marigold Avenue Poinciana, FL 34758	Collateral Asset Summary – Loan No. 11 Poinciana Lakes Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 69.4% 1.28x 8.9%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail - Anchored
Borrower Sponsor(s):	John Strzalka, Jason Glaser, Marc Lewin and Spencer Enslein	Collateral:	Fee
Borrower(s):	PLPOINCIANA LLC	Location:	Poinciana, FL
Original Balance(1):	$20,000,000	Year Built / Renovated:	2024 / NAP
Cut-off Date Balance(1):	$20,000,000	Property Management:	Trade Consulting International, Inc., d/b/a TCII Property Management, Inc.
% by Initial UPB:	3.2%	Size:	209,088 SF
Interest Rate:	6.66500%	Appraised Value / Per SF(3):	$69,500,000 / $332
Note Date:	June 3, 2025	Appraisal Date:	October 19, 2025
Original Term:	60 months	Occupancy(4):	98.5% (as of June 1, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	95.3%
Original Amortization:	NAP	Underwritten NOI:	$4,268,126
Interest Only Period:	60 months	Underwritten NCF:	$4,162,599
First Payment Date:	July 6, 2025
Maturity Date:	June 6, 2030	Historical NOI(5)
Additional Debt Type(1):	Pari Passu	2024 NOI:	NAV
Additional Debt Balance(1):	$28,200,000	2023 NOI:	NAV
Call Protection:	L(12),YM1(41),O(7)	2022 NOI:	NAV
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	NAV

Reserves(2)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$231
Taxes:	$22,183	$5,546	NAP	Maturity Date Loan / SF:	$231
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	69.4%
Replacement Reserves:	$0	$1,666	NAP	Maturity Date LTV:	69.4%
TI/LC Reserve:	$0	$8,712	$470,500	UW NOI DY:	8.9%
Unfunded Obligations Reserve(4):	$2,463,619	$0	NAP	UW NCF DSCR:	1.28x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$48,200,000	98.7%	Loan Payoff	$42,607,152	87.3%
Principal’s New Cash Contribution	621,766	1.3	Closing Costs	3,728,811	7.6
			Upfront Reserves	2,485,802	5.1
Total Sources	$48,821,766	100.0%	Total Uses	$48,821,766	100.0%
(1)	The Poinciana Lakes Plaza mortgage loan is part of The Poinciana Lakes Plaza whole loan, which is comprised of two pari passu promissory notes with an aggregate original principal balance and Cut-off Date Balance of $48,200,000. The Financial Information in the chart above is based solely on the aggregate outstanding principal balance of the Poinciana Lakes Plaza whole loan as of the Cut-off Date.
(2)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(3)	The Appraised Value represents the “As Stabilized” value of the Poinciana Lakes Plaza property which assumes all tenants take occupancy at the Poinciana Lakes Plaza property. The appraisal also concluded to an “As Is” value of $65,200,000 as of April 19, 2025. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “As-Is” value are 73.9% and 73.9%, respectively.
(4)	All tenants are expected to take occupancy in July 2025, with outside dates no later than September 2025 (the “Outside Commencement Date”), which is being factored into Occupancy. An unfunded obligations reserve of $2,463,619 was established at loan origination for all outstanding obligations, including for gap rent (through the Outside Commencement Date), free rent and any outstanding TI allowances / leasing commissions.
(5)	Historical NOIs are not available due to the Poinciana Lakes Plaza Property’s (as defined below) recent construction and delivery in June 2024.

The table below identifies the promissory notes that comprise the Poinciana Lakes Plaza whole loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$28,200,000	$28,200,000	Goldman Sachs Bank USA	Yes
A-2	$20,000,000	$20,000,000	Benchmark 2025-V16	No
Whole Loan	$48,200,000	$48,200,000
B-94

Retail – Anchored 4690 Marigold Avenue Poinciana, FL 34758	Collateral Asset Summary – Loan No. 11 Poinciana Lakes Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 69.4% 1.28x 8.9%

The following information presents certain information relating to the current occupancy of the Poinciana Lakes Plaza property:

Current Occupancy(1)(2)
98.5%
(1)	Current occupancy is based on the underwritten rent roll as of June 1, 2025.
(2)	All tenants are expected to take occupancy in July 2025, with outside dates no later than the Outside Commencement Date, which is being factored into Occupancy. An unfunded obligations reserve of $2,463,619 was established at loan origination for all outstanding obligations, including for gap rent (through the Outside Commencement Date), free rent and any outstanding TI allowances / leasing commissions.

The following table presents certain information relating to the tenants at the Poinciana Lakes Plaza property:

Top Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Crunch Fitness	NR/NR/NR	35,000	16.7%	$665,000	$19.00	14.5%	10/31/2034	N	3 x 5 yrs
Sprouts Farmers Market	NR/NR/NR	23,256	11.1%	$651,168	$28.00	14.2%	4/30/2040	N	5 x 5 yrs
Burlington	NR/BB+/NR	25,000	12.0%	$362,500	$14.50	7.9%	2/28/2035	N	4 x 5 yrs
Ross Dress For Less	A2/BBB+/NR	22,000	10.5%	$308,000	$14.00	6.7%	1/31/2036	N	4 x 5 yrs
TJ Maxx	A2/A/NR	24,000	11.5%	$276,000	$11.50	6.0%	5/31/2034	N	4 x 5 yrs
First Watch(3)	NR/NR/NR	4,200	2.0%	$237,500	$56.55	5.2%	6/30/2040	N	4 x 5 yrs
Petco	B3/B/NR	12,500	6.0%	$225,000	$18.00	4.9%	9/30/2034	N	5 x 5 yrs
Ulta	NR/NR/NR	9,972	4.8%	$198,941	$19.95	4.3%	5/31/2034	N	3 x 5 yrs
Five Below	NR/NR/NR	10,200	4.9%	$183,600	$18.00	4.0%	1/31/2035	N	3 x 5 yrs
Rack Room Shoes	NR/NR/NR	6,000	2.9%	$180,000	$30.00	3.9%	7/31/2029	N	3 x 5 yrs
Occupied Major Tenants		172,128	82.3%	$3,287,709	$19.10	71.6%
Other Tenants		33,760	16.1%	$1,305,624	$38.67	28.4%
Total Occupied Collateral		205,888	98.5%	$4,593,333	$22.31	100.0%
Vacant Space (Owned)		3,200	1.5%
Total All Owned Tenants		209,088	100.0%
(1)	Based on the underwritten rent roll dated June 1, 2025, inclusive of contractual rent steps through July 31, 2026.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	First Watch was not in occupancy at loan origination but took occupancy in June 2025.

B-95

Retail – Anchored 4690 Marigold Avenue Poinciana, FL 34758	Collateral Asset Summary – Loan No. 11 Poinciana Lakes Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 69.4% 1.28x 8.9%

The following table presents certain information relating to the lease rollover schedule at the Poinciana Lakes Plaza property, based on the initial lease expiration dates:

Lease Rollover Schedule (1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2025 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	9,200	4.4%	4.4%	$276,000	6.0%	$30.00	2
2030	1,600	0.8%	5.2%	$59,200	1.3%	$37.00	1
2031	0	0.0%	5.2%	$0	0.0%	$0.00	0
2032	3,200	1.5%	6.7%	$116,928	2.5%	$36.54	2
2033	0	0.0%	6.7%	$0	0.0%	$0.00	0
2034	81,472	39.0%	45.7%	$1,364,941	29.7%	$16.75	4
2035	55,960	26.8%	72.4%	$1,409,596	30.7%	$25.19	11
2036 & Thereafter	54,456	26.0%	98.5%	$1,366,668	29.8%	$25.10	4
Vacant	3,200	1.5%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	209,088	100.0%		$4,593,333	100.0%	$22.31	24
(1)	Based on the underwritten rent roll dated June 1, 2025, inclusive of contractual rent steps through July 31, 2026.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.

B-96

Retail – Anchored 4690 Marigold Avenue Poinciana, FL 34758	Collateral Asset Summary – Loan No. 11 Poinciana Lakes Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 69.4% 1.28x 8.9%

The following table presents certain information relating to the Underwritten Net Cash Flow at the Poinciana Lakes Plaza property:

Cash Flow Analysis(1)(2)
	Underwritten	U/W Per SF
Base Rental Revenue	$4,593,333	$21.97
Credit Tenant Rent Steps	33,019	0.16
Total Commercial Reimbursement Revenue	1,173,080	5.61
Market Revenue from Vacant Units	135,192	0.65
Potential Gross Revenue	$5,934,624	$28.38
Vacancy Loss	(276,432)	(1.32)
Effective Gross Revenue	$5,658,192	$27.06
Real Estate Taxes	701,108	3.35
Insurance	265,853	1.27
Repairs & Maintenance	253,360	1.21
Management Fee	169,746	0.81
Total Expenses	$1,390,067	$6.65
Net Operating Income	$4,268,126	$20.41
Replacement Reserves	19,989	0.10
TI/LC	85,537	0.41
Net Cash Flow	$4,162,599	$19.91

Occupancy(3)	95.3%
NCF DSCR	1.28x
NOI Debt Yield	8.9%
(1)	Based on the underwritten rent roll dated June 1, 2025, inclusive of contractual rent steps through July 31, 2026.
(2)	Historical NOIs are not available due to the Poinciana Lakes Plaza Property’s recent construction and delivery in June 2024.
(3)	Represents economic occupancy.

The following table presents certain information regarding competitive sales of the Poinciana Lakes Plaza property:

Competitive Sales(1)
Property Name	Location	Sale Date	SF	Year Built / Renovated	Occupancy	Sale Price	Price PSF	Adj Price PSF	NOI PSF	Cap Rate
Poinciana Lakes Plaza	Poinciana, FL	NAP	209,088(2)	2024	98.5%	NAP	NAP	NAP	$21.33	6.5%
WaterStar Orlando	Kissimmee, FL	March 2023	79,680	2023	91.0%	$28,440,000	$356.93	$321.23	$22.20	6.2%
Wesley Chapel	Lutz, FL	July 2023	189,262	2019	100.0%	$49,600,000	$262.07	$301.38	$20.97	8.0%
Sprouts-Burlington	Palm Harbor, FL	December 2023	57,669	1997	100.0%	$10,892,300	$188.88	$254.98	$13.50	7.2%
Shoppes of Lake Mary	Lake Mary, FL	February 2024	73,234	2000	97.0%	$26,100,000	$356.39	$338.57	$23.66	6.6%
Lee Vista Promenade Shopping Center	Orlando, FL	July 2024	313,981	2016	97.0%	$68,500,000	$218.17	$250.89	$14.84	6.8%
Market Square	Tallahassee, FL	March 2025	71,782	2022	100.0%	$26,795,900	$373.30	$335.97	$31.27	8.4%
Total / Average(3)					97.5%	$35,054,700	$292.62	$300.50	$21.07	7.2%
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated June 1, 2025.
(3)	Excludes the Poinciana Lakes Plaza Property.

B-97

Mixed Use – Retail/Office 200 Lafayette Street New York, NY 10012	Collateral Asset Summary – Loan No. 12 200 Lafayette	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,650,000 50.4% 2.00x 12.3%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type - Subtype:	Mixed Use - Retail/Office
Borrower Sponsor(s):	Jeffrey Kaplan, Timothy Yantz, and J. Andrew McDaniel	Collateral(3):	Fee
Borrower(s):	MV SMA 200 Lafayette Property LLC	Location:	New York, NY
Original Balance:	$18,650,000	Year Built / Renovated:	1900 / 2023
Cut-off Date Balance:	$18,650,000	Property Management:	Cushman & Wakefield U.S., Inc.
% by Initial UPB:	3.0%	Size(4):	35,200 SF
Interest Rate:	6.05200%	Appraised Value / Per SF(4):	$37,000,000 / $1,051
Note Date:	June 24, 2025	Appraisal Date:	April 17, 2025
Original Term:	60 months	Occupancy:	100.0% (as of March 31, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI(5):	$2,292,061
Interest Only Period:	60 months	Underwritten NCF:	$2,285,021
First Payment Date:	August 6, 2025
Maturity Date:	July 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(5):	$2,030,750 (TTM March 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$2,059,915
Call Protection:	L(25),D(30),O(5)	2023 NOI:	($746,959)
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per SF(4):	$530
Taxes:	$60,758	$62,647	NAP	Maturity Date Loan Per SF(4):	$530
Insurance(1):	$0	Springing	NAP	Cut-off Date LTV:	50.4%
Replacement Reserves:	$0	$587	NAP	Maturity Date LTV:	50.4%
TI/LC:	$0	$0	NAP	UW NOI DY:	12.3%
Deferred Maintenance:	$0	$0	NAP	UW NCF DSCR:	2.00x
Other Reserve(2):	$16,306	$16,306	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$18,650,000	48.2%	Purchase Price	$37,000,000	95.7%
Borrower Sponsor Equity	20,023,055	51.8	Closing Costs	1,595,991	4.1
			Upfront Reserves	77,064	0.2
Total Sources	$38,673,055	100.0%	Total Uses	$38,673,055	100.0%
(1)	According to the 200 Lafayette loan documents, the monthly deposits for insurance are waived as long as the borrower maintains a blanket policy for the 200 Lafayette Property (as defined below).
(2)	Other Reserve represents a common charges reserve. The borrower (i) deposited $16,306.09 on the origination date, and (ii) on each monthly payment date, is required to deposit an amount equal to the monthly amount set forth in the approved annual budget for common charges, which is currently $16,306.09. Provided that no event of default has occurred and is continuing, the lender will (a) remit funds in the common charges reserve to an account designated by the board of managers for payment of common charges, or (b) reimburse the borrower for such amounts upon presentation of evidence of payment.
(3)	The collateral for the 200 Lafayette mortgage loan (the “200 Lafayette Property”) is one unit of two total units subject to a condominium regime (the “200 Lafayette Street Condominium”). The 200 Lafayette Property is comprised of a portion of the lower level, ground floor and second floor of an eight-story building. The second unit (non-collateral) is comprised of floors three through seven of the building. The owner of the 200 Lafayette Property has a 34.2367% ownership interest in the 200 Lafayette Condominium and the owner of the non-collateral unit has a 65.7633% ownership interest in the 200 Lafayette Street Condominium. The related condominium board consists of two members, one appointed by the owner of the 200 Lafayette Property and the other appointed by the owner of the non-collateral unit.
(4)	The 200 Lafayette Property contains a total of 29,926 square feet of net rentable area, which contains 11,679 square feet of ground floor retail space, 11,506 square feet of second floor office space, and 6,741 square feet of lower level retail space. Upon remeasurement of the office space at the expiration of the current lease to Moncler (the second largest tenant), the 200 Lafayette Property will comprise a total rentable area of 35,200 square feet. Moncler’s rent through the lease term is based on 16,780 square feet of net rentable area.
(5)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to (i) contractual rent steps, (ii) common area maintenance recoveries, and (iii) lower insurance premiums.

B-98

Mixed Use – Retail/Office 200 Lafayette Street New York, NY 10012	Collateral Asset Summary – Loan No. 12 200 Lafayette	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,650,000 50.4% 2.00x 12.3%

The following table presents certain information relating to the major tenants at the 200 Lafayette Property:

Tenant Summary(1)
Tenant	Type	Credit Rating (Moody’s/S&P/Fitch)	Net Rentable Area (SF)(2)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Eataly	Retail	NR / NR / NR	18,420	52.3%	$1,989,000(3)	$107.98	57.4%	11/30/2038	N	None
Moncler	Office	NR / NR / NR	16,780	47.7%	$1,479,157	$88.15	42.6%	10/31/2033	N	1 x 5 Yr
Total Occupied			35,200	100.0%	$3,468,157	$98.53	100.0%
Vacant			0	0.0
Total			35,200	100.0%
(1)	Based on the underwritten rent roll dated March 31, 2025, inclusive of contractual rent steps through December 1, 2025.
(2)	The 200 Lafayette Property contains a total of 29,926 square feet of net rentable area which contains 11,679 square feet of ground floor retail space, 11,506 square feet of second floor office space, and 6,741 square feet of lower-level retail space. Upon remeasurement of the office space at a loss factor at the expiration of the lease in-place to Moncler, the 200 Lafayette Property will comprise a total rentable area of 35,200 square feet. Moncler’s rent through the lease term is based on 16,780 square feet of net rentable area.
(3)	In addition to base rent, Eataly (the largest tenant) is required to pay percentage rent equal to 9% over the breakpoint amount. The breakpoint amount is $21,666,666.70 for the first lease year (beginning on December 1, 2023 and ending on November 30, 2024) and increases 2% per year. The breakpoint amount for any lease year is reduced to $20,000,000 until such time as the tenant pays $750,000 in the aggregate on account of the reduced breakpoint threshold. The percentage rent calculation period is December through November of each lease year.

The following table presents certain information relating to the lease rollover schedule at the 200 Lafayette Property:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned NRA(2)	% of Owned NRA(2)	Cumulative % of Owned NRA(2)	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031	0	0.0	0.0%	0	0.0	$0.00	0
2032	0	0.0	0.0%	0	0.0	$0.00	0
2033	16,780	47.7	47.7%	1,479,157	42.6	$88.15	1
2034	0	0.0	47.7%	0	0.0	$0.00	0
2035	0	0.0	47.7%	0	0.0	$0.00	0
2036 & Thereafter	18,420	52.3	100.0%	1,989,000	57.4	$107.98	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	35,200	100.0%		$3,468,157	100.0%	$98.53	2
(1)	Based on the underwritten rent roll dated March 31, 2025, inclusive of contractual rent steps through December 1, 2025.
(2)	The 200 Lafayette Property contains a total of 29,926 square feet of net rentable area which contains 11,679 square feet of ground floor retail space, 11,506 square feet of second floor office space, and 6,741 square feet of lower-level retail space. Upon remeasurement of the office space at a loss factor at the expiration of the lease in-place to Moncler, the 200 Lafayette Property will comprise a total rentable area of 35,200 square feet. Moncler’s rent through the lease term is based on 16,780 square feet of net rentable area.

B-99

Mixed Use – Retail/Office 200 Lafayette Street New York, NY 10012	Collateral Asset Summary – Loan No. 12 200 Lafayette	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,650,000 50.4% 2.00x 12.3%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 200 Lafayette Property:

Cash Flow Analysis(1)
	2023	2024	TTM 3/31/2025	U/W	U/W Per SF(2)
Base Rent	$511,632	$3,160,247	$3,179,016	$3,468,157	$98.53
Contractual Rent Steps(3)	0	0	0	76,759	2.18
Gross Potential Rent	$511,632	$3,160,247	$3,179,016	$3,544,916	$100.71
Reimbursements	2,950	50,398	51,591	100,441	2.85
Other Income	1,684	5,488	5,488	0	0.00
Total Gross Income	$516,266	$3,216,132	$3,236,094	$3,645,357	$103.56
(Vacancy / Credit Loss)	0	0	0	(182,268)	(5.18)
Effective Gross Income	$516,266	$3,216,132	$3,236,094	$3,463,089	$98.38
Management Fee	0	0	0	103,893	2.95
Real Estate Taxes	746,324	760,778	774,109	752,655	21.38
Insurance	56,143	28,781	69,490	36,047	1.02
Other Expenses(4)	460,758	366,658	361,745	278,433	7.91
Total Expenses	$1,263,225	$1,156,217	$1,205,345	$1,171,028	$33.27

Net Operating Income(5)	($746,959)	$2,059,915	$2,030,750	$2,292,061	$65.12
Capital Expenditures	0	0	0	7,040	0.20
TI/LC	0	0	0	0	0.00
Net Cash Flow	(746,959)	$2,059,915	$2,030,750	$2,285,021	$64.92

Occupancy (%)	100.0%(6)	100.0%	100.0%	95.0%(7)
NCF DSCR	(0.65x)	1.80x	1.77x	2.00x
NOI Debt Yield	(4.0)%	11.0%	10.9%	12.3%
(1)	Based on the underwritten rent roll dated March 31, 2025.
(2)	The 200 Lafayette Property contains a total of 29,926 square feet of net rentable area which contains 11,679 square feet of ground floor retail space, 11,506 square feet of second floor office space, and 6,741 square feet of lower-level retail space. Upon remeasurement of the office space at a loss factor at the expiration of the lease in-place to Moncler, the 200 Lafayette Property will comprise a total rentable area of 35,200 square feet. Moncler’s rent through the lease term is based on 16,780 square feet of net rentable area.
(3)	Inclusive of rent steps through December 1, 2025.
(4)	Other Expenses include general and administrative, utilities, janitorial, payroll and benefits, professional fees, repairs and maintenance, and common area maintenance.
(5)	The increase from TTM 3/31/2025 Net Operating Income to U/W Net Operating Income is primarily attributable to (i) contractual rent steps, (ii) common area maintenance recoveries, and (iii) lower insurance premiums.
(6)	Eataly’s lease commencement date occurred on March 17, 2023; however, the contractual rent commencement date did not occur until December 1, 2023.
(7)	Represents economic occupancy.

B-100

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 13 Olymbec Atlas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 51.1% 2.39x 14.0%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Recapitalization	Property Type – Subtype(4):	Various - Various
Borrower Sponsor(s):	Olymbec USA LLC and Olymbec Investments Inc.	Collateral:	Fee
Borrower(s):	Olymbec Atlas LLC	Location(4):	Various, Various
Original Balance:	$18,000,000	Year Built / Renovated(4):	Various / Various
Cut-off Date Balance:	$18,000,000	Property Management:	Self-Managed
% by Initial UPB:	2.9%	Size:	282,865 SF
Interest Rate:	5.27000%	Appraised Value (As Is) / Per SF:	$35,200,000 / $124
Note Date:	June 16, 2025	Appraisal Date(5):	Various
Original Term:	60 months	Occupancy:	90.4% (as of June 1, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	90.5%
Original Amortization:	NAP	Underwritten NOI(6):	$2,519,854
Interest Only Period:	60 months	Underwritten NCF:	$2,294,307
First Payment Date:	August 6, 2025
Maturity Date:	July 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(6):	$1,567,862 (TTM February 28, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$1,401,397
Call Protection(1):	L(25),D(32),O(3)	2023 NOI:	$1,121,440
Lockbox / Cash Management:	Hard / Springing	2022 NOI:	NAV

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$64
Taxes:	$168,696	$24,099	NAP	Maturity Date Loan / SF:	$64
Insurance(2):	$0	Springing	NAP	Cut-off Date LTV:	51.1%
Replacement Reserves(3):	$0	Springing	NAP	Maturity Date LTV:	51.1%
TI / LC(3):	$0	Springing	NAP	UW NOI DY:	14.0%
				UW NCF DSCR:	2.39x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$18,000,000	100.0%	Sponsor Equity	$16,127,725	89.6%
			Closing Costs(7)	1,703,579	9.5
			Upfront Reserves	168,696	0.9
Total Sources	$18,000,000	100.0%	Total Uses	$18,000,000	100.0%
(1)	The borrower may deliver defeasance collateral and obtain the release of one or more of the Olymbec Atlas Portfolio mortgaged properties upon the terms and conditions set forth in the Olympec Atlas Portfolio mortgage loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the preliminary prospectus for further detail.
(2)	At the option of the lender, if the liability or casualty insurance policy maintained by the borrower covering the Olymbec Atlas Portfolio properties does not constitute an approved blanket or umbrella policy pursuant to the Olymbec Atlas Portfolio mortgage loan documents, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies upon the expiration thereof. At origination, a blanket policy was in place.
(3)	If a trigger period exists, the borrower is obligated to deposit, on a monthly basis, (i) $3,536 into a replacement reserve and (ii) $23,572 into a leasing reserve.
(4)	See “Portfolio Summary” below.
(5)	Appraisal Dates are as of the appraisals dated between April 8, 2025 and April 10, 2025.
(6)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to 14 new leases being signed in 2025 which account for approximately $824,043 of underwritten base rent.
(7)	Closing Costs include a rate buydown fee of $1,080,000.

B-101

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 13 Olymbec Atlas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 51.1% 2.39x 14.0%

The following table presents certain information relating to the Olymbec Atlas Portfolio properties:

Portfolio Summary
Property Name	Property Type	Location	Year Built / Renovated(1)	Sq. Ft.(2)	Occupancy(2)	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	Appraised Value(1)	U/W NOI	% of U/W NOI
4045 & 4055 Spencer	Office	Las Vegas, NV	1975 / 2024	149,449	85.8%	7,250,000	40.3%	14,900,000	1,031,772	40.9%
3040 Simmons Street	Industrial	North Las Vegas, NV	2003 / 2022	51,901	100.0%	6,750,000	37.5%	13,300,000	777,499	30.9%
1770 Indian Trail	Office	Norcross, GA	1985 / 2012	81,515	92.8%	4,000,000	22.2%	7,000,000	710,583	28.2%
Total / Wtd. Avg.				282,865	90.4%	$18,000,000	100.0%	$35,200,000	$2,519,854	100.0%
(1)	Source: Appraisal.
(2)	Based on the underwritten rent rolls dated June 1, 2025.

The following table presents certain information relating to the largest tenants at the Olymbec Atlas Portfolio properties:

Tenant Summary(1)
Tenant	Property	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Portfolio Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Portfolio U/W Base Rent	Lease Expiration	Renewal Option	Termination Option (Y/N)
State of Nevada(3)	4045 & 4055 Spencer	NR/BBB-/NR	21,774	7.70%	$502,947	$23.10	13.05%	Various(3)	Various(3)	Y(4)
Fatal LLC	3040 Simmons Street	NR/NR/NR	20,724	7.33%	335,294	$16.18	8.70%	1/31/2030	N	N
T-Mobile West LLC	3040 Simmons Street	NR/BBB/BBB+	22,649	8.01%	326,146	$14.40	8.47%	2/29/2028	3 x 5 yr	N
Team Unstoppable, LLC	1770 Indian Trail	NR/NR/NR	11,183	3.95%	165,508	$14.80	4.30%	9/30/2029	N	N
Dermodality Skin Solutions LLC	4045 & 4055 Spencer	NR/NR/NR	11,544	4.08%	152,381	$13.20	3.96%	8/31/2028	N	N
K & C Enterprise Of GA LLC	1770 Indian Trail	NR/NR/NR	9,373	3.31%	135,159	$14.42	3.51%	9/30/2029	1 x 5 yr	N
Managed Business Services, Inc.	4045 & 4055 Spencer	NR/NR/NR	8,304	2.94%	119,578	$14.40	3.10%	6/30/2028	2 x 5 yr	N
SPMY Enterprises	3040 Simmons Street	NR/NR/NR	8,528	3.01%	107,453	$12.60	2.79%	3/31/2029	1 x 5 yr	N
Coulter & Sierra, LLC	1770 Indian Trail	NR/NR/NR	7,238	2.56%	102,852	$14.21	2.67%	3/31/2030	1 x 5 yr	N
Nevada Health Centers, Inc.	4045 & 4055 Spencer	NR/NR/NR	5,667	2.00%	88,405	$15.60	2.29%	4/30/2028	2 x 3 yr	N
Largest Tenants			126,984	44.89%	$2,035,722	$16.03	52.84%
Remaining Occupied			128,801	45.53%	1,816,870	$14.11	47.16%
Total Occupied			255,785	90.43%	$3,852,592	$15.06	100.00%
Vacant			27,080	9.57%
Total			282,865	100.00%
(1)	Based on the underwritten rent rolls dated June 1, 2025 with contractual rent steps through February 1, 2027.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	The State of Nevada leases 21,774 square feet at the 4045 & 4055 Spencer property with 14,841 square feet of that space set to expire December 31, 2034 and 6,933 square feet of space set to expire March 31, 2030. The tenant has one, ten-year option to renew its lease for 14,841 square feet of space and one, five-year option to renew 6,933 square feet of space.
(4)	The State of Nevada has the option to terminate its lease for 14,841 square feet of space if any legitimate reason, action, or mandate on the part of the Executive Branch of the State of Nevada, the Nevada State Legislature, or the Federal Government limits, restricts, or impairs the tenant’s funding or ability to satisfy its rental payment obligation.

B-102

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 13 Olymbec Atlas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 51.1% 2.39x 14.0%

The following table presents certain information relating to the lease rollover schedule at the Olymbec Atlas Portfolio properties, based on initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Number of Leases Expiring
2025 & MTM	24,200	8.6%	8.6%	$345,585	9.0%	$14.28	25
2026	22,525	8.0%	16.5%	$343,907	8.9%	$15.27	20
2027	37,691	13.3%	29.8%	$552,210	14.3%	$14.65	21
2028	64,137	22.7%	52.5%	$925,695	24.0%	$14.43	12
2029	38,622	13.7%	66.2%	$551,766	14.3%	$14.29	6
2030	44,165	15.6%	81.8%	$706,700	18.3%	$16.00	7
2031	0	0.0%	81.8%	$0	0.0%	$0.00	0
2032	3,296	1.2%	82.9%	$52,736	1.4%	$16.00	1
2033	0	0.0%	82.9%	$0	0.0%	$0.00	0
2034	14,841	5.2%	88.2%	$373,993	9.7%	$25.20	1
2035	0	0.0%	88.2%	$0	0.0%	$0.00	0
2036 & Thereafter	0	0.0%	88.2%	$0	0.0%	$0.00	0
Other	6,308	2.2%	90.4%	$0	0.0%	$0.00	6
Vacant	27,080	9.6%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	282,865	100.0%	100.0%	$3,852,592	100.0%	$15.06	99
(1)	Based on the underwritten rent rolls dated June 1, 2025 with contractual rent steps through February 1, 2027.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

B-103

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 13 Olymbec Atlas Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 51.1% 2.39x 14.0%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Olymbec Atlas Portfolio properties:

Cash Flow Analysis(1)
	2023	2024	TTM 2/28/2025(2)	U/W(2)	U/W Per SF
Base Rent	$2,504,525	$2,706,308	$2,846,748	$3,691,343	$13.05
Contractual Rent Steps	0	0	0	161,249	$0.57
Potential Income from Vacant Space	0	0	0	430,347	$1.52
Gross Potential Rent	$2,504,525	$2,706,308	$2,846,748	$4,282,938	$15.14
Reimbursements	230,566	240,839	247,188	233,631	$0.83
Total Gross Income	$2,735,091	$2,947,147	$3,093,936	$4,516,569	$15.97
Other Income(3)	$39,546	$18,056	$18,085	$18,085.00	$0.06
(Vacancy / Credit Loss)	0	0	0	(430,347)	($1.52)
Effective Gross Income	$2,774,637	$2,965,202	$3,112,021	$4,104,308	$14.51

Management Fee	83,239	88,956	93,361	123,129	$0.44
Real Estate Taxes	264,528	273,139	273,139	275,422	$0.97
Insurance	89,912	59,823	59,823	68,065	$0.24
Other Expenses(4)	1,215,518	1,141,887	1,117,837	1,117,837	$3.95
Total Expenses	$1,653,197	$1,563,805	$1,544,160	$1,584,454	$5.60

Net Operating Income	$1,121,440	$1,401,397	$1,567,862	$2,519,854	$8.91
Replacement Reserves	0	0	0	42,430	$0.15
Normalized TI/LC	0	0	0	183,117	$0.65
Net Cash Flow	$1,121,440	$1,401,397	$1,567,862	$2,294,307	$8.11

Occupancy (%)	68.3%	81.9%	NAV	90.5%(5)
NCF DSCR	1.17x	1.46x	1.63x	2.39x
NOI Debt Yield	6.2%	7.8%	8.7%	14.0%
(1)	Based on the underwritten rent rolls dated June 1, 2025 with contractual rent steps through February 1, 2027.
(2)	The increase from TTM 2/28/2025 NOI to Underwritten NOI is primarily attributable to 14 new leases being signed in 2025 which account for approximately $824,043 of underwritten base rent.
(3)	Other Income includes parking income and other miscellaneous sources of revenue.
(4)	Other Expenses are comprised of repairs and maintenance, utilities, general and administrative expenses, and owner's association expenses which apply to the 3040 Simmons Street property.
(5)	Represents economic occupancy.

The following table presents information relating to the submarkets of the Olymbec Atlas Portfolio properties:

Market Analysis(1)
Property Name / Address	Market	Submarket	Submarket Inventory	Submarket Vacancy	Market Rent (PSF)	UW Base Rent PSF(2)
4045 & 4055 Spencer Las Vegas, NV	Las Vegas	Central East	9,279,019	18.60%	$26.59	$14.31
3040 Simmons Street North Las Vegas, NV	Las Vegas	North Las Vegas	59,998,100	12.60%	$8.75	$14.25
1770 Indian Trail Norcross, GA	Atlanta	Duluth/Suwanee/Buford	15,919,176	9.10%	$22.15	$14.77

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent rolls dated June 1, 2025. UW Base Rent PSF does not include contractual rent steps.
B-104

Multifamily – Mid Rise 155 Attorney Street New York, NY 10002	Collateral Asset Summary – Loan No. 14 155 Attorney Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 65.9% 1.29x 7.7%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Mid Rise
Borrower Sponsor(s):	Robert Schwalbe and Jeremy Schwalbe	Collateral:	Fee
Borrower(s):	155 LES LLC	Location:	New York, NY
Original Balance:	$18,000,000	Year Built / Renovated:	2016 / NAP
Cut-off Date Balance:	$18,000,000	Property Management:	Trillion Asset Management Corporation
% by Initial UPB:	2.9%	Size:	37 Units
Interest Rate:	5.85000%	Appraised Value / Per Unit:	$27,300,000 / $737,838
Note Date:	June 25, 2025	Appraisal Date:	May 15, 2025
Original Term:	60 months	Occupancy:	100.0% (as of June 4, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	97.0%
Original Amortization:	NAP	Underwritten NOI:	$1,392,013
Interest Only Period:	60 months	Underwritten NCF:	$1,378,823
First Payment Date:	August 6, 2025
Maturity Date:	July 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$1,392,528 (TTM May 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$1,416,986
Call Protection:	L(25),D(28),O(7)	2023 NOI:	$1,239,410
Lockbox / Cash Management:	Springing / Springing	2022 NOI:	$1,059,398

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$486,486
Taxes:	$58,271	$58,271	NAP	Maturity Date Loan / Unit:	$486,486
Insurance:	$15,566	$3,891	NAP	Cut-off Date LTV:	65.9%
Replacement Reserves:	$0	$1,098	NAP	Maturity Date LTV:	65.9%
				UW NOI DY:	7.7%
				UW NCF DSCR:	1.29x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$18,000,000	98.2%	Loan Payoff	$17,041,486	93.0%
Sponsor Equity	331,514	1.8	Closing Costs(1)	1,216,192	6.6
			Upfront Reserves	73,837	0.4
Total Sources	$18,331,514	100.0%	Total Uses	$18,331,514	100.0%
(1)	Closing costs include a rate buydown fee of $630,000.

The following table presents certain information relating to the unit mix at the 155 Attorney Street property:

Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Market Rent Per Unit (2)
1 BD / 1 BA	20	54.1%	20	100.0%	576	$4,667	$4,725
1 BD / 1.5 BA	2	5.4%	2	100.0%	1094	$6,625	$4,800
1 BD / 2.5 BA	1	2.7%	1	100.0%	1319	$7,000	$6,600
2 BD / 2 BA	12	32.4%	12	100.0%	857	$6,673	$6,675
Loft / 1.5 BA	2	5.4%	2	100.0%	951	$4,623	$6,600
Total/Wtd. Avg.	37	100.0%	37	100.0%	735	$5,484	$5,514
(1)	Based on the underwritten rent roll dated June 4, 2025. Average Monthly Rental Rate is based on occupied units.
(2)	Source: Appraisal.

B-105

Multifamily – Mid Rise 155 Attorney Street New York, NY 10002	Collateral Asset Summary – Loan No. 14 155 Attorney Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,000,000 65.9% 1.29x 7.7%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 155 Attorney Street property:

Cash Flow Analysis(1)
	12/31/2022	12/31/2023	12/31/2024	TTM 5/2025	U/W	U/W Per Unit
Base Rent	$1,958,392	$2,218,596	$2,366,266	$2,373,478	$2,434,920	$65,809
Potential Income from Vacant Units	0	0	0	0	0	0
Gross Potential Income	$1,958,392	$2,218,596	$2,366,266	$2,373,478	$2,434,920	$65,809
Other Income	0	0	0	0	0	0
Net Rental Income	$1,958,392	$2,218,596	$2,366,266	$2,373,478	$2,434,920	$65,809
(Vacancy / Credit Loss)	$0	$0	$0	$0	($73,048)	($1,974)
Total Effective Gross Income	$1,958,392	$2,218,596	$2,366,266	$2,373,478	$2,361,872	$63,834

Real Estate Taxes	610,269	650,428	653,526	653,526	665,928	17,998
Insurance	27,374	29,474	33,037	37,397	44,473	1,202
Management Fee	58,752	66,558	70,988	71,204	70,856	1,915
Other Expenses(2)	202,599	232,726	191,730	218,824	188,602	5,097
Total Expenses	$898,994	$979,186	$949,280	$980,951	$969,859	$26,212

Net Operating Income	$1,059,398	$1,239,410	$1,416,986	$1,392,528	$1,392,013	$37,622
Replacement Reserves - Residential	0	0	0	0	13,190	356
Net Cash Flow	$1,059,398	$1,239,410	$1,416,986	$1,392,528	$1,378,823	$37,265

Occupancy	100.0%	99.8%	100.0%	100.0%	97.0%(3)
NCF DSCR	0.99x	1.16x	1.33x	1.30x	1.29x
NOI Debt Yield	5.9%	6.9%	7.9%	7.7%	7.7%
(1)	Based on the underwritten rent roll dated June 4, 2025.
(2)	Other Expenses include payroll and benefits, repairs and maintenance, and utilities.
(3)	Represents economic occupancy.

The following table presents certain information relating to comparable multifamily properties to the 155 Attorney Street property:

Multifamily Rent Comparables(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Rent Per Unit
155 Attorney Street New York, NY	-	2016 / NAP	37(2)	1 BD / 1 BA	$4,667(2)
				1 BD / 1.5 BA	$6,625(2)
				1 BD / 2.5 BA	$7,000(2)
				2 BD / 2 BA	$6,673(2)
				Loft / 1.5 BA	$4,623(2)
195 Stanton Street	0.1 mi	1932 / 2020	61	1 BD / 1 BA	$4,995
New York, NY				2 BD / 1 BA	$6,495
78 Ridge Street New York, NY	0.2 mi	2008 / NAP	46	1 BD / 1 BA	$4,950
164 Attorney Street New York, NY	0.0 mi	2015 / NAP	28	1 BD / 1 BA	$4,500
90 Clinton Street New York, NY	0.2 mi	2004 / NAP	35	1 BD / 1 BA	$4,195
133 Essex Street New York, NY	0.2 mi	1900 / 2004	16	1 BD / 1 BA	$4,995
509 East 6th Street New York, NY	0.3 mi	1997 / 2019	6	1 BD / 1 BA - Duplex	$6,600
19 Clinton Street New York, NY	0.0 mi	2005 / NAP	24	1 BD / 1 BA - Duplex	$6,495
194 East 2nd Street New York, NY	0.1 mi	1997 / 2020	61	2 BD / 1.5 BA	$6,750
111 Bowery New York, NY	0.6 mi	1900 / 2012	2	2 BD / 2 BA	$6,500
151 East 3rd Street New York, NY	0.2 mi	1995 / 2019	28	2 BD / 2 BA	$6,795
217 Bowery New York, NY	0.5 mi	1900 / 2025	10	2 BD / 3 BA	$7,000
10 Rutgers Street New York, NY	0.6 mi	2018 / NAP	83	2 BD / 1 BA	$5,995
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated June 4, 2025. Average Rent Per Unit reflects the average base rent for occupied units.
B-106

Hospitality – Select Service 601 American Legion Drive Madeira Beach, FL 33708	Collateral Asset Summary – Loan No. 15 Courtyard Madeira Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$17,250,000 62.7% 1.60x 14.2%
Mortgage Loan Information		Property Information
Loan Seller:	Barclays	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type - Subtype:	Hospitality - Select Service
Borrower Sponsor(s):	Lance T. Shaner and Lance T. Shaner Revocable Trust under agreement dated December 5, 2012	Collateral:	Fee
Borrower(s):	Shaner Madeira Beach, LLC	Location:	Madeira Beach, FL
Original Balance:	$17,250,000	Year Built / Renovated:	2015 / 2023, 2025
Cut-off Date Balance:	$17,250,000	Property Management:	Shaner Hotel Holdings Limited Partnership
% by Initial UPB:	2.8%	Size:	96 Rooms
Interest Rate:	7.87000%	Appraised Value / Per Room:	$27,500,000 / $286,458
Note Date:	May 13, 2025	Appraisal Date:	March 26, 2025
Original Term:	60 months	Occupancy:	77.2% (as of March 31, 2025)
Amortization:	Interest Only	UW Economic Occupancy:	77.2%
Original Amortization:	NAP	Underwritten NOI:	$2,442,408
Interest Only Period:	60 months	Underwritten NCF:	$2,201,778
First Payment Date:	July 6, 2025
Maturity Date:	June 6, 2030	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(2):	$2,446,698 (TTM March 31, 2025)
Additional Debt Balance:	NAP	2024 NOI:	$2,905,533
Call Protection:	L(26),D(27),O(7)	2023 NOI(3):	$2,395,773
Lockbox / Cash Management:	Hard / Springing	2022 NOI(3):	$2,791,924

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per Room:	$179,688
Taxes:	$141,779	$20,254	NAP	Maturity Date Loan Per Room:	$179,688
Insurance:	$10,945	$1,216	NAP	Cut-off Date LTV:	62.7%
FF&E Reserve:	$0	$10,026(1)	NAP	Maturity Date LTV:	62.7%
PIP Reserve:	$682,768	$0	NAP	UW NOI DY:	14.2%
				UW NCF DSCR:	1.60x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$17,250,000	100.0%	Loan Payoff	$10,762,628	62.4%
			Return of Equity	4,852,562	28.1
			Upfront Reserves	835,492	4.8
			Closing Costs(4)	799,318	4.6
Total Sources	$17,250,000	100.0%	Total Uses	$17,250,000	100.0%
(1)	The borrower is required to make FF&E monthly deposits in the amount of the greater of (i) (a) 2% of the projected annual gross income from operations for months one to 12 of the loan term, (b) 3% of projected annual gross income from operations for months 13 to 24 of the loan term and (c) 4% of projected annual gross income from operations from and after month 25 of the loan term and (ii) the amount required by the franchisor under pursuant to the franchise agreement.
(2)	The Courtyard Madeira Beach property experienced a temporary surge in demand from October 2024 through February 2025 due to being designated as a FEMA-Emergency hotel and providing temporary accommodations to those impacted by Hurricanes Helene and Milton. The TTM March 2025 departmental revenue and expenses represent a blend of pre-hurricane actual revenue and expenses for April 2024 through September 2024, budgeted departmental revenue and expenses from October 2024 through February 2025 and actual March 2025 departmental revenue and expenses.
(3)	2023 NOI is lower than 2022 NOI due to a property improvement plan being implemented at the Courtyard Madeira Beach property.
(4)	Closing costs include an interest rate buydown of $338,100.

The following table presents certain information relating to the current and historical occupancy, ADR and RevPAR at the Courtyard Madeira Beach property and its competitors:

Occupancy, ADR, RevPAR(1)(2)
	Courtyard Madeira Beach(3)			Competitive Set			Penetration Factor
Period	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2022	83.0%	$197.97	$164.31	71.4%	$172.75	$123.39	116.2%	114.6%	133.2%
2023	75.6%	$203.39	$153.76	63.8%	$172.22	$109.86	118.5%	118.1%	140.0%
2024	84.0%	$207.51	$174.35	70.6%	$172.14	$121.51	119.0%	120.5%	143.5%
TTM 2025	77.2%	$198.02	$152.88	74.0%	$175.28	$129.77	104.3%	113.0%	117.8%
(1)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third-party hospitality research report. The Competitive Set includes Courtyard St Petersburg Clearwater, Holiday Inn Express & Suites St Petersburg Madeira Beach, Cambria Hotels St Petersburg-Madeira Beach Marina and Holiday Inn & Suites Clearwater Beach South Harbourside.
(2)	Variances between the underwriting, the appraisal and the above table are attributed to variances in reporting methodologies.
(3)	Based on operating statements provided by the borrower sponsor.

B-107

Hospitality – Select Service 601 American Legion Drive Madeira Beach, FL 33708	Collateral Asset Summary – Loan No. 15 Courtyard Madeira Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$17,250,000 62.7% 1.60x 14.2%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Courtyard Madeira Beach property:

Cash Flow Analysis
	2022(1)	2023(1)	2024	TTM 3/31/2025(2)	U/W	U/W Per Room(3)
Occupancy (%)	83.0%	75.6%	84.0%	77.2%	77.2%
ADR	$197.97	$203.39	$207.51	$198.02	$198.02
RevPAR	$164.31	$153.76	$174.35	$152.88	$152.88

Rooms Revenue	$5,757,524	$5,387,727	$6,125,994	$5,356,967	$5,356,967	$55,802
Food & Beverage Revenue	321,097	348,518	343,202	374,197	374,197	3,898
Other Revenue	221,916	287,946	277,130	284,569	284,569	2,964
Total Revenue	$6,300,537	$6,024,191	$6,746,326	$6,015,732	$6,015,732	$62,664

Rooms Expense	$821,740	$882,586	$933,690	$836,444	$836,444	$8,713
Food & Beverage Expense	323,249	315,156	331,384	332,097	332,097	3,459
Other Departmental Expenses	34,526	33,254	31,944	33,388	33,388	348
Departmental Expenses	$1,179,515	$1,230,996	$1,297,017	$1,201,929	$1,201,929	$12,520

Departmental Profit	$5,121,022	$4,793,195	$5,449,309	$4,813,804	$4,813,804	$50,144

Management Fee	$189,016	$180,726	$202,390	$180,472	$180,472	$1,880
Marketing and Franchise Fee	773,070	767,568	845,474	753,243	753,243	7,846
Other Undistributed Expenses	1,012,753	1,029,112	1,040,052	965,742	965,742	10,060
Total Undistributed Expenses	$1,974,839	$1,977,406	$2,087,915	$1,899,456	$1,899,456	$19,786

Real Estate Taxes	$229,542	$235,727	$235,970	$234,263	$235,971	$2,458
Property Insurance	124,717	184,289	219,890	233,387	235,969	2,458
Net Operating Income	$2,791,924	$2,395,773	$2,905,533	$2,446,698	$2,442,408	$25,442

FF&E	$252,021	$240,968	$269,853	$240,629	$240,629	2,507
Net Cash Flow	$2,539,903	$2,154,806	$2,635,680	$2,206,068	$2,201,778	$22,935

NCF DSCR	1.85x	1.57x	1.91x	1.60x	1.60x
NOI Debt Yield	16.2%	13.9%	16.8%	14.2%	14.2%
(1)	2023 is lower than 2022 due to a property improvement plan being implemented at the Courtyard Madeira Beach property.
(2)	The Courtyard Madeira Beach property experienced a temporary surge in demand from October 2024 through February 2025 due to being designated as a FEMA-Emergency hotel and providing temporary accommodations to those impacted by Hurricanes Helene and Milton. The TTM March 2025 departmental revenue and expenses represent a blend of pre-hurricane actual revenue and expenses for April 2024 through September 2024, budgeted departmental revenue and expenses from October 2024 through February 2025 and actual March 2025 departmental revenue and expenses.
(3)	U/W Per Room is based on 96 rooms.

B-108

Hospitality – Select Service 601 American Legion Drive Madeira Beach, FL 33708	Collateral Asset Summary – Loan No. 15 Courtyard Madeira Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$17,250,000 62.7% 1.60x 14.2%

The following table presents certain information relating to the primary competition for the Courtyard Madeira Beach property:

Competitive Set(1)
Property	Number of Rooms	Year Built	Estimated 2024 Occupancy	Estimated 2024 ADR	Estimated 2024 RevPAR
Courtyard Madeira Beach(2)	96	2015	84.0%	$207.51	$174.35
Cambria Hotel St Petersburg Madeira Beach Marina	125	2020	70-75%	$200-$210	$140-$150
Holiday Inn Express & Suites Saint Petersburg Madeira Beach	121	2017	80-85%	$160-$170	$130-$140
Sub-Total Avg.	342		77.5-81.1%	$187.96-$195.15	$146.10-$153.30
Secondary Competitors	230		79.0%	$277.94	$219.55
Total Avg. Competitive Set	572		78.1-80.2%	$224.14-$228.44	$175.64-$179.94
(1)	Source: Appraisal.
(2)	Estimated 2024 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower dated as of December 31, 2024.

B-109

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ANNEX C

MORTGAGE POOL INFORMATION

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Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Refinance	25	$521,673,285	83.5%	$20,866,931	1.99x	6.330%	58	55.6%	55.5%
Acquisition	4	44,490,000	7.1	$11,122,500	1.64x	6.527%	59	59.9%	59.9%
Recapitalization/Acquisition	1	40,500,000	6.5	$40,500,000	1.35x	5.870%	59	64.8%	64.8%
Recapitalization	1	18,000,000	2.9	$18,000,000	2.39x	5.270%	59	51.1%	51.1%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	30	$612,190,000	98.0%	$20,406,333	1.94x	6.271%	58	56.2%	56.2%
Amortizing Balloon	1	12,473,285	2.0	$12,473,285	1.63x	6.900%	57	65.5%	62.1%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

(1) All of the mortgage loans will have balloon payments at maturity date.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
4,100,000 - 9,999,999	7	$51,990,000	8.3%	$7,427,143	1.53x	6.845%	59	61.2%	61.2%
10,000,000 - 19,999,999	13	174,973,285	28.0	$13,459,483	1.61x	6.651%	58	59.4%	59.2%
20,000,000 - 29,999,999	5	105,700,000	16.9	$21,140,000	1.42x	6.478%	59	65.5%	65.5%
30,000,000 - 39,999,999	1	35,000,000	5.6	$35,000,000	1.33x	6.730%	57	61.6%	61.6%
40,000,000 - 49,999,999	2	85,500,000	13.7	$42,750,000	2.02x	5.643%	59	52.5%	52.5%
50,000,000 - 60,000,000	3	171,500,000	27.5	$57,166,667	2.77x	5.848%	59	47.1%	47.1%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

	Min	$4,100,000
	Max	$60,000,000
	Average	$20,150,429

C-1

Distribution of Underwritten Debt Service Coverage Ratios

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1.21 - 1.49	18	$309,390,000	49.5%	$17,188,333	1.33x	6.452%	58	65.2%	65.2%
1.50 - 1.99	8	168,723,285	27.0	$21,090,411	1.75x	6.559%	58	54.9%	54.6%
2.00 - 2.49	3	45,050,000	7.2	$15,016,667	2.22x	5.898%	59	49.3%	49.3%
2.50 - 4.97	2	101,500,000	16.2	$50,750,000	3.93x	5.484%	58	35.4%	35.4%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

	Min	1.21x
	Max	4.97x
	Average	1.93x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
5.2700 - 5.9999	7	$261,000,000	41.8%	$37,285,714	2.55x	5.567%	59	48.3%	48.3%
6.0000 - 6.4999	4	58,050,000	9.3	$14,512,500	1.50x	6.162%	59	58.0%	58.0%
6.5000 - 6.9999	13	229,373,285	36.7	$17,644,099	1.47x	6.758%	58	62.7%	62.5%
7.0000 - 7.4999	5	42,290,000	6.8	$8,458,000	1.45x	7.156%	58	65.1%	65.1%
7.5000 - 7.8700	2	33,950,000	5.4	$16,975,000	1.58x	7.718%	55	62.4%	62.4%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

	Min	5.2700%
	Max	7.8700%
	Average	6.2840%

Distribution of Cut-off Date Loan-to-Value Ratios(1)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
30.5 - 39.9	1	$56,500,000	9.0%	$56,500,000	4.97x	5.520%	58	30.5%	30.5%
40.0 - 49.9	3	113,400,000	18.2	$37,800,000	2.25x	5.514%	59	42.8%	42.8%
50.0 - 59.9	9	107,300,000	17.2	$11,922,222	1.80x	6.444%	58	53.9%	53.9%
60.0 - 72.0	18	347,463,285	55.6	$19,303,516	1.37x	6.610%	58	65.8%	65.7%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to six mortgage loans, representing approximately 29.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) “as-stabilized”, (ii) “as is (extraoridnary assumption)”, or (iii) the “as-is” appraised value for a portfolio of mortgaged properties that includes a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 56.9%.

	Min	30.5%
	Max	72.0%
	Average	56.4%

C-2

Distribution of Maturity Date Loan-to-Value Ratios(1)

Range of Maturity Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
30.5 - 39.9	1	$56,500,000	9.0%	$56,500,000	4.97x	5.520%	58	30.5%	30.5%
40.0 - 49.9	3	113,400,000	18.2	$37,800,000	2.25x	5.514%	59	42.8%	42.8%
50.0 - 59.9	9	107,300,000	17.2	$11,922,222	1.80x	6.444%	58	53.9%	53.9%
60.0 - 72.0	18	347,463,285	55.6	$19,303,516	1.37x	6.610%	58	65.8%	65.7%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

(1) Unless otherwise indicated, the Maturity Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to six mortgage loans, representing approximately 29.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date Loan-to-Value Ratio was calculated using either (i) “as-stabilized”, (ii) “as is (extraoridnary assumption)”, or (iii) the “as-is” appraised value for a portfolio of mortgaged properties that includes a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties. The weighted average Maturity Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 56.8%.

	Min	30.5%
	Max	72.0%
	Average	56.3%

Distribution of Original Terms to Maturity

Original Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
60	30	$614,663,285	98.4%	$20,488,776	1.94x	6.277%	58	56.3%	56.2%
61	1	10,000,000	1.6	$10,000,000	1.25x	6.740%	59	64.5%	64.5%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

	Min	60	months
	Max	61	months
	Average	60	months

Distribution of Remaining Terms to Maturity/ARD

Range of Remaining Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
52 - 59	28	$574,823,285	92.0%	$20,529,403	1.98x	6.258%	58	55.5%	55.5%
60	3	49,840,000	8.0	$16,613,333	1.37x	6.586%	60	66.2%	66.2%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

	Min	52	months
	Max	60	months
	Average	58	months

C-3

Distribution of Original Amortization Terms

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	30	$612,190,000	98.0%	$20,406,333	1.94x	6.271%	58	56.2%	56.2%
360	1	12,473,285	2.0	$12,473,285	1.63x	6.900%	57	65.5%	62.1%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

	Min(1)	360	months
	Max(1)	360	months
	Average(1)	360	months

(1) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

Distribution of Remaining Amortization Terms

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	30	$612,190,000	98.0%	$20,406,333	1.94x	6.271%	58	56.2%	56.2%
357	1	12,473,285	2.0	$12,473,285	1.63x	6.900%	57	65.5%	62.1%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

	Min(1)	357	months
	Max(1)	357	months
	Average(1)	357	months

(1) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Defeasance	25	$463,590,000	74.2%	$18,543,600	1.93x	6.437%	58	58.6%	58.6%
Yield Maintenance	4	103,600,000	16.6	$25,900,000	1.68x	5.893%	59	52.1%	52.1%
Yield Maintenance or Defeasance	2	57,473,285	9.2	$28,736,643	2.41x	5.756%	59	46.7%	46.0%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,428.55	1.93x	6.284%	58	56.4%	56.3%

C-4

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
7.7 - 8.9	7	$145,200,000	23.2%	$20,742,857	1.28x	6.127%	58	66.2%	66.2%
9.0 - 9.9	8	141,400,000	22.6	$17,675,000	1.37x	6.686%	58	63.9%	63.9%
10.0 - 10.9	4	44,790,000	7.2	$11,197,500	1.45x	7.036%	59	67.2%	67.2%
11.0 - 11.9	1	60,000,000	9.6	$60,000,000	1.96x	5.376%	59	43.8%	43.8%
12.0 - 12.9	3	45,650,000	7.3	$15,216,667	1.75x	6.793%	56	55.0%	55.0%
13.0 - 13.9	2	22,473,285	3.6	$11,236,643	1.67x	7.113%	56	63.0%	61.1%
14.0 - 28.9	6	165,150,000	26.4	$27,525,000	3.19x	5.950%	59	42.5%	42.5%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

	Min	7.7%
	Max	28.9%
	Average	12.5%

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
7.6 - 8.9	8	$155,200,000	24.8%	$19,400,000	1.29x	6.148%	58	65.6%	65.6%
9.0 - 9.9	8	$138,540,000	22.2	$17,317,500	1.37x	6.721%	58	64.6%	64.6%
10.0 - 10.9	4	97,650,000	15.6	$24,412,500	1.77x	6.017%	59	52.7%	52.7%
11.0 - 11.9	2	27,000,000	4.3	$13,500,000	1.58x	7.305%	54	58.2%	58.2%
12.0 - 12.9	5	76,373,285	12.2	$15,274,657	1.91x	6.591%	58	57.1%	56.5%
13.0 - 13.9	1	20,000,000	3.2	$20,000,000	1.87x	6.870%	59	53.5%	53.5%
14.0 - 27.8	3	109,900,000	17.6	$36,633,333	3.81x	5.592%	58	36.0%	36.0%
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%	$20,150,429	1.93x	6.284%	58	56.4%	56.3%

	Min	7.6%
	Max	27.8%
	Average	12.0%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	15	$328,173,285	52.5%
Springing	12	180,390,000	28.9
Soft	2	60,500,000	9.7
Hard (Office and Retail); Soft (Remaining Collateral)	1	45,000,000	7.2
None	1	10,600,000	1.7
Total/Avg./Wtd.Avg.	31	$624,663,285	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	26	$431,663,285	69.1%
Replacement Reserves(1)	26	$469,190,000	75.1%
TI/LC(2)	8	$108,500,000	27.9%
Insurance	14	$161,240,000	25.8%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use properties or multifamily properties with commercial tenants.

C-5

Distribution of Property Types
Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
Mixed Use	6	$126,950,000	20.3%	$21,158,333	3.10x	6.158%	58	46.4%	46.4%
Office/Retail	2	66,000,000	10.6%	$33,000,000	4.44x	5.750%	58	35.8%	35.8%
Retail/Office	2	40,650,000	6.5%	$20,325,000	1.73x	6.563%	60	59.9%	59.9%
Industrial/Retail/Office	1	10,300,000	1.6%	$10,300,000	1.61x	6.892%	57	51.8%	51.8%
Retail/Parking/Multifamily	1	10,000,000	1.6%	$10,000,000	1.30x	6.450%	59	56.5%	56.5%
Multifamily	13	$119,377,780	19.1%	$9,182,906	1.38x	6.243%	58	64.3%	64.3%
Garden	6	58,940,000	9.4%	$9,823,333	1.30x	6.486%	59	64.1%	64.1%
Mid Rise	3	30,400,000	4.9%	$10,133,333	1.31x	6.209%	58	64.1%	64.1%
High Rise	4	30,037,780	4.8%	$7,509,445	1.59x	5.800%	57	64.9%	64.9%
Retail	5	$86,064,068	13.8%	$17,212,814	1.47x	6.600%	59	65.5%	65.5%
Anchored	4	81,964,068	13.1%	$20,491,017	1.47x	6.584%	59	65.9%	65.9%
Unanchored	1	4,100,000	0.7%	$4,100,000	1.39x	6.921%	59	57.7%	57.7%
Industrial	77	$78,612,034	12.6%	$1,020,936	1.83x	5.763%	59	50.3%	50.3%
Warehouse/Distribution	72	59,312,552	9.5%	$823,785	1.84x	5.606%	59	47.3%	47.3%
Warehouse	1	10,000,000	1.6%	$10,000,000	1.38x	7.130%	58	69.4%	69.4%
Manufacturing	2	7,640,172	1.2%	$3,820,086	2.34x	5.282%	59	50.2%	50.2%
Cold Storage	1	1,466,379	0.2%	$1,466,379	1.96x	5.376%	59	43.8%	43.8%
Storage Yard	1	192,931	0.0%	$192,931	1.96x	5.376%	59	43.8%	43.8%
Self Storage	7	$72,800,000	11.7%	$10,400,000	1.34x	6.161%	59	62.5%	62.5%
Office	9	$68,964,822	11.0%	$7,662,758	2.02x	6.471%	56	55.1%	54.4%
Suburban	5	50,423,285	8.1%	$10,084,657	1.80x	6.850%	55	60.1%	59.2%
CBD	4	18,541,537	3.0%	$4,635,384	2.62x	5.439%	59	41.5%	41.5%
Hospitality	5	$50,343,127	8.1%	$10,068,625	1.93x	7.084%	59	53.8%	53.8%
Full Service	2	22,027,898	3.5%	$11,013,949	1.94x	6.738%	59	52.4%	52.4%
Select Service	1	17,250,000	2.8%	$17,250,000	1.60x	7.870%	58	62.7%	62.7%
Limited Service	1	8,400,000	1.3%	$8,400,000	2.37x	6.900%	59	42.9%	42.9%
Extended Stay	1	2,665,229	0.4%	$2,665,229	2.62x	5.439%	59	41.5%	41.5%
Other	32	$15,901,453	2.5%	$496,920	2.28x	5.407%	59	42.7%	42.7%
Leased Fee	28	8,137,966	1.3%	$290,642	1.96x	5.376%	59	43.8%	43.8%
Parking Garage	2	5,328,571	0.9%	$2,664,285	2.62x	5.439%	59	41.5%	41.5%
Performing Arts Center	1	1,773,615	0.3%	$1,773,615	2.62x	5.439%	59	41.5%	41.5%
Marina	1	661,302	0.1%	$661,302	2.62x	5.439%	59	41.5%	41.5%
Manufactured Housing	3	$5,650,000	0.9%	$1,883,333	1.42x	7.040%	59	59.2%	59.2%
Total / Wtd Avg	157	$624,663,285	100.0%	$3,978,747	1.93x	6.284%	58	56.4%	56.3%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-6

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
New York	11	$206,248,707	33.0%	$18,749,882	2.41x	6.169%	58	54.6%	54.6%
New Jersey	7	56,260,000	9.0	$8,037,143	1.31x	6.574%	58	61.9%	61.9%
Florida	11	54,151,379	8.7	$4,922,853	1.66x	6.883%	58	59.1%	59.1%
California	3	51,480,000	8.2	$17,160,000	1.49x	6.900%	57	65.2%	65.2%
District of Columbia	15	45,000,000	7.2	$3,000,000	2.62x	5.439%	59	41.5%	41.5%
South Carolina	8	29,837,586	4.8	$3,729,698	1.44x	5.809%	60	57.6%	57.6%
Louisiana	4	27,829,741	4.5	$6,957,435	1.74x	6.871%	59	57.1%	57.1%
Michigan	3	18,726,379	3.0	$6,242,126	1.34x	6.296%	59	63.0%	63.0%
Nevada	3	15,524,310	2.5	$5,174,770	2.35x	5.280%	59	50.4%	50.4%
Missouri	3	13,425,009	2.1	$4,475,003	1.65x	6.792%	57	64.0%	60.8%
Virginia	1	12,200,000	2.0	$12,200,000	1.35x	5.870%	59	64.8%	64.8%
Texas	2	10,918,103	1.7	$5,459,052	1.43x	6.982%	58	67.2%	67.2%
Hawaii	35	10,712,793	1.7	$306,080	1.96x	5.376%	59	43.8%	43.8%
Pennsylvania	1	10,600,000	1.7	$10,600,000	1.36x	6.500%	58	55.5%	55.5%
Connecticut	3	10,551,897	1.7	$3,517,299	1.74x	7.274%	55	59.1%	59.1%
Utah	3	9,614,138	1.5	$3,204,713	1.46x	6.436%	59	65.2%	65.2%
Washington	1	8,700,000	1.4	$8,700,000	1.38x	6.450%	59	62.6%	62.6%
Ohio	6	5,268,621	0.8	$878,103	1.96x	5.376%	59	43.8%	43.8%
Colorado	6	4,757,069	0.8	$792,845	1.96x	5.376%	59	43.8%	43.8%
Alabama	4	4,363,377	0.7	$1,090,844	1.72x	6.109%	59	50.6%	50.6%
Georgia	2	4,127,241	0.7	$2,063,621	2.38x	5.273%	59	50.9%	50.9%
Tennessee	1	3,727,226	0.6	$3,727,226	1.42x	7.040%	59	59.2%	59.2%
Oklahoma	3	1,481,948	0.2	$493,983	1.96x	5.376%	59	43.8%	43.8%
Indiana	2	1,391,121	0.2	$695,560	1.96x	5.376%	59	43.8%	43.8%
Arizona	1	1,236,724	0.2	$1,236,724	1.96x	5.376%	59	43.8%	43.8%
Iowa	2	998,276	0.2	$499,138	1.96x	5.376%	59	43.8%	43.8%
Maryland	1	929,483	0.1	$929,483	1.96x	5.376%	59	43.8%	43.8%
Nebraska	2	923,276	0.1	$461,638	1.96x	5.376%	59	43.8%	43.8%
Kentucky	2	922,241	0.1	$461,121	1.96x	5.376%	59	43.8%	43.8%
South Dakota	1	845,690	0.1	$845,690	1.96x	5.376%	59	43.8%	43.8%
Illinois	4	716,379	0.1	$179,095	1.96x	5.376%	59	43.8%	43.8%
Arkansas	1	282,931	0.0	$282,931	1.96x	5.376%	59	43.8%	43.8%
Idaho	1	249,828	0.0	$249,828	1.96x	5.376%	59	43.8%	43.8%
North Carolina	1	249,828	0.0	$249,828	1.96x	5.376%	59	43.8%	43.8%
North Dakota	1	166,810	0.0	$166,810	1.96x	5.376%	59	43.8%	43.8%
Kansas	1	130,862	0.0	$130,862	1.96x	5.376%	59	43.8%	43.8%
Minnesota	1	114,310	0.0	$114,310	1.96x	5.376%	59	43.8%	43.8%
Total	157	$624,663,285	100.0%	$3,978,747	1.93x	6.284%	58	56.4%	56.3%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-7

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

ANNEX D-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:
Determination Date:
CONTACT INFORMATION	CONTENTS
	Distribution Summary	2
	Distribution Summary (Factors)	3
	Interest Distribution Detail	4
	Principal Distribution Detail	5
	Reconciliation Detail	6
	Mortgage Loan Detail	7
	NOI Detail	8
	Delinquency Loan Detail	9
	Appraisal Reduction Detail Loan	11
	Modification Detail Specially	13
	Serviced Loan Detail	15
	Unscheduled Principal Detail	17
	Liquidated Loan Detail	19

Deal Contact:

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Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Pass- Through Rate (4)	Accrual Day Count Fraction (5)	Accrual Dates (6)	Interest Distributed (7)	Principal Distributed (8)	Yield Maintenance Distributed (9)	Prepayment Penalties Distributed (10)	Total Distributed (11)=(7+8+9+10)	Deferred Interest (12)	Realized Loss (13)	Current Principal Balance (14)=(3-8+12-13)

Totals

Notional Classes

Totals

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Determination Date:

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

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Determination Date:

Interest Distribution Detail

 DISTRIBUTION IN DOLLARS

Class (1)	Prior Principal Balance (2)	Pass- Through Rate (3)	Next Pass- Through Rate (4)	Accrual Day Count Fraction (5)	Optimal Accrued Interest (6)	Prior Unpaid Interest (7)	Interest on Prior Unpaid Interest (8)	Non-Recov. Interest Shortfall (9)	Interest Due (10)=(6)+(7)+(8)-(9)	Deferred Interest (11)	Interest Distributed (12)	Current Unpaid Interest (13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

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Determination Date:

Principal Distribution Detail

 DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Scheduled Principal Distribution (4)	Unscheduled Principal Distribution (5)	Accreted Principal (6)	Current Realized Loss (7)	Current Principal Recoveries (8)	Current Principal Balance (9)=(3)-(4)-(5)+(6)-(7)+(8)	Cumulative Realized Loss (10)	Original Class (%) (11)	Current Class (%) (12)	Original Credit Support (13)	Current Credit Support (14)

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Determination Date:

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS
Interest Funds Available	Scheduled Fees
Total Interest Funds Available:	Total Scheduled Fees:
Principal Funds Available	Additional Fees, Expenses, etc.
Total Principal Funds Available:	Total Additional Fees, Expenses, etc.:
Other Funds Available	Distribution to Certificateholders
Total Other Funds Available:	Total Distribution to Certificateholders:
Total Funds Available	Total Funds Allocated

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Determination Date:

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)
A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties
Mod. Code (3)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

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Determination Date:

Delinquency Loan Detail

Loan Number	OMCR	# of Months Delinq	Actual Principal Balance	Paid Through Date	Current P & I Advances (Net of ASER)	Total P & I Advances Outstanding	Cumulative Accrued Unpaid Advance Interest	Other Expense Advance Outstanding	Payment Status of Loan (1)	Workout Strategy (2)	Most Recent Special Serv Transfer Date	Foreclosure Date	Bankruptcy Date	REO Date
There is no Delinquency Loan Detail for the current distribution period.
Totals

Payment Status of Loan (1)
A. In Grace Period	3. 90+ Days Delinquent
B. Late, but less than 30 Days	4. Performing Matured Balloon
0. Current	5. Non Performing Matured Balloon
1. 30-59 Days Delinquent	7. Foreclosure
2. 60-89 Days Delinquent	9. REO

Workout Strategy (2)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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Determination Date:

Historical Delinquency Information

Distribution Date	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

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Determination Date:

Appraisal Reduction Detail

Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount
There is no Appraisal Reduction activity for the current distribution period.
Totals

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Determination Date:

Historical Appraisal Reduction Detail

Distribution Date	Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount
There is no historical Appraisal Reduction activity.
Totals

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Determination Date:

Loan Modification Detail

Loan Number	OMCR	Property Name	Modification Date	Modification Code (1)	Modification Description
There is no Loan Modification activity for the current distribution period.
Totals

Modification Code (1)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution Date	Loan	OMCR	Property Name	Modification Date	Modification Code (1)	Modification Description
There is no historical Loan Modification activity.
Totals

Modification Code (1)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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Determination Date:

Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer
There is no Specially Serviced Loan activity for the current distribution period.
Totals

Workout Strategy (1)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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Distribution Date:
Determination Date:

Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART
There is no historical Specially Serviced Loan activity.
Totals

Workout Strategy (1)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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Distribution Date:
Determination Date:

Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

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Distribution Date:
Determination Date:

Historical Unscheduled Principal Detail

Distribution Date	Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium
Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

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Distribution Date:
Determination Date:

Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)
There is no Liquidated Loan activity for the current distribution period.
Totals

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Distribution Date:
Determination Date:

Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)
There is no historical Liquidated Loan activity.
Totals

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ANNEX E-1A

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC., GERMAN AMERICAN CAPITAL CORPORATION,
BARCLAYS CAPITAL REAL ESTATE INC. AND BANK OF MONTREAL)

Each of CREFI, GACC, Barclays and BMO (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense,

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counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of July 15, 2025, to the knowledge of the Mortgage Loan Seller, there has been no request for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after July 15, 2025.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect
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to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may
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be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

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(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for

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loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance
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or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

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(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.
(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements,
E-1A-8

or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and
E-1A-9

if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-1A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-1A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield
E-1A-10

maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
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(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all
E-1A-12

material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.
(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such
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Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.
(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-1A-3.
(44)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the
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USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1A-15

SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans	Barclays Mortgage Loans	BMO Mortgage Loans
	None	None	None	None

E-1A-16

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans	Barclays Mortgage Loans	BMO Mortgage Loans
	None	None	None	None

E-1A-17

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans	Barclays Mortgage Loans	BMO Mortgage Loans
	None	None	None	None

E-1A-18

ANNEX E-1B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(CITI REAL ESTATE FUNDING INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment (7) Permitted Liens; Title Insurance	ILPT 2025 Portfolio (Loan No. 1)	With respect to the 3800 Midlink Drive Mortgaged Property, the 9860 West Buckeye Road Mortgaged Property, the 13400 East 39th Avenue and 3800 Wheeling Street Mortgaged Property, the 7409 Magi Road Mortgaged Property, the 2311 South Park Road Mortgaged Property, the 985 Kershaw Street Mortgaged Property, the 2580 Technology Drive Mortgaged Property, the 2100 NW 82nd Avenue Mortgaged Property, the 91-027 Kaomi Loop Mortgaged Property, the 2482 Century Drive Mortgaged Property and the 435 SE 70th Street Mortgaged Property, a related tenant has a right of first refusal (“ROFR”), right of first offer (“ROFO”) or similar right to purchase such Mortgaged Property or a portion thereof. With respect to certain of such Mortgaged Properties, the ROFR, ROFO or similar right may apply to a foreclosure or deed in lieu thereof, and with respect to all such Mortgaged Properties, the ROFR will apply to any transfers following a foreclosure or deed in lieu thereof.
(6) Lien; Valid Assignment (7) Permitted Liens; Title Insurance	The Wave (Loan No. 7)	The Mortgaged Property is subject to (i) a Mandatory Inclusionary Housing Restrictive Declaration by the Mortgagor and (ii) a Regulatory Agreement between the City of New York, acting by and through its Department of Housing Preservation and Development (“HPD”) and the Mortgagor, each relating to affordable housing (together, the “Regulatory Agreements”). As required by the HPD, the lender entered into subordination agreements which subordinates the Mortgage Loan to the Regulatory Agreements. The Regulatory Agreements are exceptions to title which are prior and superior to the Mortgage Loan Documents. The Regulatory Agreements, among other things, (A) require the Mortgagor to maintain an operating account (the “Special Reserve”) pledged in favor of HPD for “special reserve funds” to be used for two of the affordable housing units, which account is administered by HPD and required to be replenished if funds are directed by HPD to the
E-1B-1

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
Mortgaged Property, and which account is not subject to the lien of the Mortgage Loan Documents, (B) give HPD the right to require proceeds after a casualty to be applied to restoration if the repair or reconstruction cost is less than or equal to 35% of the replacement value of the Mortgaged Property, and (C) give HPD both the right to appoint a replacement property manager (with the lender’s reasonable approval) and consent rights over any property manager appointed by the lender.
(13) Actions Concerning the Mortgage Loan	Bridgemarket Retail (Loan No. 3)	The Mortgagor is named as a defendant in a lawsuit brought by the previous owner (“Plaintiff”) of the leasehold estate. The Plaintiff alleges that in connection with the sale of the leasehold estate, Plaintiff extended a loan of $1,000,000.00 which became due in 2023 and that Mortgagor did not pay upon maturity. The Plaintiff is asking for a monetary judgement in the amount of principal plus applicable interest and reasonable attorneys’ fees and costs. The Mortgagor deposited $1,250,000 into an escrow account with Royal Abstract of New York LLC with respect to such litigation.
(14) Escrow Deposits	The Wave (Loan No. 7)	The Special Reserve is not pledged to the lender and is under the control of HPD as described in the exception to Representations (6) and (7).
(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(16) Insurance	ILPT 2025 Portfolio (Loan No. 1)	The threshold at or above which the lender has the right to hold and disburse insurance proceeds is 7.5% of the allocated loan amount of the applicable individual Mortgaged Property.
(16) Insurance	The Impala Condo (Loan No. 23)

The condominium bylaws provide that if any portion of the Mortgaged Property is damaged, destroyed, by fire, suffers a casualty, or the common elements are taken by eminent domain, the net insurance proceeds are payable to the condominium board, and held for the benefit of all unit owners and their permitted mortgagees. If either 75% or more of the Mortgaged Property is destroyed or substantially damaged by casualty or 75% or more of the common elements are taken by eminent domain, such work shall not be performed unless 75% or more of the unit owners of the condominium shall promptly

E-1B-2

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
resolve to proceed with the same, in which case, such work shall be performed pursuant to the condominium bylaws. The majority of unit owners’ vote not to apply the insurance proceeds would not require the vote of the borrower, therefore such a determination could be taken without the borrower’s consent. Conversely, in the event that a sufficient number of unit owners shall either fail or refuse to so resolve, such work shall not be performed and the Mortgaged Property shall be subject to an action for partition by any unit owner or lienor, as if owned in common, in which event the net proceeds of the resulting sale, together with any trust funds, shall be paid to all unit owners in proportion to their respective common interests, except that no payment shall be made to a unit owner until there first has been paid, out of such unit owner’s share of such funds, such amounts as may be necessary to reduce unpaid liens on the unit owner’s unit(s) in the order of priority of such liens.
(17) Access; Utilities; Separate Tax Lots	Bridgemarket Retail (Loan No. 3)	The Mortgaged Property consists of a leasehold interest under a ground lease (the “Ground Lease”). The City of New York (the “City”) is the fee owner and ground lessor under the Ground Lease. The Ground Lease covers only a portion of the tax block and lot that the City owns, and therefore the Mortgaged Property does not constitute a separate tax parcel. However, pursuant to the terms of the Ground Lease it is the City that is responsible for payment of taxes.
(24) Local Law Compliance	Olymbec Atlas Portfolio (Loan No. 13)	The majority of the tenants at the 3040 Simmons Street Mortgaged Property do not have valid certificates of occupancy (three tenants) or certificates of occupancy at all (five tenants). According to the zoning report obtained at origination of the Mortgage Loan, the absence of a valid certificate of occupancy is considered an open violation.
(24) Local Law Compliance	YoHo Lofts and Nepperhan Plaza (Loan No. 20)	The Mortgaged Property does not have certificates of occupancy for approximately 80 tenants. The municipality has advised that the absence of such certificates of occupancy is a violation.
(24) Local Law Compliance	YoHo Lofts and Nepperhan Plaza (Loan No. 20)	According to the zoning report obtained at origination of the Mortgage Loan, the Nepperhan Plaza Mortgaged Property is legal non-conforming as to restaurant and laundromat use. In addition, the church use is non-legal non-conforming.
E-1B-3

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(24) Local Law Compliance	Lang Industrial (Loan No. 24)	Per local zoning regulations, each individual tenant space is required to have its own certificate of occupancy. The Mortgaged Property has a general certificate of occupancy but not for any individual tenant’s use, which is a violation.
(24) Local Law Compliance	The Annie (Loan No. 27)	According to the zoning report obtained at origination of the Mortgage Loan, the Mortgaged Property is legal non-conforming as to residential use.
(24) Local Law Compliance	The Impala Condo (Loan No. 23)	According to the zoning report obtained at origination of the Mortgage Loan, the Mortgaged Property is legal non-conforming as to retail, office and parking garage use.
(24) Local Law Compliance	Wilshire Apartments (Loan No. 29)	According to the zoning report obtained at origination of the Mortgage Loan, the Mortgaged Property is located in a zone where multi-family/single-family residences are permitted up to 12 units per acre. The Mortgaged Property has a density of 15.57 dwellings per acre and predates the conditional use permit requirement. Therefore, the Mortgaged Property is legal non-conforming as to multi-family/single-family use.
(24) Local Law Compliance	Herbst Multifamily Portfolio (Loan No. 6)	According to the zoning report obtained at origination of the Mortgage Loan, the Sunrise Park Mortgaged Property is legal non-conforming as to multi-family use.
(24) Local Law Compliance	Gateway Industrial Center (Loan No. 22)	As of the origination date, the zoning report provided for the Mortgaged Property did not include information regarding open building, zoning, fire code and/or other municipal code violations. The Mortgagor is required under the Mortgage Loan documents to provide a final zoning report addressing such violations within 90 days of the origination date, which 90-day period will be automatically extended for an additional 30 days if the Mortgagor is diligently pursuing such final zoning report but has been unable to satisfy such condition by the 90 day deadline, and may be further extended by the lender in its sole discretion.

E-1B-4

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(25) Licenses and Permits	Olymbec Atlas Portfolio(Loan No. 13) YoHo Lofts and Nepperhan Plaza (Loan No. 20) Lang Industrial (Loan No. 24)	The exceptions for each Mortgage Loan to Representation and Warranty No. 24 are also exceptions to this Representation and Warranty No. 25.
(26) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(26) Recourse Obligations	ILPT 2025 Portfolio (Loan No. 1)	With respect to clause (a)(ii), the Mortgage Loan documents do not provide for recourse for misapplication or misappropriation of rents, insurance proceeds or condemnation awards.
(29) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.
(31) Single-Purpose Entity	ILPT 2025 Portfolio (Loan No. 1)	One of the Mortgagors, ILPT Joplin LLC, previously owned a vacant parcel in Obetz, Ohio.
(31) Single-Purpose Entity	Prime Storage – NCRS Portfolio (Loan No. 5)	One of the Mortgagors, Prime Storage Eastpointe, LLC, previously owned a parcel in Eastpoint, Michigan.
(31) Single-Purpose Entity	Herbst Multifamily Portfolio (Loan No. 6)	Although the borrowers are all recycled single-purpose entities, they previously used (i) a single “doing business as” name and (ii) the same property manager as landlord on all residential leases across the properties in the sponsor’s portfolio. The New Jersey “doing business as” filing expires in June 2027. At origination of the Mortgage Loan, the property manager assigned the leases to the borrower-owner of each Mortgaged Property and the applicable borrower-owner will be the landlord on all future residential leases. The single purpose entity representations and non-consolidation opinion delivered at origination of the Mortgage Loan are each qualified with the foregoing. In addition, two of the Mortgagors previously incurred Small Business Administration loans, which were required to be repaid at origination.
E-1B-5

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(31) Single-Purpose Entity	The Brixley at Carolina Forest (Loan No. 9)	The borrower does not have an independent director and no non-consolidation opinion was delivered at origination of the Mortgage Loan with an original principal balance of $20,500,000.
(34) Ground Leases	Bridgemarket Retail (Loan No. 3)

With respect to clause (b), the Ground Lease can be amended, modified, or terminated without the prior written consent of the lender or recognized mortgagees, however, the City of New York must provide notice to the lender of any modification or amendment that, in the City of New York’s sole discretion, materially impacts the rights or obligations of the lender. The City of New York must always notify the lender or recognized mortgagees if the ground lease is terminated.

With respect to clause (e), assignment of the Ground Lease requires the consent of the ground lessor in its sole and absolute discretion. However, the Ground Lease is assignable without the consent of the ground lessor to a Recognized Mortgagee. A “Recognized Mortgagee” is the holder of a Recognized Mortgage and a “Recognized Mortgage” is a mortgage (A) that is held by an Institutional Lender (as defined in the Ground Lease) (or a corporation or other entity wholly owned by an Institutional Lender) that is a Permitted Person (as defined in the Ground Lease); (B) complies with Article 17 of the Ground Lease (which relates to mortgagee rights and obligations), (C) an electronic copy of which has been delivered to ground lessor, together with a certification by the ground tenant and the mortgagee confirming that such electronic copy is a true and accurate copy of the mortgage and giving the name and post office address of the holder thereof; and (D) which is recorded with the City Register. In connection with the origination of the Mortgage Loan, the ground lessor confirmed that Citi Real Estate Funding Inc., upon delivery of an electronic copy of the mortgage and the recordation will be a Recognized Mortgagee and that each Securitization Trustee will be a Recognized Mortgagee under the Ground Lease upon delivery to the ground lessor of the assignment of the mortgage. However, following the taking of title to the Mortgaged Property by a Recognized Mortgagee, including by foreclosure or deed in lieu thereof,

E-1B-6

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

any further transfers of the Ground Lease will be subject to the consent of the ground lessor in its sole and absolute discretion.

“Securitization Trustee” means one or more trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the loan in connection with a securitization which has an initial pool balance of not less than $200,000,000.

With respect to clause (i), the Ground Lease does not require consent for any sublease that demises less than 20,000 gross square feet. For subleases of 20,000 gross square feet or greater, ground lessor consent is required. For subleases 20,000 gross square feet or greater, no less than 90 business days prior to entering into a proposed sublease, the ground tenant is required to notify the ground lessor in writing of its intention to enter into such sublease and request approval of the sublease. Such notice is required to be signed by the ground tenant and must include the following (i) a certificate from an authorized party of the subtenant giving names and addresses of certain members, (ii) a complete copy of the proposed sublease, a description of the nature and character of the business of the subtenant and the proposed subtenant’s current balance sheet and income statement for the most recently ended fiscal year. The Ground Lessor will have 60 business days following its receipt of the last document to be delivered to grant or deny approval of the proposed sublease. Such consent may be withheld in the Ground Lessor’s sole and absolute discretion.

E-1B-7

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(GERMAN AMERICAN CAPITAL CORPORATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(16) Insurance	200 Lafayette (Loan No. 12)	The Mortgage Loan documents permit insurance for the common elements of the condominium to be maintained by the condominium association, provided such insurance meets the requirements of the Mortgage Loan documents.
(16) Insurance	25 Bond Street (Loan No. 31)	The Mortgage Loan documents permit insurance for the common elements of the condominium to be maintained by the condominium association, provided such insurance meets the requirements of the Mortgage Loan documents.
(24) Local Law Compliance; (25) Licenses and Permits	Orinda Theatre Square (Loan No. 8)	Certificates of occupancy for the Mortgaged Property are not available in the municipality in which the Mortgaged Property is located due to local record retention policies.
(24) Local Law Compliance; (25) Licenses and Permits	200 Lafayette (Loan No. 12)

Certain fire code violations are open at the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to diligently pursue the closure of such open violations. The Mortgage Loan is recourse for losses to the Mortgagor and guarantor as a result of the existing outstanding violations.

The temporary certificate of occupancy (the “TCO”) for the largest tenant, Eataly, expired on May 28, 2025, and the TCO for the second largest tenant, Moncler, expired in 2020 and has not been renewed. The Mortgagor is required to pursue and obtain a valid TCO followed by a valid permanent certificate of occupancy for the entirety of the respective tenant premises. The Mortgage Loan is loss recourse to the Mortgagor and guarantor for failure of the Mortgaged Property to have a TCO or permanent certificate of occupancy at any time during the term of the Mortgage Loan.

(24) Local Law Compliance; (25) Licenses and Permits	25 Bond Street (Loan No. 31)	Certain fire code and building violations are open at the Mortgaged Property.
(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(27) Mortgage Releases	All GACC Mortgage Loans	In most cases, the Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or
E-1B-8

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
authority thereof, whether by legal proceeding or by agreement, the Mortgagor may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the Mortgagor delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.
(34) Ground Lease	The Link (Loan No. 21)

The Mortgage Loan is secured by the Mortgagor’s leasehold interest in the Mortgaged Property pursuant to a ground lease that does not comply with Representation and Warranty No. 34 with respect to:

●                clause 34(b), insofar as the landlord can terminate for a default (after giving effect to the tenant’s and lender’s cure rights) and the ground lease terminates on a total taking;

●                clause 34(d), insofar as no fee mortgage is in place, but the fee owner may encumber the property so long as such fee mortgage is subject and subordinate to the ground lease;

clause 34(e), insofar as mortgagee protections only run to such successors and/or assigns of the mortgagee that are leasehold mortgagees (as defined in the ground lease) or a trustee in a securitization involving all or any portion of the loan which is not an affiliate of the tenant.

E-1B-9

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(BARCLAYS CAPITAL REAL ESTATE INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Courtyard Madeira Beach (Loan No. 15)	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Mortgagor or a controlling affiliate of the Mortgagor to a Competitor (as defined in the related franchise agreement) of the franchisor. Pursuant to the comfort letter executed in connection with the origination of the Mortgage Loan, the right of first refusal is subordinate to the exercise of the rights of a bona fide lender under the mortgage who is not a Competitor (or an affiliate of a Competitor) of the franchisor.
(6) Permitted Liens; Title Insurance	Courtyard Madeira Beach (Loan No. 15)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	The Roosevelt New Orleans (Loan No. 10)	The Mortgaged Property has been designated as a landmark by the City of New Orleans’ Central Business District Historic Landmarks Commission. The Commission has promulgated design guidelines which regulate exterior elements of designated commercial buildings, among other things, including new construction, additions and demolition.
(16) Insurance	Courtyard Madeira Beach (Loan No. 15) The Roosevelt New Orleans (Loan No. 10)	The Mortgage Loan documents provide that as an alternative to the insurance policies required to be maintained thereunder, the Mortgagor will not be in default under the Mortgage Loan documents if the Mortgagor maintains (or causes to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), the Mortgagor must have (i) received the Mortgagee’s prior written consent thereto and (ii) confirmed that the Mortgagee
E-1B-10

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
has received a rating agency confirmation with respect to any such Non-Conforming Policy.
(16) Insurance	The Roosevelt New Orleans (Loan No. 10)	The Mortgage Loan documents permit a property insurance deductible up to $250,000. The in-place deductible is $100,000.
(24) Local Law Compliance	Hampton Inn & Suites by Hilton Orlando (Loan No. 28)	Certain fire code violations are open at the related Mortgaged Property. The Mortgage Loan documents require the Mortgagor to cure such open violations.
(34) Ground Leases	The Roosevelt New Orleans (Loan No. 10)

The Mortgaged Property is comprised of the Mortgagor’s (i) fee interest in the core, revenue-producing hotel and (ii) sub-leasehold interests in the Annex Property. The fee interest in the Annex Property was acquired by a Mortgagor affiliate, FCH Holdings, LLC (“FCH Holdings”), subject to an existing ground lease with a third party, Belmont Delaware LLC (“Belmont”). FCH Holdings’ fee interest in the Annex Property is not encumbered by the Mortgage Loan. Thereafter Belmont executed two sub-ground leases to the Mortgagor for the Annex Property.

With respect to clause (c), the term of the prime ground lease (FCH Holdings to Belmont) and the sub-ground leases (Belmont to the Mortgagor), inclusive of any renewal terms, as applicable, expire on September 30, 2049 (the Mortgage Loan matures on July 6, 2030). FCH Holdings has agreed to enter into a direct lease with the Mortgagor upon expiration or earlier termination of either the prime ground lease or the sub-ground leases, including provision for an extension of such direct lease term to December 31, 2060.

Belmont’s leasehold estate is encumbered by a mortgage. The applicable leasehold mortgagee is subject to a subordination, non-disturbance or attornment agreement with the Mortgagor, however, the Mortgagor was unable to obtain the applicable leasehold mortgagee’s consent to the subleases estoppel and recognition agreement given by Belmont for the Mortgagee’s benefit.

With respect to clause (j) and any casualty involving the Annex Property, available insurance proceeds are required to be held in trust by a trustee reasonably agreed to by FCH Holdings, Belmont and the Mortgagor.

With respect to clause (k), neither the prime ground lease nor the sub-ground leases (including related estoppels) provide affirmatively that casualty or condemnation proceeds attributable to the Annex Property will be applied (to the extent not made

E-1B-11

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
available for restoration) to the outstanding principal balance of the Mortgage Loan.

E-1B-12

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(BANK OF MONTREAL)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	347-363 Flushing Avenue (Loan No. 25)	Hoopla, the largest tenant at the Mortgaged Property, has a right of first offer to purchase the Mortgaged Property pursuant to the terms of its lease if the Mortgagor intends to offer the Mortgaged Property for sale.
(5) Lien; Valid Assignment	ILPT 2025 Portfolio (Loan No. 1)	With respect to the 3800 Midlink Drive Mortgaged Property, the 9860 West Buckeye Road Mortgaged Property, the 13400 East 39th Avenue and 3800 Wheeling Street Mortgaged Property, the 7409 Magi Road Mortgaged Property, the 2311 South Park Road Mortgaged Property, the 985 Kershaw Street Mortgaged Property, the 2580 Technology Drive Mortgaged Property, the 2100 NW 82nd Avenue Mortgaged Property, the 91-027 Kaomi Loop Mortgaged Property, the 2482 Century Drive Mortgaged Property and the 435 SE 70th Street Mortgaged Property, a related tenant has a right of first refusal (“ROFR”), right of first offer (“ROFO”) or similar right to purchase such Mortgaged Property or a portion thereof. With respect to certain of such Mortgaged Properties, the ROFR, ROFO or similar right may apply to a foreclosure or deed in lieu thereof, and with respect to all such Mortgaged Properties, the ROFR will apply to any transfers following a foreclosure or deed in lieu thereof.
(6) Permitted Liens; Title Insurance	347-363 Flushing Avenue (Loan No. 25)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	ILPT 2025 Portfolio (Loan No. 1)	See exception to Representation and Warranty No. 5, above.
(16) Insurance	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(16) Insurance	ILPT 2025 Portfolio (Loan No. 1)	The threshold at or above which the lender has the right to hold and disburse insurance proceeds is 7.5% of the allocated loan amount of the applicable individual Mortgaged Property.
E-1B-13

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(16) Insurance	My Storage Multifamily & RV Park Portfolio (all Mortgaged Properties) (Loan No. 30)	Roofs at each Mortgaged Property are insured at actual cash value rather than at replacement cost.
(16) Insurance	City Line - Spokane Valley (Loan No. 26)	Roofs at each Mortgaged Property are insured at actual cash value rather than at replacement cost.
(24) Local Law Compliance	347-363 Flushing Avenue (Loan No. 25)	The Mortgaged Property is the subject of certain fire and elevator code violations.
(26) Recourse Obligations	ILPT 2025 Portfolio (Loan No. 1)	With respect to Clause (a)(ii), the Mortgage Loan Documents do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(26) Recourse Obligations	Shaw Park Plaza (Loan No. 18)	With respect to Clause (a)(ii), the Mortgage Loan Documents do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(27) Mortgage Releases	All BMO Mortgage Loans (other than the Shaw Park Plaza, City Line - Spokane Valley and 347-363 Flushing Avenue Mortgage Loan)	In the event of a taking of any portion of any of the Mortgaged Property by a state or any political subdivision or authority thereof, the Mortgagor cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC provisions if the related Mortgagor provides an opinion of counsel to the holder of the Mortgage Loan that the trust will continue to maintain its status as a REMIC trust if such amount is not paid.
(29) Acts of Terrorism Exclusion	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, as applicable, at the related Mortgaged Property.
(31) Single Purpose Entity	ILPT 2025 Portfolio (Loan No. 1)	The Mortgagor ILPT Joplin LLC previously owned a vacant parcel in Obetz, Ohio.

E-1B-14

ANNEX E-2A

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(Goldman Sachs Mortgage Company)

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes,

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Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of July 15, 2025, to the knowledge of the Mortgage Loan Seller, there has been no request for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after July 15, 2025.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance
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policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1 to this Annex E-2A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.
(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents
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or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. To GSMC’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (6)), an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), the ESA (as defined in paragraph (40)), written litigation diligence responses provided by the related mortgagor to the related originator, the related loan agreement, and public record litigation and judgment lien searches obtained by the related originator, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.
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(15)	No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments
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that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.
(20)	REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or any related Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
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(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(24)	Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
E-2A-8

(27)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(29)	Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism
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Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth on Annex E-2B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-2A-1 or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means
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an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(33)	Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

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(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;
(f)	GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of
E-2A-12

the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and
(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.
(37)	No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-2A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.
(38)	Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the
E-2A-13

Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.
(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.
(42)	Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.
(43)	Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2A-3.
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(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.
(45)	Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-15

Schedule E-2A-1 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

4	The Wharf

E-2A-16

Schedule E-2A-2 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

None

E-2A-17

Schedule E-2A-3 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None

E-2A-18

Schedule E-2A-4 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

RELATED BORROWER MORTGAGE LOANS

None

E-2A-19

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(GOLDMAN SACHS MORTGAGE COMPANY)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	The Wharf (Loan No. 4)	The collateral property consists of the borrower’s leasehold interests in four office buildings, three multifamily buildings, retail space, two hotels, two parking garages and a marina located in Washington, D.C. The three multifamily properties are subject to certain affordable housing and workforce housing unit requirements, as follows: The Channel (501 units total/153 affordable and workforce units), The Tides (255 units total/136 affordable and workforce units) and Incanto (148 units total/47 affordable and workforce units). In the aggregate, there are 568 market-rate units (62.8% of total units) and 336 affordable and workforce units (37.2% of total units). The affordable housing covenants pertain to set-asides for low-income households (30% of area median income), moderate income households (60% of AMI), Tier 1 workforce households (between 60% and 100% of AMI) and Tier 2 workforce households (between 100% and 120% of AMI). The affordable housing and workforce housing restrictions expire on June 30, 2064 (50 years from the June 30, 2014 effective date of the Affordable Housing Covenant agreement with the District of Columbia).
(16) Insurance	The Wharf (Loan No. 4)

The Mortgaged Property is comprised of various co-borrower leasehold interests in four office buildings, three multifamily buildings, retail space, two hotels, two parking garages and a marina located in Washington, D.C. Portions of the Mortgaged Property are in a special flood hazard area.

(i) Certain Buildings Located Within SFHA Are Ineligible for NFIP Coverage. There are seven structures built partially or wholly over water, including portions of the Fish Market retail space, Water Buildings 1 and 2, Pier 4 - The Wharf, Pier - Dockage, The Wharf Marina – Office and The Wharf Marina – Fuel Attendant’s Office, that are considered to be in a special flood hazard area (“SFHA”) but ineligible for National Flood Insurance Program coverage. The in-place flood coverage approved in connection with the loan provides for a $25 million per occurrence and in the aggregate limit,

E-2B-1

Representation Number on Annex E-2A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

except for a $5 million per occurrence/$10 million in the aggregate limit for SFHA properties. The deductible for the in-place flood insurance is $250,000 per occurrence, except for damage to SFHA properties which is subject to a combined minimum of $1 million per occurrence. The Mortgage Loan documents provide that the borrower and guarantor have personal liability in the amount of unpaid excess flood deductibles for claims involving a casualty to SFHA properties (up to $3.5 million in the aggregate).

(ii) Lender Control of Disbursement of Casualty Proceeds. The Mortgage Loan documents provide that the lender controls the disbursement of casualty proceeds where the restoration costs are equal or greater than the lesser of (A) 7.5% of the allocated loan amount for affected properties of the mortgage loan and mezzanine loan combined, or (B) 5.0% of the outstanding principal balance of the mortgage loan and mezzanine loan combined.

(17) Access; Utilities; Separate Tax Lots	The Wharf (Loan No. 4)	The Mortgaged Property is comprised of various borrower leasehold interests in four office buildings, three multifamily buildings, retail space, two hotels, two parking garages and a marina located in Washington, D.C. There are 27 co-borrower entities, corresponding to various phases of 18 constituent properties. The ground lessor is the District of Columbia. There are 13 related ground leases with various co-borrower entities. One of the co-borrowers, Wharf Phase 3 REIT Leaseholder LLC, is included as a ground lessee with a non-borrower party, Wharf 8 Hotel REIT Parking Lessee, with respect to a parcel comprised of a parking area benefiting the non-collateral Pendry Hotel and known as the Parcel 8 Hotel Parking Parcel (the “Parcel 8 Hotel Parking Parcel”). The ground lessor has not agreed to bifurcate the related ground lease to separate the ownership interests of the co-borrower and non-borrower parties. Lease amendments are proposed to synthetically separate the collateral parcels within the lease documentation so that the co-borrowers are not jointly and severally liable with a non-borrower party. The Mortgage Loan documents provide that within 120 days after the loan origination date the borrower is required to provide evidence reasonably acceptable to the lender that the borrower or an affiliate thereof has obtained certain indicia from the District of Columbia that the Parcel 8 Hotel Parking Parcel has been separated for property tax assessment purposes, among other things related to such separation of ownership. Once completed, the Parcel 8 Hotel Parking Parcel will be deemed a prior owned property. The Mortgage Loan documents further provide that the borrower and guarantor have personal liability for losses related to the borrower’s nominee title ownership of the Parcel 8 Hotel Parking Parcel.
E-2B-2

Representation Number on Annex E-2A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(24) Local Law Compliance	Poinciana Lakes Plaza (Loan No. 11)	A permanent certificate of occupancy is missing for the following tenants: (i) America’s Best, (ii) Burlington, (iii) Crunch Fitness, (iv) Five Below, (v) MD Now Urgent Care, (vi) Petco, (vii) Rack Room Shoes, (viii) TD Bank and (ix) TJ Maxx, collectively representing approximately 58.1% of the net rentable area at the Mortgaged Property (the “Missing CO Tenants”). The Mortgage Loan documents require the Mortgagor to deliver permanent certificates of occupancy for the Missing CO Tenants.
(25) Licenses and Permits	Poinciana Lakes Plaza (Loan No. 11)	See exception to Representation and Warranty No. 24, above.
(26) Recourse Obligations	The Wharf (Loan No.4)

(i) 20% Cap on Guarantor Liability for Bankruptcy-Related Recourse Events. The Mortgage Loan documents provide that the personal liability of the guarantor (PSPIB-RE Finance, II Inc., a Canadian corporation) for enumerated bankruptcy-related recourse events, including voluntary or collusive, involuntary bankruptcy filings, is capped at 20% of the then-outstanding principal amount at the time of the related bankruptcy event, together with the lender’s reasonable costs incurred in connection with such remedies’ enforcement. The Mortgage Loan documents further require that the guarantor maintains a minimum of net worth of $287.5 million while the loan is outstanding.

(ii) Environmental Claims Sequencing if Approved Environmental Insurance Provided. The Mortgage Loan documents provide that if the borrower delivers an environmental insurance policy that covers the Mortgaged Property, includes the lender as an additional named insured, is issued by an insurance carrier reasonably acceptable to the lender and is otherwise in form and substance acceptable to the lender, then the lender agrees to allow the borrower to seek payment from the environmental insurance provider prior to pursuing claims against the borrower or guarantor for related losses. The Phase I environmental site assessment required in connection with loan origination did not identify any recognized environmental conditions (RECs) or controlled recognized environmental conditions (CRECs) at the Mortgaged Property.

(27) Mortgage Releases	All GSMC Mortgage Loans	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
E-2B-3

Representation Number on Annex E-2A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(31) Single-Purpose Entity	The Wharf (Loan No.4)	The Mortgaged Property is comprised of various borrower leasehold interests in four office buildings, three multifamily buildings, retail space, two hotels, two parking garages and a marina located in Washington, D.C. There are 27 co-borrower entities, corresponding to various phases of 18 constituent properties. The ground lessor is the District of Columbia. There are 13 related ground leases with various co-borrower entities. One of the co-borrowers, Wharf Phase 3 REIT Leaseholder LLC, is included as a ground lessee with a non-borrower party, Wharf 8 Hotel REIT Parking Lessee, with respect to a parcel comprised of a parking area benefiting the non-collateral Pendry Hotel and known as the Parcel 8 Hotel Parking Parcel (the “Parcel 8 Hotel Parking Parcel”). The ground lessor has not agreed to bifurcate the related ground lease to separate the ownership interests of the co-borrower and non-borrower parties. Lease amendments are proposed to synthetically separate the collateral parcels within the lease documentation so that the co-borrowers are not jointly and severally liable with a non-borrower party. The Mortgage Loan documents provide that within 120 days after the loan origination date, the borrower is required to provide evidence reasonably acceptable to the lender that the borrower or an affiliate thereof has obtained certain indicia from the District of Columbia that the Parcel 8 Hotel Parking Parcel has been separated for property tax assessment purposes, among other things related to such separation of ownership. Once completed, the Parcel 8 Hotel Parking Parcel will be deemed a prior owned property. The Phase I environmental site assessment required in connection with loan origination did not identify any recognized environmental conditions (RECs) or controlled recognized environmental conditions (CRECs) at the Mortgaged Property. The Mortgage Loan documents further provide that the borrower and guarantor have personal liability for losses related to the borrower’s nominee title ownership of the Parcel 8 Hotel Parking Parcel.
(31) Single-Purpose Entity	Poinciana Lakes Plaza (Loan No. 11)	The related Mortgagor previously owned three parcels in the vicinity of the Mortgaged Property that were transferred prior to the origination of the Mortgage Loan.
(34) Ground Leases	The Wharf (Loan No.4)	The Mortgaged Property is comprised of various co-borrower leasehold interests in four office buildings, three multifamily buildings, retail space, two hotels, two parking garages and a marina located in Washington, D.C. There are 27 co-borrower entities, corresponding to various phases of 18 constituent properties. The ground lessor is the District of Columbia. There are 13 related ground leases that (including renewal options) expire in April 2113 (the loan matures in July 2030). Each ground lease has an annual ground rent of $1 and has been prepaid for its
E-2B-4

Representation Number on Annex E-2A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
current term. Variations: The related ground leases are not freely assignable without the ground lessor’s consent. The related ground lessees can only assign or transfer their interests to “Qualified Transferees”; namely, parties who are (i) qualified to do business in the District of Columbia, (ii) not otherwise “prohibited persons” having committed fraud, perjury or similar crimes, and (iii) in connection with the conveyance of the entirety of any ground lessee’s interest, have experience owning and operating projects of a similar nature and quality as the subject property. The foreclosure on a leasehold mortgage does not require the ground lessor’s consent, and the leasehold mortgagee or its transferee may further assign the leasehold estate to any transferee other than a “prohibited person” without the ground lessor’s consent.

E-2B-5

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in this Prospectus	13
Summary of Terms	21
Summary of Risk Factors	69
Risk Factors	71
Description of the Mortgage Pool	178
Transaction Parties	266
Description of the Certificates	346
The Mortgage Loan Purchase Agreements	380
The Pooling and Servicing Agreement	390
Use of Proceeds	494
Yield, Prepayment and Maturity Considerations	495
Material Federal Income Tax Consequences	506
Certain State, Local and Other Tax Considerations	517
ERISA Considerations	517
Legal Investment	525
Certain Legal Aspects of the Mortgage Loans	526
Ratings	546
Plan of Distribution (Underwriter Conflicts of Interest)	548
Incorporation of Certain Information by Reference	550
Where You Can Find More Information	550
Financial Information	550
Legal Matters	551
Index of Certain Defined Terms	552

Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Mortgage Loan representations and warranties (CREFI, GACC, Barclays and BMO)	E-1A-1
Annex E-1B – Exceptions to Sponsor Representations and Warranties (CREFI, GACC, Barclays and BMO)	E-1B-1
Annex E-2A – Mortgage Loan Representations and Warranties (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1

$551,086,000
(Approximate)

Benchmark 2025-V16 Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2025-V16

Class A-1	$559,000
Class A-2	$0 - $175,000,000
Class A-3	$253,659,000 - $428,659,000
Class X-A	$429,218,000
Class X-B	$121,868,000
Class A-S	$70,515,000
Class B	$27,592,000
Class C	$23,761,000

PROSPECTUS

Citigroup

Deutsche Bank Securities

Goldman Sachs & Co. LLC

BMO Capital Markets

Barclays

Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC

Drexel Hamilton

Co-Managers

July       , 2025

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.